    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2000

                                                      REGISTRATION NO. 333-77499
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      CHARTER COMMUNICATIONS HOLDINGS, LLC

                                      AND
                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

              DELAWARE                               4841                              43-1843179
              DELAWARE                               4841                              43-1843177
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL              (FEDERAL EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANTS'
                          PRINCIPAL EXECUTIVE OFFICES)

                              CURTIS S. SHAW, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                          TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

              DANIEL G. BERGSTEIN, ESQ.                               ALVIN G. SEGEL, ESQ.
                 LEIGH P. RYAN, ESQ.                                   IRELL & MANELLA LLP
              PATRICIA M. CARROLL, ESQ.                        1800 AVENUE OF THE STARS, SUITE 900
        PAUL, HASTINGS, JANOFSKY & WALKER LLP                  LOS ANGELES, CALIFORNIA 90067-4276
                   399 PARK AVENUE                                       (310) 277-1010
              NEW YORK, NEW YORK 10022
                   (212) 318-6000

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED              PROPOSED
                                                  AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
         TITLE OF EACH CLASS OF                   TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED             PER NOTE           OFFERING PRICE            FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
10.00% Senior Notes due 2009.............      $675,000,000              100%              $675,000,000          $178,000.00
---------------------------------------------------------------------------------------------------------------------------------
10.25% Senior Notes due 2010.............      $325,000,000              100%              $325,000,000          $ 85,800.00
---------------------------------------------------------------------------------------------------------------------------------
11.75% Senior Discount Notes due 2010....    $532,300,000(2)           56.448%             $300,303,360          $ 79,280.09
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457.

(2) Based on the aggregate principal amount at maturity.
                           -------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 25, 2000
                                 $1,532,000,000
                               Offer to Exchange
                         10.00% Senior Notes due 2009,
     10.25% Senior Notes due 2010 and 11.75% Senior Discount Notes due 2010
                          for any and all outstanding
                         10.00% Senior Notes due 2009,
    10.25% Senior Notes due 2010 and 11.75% Senior Discount Notes due 2010,
                                respectively, of

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                      and
                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
                           -------------------------

     - This exchange offer expires at 5:00 p.m., New York City time, on February , 2000, unless extended.

     - No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.
                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER AND BY PURCHASERS OF THE NOTES FROM PERSONS ELIGIBLE TO USE THIS PROSPECTUS FOR RESALES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State in which the offer or sale would be unlawful.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-b OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-b IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

               The date of this prospectus is February    , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   16
Forward-Looking Statements..................................   31
Use of Proceeds.............................................   32
Capitalization..............................................   33
Unaudited Pro Forma Financial Statements....................   36
Selected Historical Financial Data..........................   59
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   60
The Exchange Offer..........................................   84
Business....................................................   93
Regulation and Legislation..................................  123
Management..................................................  130
Principal Equity Holders....................................  142
Certain Relationships and Related Transactions..............  144
Description of Certain Indebtedness.........................  159
Description of Notes........................................  175
Material United States Federal Income Tax Considerations....  216
Plan of Distribution........................................  224
Legal Matters...............................................  224
Experts.....................................................  225
Index to Financial Statements...............................  F-1

                                    SUMMARY

     The following summary contains a general discussion of our business, the exchange offer and summary financial information. It likely does not contain all the information that is important to you in making a decision to tender original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the other documents to which we refer.

     Unless stated otherwise, the discussion of our business in this prospectus includes Charter Holdings and its direct and indirect subsidiaries after giving effect to the transactions described on page 3 of this prospectus.

                                  OUR BUSINESS

     We are the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to the pending Bresnan acquisition, described below.

     We offer a full range of traditional cable television services and have begun to offer digital cable television services to customers in some of our systems. Digital technology enables cable operators to increase the number of channels a cable system can carry by permitting a significantly increased number of video signals to be transmitted over a cable system's existing bandwidth. Bandwidth is a measure of the information-carrying capacity of a communication channel. It is the range of usable frequencies that can be carried by a cable system.

     We have also started to introduce a number of other new products and services, including interactive video programming, which allows information to flow in both directions, and high-speed Internet access to the World Wide Web. We are also exploring opportunities in telephony, which will integrate telephone services with the Internet through the use of cable. The introduction of these new services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. We are accelerating the upgrade of our systems to more quickly provide these new services.

     We have grown rapidly over the past five years. During this period, our management team has successfully completed 31 acquisitions, including eleven acquisitions closed in 1999. We also merged with Marcus Cable Holdings, LLC in April 1999. We have also expanded our customer base through significant internal growth. For the 12 months ended September 30, 1999, our internal customer growth, without giving effect to the cable systems we acquired during that period, was 3.9%, compared to the national industry average of 1.8%. In 1998, our internal customer growth, without giving effect to the cable systems we acquired in that year, was 4.8%, more than twice the national industry average of 1.7%.

     Our principal executive offices are located at 12444 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our web site is located at www.chartercom.com. The information on our web site is not part of this prospectus.

                               BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     - rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these acquired systems;

     - expand the array of services we offer to our customers through the implementation of our Wired World vision;

     - upgrade the bandwidth capacity of our systems to 550 megahertz or greater to enable greater channel capacity and add two-way capability to facilitate interactive communication. Two-way capability is the ability to have bandwidth available for upstream, or two-way, communication;

     - maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates;

     - employ innovative marketing programs tailored to local customer preferences to generate additional revenues;

     - emphasize local management autonomy to better serve our customers while providing support from regional and corporate offices and maintaining centralized financial controls; and

     - improve the geographic clustering of our cable systems by selectively trading or acquiring systems to increase operating efficiencies and improve operating margins. Clusters refer to cable systems under common ownership which are located within geographic proximity to each other.

                        CHARTER ORGANIZATIONAL STRUCTURE

     The chart on the following page sets forth our organizational structure and that of our direct and indirect parent companies and assumes the occurrence of the following transactions, referred to in this prospectus as the "Pending Transactions":

     - all of the Avalon 9.375% senior subordinated notes have been repurchased pursuant to a pending change of control offer for these notes and none of the Avalon 11.875% senior discount notes have been put to Avalon pursuant to a pending change of control offer for these notes;

     - all of the Falcon 8.375% senior debentures and 9.285% senior discount debentures have been repurchased pursuant to pending change of control offers for these debentures;

     - the acquisition of the Bresnan cable systems by Charter Communications Holding Company has closed and the equity interests of the affiliated companies which then own the cable systems acquired in this acquisition have been contributed to Charter Holdings by Charter Communications Holding Company;

     - specified sellers in the Bresnan acquisition have received $1 billion of their consideration in Charter Communications Holding Company membership units rather than in cash and these membership units have not been exchanged for shares of Class A common stock of Charter Communications, Inc.;

     - all of the Bresnan 8% senior notes and 9.250% senior discount notes have been repurchased pursuant to change of control offers for these notes that will be required after the Bresnan acquisition; and

     - none of the outstanding options to purchase membership units of Charter Communications Holding Company have been exercised.

     The Avalon change of control offer and the Falcon change of control offers are scheduled to close on or about January 28, 2000 and February 4, 2000, respectively. We expect to commence the Bresnan change of control offers within 30 days of the closing of the Bresnan acquisition.

     The following transfers occurred on January 1, 2000:

     - the equity interests of the affiliated company which owns the cable systems acquired by our direct 100% parent, Charter Communications Holding Company, LLC, in the Avalon acquisition were transferred to Charter Holdings;

     - the equity interests of the affiliated companies which own the cable systems acquired by Charter Communications Holdings Company in the Falcon acquisition were transferred to Charter Holdings; and

     - the equity interests of the affiliated company which owns the cable systems acquired by Charter Communications Holdings Company in the Fanch acquisition were transferred to Charter Holdings.

                        CHARTER ORGANIZATIONAL STRUCTURE

     The new notes to be issued in the exchange offer will be issued by Charter Communications Holdings, LLC and Charter Communications Capital Corporation, the co-issuers of the original notes. Our cable systems, which are managed by Charter Communications, Inc., are owned by our wholly owned subsidiaries. The chart below sets forth our corporate structure and that of our direct and indirect parent companies.

                      [CHARTER COMMUNICATIONS FLOW CHART]

     For a more detailed description of each entity and how it relates to us, see "Business -- Charter Organizational Structure."

                                 RECENT EVENTS

1999 ACQUISITIONS

     In 1999, we completed eleven acquisitions of cable systems. The systems acquired during 1999 had revenues of approximately $1.0 billion for 1998. Other information regarding the acquisitions is as follows:

                                                                              AS OF AND FOR
                                                                          THE NINE MONTHS ENDED
                                                    PURCHASE PRICE         SEPTEMBER 30, 1999
                                   ACQUISITION        (INCLUDING       ---------------------------
                                     CLOSING        ASSUMED DEBT)                      REVENUE
      ACQUISITIONS IN 1999             DATE         (IN MILLIONS)      CUSTOMERS    (IN THOUSANDS)
      --------------------         ------------   ------------------   ---------    --------------
Renaissance Media Group LLC......      4/99          $       459         132,000      $   46,589
American Cable Entertainment,
  LLC............................      5/99                  240          69,000          27,540
Cable systems of Greater Media
  Cablevision, Inc. .............      6/99                  500         174,000          63,749
Helicon Partners I, L.P. and
  affiliates.....................      7/99                  550         172,000          63,784
Vista Broadband Communications,
  L.L.C..........................      7/99                  126          27,000          10,610
Cable system of Cable Satellite
  of South Miami, Inc............      8/99                   22           9,000           3,106
Rifkin Acquisition Partners,
  L.L.L.P. and InterLink
  Communications Partners,
  LLLP...........................      9/99                1,460         464,000         159,465
Cable systems of InterMedia
  Capital Partners IV, L.P.,
  InterMedia Partners                                        873+        413,000
  and affiliates.................     10/99          system swap        (142,000)(a)      152,789
                                                                       ---------
                                                                         271,000
Cable systems of Fanch
  Cablevision L.P. and
  affiliates.....................     11/99                2,400         538,000         155,626
Falcon Communications, L.P. .....     11/99                3,481       1,004,000         320,228
Avalon Cable LLC.................     11/99                  845         261,000(b)       81,559
                                                     -----------       ---------      ----------
  Total..........................                    $    10,956       3,121,000      $1,085,045
                                                     ===========       =========      ==========

-------------------------

(a) Represents the number of customers served by cable systems that we agreed to transfer to InterMedia in connection with the InterMedia acquisition. This number includes 30,000 customers served by an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. We are obligated to transfer this system to InterMedia upon receipt of such regulatory approvals. We will have to pay approximately $88.2 million to InterMedia if we do not obtain timely regulatory approvals for our transfer to InterMedia of the Indiana cable system and we are unable to transfer replacement systems.

(b) Includes approximately 5,400 customers served by cable systems that we will acquire from certain former affiliates of Avalon. We expect the acquisition of these systems to be completed in January 2000. The $845 million purchase price for Avalon includes the purchase price for these systems of approximately $13 million.

PENDING BRESNAN ACQUISITION

     In June 1999, Charter Communications Holding Company entered into an agreement to purchase Bresnan Communications Company Limited Partnership. The Bresnan cable systems had revenues of approximately $262 million for 1998. Other information regarding the Bresnan acquisition is as follows:

                                                                               AS OF AND FOR THE NINE
                                                               PURCHASE             MONTHS ENDED
                                                                 PRICE           SEPTEMBER 30, 1999
                                                              (INCLUDING     ---------------------------
                                        ANTICIPATED          ASSUMED DEBT)                   REVENUES
PENDING ACQUISITION               ACQUISITION CLOSING DATE   (IN MILLIONS)   CUSTOMERS    (IN THOUSANDS)
-------------------               ------------------------   -------------   ---------    --------------
Bresnan Communications Company
Limited Partnership.............      1st Quarter 2000          $3,100        687,000(a)     $209,749

-------------------------

(a) Includes approximately 23,800 customers served by cable systems acquired by Bresnan since September 30, 1999 or to be acquired by Bresnan in acquisitions not yet completed.

     We expect that the Bresnan purchase price will be paid with a portion of the net proceeds of Charter Communications, Inc.'s initial public offering, $1 billion of equity of Charter Communications Holding Company issued to specified sellers in the acquisition, assumed debt (comprised of the existing Bresnan credit facilities and publicly held notes) and borrowings under credit facilities. We cannot assure you that the Bresnan acquisition will be completed.

     We expect to assume and amend the existing Bresnan credit facilities and increase the borrowing availability thereunder. We expect to borrow approximately $635 million under these credit facilities in connection with the closing of the Bresnan acquisition. The $635 million represents $512 million in outstanding borrowings under the Bresnan credit facilities and $123 million in additional borrowings under these credit facilities that we anticipate using to fund a portion of the Bresnan purchase price. In addition, we expect that we will have to repurchase outstanding Bresnan notes at prices equal to 101% of their principal amount, plus accrued and unpaid interest, or their accreted value, as applicable, in connection with required change of control offers for these notes. As of the anticipated closing date of the Bresnan acquisition, the total amount of principal and accreted value of the Bresnan notes will be approximately $362.3 million. We intend to fund the repurchase of a portion of the Bresnan notes with a portion of the net proceeds from the sale of the original notes.

PENDING SWAP TRANSACTION

     On December 1, 1999, Charter Communications, Inc. entered into a non-binding letter of intent with AT&T Broadband & Internet Services to exchange certain cable systems (the "Swap Transaction"). The contemplated Swap Transaction involves cable systems owned by AT&T located in municipalities in Alabama, Georgia, Illinois and Missouri serving approximately 701,000 subscribers and certain of our cable systems located in municipalities in California, Connecticut, Kentucky, Massachusetts, Texas and Tennessee serving approximately 631,000 subscribers. If the Swap Transaction is completed, it will allow us to improve the clustering of our cable systems in certain key markets. For example, upon completion of the Swap Transaction we would serve approximately 800,000 customers in St. Louis and the surrounding areas of Missouri and Illinois. We believe that improved clustering will allow us to gain operating efficiencies and economies of scale, as well as to accelerate the roll-out of enhanced broadband technology and services to more customers. The agreed value of the AT&T systems is $2.5 billion and the agreed value of the Charter systems is $2.4 billion. As part of the Swap Transaction, we will pay AT&T approximately $108 million in cash, which represents the difference in the agreed values of the systems being exchanged. The Swap

Transaction is subject to the negotiation and execution of a definitive exchange agreement, regulatory approvals and other conditions typical in transactions of this type. We cannot assure you that the Swap Transaction will be completed.

INITIAL PUBLIC OFFERING OF COMMON STOCK OF CHARTER COMMUNICATIONS, INC.

     Charter Holdings is a subsidiary of Charter Communications Holding Company. Charter Communications, Inc.'s principal asset is an approximate 38% equity interest and 100% voting interest in Charter Communications Holding Company. In November 1999, Charter Communications, Inc. completed an initial public offering of 195,500,000 shares of its Class A common stock at $19.00 per share for total net proceeds of $3.57 billion. At that time, Paul G. Allen purchased 50,000 shares of high vote Class B common stock of Charter Communications, Inc. at the initial public offering price. In addition, at the closing of the initial public offering, Paul G. Allen through Vulcan Cable III Inc. invested $750 million to purchase membership units from Charter Communications Holding Company at the initial public offering price, net of underwriters' discounts. All of the proceeds from the offering were used, directly or indirectly, by Charter Communications, Inc. to purchase membership units in Charter Communications Holding Company, which used a portion of the funds received from Charter Communications, Inc. and Vulcan Cable III Inc. to pay a portion of the purchase prices of the Fanch, Falcon and Avalon acquisitions.

RECENT AND PENDING TRANSFER TRANSACTIONS

     On January 1, 2000, Charter Holdings and Charter Communications Holding Company effected a number of transactions to transfer recently acquired cable systems to Charter Holdings. As a result of these transactions, Charter Holdings became the indirect parent of the Fanch, Falcon and Avalon cable systems. We anticipate that the transfer of the Bresnan cable systems to Charter Holdings will occur shortly after the consummation of the pending Bresnan acquisition, which we expect to complete in the first quarter of 2000.

APRIL 1999 MERGER WITH MARCUS HOLDINGS

     On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C., and agreed to acquire the remaining interests in Marcus Cable. The total purchase price was approximately $3.2 billion, including $1.8 billion in assumed debt. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable. On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, with Charter Holdings surviving the merger. The operating subsidiaries of Marcus Holdings became subsidiaries of our subsidiary, Charter Communications Operating, LLC.

     MARCH 1999 CHARTER HOLDINGS NOTES. On March 17, 1999, Charter Holdings and Charter Capital issued $3.6 billion principal amount of senior notes, referred to in this prospectus as the "March 1999 Charter Holdings notes," consisting of $600 million in aggregate principal amount of 8.250% senior notes due 2007, referred to in this prospectus as the "March 1999 8.250% Charter Holdings notes," $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, referred to in this prospectus as the "March 1999 8.625% Charter Holdings notes," and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011, referred to in this prospectus as the "March 1999 9.920% Charter Holdings notes." The net proceeds of approximately $2.99 billion, combined with borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

                               THE EXCHANGE OFFER

Resales Without Further
  Registration.............  We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended, provided that:

                               - you are acquiring the new notes issued in the
                                 exchange offer in the ordinary course of your business;

                               - you have not engaged in, do not intend to
                                 engage in, and have no arrangement or
                                 understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer, and;

                               - you are not our "affiliate," as defined under
                                 Rule 405 of the Securities Act.

                             Each of the participating broker-dealers that receives new notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the new notes.

Expiration Date............  5:00 p.m., New York City time, on February   , 2000
                             unless we extend the exchange offer.

Exchange and Registration
  Rights Agreements........  You have the right to exchange the original notes that you hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

Accrued Interest on the New
  Notes and Original
  Notes....................  The new notes will bear interest from January 12,
                             2000. Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange
  Offer....................  The exchange offer is conditioned upon certain customary conditions which we may waive and upon compliance with securities laws.

Procedures for Tendering
  Original Notes...........  Each holder of original notes wishing to accept the exchange offer must:

                               - complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal; or

                               - arrange for the Depository Trust Company to
                                 transmit certain required information to the exchange agent in connection with a book-entry transfer.

                             You must mail or otherwise deliver such
                             documentation together with the original notes to the exchange agent.

Special Procedures for
  Beneficial Holders.......  If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  You must comply with the applicable procedures for tendering if you wish to tender your original notes and:

                               - time will not permit your required documents to
                                 reach the exchange agent by the expiration date of the exchange offer; or

                               - you cannot complete the procedure for
                                 book-entry transfer on time; or

                               - your original notes are not immediately
                                 available.

Withdrawal Rights..........  You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will
  Affect You Adversely.....  If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the original notes will be adversely affected.

Material United States
  Federal Income Tax
  Consideration............  The disclosure in this prospectus represents our legal counsel's opinion as to the material United States Federal income tax consequences of participating in the exchange offer and in connection with the ownership and disposition of the new notes. The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, it is our legal counsel's opinion that:

                               - no gain or loss will be realized by a U.S.
                                 holder upon receipt of a new note;

                               - a holder's holding period for new notes will
                                 include the holding period for original notes; and

                               - the adjusted tax basis of the new notes will be
                                 the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

                             Paul, Hastings, Janofsky & Walker LLP has rendered the above-referenced opinion in connection with the exchange offer. See "Material United States Federal Income Tax Consideration."

Exchange Agent.............  Harris Trust and Savings Bank is serving as exchange agent.

Use of Proceeds............  We will not receive any proceeds from the exchange offer.

                           SUMMARY TERMS OF NEW NOTES

Issuers.......................   Charter Communications Holdings, LLC and
                                 Charter Communications Holdings Capital
                                 Corporation.

Notes Offered.................   $675.0 million in principal amount of 10.00%
                                 senior notes due 2009.

                                 $325.0 million in principal amount of 10.25% senior notes due 2010.

                                 $532.3 million in principal amount at maturity of 11.75% senior discount notes due 2010.

                                 The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

                                 - the new notes will bear a different CUSIP
                                   number from the original notes;

                                 - the new notes will have been registered under
                                   the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and

                                 - you will not be entitled to any exchange or
                                   registration rights with respect to the new notes.

                                 The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indentures governing the original notes and will be treated under the indentures as a single class with the original notes.

                       MATURITY
                         DATE                ISSUE PRICE                   INTEREST
                   ----------------  ---------------------------  ---------------------------
10.00% Notes.....  April 1, 2009     100.00% plus accrued         10.00% per annum, payable
                                     interest, if any, from       every six months on April 1
                                     January 12, 2000             and October 1, beginning
                                                                  April 1, 2000
10.25% Notes.....  January 15, 2010  100.00%, plus accrued        10.25% per annum, payable
                                     interest, if any, from       every six months on January
                                     January 12, 2000             15 and July 15, beginning
                                                                  July 15, 2000
11.75% Notes.....  January 15, 2010  56.448%, with original       Interest to accrete at a
                                     issue discount to accrete    rate of 11.75% per annum to
                                     from January 12, 2000        an aggregate amount of
                                                                  $532.0 million by January
                                                                  15, 2005; thereafter, cash
                                                                  interest will be payable
                                                                  every six months on January
                                                                  15 and July 15 at a rate of
                                                                  11.75% per annum, beginning
                                                                  July 15, 2005

Ranking....................  The new notes will be senior debts. They will rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999 senior notes and senior discount notes and trade payables, which are accounts payable to vendors, suppliers and service providers. Charter Holdings is a holding company and conducts all of its operations through its direct and indirect subsidiaries. If it defaults, your right to payment under the new notes will rank below all existing and future liabilities, including trade payables, of the subsidiaries of Charter Holdings. As of September 30, 1999, all of our outstanding debt, other than the March 1999 Charter Holdings notes and the original notes, but including our credit facilities, was incurred by our subsidiaries. As of that date, as adjusted to give effect to the sale of the original notes, acquisitions completed since that date, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Pending Transactions as if such transactions had occurred on that date, debt of Charter Holdings and its subsidiaries would have totaled approximately $10.7 billion, $6.4 billion of which would have ranked senior to the new notes.

Optional Redemption........  We will not have the right to redeem the 10.00%
                             notes prior to their maturity date on April 1, 2009.

                             On or after January 15, 2005, we may redeem some or all of the 10.25% notes and the 11.75% discount notes at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption."

                             Before January 15, 2003, we may redeem up to 35% of the 10.25% notes and the 11.75% discount notes with the proceeds of certain offerings of equity securities at the prices listed in the "Description of Notes" section under the heading "Optional Redemption."

Mandatory Offer to
Repurchase.................  If Charter Holdings, Charter Communications Holding
                             Company or Charter Communications, Inc. experiences certain changes of control, we must offer to repurchase any then-outstanding notes at 101% of their principal amount plus accrued and unpaid interest or accreted value, as applicable.

Basic Covenants of
Indentures                   The indentures governing the notes will, among
                             other things, restrict our ability and the ability of certain of our subsidiaries to:
                               - pay dividends on stock or repurchase stock;
                               - make investments;
                               - borrow money;
                               - create certain liens;
                               - sell all or substantially all of our assets or
                                 merge with or into other companies;
                               - sell assets;
                               - in the case of our restricted subsidiaries,
                                 create or permit to exist dividend or payment restrictions with respect to us; and
                               - engage in certain transactions with affiliates.

                             These covenants are subject to important exceptions. See "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of risks associated with an investment in the new notes.

                   UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA

     You should read the following unaudited summary pro forma financial data of Charter Holdings in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            UNAUDITED SUMMARY PRO FORMA STATEMENT OF OPERATIONS
                                                                   NINE MONTHS ENDED SEPTEMBER 30, 1999
                                          ---------------------------------------------------------------------------------------
                                                                 1999                       BRESNAN      OFFERING
                                          CHARTER HOLDINGS   ACQUISITIONS    SUBTOTAL     ACQUISITION   ADJUSTMENTS      TOTAL
                                          ----------------   ------------   -----------   -----------   -----------   -----------
                                                                          (DOLLARS IN THOUSANDS)
Revenues................................    $   970,362       $  974,776    $ 1,945,138   $  217,370     $     --     $ 2,162,508
                                            -----------       ----------    -----------   ----------     --------     -----------
Operating expenses:
 Operating, general and
   administrative.......................        505,041          481,917        986,958      121,089           --       1,108,047
 Depreciation and amortization..........        505,058          587,184      1,092,242      164,936           --       1,257,178
 Stock option compensation expense......         59,288               --         59,288           --           --          59,288
 Corporate expense charges(a)...........         18,309           46,156         64,465       10,850           --          75,315
 Management fees........................             --           11,677         11,677          221           --          11,898
                                            -----------       ----------    -----------   ----------     --------     -----------
   Total operating expenses.............      1,087,696        1,126,934      2,214,630      297,096           --       2,511,726
                                            -----------       ----------    -----------   ----------     --------     -----------
Loss from operations....................       (117,334)        (152,158)      (269,492)     (79,726)          --        (349,218)
Interest expense........................       (310,650)        (295,280)      (605,930)     (67,619)     (22,804)       (696,353)
Interest income.........................          2,284            1,308          3,592           26           --           3,618
Other income (expense)..................           (335)            (455)          (790)          --           --            (790)
                                            -----------       ----------    -----------   ----------     --------     -----------
Loss before extraordinary item..........    $  (426,035)      $ (446,585)   $  (872,620)  $ (147,319)    $(22,804)    $(1,042,743)
                                            ===========       ==========    ===========   ==========     ========     ===========
OTHER FINANCIAL DATA:
EBITDA(b)...............................    $   387,389       $  434,571    $   821,960   $   85,210                  $   907,170
EBITDA margin(c)........................           39.9%            44.6%          42.3%        39.2%                        41.9%
Adjusted EBITDA(d)......................    $   465,321       $  492,859    $   958,180   $   96,281                  $ 1,054,461
Cash flows from operating activities....        292,557          289,830        582,387       97,534                      679,921
Cash flows used in investing
 activities.............................       (504,922)        (500,680)    (1,005,602)     (69,303)                  (1,074,905)
Cash flows from financing activities....        645,632          299,797        945,429       15,410                      960,839
Cash interest expense...................                                                                                  564,959
Capital expenditures....................        442,358          348,403        790,761       59,645                      850,406
Total debt to annualized EBITDA.........                                                                                     8.89x
Total debt to annualized adjusted
 EBITDA.................................                                                                                     7.64
EBITDA to cash interest expense.........                                                                                     1.61
EBITDA to interest expense..............                                                                                     1.30
Deficiency of earnings to cover fixed
 charges(e).............................                                                                              $ 1,042,743
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................    $11,235,191       $7,419,671    $18,654,862   $3,116,319     $ 47,228     $21,818,409
Total debt..............................      6,244,632        3,420,397      9,665,029    1,035,000       47,228      10,747,257
Member's equity.........................      4,514,306        3,793,149      8,307,455    2,048,721           --      10,356,176
OPERATING DATA (AT END OF PERIOD, EXCEPT
 FOR AVERAGES):
Homes passed(f).........................      5,541,000        3,183,000      8,724,000    1,022,000                    9,746,000
Basic customers(g)......................      3,426,000        2,074,000      5,500,000      687,000                    6,187,000
Basic penetration(h)....................           61.8%            65.2%          63.0%        67.2%                        63.5%
Premium units(i)........................      2,039,000          785,000      2,824,000      302,000                    3,126,000
Premium penetration(j)..................           59.5%            37.8%          51.3%        44.0%                        50.5%
Average monthly revenue per basic
 customer(k)............................                                                                              $     38.84

                                                        UNAUDITED SUMMARY PRO FORMA STATEMENT OF OPERATIONS
                                                                    YEAR ENDED DECEMBER 31, 1998
                                   ----------------------------------------------------------------------------------------------
                                    CHARTER                      1999                       BRESNAN      OFFERING
                                    HOLDINGS      MARCUS     ACQUISITIONS    SUBTOTAL     ACQUISITION   ADJUSTMENTS      TOTAL
                                   ----------   ----------   ------------   -----------   -----------   -----------   -----------
                                                                       (DOLLARS IN THOUSANDS)
Revenues.........................  $  601,953   $  457,929   $ 1,352,370    $ 2,412,252   $  279,252     $     --     $ 2,691,504
                                   ----------   ----------   -----------    -----------   ----------     --------     -----------
Operating expenses:
  Operating, general and
    administrative...............     304,555      236,595       663,870      1,205,020      154,695           --       1,359,715
  Depreciation and
    amortization.................     370,406      258,348       854,661      1,483,415      224,983           --       1,708,398
  Stock option compensation
    expense......................         845           --            --            845           --           --             845
  Corporate expense charges(a)...      16,493       17,042        42,313         75,848        5,768           --          81,616
  Management fees................          --           --        20,803         20,803           --           --          20,803
                                   ----------   ----------   -----------    -----------   ----------     --------     -----------
    Total operating expenses.....     692,299      511,985     1,581,647      2,785,931      385,446           --       3,171,377
                                   ----------   ----------   -----------    -----------   ----------     --------     -----------
Loss from operations.............     (90,346)     (54,056)     (229,277)      (373,679)    (106,194)          --        (479,873)
Interest expense.................    (200,794)    (137,627)     (489,077)      (827,498)     (90,764)     (32,521)       (950,783)
Other income (expense)...........         518           --       (11,462)       (10,944)          --           --         (10,944)
                                   ----------   ----------   -----------    -----------   ----------     --------     -----------
Loss before extraordinary
  items..........................  $ (290,622)  $ (191,683)  $  (729,816)   $(1,212,121)  $ (196,958)    $(32,521)    $(1,441,600)
                                   ==========   ==========   ===========    ===========   ==========     ========     ===========
OTHER FINANCIAL DATA:
EBITDA(b)........................  $  280,578   $  204,292   $   613,922    $ 1,098,792   $  118,789                  $ 1,217,581
EBITDA margin(c).................        46.6%        44.6%         45.4%          45.6%        42.5%                        45.2%
Adjusted EBITDA(d)...............  $  297,398   $  221,334   $   688,500    $ 1,207,232   $  124,557                  $ 1,331,789
Cash flows from operating
  activities.....................     141,602      135,466       345,766        622,834      102,361                      725,195
Cash flows used in investing
  activities.....................    (206,607)    (217,729)     (430,290)      (854,626)     (77,276)                    (931,902)
Cash flows from (used in)
  financing activities...........     210,265      109,924       164,457        484,646      (25,406)                     459,240
Cash interest expense............                                                                                         776,147
Capital expenditures.............     213,353      224,723       256,469        694,545       58,601                      753,146
Total debt to EBITDA.............                                                                                            8.51x
Total debt to adjusted EBITDA....                                                                                            7.78
EBITDA to cash interest
  expense........................                                                                                            1.57
EBITDA to interest expense.......                                                                                            1.28
Deficiency of earnings to cover
  fixed charges(e)...............                                                                                     $ 1,441,600
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets.....................  $4,335,527   $2,900,129   $11,249,769    $18,485,425   $3,122,144     $ 47,228     $21,654,797
Total debt.......................   2,002,206    1,520,995     5,754,433      9,277,634    1,035,000       47,228      10,359,862
Member's equity..................   2,147,379    1,281,912     5,251,461      8,680,752    2,048,721           --      10,729,473
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGES):
Homes passed(f)..................   2,149,000    1,743,000     4,701,000      8,593,000    1,009,000                    9,602,000
Basic customers(g)...............   1,255,000    1,061,000     3,098,000      5,414,000      681,000                    6,095,000
Basic penetration(h).............        58.4%        60.9%         65.9%          63.0%        67.5%                        63.5%
Premium units(i).................     845,000      411,000     1,372,000      2,628,000      267,000                    2,895,000
Premium penetration(j)...........        67.3%        38.7%         44.3%          48.5%        39.2%                        47.5%
Average monthly revenue per basic
  customer(k)....................                                                                                     $     36.80

(a) For all of 1998 and through the date of the initial public offering of Charter Communications, Inc. in November 1999, Charter Investment, Inc. provided management services to subsidiaries of Charter Operating and, beginning in October 1998, to subsidiaries of Marcus Holdings. From and after the initial public offering of Charter Communications Inc., such management services were provided by Charter Communications, Inc. See "Certain Relationships and Related Transactions."

(b) EBITDA represents earnings (loss) before extraordinary item before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(c) EBITDA margin represents EBITDA as a percentage of revenues.

(d) Adjusted EBITDA means EBITDA before stock option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service its indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(e) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated component of rent expense.

(f) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

(g) Basic customers are customers who receive basic cable service.

(h) Basic penetration represents basic customers as a percentage of homes passed.

(i) Premium units represent the total number of subscriptions to premium channels.

(j) Premium penetration represents premium units as a percentage of basic customers.

(k) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at period end.

                                  RISK FACTORS

     The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information in this prospectus, before exchanging the original notes for new notes.

                                  OUR BUSINESS

WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.

     We have a significant amount of debt. As of September 30, 1999, pro forma for the sale of the original notes, acquisitions completed since that date, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, our total debt would have been approximately $10.7 billion, our total member's equity would have been approximately $10.4 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $1.0 billion.

     Our significant amount of debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations to you under the notes, to our lenders under our credit facilities and to our other public noteholders;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate fluctuations, because much of our borrowings are and will continue to be at variable rates of interest;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures, acquisitions of additional systems and other general corporate expenses;

     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry generally;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and

     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt.

     The agreements and instruments governing our debt do not prohibit us from incurring additional debt, although they do place certain limitations on such additional debt. Further, the agreements and instruments governing our debt allow for the incurrence of debt by our subsidiaries, all of which would rank senior to the notes. We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and upgrade of our cable systems. We will also incur debt to finance the Bresnan acquisition, and may incur debt to finance additional acquisitions. If new debt is added to our current debt levels, the related risks that we and you now face could intensify.

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR DEBT CONTAIN RESTRICTIONS AND LIMITATIONS WHICH COULD SIGNIFICANTLY IMPACT THE HOLDERS OF THE NOTES AND OUR ABILITY TO OPERATE OUR BUSINESS.

     Our credit facilities and the indentures governing the notes and our other public debt contain a number of significant covenants that could adversely impact the holders of the notes and our business. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our credit facilities, we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could place us in default under the indentures governing the notes.

OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO REPAY THE NOTES, SERVICE OUR OTHER DEBT AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on the notes and our other debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under our credit facilities or from other sources of financing, we may not be able to repay the notes or our other debt, to grow our business or to fund our other liquidity needs.

IF WE DEFAULT UNDER OUR CREDIT FACILITIES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE NOTES, WHICH WOULD PLACE US IN DEFAULT UNDER THE INDENTURES GOVERNING THE NOTES.

     In the event of a default under our credit facilities, lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In any event, when a default exists under our subsidiaries' credit facilities, funds may not be distributed by our subsidiaries to Charter Holdings to pay interest or principal on the notes. If the amounts outstanding under such credit facilities are accelerated, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay such amounts or the notes. Any default under any of our credit facilities or our debt instruments may adversely affect the holders of the notes and our growth, financial condition and results of operations.

CHARTER HOLDINGS IS A HOLDING COMPANY WHICH HAS NO OPERATIONS AND WILL DEPEND ON ITS OPERATING SUBSIDIARIES FOR CASH. OUR SUBSIDIARIES MAY BE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF THE NOTES AND OUR OTHER OBLIGATIONS.

     As a holding company, Charter Holdings will depend entirely on its operating subsidiaries for the cash necessary to satisfy its obligations to you as a holder of the notes. These operating subsidiaries may not be able to make funds available to Charter Holdings.

     Charter Holdings will not hold any significant assets other than its direct and indirect interests in its subsidiaries which conduct all of its operations. Charter Holdings' cash flow will depend upon the cash flow of its operating subsidiaries and the payment of funds by these operating subsidiaries to Charter Holdings. This may adversely affect the ability of Charter Holdings to meet its obligations to the holders of the notes.

     Our operating subsidiaries are not obligated to make funds available for payment of these obligations in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to Charter Holdings will depend on their earnings, business and tax considerations and legal restrictions. Covenants in the indentures and credit agreements governing the debt of Charter Holdings' subsidiaries restrict their ability to make loans, distributions or other payments to Charter Holdings. This could adversely impact our ability to pay interest and principal due on the notes. See "Description of Certain Indebtedness."

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES.

     The borrowers and guarantors under the Charter Operating credit facilities, the Falcon credit facilities, the Fanch credit facilities and the Avalon credit facilities are, and after giving effect to the Bresnan transfer, any borrowers and guarantors under the anticipated Bresnan credit facilities will be, direct or indirect subsidiaries of Charter Holdings. A number of Charter Holdings' subsidiaries are also obligors under other debt instruments. As of September 30, 1999, as adjusted to give effect to the sale of the original notes, acquisitions completed since that date, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, as if such transactions had occurred on that date, indebtedness of Charter Holdings and its subsidiaries would have totaled approximately $10.7 billion, $6.4 billion of which would have ranked senior to the notes. The lenders under all of these credit facilities and the holders of the other debt instruments will have the right to be paid before Charter Holdings from any of our subsidiaries' assets. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to Charter Holdings as a shareholder or otherwise. This will adversely affect our ability to make payments to you as a holder of the notes.

WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of September 30, 1999, after giving effect to acquisitions completed since that date, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Bresnan acquisition and transfer to us, our systems served approximately 393% more customers than were served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems which will be under our control. Our recent growth in revenue over our short operating history is not necessarily indicative of future performance.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We expect our net losses to increase as a result of acquisitions completed in 1999, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Bresnan acquisition and transfer. We reported net losses from continuing operations before extraordinary items of $5 million for 1997, $23 million for 1998 and $380 million for the nine months ended September 30, 1999. On a pro forma basis, giving effect to the merger of Charter Holdings and Marcus Holdings, acquisitions completed in 1999, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, we had net losses from continuing operations before extraordinary item of $1.4 billion for 1998. For the nine months ended September 30, 1999, on the same pro forma basis, we had net losses from continuing operations before extraordinary item of $1.0 billion. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     If we are unable to grow our cash flow sufficiently, we may be unable to repay the notes or our other debt, to grow our business or to fund our other liquidity needs. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services and the acquisition of additional cable systems. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues.

     In addition, we cannot predict the success of our acquisition strategy. In the past year, the cable television industry has undergone dramatic consolidation which has reduced the number of future acquisition prospects. This consolidation may increase the purchase price of future acquisitions, and we may not be successful in identifying attractive acquisition targets in the future. Additionally, those acquisitions we do complete are not likely to have a positive net impact on our operating results in the near future. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations to you under the notes or obtain alternative financing.

OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been, and is expected to continue to be, our largest single expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue, and we may not be able to pass programming cost increases on to our customers. The inability to pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins. In addition, as we upgrade the channel capacity of our systems, add programming to our basic and expanded basic programming tiers and reposition premium services to the basic tier, we may face additional market constraints on our ability to pass programming costs on to our customers. Basic programming includes a variety of entertainment and local programming. Expanded basic programming offers more services than basic programming. Premium service includes unedited, commercial-free movies, sports and other special event entertainment programming.

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

WE MAY NOT BE ABLE TO OBTAIN CAPITAL SUFFICIENT TO FUND OUR PLANNED UPGRADES AND OTHER CAPITAL EXPENDITURES. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. For the three years ending December 31, 2002, we plan to spend approximately $5.6 billion for capital expenditures, approximately $3.1 billion of which will be used to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and add two-way capability so that we may offer advanced services. The remaining $2.5 billion will be used for extensions of systems, development of new products and services, purchases of converters and system maintenance.

     We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrades, maintenance and expansion. If we cannot obtain the necessary funds from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund our planned upgrades and expansion and offer new products and services on a timely basis. Consequently, our growth, financial condition and results of operations could suffer materially.

WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS AND SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY. CONSEQUENTLY, OUR GROWTH, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER MATERIALLY.

     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. This type of rapid technological change could adversely affect our plans to upgrade or expand our systems and respond to competitive pressures. Our inability to upgrade, maintain and expand our systems and provide enhanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete. Consequently, our growth, financial condition and results of operations could suffer materially.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among any of the following businesses could result in providers capable of offering cable television, Internet and other telecommunications services in direct competition with us:

     - cable television operators;

     - regional telephone companies;

     - long distance telephone service providers;

     - electric utilities;

     - local exchange carriers, which are local phone companies that provide local area telephone services and access to long distance services to customers;

     - providers of cellular and other wireless communications services; and

     - Internet service providers.

     We face competition within the subscription television industry, which includes providers of paid television service employing technologies other than cable, such as direct broadcast satellite or DBS, and excludes broadcast companies that transmit their signal to customers without assessing a subscription fee. We also face competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional off-air television and radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products.

     We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including Internet and telecommunications services, we will be subject to competition from telecommunications providers and Internet service providers. We cannot predict the extent to which competition may affect our business and operations in the future. See "Business -- Competition."

WE MAY BE UNABLE TO NEGOTIATE CONSTRUCTION CONTRACTS ON FAVORABLE TERMS AND OUR CONSTRUCTION COSTS MAY INCREASE SIGNIFICANTLY. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The expansion and upgrade of our existing systems and the systems we plan to acquire will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring civil contractors, and the contractors we hire may encounter cost overruns or delays in construction. Our construction costs may increase significantly over the next few years as existing contracts expire and as demand for cable construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.

THERE SHOULD BE NO EXPECTATION THAT MR. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.

     In the past, Mr. Allen and his affiliates have contributed funds to Charter Holdings, Charter Communications, Inc. and Charter Communications Holding Company. There should be no expectation that Mr. Allen or his affiliates will contribute funds to Charter Holdings, Charter Communications, Inc., Charter Communications Holding Company or to our subsidiaries in the future.

A SALE BY MR. ALLEN OF HIS DIRECT OR INDIRECT EQUITY INTERESTS COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Mr. Allen is not prohibited by any agreement from selling the shares of Class B common stock he holds in Charter Communications, Inc. or causing Charter Investment, Inc. or Vulcan Cable III Inc. to sell their membership units in Charter Communications Holding Company after the last day of the 180-day lock-up period following Charter Communications, Inc.'s November 8, 1999 initial public offering. We cannot assure you that Mr. Allen or any of his affiliates will maintain all or any portion of his direct or indirect ownership interests in Charter Communications, Inc. or Charter Communications Holding Company. In the event he sells all or any portion of his direct or indirect ownership interest in Charter Communications, Inc. or Charter Communications Holding Company, we cannot assure you that he would continue as Chairman of Charter Communications, Inc.'s board of directors or otherwise participate in our management. The disposition by Mr. Allen or any of his affiliates of these equity interests or the loss of his services by Charter Communications, Inc. and/or

Charter Communications Holding Company could adversely affect our growth, financial condition and results of operations.

DATA PROCESSING FAILURES RELATED TO THE YEAR 2000 PROBLEM COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS, CAUSING A DECLINE IN CASH FLOW AND REVENUES AND OTHER DIFFICULTIES.

     The year 2000 problem affects our owned and licensed computer systems and equipment used in connection with internal operations. It also affects our non-information technology systems, including embedded systems in our buildings and other infrastructure. Additionally, since we rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third-party systems, the year 2000 problem could cause these systems to fail, err or become incompatible with our systems.

     Much of our assessment efforts regarding the year 2000 problem have involved, and depend on, inquiries to third party service providers. Some of these third parties that have certified the readiness of their products will not certify that such products have operating compatibility with our systems. If we, or significant third parties with whom we communicate and do business through computers, have failed to become year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with key third party systems, our business could suffer material disruptions. We could also face disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions. We cannot assure you that our efforts to date and our ongoing efforts to prepare for the year 2000 problem will be sufficient to prevent a material disruption of our operations, particularly with respect to systems we acquired prior to December 31, 1999. As a result of any such disruption, our growth, financial condition and results of operations could suffer materially.

THE LOSS OF KEY EXECUTIVES COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Our success is substantially dependent upon the retention and the continued performance of Mr. Allen, Chairman of Charter Communications, Inc.'s board of directors, and Jerald L. Kent, Charter Communications, Inc.'s President and Chief Executive Officer. The loss of the services of Mr. Allen or Mr. Kent could adversely affect our growth, financial condition and results of operations.

                              CHARTER'S STRUCTURE

MR. ALLEN MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.

     Mr. Allen controls approximately 93.6% of the voting power of Charter Communications, Inc. Charter Communications, Inc., in turn, controls Charter Communications Holding Company, our 100% parent. Accordingly, Mr. Allen has the ability to control fundamental corporate transactions, including, but not limited to, approval of merger transactions involving us and the sale of all or substantially all of our assets. Mr. Allen's control over our management and affairs could create conflicts of interest if he is faced with decisions that could have implications both for him and for us and the holders of the notes. Further, Mr. Allen could cause us to enter into contracts with another entity in which he owns an interest or cause us to decline a transaction that he or an entity in which he owns an interest ultimately enters into.

     Mr. Allen may engage in other businesses involving the operation of cable television systems, video programming, high-speed Internet access, telephony or electronic commerce, which is business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us. In addition,

Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable television business.

     Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen. Current or future agreements between us and Mr. Allen or his affiliates may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature. As a result, there will be some discretion left to the parties, who are subject to the potentially conflicting interests described above. We cannot assure you that the interests of either Mr. Allen or his affiliates will not conflict with the interests of the holders of the Notes. We have not instituted any formal plans to address conflicts of interest that may arise.

WE ARE NOT PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN AUTHORIZES US TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that Charter Communications, Inc. and Charter Communications Holding Company and their subsidiaries, including Charter Holdings and its subsidiaries, cannot engage in any business activity outside the cable transmission business except for the joint venture with Broadband Partners, LLC and incidental businesses engaged in as of the closing of Charter Communications, Inc.'s initial public offering. This will be the case unless the opportunity to pursue the particular business activity is first offered to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio, including telephone services, and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen."

OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND MAY NOT DEVOTE THEIR FULL TIME TO OUR OPERATIONS. THIS COULD GIVE RISE TO CONFLICTS OF INTEREST AND IMPAIR OUR OPERATING RESULTS.

     Mr. Allen and certain other of our affiliates may from time to time in the future acquire cable systems in addition to those owned by us or to be acquired by us in the Bresnan acquisition and transfer. We cannot assure you that Charter Communications, Inc., Charter Communications Holding Company or any of their affiliates will contribute any future acquisitions to Charter Holdings or to any of its subsidiaries.

     Charter Communications, Inc., as well as some of the officers of Charter Communications, Inc. who currently manage our cable systems, may have a substantial role in managing outside cable systems that may be acquired in the future. As a result, the time they devote to managing our systems may be correspondingly reduced. This could adversely affect our growth, financial condition and results of operations. Moreover, allocating managers' time and other resources of Charter Communications, Inc. and Charter Communications Holding Company between our systems and outside systems that may be held by our affiliates could give rise to conflicts of interest. Charter

Communications, Inc. and Charter Communications Holding Company do not have or plan to create formal procedures for determining whether and to what extent outside cable television systems acquired in the future will receive priority with respect to personnel requirements.

                                  ACQUISITIONS

CHARTER COMMUNICATIONS HOLDING COMPANY MAY BE UNABLE TO OBTAIN SUFFICIENT CAPITAL TO REPAY DEBT OUTSTANDING UNDER THE BRESNAN CREDIT FACILITIES. THIS MAY RESULT IN A DEFAULT UNDER THE BRESNAN ACQUISITION AGREEMENT.

     The Bresnan acquisition will constitute an event of default under the Bresnan credit facilities, permitting the lenders to declare all amounts outstanding to be immediately due and payable. As of September 30, 1999, there was $512 million outstanding under the Bresnan credit facilities. We cannot assure you that the Bresnan lenders will waive the event of default or that Charter Communications Holding Company will be able to amend and assume the existing Bresnan credit facilities or obtain capital sufficient to refinance the debt outstanding under these credit facilities. If there is a failure to so obtain waivers, amend and assume, or refinance, the Bresnan acquisition may not close. We cannot assure you that the Bresnan acquisition will close.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT CAPITAL TO REPURCHASE CERTAIN EXISTING PUBLIC DEBT. WE MAY AS A RESULT BE IN DEFAULT ON THIS DEBT WHICH COULD LEAD TO LEGAL PROCEEDINGS BEING INITIATED AGAINST US. THIS COULD IN TURN LEAD TO DEFAULTS UNDER OUR OTHER OBLIGATIONS, INCLUDING THE NOTES.

     We may be required to repurchase the Avalon 11.875% senior discount notes (which we do not expect will be tendered for repurchase) at 101% of their accreted value for which a change of control offer has been made. The accreted value of these notes was $126.1 million as of the closing of the Avalon acquisition in November 1999. We cannot assure you that we will be able to obtain capital sufficient to fulfill these repurchase obligations. If we fail to satisfy these repurchase obligations, the holders of these notes could initiate legal proceedings against the issuers of the notes, including under bankruptcy and reorganization laws, for any damages they suffer as a result of non-performance. This could trigger defaults under our other obligations, including the notes, our credit facilities and other debt instruments.

WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW CABLE SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING CABLE SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.

     Upon the completion of the Bresnan acquisition and transfer, we will own and operate cable systems serving approximately 6.2 million customers. We have grown rapidly through acquisitions of cable systems. We will acquire additional cable systems if the Swap Transaction is completed and we may acquire more cable systems in the future, through direct acquisition, system swaps or otherwise. The integration of the cable systems we have recently acquired and plan to acquire poses a number of significant risks, including:

     - our acquisitions may not have a positive impact on our cash flows from operations;

     - the integration of these new systems and customers will place significant demands on our management and our operations, information services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient;

     - our current information systems may be incompatible with the information systems we have acquired or plan to acquire. We may be unable to integrate these information systems at a reasonable cost or in a timely manner;

     - acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant; and

     - our continued growth will also increase our need for qualified personnel. We may not be able to hire such additional qualified personnel.

     We cannot assure you that we will successfully integrate any acquired systems into our operations.

THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF A PENDING TRANSACTION. THIS WOULD PREVENT OR DELAY OUR STRATEGY TO EXPAND OUR BUSINESS AND INCREASE REVENUES.

     The Bresnan acquisition, the transfer to us of the Bresnan systems and the Swap Transaction are subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals. These transactions are also subject to a number of other closing conditions. We cannot assure you as to when, or if, each such transaction will be consummated. Any delay, prohibition or modification could adversely affect the terms of such transactions or could require us to abandon an otherwise attractive opportunity and possibly forfeit earnest money.

IF CHARTER COMMUNICATIONS, INC. AND CHARTER COMMUNICATIONS HOLDING COMPANY DO NOT HAVE SUFFICIENT CAPITAL TO FUND POSSIBLE RESCISSION LIABILITIES, THEY COULD SEEK FUNDS FROM CHARTER HOLDINGS AND ITS SUBSIDIARIES.

     The Rifkin and Falcon sellers who acquired membership units in connection with the respective Rifkin and Falcon acquisitions, the Bresnan sellers who will acquire membership units in connection with the Bresnan acquisition and the Helicon sellers who acquired shares of Class A common stock in Charter Communications, Inc.'s initial public offering may have rescission rights against Charter Communications, Inc. or Charter Communications Holding Company, as the case may be, arising out of possible violations of Section 5 of the Securities Act in connection with the offers and sales of these equity interests. If all of these equity holders successfully exercise their possible rescission rights and Charter Communications, Inc. or Charter Communications Holding Company becomes obligated to repurchase all such equity interests, the total repurchase obligations could be up to approximately $1.7 billion. We cannot assure you that Charter Communications, Inc. and Charter Communications Holding Company would be able to obtain capital sufficient to fund any required repurchases. If Charter Communications, Inc. and Charter Communications Holding Company fail to obtain sufficient funds for this purpose, they could seek such funds from Charter Holdings and its subsidiaries. This could adversely affect our financial condition and results of operations.

                       REGULATORY AND LEGISLATIVE MATTERS

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.

     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:

     - limited rate regulation;

     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. We cannot predict whether in response to these efforts any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     There are proposals before the United States Congress and the Federal Communications Commission to require all cable operators to make a portion of their cable systems' bandwidth available to other Internet service providers, such as telephone companies. Certain local franchising authorities are considering or have already approved such "open access" requirements. Recently, a number of companies, including telephone companies and Internet service providers, have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. For example, Broward County, Florida granted open access to an Internet service provider as a condition to a cable operator's transfer of its franchise for cable service. The cable operator has commenced legal action at the federal district court level. A federal district court in Portland, Oregon has also upheld the legality of an open access requirement, but that case has been appealed to the Ninth Circuit.

     We believe that allocating a portion of our bandwidth capacity to other Internet service providers:

     - would impair our ability to use our bandwidth in ways that would generate maximum revenues;

     - would strengthen our Internet service provider competitors; and

     - may cause us to decide not to upgrade our systems which would prevent us from introducing our planned new products and services.

     In addition, we cannot assure you that if we were required to provide access in this manner, it would not have a significant adverse impact on our profitability. This could impact us in many ways, including by:

     - increasing competition;

     - increasing the expenses we incur to maintain our systems; and/or

     - increasing the expense of upgrading and/or expanding our systems.

OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.

     Our cable systems generally operate pursuant to franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and establish monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In some instances, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities.

     We cannot assure you that we will be able to comply with all material provisions of our franchise agreements or that we will be able to renew our franchises in the future. A termination of and/or a sustained failure to renew a franchise could adversely affect our business in the affected geographic area.

WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.

     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, such local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by increasing competition or creating competition where none existed previously. As of September 30, 1999, we are aware of overbuild situations impacting 56,000 of our customers and potential overbuild situations in areas servicing another 54,000 basic customers, together representing a total of 110,000 customers. Additional overbuild situations may occur in other systems.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS CAN FURTHER INCREASE OUR EXPENSES.

     In addition to the franchise document, cable authorities have also adopted in some jurisdictions cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.

     Local franchising authorities also have the power to reduce rates and order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. Basic service tier rates are the prices charged for basic programming services. As of December 31, 1999, we have refunded a total of approximately $835,000 since our inception. We may be required to refund additional amounts in the future.

DESPITE RECENT DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS OR IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS.

     On March 31, 1999, the pricing guidelines of expanded basic cable programming packages were deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable television operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.

IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.

     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer these services. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, generally are subject to significant regulation as well as higher fees for pole attachments. Internet protocol telephony companies are companies that have the ability to offer telephone services over the Internet. Pole attachments are cable wires that are attached to poles.

     In particular, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to a methodology prescribed by the Federal Communications Commission for determining the rates. These rates may be higher than those paid by cable operators who do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs which may be material to our business.

                               THE EXCHANGE OFFER

THERE IS NO MARKET FOR THE NOTES. WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES WHICH WOULD CAUSE DIFFICULTIES FOR YOU IF YOU TRY TO RESELL THE NOTES.

     Prior to the offering, there was no market for the original notes. We have been informed by the Initial Purchasers that they intend to make a market in the original notes after the offering is completed and in the new notes after the exchange is completed. However, the Initial Purchasers may cease their market-making at any time without notice. The original notes are not registered under the Securities Act and were offered and sold only to qualified institutional buyers and to persons outside the United States. Consequently, the original notes are subject to restrictions on transfer which are described under the "Notice to Investors" section of this prospectus. The original notes have been designated as eligible for trading in the PORTAL market. However, we do not intend to apply for listing of the original notes or, if issued, the new notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the Notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the original Notes or, if issued, the new notes.

IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES FOR NEW NOTES, SUCH ORIGINAL NOTES WILL REMAIN SUBJECT TO RESTRICTIONS ON TRANSFER. ACCORDINGLY, THE LIQUIDITY OF THE MARKET FOR THE ORIGINAL NOTES COULD BE ADVERSELY AFFECTED.

     Holders of original notes who do not exchange their original notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes set forth in the legend on the original notes. This is a consequence of the issuance of the original notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. If we complete the exchange offer, we will not be required to register the original notes, and we do not anticipate that we will register the original notes, under the Securities Act. Additionally, to the extent that original notes are tendered and accepted in the exchange offer, the aggregate principal amount of original notes outstanding will decrease, with a resulting decrease in the liquidity of the market for the original notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES FOLLOWING A CHANGE OF CONTROL. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURES GOVERNING THE NOTES.

     Under the indentures governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding Notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control would require the repayment of borrowings under our other publicly held debt and our credit facilities. Because our credit facilities and other publicly held debt, other than the existing senior notes and senior discount notes of Charter Holdings, are obligations of subsidiaries of Charter Holdings, the credit facilities and such debt would have to be repaid by our subsidiaries before their assets could be available to Charter Holdings to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indentures governing the notes. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indentures governing the notes.

IF WE DO NOT FULFILL OUR OBLIGATIONS TO YOU UNDER THE NOTES, YOU WILL NOT HAVE ANY RECOURSE AGAINST CHARTER COMMUNICATIONS, INC., CHARTER COMMUNICATIONS HOLDING COMPANY, MR. ALLEN OR THEIR EQUITY HOLDERS OR THEIR AFFILIATES.

     The notes will be issued solely by Charter Holdings and Charter Capital. None of our equity holders, directors, officers, employees or affiliates, including Charter Communications, Inc., Charter

Communications Holding Company and Mr. Allen, will be an obligor or guarantor under the notes. Furthermore, the indentures governing the notes expressly provide that these parties will not have any liability for our obligations under the notes or the indentures governing the notes. By accepting the notes, you waive and release all such liability as consideration for issuance of the notes. Consequently, if the issuers of the notes do not fulfill their obligations to you under the notes, you will have no recourse against any of these parties.

     Additionally, our equity holders, including Charter Communications, Inc., Charter Communications Holding Company and Mr. Allen, will be free to manage other entities, including other cable companies. If we do not fulfill our obligations to you under the notes, you will have no recourse against those other entities or their assets.

THE 11.75% DISCOUNT NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT. CONSEQUENTLY, HOLDERS OF THE 11.75% DISCOUNT NOTES WILL GENERALLY BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIVING CASH.

     The 11.75% discount notes will be issued at a substantial discount from their stated principal amount. As a result, purchasers of the 11.75% discount notes generally will be required to include the accrued portion of this discount in gross income, as interest, for United States federal income tax purposes in advance of the receipt of cash payments of this interest.

IF A BANKRUPTCY PETITION WERE FILED BY OR AGAINST US, YOU MAY RECEIVE A LESSER AMOUNT FOR YOUR CLAIM THAN YOU WOULD BE ENTITLED TO RECEIVE UNDER THE INDENTURE GOVERNING THE 11.75% DISCOUNT NOTES, AND YOU MAY REALIZE TAXABLE GAIN OR LOSS UPON PAYMENT OF YOUR CLAIM.

     If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the 11.75% discount notes, the claim by a holder of the 11.75% discount notes for the principal amount of the 11.75% discount notes may be limited to an amount equal to the sum of:

          (1) the initial offering price for the 11.75% discount notes; and

          (2) that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

     Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of 11.75% discount notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the 11.75% discount notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of 11.75% discount notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and include, but are not limited to:

        - our plans to achieve growth by offering new products and services and through acquisitions and swaps;

        - our anticipated capital expenditures for our planned upgrades and the ability to fund these expenditures;

        - Charter Communications Holding Company's failure to obtain financing sufficient to complete the Bresnan acquisition;

        - our beliefs regarding the effects of governmental regulation on our business;

        - our ability to effectively compete in a highly competitive environment; and

        - our expectations to be ready for any year 2000 problem.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreements entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive original notes with the same original principal amount at maturity. The form and terms of the original notes are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding debt.

     We received proceeds totaling approximately $1.3 billion from the private placement of the original notes. These proceeds will be used to finance the Avalon and Falcon change of control offers, to finance the Bresnan change of control offers after the Bresnan acquisition is closed and to repay other debt. Pending our use of the net proceeds from the sale of the original notes, we may invest the funds in appropriate short-term investments as determined by us or repay amounts outstanding under the revolving credit facilities of our subsidiaries.

     The break-down of the uses of proceeds is as follows (in millions):

Change of control offers:
  Falcon
     8.375% senior debentures due 2010......................  $  378.8
     9.285% senior discount debentures due 2010.............     322.5
  Avalon
     9.375% senior subordinated notes due 2008..............     151.5
     11.875% senior discount notes due 2008.................     127.4
  Bresnan
     8.0% senior notes due 2005.............................     167.0
     9.25% senior discount notes due 2009...................     105.8
Discounts and commissions...................................      26.8
Expenses....................................................      20.5
                                                              --------
Total.......................................................  $1,300.3
                                                              ========

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1999 on a consolidated basis:

     - the actual capitalization of Charter Holdings;

     - the pro forma capitalization of Charter Holdings, assuming that as of September 30, 1999:

        (1) all acquisitions closed since September 30, 1999 had been completed (including the transfer of an Indiana cable system we agreed to swap in the InterMedia acquisition);

        (2) the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems had occurred and the Pending Transactions had been completed;

        (3) all of the Helicon notes and substantially all of the Rifkin notes had been called or repurchased through tender offers;

        (4) the Avalon 11.875% senior discount notes had not been put to us as permitted under the change of control provisions in the indenture for these notes. The Avalon 11.875% senior discount notes have been classified as short-term debt since these notes are puttable to us; and

        (5) $165.0 million of the Avalon purchase price, $870.0 million of the Fanch purchase price and $635.0 million of the Bresnan purchase price had been funded with new credit facilities at these entities. The borrowings under credit facilities at Bresnan have not yet been arranged. Accordingly, this debt is classified as short-term.

     - the pro forma as adjusted capitalization of Charter Holdings to reflect:

        (1) the issuance and sale of the original notes; and

        (2) the repurchase of the Avalon 9.375% senior subordinated notes, the Falcon debentures and the Bresnan notes pursuant to the Avalon, Falcon and Bresnan change of control offers at prices equal to 101% of their aggregate principal amounts, plus accrued and unpaid interest, or their accreted value, as applicable, with net proceeds from the issuance and sale of the original notes.

     This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" and the accompanying notes included elsewhere in this prospectus.

                                                         AS OF SEPTEMBER 30, 1999
                                                 -----------------------------------------
                                                                                PRO FORMA
                                                   ACTUAL        PRO FORMA     AS ADJUSTED
                                                 -----------    -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Short-term debt(a):
  9.375% senior subordinated notes -- Avalon...  $        --    $   151,500    $        --
  11.875% senior discount notes -- Avalon......           --        127,400        127,400
  8.375% senior debentures -- Falcon...........           --        378,750             --
  9.285% senior discount
     debentures -- Falcon......................           --        322,522             --
  8.0% senior notes -- Bresnan.................           --        167,025             --
  9.25% senior discount notes -- Bresnan.......           --        194,335             --
  Credit facilities -- Bresnan(b)..............           --        635,000        635,000
                                                 -----------    -----------    -----------
     Total short-term debt.....................           --      1,976,532        762,400
                                                 -----------    -----------    -----------
Long-term debt:
  Credit facilities:
     Charter Operating(c)......................    2,850,000      3,543,565      3,504,622
     CC V -- Avalon............................           --        165,000        165,000
     CC VI -- Fanch............................           --        870,000        870,000
     CC VII -- Falcon..........................           --      1,012,750      1,012,750
  8.250% senior notes due 2007.................      598,448        598,448        598,448
  8.625% senior notes due 2009.................    1,495,539      1,495,539      1,495,539
  9.920% senior discount notes due 2011........      954,395        954,395        954,395
  10.00% senior notes due 2009.................           --             --        675,000
  10.25% senior notes due 2010.................           --             --        325,000
  11.75% senior discount notes due 2010........           --             --        300,303
  Other notes(d)...............................      346,250         83,800         83,800
                                                 -----------    -----------    -----------
     Total long-term debt......................    6,244,632      8,723,497      9,984,857
                                                 -----------    -----------    -----------
  Member's equity(e)...........................    4,514,306     10,356,176     10,356,176
                                                 -----------    -----------    -----------
     Total capitalization......................  $10,758,938    $21,056,205    $21,103,433
                                                 ===========    ===========    ===========

-------------------------
(a) Avalon, Falcon and Bresnan notes and debentures are shown at their estimated fair values under principles of purchase accounting as of September 30, 1999.

(b) We expect to assume and amend the existing Bresnan credit facilities and increase the borrowing availability thereunder. The $635.0 million represents $512.0 million in outstanding borrowings under the Bresnan credit facilities and $123.0 million in additional borrowings under these credit facilities that we anticipate using to fund a portion of the Bresnan acquisition purchase price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(c) Pro Forma and Pro Forma As Adjusted reflect additional borrowings to fund a portion of the InterMedia acquisition purchase price, the repurchase of Helicon and Rifkin notes and a portion of the Bresnan acquisition purchase price. If the contemplated Swap Transaction is completed, we expect to borrow an additional $108.0 million in connection with the closing of this transaction. In addition, if we do not obtain timely regulatory approvals for our transfer to InterMedia of an Indiana cable system and we are unable to transfer replacement systems, we expect to borrow an additional $88.2 million to pay to InterMedia. Neither of these amounts is reflected in the table.

(d) Represents outstanding notes of our Renaissance, Rifkin and Helicon subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
    Resources -- Financing Activities."

(e) The increase in member's equity is a result of the transfer to Charter Holdings of the Fanch, Falcon, Avalon and Bresnan cable systems.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements are based on the financial statements of Charter Holdings. Since January 1, 1999, Charter Holdings has closed numerous acquisitions. In addition, Charter Holdings merged with Marcus Holdings in April 1999. Our financial statements, on a consolidated basis, are adjusted on a pro forma basis to illustrate the estimated effects of acquisitions closed since September 30, 1999, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the Pending Transactions as if such transactions had occurred on September 30, 1999 for the Unaudited Pro Forma Balance Sheet and to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 1998 for the Unaudited Pro Forma Statements of Operations:

     (1) the acquisition of Charter Holdings on December 23, 1998 by Mr. Allen;

     (2) the acquisition of certain cable systems from Sonic Communications Inc. on May 20, 1998 by Charter Holdings for an aggregate purchase price net of cash acquired, of $228.4 million, comprised of $167.5 million in cash and $60.9 million in a note payable to the seller;

     (3) the acquisition of Marcus Cable by Mr. Allen and Marcus Holdings' merger with and into Charter Holdings effective March 31, 1999;

     (4) the acquisitions and dispositions during 1998 by Marcus Cable;

     (5) the acquisitions by Charter Communications Holding Company, Charter Holdings and their subsidiaries completed since January 1, 1999 and the Bresnan acquisition;

     (6) the refinancing of all the debt of our subsidiaries through the issuance of the existing Charter Holdings senior notes and senior discount notes and funding under our credit facilities;

     (7) the completion of the Fanch, Falcon, Avalon and Bresnan transfers; and

     (8) the receipt by specified sellers in the Bresnan acquisition of $1.0 billion of their consideration in Charter Communications Holding Company membership units rather than in cash.

     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) through (5) above. The allocation of certain purchase prices is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and post-closing purchase price adjustments. We believe that finalization of the purchase prices will not have a material impact on our results of operations or financial position.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. In particular, the pro forma adjustments assume the following:

     - We will transfer to InterMedia the Indiana cable system that was retained at the time of the InterMedia closing pending receipt of necessary regulatory approvals.

     - The holders of Avalon 11.875% senior discount notes will not require us to repurchase these notes as required by change of control provisions in the indentures for these notes.

     - We will repurchase the Falcon debentures, the Avalon 9.375% senior subordinated notes and the Bresnan notes at prices equal to 101% of their aggregate principal amounts, plus accrued and unpaid interest, or accreted value, as applicable.

     We expect that the Bresnan purchase price will be paid with a portion of the net proceeds of Charter Communications, Inc.'s initial public offering, $1.0 billion of equity of Charter Communications Holding Company issued to specified sellers in the acquisition, assumed debt (comprised of the existing Bresnan credit facilities and publicly held notes) and borrowings under credit facilities. We cannot assure you that the Bresnan acquisition will be completed.

     We expect to assume and amend the existing Bresnan credit facilities and increase the borrowing availability thereunder. We expect to borrow approximately $635.0 million under these credit facilities in connection with the closing of the Bresnan acquisition. The $635.0 million represents $512.0 million in outstanding borrowings under the Bresnan credit facilities and $123.0 million in additional borrowings under these credit facilities that we anticipate using to fund a portion of the Bresnan purchase price. In addition, we expect that we will have to repurchase outstanding Bresnan notes at prices equal to 101% of their principal amount, plus accrued and unpaid interest, or their accreted value, as applicable, in connection with required change of control offers for these notes. As of the anticipated closing date of the Bresnan acquisition, the total amount of principal and accreted value of the Bresnan notes will be $362.3 million. We intend to fund a portion of the repurchase of the Bresnan notes with a portion of the net proceeds of sale of the original notes.

     We cannot assure you that we will be able to raise the financing necessary to consummate the Bresnan acquisition. If we are unable to raise the financing necessary to satisfy this obligation, we may be unable to close the Bresnan acquisition. In any such case, the relevant sellers or creditors could initiate legal proceedings against us, including under bankruptcy and reorganization laws, for any damages they suffer as a result of our non-performance. Any such action could trigger defaults under our other obligations, including the notes, our credit facilities and our other debt instruments.

     The Unaudited Pro Forma Financial Statements of Charter Holdings do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

                                                                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                ---------------------------------------------------------------------------------
                                                 CHARTER         1999                       BRESNAN      OFFERING
                                                 HOLDINGS    ACQUISITIONS                 ACQUISITION   ADJUSTMENTS
                                                 (NOTE A)      (NOTE B)      SUBTOTAL      (NOTE B)      (NOTE C)        TOTAL
                                                ----------   ------------   -----------   -----------   -----------   -----------
                                                                             (DOLLARS IN THOUSANDS)
Revenues......................................  $  970,362    $  974,776    $ 1,945,138   $  217,370     $     --     $ 2,162,508
                                                ----------    ----------    -----------   ----------     --------     -----------
Operating expenses:
  Operating, general and administrative.......     505,041       481,917        986,958      121,089           --       1,108,047
  Depreciation and amortization...............     505,058       587,184      1,092,242      164,936           --       1,257,178
  Stock option compensation expense...........      59,288            --         59,288           --           --          59,288
  Corporate expense charges (Note D)..........      18,309        46,156         64,465       10,850           --          75,315
  Management fees.............................          --        11,677         11,677          221           --          11,898
                                                ----------    ----------    -----------   ----------     --------     -----------
    Total operating expenses..................   1,087,696     1,126,934      2,214,630      297,096           --       2,511,726
                                                ----------    ----------    -----------   ----------     --------     -----------
Loss from operations..........................    (117,334)     (152,158)      (269,492)     (79,726)          --        (349,218)
Interest expense..............................    (310,650)     (295,280)      (605,930)     (67,619)     (22,804)       (696,353)
Interest income...............................       2,284         1,308          3,592           26           --           3,618
Other income (expense)........................        (335)         (455)          (790)          --           --            (790)
                                                ----------    ----------    -----------   ----------     --------     -----------
Loss before extraordinary item................  $ (426,035)   $ (446,585)   $  (872,620)  $ (147,319)    $(22,804)    $(1,042,743)
                                                ==========    ==========    ===========   ==========     ========     ===========
OTHER FINANCIAL DATA:
EBITDA (Note E)...............................  $  387,389    $  434,571    $   821,960   $   85,210                  $   907,170
EBITDA margin (Note F)........................        39.9%         44.6%          42.3%        39.2%                        41.9%
Adjusted EBITDA (Note G)......................  $  465,321    $  492,859    $   958,180   $   96,281                  $ 1,054,461
Cash flows from operating activities..........     292,557       289,830        582,387       97,534                      679,921
Cash flows used in investing activities.......    (504,922)     (500,680)    (1,005,602)     (69,303)                  (1,074,905)
Cash flows from (used in) financing
  activities..................................     645,632       299,797        945,429       15,410                      960,839
Cash interest expense.........................                                                                            564,959
Capital expenditures..........................     442,358       348,403        790,761       59,645                      850,406
Total debt to annualized EBITDA...............                                                                               8.89x
Total debt to annualized adjusted EBITDA......                                                                               7.64
EBITDA to cash interest expense...............                                                                               1.61
EBITDA to interest expense....................                                                                               1.30
Deficiency of earnings to cover fixed charges
  (Note H)....................................                                                                        $ 1,042,743

OPERATING DATA (AT END OF PERIOD, EXCEPT FOR
  AVERAGES):
Homes passed (Note I).........................   5,541,000     3,183,000      8,724,000    1,022,000                    9,746,000
Basic customers (Note J)......................   3,426,000     2,074,000      5,500,000      687,000                    6,187,000
Basic penetration (Note K)....................        61.8%         65.2%          63.0%        67.2%                        63.5%
Premium units (Note L)........................   2,039,000       785,000      2,824,000      302,000                    3,126,000
Premium penetration (Note M)..................        59.5%         37.8%          51.3%        44.0%                        50.5%
Average monthly revenue per basic customer
  (Note N)....................................                                                                        $     38.84

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings consist of the following (dollars in thousands):

                                                                     HISTORICAL
                                                              ------------------------
                                                               1/1/99        1/1/99
                                                               THROUGH       THROUGH
                                                               9/30/99       3/31/99
                                                               CHARTER       MARCUS        PRO FORMA
                                                              HOLDINGS     HOLDINGS(A)    ADJUSTMENTS      TOTAL
                                                              ---------    -----------    -----------    ---------
Revenues....................................................  $ 845,182     $125,180       $     --      $ 970,362
                                                              ---------     --------       --------      ---------
Operating expenses:
  Operating, general and administrative.....................    436,057       68,984             --        505,041
  Depreciation and amortization.............................    441,391       51,688         11,979(b)     505,058
  Stock option compensation expense.........................     59,288           --             --         59,288
  Corporate expense charges.................................     18,309           --             --         18,309
  Management fees...........................................         --        4,381         (4,381)(c)         --
                                                              ---------     --------       --------      ---------
    Total operating expenses................................    955,045      125,053          7,598      1,087,696
                                                              ---------     --------       --------      ---------
Income (loss) from operations...............................   (109,863)         127         (7,598)      (117,334)
Interest expense............................................   (288,750)     (27,067)         5,167(d)    (310,650)
Interest income.............................................     18,326          104        (16,146)(e)      2,284
Other income (expense)......................................       (177)        (158)            --           (335)
                                                              ---------     --------       --------      ---------
Loss before extraordinary item..............................  $(380,464)    $(26,994)      $(18,577)     $(426,035)
                                                              =========     ========       ========      =========

---------------
(a) Marcus Holdings represents the results of operations of Marcus Holdings through March 31, 1999, the date of its merger with Charter Holdings.

(b) As a result of Mr. Allen acquiring a controlling interest in Marcus Cable, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for the period from January 1, 1999 through March 31, 1999. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                            WEIGHTED AVERAGE
                                                                              USEFUL LIFE       DEPRECIATION/
                                                              FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                              ----------    ----------------    -------------
Franchises..................................................   $2,500.0            15              $ 40.8
Cable distribution systems..................................      720.0             8                21.2
Land, buildings and improvements............................       28.3            10                 0.7
Vehicles and equipment......................................       13.6             3                 1.0
                                                                                                   ------
  Total depreciation and amortization.......................                                         63.7
  Less -- historical depreciation and amortization of Marcus
    Cable...................................................                                        (51.7)
                                                                                                   ------
    Adjustment..............................................                                       $ 12.0
                                                                                                   ======

(c) Reflects the elimination of management fees.

(d) As a result of the acquisition of Marcus Cable by Mr. Allen, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction of interest expense. Interest expense was further reduced by the effects of the extinguishment of substantially all of our long-term debt in March 1999, excluding borrowings of our previous credit facilities, and the refinancing of all previous credit facilities.

(e) Reflects the elimination of interest income on excess cash since we assumed substantially all such cash was used to acquire InterMedia.

     NOTE B: Pro forma operating results for our 1999 acquisitions and the Bresnan acquisition consist of the following (dollars in thousands):

                                                              NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                                1999 ACQUISITIONS -- HISTORICAL
                                    ----------------------------------------------------------------------------------------
                                                                 GREATER
                                                     AMERICAN     MEDIA                               INTERMEDIA
                                    RENAISSANCE(A)   CABLE(A)   SYSTEMS(A)   HELICON(A)   RIFKIN(A)    SYSTEMS      FALCON
                                    --------------   --------   ----------   ----------   ---------   ----------   ---------
Revenues...........................    $20,396       $12,311     $42,348      $ 49,565    $152,364     $152,789    $ 320,228
                                       -------       -------     -------      --------    --------     --------    ---------
Operating expenses:
 Operating, general and
   administrative..................      9,382         6,465      26,067        31,693      95,077       84,174      167,824
 Depreciation and amortization.....      8,912         5,537       5,195        16,617      77,985       79,325      168,546
 Equity-based deferred
   compensation....................         --            --          --            --          --           --       44,600
 Management fees...................         --           369          --         2,511       2,513        2,356           --
                                       -------       -------     -------      --------    --------     --------    ---------
   Total operating expenses........     18,294        12,371      31,262        50,821     175,575      165,855      380,970
                                       -------       -------     -------      --------    --------     --------    ---------
Income (loss) from operations......      2,102           (60)     11,086        (1,256)    (23,211)     (13,066)     (60,742)
Interest expense...................     (6,321)       (3,218)       (565)      (20,682)    (34,926)     (17,636)     (98,931)
Interest income....................        122            32          --           124          --          187           --
Other income (expense).............         --             2        (398)           --     (12,742)      (2,719)       8,085
                                       -------       -------     -------      --------    --------     --------    ---------
Income (loss) before income tax
 expense (benefit).................     (4,097)       (3,244)     10,123       (21,814)    (70,879)     (33,234)    (151,588)
Income tax expense (benefit).......        (65)            5       4,535            --      (1,975)      (2,681)      (3,022)
                                       -------       -------     -------      --------    --------     --------    ---------
Income (loss) before extraordinary
 item..............................    $(4,032)      $(3,249)    $ 5,588      $(21,814)   $(68,904)    $(30,553)   $(148,566)
                                       =======       =======     =======      ========    ========     ========    =========

                                        NINE MONTHS ENDED SEPTEMBER 30, 1999
                                          1999 ACQUISITIONS -- HISTORICAL
                                     ------------------------------------------

                                     FANCH(B)    AVALON     OTHER      TOTAL
                                     --------   --------   -------   ----------
Revenues...........................  $155,626   $ 80,198   $11,303   $  997,128
                                     --------   --------   -------   ----------
Operating expenses:
 Operating, general and
   administrative..................   69,895      45,119     6,213      541,909
 Depreciation and amortization.....   49,172      33,574     3,746      448,609
 Equity-based deferred
   compensation....................       --          --        --       44,600
 Management fees...................    4,253          --       447       12,449
                                     --------   --------   -------   ----------
   Total operating expenses........  123,320      78,693    10,406    1,047,567
                                     --------   --------   -------   ----------
Income (loss) from operations......   32,306       1,505       897      (50,439)
Interest expense...................     (950)    (34,340)   (1,944)    (219,513)
Interest income....................        9         743        --        1,217
Other income (expense).............     (842)         --       (30)      (8,644)
                                     --------   --------   -------   ----------
Income (loss) before income tax
 expense (benefit).................   30,523     (32,092)   (1,077)    (277,379)
Income tax expense (benefit).......      177      (1,362)       --       (4,388)
                                     --------   --------   -------   ----------
Income (loss) before extraordinary
 item..............................  $30,346    $(30,730)  $(1,077)  $ (272,991)
                                     ========   ========   =======   ==========

                                                                  NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1999 BRESNAN
                                                              ACQUISITION -- HISTORICAL
                                                              --------------------------
Revenues....................................................           $209,749
                                                                       --------
Operating expenses:
  Operating, general and administrative.....................            127,799
  Depreciation and amortization.............................             42,653
                                                                       --------
    Total operating expenses................................            170,452
                                                                       --------
Income from operations......................................             39,297
Interest expense............................................            (49,186)
Other income (expense)......................................               (268)
                                                                       --------
Loss before extraordinary item..............................           $(10,157)
                                                                       ========

                                                                 NINE MONTHS ENDED SEPTEMBER 30, 1999
                                           --------------------------------------------------------------------------------
                                                                          1999 ACQUISITIONS
                                           --------------------------------------------------------------------------------
                                                                                     PRO FORMA
                                                        -------------------------------------------------------------------
                                           HISTORICAL   ACQUISITIONS(C)   DISPOSITIONS(D)   ADJUSTMENTS             TOTAL
                                           ----------   ---------------   ---------------   -----------           ---------
Revenues.................................  $ 997,128        $30,869          $(49,893)       $  (3,328)(f)        $ 974,776
                                           ---------        -------          --------        ---------            ---------
Operating expenses:
 Operating, general and administrative...    541,909         16,557           (23,806)         (52,743)(f)(g)       481,917
 Depreciation and amortization...........    448,609          6,504           (21,040)         153,111(h)           587,184
 Equity-based deferred compensation......     44,600             --                --          (44,600)(i)               --
 Corporate expense charges...............         --             --                --           46,156(g)            46,156
 Management fees.........................     12,449            941            (1,713)              --               11,677
                                           ---------        -------          --------        ---------            ---------
 Total operating expenses................  1,047,567         24,002           (46,559)         101,924            1,126,934
                                           ---------        -------          --------        ---------            ---------
Income (loss) from operations............    (50,439)         6,867            (3,334)        (105,252)            (152,158)
Interest expense.........................   (219,513)        (1,870)               13          (73,910)(j)         (295,280)
Interest income..........................      1,217             91                --               --                1,308
Other income (expense)...................     (8,644)            (5)           (2,576)        10,770(k)                (455)
                                           ---------        -------          --------        ---------            ---------
Income (loss) before income tax expense
 (benefit)...............................   (277,379)         5,083            (5,897)        (168,392)            (446,585)
Income tax expense (benefit).............     (4,388)           (12)               --            4,400(l)                --
                                           ---------        -------          --------        ---------            ---------
Income (loss) before extraordinary
 item....................................  $(272,991)       $ 5,095          $ (5,897)       $(172,792)           $(446,585)
                                           =========        =======          ========        =========            =========

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1999
                                           -------------------------------------------------------------------------
                                                                      BRESNAN ACQUISITION
                                           -------------------------------------------------------------------------
                                                                                 PRO FORMA
                                                        ------------------------------------------------------------
                                           HISTORICAL   ACQUISITIONS(C)   DISPOSITIONS(E)   ADJUSTMENTS      TOTAL
                                           ----------   ---------------   ---------------   -----------    ---------
Revenues.................................  $ 209,749        $ 7,734            $(113)        $      --     $ 217,370
                                           ---------        -------            -----         ---------     ---------
Operating expenses:
 Operating, general and administrative...    127,799          5,562              (69)          (12,203)(g)   121,089
 Depreciation and amortization...........     42,653          2,641              (23)          119,665(h)    164,936
 Equity-based deferred compensation......         --             --               --                --            --
 Corporate expense charges...............         --             --               --            10,850(g)     10,850
 Management fees.........................         --            221               --                --           221
                                           ---------        -------            -----         ---------     ---------
 Total operating expenses................    170,452          8,424              (92)          118,312       297,096
                                           ---------        -------            -----         ---------     ---------
Income (loss) from operations............     39,297           (690)             (21)         (118,312)      (79,726)
Interest expense.........................    (49,186)          (323)              24           (18,134)(j)   (67,619)
Interest income..........................         --             26               --                --            26
Other income (expense)...................       (268)        49,031               --           (48,763)(k)        --
                                           ---------        -------            -----         ---------     ---------
Income (loss) before income tax expense
 (benefit)...............................    (10,157)        48,044                3          (185,209)     (147,319)
Income tax expense (benefit).............         --            (35)              --                35(l)         --
                                           ---------        -------            -----         ---------     ---------
Income (loss) before extraordinary
 item....................................  $ (10,157)       $48,079            $   3         $(185,244)    $(147,319)
                                           =========        =======            =====         =========     =========

---------------
(a) Renaissance represents the results of operations of Renaissance through April 30, 1999, the date of acquisition by Charter Holdings. American Cable represents the results of operations of American Cable through May 7, 1999, the date of acquisition by Charter Holdings. Greater Media Systems represents the results of operations of Greater Media Systems through June 30, 1999, the date of acquisition by Charter Holdings. Helicon represents the results of operations of Helicon through July 30, 1999, the date of acquisition by the Charter Holdings. Rifkin includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners L.P., Indiana Cable Associates, Ltd. and R/N South Florida Cable Management Limited Partnership, all under common ownership through September 13, 1999, the date of acquisition by Charter Holdings as follows (dollars in thousands):

                                         RIFKIN         RIFKIN      INDIANA    SOUTH
                                       ACQUISITION   CABLE INCOME    CABLE    FLORIDA      OTHER      TOTAL
                                       -----------   ------------   -------   --------   ---------   --------
Revenues.............................   $ 68,829        $3,807      $ 6,034   $ 17,516   $  56,178   $152,364
Income (loss) from operations........     (6,954)          146       (3,714)   (14,844)      2,155    (23,211)
Loss before extraordinary item.......    (21,571)         (391)      (4,336)   (15,605)    (27,001)   (68,904)

(b) Fanch includes the results of operations for the nine months ended September 30, 1999, of Fanch cable systems as follows (dollars in thousands):

                                                              FANCH CABLE
                                                                SYSTEMS       OTHER      TOTAL
                                                              -----------    -------    --------
Revenues....................................................   $142,607      $13,019    $155,626
Income from operations......................................     29,995        2,311      32,306
Income before extraordinary item............................     29,557          789      30,346

(c) Represents the historical results of operations for the period from January 1, 1999 through the date of purchase for acquisitions completed by Rifkin, Fanch and Bresnan.

     These acquisitions were accounted for using the purchase method of accounting. The purchase price in millions and closing dates for significant acquisitions are as follows:

                                                      RIFKIN            FANCH          BRESNAN
                                                   ACQUISITIONS     ACQUISITIONS     ACQUISITIONS
                                                   -------------    -------------    ------------
Purchase price.................................    $165.0           $42.2            $40.0
Closing date...................................    February 1999    February 1999    January 1999

Purchase price.................................    $53.8            $248.0           $27.0
Closing date...................................    July 1999        February 1999    March 1999

Purchase price.................................                     $70.5
Closing date...................................                     March 1999

Purchase price.................................                     $50.0
Closing date...................................                     June 1999

(d) Represents the elimination of the operating results related to the cable systems transferred to InterMedia as part of a swap of cable systems in October 1999. The agreed value of our systems transferred to InterMedia was $420.0 million. This number includes 30,000 customers served by an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. We are obligated to transfer this system to InterMedia upon receipt of such regulatory approvals. We will have to pay $88.2 million to InterMedia if we do not obtain timely regulatory approvals for our transfer to InterMedia of the Indiana cable system and we are unable to transfer replacement systems. No material gain or loss is anticipated on the disposition as these systems were recently acquired and recorded at fair value at that time.

(e) Represents the elimination of the operating results related to the sale of a Bresnan cable system sold in January 1999.

(f) Reflects the elimination of historical revenues and expenses associated with an entity not included in the purchase by Charter.

(g) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc. totalling $57.0 million and the elimination of stock compensation expense and the write-off of debt issuance costs that were included in operating, general and administrative expense.

(h) Represents additional depreciation and amortization as a result of our recent and pending acquisitions. A large portion of the purchase price was allocated to franchises ($12.4 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                         WEIGHTED AVERAGE   DEPRECIATION/
                                                           FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                                           ----------    ----------------   -------------
Franchises...............................................  $12,356.5            15             $ 574.1
Cable distribution systems...............................    1,729.1             8               155.7
Land, buildings and improvements.........................       53.9            10                 3.6
Vehicles and equipment...................................       89.1             3                18.7
                                                                                               -------
     Total depreciation and amortization.................................................        752.1
     Less-historical depreciation and amortization.......................................       (479.3)
                                                                                               -------
          Adjustment.....................................................................      $ 272.8
                                                                                               =======

(i) Reflects the elimination of an estimated $44.6 million of change in control payments under the terms of Falcon's equity-based compensation plans that were triggered by the acquisition of Falcon. These plans will be terminated and the employees will participate in the option plan of Charter Communications Holding Company. As such, these costs will not recur.

(j) Reflects additional interest expense on borrowings, which have been or will be used to finance the acquisitions as follows (dollars in millions):

$165.0 million of credit facilities at a composite current
rate of 8.7% -- Avalon......................................  $  10.8
$150.0 million 9.375% senior subordinated notes -- Avalon...     10.5
$196.0 million 11.875% senior discount notes -- Avalon......     10.8
$870.0 million of credit facilities at a composite current
  rate of 8.4% -- Fanch.....................................     54.9
$1.0 billion of credit facilities at a composite current
  rate of 7.9% -- Falcon....................................     59.1
$375.0 million 8.375% senior debentures -- Falcon...........     23.6
$435.3 million 9.285% senior discount
  debentures -- Falcon......................................     26.4
$696.3 anticipated and committed financing -- Bresnan.......     44.5
$170.0 million 8.0% senior notes -- Bresnan.................     10.2
$275.0 million 9.25% senior discount notes -- Bresnan.......     12.9
Interest expense for recent acquisitions prior to closing
  at composite current rate of 8.2%.........................     99.2
                                                              -------
     Total pro forma interest expenses......................    362.9
     Less-historical interest expense from acquired
      companies.............................................   (270.9)
                                                              -------
       Adjustment...........................................  $  92.0
                                                              =======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $5.9 million.

(k) Represents the elimination of gain (loss) on sale of cable television systems whose results of operations have been eliminated in (d) and (e) above.

(l) Reflects the elimination of income tax expense (benefit) as a result of being acquired by a limited liability company.

     NOTE C: The offering adjustments of approximately $22.8 million in higher interest expense consist of the following (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$675 million of 10.00% senior notes.........................   $ 50.6
$325 million of 10.25% senior notes.........................     25.0
$532 million of 11.75% senior discount notes................     27.2
Amortization of debt issuance costs.........................      3.6
                                                               ------
  Total pro forma interest expense..........................    106.4
  Less-historical interest expense..........................    (83.6)
                                                               ------
     Adjustment.............................................   $ 22.8
                                                               ======

     NOTE D: Charter Investment, Inc. has provided corporate management and consulting services to Charter Operating. In connection with the initial public offering of common stock by Charter Communications, Inc., the existing management agreement was assigned to Charter Communications, Inc. and Charter Communications, Inc. entered into a new management agreement with Charter Communications Holding Company. See "Certain Relationships and Related Transactions."

     NOTE E:   EBITDA represents earnings (loss) before extraordinary item before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE F:   EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE G:   Adjusted EBITDA means EBITDA before stock option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE H:   Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE I: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

     NOTE J:   Basic customers are customers who receive basic cable service.

     NOTE K:   Basic penetration represents basic customers as a percentage of homes passed.

     NOTE L:   Premium units represent the total number of subscriptions to premium channels.

     NOTE M: Premium penetration represents premium units as a percentage of basic customers.

     NOTE N:   Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at September 30, 1999.

                                                           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                  YEAR ENDED DECEMBER 31, 1998
                                -------------------------------------------------------------------------------------------------
                                  CHARTER                       1999                       BRESNAN       OFFERING
                                 HOLDINGS       MARCUS      ACQUISITIONS                 ACQUISITION    ADJUSTMENTS
                                 (NOTE A)      (NOTE B)       (NOTE C)      SUBTOTAL       (NOTE C)      (NOTE D)        TOTAL
                                -----------   -----------   ------------   -----------   ------------   -----------   -----------
                                                                     (DOLLARS IN THOUSANDS)
Revenues......................  $   601,953   $   457,929   $ 1,352,370    $ 2,412,252   $   279,252     $     --     $ 2,691,504
                                -----------   -----------   -----------    -----------   -----------     --------     -----------
Operating expenses:
 Operating, general and
   administrative.............      304,555       236,595       663,870      1,205,020       154,695           --       1,359,715
 Depreciation and
   amortization...............      370,406       258,348       854,661      1,483,415       224,983           --       1,708,398
 Stock option compensation
   expense....................          845            --            --            845            --           --             845
 Corporate expense charges
   (Note E)...................       16,493        17,042        42,313         75,848         5,768           --          81,616
 Management fees..............           --            --        20,803         20,803            --           --          20,803
                                -----------   -----------   -----------    -----------   -----------     --------     -----------
    Total operating
      expenses................      692,299       511,985     1,581,647      2,785,931       385,446           --       3,171,377
                                -----------   -----------   -----------    -----------   -----------     --------     -----------
Loss from operations..........      (90,346)      (54,056)     (229,277)      (373,679)     (106,194)          --        (479,873)
Interest expense..............     (200,794)     (137,627)     (489,077)      (827,498)      (90,764)     (32,521)       (950,783)
Other income (expense)........          518            --       (11,462)       (10,944)           --           --         (10,944)
                                -----------   -----------   -----------    -----------   -----------     --------     -----------
Loss before extraordinary
  item........................  $  (290,622)  $  (191,683)  $  (729,816)   $(1,212,121)  $  (196,958)    $(32,521)    $(1,441,600)
                                ===========   ===========   ===========    ===========   ===========     ========     ===========
OTHER FINANCIAL DATA:
EBITDA (Note F)...............  $   280,578   $   204,292   $   613,922    $ 1,098,792   $   118,789                  $ 1,217,581
EBITDA margin (Note G)........         46.6%         44.6%         45.4%          45.6%         42.5%                        45.2%
Adjusted EBITDA (Note H)......  $   297,398   $   221,334   $   688,500    $ 1,207,232   $   124,557                  $ 1,331,789
Cash flows from operating
  activities..................      141,602       135,466       345,766        622,834       102,361                      725,195
Cash flows used in investing
  activities..................     (206,607)     (217,729)     (430,290)      (854,626)      (77,276)                    (931,902)
Cash flows from (used in)
  financing activities........      210,265       109,924       164,457        484,646       (25,406)                     459,240
Cash interest expense.........                                                                                            776,147
Capital expenditures..........      213,353       224,723       256,469        694,545        58,601                      753,146
Total debt to EBITDA..........                                                                                               8.51x
Total debt to adjusted
  EBITDA......................                                                                                               7.78
EBITDA to cash interest
  expense.....................                                                                                               1.57
EBITDA to interest expense....                                                                                               1.28
Deficiency of earnings to
  cover fixed charges (Note
  I)..........................                                                                                        $ 1,441,600

OPERATING DATA (AT END OF
  PERIOD, EXCEPT FOR
  AVERAGES):
Homes passed (Note J).........    2,149,000     1,743,000     4,701,000      8,593,000     1,009,000                    9,602,000
Basic customers (Note K)......    1,255,000     1,061,000     3,098,000      5,414,000       681,000                    6,095,000
Basic penetration (Note L)....         58.4%         60.9%         65.9%          63.0%         67.5%                        63.5%
Premium units (Note M)........      845,000       411,000     1,372,000      2,628,000       267,000                    2,895,000
Premium penetration (Note
  N)..........................         67.3%         38.7%         44.3%          48.5%         39.2%                        47.5%
Average monthly revenue per
  basic customer (Note O).....                                                                                        $     36.80

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings, including the acquisition of us on December 23, 1998 by Mr. Allen and the acquisition of Sonic Communications, Inc., consist of the following (dollars in thousands):

                                                                                    12/24/98   1/1/98
                                                    1/1/98 THROUGH 12/23/98         THROUGH    THROUGH
                                               ----------------------------------   12/31/98   5/20/98
                                                  CCA      CHARTERCOMM              --------   -------
                                                 GROUP      HOLDINGS      CHARTER HOLDINGS      SONIC    ELIMINATIONS     SUBTOTAL
                                               ---------   -----------   -------------------   -------   ------------     ---------
Revenues.....................................  $ 324,432    $196,801     $ 49,731   $13,713    $17,276     $    --        $ 601,953
                                               ---------    --------     --------   -------    -------     -------        ---------
Operating expenses:
 Operating, general and
   administrative............................    164,145      98,331       25,952     7,134      8,993          --          304,555
 Depreciation and amortization...............    136,689      86,741       16,864     8,318      2,279          --          250,891
 Stock option compensation expense...........         --          --           --       845         --          --              845
 Management fees/corporate expense charges...     17,392      14,780        6,176       473         --          --           38,821
                                               ---------    --------     --------   -------    -------     -------        ---------
   Total operating expenses..................    318,226     199,852       48,992    16,770     11,272          --          595,112
                                               ---------    --------     --------   -------    -------     -------        ---------
Income (loss) from operations................      6,206      (3,051)         739    (3,057)     6,004          --            6,841
Interest expense.............................   (113,824)    (66,121)     (17,277)   (2,353)    (2,624)      1,900(c)      (200,299)
Other income (expense).......................      4,668      (1,684)        (684)      133        (15)     (1,900)(c)          518
                                               ---------    --------     --------   -------    -------     -------        ---------
Income (loss) before income taxes............   (102,950)    (70,856)     (17,222)   (5,277)     3,365          --         (192,940)
Income tax expense...........................         --          --           --        --      1,346          --            1,346
                                               ---------    --------     --------   -------    -------     -------        ---------
Income (loss) before extraordinary item......  $(102,950)   $(70,856)    $(17,222)  $(5,277)   $ 2,019     $    --        $(194,286)
                                               =========    ========     ========   =======    =======     =======        =========


                                                       PRO FORMA
                                               --------------------------

                                               ADJUSTMENTS        TOTAL
                                               -----------      ---------
Revenues.....................................   $      --       $ 601,953
                                                ---------       ---------
Operating expenses:
 Operating, general and
   administrative............................          --         304,555
 Depreciation and amortization...............     119,515(a)      370,406
 Stock option compensation expense...........          --             845
 Management fees/corporate expense charges...     (22,328)(b)      16,493
                                                ---------       ---------
   Total operating expenses..................      97,187         692,299
                                                ---------       ---------
Income (loss) from operations................     (97,187)        (90,346)
Interest expense.............................       (495)(d)     (200,794)
Other income (expense).......................          --             518
                                                ---------       ---------
Income (loss) before income taxes............     (97,682)       (290,622)
Income tax expense...........................      (1,346)(e)          --
                                                ---------       ---------
Income (loss) before extraordinary item......   $ (96,336)      $(290,622)
                                                =========       =========

---------------
(a) Represents additional depreciation and amortization as a result of the acquisition of us by Mr. Allen. A large portion of the purchase price was allocated to franchises ($3.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                          WEIGHTED AVERAGE       DEPRECIATION/
                                                         FAIR VALUE    USEFUL LIFE (IN YEARS)    AMORTIZATION
                                                         ----------    ----------------------    -------------
    Franchises.........................................   $3,600.0               15                 $240.0
    Cable distribution systems.........................    1,439.2               12                  115.3
    Land, buildings and improvements...................       41.3               11                    3.5
    Vehicles and equipment.............................       61.2                5                   11.6
                                                                                                    ------
      Total depreciation and amortization..............                                              370.4
      Less-historical depreciation and amortization....                                             (250.9)
                                                                                                    ------
         Adjustment....................................                                             $119.5
                                                                                                    ======

(b) Reflects the reduction in corporate expense charges of approximately $7.9 million to reflect the actual costs incurred. Management fees charged to CCA Group and CharterComm Holdings, companies not controlled by Charter Investment, Inc. at that time, exceeded the allocated costs incurred by Charter Investment, Inc. on behalf of those companies by $7.9 million. Also reflects the elimination of approximately $14.4 million of change of control payments under the terms of the then-existing equity appreciation rights plans. Such payments were triggered by the acquisition of us by Mr. Allen. Such payments were made by Charter Investment, Inc. and were not subject to reimbursement by us, but were allocated to us for financial reporting purposes. The equity appreciation rights plans were terminated in connection with the acquisition of us by Mr. Allen, and these costs will not recur.

(c) Represents the elimination of intercompany interest on a note payable from Charter Holdings to CCA Group.

(d) Reflects additional interest expense on $228.4 million of borrowings under our previous credit facilities used to finance the Sonic acquisition offset by a reduction of interest expense related to the extinguishment of substantially all of our long-term debt in March 1999, excluding borrowings of our previous credit facilities, and the refinancing of all previous credit facilities.

 (e) Reflects the elimination of income tax expense (benefit) as a result of being acquired by a limited liability company.

     NOTE B: Pro forma operating results for Marcus Holdings consist of the following (dollars in thousands):

                                                      YEAR ENDED                              PRO FORMA
                                                     DECEMBER 31,   -------------------------------------------------------------
                                                         1998       ACQUISITIONS(A)   DISPOSITIONS(B)    ADJUSTMENTS      TOTAL
                                                     ------------   ---------------   ---------------    -----------    ---------
Revenues...........................................   $ 499,820         $2,620           $ (44,511)       $      --     $ 457,929
                                                      ---------         ------           ---------        ---------     ---------
Operating expenses:
  Operating, general and administrative............     271,638          1,225             (20,971)         (15,297)(c)   236,595
  Depreciation and amortization....................     215,789             --                  --           42,559(d)    258,348
  Corporate expense charges........................          --             --                  --           17,042(c)     17,042
  Management fees..................................       3,341             --                  --           (3,341)(c)        --
  Transaction and severance costs..................     135,379             --                  --         (135,379)(e)        --
                                                      ---------         ------           ---------        ---------     ---------
    Total operating expenses.......................     626,147          1,225             (20,971)         (94,416)      511,985
                                                      ---------         ------           ---------        ---------     ---------
Income (loss) from operations......................    (126,327)         1,395             (23,540)          94,416       (54,056)
Interest expense...................................    (159,985)            --                  --           22,358(d)   (137,627)
Other income (expense).............................     201,278             --            (201,278)              --            --
                                                      ---------         ------           ---------        ---------     ---------
Income (loss) before extraordinary item............   $ (85,034)        $1,395           $(224,818)       $ 116,774     $(191,683)
                                                      =========         ======           =========        =========     =========

---------------
(a) Represents the results of operations of acquired cable systems prior to their acquisition in 1998 by Marcus Holdings.

(b) Represents the elimination of the operating results and corresponding gain on sale of cable systems sold by Marcus Holdings during 1998.

(c) Represents a reclassification of expenses totaling $15.3 million from operating, general and administrative to corporate expense charges. Also reflects the elimination of management fees and the addition of corporate expense charges of $1.7 million for actual costs incurred by Charter Investment, Inc. on behalf of Marcus Holdings. Management fees charged to Marcus Holdings exceeded the costs incurred by Charter Investment, Inc. by $1.3 million.

(d) As a result of the acquisition of Marcus Holdings by Mr. Allen, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for year ended December 31, 1998. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                              WEIGHTED AVERAGE
                                                                USEFUL LIFE       DEPRECIATION/
                                                FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                ----------    ----------------    -------------
Franchises....................................   $2,500.0            15              $ 167.2
Cable distribution systems....................      720.0             8                 84.5
Land, buildings and improvements..............       28.3            10                  2.7
Vehicles and equipment........................       13.6             3                  4.0
                                                                                     -------
     Total depreciation and amortization......                                         258.4
     Less-historical depreciation and
       amortization...........................                                        (215.8)
                                                                                     -------
       Adjustment.............................                                       $  42.6
                                                                                     =======

     Additionally, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction in interest expense for the year ended December 31, 1998.

(e) As a result of the acquisition of Marcus Holdings by Mr. Allen, Marcus Holdings recorded transaction costs of approximately $135.4 million. These costs were primarily comprised of approximately $90.2 million in compensation paid to employees of Marcus Holdings in settlement of specially designated Class B membership units, approximately $24.0 million of transaction fees paid to certain equity partners for investment banking services and $5.2 million of transaction fees paid primarily for professional fees. In addition, Marcus Holdings recorded costs related to employee and officer stay-bonus and severance arrangements of approximately $16.0 million.

     NOTE C: Pro forma operating results for our recently completed and pending acquisitions consist of the following (dollars in thousands):

                                                                    YEAR ENDED DECEMBER 31, 1998
                                     -------------------------------------------------------------------------------------------
                                                                   1999 ACQUISITIONS -- HISTORICAL
                                     -------------------------------------------------------------------------------------------
                                                              GREATER
                                                   AMERICAN    MEDIA                           INTERMEDIA
                                     RENAISSANCE    CABLE     SYSTEMS   HELICON    RIFKIN(A)    SYSTEMS      AVALON     FALCON
                                     -----------   --------   -------   --------   ---------   ----------   --------   ---------
Revenues...........................   $ 41,524     $15,685    $78,635   $ 75,577   $124,382     $176,062    $ 18,187   $ 307,558
                                      --------     -------    -------   --------   --------     --------    --------   ---------
Operating expenses:
 Operating, general and
   administrative..................     21,037       7,441     48,852     40,179     63,815       86,753      10,067     161,233
 Depreciation and amortization.....     19,107       6,784      8,612     24,290     47,657       85,982       8,183     152,585
 Corporate expense charges.........         --          --         --         --         --           --         655          --
 Management fees...................         --         471         --      3,496      4,106        3,147          --          --
                                      --------     -------    -------   --------   --------     --------    --------   ---------

   Total operating expenses........     40,144      14,696     57,464     67,965    115,578      175,882      18,905     313,818

                                      --------     -------    -------   --------   --------     --------    --------   ---------

Income (loss) from operations......      1,380         989     21,171      7,612      8,804          180        (718)     (6,260)

Interest expense...................    (14,358)     (4,501)      (535)   (27,634)   (30,482)     (25,449)     (8,223)   (102,591)

Interest income....................        158         122         --         93         --          341         173          --

Other income (expense).............         --          --       (493)        --     36,279       23,030        (463)     (3,093)

                                      --------     -------    -------   --------   --------     --------    --------   ---------
Income (loss) before income tax
 expense...........................    (12,820)     (3,390)    20,143    (19,929)    14,601       (1,898)     (9,231)   (111,944)

Income tax expense (benefit).......        135          --      7,956         --     (4,178)       1,623         186       1,897

                                      --------     -------    -------   --------   --------     --------    --------   ---------
Income (loss) before extraordinary
 item..............................   $(12,955)    $(3,390)   $12,187   $(19,929)  $ 18,779     $ (3,521)   $ (9,417)  $(113,841)

                                      ========     =======    =======   ========   ========     ========    ========   =========

                                       YEAR ENDED DECEMBER 31, 1998
                                     --------------------------------
                                     1999 ACQUISITIONS -- HISTORICAL
                                     --------------------------------

                                     FANCH(B)     OTHER      TOTAL
                                     ---------   -------   ----------
Revenues...........................  $ 141,104   $15,812   $  994,526
                                     ---------   -------   ----------
Operating expenses:
 Operating, general and
   administrative..................     62,977     7,821      510,175
 Depreciation and amortization.....     45,886     4,732      403,818
 Corporate expense charges.........        105        --          760
 Management fees...................      3,998        --       15,218

                                     ---------   -------   ----------

   Total operating expenses........    112,966    12,553      929,971

                                     ---------   -------   ----------
                                        28,138     3,259       64,555
Income (loss) from operations......
                                        (1,873)   (4,023)    (219,669)
Interest expense...................
                                            17        --          904
Interest income....................
                                        (6,628)        5       48,637
Other income (expense).............
                                     ---------   -------   ----------

Income (loss) before income tax         19,654      (759)    (105,573)
 expense...........................
                                           286                  7,905
Income tax expense (benefit).......
                                     ---------   -------   ----------

Income (loss) before extraordinary   $  19,368   $  (759)  $ (113,478)
 item..............................
                                     =========   =======   ==========


                                                                    YEAR ENDED
                                                                 DECEMBER 31, 1998
                                                              -----------------------
                                                              BRESNAN ACQUISITION --
                                                                    HISTORICAL
                                                              -----------------------
Revenues....................................................      $       261,964
                                                                  ---------------
Operating expenses:
  Operating, general and administrative.....................              150,750
  Depreciation and amortization.............................               54,308
                                                                  ---------------
        Total operating expenses............................              205,058
                                                                  ---------------
Income from operations......................................               56,906
Interest expense............................................              (18,296)
Other income (expense)......................................               26,754
                                                                  ---------------
Income before extraordinary item............................      $        65,364
                                                                  ===============

                                                          YEAR ENDED DECEMBER 31, 1998
                                   ---------------------------------------------------------------------------
                                                                1999 ACQUISITIONS
                                   ---------------------------------------------------------------------------
                                                                          PRO FORMA
                                                --------------------------------------------------------------
                                   HISTORICAL   ACQUISITIONS(C)   DISPOSITIONS(D)   ADJUSTMENTS       TOTAL
                                   ----------   ---------------   ---------------   -----------    -----------
Revenues.........................  $ 994,526       $417,569          $(59,725)       $      --     $ 1,352,370
                                   ---------       --------          --------        ---------     -----------
Operating expenses:
 Operating, general and
   administrative................    510,175        210,824           (30,538)         (26,591)(f)     663,870
 Depreciation and amortization...    403,818        115,727           (35,981)         371,097(g)      854,661
 Corporate expense charges.......        760         14,962                --           26,591(f)       42,313
 Management fees.................     15,218          6,217              (632)              --          20,803
                                   ---------       --------          --------        ---------     -----------
   Total operating expenses......    929,971        347,730           (67,151)         371,097       1,581,647
                                   ---------       --------          --------        ---------     -----------
Income (loss) from operations....     64,555         69,839             7,426         (371,097)       (229,277)
Interest expense.................   (219,669)       (52,683)           16,927         (233,652)(h)    (489,077)
Interest income..................        904          1,124                --               --           2,028
Other income (expense)...........     48,637          2,311               235          (64,673)(i)     (13,490)
                                   ---------       --------          --------        ---------     -----------
Income (loss) before income tax
 expense (benefit)...............   (105,573)        20,591            24,588         (669,422)       (729,816)
Income tax expense (benefit).....      7,905            669                10           (8,584)(j)          --
                                   ---------       --------          --------        ---------     -----------
Income (loss) before
 extraordinary item..............  $(113,478)      $ 19,922          $ 24,578        $(660,838)    $  (729,816)
                                   =========       ========          ========        =========     ===========

                                                          YEAR ENDED DECEMBER 31, 1998
                                   --------------------------------------------------------------------------
                                                              BRESNAN ACQUISITION
                                   --------------------------------------------------------------------------
                                                                          PRO FORMA
                                                -------------------------------------------------------------
                                   HISTORICAL   ACQUISITIONS(C)   DISPOSITIONS(E)   ADJUSTMENTS      TOTAL
                                   ----------   ---------------   ---------------   -----------    ----------
Revenues.........................  $  261,964      $ 28,932          $ (11,644)      $      --     $  279,252
                                   ----------      --------          ---------       ---------     ----------
Operating expenses:
 Operating, general and
   administrative................     150,750        16,255             (6,542)         (5,768)(f)    154,695
 Depreciation and amortization...      54,308         3,971             (2,191)        168,895(g)     224,983
 Corporate expense charges.......          --            --                 --           5,768(f)       5,768
 Management fees.................          --            --                 --              --             --
                                   ----------      --------          ---------       ---------     ----------
   Total operating expenses......     205,058        20,226             (8,733)        168,895        385,446
                                   ----------      --------          ---------       ---------     ----------
Income (loss) from operations....      56,906         8,706             (2,911)       (168,895)      (106,194)
Interest expense.................     (18,296)       (1,338)               738         (71,868)(h)    (90,764)
Interest income..................          --            --                 --              --             --
Other income (expense)...........      26,754         1,957             (1,080)        (27,631)(i)         --
                                   ----------      --------          ---------       ---------     ----------
Income (loss) before income tax
 expense (benefit)...............      65,364         9,325             (3,253)       (268,394)      (196,958)
Income tax expense (benefit).....          --            --                 --              --             --
                                   ----------      --------          ---------       ---------     ----------
Income (loss) before
 extraordinary item..............  $   65,364      $  9,325          $  (3,253)      $(268,394)    $ (196,958)
                                   ==========      ========          =========       =========     ==========

---------------
(a) Rifkin includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., as follows (dollars in thousands):

                                                          RIFKIN
                                                        ACQUISITION     OTHER      TOTAL
                                                        -----------    -------    --------
Revenues..............................................    $89,921      $34,461    $124,382
Income from operations................................      1,040        7,764       8,804
Income (loss) before extraordinary item...............     24,419       (5,640)     18,779

(b) Fanch includes the results of operations of Fanch cable systems as follows (dollars in thousands):

                                                       FANCH CABLE
                                                         SYSTEMS      OTHERS      TOTAL
                                                       -----------    -------    --------
Revenues.............................................   $124,555      $16,549    $141,104
Income from operations...............................     25,241        2,897      28,138
Income before extraordinary item.....................     18,814          554      19,368

(c) Represents the historical results of operations for the period from January 1, 1998 through the date of purchase for acquisitions completed by Renaissance, the InterMedia systems, Helicon, Rifkin, Fanch, Avalon, Falcon and Bresnan in 1998, and for the period from January 1, 1998 through December 31, 1998 for acquisitions completed in 1999.

     These acquisitions were accounted for using the purchase method of accounting. Purchase prices and the closing dates or anticipated closing dates for significant acquisitions are as follows (dollars in millions):

                                             RENAISSANCE     INTERMEDIA        HELICON         RIFKIN          AVALON
                                            -------------   -------------   -------------   -------------   -------------
   Purchase price.........................  $309.5          $29.1           $26.1           $165.0          $30.5
   Closing date...........................  April 1998      December 1998   December 1998   February 1999   July 1998
   Purchase price.........................                                                  $53.8           $431.6
   Closing date...........................                                                  July 1999       November 1998
   Purchase price.........................
   Closing date...........................
   Purchase price.........................
   Closing date...........................

                                                FALCON           FANCH           BRESNAN
                                            --------------   --------------   -------------
   Purchase price.........................  $86.2            $42.2            $17.0
   Closing date...........................  July 1998        February 1999    February 1998
   Purchase price.........................  $158.6           $248.0           $11.8
   Closing date...........................  September 1998   February 1999    October 1998
   Purchase price.........................  $513.3           $70.5            $40.0
   Closing date...........................  September 1998   March 1999       January 1999
   Purchase price.........................                   $50.0            $27.0
   Closing date...........................                   June 1999        March 1999

    The InterMedia acquisition above was part of a "swap."

(d) Represents the elimination of the operating results primarily related to the cable systems transferred to InterMedia as part of a swap of cable systems in October 1999. The fair value of the systems transferred to InterMedia was $420.0 million. This number includes 30,000 customers served by an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. We are obligated to transfer this system to InterMedia upon receipt of such regulatory approvals. We will have to pay $88.2 million to InterMedia if we do not obtain timely regulatory approvals for our transfer to InterMedia of the Indiana cable system and we are unable to transfer replacement systems. No material gain or loss is anticipated on the disposition as these systems were recently acquired and recorded at fair value at that time.

(e) Represents the elimination of the operating results related to the sale of a Bresnan cable system sold in January 1999.

(f) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc.

(g) Represents additional depreciation and amortization as a result of our recently completed and pending acquisitions. A large portion of the purchase price was allocated to franchises ($12.4 billion) that are amortized over 15 years. The adjustments to depreciation and amortization expense consists of the following (dollars in millions):

                                                    FAIR      WEIGHTED AVERAGE   DEPRECIATION/
                                                    VALUE       USEFUL LIFE      AMORTIZATION
                                                  ---------   ----------------   -------------
Franchises......................................  $12,356.5          15            $  823.8
Cable distribution systems......................    1,729.1           8               223.8
Land, building and improvements.................       53.9          10                 5.2
Vehicles and equipment..........................       89.1           3                26.9
                                                                                   --------
  Total depreciation and amortization...........                                    1,079.7
  Less-historical depreciation and
     amortization...............................                                     (539.7)
                                                                                   --------
     Adjustment.................................                                   $  540.0
                                                                                   ========

(h) Reflects additional interest expense on borrowings which have been or will be used to finance the acquisitions as follows (dollars in millions):

$2.7 billion of credit facilities at composite current rate
  of 8.2%...................................................  $ 217.9
$114.4 million 10% senior discount notes -- Renaissance.....     10.7
$165.0 million of credit facilities at a composite current
  rate of 8.7% -- Avalon....................................     14.4
$150.0 million 9.375% senior subordinated notes -- Avalon...     14.1
$196.0 million 11.875% senior discount notes -- Avalon......     14.7
$870.0 million of credit facilities at composite current
  rate of 8.4% -- Fanch.....................................     73.2
$1.0 billion of credit facilities at composite current rate
  of 7.9% -- Falcon.........................................     80.1
$375.0 million 8.375% senior debentures -- Falcon...........     31.4
$435.3 million 9.285% senior discount
  debentures -- Falcon......................................     32.5
$696.3 anticipated and committed financing -- Bresnan.......     59.4
$170.0 million 8% senior notes -- Bresnan...................     13.6
$275.0 million 9.25% senior discount notes -- Bresnan.......     17.8
                                                              -------
  Total pro forma interest expenses.........................    579.8
  Less-historical interest expense from acquired
     companies..............................................   (274.3)
                                                              -------
     Adjustment.............................................  $ 305.5
                                                              =======

     An increase in the interest rate on all variable rate debt of 0.125% would result in an increase in interest expense of $7.8 million.

(i) Represents the elimination of gain (loss) on the sale of cable television systems whose results of operations have been eliminated in (d) and (e) above.

(j) Reflects the elimination of income tax expense (benefit) as a result of being acquired by a limited liability company.

     NOTE D: The offering adjustments of approximately $32.5 million in higher interest expense consist of the following (dollars in millions):

                                                              INTEREST
DESCRIPTION                                                   EXPENSE
-----------                                                   --------
$675 million of 10.00% senior notes.........................   $ 67.5
$325 million of 10.25% senior notes.........................     33.3
$532 million of 11.75% senior discount notes................     36.3
Amortization of debt issuance costs.........................      4.8
                                                               ------
  Total pro forma interest expense..........................    141.9
  Less-historical interest expense..........................   (109.4)
                                                               ------
     Adjustment.............................................   $ 32.5
                                                               ======

     NOTE E: For all of 1998 and through the date of the initial public offering of Charter Communications, Inc. in November 1999, Charter Investment, Inc. provided corporate management and consulting services to Charter Operating and to Marcus Holdings beginning in October 1998. From and after the initial public offering of Charter Communications, Inc., such management services were provided by Charter Communications Inc. See "Certain Relationships and Related Transactions."

     NOTE F: EBITDA represents earnings (loss) before extraordinary item before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE G:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE H: Adjusted EBITDA means EBITDA before stock option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE I: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated component of rent expense.

     NOTE J: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

     NOTE K:  Basic customers are customers who receive basic cable service.

     NOTE L: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE M: Premium units represent the total number of subscriptions to premium channels.

     NOTE N: Premium penetration represents premium units as a percentage of basic customers.

     NOTE O: Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at December 31, 1998.

                                                            UNAUDITED PRO FORMA BALANCE SHEET
                                                                AS OF SEPTEMBER 30, 1999
                                   -----------------------------------------------------------------------------------
                                                     1999                       BRESNAN       OFFERING
                                     CHARTER     ACQUISITIONS                 ACQUISITION    ADJUSTMENTS
                                    HOLDINGS       (NOTE A)      SUBTOTAL       (NOTE A)      (NOTE B)        TOTAL
                                   -----------   ------------   -----------   ------------   -----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents........  $   434,183    $ (409,597)   $    24,586    $  (23,849)   $        --   $       737
Accounts receivable, net.........       48,470        41,650         90,120         9,774             --        99,894
Receivable from related party....       51,458       (51,458)            --            --             --            --
Prepaid expenses and other.......       27,374        33,881         61,255           225             --        61,480
                                   -----------    ----------    -----------    ----------    -----------   -----------
     Total current assets........      561,485      (385,524)       175,961       (13,850)            --       162,111
Property, plant and equipment....    2,279,489     1,075,397      3,354,886       360,921             --     3,715,807
Franchises.......................    8,268,021     6,716,916     14,984,937     2,759,248             --    17,744,185
Other assets.....................      126,196        12,882        139,078        10,000         47,228       196,306
                                   -----------    ----------    -----------    ----------    -----------   -----------
     Total assets................  $11,235,191    $7,419,671    $18,654,862    $3,116,319    $    47,228   $21,818,409
                                   ===========    ==========    ===========    ==========    ===========   ===========

LIABILITIES AND MEMBER'S EQUITY
Short-term debt..................  $        --    $  980,172    $   980,172    $  996,360    $(1,214,132)  $   762,400
Accounts payable and accrued
  expenses.......................      382,565       206,125        588,690        32,598             --       621,288
Payables to manager of cable
  systems........................        8,036            --          8,036            --             --         8,036
                                   -----------    ----------    -----------    ----------    -----------   -----------
     Total current liabilities...      390,601     1,186,297      1,576,898     1,028,958     (1,214,132)    1,391,724
Long-term debt...................    6,244,632     2,440,225      8,684,857        38,640      1,261,360     9,984,857
Deferred management fees.........       17,004            --         17,004            --             --        17,004
Other long-term liabilities......       68,648            --         68,648            --             --        68,648
Member's equity..................    4,514,306     3,793,149      8,307,455     2,048,721             --    10,356,176
                                   -----------    ----------    -----------    ----------    -----------   -----------
     Total liabilities and
       member's equity...........  $11,235,191    $7,419,671    $18,654,862    $3,116,319    $    47,228   $21,818,409
                                   ===========    ==========    ===========    ==========    ===========   ===========

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

     NOTE A: Pro forma balance sheets for our 1999 acquisitions and the Bresnan acquisition consist of the following (dollars in thousands):

                                                                               AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------------------------------
                                                                           1999 ACQUISITIONS -- HISTORICAL
                                                              ----------------------------------------------------------
                                                              INTERMEDIA                                        TOTAL
                                                               SYSTEMS       FALCON     FANCH(A)    AVALON      RECENT
                                                              ----------   ----------   --------   --------   ----------
Cash and cash equivalents...................................   $     --    $    4,196   $    933   $  2,995   $    8,124
Accounts receivable, net....................................     14,971        16,236      4,910      7,059       43,176
Receivable from related party...............................      7,966         2,414         --         --       10,380
Prepaid expenses and other..................................      1,286        30,422      1,600        879       34,187
                                                               --------    ----------   --------   --------   ----------
  Total current assets......................................     24,223        53,268      7,443     10,933       95,867
Property, plant and equipment...............................    228,676       549,476    254,802    121,973    1,154,927
Franchises..................................................    214,182       372,322      4,489    468,855    1,059,848
Deferred income taxes.......................................     15,279            --         --         --       15,279
Other assets................................................        544       434,163    595,637         46    1,030,390
                                                               --------    ----------   --------   --------   ----------
  Total assets..............................................   $482,904    $1,409,229   $862,371   $601,807   $3,356,311
                                                               ========    ==========   ========   ========   ==========
Current maturities of long-term debt........................         --            --     20,534         25       20,559
Accounts payable and accrued expenses.......................   $ 15,504    $  147,949   $ 24,281     22,242   $  209,976
Current deferred revenue....................................     11,151            --         --      3,272       14,423
Note payable to related party...............................      2,265            --         --         --        2,265
Other current liabilities...................................         --            --         --      2,968        2,968
                                                               --------    ----------   --------   --------   ----------
  Total current liabilities.................................     28,920       147,949     44,815     28,507      250,191
Deferred revenues                                                 3,583            --         --         --        3,583
Deferred income taxes.......................................         --            --         --         --           --
Long-term debt..............................................         --     1,681,454      7,931    451,827    2,141,212
Note payable to related party, including accrued interest...    406,975            --      1,457                 408,432
Other long-term liabilities, including redeemable preferred
  shares....................................................     14,934       424,280        203        951      440,368
Equity (deficit)............................................     28,492      (844,454)   807,965    120,522      112,525
                                                               --------    ----------   --------   --------   ----------
  Total liabilities and equity (deficit)....................   $482,904    $1,409,229   $862,371   $601,807   $3,356,311
                                                               ========    ==========   ========   ========   ==========

                                                                  AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------
                                                              BRESNAN ACQUISITION -- HISTORICAL
                                                              ---------------------------------
Cash and cash equivalents...................................              $  1,215
Accounts receivable, net....................................                 9,653
                                                                          --------
  Total current assets......................................                10,868
Property, plant and equipment...............................               353,864
Franchises..................................................               320,650
Other assets................................................                20,198
                                                                          --------
  Total assets..............................................              $705,580
                                                                          ========
Accounts payable and accrued expenses.......................              $ 31,693
Other current liabilities...................................                12,969
                                                                          --------
  Total current liabilities.................................                44,662
Long-term debt..............................................               869,211
Other long-term liabilities.................................                 7,329
Deficit.....................................................              (215,622)
                                                                          --------
  Total liabilities and deficit.............................              $705,580
                                                                          ========

                                                              AS OF SEPTEMBER 30, 1999
                                     --------------------------------------------------------------------------
                                                                 1999 ACQUISITIONS
                                     --------------------------------------------------------------------------
                                                                            PRO FORMA
                                                  -------------------------------------------------------------
                                     HISTORICAL   ACQUISITIONS(B)   DISPOSITIONS(C)   ADJUSTMENTS      TOTAL
                                     ----------   ---------------   ---------------   -----------   -----------
Cash and cash equivalents..........  $    8,124       $  418           $  (4,819)     $  (413,320)(d) $  (409,597)
Accounts receivable, net...........      43,176           64              (1,590)              --          41,650
Receivable from related party......      10,380          125                  --          (61,963)(f)     (51,458)
Prepaid expenses and other.........      34,187           60                (366)              --          33,881
                                     ----------       ------           ---------      -----------     -----------
 Total current assets..............      95,867          667              (6,775)        (475,283)       (385,524)
Property, plant and equipment......   1,154,927        3,197             (82,727)              --       1,075,397
Franchises.........................   1,059,848          722            (334,137)       5,990,483(g)    6,716,916
Deferred income taxes..............      15,279           --                  --          (15,279)(h)          --
Other assets.......................   1,030,390          141                (424)      (1,017,225)(i)      12,882
                                     ----------       ------           ---------      -----------     -----------
 Total assets......................  $3,356,311       $4,727           $(424,063)     $ 4,482,696     $ 7,419,671
                                     ==========       ======           =========      ===========     ===========
Current maturities of long-term
 debt..............................  $   20,559       $   --           $      --      $   (20,559)(k) $        --
Short-term debt....................          --           --                  --          980,172(k)      980,172
Accounts payable and accrued
 expenses..........................     209,976          212              (4,063)                         206,125
Current deferred revenue...........      14,423           --                  --          (14,423)(e)          --
Note payable to related party......       2,265           --                  --           (2,265)(j)          --
Other current liabilities..........       2,968           --                  --           (2,968)(j)          --
                                     ----------       ------           ---------      -----------     -----------
 Total current liabilities.........     250,191          212              (4,063)         939,957       1,186,297
Deferred revenue...................       3,583           --                  --           (3,583)(e)          --
Long-term debt.....................   2,141,212        2,751            (420,000)         716,262(k)    2,440,225
Note payable to related party,
 including accrued interest........     408,432           --                  --         (408,432)(j)          --
Other long-term liabilities,
 including redeemable preferred
 shares............................     440,368           --                  --         (440,368)(l)          --
Equity (deficit)...................     112,525        1,764                  --        3,678,860(m)    3,793,149
                                     ----------       ------           ---------      -----------     -----------
 Total liabilities and equity
   (deficit).......................  $3,356,311       $4,727           $(424,063)     $ 4,482,696     $ 7,419,671
                                     ==========       ======           =========      ===========     ===========

                                                      AS OF SEPTEMBER 30, 1999
                                     ----------------------------------------------------------
                                                        BRESNAN ACQUISITION
                                     ----------------------------------------------------------
                                                                    PRO FORMA
                                                  ---------------------------------------------
                                     HISTORICAL   ACQUISITIONS(B)   ADJUSTMENTS        TOTAL
                                     ----------   ---------------   -----------      ----------
Cash and cash equivalents..........  $    1,215       $  164        $  (25,228)(d)   $  (23,849)
Accounts receivable, net...........       9,653          121                --            9,774
Receivable from related party......          --           --                --               --
Prepaid expenses and other.........          --          225                --              225
                                     ----------       ------        ----------       ----------
 Total current assets..............      10,868          510           (25,228)         (13,850)
Property, plant and equipment......     353,864        7,057                --          360,921
Franchises.........................     320,650           --         2,438,598(g)     2,759,248
Deferred income taxes..............          --           --                --               --
Other assets.......................      20,198           --           (10,198)(i)       10,000
                                     ----------       ------        ----------       ----------
 Total assets......................  $  705,580       $7,567        $2,403,172       $3,116,319
                                     ==========       ======        ==========       ==========
Current maturities of long-term
 debt..............................  $       --       $   52        $      (52)(k)   $       --
Short-term debt....................          --           --           996,360(k)       996,360
Accounts payable and accrued
 expenses..........................      31,693          905                --           32,598
Current deferred revenue...........          --            6                (6)(e)           --
Note payable to related party......          --           --                --               --
Other current liabilities..........      12,969           --           (12,969)(j)           --
                                     ----------       ------        ----------       ----------
 Total current liabilities.........      44,662          963           983,333        1,028,958
Deferred revenue...................          --           --                --               --
Long-term debt.....................     869,211        4,465          (835,036)(k)       38,640
Note payable to related party,
 including accrued interest........          --           --                --               --
Other long-term liabilities,
 including redeemable preferred
 shares............................       7,329           --            (7,329)(l)           --
Equity (deficit)...................    (215,622)       2,139         2,262,204(m)     2,048,721
                                     ----------       ------        ----------       ----------
 Total liabilities and equity
   (deficit).......................  $  705,580       $7,567        $2,403,172       $3,116,319
                                     ==========       ======        ==========       ==========

---------------
(a) Fanch includes the balance sheet of Fanch cable systems as follows (dollars in thousands):

                                                             FANCH CABLE
                                                               SYSTEMS      OTHERS      TOTAL
                                                             -----------    -------    --------
    Total current assets...................................   $  6,014      $ 1,429    $  7,443
    Total assets...........................................    837,398       24,973     862,371
    Total current liabilities..............................     21,652       23,163      44,815
    Equity.................................................    815,746       (7,781)    807,965
    Total liabilities and equity...........................    837,398       24,973     862,371

(b) Represents the historical balance sheets as of September 30, 1999 for acquisitions to be completed subsequent to September 30, 1999.

(c) Represents the historical assets and liabilities as of September 30, 1999 of cable systems transferred to InterMedia on October 1, 1999 and one Indiana cable system we are required to transfer to InterMedia as part of a swap of cable systems. The cable system being swapped will be accounted for at fair value. No material gain or loss is anticipated in conjunction with the swap. See "Business -- Acquisitions -- Recently Completed
    Acquisitions -- InterMedia Systems."

(d) Represents Charter Holdings' historical cash used to finance a portion of the InterMedia, Avalon and Bresnan acquisitions.

(e) Represents the offset of advance billings against deferred revenue to be consistent with Charter Holdings accounting policy and the elimination of deferred revenue.

(f) Reflects assets retained by the seller.

(g) Substantial amounts of the purchase price have been allocated to franchises based on estimated fair values. This results in an allocation of purchase price as follows (dollars in thousands):

                                       INTERMEDIA
                                        SYSTEMS       AVALON        FALCON       FANCH       BRESNAN        TOTAL
                                       ----------   -----------   ----------   ----------   ----------   -----------
    Working capital..................   $ (1,959)    $(10,979)    $  (97,095)  $  (16,838)  $  (21,220)  $  (148,091)
    Property, plant and equipment....    145,949      125,170        549,476      254,802      360,921     1,436,318
    Franchises.......................    760,434      712,079      3,084,626    2,159,777    2,759,248     9,476,164
    Other............................       (424)       1,939          3,387        7,980       10,000        22,882
                                        --------     --------     ----------   ----------   ----------   -----------
                                        $904,000     $828,209     $3,540,394   $2,405,721   $3,108,949   $10,787,273
                                        ========     ========     ==========   ==========   ==========   ===========

     The sources of cash for the 1999 acquisitions and the Bresnan acquisition are as follows (dollars in millions):

    Current liabilities:
      Publicly held debt, at fair market value:
         9.375% senior subordinated notes -- Avalon.........  $  151.5
         11.875% senior discount notes -- Avalon............     127.4
         8.375% senior debentures -- Falcon.................     378.8
         9.285% senior discount debentures -- Falcon........     322.5
         8.0% senior notes -- Bresnan.......................     167.0
         9.25% senior discount notes -- Bresnan.............     194.3
      Expected credit facilities draw down of acquisitions:
         Bresnan............................................     635.0    $1,976.5
                                                              --------
    Long term liabilities:
      Credit facilities drawn down upon close of
         acquisitions:
         CC V -- Avalon.....................................     165.0
         CC VI -- Fanch.....................................     870.0
         CC VII -- Falcon...................................   1,012.8
      Expected credit facilities draw down -- Charter
         Operating..........................................     921.1     2,968.9    $ 4,945.4
                                                              --------    --------
    Funded or expected equity contributions:
         Mr. Allen equity contributions.....................     750.0
         Net proceeds from sale of Class B shares...........       1.0
         Net proceeds from sale of Class A shares...........   3,540.9
         Bresnan sellers' equity............................   1,000.0
         Falcon sellers' equity.............................     550.0                  5,841.9
                                                              --------                ---------
                                                                                      $10,787.3
                                                                                      =========

     We expect to assume and amend the existing Bresnan credit facilities and increase the borrowing availability thereunder. We expect to borrow approximately $635.0 million under these credit facilities in connection with the closing of the Bresnan acquisition. The $635.0 million represents $512.0 million in outstanding borrowings under the Bresnan credit facilities and $123.0 million in additional borrowings under these credit facilities that we anticipate using to fund a portion of the Bresnan purchase price. In addition, we expect that we will have to repurchase outstanding Bresnan notes at prices equal to 101% of their principal amount, plus accrued and unpaid interest, or their accreted value, as applicable, in connection with required change of control offers for these notes. As of the anticipated closing date of the Bresnan acquisition, the total amount of principal and accreted value of the Bresnan notes will be $362.3 million. We intend to fund a portion of the repurchase of the Bresnan notes with a portion of the net proceeds of the sale of the original notes.

     We cannot assure you that we will be able to raise the financing necessary to consummate the Bresnan acquisition. If we are unable to raise the financing necessary to satisfy this obligation, we may be unable to close the Bresnan acquisition. In any such case, the relevant sellers or creditors could initiate legal proceedings against us, including under bankruptcy and reorganization laws, for any damages they suffer as a result of our non-performance. Any such action could trigger defaults under our other obligations, including our credit facilities and debt instruments.

(h) Represents the elimination of deferred income tax assets and liabilities.

(i) Represents the elimination of the unamortized historical cost of various assets based on the allocation of purchase price (see (g) above) as follows (dollars in thousands):

Subscriber lists............................................  $  (444,178)
Noncompete agreements.......................................      (12,489)
Deferred financing costs....................................      (50,176)
Goodwill....................................................     (619,901)
Other assets................................................     (121,161)
                                                              -----------
                                                               (1,247,905)
Less-accumulated amortization...............................      220,482
                                                              -----------
                                                              $(1,027,423)
                                                              ===========

(j)  Represents liabilities retained by the seller.

(k)  Represents the following (dollars in millions):

Long-term debt not assumed..................................  $(1,654.2)
Helicon notes (called)......................................     (115.0)
Rifkin notes (tendered).....................................     (125.0)
Falcon debentures (to be put)...............................     (701.3)
Avalon 9.375% senior subordinated notes (to be put).........     (151.5)
Bresnan notes (to be put)...................................     (361.3)
                                                              ---------
     Total pro forma debt not assumed.......................   (3,108.3)
Short-term debt:
     9.375% senior subordinated notes -- Avalon.............      151.5
     11.875% senior discount notes -- Avalon................      127.4
     8.375% senior debentures -- Falcon.....................      378.8
     9.285% senior discount debentures -- Falcon............      322.5
     8% senior notes -- Bresnan.............................      167.0
     9.25% senior discount notes -- Bresnan.................      194.3
     Bresnan credit facilities..............................      635.0
                                                              ---------
     Total short-term debt..................................    1,976.5
Long-term debt:
     Credit facilities:
       Charter Operating....................................      921.1
       CC V -- Avalon.......................................      165.0
       CC VI -- Fanch.......................................      870.0
       CC VII -- Falcon.....................................    1,012.8
                                                              ---------
     Total long-term debt...................................    2,968.9
                                                              ---------
                                                              $ 1,837.1
                                                              =========

(l) Represents the elimination of historical liabilities retained by the seller and the elimination of Falcon's historical redeemable preferred shares.

(m) Represents the elimination of historical equity of $322.9 million and additional contributions of $5.84 billion made or to be made to us related to the transfer to Charter Holdings of the Fanch, Falcon, Avalon and Bresnan cable systems.

      NOTE B: Offering adjustments represent additional long-term debt of $1.3 billion from the issuance and sale of the original notes, the use of the proceeds from the original notes to repurchase the Avalon 9.375% senior subordinated notes, Falcon debentures and Bresnan notes pursuant to the Avalon, Falcon and Bresnan change of control offers, to pay down the Charter Operating credit facilities totaling $38.9 million, and the addition to other assets of the estimated expenses paid in connection with the issuance and sale of the original notes which were capitalized and will be amortized over the term of the related debt.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data below for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998, from December 24, 1998 through December 31, 1998, and January 1, 1999 through September 30, 1999 are derived from the consolidated financial statements of Charter Holdings. The consolidated financial statements of Charter Holdings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected historical financial data for the period from October 1, 1995 through December 31, 1995, are derived from the Charter Holdings unaudited financial statements and are not included elsewhere in this prospectus. The selected historical financial data for the year ended December 31, 1994 and for the period from January 1, 1995 through September 30, 1995 are derived from the unaudited financial statements of Charter Holdings predecessor business and are not included elsewhere in this prospectus. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Charter Holdings and related notes included elsewhere in this prospectus.

                                          PREDECESSOR OF
                                         CHARTER HOLDINGS                               CHARTER HOLDINGS
                                      ----------------------   ------------------------------------------------------------------
                                                                             YEAR ENDED
                                       YEAR ENDED    1/1/95    10/1/95      DECEMBER 31,       1/1/98     12/24/98      1/1/99
                                      DECEMBER 31,   THROUGH   THROUGH    -----------------   THROUGH     THROUGH       THROUGH
                                          1994       9/30/95   12/31/95    1996      1997     12/23/98    12/31/98      9/30/99
                                      ------------   -------   --------   -------   -------   --------   ----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues............................    $  6,584     $5,324    $ 1,788    $14,881   $18,867   $49,731    $   13,713   $   845,182
                                        --------     -------   -------    -------   -------   --------   ----------   -----------
Operating expenses:
  Operating, general and
    administrative..................       3,247      2,581        931      8,123    11,767    25,952         7,134       436,057
  Depreciation and amortization.....       2,508      2,137        648      4,593     6,103    16,864         8,318       441,391
  Stock option compensation
    expense.........................          --         --         --         --        --        --           845        59,288
  Management fees/corporate expense
    charges.........................         106        224         54        446       566     6,176           473        18,309
                                        --------     -------   -------    -------   -------   --------   ----------   -----------
    Total operating expenses........       5,861      4,942      1,633     13,162    18,436    48,992        16,770       955,045
                                        --------     -------   -------    -------   -------   --------   ----------   -----------
Income (loss) from operations.......         723        382        155      1,719       431       739        (3,057)     (109,863)
Interest expense....................          --         --       (691)    (4,415)   (5,120)  (17,277)       (2,353)     (288,750)
Interest income.....................          26         --          5         20        41        44           133        18,326
Other income (expense)..............          --         38         --        (47)       25      (728)           --          (177)
                                        --------     -------   -------    -------   -------   --------   ----------   -----------
Income (loss) before extraordinary
  item..............................    $    749     $  420    $  (531)   $(2,723)  $(4,623)  $(17,222)  $   (5,277)  $  (380,464)
                                        ========     =======   =======    =======   =======   ========   ==========   ===========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets........................    $ 25,511     $26,342   $31,572    $67,994   $55,811   $281,969   $4,335,527   $11,235,191
Total debt..........................      10,194     10,480     28,847     59,222    41,500   274,698     2,002,206     6,244,632
Member's equity (deficit)...........      14,822     15,311        971      2,648    (1,975)   (8,397)    2,147,379     4,514,306

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to the "-- Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for a discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of recent and pending significant events, including:

     (1) the acquisition by Mr. Allen of CCA Group, Charter Communications Properties Holdings, LLC and CharterComm Holdings LLC, referred to together with their subsidiaries as the Charter companies;

     (2) the merger of Marcus Holdings with and into Charter Holdings;

     (3) the recent and pending acquisitions of Charter Communications Holding Company, Charter Holdings and their subsidiaries;

     (4) the refinancing of the previous credit facilities of the Charter companies;

     (5) the purchase of publicly held notes that had been issued by several of the direct and indirect subsidiaries of Charter Holdings;

     (6) the completion of the transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems; and

     (7) the anticipated completion of the Pending Transactions.

     Provided below is a discussion of our organizational history consisting of:

     (1) the operation and development of the Charter companies prior to the acquisition by Mr. Allen, together with the acquisition of the Charter companies by Mr. Allen;

     (2) the merger of Marcus Holdings with and into Charter Holdings; and

     (3) the recent and pending acquisitions of Charter Communications Holding Company and its direct and indirect subsidiaries.

ORGANIZATIONAL HISTORY

     Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998, and the merger of Marcus Holdings with and into Charter Holdings on April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment, Inc. prior to the acquisition of the Charter companies by Mr. Allen and the fourth group was comprised of companies that were subsidiaries of Marcus Holdings. Charter Investment, Inc. started managing Marcus Holdings in October 1998.

     The following is an explanation of how:

     (1) Charter Communications Properties Holdings; the operating companies that formerly comprised CCA Group; CharterComm Holdings; and the Marcus companies became wholly owned subsidiaries of Charter Operating;

     (2) Charter Operating became a wholly owned subsidiary of Charter Holdings;

     (3) Charter Holdings became a wholly owned subsidiary of Charter Communications Holding Company; and

     (4) Charter Communications Holding Company became a wholly owned subsidiary of Charter Investment, Inc.

THE CHARTER COMPANIES

     Prior to Charter Investment, Inc. acquiring the remaining interests that it did not previously own in two of the three groups of Charter companies, namely CCA Group and CharterComm Holdings, as described below, the operating subsidiaries of the three groups of Charter companies were parties to separate management agreements with Charter Investment, Inc. pursuant to which Charter Investment, Inc. provided management and consulting services. Prior to our acquisition by Mr. Allen, the Charter companies were as follows:

     (1) Charter Communications Properties Holdings, LLC

          Charter Communications Properties Holdings, LLC was a wholly owned subsidiary of Charter Investment, Inc. The primary subsidiary of Charter Communications Properties Holdings, which owned the cable systems, was Charter Communications Properties. In connection with Mr. Allen's acquisition on December 23, 1998, Charter Communications Properties Holdings was merged out of existence. Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment, Inc. In May 1998, Charter Communications Properties acquired certain cable systems from Sonic Communications, Inc. for a total purchase price, net of cash acquired, of $228.4 million, including $60.9 million of assumed debt.

     (2) CCA Group

          The controlling interests in CCA Group were held by affiliates of Kelso & Co. Charter Investment, Inc. had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, the remaining interests it did not previously own in CCA Group were acquired by Charter Investment, Inc. from the Kelso affiliates. Consequently, the companies comprising CCA Group became wholly owned subsidiaries of Charter Investment, Inc.

        CCA Group consisted of the following three sister companies:

           (a) CCT Holdings, LLC,

           (b) CCA Holdings, LLC, and

           (c) Charter Communications Long Beach, LLC.

          The cable systems were owned by the various subsidiaries of these three sister companies. The financial statements for these three sister companies historically were combined and the term "CCA Group" was assigned to these combined entities. In connection with Mr. Allen's acquisition on December 23, 1998, the three sister companies and some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. These operating subsidiaries became indirect, wholly owned subsidiaries of Charter Investment, Inc.

     (3) CharterComm Holdings, LLC

          The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc. Charter Investment, Inc. had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, the remaining interests it did not previously own in CharterComm Holdings were acquired by Charter Investment, Inc. from the

     Charterhouse affiliates. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment, Inc.

     The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition on December 23, 1998, some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. CharterComm Holdings was merged out of existence. Charter Communications, LLC became a direct, wholly owned subsidiary of Charter Investment, Inc.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, Inc., and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment, Inc.'s direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated and a new management agreement was entered into between Charter Investment, Inc. and Charter Operating.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment, Inc. All of Charter Investment, Inc.'s interests in Charter Holdings were transferred to Charter Communications Holding Company.

     Our acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment, Inc. for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. Charter Communications Properties Holdings, the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. Charter Communications Properties Holdings is deemed to be our predecessor. Consequently, the contribution of Charter Communications Properties Holdings was accounted for as a reorganization under common control. Accordingly, the accompanying financial statements for periods prior to December 24, 1998 include the accounts of Charter Communications Properties Holdings. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, the financial statements for periods after December 23, 1998 include the accounts of Charter Communications Properties Holdings, CCA Group and CharterComm Holdings.

MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, Inc., pursuant to which Charter Investment, Inc. provided management and consulting services to Marcus Cable and its subsidiaries which own the cable systems. This agreement placed Marcus Cable's systems under common management with the cable systems of the Charter companies acquired by Mr. Allen in December 1998.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus

Holdings have been included in the financial statements of Charter Communications Holding Company since that date.

ACQUISITIONS

     In 1999, direct or indirect subsidiaries of Charter Holdings acquired Renaissance Media Group LLC, American Cable Entertainment, LLC, cable television systems of Greater Media Cablevision, Inc., Helicon Partners I, L.P. and affiliates, Vista Broadband Communications, L.L.C., a cable television system of Cable Satellite of South Miami, Inc., Rifkin Acquisition Partners, L.L.L.P. and InterLink Communications LLLP (collectively, "Rifkin") and cable television systems of InterMedia Partners and affiliates for a total purchase price of approximately $4.2 billion, including assumed debt of $354 million. See "Business -- Acquisitions" and "Description of Certain Indebtedness." These acquisitions were funded through excess cash from the issuance by Charter Holdings of its existing senior notes and senior discount notes, borrowings under the Charter Operating credit facilities, capital contributions to Charter Holdings by Mr. Allen through Vulcan Cable III Inc. and the assumption of the outstanding Renaissance, Helicon and Rifkin notes.

     As part of the transaction with InterMedia, we agreed to "swap" some of our non-strategic cable systems located in Indiana, Montana, Utah and northern Kentucky, representing 142,000 basic customers. The InterMedia systems serve approximately 413,000 customers in Georgia, North Carolina, South Carolina and Tennessee. We have transferred cable systems with 112,000 customers to InterMedia in connection with this swap. A cable system with customers totaling 30,000 has yet to be transferred pending the necessary regulatory approvals. If the necessary regulatory approvals cannot be obtained for the transfer of this system by March 28, 2000 InterMedia could require us to pay it $88.2 million in lieu of transferring the cable system. If InterMedia has not required us to make such payment by October 1, 2000 and we are still unable to transfer to InterMedia satisfactory replacement systems by that date because of failure to obtain the necessary regulatory approvals, we could elect to pay InterMedia $88.2 million. In addition, if we transfer cash or property other than the retained system to InterMedia, in certain circumstances, we must indemnify InterMedia 50% of all taxes and related costs incurred or arising out of any claim that InterMedia suffered tax losses to which it would not have been subject if we had transferred the retained system. The exchange of cable television systems will be recorded at the agreed value of the systems exchanged.

     In addition to these acquisitions, since the beginning of 1999, Charter Communications Holding Company acquired the Fanch, Falcon and Avalon cable systems and entered into a definitive agreement to acquire the Bresnan cable systems. All of these acquisitions are set forth in the table below. The Fanch, Falcon and Avalon purchase prices were paid with the net proceeds of the initial public offering of the common stock of Charter Communications, Inc., an equity contribution to Charter Communications Holding Company by Mr. Allen through Vulcan Cable III Inc., borrowings under credit facilities and the assumption of outstanding notes issued by Falcon and Avalon. The Bresnan acquisition will be financed with a portion of the net proceeds of Charter Communications, Inc.'s initial public offering, equity to be issued to specific sellers in the acquisition, assumed debt (comprised of the Bresnan credit facilities and publicly held notes) and borrowings under credit facilities. We intend to amend and assume the existing Bresnan credit facilities and increase the borrowing availability thereunder. See "-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     On January 1, 2000, as a result of transfers from Charter Communications Holding Company, Charter Holdings became the indirect owner of the Fanch, Falcon and Avalon cable systems. After completion of the Bresnan acquisition and transfer to us of the Bresnan cable systems, we will be the indirect owner of the Bresnan cable systems.

     Under the Falcon purchase agreement, specified Falcon sellers received $550.0 million of the Falcon purchase price in the form of membership units in Charter Communications Holding Company. Under the Bresnan purchase agreement, the Bresnan sellers have agreed to receive $1.0 billion of the Bresnan purchase price in the form of membership units in Charter Communications Holding Company. In addition, certain Rifkin sellers received $133.3 million of the purchase price in the form of preferred equity of Charter Communications Holding Company. Under the Helicon purchase agreement, $25 million of the purchase price was paid in the form of preferred limited liability company interests of Charter-Helicon, LLC, a direct wholly owned subsidiary of Charter Communications, LLC, itself an indirect subsidiary of Charter Communications Holding Company.

                                                                          AS OF AND FOR
                                                                      THE NINE MONTHS ENDED
                                                                        SEPTEMBER 30, 1999
                                 ACTUAL OR                         ----------------------------
                                ANTICIPATED         PURCHASE
                                ACQUISITION           PRICE                         REVENUE
ACQUISITION                         DATE          (IN MILLIONS)    CUSTOMERS     (IN THOUSANDS)
-----------                     -----------       -------------    ---------     --------------
Renaissance.................        4/99               $   459        132,000      $   46,589
American Cable..............        5/99                   240         69,000          27,540
Greater Media systems.......        6/99                   500        174,000          63,749
Helicon.....................        7/99                   550        172,000          63,784
Vista.......................        7/99                   126         27,000          10,610
Cable Satellite.............        8/89                    22          9,000           3,106
Rifkin......................        9/99                 1,460        464,000         159,465
InterMedia systems..........       10/99                  873+        413,000
                                                  systems swap       (142,000)(a)      152,789
                                                                   ----------
                                                                      271,000
Fanch.......................       11/99                 2,400        538,000         155,626
Falcon......................       11/99                 3,481      1,004,000         320,228
Avalon(b)...................       11/99                   845        261,000          81,559
Bresnan.....................  1st Quarter 2000           3,100        687,000         209,749
                                                  ---------        ----------    -------------
     Total..................                           $14,056      4,079,000      $1,294,794
                                                  ---------        ----------    -------------
                                                  ---------        ----------    -------------

-------------------------

(a) Represents the number of customers served by cable systems that we agreed to transfer to InterMedia. This number includes 30,000 customers served by an Indiana cable system that we did not transfer at the time of the InterMedia closing because the necessary regulatory approvals were still pending.

(b) Includes approximately 5,400 customers served by cable systems that we will acquire from certain former affiliates of Avalon. We expect the acquisition of these systems to be completed in January 2000. The $845 million purchase price for Avalon includes the purchase price for these systems of approximately $13 million.

     The systems acquired pursuant to these recent and pending acquisitions served, in the aggregate, approximately 3.8 million customers as of September 30, 1999. On December 1, 1999, Charter Communications, Inc. and AT&T entered into a non-binding letter of intent to exchange certain of our cable systems for systems owned by AT&T. If this transaction is completed, subsidiaries of Charter Holdings will acquire such systems. In connection with the Swap Transaction, we will be required to pay to AT&T approximately $108 million in cash. This payment represents the difference in the agreed values of the systems to be exchanged. In addition, we are negotiating with several other potential acquisition and swapping candidates whose systems would further complement our regional operating clusters.

OVERVIEW

     Approximately 87% of our historical revenues for the nine months ended September 30, 1999 are attributable to monthly subscription fees charged to customers for our basic, expanded basic and premium cable television programming services, equipment rental and ancillary services provided by our cable television systems. In addition, we derive other revenues from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services. We have generated increased revenues in each of the past three fiscal years, primarily through internal customer growth, basic and expanded tier rate increases and acquisitions as well as innovative marketing. We are beginning to offer our customers several other services, which are expected to significantly contribute to our revenues. One of these services is digital cable, which provides subscribers with additional programming options. We are also offering high speed Internet access to the World Wide Web through cable modems. Cable modems can be attached to personal computers so that users can send and receive data over cable systems. Our television based Internet access allows us to offer the services provided by WorldGate Communications, Inc., which provides users with TV-based e-mail and other Internet access.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings. Programming costs accounted for approximately 44% of our operating, general and administrative expenses for the nine months ended September 1999. Programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to customers, increased cost to produce or purchase cable programming, inflation and other factors affecting the cable television industry. In each year we have operated, our costs to acquire programming have exceeded customary inflationary increases. Significant factors with respect to increased programming costs are the rate increases and surcharges imposed by national and regional sports networks directly tied to escalating costs to acquire programming for professional sports packages in a competitive market. We have benefited in the past from our membership in an industry cooperative that provides members with volume discounts from programming networks. We believe our membership has kept increases in our programming costs below what the increases would otherwise have been. We also believe that we should derive additional discounts from programming networks due to our increased size. Finally, we were able to negotiate favorable terms with premium networks in conjunction with the premium packages we offer, which minimized the impact on margins and provided substantial volume incentives to grow the premium category. Although we believe that we will be able to pass future increases in programming costs through to customers, there can be no assurance that we will be able to do so.

     General and administrative expenses primarily include accounting and administrative personnel and professional fees. Depreciation and amortization expense relates to the depreciation of our tangible assets and the amortization of our franchise costs. Management fees/corporate expense charges are fees paid or charges for management services. Charter Holdings records actual expense charges incurred by Charter Communications, Inc. on behalf of Charter Holdings. Prior to the acquisition of us by Mr. Allen, the CCA Group and CharterComm Holdings recorded management fees payable to Charter Investment, Inc. equal to 3.0% to 5.0% of gross revenues plus certain expenses. In October 1998, Charter Investment, Inc. began managing the cable operations of Marcus Holdings under a management agreement, which was terminated in February 1999 and replaced by a master management fee arrangement. The Charter Operating credit facilities limit management fees to 3.5% of gross revenues.

     In connection with Charter Communications, Inc.'s initial public offering of common stock in November 1999, the management agreement between Charter Investment, Inc. and Charter Operating was assigned to Charter Communications, Inc. and Charter Communications, Inc. entered into a new management agreement with Charter Communications Holding Company. These management agreements are substantially similar to the previous management agreement with Charter Operating except that Charter Communications, Inc. is only entitled to receive reimbursement of its expenses as consideration for its providing management services. In addition, the Falcon, Fanch and Avalon cable systems are managed and the Bresnan cable systems will be managed pursuant to agreements that entitle Charter Communications, Inc. to receive reimbursement of its expenses as consideration for its provision of management services. See "Certain Relationships and Related Transactions."

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include depreciation and amortization expenses associated with our acquisitions, capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

RESULTS OF OPERATIONS

     The following discusses the results of operations for:

     (1) Charter Holdings, comprised of Charter Communications Properties Holdings, for the nine months ended September 30, 1998, and

     (2) Charter Holdings comprised of the following for the nine months ended September 30, 1999:

        - Charter Communications Properties Holdings, CCA Group and CharterComm Holdings for the entire period;

        - Marcus Holdings for the period from March 31, 1999, the date Mr. Allen acquired voting control, through September 30, 1999;

        - Renaissance Media Group LLC for the period from April 30, 1999, the acquisition date, through September 30, 1999;

        - American Cable Entertainment, LLC for the period from May 7, 1999, the acquisition date, through September 30, 1999;

        - Cable television systems of Greater Media Cablevision, Inc. for the period from June 30, 1999, the acquisition date, through September 30, 1999;

        - Helicon Partners I, L.P. and affiliates for the period from July 30, 1999, the acquisition date, through September 30, 1999;

        - Vista Broadband Communications, L.L.C. for the period from July 30, 1999, the acquisition date, through September 30, 1999;

        - Cable television system of Cable Satellite of South Miami, Inc. for the period from August 4, 1999, the acquisition date, through September 30, 1999; and

        - Rifkin Acquisition Partners, L.L.L.P. and InterLink Communications Partners, LLLP for the period from September 13, 1999, the acquisition date, through September 30, 1999;

     No operating results are included for the InterMedia systems acquired on October 1, 1999 or for the Fanch, Falcon or Avalon systems acquired by Charter Communications Holding Company in November 1999 and transferred to us on January 1, 2000.

     The following table sets forth the percentages of revenues that items in the unaudited statements of operations constitute for the indicated periods.

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                  ----------------------------------------
                                                        1999                   1998
                                                  -----------------      -----------------
                                                           (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
Revenues........................................  $ 845,182   100.0%     $ 32,532    100.0%
                                                  ---------   -----      --------    -----
Operating expenses:
  Operating, general and administrative.........    436,057    51.6        17,498     53.8
  Depreciation and amortization.................    441,391    52.2        11,236     34.5
  Stock option compensation expense.............     59,288     7.0            --       --
  Management fees/corporate expense charges.....     18,309     2.2         1,499      4.6
                                                  ---------   -----      --------    -----
          Total operating expenses..............    955,045   113.0        30,233     92.9
                                                  ---------   -----      --------    -----
(Loss) income from operations...................   (109,863)  (13.0)        2,299      7.1
Interest income.................................     18,326     2.2            23      0.1
Interest expense................................   (288,750)  (34.2)      (11,831)   (36.4)
Other (expense) income..........................       (177)     --             6       --
                                                  ---------   -----      --------    -----
Loss before extraordinary item..................   (380,464)  (45.0)       (9,503)   (29.2)
Extraordinary item-loss from early
  extinguishment of debt........................      7,794     0.9            --       --
                                                  ---------   -----      --------    -----
          Net loss..............................  $(388,258)  (45.9)%    $ (9,503)   (29.2)%
                                                  =========   =====      ========    =====

PERIOD FROM JANUARY 1, 1999 THROUGH SEPTEMBER 30, 1999
COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH SEPTEMBER 30, 1998

     REVENUES. Revenues increased by $812.7 million, from $32.5 million for the first nine months of 1998 to $845.2 million for the first nine months of 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group and CharterComm Holdings, Sonic, Marcus Holdings and other recent acquisitions. Additional revenues from these entities included for the nine-month period ended September 30, 1999 were $439.3 million, $26.2 million, $261.2 million and $90.7 million, respectively.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $418.6 million, from $17.5 million for the period from January 1, 1998 through September 30, 1998 to $436.1 million for the period from January 1, 1999 through September 30, 1999. This increase was due primarily to the acquisitions of the CCA Group and CharterComm Holdings, Sonic, Marcus Holdings and other recent acquisitions. Additional operating, general and administrative expenses from these entities included for the nine-month period ended September 30, 1999 were $221.1 million, $13.7 million, $140.4 million and $46.8 million, respectively.

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

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $430.2 million, from $11.2 million for the period from January 1, 1998 through September 30, 1998 to $441.4 million for the period from January 1, 1999 through September 30, 1999. There was a significant increase in amortization expense resulting from the acquisitions of the CCA Group and CharterComm Holdings, Sonic, Marcus Holdings and other recent acquisitions. Additional depreciation and amortization expense from these entities included for the nine-month period ended September 30, 1999 were $244.0 million, $5.3 million, $133.9 million and $47.3 million, respectively.

     STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense for the period from January 1, 1999 through September 30, 1999 was $59.3 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options are less than the estimated fair values of the underlying membership units on the date of grant, resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $16.8 million, from $1.5 million for the period from January 1, 1998 through September 30, 1998 to $18.3 million for the period from January 1, 1999 through September 30, 1999. The increase from the period from January 1, 1998 through September 30, 1998 compared to the period from January 1, 1999 through September 30, 1999 was the result of the acquisitions of CCA Group and CharterComm Holdings, Sonic, Marcus Holdings and other recent acquisitions.

     INTEREST INCOME. Interest income increased by $18.3 million from $23,000 for the period from January 1, 1998 to September 30, 1998 to $18.3 million for the period from January 1, 1999 to September 30, 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities drawdowns.

     INTEREST EXPENSE. Interest expense increased by $276.9 million, from $11.8 million for the period from January 1, 1998 through September 30, 1998 to $288.8 million for the period from January 1, 1999 through September 30, 1999. This increase resulted primarily from interest on the notes and credit facilities used to finance the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and other recent acquisitions.

     NET LOSS. Net loss increased by $378.8 million, from $9.5 million for the period from January 1, 1998 through September 30, 1998 to $388.3 million for the period from January 1, 1999 through September 30, 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings, Sonic and Marcus Holdings was not sufficient to offset the operating expenses associated with the acquired systems and loss from early extinguishment of debt.

RESULTS OF OPERATIONS

     The following discusses the results of operations for:

     (1) Charter Holdings comprised of Charter Communications Properties Holdings, for the period from January 1, 1998 through December 23, 1998 and for the years ended December 31, 1997 and 1996, and

     (2) Charter Holdings comprised of Charter Communications Properties Holdings, CCA Group and CharterComm Holdings, for the period from December 24, 1998 through December 31, 1998.

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

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods.

                                                               YEAR ENDED
                                                              DECEMBER 31,                     1/1/98              12/24/98
                                                  ------------------------------------         THROUGH             THROUGH
                                                        1996                1997              12/23/98             12/31/98
                                                  ----------------    ----------------    -----------------    ----------------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
Revenues........................................  $14,881    100.0%   $18,867    100.0%   $ 49,731    100.0%   $13,713    100.0%
                                                  -------    -----    -------    -----    --------    -----    -------    -----
Operating expenses:
 Operating costs................................    5,888     39.5%     9,157     48.5%     18,751     37.7%     6,168     45.0%
 General and administrative costs...............    2,235     15.0%     2,610     13.8%      7,201     14.5%       966      7.0%
 Depreciation and amortization..................    4,593     30.9%     6,103     32.4%     16,864     33.9%     8,318     60.7%
 Stock option compensation expense..............       --       --         --       --          --       --        845      6.2%
 Management fees/corporate expense charges......      446      3.0%       566      3.0%      6,176     12.4%       473      3.4%
                                                  -------    -----    -------    -----    --------    -----    -------    -----
 Total operating expenses.......................   13,162     88.4%    18,436     97.7%     48,992     98.5%    16,770    122.3%
                                                  -------    -----    -------    -----    --------    -----    -------    -----
Income (loss) from operations...................    1,719     11.6%       431      2.3%        739      1.5%    (3,057)   (22.3%)
Interest income.................................       20      0.1%        41      0.2%         44      0.1%       133      1.0%
Interest expense................................   (4,415)   (29.7%)   (5,120)   (27.1%)   (17,277)   (34.7%)   (2,353)   (17.2%)
Other income (expense)..........................      (47)    (0.3%)       25      0.1%       (728)    (1.5%)       --       --
                                                  -------    -----    -------    -----    --------    -----    -------    -----
Net loss........................................  $(2,723)   (18.3%)  $(4,623)   (24.5%)  $(17,222)   (34.6%)  $(5,277)   (38.5%)
                                                  =======    =====    =======    =====    ========    =====    =======    =====

PERIOD FROM DECEMBER 24, 1998 THROUGH DECEMBER 31, 1998

     This period is not comparable to any other period presented. The financial statements represent eight days of operations. This period not only contains the results of operations of Charter Communications Properties, but also the results of operations of those entities purchased in the acquisition of the Charter companies by Mr. Allen. As a result, no comparison of the operating results for this eight-day period is presented.

PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998 COMPARED TO 1997

     REVENUES. Revenues increased by $30.9 million, or 163.6%, from $18.9 million in 1997 to $49.7 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues primarily resulted from the acquisition of Sonic, which had revenues for that period of $29.8 million.

     OPERATING EXPENSES. Operating expenses increased by $9.6 million, or 104.8%, from $9.2 million in 1997 to $18.8 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, which had operating expenses for that period of $9.4 million, partially offset by the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $4.6 million, or 175.9%, from $2.6 million in 1997 to $7.2 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, which had general and administrative expenses for that period of $6.0 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $10.8 million, or 176.3%, from $6.1 million in 1997 to $16.9 million for the period from January 1, 1998 through December 23, 1998. There was a significant increase in amortization resulting from the acquisition of Sonic. Incremental depreciation and amortization expenses of the acquisition of Sonic were $9.9 million.

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

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $5.6 million, or 991.2% from $0.6 million in 1997 to $6.2 million for the period from January 1, 1998 through December 23, 1998. The increase from 1997 compared to the period from January 1, 1998 through December 23, 1998 was the result of additional Charter Investment, Inc. charges related to equity appreciation rights plans of $3.8 million for the period from January 1, 1998 through December 23, 1998 and an increase of $0.9 million in management services provided by Charter Investment, Inc. as a result of the acquisition of Sonic.

     INTEREST EXPENSE. Interest expense increased by $12.2 million, or 237.4%, from $5.1 million in 1997 to $17.3 million for the period from January 1, 1998 through December 23, 1998. This increase resulted primarily from the indebtedness of $220.6 million, including a note payable for $60.9 million, incurred in connection with the acquisition of Sonic resulting in additional interest expense.

     NET LOSS. Net loss increased by $12.6 million, or 272.5%, from $4.6 million in 1997 to $17.2 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues that resulted from cable television customer growth was not sufficient to offset the operating expenses related to the acquisition of Sonic.

1997 COMPARED TO 1996

     REVENUES. Revenues increased by $4.0 million, or 26.8%, from $14.9 million in 1996 to $18.9 million in 1997. The primary reason for this increase is the acquisition of five cable systems in 1996 that increased customers by 58.9%.

     Revenues of Charter Communications Properties, excluding the activity of any other systems acquired during the periods, increased by $0.7 million, or 8.9%, from $7.9 million in 1996 to $8.6 million in 1997.

     OPERATING EXPENSES. Operating expenses increased by $3.3 million, or 55.5%, from $5.9 million in 1996 to $9.2 million in 1997. This increase was primarily due to the acquisitions of the cable systems in 1996 and the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $0.4 million, or 16.8%, from $2.2 million in 1996 to $2.6 million in 1997. This increase was primarily due to the acquisitions of the cable systems in 1996.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.5 million, or 32.9%, from $4.6 million in 1996 to $6.1 million in 1997. There was a significant increase in amortization resulting from the acquisitions of the cable systems in 1996.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $0.2 million, or 26.9%, from $0.4 million in 1996 to $0.6 million in 1997. These fees were 3.0% of revenues in both 1996 and 1997.

     INTEREST EXPENSE. Interest expense increased by $0.7 million, or 16.0%, from $4.4 million in 1996 to $5.1 million in 1997. This increase resulted primarily from the indebtedness incurred in connection with the acquisitions of several cable systems in 1996.

     NET LOSS. Net loss increased by $1.9 million, or 69.8%, from $2.7 million in 1996 to $4.6 million in 1997. The increase in net loss is primarily related to the $1.4 million loss on the sale of a cable system.

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

OUTLOOK

     Our business strategy emphasizes the increase of our operating cash flow by increasing our customer base and the amount of cash flow per customer. We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     - reduced costs for our cable systems and our infrastructure in general;

     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

     We seek to "cluster" cable systems in suburban and ex-urban areas surrounding selected metropolitan markets. We believe that such "clustering" offers significant opportunities to increase operating efficiencies and to improve operating margins and cash flow by spreading fixed costs over an expanding subscriber base. In addition, we believe that by concentrating "clusters" in markets, we will be able to generate higher growth in revenues and operating cash flow. Through strategic acquisitions and "swaps" of cable systems, we seek to enlarge the coverage of our current areas of operations, and, if feasible, develop "clusters" in new geographic areas within existing regions. Swapping of cable systems allows us to trade systems that do not coincide with our operating strategy while gaining systems that meet our objectives. Several significant swaps have been announced. These swaps have demonstrated the industry's trend to cluster operations. To date, Charter Holdings has participated in one swap in connection with the transaction with InterMedia. In addition, Charter Communications, Inc. has entered into a letter of intent providing for the Swap Transaction.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, equity contributions, borrowings under our credit facilities and debt and equity financings.

     Our historical cash flows from operating activities for 1998 were $30.2 million, and for the nine months ended September 30, 1999 were $265.6 million. Pro forma for our merger with Marcus Holdings, the sale of the original notes, acquisitions completed since that date, the Fanch, Falcon and Avalon transfers and the Pending Transactions, our cash flows from operating activities for 1998 were $725.2 million, and for the nine months ended September 30, 1999 were $672.0 million.

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system maintenance, the development of new products and services, and converters. Converters are set-top devices added in front of a subscriber's television receiver to change the frequency of the cable television signals to a suitable channel. The television receiver is then able to tune and to allow access to premium service.

     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access and interactive services.

     Capital expenditures for 1999, pro forma for recent acquisitions, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, are estimated to be approximately $1.048 billion. For the nine months ended September 30, 1999, we made capital expenditures, excluding the acquisitions of cable systems, of $385 million. The majority of the capital

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

expenditures related to rebuilding existing cable systems. Those expenditures were funded from cash flows from operations and borrowings under credit facilities.

     For the period from January 1, 2000 to December 31, 2002, we plan to spend approximately $5.6 billion for capital expenditures, approximately $3.1 billion of which will be used to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and add two-way capability, so that we may offer advanced services. The remaining $2.5 billion will be used for extensions of systems, development of new products and services, converters and system maintenance. Capital expenditures for 2000, 2001 and 2002 are expected to be approximately $1.6 billion, $2.0 billion and $2.0 billion, respectively. We currently expect to finance approximately 80% of the anticipated capital expenditures with cash generated from operations and approximately 20% with additional borrowings under credit facilities. We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrade, expansion and maintenance. See "Risk Factors -- Our Business -- We may not be able to obtain capital sufficient to fund our planned upgrades and other capital expenditures." This could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations.

FINANCING ACTIVITIES

     As of September 30, 1999, pro forma for our merger with Marcus Holdings, the sale of the original notes, acquisitions completed since that date, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, the total debt of Charter Holdings and its subsidiaries would have been approximately $10.7 billion, Charter Holdings' member's equity would have been approximately $10.4 billion and the deficiency of earnings available to cover fixed charges would have been approximately $1.0 billion. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. Our credit facilities and other debt instruments contain, and the credit facilities that we expect to enter into and the other debt that we expect to assume in connection with the Pending Transactions will contain, various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See "-- Certain Trends and Uncertainties -- Restrictive Covenants" and "Description of Certain Indebtedness", for further information and a more detailed description of our existing debt and the debt that we will assume or refinance in connection with the Pending Transactions.

     MARCH 1999 CHARTER HOLDINGS NOTES. On March 17, 1999, Charter Holdings and Charter Capital issued $3.6 billion principal amount of senior notes, the March 1999 Charter Holdings notes consisted of $600 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.99 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of recent acquisitions.

     Semi-annual interest payments with respect to the March 1999 8.250% Charter Holdings notes and the March 1999 8.625% Charter Holdings notes are approximately $89.4 million, commencing on October 1, 1999. No interest on the March 1999 9.920% Charter Holdings notes will be payable prior to April 1, 2004. Thereafter, semi-annual interest payments on the three series of March 1999 Charter Holdings notes will be approximately $162.6 million in the aggregate, commencing on October 1, 2004. In October 1999, Charter Holdings and Charter Capital completed an offer to exchange the March 1999 Charter Holdings notes for notes with substantially similar terms, except that the new notes are registered and are not subject to restrictions on transfer. With the exception of $120,000 principal amount of the March 1999 8.625% Charter Holdings notes, all of the March 1999

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

Charter Holdings notes were exchanged for new notes. As of September 30, 1999, $2.1 billion was outstanding under the March 1999 8.250% Charter Holding notes and 8.625% Charter Holdings notes, and the accreted value of the March 1999 9.920% Charter Holdings notes was $954.1 million.

     Concurrently with the issuance of the March 1999 Charter Holdings notes, we refinanced substantially all of our previous credit facilities and Marcus Cable Operating Company, L.L.C.'s credit facilities with new credit facilities entered into by Charter Operating. In February and March 1999, we commenced cash tender offers to purchase the 14% senior discount notes issued by Charter Communications Southeast Holdings, LLC, the 11.25% senior notes issued by Charter Communications Southeast, LLC, the 13.50% senior subordinated discount notes issued by Marcus Cable Operating Company, L.L.C., and the 14.25% senior discount notes issued by Marcus Cable. All such notes, except for $1.1 million in principal amount, were paid off for an aggregate amount of $1.0 billion. The remaining $1.1 million of such notes were repaid in September 1999.

     CHARTER OPERATING CREDIT FACILITIES. Charter Operating's credit facilities provide for two term facilities, Term A with a principal amount of $1.0 billion that matures September 2007 and Term B with a principal amount of $1.85 billion that matures on March 2008. The Charter Operating credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date of September 2007. As of September 30, 1999, approximately $2.85 billion was outstanding and $1.25 billion was available for borrowing under the Charter Operating credit facilities. In addition, an uncommitted incremental term facility of up to $500 million with terms similar to the terms of these credit facilities is permitted under such credit facilities, but will be conditioned on receipt of additional new commitments from existing and new lenders. We borrowed $520 million under the revolving credit facility on October 1, 1999 to complete the acquisition of the InterMedia systems. In addition, we borrowed approximately $269 million in the aggregate under the revolving credit facility to retire the Rifkin notes and the Helicon notes during October 1999 and November 1999, respectively.

     In November 1999, Charter Communications Holding Company loaned $856.0 million of the net proceeds of Charter Communications, Inc.'s initial public offering to Charter Operating. The funds were used by Charter Operating to pay down amounts outstanding under the Charter Operating credit facilities. As of December 31, 1999, approximately $2.91 billion was outstanding and approximately $1.19 billion was available for borrowing under the Charter Operating credit facilities. In connection with the funding of the Bresnan acquisition, we expect that Charter Operating will repay this loan to Charter Communications Holding Company which will use the funds so received to pay a portion of the purchase price for the Bresnan acquisition. We anticipate that Charter Communications Holding Company will subsequently transfer the Bresnan cable systems to Charter Holdings.

     Amounts under the Charter Operating credit facilities bear interest at a base rate or a eurodollar rate, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. The weighted average interest rate for outstanding debt on September 30, 1999 was 7.52%. Furthermore, Charter Operating has entered into interest rate protection agreements to reduce the impact of changes in interest rates on the debt outstanding under its credit facilities. See "-- Interest Rate Risk."

     RENAISSANCE NOTES. We acquired Renaissance in April 1999. The Renaissance 10% senior discount notes due 2008 had $163.2 million principal amount at maturity outstanding and $100.0 million accreted value upon issuance. The Renaissance 10% notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance 10% notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance 10% notes are due on April 15, 2008. Due to the change of control of Renaissance, an offer to purchase the Renaissance 10% notes was made at 101% of their accreted value, plus accrued and unpaid interest, on June 28, 1999. Of the $163.2 million face amount of Renaissance 10% notes

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

outstanding, $48.8 million were repurchased. As of September 30, 1999, the accreted value of the Renaissance 10% notes was approximately $82.4 million.

     HELICON NOTES. We acquired Helicon in July 1999. As of September 30, 1999, Helicon had outstanding $115.0 million in principal amount of 11% senior secured notes due 2003. On November 1, 1999, we redeemed all of the Helicon 11% notes at a purchase price equal to 103% of their principal amount, plus accrued interest, for $124.8 million.

     RIFKIN NOTES. We acquired Rifkin in September 1999. As of September 30, 1999, Rifkin had outstanding $125.0 million in principal amount of 11.125% senior subordinated notes due 2006. In September 1999, we commenced an offer to purchase any and all of the outstanding Rifkin notes, together with a $3.0 million promissory note payable, for cash at a premium over the principal amounts. Notes with a total outstanding principal amount of $124.1 million were repurchased for a total of $140.6 million, including a consent fee of $30 per $1,000 to the holders who delivered timely consents to amend the indenture governing those notes to eliminate substantially all of the restrictive covenants. We repurchased the promissory note for $3.4 million.

     FALCON DEBENTURES. Falcon has outstanding publicly held debt comprised of 8.375% senior debentures due 2010 and 9.285% senior discount debentures due 2010. As of September 30, 1999, $375.0 million total principal amount of the Falcon 8.375% debentures were outstanding and the accreted value of the Falcon 9.285% debentures was approximately $315.7 million. In November 1999, we paid off all of Falcon's 11.56% subordinated notes due 2001 for a total of $15.0 million. Interest on the Falcon 8.375% debentures is payable semi-annually on April 15 and October 15 of each year. No interest on the Falcon 9.285% debentures will be payable prior to April 15, 2003. From and after April 15, 2003, the issuers of the Falcon 9.285% debentures may elect to commence accrual of cash interest payment on any date, and the interest will be payable semi-annually in cash on each April 15 and October 15 thereafter.

     On December 10, 1999, we commenced change of control offers to repurchase the Falcon debentures at purchase prices of 101% of principal amount, plus unpaid and accrued interest, or accreted value, as applicable. Because the Falcon debentures are trading at or near the change of control repurchase prices, we expect that the Falcon debentures will be put to us. The Falcon change of control offers will remain open until February 3, 2000. We intend to finance the Falcon change of control offers with a portion of the net proceeds of the sale of the original notes.

     FALCON CREDIT FACILITIES. In connection with the Falcon acquisition, we amended and restated the existing Falcon credit facilities to provide for available borrowing capacity of $1.25 billion. In November 1999, Charter Communications Holding Company loaned $173.0 million of the net proceeds of Charter Communications, Inc.'s initial public offering to the borrower under the Falcon credit facilities, Falcon Cable Communications, LLC. The funds were used by Falcon Cable Communications to pay down a portion of the debt under the Falcon credit facilities. As of November 30, 1999, $846.8 million was outstanding and $405.2 million was available for borrowing under the Falcon credit facilities. In connection with the funding of the Bresnan acquisition, we expect that Falcon Cable Communications will repay the loan to Charter Communications Holding Company which will use the funds so received to pay a portion of the purchase price for the Bresnan acquisition.

     AVALON NOTES. Avalon has 11.875% senior discount notes due 2008 and 9.375% senior subordinated notes due 2008. As of September 30, 1999, the accreted value of the Avalon 11.875% notes was $121.6 and $150.0 million in principal of the Avalon 9.375% notes remained outstanding. Before December 1, 2003, there will be no payments of cash interest on the Avalon 11.875% notes. After December 1, 2003, cash interest on the Avalon 11.875% notes will be payable semi-annually on

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

June 1 and December 1 of each year, commencing June 1, 2004. Interest on the Avalon 9.375% notes is payable semi-annually on June 1 and December 1 of each year.

     On December 3, 1999, we commenced change of control offers to repurchase the Avalon 9.375% notes and the 11.875% notes at purchase prices of 101% of principal amount or accreted value, as applicable. Because the Avalon 9.375% notes are trading at or near the change of control repurchase price, we expect these notes to be put to us. Because the Avalon 11.875% notes have been trading above the change of control repurchase price, we do not expect these notes to be put to us. These change of control repurchase offers will remain open until January 26, 2000. We intend to finance the Avalon change of control offer with a portion of the net proceeds of the sale of the original notes.

     AVALON CREDIT FACILITIES. The Avalon credit facilities have maximum borrowings of $300.0 million, consisting of a revolving facility in the amount of $175.0 million and a term loan B in the amount of $125.0 million. We borrowed $165.0 million under the Avalon credit facilities to fund a portion of the Avalon purchase price.

     FANCH CREDIT FACILITIES. The Fanch credit facilities have maximum borrowings of $1.2 billion, of which we used $870.0 million to fund a portion of the Fanch purchase price. In November 1999, Charter Communications Holding Company loaned $20.0 million of the net proceeds of Charter Communications, Inc.'s initial public offering to the borrower under the Fanch credit facilities, CC VI Operating Company, LLC. The funds were used by CC VI Operating Company to pay down a portion of the debt under the Fanch credit facilities. In connection with the funding of the Bresnan acquisition, we expect that CC VI Operating Company will repay the loan to Charter Communications Holding Company which will use the funds so received to pay a portion of the purchase price for the Bresnan acquisition.

     BRESNAN NOTES. Bresnan has outstanding 8% senior notes due 2009 and 9.25% senior discount notes due 2009. As of September 30, 1999, $170.0 million in principal amount of the Bresnan 8% notes was outstanding and the accreted value of the Bresnan 9.25% notes was $185.9 million. Interest on the Bresnan 8% notes is payable semi-annually on February 1 and August 1 of each year. On and after August 1, 2004, interest on the Bresnan 9.25% notes will be payable semi-annually in cash on February 1 and August 1 of each year. The Bresnan acquisition will trigger change of control provisions under the Bresnan notes that will require us to make an offer to repurchase these notes at a price equal to 101% of the outstanding principal amounts plus accrued interest or accreted value, as applicable. We expect that the Bresnan notes will be tendered and we intend to fund the repurchase of a portion of the Bresnan notes with a portion of the net proceeds of the sale of the original notes.

     BRESNAN CREDIT FACILITIES. Bresnan has credit facilities providing for borrowings of up to $650.0 million. As of September 30, 1999, $512.0 million was outstanding and $138.0 million was available for borrowing under the Bresnan credit facilities. Because the acquisition of Bresnan will trigger change of control and other provisions under the Bresnan credit facilities, we intend to amend and assume these credit facilities, including an increase in borrowing availability. If we cannot amend and assume these credit facilities, we will be required to refinance the Bresnan credit facilities and repay all outstanding borrowings thereunder.

ACQUISITIONS

     In 1999, we acquired the Renaissance, American Cable, Greater Media, Helicon, Vista, Cable Satellite, Rifkin and InterMedia cable systems. The total purchase price for these acquisitions was $4.2 billion, including $354 million of assumed debt. We financed the cash portion of the purchase prices for these acquisitions through excess cash from the issuance of the March 1999 Charter Holdings notes, borrowings under the Charter Operating credit facilities, capital contributions by Mr. Allen through Vulcan Cable III Inc., and, in the case of InterMedia, through a swap of cable systems valued at $331.8 million and a commitment to transfer an additional cable system valued at $88.2 million. We will have to pay $88.2 million to InterMedia if we do not obtain timely regulatory approvals for our transfer to InterMedia of the Indiana cable system and we are unable to transfer replacement systems.

     In addition to these acquisitions, since the beginning of 1999, Charter Communications Holding Company acquired the Fanch, Falcon and Avalon cable systems and entered into a definitive agreement to acquire the Bresnan cable systems. The total purchase price for the Fanch, Falcon and Avalon acquisitions was $6.7 billion, including $1.9 billion of assumed debt. The cash portion of the Fanch, Falcon and Avalon purchase prices were paid with the net proceeds of the initial public offering of the common stock of Charter Communications, Inc., an equity contribution to Charter Communications Holding Company by Mr. Allen through Vulcan Cable III Inc. and borrowings under credit facilities. On January 1, 2000 Charter Communications Holding Company transferred the Fanch, Falcon and Avalon cable systems to us and we became the indirect owner of these systems.

     In August 1999, Vulcan Cable III Inc. contributed to Charter Communications Holding Company $500 million in cash and, in September 1999, an additional $825 million, of which approximately $644.3 million was in cash and approximately $180.7 million was in the form of equity interests acquired by Vulcan Cable III Inc. in connection with this Rifkin acquisition. Charter Communications Holding Company in turn contributed the cash and equity interests to Charter Holdings. In November 1999, in connection with Charter Communications, Inc.'s initial public offering, Vulcan Cable III contributed to Charter Communications Holding Company $750 million in cash. In connection with the Rifkin and Falcon acquisitions, Charter Communications Holding Company issued equity interests totaling approximately $683.3 million and a subsidiary of Charter Holdings issued preferred equity interests totaling $25 million to the sellers.

     We expect that the Bresnan purchase price will be paid with a portion of the net proceeds of Charter Communications, Inc.'s initial public offering, $1.0 billion of equity of Charter Communications Holding Company issued to specified sellers in the acquisition, assumed debt, comprised of the existing Bresnan credit facilities and publicly held notes, and borrowings under credit facilities. We cannot assure you that the Bresnan acquisition will be completed. Assuming the Bresnan acquisition and transfer are completed, Charter Holdings will then be the indirect owner of the Bresnan cable systems.

     We expect to assume and amend the existing Bresnan credit facilities and increase the borrowing availability thereunder. We expect to borrow approximately $635.0 million under these credit facilities in connection with the closing of the Bresnan acquisition. The $635.0 million represents $512.0 million in outstanding borrowings under the Bresnan credit facilities and $123.0 million in additional borrowings under these credit facilities that we anticipate using to fund a portion of the Bresnan purchase price. In addition, we expect that we will have to repurchase outstanding Bresnan notes at prices equal to 101% of their principal amount, plus accrued and unpaid interest, or their accreted value, as applicable, in connection with required change of control offers for these notes. As of the anticipated closing date of the Bresnan acquisition, the total amount of principal and accreted value of the Bresnan notes will be $362.3 million. We intend to fund a portion of the repurchase of the Bresnan notes with a portion of the net proceeds of the sale of the original notes.

     On December 1, 1999, Charter Communications, Inc. and AT&T entered into a non-binding letter of intent to exchange certain of our cable systems for certain cable systems owned by AT&T. As part of this transaction, we will be required to pay to AT&T approximately $108.0 million in cash.

     We cannot assure you that we will be able to raise the financing necessary to satisfy the obligations described above. If we are unable to raise the financing necessary to satisfy any or all of these obligations, we could be in default under one or more other obligations.

     For a description of our recently completed and pending acquisitions, see "Business -- Acquisitions."

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties, in addition to those discussed elsewhere in this prospectus, including in "Risk Factors" and "Business," that could materially impact our business, results of operations and financial condition.

     SUBSTANTIAL LEVERAGE. As of September 30, 1999, pro forma for our merger with Marcus Holdings, the sale of the original notes, acquisitions completed since that date, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, the total debt of Charter Holdings and its subsidiaries was approximately $10.7 billion and Charter Holdings' member's equity was approximately $10.4 billion. We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and the upgrade of our cable systems.

     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing credit facilities, new facilities or from other sources of financing in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     VARIABLE INTEREST RATES. A significant portion of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we expect to arrange in connection with the Pending Transactions will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. See discussion on "-- Interest Rate Risk."

     RESTRICTIVE COVENANTS. Our credit facilities and the indentures governing our outstanding debt contain a number of significant covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions.

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our credit facilities we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could trigger acceleration of the debt. Any default under our credit facilities or the indentures governing our outstanding debt may adversely affect our growth, our financial condition and our results of operations.

     IMPORTANCE OF GROWTH STRATEGY AND RELATED RISKS. We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services and the acquisition of additional cable systems. We cannot assure you that we will be able to offer new services successfully to our customers or that those new services will generate revenues. In addition, the acquisition of additional cable systems may not have a positive net impact on our operating results. Acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and difficulties in assimilation of the operations of the acquired companies, some or all of which could have a material adverse effect on our business, results of operations and financial condition. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.

     MANAGEMENT OF GROWTH. As a result of the acquisition of the Charter companies by Paul G. Allen, our merger with Marcus Holdings and our recent acquisitions, we have experienced and will continue to experience rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. Historically, acquired entities have had minimal employee benefit related costs and all benefit plans have been terminated with acquired employees transferring to our 401(k) plan. No significant severance cost is expected in conjunction with the recent acquisitions. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     In connection with our recent acquisitions, we have formed multi-disciplinary teams to formulate plans for establishing customer service centers, identifying property, plant and equipment requirements and possible reduction of headends. Headends are the control centers of a cable television system, where incoming signals are amplified, converted, processed and combined for transmission to customers. These teams also determine market position and how to attract talented personnel. Our goals include rapid transition in achieving performance objectives and implementing "best practice" procedures.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. These regulations have increased the administrative and operational expenses of cable television systems and affected the development of cable competition. Rate regulation of cable systems has been in place since passage of the Cable Television Consumer Protection and Competition Act of 1992, although the scope of this regulation recently was sharply contracted. Since March 31, 1999, rate regulation exists only with respect to the lowest level of basic cable service and associated equipment. Basic cable service is the service that cable customers receive for a threshold fee. This service usually includes local television stations, some distant signals and perhaps one or more non-broadcast services. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.

     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals or if it were to allow unaffiliated Internet service providers seeking direct cable access to invoke commercial leased access rights originally devised for video programmers. The Federal Communications Commission is currently conducting proceedings in which it is considering both of these channel usage possibilities.

     There is also uncertainty whether local franchising authorities, the Federal Communications Commission, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services.

     POSSIBLE RESCISSION LIABILITY. The Rifkin and Falcon sellers who acquired Charter Communications Holding Company membership units in connection with the respective Rifkin and Falcon acquisitions, the Bresnan sellers who will acquire Charter Communications Holding Company membership units in connection with the Bresnan acquisition and the Helicon sellers who acquired shares of Class A common stock in Charter Communications, Inc.'s initial public offering may have rescission rights against Charter Communications, Inc. and Charter Communications Holding Company, as the case may be, arising out of possible violations of Section 5 of the Securities Act in connection with the offers and sales of these equity interests. If all of these equity holders successfully exercised their possible rescission rights and Charter Communications, Inc. or Charter Communications Holding Company became obligated to repurchase all such equity interests, the total repurchase obligations could be up to approximately $1.7 billion. We cannot assure you that Charter Communications, Inc. and Charter Communications Holding Company would be able to obtain capital sufficient to fund any required repurchases. If Charter Communications, Inc. and Charter Communications Holding Company fail to obtain sufficient capital funds for this purpose, they may seek funds from Charter Holdings and its subsidiaries. This could adversely affect our financial condition and results of operations.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements, is required under the terms of our credit facilities. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 1998 (dollars in thousands):

                                                  EXPECTED MATURITY DATE                                            FAIR VALUE AT
                                   ----------------------------------------------------                             DECEMBER 31,
                                     1999       2000       2001       2002       2003     THEREAFTER     TOTAL          1998
                                   --------   --------   --------   --------   --------   ----------   ----------   -------------
DEBT
Fixed Rate.......................        --         --         --         --         --   $  271,799   $  271,799    $  271,799
 Average Interest Rate...........        --         --         --         --         --         13.5%        13.5%
Variable Rate....................  $ 10,450   $ 21,495   $ 42,700   $113,588   $157,250   $1,381,038   $1,726,521    $1,726,521
 Average Interest Rate...........       6.0%       6.1%       6.3%       6.5%       7.2%         7.6%         7.2%
INTEREST RATE INSTRUMENTS
Variable to Fixed Swaps..........  $130,000   $255,000   $180,000   $320,000   $370,000   $  250,000   $1,505,000    $ (28,977)
 Average Pay Rate................       4.9%       6.0%       5.8%       5.5%       5.6%         5.6%         5.6%
 Average Receive Rate............       5.0%       5.0%       5.2%       5.2%       5.4%         5.4%         5.2%
Caps.............................  $ 15,000         --         --         --         --           --   $   15,000            --
 Average Cap Rate................       8.5%        --         --         --         --           --          8.5%
Collar...........................        --   $195,000   $ 85,000   $ 30,000         --           --   $  310,000    $  (4,174)
 Average Cap Rate................        --        7.0%       6.5%       6.5%        --           --          6.8%
 Average Floor Rate..............        --        5.0%       5.1%       5.2%        --           --          5.0%

     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the proceeds (costs) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at December 31, 1998. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 1998, 1997, and 1996 was not significant.

     In March 1999, substantially all existing long-term debt, excluding borrowings of our previous credit facilities, was extinguished, and all previous credit facilities were refinanced with the Charter Operating credit facilities. The following table sets forth the fair values and contract terms of the long-term debt maintained by us as of September 30, 1999 (dollars in thousands):

                                                  EXPECTED MATURITY DATE                                            FAIR VALUE AT
                                    ---------------------------------------------------                             SEPTEMBER 30,
                                      1999       2000       2001      2002       2003     THEREAFTER     TOTAL          1999
                                    --------   --------   --------   -------   --------   ----------   ----------   -------------
DEBT
Fixed Rate........................        --         --         --        --   $115,000   $3,817,413   $3,932,413    $3,206,520
 Average Interest Rate............        --         --         --        --         11%         9.0%         9.0%
Variable Rate.....................        --         --         --   $88,875   $156,000   $2,605,125   $2,850,000    $2,850,000
 Average Interest Rate............        --         --         --       6.7%       6.8%         7.0%         7.0%

     Interest rates on variable debt are estimated using the average implied forward LIBOR rates for the year of maturity based on the yield curve in effect at September 30, 1999.

YEAR 2000 ISSUES

     GENERAL. Many existing computer systems and applications, and other control devices and embedded computer chips use only two digits, rather than four, to identify a year in the date field, failing to consider the impact of the recent change in the century. Computer chips are the physical structure upon which integrated circuits are fabricated as components of systems, such as telephone systems, computers and memory systems. As a result, such systems, applications, devices, and chips could create erroneous results or might fail altogether unless corrected to properly interpret data related to the year 2000 and beyond. These errors and failures may result, not only from a date recognition problem in the particular part of a system failing, but may also result as systems, applications, devices and chips receive erroneous or improper data from third parties suffering from the year 2000 problem. In addition, two interacting systems, applications, devices or chips, each of which has individually been fixed so that it will properly handle the year 2000 problem, could nonetheless result in a failure because their method of dealing with the problem is not compatible.

     The year 2000 issue impacts our owned or licensed computer systems and equipment used in connection with internal operations, including:

     - information processing and financial reporting systems;

     - customer billing systems;

     - customer service systems;

     - telecommunication transmission and reception systems; and

     - facility systems.

     We have not experienced significant service disruptions or any other problems since the beginning of the year 2000. We cannot assure you, however, that such problems will not arise in connection with customer billing or other periodic information gathering.

     THIRD PARTIES. We rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third-party systems. The year 2000 problem could cause these systems to fail, err, or become incompatible with our systems.

     If we have or a significant third party on which we rely has failed to adequately prepare its systems for the change to 2000, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with such third party systems, our business could suffer from material disruptions, including the inability to process transactions, send invoices, accept customer orders or provide customers with our cable services. We could also face similar disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions.

     STATE OF READINESS. We have conducted a three-stage process addressing the year 2000 problem and its impact on our internal operations, which consisted of:

     (1) conducting an inventory and evaluation of our systems, components, and other significant infrastructure to identify those elements that we reasonably believe could be expected to be affected by the year 2000 problem. This stage has been completed;

     (2) remediating or replacing equipment that, based upon such inventory and evaluation, we believe may fail to operate properly in the year 2000. This stage has been completed; and

     (3) testing of the remediation and replacement conducted in stage two. This stage has been completed.

     Much of our assessment efforts in stage one have involved, and depend on, inquiries to third party service providers, suppliers and vendors of various parts or components of our systems. We have obtained certifications from third party service providers, suppliers and vendors as to the readiness of mission critical elements and we are in the process of obtaining certifications of readiness as to non-mission critical elements. Certain of these third parties that have certified the readiness of their products will not certify their interoperability within our fully integrated systems. We cannot assure you that these technologies of third parties, on which we rely, will be year 2000 ready or timely converted into year 2000 compliant systems compatible with our systems. Moreover, because a full test of our systems, on an integrated basis, would require a complete shut down of our operations, it is not practicable to conduct such testing. However, we have utilized a third party, in cooperation with other cable operators, to test a "mock-up" of our major billing and plant components, including pay-per-view systems, as an integrated system. We are utilizing another third party to conduct comprehensive testing on our advertising related scheduling and billing systems. In addition, we have evaluated the potential impact of third party failure and integration failure on our systems in developing our contingency plans.

     RISKS AND REASONABLY LIKELY WORST CASE SCENARIOS. The failure to correct a material year 2000 problem could result in system failures leading to a disruption in, or failure of certain normal business activities or operations, for example, a failure of our major billing systems and plant components such as our pay-per-view systems. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. However, our year 2000 taskforce has significantly reduced our level of uncertainty about the year 2000 problem and, in particular, about the year 2000 compliance and readiness of our material vendors.

     CONTINGENCY AND BUSINESS CONTINUATION PLAN. Our year 2000 plan calls for suitable contingency planning for our at-risk business functions. We normally make contingency plans in order to avoid interrupted service providing video, voice and data products to our customers. We have distributed detailed guidelines outlining remedial actions for the failure of any component of our systems which is critical to the transport of our signal. This includes a communications plan for informing key personnel across the country in the event of such a failure to accelerate remediation actions throughout the company.

     COST. We have redeployed internal resources and have selectively engaged outside vendors to meet the goals of our year 2000 program. We currently estimate the total cost of our year 2000 remediation program, to be approximately $9.8 million, substantially all of which has been expended to date.

OPTIONS

     In accordance with an employment agreement between Charter Communications, Inc. and Jerald L. Kent, the President and Chief Executive Officer of Charter Communications, Inc. and a related option agreement between Charter Communications Holding Company and Mr. Kent, an option to purchase 3% of the equity value of all cable systems managed by Charter Investment, Inc. on the date of the grant, or 7,044,127 membership units, were issued to Mr. Kent. The option vests over a four-year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted an option plan, which was assumed by Charter Communications Holding Company in May 1999, providing for the grant of options to purchase up to 25,009,798 Charter Communications Holding Company membership units. The option plan provides for grants of options to employees, consultants and directors of Charter Communications Holding Company and its affiliates. Options granted will be fully vested after five years from the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options will be automatically exchanged for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis.

                                                              OPTIONS OUTSTANDING
                                               --------------------------------------------------     OPTIONS
                                                                                       REMAINING    EXERCISABLE
                                                                                        CONTRACT    -----------
                                               NUMBER OF    EXERCISE       TOTAL          LIFE       NUMBER OF
                                                OPTIONS      PRICE        DOLLARS      (IN YEARS)     OPTIONS
                                               ---------    --------      -------      ----------    ---------
Outstanding as of January 1, 1999(1).........  7,044,127     $20.00     $140,882,540      9.2(3)      1,761,032
Granted:
  February 9, 1999(2)........................  9,111,681      20.00      182,233,620                    130,000
  April 5, 1999(2)...........................    473,000      20.73        9,805,290                         --
  November 8, 1999(2)........................  4,741,400      19.00       90,086,600                    200,000
  Cancelled..................................   (485,600)     20.00       (9,712,000)                        --
                                                 (56,400)     20.73       (1,169,172)                        --
                                                 (70,600)     19.00       (1,341,400)                        --
                                               ----------    ------     ------------      ---        ----------
Outstanding as of December 31, 1999..........  20,757,608    $19.79(3)  $410,785,478      9.2(3)      2,091,032
                                               ==========    ======     ============      ===        ==========

-------------------------

(1) Granted to Jerald L. Kent pursuant to his employment agreement and related option agreement.

(2) Granted pursuant to the option plan.

(3) Weighted average.

     We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. We recorded stock option compensation expense of $845,000 for the year ended December 31, 1998 and $59.3 million for the nine months ended

September 30, 1999 in the financial statements since the exercise prices were less than the estimated fair value of the underlying membership units on the date of grant. The estimated fair value was determined using the valuation inherent in Mr. Allen's acquisition of Charter Holdings and valuations of public companies in the cable television industry adjusted for factors specific to us. Compensation expense is accrued over the vesting period of each grant which varies from four to five years. As of September 30, 1999, deferred compensation remaining to be recognized in future periods totalled $104 million.

ACCOUNTING STANDARD NOT YET IMPLEMENTED

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL

     We sold the original notes on January 12, 2000 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The initial purchasers of the notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

     In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated January 6, 2000, among us and Goldman, Sachs & Co., Chase Securities Inc., Credit Suisse First Boston, FleetBoston Robertson Stephens, Merrill & Co., Morgan Stanley Dean Witter, TD Securities, First Union Securities, Inc., PNC Capital Markets, Inc. and SunTrust Equitable Securities, the holders of the original notes became entitled to the benefits of the exchange and registration rights agreements dated January 12, 2000, among us and the initial purchasers.

     Under the registration rights agreements, the issuers became obligated to file a registration statement in connection with an exchange offer within 120 days after January 12, 2000 and to use their reasonable best efforts to have the exchange offer registration statement declared effective within 180 days after January 12, 2000. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreements. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuers.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept all original notes properly tendered and not withdrawn prior to the expiration date. The issuers will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from the issuers cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

     We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

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

     If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "-- Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

     Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "-- Fees and Expenses."

SHELF REGISTRATION STATEMENT

     Pursuant to the registration rights agreements, if the exchange offer is not completed prior to the date on which the earliest of any of the following events occurs:

          (a) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer,

          (b) any holder of notes notifies us that either:

             (1) such holder is not eligible to participate in the exchange offer, or

             (2) such holder participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered original notes, or

          (c) the exchange offer is not completed within 210 days after January 12, 2000,

we will, at our cost:

     - file a shelf registration statement covering resales of the original notes,

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act at the earliest possible time, but no later than 90 days after the time such obligation to file arises, and

     - use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the date as of which the Securities and Exchange Commission declares such shelf registration statement effective or the shelf registration otherwise becomes effective, or the time when all of the applicable original notes are no longer outstanding.

     If any of the events described occurs, we will refuse to accept any original notes and will return all tendered original notes.

     We will, if and when we file the shelf registration statement, provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the original notes. A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers, a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreements, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

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

INCREASE IN INTEREST RATE

     If:

     (1) the registration statement, of which this prospectus is a part, has not been declared effective by the Securities and Exchange Commission within 180 days of the issuance of the original notes, and we have not used or are not continuing to use our reasonable best efforts to cause the registration statement to become effective, or

     (2) the exchange offer has not been completed within 30 business days after the initial effective date of the exchange offer registration statement, or

     (3) the exchange offer registration statement is either withdrawn by us or subject to an effective stop order without being followed immediately by an additional registration statement filed and declared effective, or

     (4) we are required to file the shelf registration statement and either

        (a) the shelf registration statement has not become effective or been declared effective on or before the 90th calendar day following the date such obligation to file arises, or

        (b) the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective, except as specifically permitted in the registration rights agreements, without being succeeded promptly by an additional registration statement filed and declared effective, the interest rate borne by the original notes will be increased by 0.25% per year for the first 90 days of default, 0.50% per year for the second 90 days of default, 0.75% per year for the third 90 days of default and 1.0% per year for the remaining period of time in default.

     The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the original notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right

          (a) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

          (b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

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

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

     Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

     Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution", unless the original notes are tendered

     (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to

     (a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "-- Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreements and

     (b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

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

     By tendering, each holder will represent to us that, among other things,

     (a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

     (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

     (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

     (d) such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at the Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in the Depository Trust Company's system may make book-entry delivery of original notes by causing the Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with the Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at the Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and

          (a) whose original notes are not immediately available or

          (b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

             (1) the tender is made through an eligible institution;

             (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent's message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

             (3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

          (a) specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

          (b) identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at Depository Trust Company to be credited,

          (c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

          (d) specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.

     If we determine in our reasonable discretion that the foregoing condition exists, we may

          (1) refuse to accept any original notes and return all tendered original notes to the tendering holders,

          (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

          (3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

EXCHANGE AGENT

     Harris Trust and Savings Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Harris Trust and Savings Bank addressed as follows:

                         For Information by Telephone:
                                 (212) 701-7624

                         HARRIS TRUST AND SAVINGS BANK

       By Registered or Certified Mail                   By Hand or Overnight Mail:
     c/o Harris Trust Company of New York           c/o Harris Trust Company of New York
             Wall Street Station                             Wall Street Plaza
                P.O. Box 1023                                  88 Pine Street
        New York, New York 10268-1023                            19th Floor
                                                          New York, New York 10005
                                                 Attention: Reorganization Trust Department

                           By Facsimile Transmission:
                                 (212) 701-7637
                            (Telephone Confirmation)
                                 (212) 701-7624

     Harris Trust and Savings Bank is an affiliate of the trustee under the indentures governing the notes.

FEES AND EXPENSES

     We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreements. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of Harris Trust and Savings Bank as exchange agent, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

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

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

     - to us, upon redemption of these notes or otherwise,

     - so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     - in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

     - under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

REGULATORY APPROVALS

     We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

OTHER

     Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                                    BUSINESS

OVERVIEW

     We are the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to the Bresnan acquisition and transfer. We currently serve approximately 5.5 million customers.

     We offer a full range of traditional cable television services. Our service offerings include the following programming packages:

     - basic programming;

     - expanded basic programming;

     - premium service; and

     - pay-per-view television programming.

     As part of our Wired World vision, we are also beginning to offer an array of new services including:

     - digital television;

     - interactive video programming; and

     - high-speed Internet access.

We are also exploring opportunities in telephony.

     The new products and services described above will take advantage of the significant bandwidth of our cable systems. We are accelerating the upgrade of our cable systems to more quickly provide these products and services.

     For the year ended December 31, 1998, pro forma for our merger with Marcus Holdings, the acquisitions completed during 1998 and 1999, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, our revenues would have been approximately $2.7 billion. For the first nine months of 1999, pro forma for our merger with Marcus Holdings, acquisitions completed in 1999, the Fanch, Falcon and Avalon transfers and the Pending Transactions, our revenues would have been $2.2 billion. For the three months ended September 30, 1999 on the same pro forma basis, our revenues would have been $0.7 billion.

     Mr. Allen, the principal owner of Charter Communications, Inc. and one of the computer industry's visionaries, has long believed in a Wired World in which cable technology will facilitate the convergence of television, computers and telecommunications. We believe cable's ability to deliver voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace.

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

BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     INTEGRATE AND IMPROVE ACQUIRED CABLE SYSTEMS. We seek to rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these acquired systems. Our integration process occurs in three stages:

          SYSTEM EVALUATION. We conduct an extensive evaluation of each system we acquire. This process begins prior to reaching an agreement to purchase the system and focuses on the system's:

        - business plan;

        - customer service standards;

        - management capabilities; and

        - technological capacity and compatibility.

          We also evaluate opportunities to consolidate headends and billing and other administrative functions. Based upon this evaluation, we formulate plans for customer service centers, plant upgrades, market positioning, new product and service launches and human resource requirements.

          IMPLEMENTATION OF OUR CORE OPERATING STRATEGIES. To achieve our high standards for customer satisfaction and financial and operating performance, we:

        - attract and retain high quality local management;

        - empower local managers with a high degree of day-to-day operational autonomy;

        - set key financial and operating benchmarks for management to meet, such as revenue and cash flow per subscriber, subscriber growth, customer service and technical standards; and

        - provide incentives to all employees through grants of cash bonuses and stock options.

          ONGOING SUPPORT AND MONITORING. We provide local managers with regional and corporate management guidance, marketing and other support for implementation of their business plans. We monitor performance of our acquired cable systems on a frequent basis to ensure that performance goals can be met.

     The turn-around in our Fort Worth system, which our management team began to manage in October 1998, is an example of our success in integrating newly acquired cable systems into our operations. We introduced a customer care team that has worked closely with city governments to improve customer service and local government relations, and each of our customer service representatives attended a training program. We also conducted extensive training programs for our technical and engineering, dispatch, sales and support, and management personnel. We held a series of sales events and service demonstrations to increase customer awareness and enhance our community exposure and reputation. We reduced the new employee hiring process from two to three weeks to three to five days.

     OFFER NEW PRODUCTS AND SERVICES. We intend to expand the array of products and services we offer to our customers to implement our Wired World vision. Using digital technology, we plan to offer additional channels on our existing service tiers, create new service tiers, introduce multiple packages of premium services and increase the number of pay-per-view channels. We also plan to add digital music services and interactive program guides which are comprehensive guides to television program listings that can be accessed by network, time, date or genre. In addition, we have begun to

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roll out advanced services, including interactive video programming and high speed Internet access, and we are currently exploring opportunities in telephony. We have entered into agreements with several providers of high speed Internet and other interactive services, including EarthLink Network, Inc., High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc. and Excite@Home Corporation. We have recently entered into a joint venture with Vulcan Ventures Inc. and Go2Net, Inc. to form Broadband Partners, LLC. The purpose of this joint venture is to deliver high speed Internet portal services to our subscribers.

     UPGRADE THE BANDWIDTH CAPACITY OF OUR SYSTEMS. Over the next three years, we plan to spend approximately $5.6 billion from 2000 to 2002 to upgrade to 550 megahertz or greater the bandwidth of our cable systems and the systems we acquire through our pending acquisitions and to add two-way capability. Upgrading to at least 550 megahertz of bandwidth capacity will allow us to:

     - offer advanced services, such as digital television, Internet access and other interactive services;

     - increase channel capacity up to 82 channels, or even more programming channels if some of our bandwidth is used for digital services; and

     - permit two-way communication which will give our customers the ability to send and receive signals over the cable system so that high speed cable services, such as Internet access, will not require a separate telephone line.

     As of September 30, 1999, approximately 53% of our customers were served by cable systems with at least 550 megahertz bandwidth capacity, and approximately 31% of our customers had two-way communication capability. By year-end 2003, including all recent acquisitions, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the systems we will operate after the Bresnan acquisition and transfer, we expect that approximately 98% of our customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     Our planned upgrades are designed to reduce the number of headends from 1,257 in 1999 to 456 in 2003, including the recent transfers and the systems we will operate after the Bresnan acquisition and transfer. Reducing the number of headends will reduce headend equipment and maintenance expenditures and, together with other upgrades, will provide enhanced picture quality and system reliability. In addition, by year-end 2003, including the recent Fanch, Falcon and Avalon transfers and the systems we will operate after the Bresnan acquisition and transfer, we expect that approximately 90% of our customers will be served by headends serving at least 10,000 customers.

     MAXIMIZE CUSTOMER SATISFACTION. To maximize customer satisfaction, we operate our business to provide reliable, high-quality products and services, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards which we believe meet or exceed those established by the National Cable Television Association, which is the Washington, D.C.-based trade association for the cable television industry. We believe that our customer service efforts have contributed to our superior customer growth, and will strengthen the Charter brand name and increase acceptance of our new products and services.

     EMPLOY INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers and increase revenue per customer. Our marketing efforts focus on tailoring Charter branded entertainment and information services that provide value, choice, convenience and quality to local customer preference. We use demographic "cluster codes" to address messages to target audiences through direct mail and telemarketing. Cluster codes identify customers by marketing type such as young professionals, retirees or families. In addition, we promote our services on radio, in local newspapers and by door-to-door selling. In many of our systems, we offer discounts to customers who purchase multiple premium services such as Home Box Office or Showtime. We also have a coordinated strategy for retaining customers that

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includes televised retention advertising to reinforce the link between quality service and the Charter brand name and to encourage customers to purchase higher service levels. Successful implementation of these marketing techniques has contributed to internal customer growth rates in excess of the cable industry average in each year from 1996 through 1998 for the systems we owned in each of those years. We have begun to implement our marketing programs in all of the systems we have recently acquired.

     EMPHASIZE LOCAL MANAGEMENT AUTONOMY WHILE PROVIDING REGIONAL AND CORPORATE SUPPORT AND CENTRALIZED FINANCIAL CONTROLS. Our local cable systems are organized into seven operating regions. A regional management team oversees local system operations in each region. We believe that a strong management presence at the local system level:

     - improves our customer service;

     - increases our ability to respond to customer needs and programming preferences;

     - reduces the need for a large centralized corporate staff;

     - fosters good relations with local governmental authorities; and

     - strengthens community relations.

     Our regional management teams work closely with both local managers and senior management in our corporate office to develop budgets and coordinate marketing, programming, purchasing and engineering activities. Our centralized financial management enables us to set financial and operating benchmarks and monitor performance on an ongoing basis. In order to attract and retain high quality managers at the local and regional operating levels, we provide a high degree of operational autonomy and accountability and cash and equity-based compensation. Charter Communications Holding Company has adopted a plan to distribute to employees and consultants, including members of corporate management and key regional and system-level management personnel, options exercisable for up to 25,009,798 Charter Communications Holding Company membership units.

     CONCENTRATE OUR SYSTEMS IN TIGHTER GEOGRAPHICAL CLUSTERS. To improve operating margins and increase operating efficiencies, we regularly seek to improve the geographic clustering of our cable systems by selectively swapping our cable systems for systems of other cable operators or acquiring systems in close proximity to our systems. We believe that by concentrating our systems in clusters, we will be able to generate higher growth in revenues and operating cash flow. Clustering enables us to consolidate headends and spread fixed costs over a larger subscriber base. Charter Communications, Inc. and AT&T Broadband & Internet Services have entered into a non-binding letter of intent for the Swap Transaction to exchange certain cable systems. If completed, this will allow us to improve the clustering of our cable systems in certain key markets. We are negotiating with several other cable operators whose systems we consider to be potential acquisition or swapping candidates.

CHARTER ORGANIZATIONAL STRUCTURE

     Each of the entities in our organizational structure and how it relates to us is described below. In our discussion of the following entities, we make the same assumptions as described on page 3 with respect to our organizational chart.

     CHARTER COMMUNICATIONS, INC. Charter Communications, Inc. is a holding company whose principal asset is an approximate 38% equity interest and a 100% voting interest in Charter Communications Holding Company. Charter Communications, Inc.'s only business is to act as the sole manager of Charter Communications Holding Company and its subsidiaries. As sole manager, Charter Communications, Inc. controls the affairs of us and our subsidiaries. Mr. Allen, through his ownership of Charter Communications, Inc.'s high vote Class B common stock and his indirect

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ownership of Charter Communications Holding Company membership units, controls approximately 93.6% of the voting power of all of Charter Communications, Inc.'s capital stock.

     VULCAN CABLE III INC. In August 1999, Mr. Allen, through Vulcan Cable III Inc., contributed to Charter Communications Holding Company $500 million in cash and, in September 1999, an additional $825 million, of which approximately $644.3 million was in cash and approximately $180.7 million was in the form of equity interests acquired by Vulcan Cable III Inc. in connection with the Rifkin acquisition, in each case in exchange for membership units at a price per membership unit of $20.73. In addition, Mr. Allen, through Vulcan Cable III Inc., made a $750 million equity contribution to Charter Communications Holding Company. Mr. Allen owns 100% of the equity of Vulcan Cable III Inc. Vulcan Cable III Inc. has a 18.3% equity interest and no voting rights in Charter Communications Holding Company.

     CHARTER INVESTMENT, INC. Mr. Allen owns approximately 96.8% of the outstanding stock of Charter Investment, Inc. The remaining equity is owned by our founders, Jerald L. Kent, Barry L. Babcock and Howard L. Wood. Charter Investment, Inc. has a 37.3% equity interest and no voting rights in Charter Communications Holding Company.

     BRESNAN SELLERS. Under the terms of the pending Bresnan acquisition, some of the sellers have the right to receive a portion of their purchase price in Charter Communications Holding Company common membership units rather than in cash. They will be able to exchange these membership units for shares of Class A common stock on a one-for-one basis. These equity holders as a group will have a 6.4% equity interest and no voting rights in Charter Communications Holding Company.

     CHARTER COMMUNICATIONS HOLDING COMPANY, LLC. Charter Communications Holding Company is our direct 100% parent. We anticipate that Charter Communications Holding Company will transfer the Bresnan cable systems to us after the Bresnan acquisition.

     CHARTER COMMUNICATIONS HOLDINGS, LLC. Charter Holdings is a co-issuer of the notes and the March 1999 Charter Holdings notes. Charter Holdings owns 100% of Charter Operating and Charter Capital.

     CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION. Charter Capital is a wholly owned subsidiary of Charter Holdings and a co-issuer of the notes and the March 1999 Charter Holdings notes.

     CHARTER COMPANIES. These companies consist of the companies that own or operate all of the cable systems currently owned by Charter Holdings. These include all recent acquisitions, other than the Fanch, Falcon and Avalon acquisitions, the systems obtained through the merger of Marcus Holdings with Charter Holdings and the cable systems originally managed by Charter Investment, Inc., namely Charter Communications Properties Holdings, LLC, CCA Group and CharterComm Holdings. Historical financial information is presented separately for these companies. Charter Operating, a direct subsidiary of Charter Holdings, owns all of the operating subsidiaries and is the borrower under the Charter Operating credit facilities. The Charter Companies also include the issuers of the outstanding notes of Renaissance and Rifkin.

     FALCON COMPANIES. These companies consist of the companies that own or operate all of the cable systems acquired in the Falcon acquisition and Falcon Cable Communications, which is the borrower under the Falcon credit facilities.

     FANCH COMPANIES. These companies consist of the companies that own or operate all of the cable systems acquired in the Fanch acquisition and CC VI Operating, LLC, which is the borrower under the Fanch credit facilities.

     AVALON COMPANIES. These companies consist of the companies that own or operate all of the cable systems acquired in the Avalon acquisition, including CC Michigan, LLC and CC New
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England, LLC, which are the borrowers under the Avalon credit facilities. CC V
Holdings, LLC (formerly Avalon Cable LLC) and CC V Holdings Finance, Inc. (formerly Avalon Cable Finance Holdings, Inc.) are co-issuers of the Avalon 11.875% senior discount notes.

     BRESNAN COMPANIES. These companies consist of the companies that own or operate all of the cable systems to be acquired in the pending Bresnan acquisition. One of these companies will be the borrower under the anticipated Bresnan credit facilities to be arranged in connection with the Bresnan acquisition.

ACQUISITIONS

     Our primary criterion in considering acquisition and swapping opportunities is the financial return that we expect to ultimately realize. We consider each acquisition in the context of our overall existing and planned operations, focusing particularly on the impact on our size and scope and the ability to reinforce our clustering strategy, either directly or through future swaps or acquisitions. Other specific factors we consider in acquiring a cable system are:

     - demographic profile of the market as well as the number of homes passed and customers within the system;

     - per customer revenues and operating cash flow and opportunities to increase these financial benchmarks;

     - proximity to our existing cable systems or the potential for developing new clusters of systems;

     - the technological state of such system; and

     - the level of competition within the local market.

     We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     - reduced costs for our cable plants and our infrastructure in general;

     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

     We believe that as a result of our acquisition strategy and our systems upgrade we will be well positioned to have cable systems with economies of scale sufficient to allow us to execute our strategy to expand the array of products and services that we offer to our customers as we implement our Wired World vision. We will, however, continue to explore acquisitions and swaps of cable systems that would further complement our existing cable systems.

     MERGER WITH MARCUS HOLDINGS. On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C., and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in assumed debt. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable. On April 7, 1999, the holding company parent of the Marcus companies, Marcus Holdings, merged into Charter Holdings, which was the surviving entity of the merger. The subsidiaries of Marcus Holdings became subsidiaries of Charter Operating. During the period of obtaining the requisite regulatory approvals for the transaction, the Marcus systems came under common management with

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our subsidiaries in October 1998 pursuant to the terms of a management agreement dated as of October 1998.

RECENTLY COMPLETED ACQUISITIONS

     RENAISSANCE. In April 1999, one of our subsidiaries purchased Renaissance Media Group LLC for approximately $459 million, consisting of $348 million in cash and $111 million of assumed debt, consisting of the Renaissance notes. As a result of our acquisition of Renaissance, we recently completed a tender offer for this publicly held debt pursuant to the change of control provisions under the Renaissance notes. Holders of notes representing 30% of the total outstanding principal amount of the notes tendered their notes. See "Description of Certain Indebtedness" for a description of the material restrictive covenants and other terms under the Renaissance notes. Renaissance owns cable systems located in Louisiana, Mississippi and Tennessee, has approximately 132,000 customers and is being operated as part of our Southern region. For the nine months ended September 30, 1999, Renaissance had revenues of approximately $46.6 million. For the year ended December 31, 1998, Renaissance had revenues of approximately $41.5 million. Approximately 48% of Renaissance's customers are currently served by systems with at least 550 megahertz bandwidth capacity.

     AMERICAN CABLE. In May 1999, one of our subsidiaries purchased American Cable Entertainment, LLC for approximately $240 million. American Cable owns cable systems located in California serving approximately 69,000 customers and is being operated as part of our Western region. For the nine months ended September 30, 1999, American Cable had revenues of approximately $27.5 million. For the year ended December 31, 1998, American Cable had revenues of approximately $15.7 million. None of the American Cable systems' customers is currently served by systems with 550 megahertz bandwidth capacity or greater.

     GREATER MEDIA SYSTEMS. In June 1999, one of Charter Holdings' subsidiaries purchased certain cable systems of Greater Media Cablevision Inc. for approximately $500 million. The Greater Media systems are located in Massachusetts, have approximately 174,000 customers and are being operated as part of our Northeast Region. For the nine months ended September 30, 1999, the Greater Media systems had revenues of approximately $63.7 million. For the year ended December 31, 1998, the Greater Media systems had revenues of approximately $78.6 million. Approximately 49% of the Greater Media systems' customers are currently served by systems with at least 550 megahertz bandwidth capacity.

     HELICON. In July 1999, we acquired Helicon Partners I, L.P. and affiliates for approximately $550 million, consisting of $410 million in cash, $115 million of assumed debt, and $25 million in the form of preferred limited liability company interest of Charter-Helicon LLC, a direct wholly owned subsidiary of Charter Communications, LLC. The holders of the preferred interest have the right to require Mr. Allen to purchase the interest until the fifth anniversary of the closing of the Helicon acquisition. The preferred interest will be redeemable at any time following the fifth anniversary of the Helicon acquisition or upon a change of control, and it must be redeemed on the tenth anniversary of the Helicon acquisition. Helicon owns cable systems located in Alabama, Georgia, New Hampshire, North Carolina, West Virginia, South Carolina, Tennessee, Pennsylvania, Louisiana and Vermont, and has approximately 172,000 customers. For the nine months ended September 30, 1999, Helicon had revenues of approximately $63.8 million. For the year ended December 31, 1998, Helicon had revenues of approximately $75.6 million. Approximately 79% of Helicon's customers are currently served by systems with at least 550 megahertz bandwidth capacity. The debt we assumed consisted of publicly held Helicon notes. On November 1, 1999, we redeemed all of the Helicon notes at a price of 103% of the total principal amount of the notes, plus accrued and unpaid interest to the date of redemption.

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     RIFKIN.  In September 1999, Charter Operating acquired Rifkin Acquisition
Partners L.L.L.P. and InterLink Communications Partners, LLLP for a purchase price of approximately $1.46 billion, consisting of $1.2 billion in cash, $133.3 million in equity and $125.0 million in assumed debt.

     In accordance with the terms of the agreements, certain sellers elected to receive a total of approximately $133.3 million of the purchase price in the form of Class A preferred membership units of Charter Communications Holding Company. The preferred membership units were exchangeable at the time of Charter Communications, Inc.'s initial public offering for shares of Charter Communications, Inc.'s Class A common stock. Certain Rifkin sellers exchanged approximately $130 million of the preferred membership units for shares of Class A common stock.

     The debt assumed in the Rifkin acquisition consisted of the publicly held Rifkin notes and a promissory note. In September 1999, we commenced an offer to repurchase the Rifkin notes at a premium over their principal amount, plus accrued interest. In connection with this offer to repurchase the Rifkin notes, we obtained consents to amend the related indenture and offered to pay any holder of notes that consented and tendered on or prior to October 1, 1999 an additional $30 for each $1,000 principal amount of notes tendered. We repurchased Rifkin notes with a total outstanding principal amount of $124.1 million for an aggregate purchase price of $140.6 million. In addition, we repurchased the promissory note for $3.4 million.

     Rifkin owns cable systems primarily in Florida, Georgia, Illinois, Indiana, Tennessee, Virginia and West Virginia, serving approximately 464,000 customers. For the nine months ended September 30, 1999, Rifkin had revenues of approximately $159.5 million. For the year ended December 31, 1998, Rifkin had revenues of approximately $124.4 million. Approximately 30% of the Rifkin systems' customers are currently served by systems with at least 550 megahertz bandwidth capacity.

     INTERMEDIA SYSTEMS. In October 1999, Charter Communications, LLC purchased certain cable systems of InterMedia Capital Partners IV, L.P., InterMedia Partners and their affiliates in exchange for approximately $873 million in cash and certain of our cable systems. The InterMedia systems serve approximately 413,000 customers in North Carolina, South Carolina, Georgia and Tennessee. As part of this transaction, we agreed to "swap" some of our non-strategic cable systems serving approximately 142,000 customers located in Indiana, Montana, Utah and northern Kentucky.

     At the closing, we retained a cable system located in Indiana serving approximately 30,000 customers for which we were unable to obtain the necessary regulatory approval. We agreed to retain ownership and bear the risk of loss associated with this system until such approvals can be obtained. In the event that the necessary regulatory approvals are not obtained by March 28, 2000, InterMedia may elect to receive other properties from us mutually acceptable to InterMedia and us.

     If we are unable to transfer to InterMedia satisfactory replacement systems, we must pay InterMedia $88.2 million in cash. In addition, if we transfer cash or property other than the retained Indiana system to InterMedia, in certain circumstances, we must indemnify InterMedia and its affiliates for 50% of all taxes and associated costs incurred or arising out of any claim that InterMedia suffered and tax losses to which it would not have been subject if we had transferred the retained Indiana system in October 1999.

     This transaction after giving effect to the transfer of the retained Indiana system results in a net increase of 271,000 customers concentrated in our Southeast and Southern regions. Approximately 84% of these customers are currently served by systems with at least 550 megahertz bandwidth capacity. For the nine months ended September 30, 1999, the InterMedia systems had revenues of approximately $152.8 million. For the year ended December 31, 1998, the InterMedia systems had revenues of approximately $176.1 million.

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     FANCH.  In November 1999, Charter Communications Holding Company purchased the partnership interests of Fanch Cablevision of Indiana, L.P., specified assets of Cooney Cable Associates of Ohio, Limited Partnership, Fanch-JV2 Master Limited Partnership, Mark Twain Cablevision Limited Partnership, Fanch-Narragansett CSI Limited Partnership, North Texas Cablevision, Ltd., Post Cablevision of Texas, Limited Partnership and Spring Green Communications, L.P. and the stock of Tioga Cable Company, Inc., Cable Systems, Inc. and, indirectly, Hornell Television Service, Inc. for a total combined purchase price of approximately $2.4 billion in cash. These interests and assets have been transferred to Charter Holdings or its subsidiaries. At the time of the closing of the acquisition, we closed the Fanch credit facilities providing for borrowings of up to $1.2 billion. We used $0.9 billion of this availability to fund a portion of the Fanch purchase price.

     Under the Fanch purchase agreement, immediately prior to the closing of the Fanch acquisition, certain assets of TWFanch-one Co. were distributed to Fanch Cablevision of Indiana and Hornell Television Service, Inc. in exchange for all of their partnership interests in TWFanch-one Co. In addition, immediately prior to the closing of the Fanch acquisition, certain assets of TWFanch-two Co. were distributed to Fanch-JV2 Master and Cooney Cable in exchange for all of their partnership interests in TWFanch-two Co.

     The cable television systems acquired in this acquisition are located in Colorado, Indiana, Kansas, Kentucky, Michigan, Mississippi, New Mexico, Oklahoma, Texas and Wisconsin, and serve approximately 538,000 customers. For the nine months ended September 30, 1999, these cable systems had revenues of approximately $155.6 million. For the year ended December 31, 1998, these systems had revenues of approximately $141.1 million. Approximately 19% of these systems' customers are currently served by systems with at least 550 megahertz bandwidth capacity.

     FALCON. In November 1999, Charter Communications Holding Company purchased partnership interests in Falcon Communications, L.P. from Falcon Holding Group, L.P. and TCI Falcon Holdings, LLC, interests in a number of Falcon entities held by Falcon Cable Trust and Falcon Holding Group, Inc., specified interests in Enstar Communications Corporation and Enstar Finance Company, LLC held by Falcon Holding Group, L.P., and specified interests in Adlink held by DHN Inc. These interests were transferred to us on January 1, 2000.

     The purchase price for the transaction was approximately $3.5 billion, consisting of cash, $550 million in membership units in Charter Communications Holding Company issued to the Falcon sellers and $1.67 billion in assumed debt. All of the membership units have been exchanged for Class A common stock of Charter Communications, Inc. or have been put to Mr. Allen. Offers to repurchase the Falcon debentures have been made. We intend to finance required repayments of Falcon debentures with a portion of the proceeds of the sale of the original notes.

     The Falcon cable systems are located in California and the Pacific Northwest, Missouri, North Carolina, Alabama and Georgia and serve approximately 1,004,000 customers. For the nine months ended September 30, 1999, the cable systems to be acquired had revenues of approximately $320.2 million. For the year ended December 31, 1998, the cable systems had revenues of approximately $307.6 million. As of September 30, 1999, $375 million total principal amount of Falcon senior debentures and $15 million total principal amount of Falcon subordinated notes were outstanding and the accreted value of the Falcon senior discount debentures was $315.7 million. The subordinated notes were repurchased in connection with the Falcon acquisition. In addition, $975.8 million was outstanding under the Falcon credit facilities. Approximately 7% of the customers of the systems to be acquired are currently served by systems with at least 550 megahertz bandwidth capacity.

     AVALON. In November 1999, Charter Communications Holding Company purchased directly and indirectly all of the equity interests of Avalon Cable LLC from Avalon Cable Holdings LLC and Avalon Investors, L.L.C. for approximately $576.9 million in cash and $268.1 million in assumed

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notes. These interests were transferred to us on January 1, 2000. Avalon Cable operates primarily in Michigan and New England and serves approximately 261,000 customers. For the nine months ended September 30, 1999, Avalon Cable had revenues of approximately $81.6 million. For the year ended December 31, 1998, Avalon Cable had revenues of approximately $18.2 million. As of September 30, 1999, there was $150.0 million principal amount outstanding and $121.6 million accreted value under the Avalon 9.375% notes and the Avalon 11.875% notes, respectively. We have made offers to repurchase the Avalon 9.375% notes and the Avalon 11.875% notes. Because the Avalon 11.875% notes are trading above the change of control repurchase price, we do not expect these notes to be put to us. We intend to finance required payments of Avalon 9.375% notes with a portion of the proceeds of the sale of the original notes. Approximately 15% of the Avalon systems' customers are currently served by systems with at least 550 megahertz bandwidth capacity.

     OTHER ACQUISITIONS. One of our subsidiaries acquired Vista Broadband Communications, LLC in July 1999 and acquired a cable system of Cable Satellite of South Miami, Inc. in August 1999. These cable systems are located in Georgia and southern Florida and serve a total of approximately 36,000 customers. The total purchase price for these other acquisitions was approximately $148 million in cash. For the nine months ended September 30, 1999, the systems acquired in connection with these other acquisitions had revenues of approximately $13.7 million. For the year ended December 31, 1998, these systems had revenues of approximately $15.8 million. Approximately 76% of the Vista and South Miami systems' customers are currently served by 550 megahertz bandwidth capacity.

PENDING BRESNAN ACQUISITION

     In June 1999, Charter Communications Holding Company entered into an agreement to purchase Bresnan Communications Company Limited Partnership for a total purchase price of approximately $3.1 billion. For a discussion of the funding requirements for the Bresnan acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The equity portion of the purchase price will be membership units in Charter Communications Holding Company equal to 6.4% of the total membership units in Charter Communications Holding Company. This percentage interest is calculated based on a number of assumptions about Charter Communications Holding Company and pending acquisitions, including debt levels, the value of pending acquisition targets and the enterprise value of Charter Communications Holding Company. Accordingly, this percentage interest will likely change at or prior to the closing of the Bresnan acquisition.

     The Bresnan cable systems to be acquired in this acquisition are located in Michigan, Minnesota, Wisconsin and Nebraska and serve approximately 687,000 customers. For the nine months ended September 30, 1999, the Bresnan cable systems we are buying had revenues of approximately $209.7 million. For the year ended December 31, 1998, these systems had revenues of approximately $262.0 million. Approximately 57% of these systems' customers are currently served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that this transaction will close during the first quarter of 2000. The agreement may be terminated if the acquisition has not been completed on or prior to May 1, 2000.

PENDING SWAP TRANSACTION

     On December 1, 1999, Charter Communications, Inc. entered into a non-binding letter of intent with AT&T Broadband & Internet Services to exchange certain cable systems. The contemplated Swap Transaction would involve cable systems owned by AT&T located in municipalities in Alabama, Georgia, Illinois and Missouri serving approximately 701,000 subscribers and certain of our cable systems located in municipalities in California, Connecticut, Kentucky, Massachusetts, Texas

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and Tennessee serving approximately 631,000 subscribers. If the Swap Transaction is completed, subsidiaries of Charter Holdings will acquire the AT&T systems being exchanged. The Swap Transaction will allow us to improve the clustering of our cable systems in certain key markets. For example, upon completion of the Swap Transaction we will serve approximately 800,000 customers in St. Louis and the surrounding areas of Missouri and Illinois. We believe that improved clustering will allow us to gain operating efficiencies and economies of scale, as well as to accelerate the roll-out of enhanced broadband technology and services to more customers. The agreed value of the AT&T systems is $2.5 billion and the agreed value of the Charter systems is $2.4 billion. As part of the Swap Transaction, we will be required to pay AT&T approximately $108 million in cash. This represents the difference in the agreed values of the systems being exchanged. The Swap Transaction is subject to the negotiation and execution of a definitive exchange agreement, regulatory approvals and other conditions typical in transactions of this type. We cannot assure you that the Swap Transaction will be completed.

PRODUCTS AND SERVICES

     We offer our customers a full array of traditional cable television services and programming and we have begun to offer new and advanced high bandwidth services such as high-speed Internet access. We plan to continually enhance and upgrade these services, including adding new programming and other telecommunications services, and will continue to position cable television as an essential service.

     TRADITIONAL CABLE TELEVISION SERVICES. As of September 30, 1999, approximately 87% of our customers subscribe to both "basic" and "expanded basic" service and generally receive a line-up of between 33 and 85 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay additional amounts can also subscribe for additional channels, either individually or in packages of several channels, as add-ons to the basic channels. As of September 30, 1999, more than 25% of our customers subscribe for premium channels, with additional customers subscribing for other special add-on packages. We tailor both our basic channel line-up and our additional channel offerings to each system according to demographics, programming preferences, competition, price sensitivity and local regulation.

     Our traditional cable television service offerings include the following:

     - BASIC CABLE. All of our customers receive basic cable services, which generally consist of local broadcast television, local community programming, including governmental and public access, and limited satellite programming. For the nine months ended September 30, 1999, the average monthly fee was $12.57 for basic service.

     - EXPANDED BASIC CABLE. This expanded tier includes a group of satellite-delivered or non-broadcast channels, such as Entertainment and Sports Programming Network (ESPN), Cable News Network (CNN) and Lifetime Television, in addition to the basic channel line-up. For the nine months ended September 30, 1999, the average monthly fee was $16.08 for expanded basic service.

     - PREMIUM CHANNELS. These channels provide unedited, commercial-free movies, sports and other special event entertainment programming. Home Box Office, Cinemax and Showtime are typical examples. We offer subscriptions to these channels either individually or in packages. For the nine months ended September 30, 1999, the average monthly fee was $6.28 per premium subscription.

     - PAY-PER-VIEW. These channels allow customers to pay to view a single showing of a recently released movie, a one-time special sporting event or music concerts on an unedited, commercial-free basis. We currently charge a fee that ranges from $2.95 to $8.95 for movies.

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

       For special events, such as championship boxing matches, we have charged a fee of up to $54.95.

     We have employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. We employ direct mail and telemarketing, using demographic "cluster codes" to target specific messages to target audiences. In many of our systems, we offer discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the decision to subscribe and to encourage customers to purchase higher service levels.

     NEW PRODUCTS AND SERVICES. A variety of emerging technologies and the rapid growth of Internet usage have presented us with substantial opportunities to provide new or expanded products and services to our customers and to expand our sources of revenue. The desire for such new technologies and the use of the Internet by businesses in particular have triggered a significant increase in our commercial market penetration. As a result, we are in the process of introducing a variety of new or expanded products and services beyond the traditional offerings of analog television programming for the benefit of both our residential and commercial customers. These new products and services include:

     - digital television and its related enhancements;

     - high-speed Internet access, through television set-top converter boxes, cable modems installed in personal computers and traditional telephone Internet access;

     - interactive services, such as Wink, which adds interactivity and electronic commerce opportunities to traditional programming and advertising; and

     - telephony and data transmission services, which are private network services interconnecting locations for a customer.

     Cable television's high bandwidth allows cable to be well positioned to deliver a multitude of channels and/or new and advanced products and services. We believe that this high bandwidth will be a key factor in the successful delivery of these products and services.

     DIGITAL TELEVISION. As part of upgrading our systems, we are installing headend equipment capable of delivering digitally encoded cable transmissions to a two-way digital-capable set-top converter box in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. This will allow us to increase both programming and service offerings, including near video-on-demand for pay-per-view customers. We expect to increase the amount of services purchased by our customers.

     Digital services customers may receive a mix of additional television programming, an electronic program guide and up to 40 channels of digital music. The additional programming falls into four categories which are targeted toward specific markets:

     - additional basic channels, which are marketed in systems primarily serving rural communities;

     - additional premium channels, which are marketed in systems serving both rural and urban communities;

     - "multiplexes" of premium channels to which a customer previously subscribed, such as multiple channels of HBO or Showtime, which are varied as to time of broadcast or varied based on programming content theme which are marketed in systems serving both rural and urban communities; and

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

     - additional pay-per-view programming, such as more pay-per-view options and/or frequent showings of the most popular films to provide near video-on-demand, which are more heavily marketed in systems primarily serving both rural and urban communities.

     As part of our current pricing strategy for digital services, we have established a retail rate of $4.95 to $8.95 per month for the digital set-top converter and the delivery of "multiplexes" of premium services, additional pay-per-view channels, digital music and an electronic programming guide. Some of our systems also offer additional basic and expanded basic tiers of service. These tiers of services retail for $6.95 per month. As of September 30, 1999, more than 28,600 of our customers subscribed to the digital service offered by 21 of our cable systems, which served approximately 480,000 basic cable customers. For the six-month period ended October 30, 1999, revenue per customer for our digital service was approximately $20.76 and cash flow per customer was $11.21. As of December 31, 1999, approximately 2.4 million of our customers were served by cable systems capable of delivering digital services.

     INTERNET ACCESS. We currently provide Internet access to our customers by two principal means:

     - via cable modems attached to personal computers, either directly or through an outsourcing contract with an Internet service provider; and

     - through television access, via a service such as WorldGate.

We also provide Internet access in some markets through traditional dial-up telephone modems, using a third party service provider.

     The principal advantage of cable Internet connections is the high speed of data transfer over a cable system. We currently offer these services to our residential customers over coaxial cable at speeds that can range up to approximately 50 times the speed of a conventional telephone modem. Furthermore, a two-way communication cable system using a hybrid fiber optic/coaxial structure can support the entire connection at cable modem speeds without the need for a separate telephone line. If the cable system only supports one-way signals from the headend to the customer, the customer must use a separate telephone line in order to send signals to the provider, although such customer still receives the benefit of high speed cable access when downloading information, which is the primary reason for using cable as an Internet connection. In addition to Internet access over our traditional coaxial system, we also provide our commercial customers fiber optic cable access at a price that we believe is less than the price offered by the telephone companies.

     In the past, cable Internet connections have provided customers with widely varying access speeds because each customer accessed the Internet by sending and receiving data through a node. Users connecting simultaneously through a single node share the bandwidth of that node, so that users' connection speeds may diminish as additional users connect through the same node. To induce users to switch to our Internet services, however, we guarantee our cable modem customers the minimum access speed selected from several speed options we offer. We also provide higher guaranteed access speeds for customers willing to pay an additional cost. In order to meet these guarantees, we are increasing the bandwidth of our systems and "splitting" nodes easily and cost-effectively to reduce the number of customers per node.

     - CABLE MODEM-BASED INTERNET ACCESS. We have deployed cable modem-based Internet access services in 46 markets including: Los Angeles, California; St. Louis, Missouri; and Fort Worth, Texas.

     As of September 30, 1999, we provided Internet access service to approximately 27,225 homes and 250 commercial customers. The following table indicates the historical and projected availability, pro forma for our recent and pending acquisitions, of cable modem Internet access services in our

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

systems, as of the dates indicated. Only a small percentage of the homes passed currently subscribe to these services.

                                                                    HOMES PASSED BY
                                                                 ADVANCED DATA SERVICES
                                                           ----------------------------------
                                                           SEPTEMBER 30,
                                                               1999         DECEMBER 31, 1999
                                                           -------------    -----------------
                                                             (ACTUAL)          (PROJECTED)
HIGH SPEED INTERNET ACCESS VIA CABLE MODEMS:
High Speed Access .......................................      721,300          1,165,000
  EarthLink/Charter Pipeline.............................      572,700            708,700
  Excite@Home............................................      233,400            932,600
  Convergence.com........................................      263,200            263,200
  In-House/Other.........................................       79,700            459,000
                                                             ---------         ----------
     Total cable modems..................................    1,870,300          3,528,500
                                                             =========         ==========
  Internet access via WorldGate..........................      348,600            428,800
                                                             =========         ==========

     We have an agreement with EarthLink Network, Inc., an independent Internet service provider, to provide as a label service Charter Pipeline(TM), which is a cable modem-based, high-speed Internet access service we offer. EarthLink and MindSpring Enterprises, Inc. have announced plans to merge by next spring creating the second-largest Internet service provider (ISP) in the United States. We currently charge a monthly usage fee of between $24.95 and $39.95. Our customers have the option to lease a cable modem for $10 to $15 a month or to purchase a modem for between $300 and $400. As of September 30, 1999, we offered EarthLink Internet access to approximately 573,000 of our homes passed and have approximately 8,500 customers.

     We have a relationship with High Speed Access to offer Internet access in some of our smaller systems. High Speed Access also provides Internet access services to our customers under the Charter Pipeline brand name. Although the Internet access service is provided by High Speed Access, the Internet "domain name" of our customer's e-mail address and web site, if any, is "Charter.net," allowing the customer to switch or expand to our other Internet services without a change of e-mail address. High Speed Access provides three different tiers of service to us. The base tier is similar to our arrangements with EarthLink and Excite@Home. The turnkey tier bears all capital, operating and marketing costs of providing the service, and seeks to build economies of scale in our smaller systems that we cannot efficiently build ourselves by simultaneously contracting to provide the same services to other small geographically contiguous systems. The third tier allows for a la carte selection of services between the base tier and the turnkey tier. As of September 30, 1999, High Speed Access offered Internet access to approximately 721,000 of our homes passed, and approximately 8,600 customers have signed up for the service. During the last three months of 1999, we, jointly with High Speed Access, launched service in an additional 13 systems, covering approximately 432,000 additional homes passed. Vulcan Ventures, Inc., a company controlled by Mr. Allen, has an equity investment in High Speed Access. See "Certain Relationships and Related Transactions."

     We have a revenue sharing agreement with Excite@Home, under which Excite@Home currently provides Internet service to customers in our systems serving Fort Worth, University Park and Highland Park, Texas. The Excite@Home network provides high-speed, cable modem-based Internet access using our cable infrastructure. As of September 30, 1999, we offered Excite@Home Internet service to approximately 233,000 of our homes passed and had approximately 4,700 customers.

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

     We also have services agreements with Convergence.com, under which Convergence.com currently provides Internet service to customers in systems acquired from Rifkin. The Convergence.com network provides high-speed, cable modem-based Internet access using our cable infrastructure. As of September 30, 1999, we offered Convergence.com service to approximately 263,000 homes passed and had approximately 5,400 customers.

     We actively market our cable modem service to businesses in each one of our systems where we have the capability to offer such service. Our marketing efforts are often door-to-door, and we have established a separate division whose function is to make businesses aware that this type of Internet access is available through us. We also provide several virtual local area networks for municipal and educational facilities in our Los Angeles cluster including Cal Tech, the City of Pasadena and the City of West Covina.

     - TV-BASED INTERNET ACCESS. We have a non-exclusive agreement with WorldGate to provide its TV-based e-mail and Internet access to our cable customers. WorldGate's technology is only available to cable systems with two-way capability. WorldGate offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 kilobits per second. For a monthly fee, we provide our customers with e-mail and Internet access that does not require the use of a PC, an existing or additional telephone line, or any additional equipment. Instead, the customer accesses the Internet through the set-top box, which the customer already has on his television set, and a wireless keyboard, that is provided with the service and which interfaces with the box. WorldGate works on advanced analog and digital converters and, therefore, can be installed utilizing advanced analog converters already deployed. In contrast, other converter-based, non-PC Internet access products require a digital platform and a digital converter prior to installation.

     Customers who opt for television-based Internet access are generally first-time users who prefer this more user-friendly interface. Of these users, 39% use WorldGate at least once a day, and 66% use it at least once a week. Although the WorldGate service bears the WorldGate brand name, the Internet domain names of the customers who use this service is "Charter.net." This allows the customers to switch or expand to our other Internet services without a change of e-mail address.

     We first offered WorldGate to customers on the upgraded portion of our systems in St. Louis in April 1998. We are also currently offering this service in five other systems. In addition, we plan to introduce it in four additional systems during 2000. Charter Investment, Inc. and a subsidiary of Charter Holdings own a minority interest in WorldGate. Charter Investment, Inc. will transfer its ownership interests to Charter Communications Holding Company. See "Certain Relationships and Related Transactions." As of September 30, 1999, we provided WorldGate Internet service to approximately 6,100 customers.

     - INTERNET PORTAL SERVICES. On October 1, 1999, Charter Communications Holding Company, Vulcan Ventures, an entity controlled by Mr. Allen, and Go2Net, Inc. entered into a joint venture to form Broadband Partners, LLC. Broadband will provide access to the Internet through a "portal" to our current and future subscribers and potentially to other providers of high speed Internet access. A portal is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites, a portal guides and directs users through the World Wide Web and generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites.

     Revenue splits and other economic terms in this arrangement will be at least as favorable to us as terms between Broadband and any other parties. Charter Communications Holding Company has agreed to use Broadband's portal services exclusively for an initial six-year period that will begin when the portal services are launched, except that Charter Communications Holding Company's existing agreements with other Internet high speed portal services and High Speed Access may run

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

for their current term to the extent that such agreements do not allow for the carriage of content provided by Charter Communications Holding Company or Vulcan Ventures. The joint venture is for an initial 25-year term, subject to successive five-year renewals by mutual consent. Vulcan Ventures will own 55.2%, Charter Communications Holding Company will own 24.9% and Go2Net will own 19.9% of Broadband's membership interests. Vulcan Ventures will have voting control over the Broadband entity. Broadband's board of directors will consist of three directors designated by Vulcan Ventures and one by each of Charter Communications Holding Company and Go2Net.

     Each of Broadband's investors will be obligated to provide their pro rata share of funding for Broadband's operations and capital expenditures, except that Vulcan Ventures will fund our portion of Broadband's expenses for the first four years and will fund Go2Net's portion of Broadband's expenses to the extent Go2Net's portion exceeds budget for the first four years.

     We believe that our participation in the Broadband joint venture will facilitate the delivery of a broad array of Internet products and services to our customers over the television set's digital set-top box and through the personal computer.

     The Broadband joint venture has not yet established a timetable for launching its portal services. We do not anticipate that our participation in the joint venture will have a material adverse impact on our financial condition or results of operations for the foreseeable future.

     WINK-ENHANCED PROGRAMMING. We have formed a relationship with Wink, which sells technology to embed interactive features, such as additional information and statistics about a program or the option to order an advertised product, into programming and advertisements. A customer with a Wink-enabled set-top box and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement would be able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink's services with our traditional cable services in both our advanced analog and digital platforms. Wink's services are provided free of charge. A company controlled by Mr. Allen has made an equity investment in Wink. See "Certain Relationships and Related Transactions."

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel, and Nickelodeon, are currently producing over 1,000 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. Each time one of our customers uses Wink to request certain additional information or order an advertised product, we receive fees from Wink.

     TELEPHONE SERVICES. We expect to be able to offer cable telephony services in the near future using our systems' direct, two-way connections to homes and other buildings. We are exploring technologies using Internet protocol telephony, as well as traditional switching technologies that are currently available, to transmit digital voice signals over our systems. AT&T and other telephone companies have already begun to pursue strategic partnering and other programs which make it attractive for us to acquire and develop this alternative Internet protocol technology. For the last two years, we have sold telephony services as a competitive access provider in the state of Wisconsin through one of our subsidiaries, and are currently looking to expand our services as a competitive access provider into other states.

     JOINT VENTURE WITH RCN CORPORATION. On October 1, 1999, Charter Communications Holding Company and RCN Corporation entered into a binding term sheet containing the principal terms of a

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

non-exclusive joint venture to provide a broad range of telephony services to the customers of Charter Communications Holding Company's subsidiaries in its Los Angeles franchise territory. RCN is engaged in the businesses of bundling residential voice, video and Internet access operations, cable operations and certain long distance telephony operations. RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services, including long distance telephone, video programming and data services, such as high-speed Internet access.

     Charter Communications Holding Company will provide access to its subsidiaries' Los Angeles subscriber base and will provide the capital necessary to develop telephony capability in Los Angeles. In addition, Charter Communications Holding Company will provide the necessary personnel to oversee and manage the telephony services. RCN will provide the necessary personnel and support services to develop and implement telephony services to be provided by Charter Communications Holding Company. Charter Communications Holding Company will pay RCN's fees at rates consistent with industry market compensation. Charter Communications Holding Company will have all rights to the telephony business and assets and will receive all revenues derived from the telephony business unless the parties expand RCN's role by mutual agreement. We believe that our telephony joint venture, together with Mr. Allen's investment in RCN, may allow us to take advantage of RCN's telephony experience as we deliver telephone services to our customers, although we cannot assure you that we will realize anticipated advantages.

     The term sheet contains only the principal terms of this joint venture and provides that the parties will enter into definitive agreements, which will contain, among other terms, details of the compensation to be received by RCN. To date, we and RCN have had only preliminary discussions regarding specific operational matters and have not determined a timetable for the commencement of services by the joint venture. We do not anticipate that this joint venture will have a material impact on our financial condition or results of operations in the foreseeable future.

     MISCELLANEOUS SERVICES. We also offer paging services to our customers in certain markets. As of September 30, 1999, we had approximately 9,400 paging customers. We also lease our fiber-optic cable plant and equipment to commercial and non-commercial users of data and voice telecommunications services.

OUR SYSTEMS

     As of September 30, 1999, without giving effect to acquisitions since that date, our cable systems consisted of approximately 93,200 miles of coaxial and approximately 11,100 sheath miles of fiber optic cable passing approximately 5.5 million households and serving approximately 3.4 million customers. Coaxial cable is a type of cable used for broadband data and cable systems. This type of cable has excellent broadband frequency characteristics, noise, immunity and physical durability. The cable is connected from each node to individual homes or buildings. A node is a single connection to a cable system's main high-capacity fiber optic cable that is shared by a number of customers. A sheath mile is the actual length of cable in miles. Fiber optic cable is a communication medium that uses hair-thin glass fibers to transmit signals over long distances with minimum signal loss or distortion. As of September 30, 1999, without giving effect to acquisitions since that date, approximately 53% of our customers were served by systems with at least 550 megahertz bandwidth capacity, approximately 30% had at least 750 megahertz bandwidth capacity and approximately 31% were served by systems capable of providing two-way interactive communication capability. Such two-way interactive communication capability includes two-way Internet connections, services provided by Wink, and interactive program guides.

     CORPORATE MANAGEMENT. Pursuant to a services agreement between Charter Communications, Inc. and Charter Investment, Inc., Charter Investment, Inc. provides the necessary personnel and services to manage Charter Communications Holding Company, Charter Holdings and their

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

subsidiaries. These personnel and services are provided to Charter Communications, Inc. on a cost reimbursement basis. Management of Charter Communications, Inc. and Charter Investment, Inc. consists of approximately 275 people led by Charter Communications chief executive officer Jerald L. Kent. They are responsible for coordinating and overseeing our operations, including certain critical functions, such as marketing and engineering, that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

     OPERATING REGIONS. To manage and operate our systems, we have established two divisions that contain a total of twelve operating regions. Each of the two divisions is managed by a Senior Vice President who reports directly to Mr. Kent and is responsible for overall supervision of the operating regions within the division. Each region is managed by a team consisting of a Senior Vice President or a Vice President, supported by operational, marketing and engineering personnel. Within each region, certain groups of cable systems are further organized into clusters. We believe that much of our success is attributable to our operating philosophy which emphasizes decentralized management, with decisions being made as close to the customer as possible.

     The Western Division is comprised of the following regions: Central, North Central, MetroPlex (Dallas/Fort Worth), Southern California, Northwest, Michigan and National. The Eastern Division is comprised of the following regions:
Southeast, Mid-South, Northeast, Gulf Coast and Mid-Atlantic.

     The following table provides an overview of customer data for each of our operating regions as of September 30, 1999 giving effect to acquisitions closed since September 30, 1999, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems, the Bresnan acquisition and transfer and the Swap Transaction, after which our systems will pass approximately 9.7 million homes serving approximately 6.3 million customers.

                                 CUSTOMER DATA
                            AS OF SEPTEMBER 30, 1999

                              CHARTER        RECENT                      BRESNAN                      SWAP
                             HOLDINGS    ACQUISITIONS(a)   SUBTOTAL    ACQUISITION   SUBTOTAL    TRANSACTION(b)     TOTAL
                             ---------   ---------------   ---------   -----------   ---------   --------------   ---------
WESTERN DIVISION:
Central....................   435,840           6,280       442,120           --      442,120        390,390        832,510
  North Central............   405,710          14,150       419,860      371,670      791,530             --        791,530
  MetroPlex................   189,340              --       189,340           --      189,340       (189,340)            --
  Southern California......   585,280         166,800       752,080           --      752,080        (49,530)       702,550
  Northwest................        --         388,670       388,670           --      388,670             --        388,670
  Michigan.................        --         302,710       302,710      254,500      557,210             --        557,210
  National.................    74,360         110,370       184,730       61,060      245,790        (14,500)       231,290
                             ---------      ---------      ---------     -------     ---------      --------      ---------
                             1,690,530        988,980      2,679,510     687,230     3,366,740       137,020      3,503,760
EASTERN DIVISION:
  Southeast................   581,740         382,390       964,130           --      964,130        150,630      1,114,760
  Mid-South................   306,370         232,030       538,400           --      538,400        (50,570)       487,830
  Northeast................   285,150          41,420       326,570           --      326,570       (326,570)            --
  Gulf Coast...............   362,000          69,100       431,100           --      431,100        160,470        591,570
  Mid-Atlantic.............   199,860         359,890       559,750           --      559,750             --        559,750
                             ---------      ---------      ---------     -------     ---------      --------      ---------
                             1,735,120      1,084,830      2,819,950          --     2,819,950       (66,040)     2,753,910
                             ---------      ---------      ---------     -------     ---------      --------      ---------
Total......................  3,425,650      2,073,810      5,499,460     687,230     6,186,690        70,980      6,257,670
                             =========      =========      =========     =======     =========      ========      =========

---------------

(a) Represents the InterMedia, Avalon, Falcon and Fanch cable systems.

(b) The Swap Transaction is the subject of a non-binding letter of intent. We cannot assure you that this transaction will be completed.

     The following discussion provides a description of our operating regions as of September 30, 1999, giving effect to acquisitions closed since that date, the recent transfer to Charter Holdings of the Fanch, Falcon and Avalon cable systems and the Bresnan acquisition and transfer.

     CENTRAL REGION. The Central region consists of cable systems serving approximately 442,000 customers of which approximately 250,000 customers reside in and around St. Louis County or in adjacent areas in Illinois. The remaining approximate 192,000 customers reside in small to medium-sized communities in Missouri, Illinois and Indiana. If the pending Swap Transaction with AT&T is completed, we would serve more than 800,000 customers in the Central region and approximately 525,000 customers in the St. Louis area.

     NORTH CENTRAL REGION. The North Central region consists of cable systems serving approximately 792,000 customers located throughout the states of Wisconsin and Minnesota. Approximately 539,000 and 253,000 customers reside in the states of Wisconsin and Minnesota, respectively. Within the state of Wisconsin, the two largest operating clusters are located in and around Madison, serving approximately 225,000 customers, and Fond du Lac, serving approximately 107,000 customers. Within the state of Minnesota, the two largest operating clusters are located in and around Rochester, serving approximately 141,000 customers, and St. Cloud, serving approximately 62,000 customers.

     METROPLEX REGION. The MetroPlex region consists of cable systems serving approximately 189,000 customers of which approximately 132,000 are served by the Fort Worth system. If the pending Swap Transaction with AT&T is completed, we will no longer serve the Metroplex region.

     SOUTHERN CALIFORNIA REGION. The Southern California region consists of cable systems serving approximately 752,000 customers located entirely in the state of California, with approximately 510,000 customers located in the Los Angeles metropolitan area. These customers reside primarily in the communities of Pasadena, Alhambra, Glendale, Long Beach and Riverside. We also have approximately 193,000 customers in central California, principally located in the communities of San Luis Obispo, West Sacramento and Turlock, and approximately 50,000 customers in northern California that will be "swapped" to AT&T.

     NORTHWEST REGION. The Northwest region was formed in connection with the recent Fanch and Falcon acquisitions. After these acquisitions, the Northwest region consists of cable systems serving approximately 389,000 customers residing in the states of Oregon, Washington, Idaho, Utah and California. The two largest operating clusters in the Northwest region are located in and around Kennewick, Washington, serving approximately 85,000 customers and Medford, Oregon, serving approximately 72,000 customers.

     MICHIGAN REGION. The Michigan region was formed in connection with the recent Fanch, Avalon and Falcon acquisitions. After these acquisitions and the pending Bresnan acquisition, the Michigan region consists of cable systems serving approximately 557,000 customers. The largest operating cluster in the Michigan region is located in and around Bay City, Michigan serving approximately 134,000 customers.

     NATIONAL REGION. The National region consists of cable systems serving approximately 246,000 customers residing in small to medium-sized communities in the states of Nebraska, Texas, New Mexico, North Dakota, Kansas, Colorado and Oklahoma. If the pending Swap Transaction is completed, we will swap approximately 14,500 customers to AT&T.

     SOUTHEAST REGION. The Southeast region consists of cable systems serving approximately 964,000 customers residing primarily in small to medium-sized communities in North Carolina, South Carolina, Georgia and Florida. There are significant clusters of cable systems in and around the cities and counties of Greenville/Spartanburg, South Carolina; Hickory and Asheville, North Carolina; and

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Atlanta, Georgia. If the pending Swap Transaction with AT&T is completed, we will acquire approximately 151,000 customers in this region.

     MID-SOUTH REGION. The Mid-South region consists of cable systems serving approximately 538,000 customers residing in the states of Tennessee and Kentucky. The Mid-South region has a significant cluster of cable systems in and around Kingsport, Tennessee serving approximately 123,000 customers. A portion of the Mid-South cable systems with approximately 51,000 customers will be "swapped" if the pending Swap Transaction with AT&T is completed.

     NORTHEAST REGION. The Northeast region consists of cable systems serving approximately 327,000 customers residing in the states of Connecticut and Massachusetts. These systems serve the communities of Newtown and Willimantic, Connecticut, and areas in and around Pepperell, Massachusetts. If the pending Swap Transaction with AT&T is completed, we will no longer serve the Northeast region.

     GULF COAST REGION. The Gulf Coast region was formed in connection with the Fanch and Falcon acquisitions. After these recent acquisitions and the Swap Transaction with AT&T, the Gulf Coast region will consist of cable systems serving approximately 592,000 customers residing in the states of Louisiana, Mississippi and Alabama. Within the state of Alabama, the two largest operating clusters are located in and around Birmingham, serving approximately 175,000 customers, and Montgomery, serving approximately 113,000 customers.

     MID-ATLANTIC REGION. The Mid-Atlantic region consists of cable systems serving approximately 560,000 customers residing in the states of Virginia, West Virginia, Vermont, Ohio, Pennsylvania, New York and Maryland. The Mid-Atlantic region has significant clusters of cable systems in and around the cities of Charleston, West Virginia, serving approximately 190,000 customers, and Johnstown, Pennsylvania, serving approximately 77,000 customers.

     PLANT AND TECHNOLOGY OVERVIEW. We have engaged in an aggressive program to upgrade our existing cable plant over the next three years. For the period from January 1, 2000 to December 31, 2002, we plan to spend approximately $5.6 billion for capital expenditures, approximately $3.1 billion of which will be used to upgrade our systems to bandwidth capacity of 550 megahertz or greater, so that we may offer advanced services. The remaining capital will be spent on plant extensions, new services, converters and system maintenance.

     The following table describes the current technological state of our systems and the anticipated progress of planned upgrades through 2001, based on the percentage of our customers who will have access to the bandwidth and other features shown:

                                         LESS THAN                     750 MEGAHERTZ    TWO-WAY
                                       550 MEGAHERTZ   550 MEGAHERTZ    OR GREATER     CAPABILITY
                                       -------------   -------------   -------------   ----------
September 30, 1999...................      46.7%           23.3%           30.0%          31.2%
December 31, 1999....................      54.7%           15.0%           30.3%          30.3%
December 31, 2000....................      32.8%            9.5%           57.7%          57.7%
December 31, 2001....................      17.7%            7.2%           75.1%          75.1%
December 31, 2002....................       6.0%            5.6%           88.4%          88.4%

     We have adopted HFC architecture as the standard for our ongoing systems upgrades. HFC architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we connect fiber optic cable to individual nodes serving an average of 500 homes or

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commercial buildings. We believe that this network design provides high capacity and superior signal quality, and will enable us to provide the newest forms of telecommunications services to our customers. The primary advantages of HFC architecture over traditional coaxial cable networks include:

     - increased channel capacity of cable systems;

     - reduced number of amplifiers, which are devices to compensate for signal loss caused by coaxial cable, needed to deliver signals from the headend to the home, resulting in improved signal quality and reliability;

     - reduced number of homes that need to be connected to an individual node, improving the capacity of the network to provide high-speed Internet access and reducing the number of households affected by disruptions in the network; and

     - sufficient dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can otherwise occur when you have two-way communication capability.

     The HFC architecture will enable us to offer new and enhanced services, including:

     - additional channels and tiers;

     - expanded pay-per-view options;

     - high-speed Internet access;

     - wide area networks, which permit a network of computers to be connected together beyond an area;

     - point-to-point data services, which can switch data links from one point to another; and

     - digital advertising insertion, which is the insertion of local, regional and national programming.

     The upgrades will facilitate our new services in two primary ways:

     - Greater bandwidth allows us to send more information through our systems. This provides us with the capacity to provide new services in addition to our current services. As a result, we will be able to roll out digital cable programming in addition to existing analog channels offered to customers who do not wish to subscribe to a package of digital services.

     - Enhanced design configured for two-way communication with the customer allows us to provide cable Internet services without telephone support and other interactive services, such as an interactive program guide, impulse pay-per-view, video-on-demand and Wink, that cannot be offered without upgrading the bandwidth capacity of our systems.

     This HFC architecture will also position us to offer cable telephony services in the future, using either Internet protocol technology or switch-based technology, another method of linking communications.

CUSTOMER SERVICE AND COMMUNITY RELATIONS

     Providing a high level of service to our customers has been a central driver of our historical success. Our emphasis on system reliability, engineering support and superior customer satisfaction is key to our management philosophy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline in most systems and offer on-time installation and service guarantees. It is our policy that if an installer is late for a scheduled appointment the customer receives free installation, and if a service technician is late for a service call the customer receives a $20 credit.

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     As of September 30, 1999, we maintained eleven call centers located in our twelve regions, which are responsible for handling call volume for more than 54% of our customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week. We believe operating regional call centers allows us to provide "localized" service, which also reduces overhead costs and improves customer service. We have invested significantly in both personnel and equipment to ensure that these call centers are professionally managed and employ state-of-the-art technology. As of December 31, 1999, pro forma for the transfer to us of the Fanch, Falcon and Avalon cable systems and the Bresnan acquisition and transfer, we employed approximately 2,650 customer service representatives throughout the systems. Our customer service representatives receive extensive training to develop customer contact skills and product knowledge critical to successful sales and high rates of customer retention. As of December 31, 1999, pro forma for the transfer to us of the Fanch, Falcon and Avalon cable systems and the Bresnan acquisition and transfer, we had approximately 4,800 technical employees who are encouraged to enroll in courses and attend regularly scheduled on-site seminars conducted by equipment manufacturers to keep pace with the latest technological developments in the cable television industry. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs. We believe that all of this improves the overall quality of our services and the reliability of our systems, resulting in fewer service calls from customers.

     We are also committed to fostering strong community relations in the towns and cities our systems serve. We support many local charities and community causes in various ways, including marketing promotions to raise money and supplies for persons in need, and in-kind donations that include production services and free air-time on major cable networks. Recent charity affiliations include campaigns for "Toys for Tots," United Way, local theatre, children's museums, local food banks and volunteer fire and ambulance corps. We also participate in the "Cable in the Classroom" program, whereby cable television companies throughout the United States provide schools with free cable television service. In addition, we install and provide free basic cable service to public schools, government buildings and non-profit hospitals in many of the communities in which we operate. We also provide free cable modems and high-speed Internet access to schools and public libraries in our franchise areas. We place a special emphasis on education, and regularly award scholarships to employees who intend to pursue courses of study in the communications field.

SALES AND MARKETING

     PERSONNEL RESOURCES. We have a centralized team responsible for coordinating the marketing efforts of our individual systems. For most of our systems with over 30,000 customers we have a dedicated marketing manager, while smaller systems are handled regionally. We believe our success in marketing comes in large part from new and innovative ideas and from good interaction between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. We are also continually monitoring the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customer base. Our customer service representatives are given the incentive to use their daily contacts with customers as opportunities to sell our new service offerings.

     MARKETING STRATEGY. Our long-term marketing objective is to increase cash flow through deeper market penetration and growth in revenue per household. To achieve this objective and to position our service as an indispensable consumer service, we are pursuing the following strategies:

     - increase the number of rooms per household with cable;

     - introduce new cable products and services;

     - design product offerings to enable greater opportunity for customer choices;

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     - utilize "tiered" packaging strategies to promote the sale of premium services and niche programming;

     - offer our customers more value through discounted bundling of products;

     - increase the number of residential consumers who use our set-top box, which enables them to obtain advanced digital services such as a greater number of television stations and interactive services;

     - target households based on demographic data;

     - develop specialized programs to attract former customers, households that have never subscribed and illegal users of the service; and

     - employ Charter branding of products to promote customer awareness and loyalty.

     We have innovative marketing programs which utilize market research on selected systems, compare the data to national research and tailor marketing programs for individual markets. We gather detailed customer information through our regional marketing representatives and use the Claritas geodemographic data program and consulting services to create unique packages of services and marketing programs. These marketing efforts and the follow-up analysis provide consumer information down to the city block or suburban subdivision level, which allows us to create very targeted marketing programs.

     We seek to maximize our revenue per customer through the use of "tiered" packaging strategies to market premium services and to develop and promote niche programming services.

     We regularly use targeted direct mail campaigns to sell these tiers and services to our existing customer base. We are developing an in-depth profile database that goes beyond existing and former customers to include all homes passed. This database information is expected to improve our targeted direct marketing efforts, bringing us closer toward our objective of increasing total customers as well as sales per customer for both new and existing customers. For example, using customer profile data currently available, we are able to identify customers who have children under a specified age and do not currently subscribe to The Disney Channel. We then target our marketing efforts with respect to The Disney Channel to those households. In 1998, we were chosen by Claritas Corporation, sponsor of a national marketing competition across all industries, as the first place winner in their media division, which includes cable systems operations, telecommunications and newspapers, for our national segmenting and targeted marketing program.

     Our marketing professionals have also received numerous industry awards within the last two years, including the Cable and Telecommunication Association of Marketers' awards for consumer research and best advertising and marketing programs.

     In 1998, we introduced a new package of premium services. Customers receive a substantial discount on bundled premium services of HBO, Showtime, Cinemax and The Movie Channel. We were able to negotiate favorable terms with premium networks, which allowed minimal impact on margins and provided substantial volume incentives to grow the premium category. The MVP package has increased our premium household penetration, premium revenue and cash flow. As a result of this package, HBO recognized us as a top performing customer. We are currently introducing this same premium strategy in the systems we have recently acquired.

     We expect to continue to invest significant amounts of time, effort and financial resources in the marketing and promotion of new and existing services. To increase customer penetration and increase the level of services used by our customers, we use a coordinated array of marketing techniques, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitation. We believe we have one of the cable television industry's highest success rates in attracting and retaining

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customers who have never before subscribed to cable television. Historically, these "nevers" are the most difficult customers to attract and retain.

PROGRAMMING SUPPLY

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers of basic and premium services. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. See "-- Sales and Marketing."

     PROGRAMMING SOURCES. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. As of September 30, 1999, we obtained approximately 64% of our programming through contracts entered into directly with a programming supplier. We obtained the rest of our programming through TeleSynergy, Inc., which offers its partners contract benefits in buying programming by virtue of volume discounts available to a larger buying base. Recent consolidation in the cable television industry coupled with our growth through acquisitions has reduced the benefits associated with our participation in TeleSynergy. As a result of our recent acquisitions, we are reviewing our programming arrangements and have decided to terminate our agreement with TeleSynergy, effective January 31, 2000.

     Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us. In connection with the launch of a new channel, we may receive a distribution fee to support the channel launch, a portion of which is applied to marketing expenses associated with the channel launch. The amounts we receive in distribution fees are not significant.

     Our programming contracts generally continue for a fixed period of time, usually from three to ten years. Although longer contract terms are available, we prefer to limit contracts to three years so that we retain flexibility to change programming and include new channels as they become available. Some program suppliers offer marketing support or volume discount pricing structures. Some of our programming agreements with premium service suppliers offer cost incentives under which premium service unit prices decline as certain premium service growth thresholds are met.

     For home shopping channels, we receive a percentage of the amount spent in home shopping purchases by our customers on channels we carry. In 1998, these revenues totalled approximately $220,000. These revenues totalled approximately $1,518,000 for the nine months ended September 30, 1999.

     PROGRAMMING COSTS. Our cable programming costs have increased in recent years and are expected to continue to increase due to factors including:

     - system acquisitions;

     - additional programming being provided to customers;

     - increased cost to produce or purchase cable programming; and

     - inflationary increases.

In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. Sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract which we may or may not have the option to add to our service offerings.

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

     Under rate regulation of the Federal Communications Commission, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation." We believe we will, as a general matter, be able to pass increases in our programming costs through to customers, although we cannot assure you that it will be possible.

RATES

     Pursuant to the Federal Communications Commission's rules, we have set rates for cable-related equipment, such as converter boxes and remote control devices, and installation services. These rates are based on actual costs plus a 11.25% rate of return. We have unbundled these charges from the charges for the provision of cable service.

     Rates charged to customers vary based on the market served and service selected, and are typically adjusted on an annual basis. As of September 30, 1999, the average monthly fee was $12.57 for basic service and $16.08 for expanded basic service. Regulation of the expanded basic service was eliminated by federal law as of March 31, 1999 and such rates are now based on market conditions. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. We believe our rate practices are in accordance with Federal Communications Commission Guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation."

THEFT PROTECTION

     The unauthorized tapping of cable plant and the unauthorized receipt of programming using cable converters purchased through unauthorized sources are problems which continue to challenge the entire cable industry. We have adopted specific measures to combat the unauthorized use of our plant to receive programming. For instance, in several of our regions, we have instituted a "perpetual audit" whereby each technician is required to check at least four other nearby residences during each service call to determine if there are any obvious signs of piracy, namely, a drop line leading from the main cable line into other homes. Addresses where the technician observes drop lines are then checked against our customer billing records. If the address is not found in the billing records, a sales representative calls on the unauthorized user to correct the "billing discrepancy" and persuade the user to become a formal customer. In our experience, approximately 25% of unauthorized users who are solicited in this manner become customers. Billing records are then closely monitored to guard against these new customers reverting to their status as unauthorized users. Unauthorized users who do not convert are promptly disconnected and, in certain instances, flagrant violators are referred for prosecution. In addition, we have prosecuted individuals who have sold cable converters programmed to receive our signals without proper authorization.

FRANCHISES

     As of September 30, 1999, without giving effect to acquisitions since that date, our systems operated pursuant to an aggregate of 1,742 franchises, permits and similar authorizations issued by local and state governmental authorities. As of September 30, 1999, giving effect to acquisitions since that date and the recent transfer of the Fanch, Falcon and Avalon cable systems, we held approximately 4,210 franchises in the aggregate. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues generated by cable television services under the franchise (i.e., the maximum amount that may be charged under the Communications Act).

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     Our franchises have terms which range from four years to more than 32 years. Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time and often involves substantial expense. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards it to another party, the granting authority must pay the existing cable operator the "fair market value" of the system. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator make certain commitments, such as technological upgrades to the system, which may require substantial capital expenditures. We cannot assure you, however, that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of our franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition. See "Risk
Factors -- Regulatory and Legislative Matters."

     The following table summarizes our systems' franchises by year of expiration, and approximate number of basic customers as of September 30, 1999, without giving effect to acquisitions since that date.

                                                         PERCENTAGE                   PERCENTAGE
                                           NUMBER OF      OF TOTAL     TOTAL BASIC     OF TOTAL
YEAR OF FRANCHISE EXPIRATION               FRANCHISES    FRANCHISES     CUSTOMERS     CUSTOMERS
----------------------------               ----------    ----------    -----------    ----------
Prior to December 31, 1999...............      186           11%          305,100         10%
2000 to 2002.............................      316           18%          699,100         23%
2003 to 2005.............................      360           21%          724,900         19%
2006 or after............................      880           50%        1,696,600         48%
                                             -----          ---         ---------        ---
     Total...............................    1,742          100%        3,425,700        100%

     Under the 1996 Telecom Act, cable operators are not required to obtain franchises in order to provide telecommunications services, and granting authorities are prohibited from limiting, restricting or conditioning the provision of such services. In addition, granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems which are eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

COMPETITION

     We face competition in the areas of price, service offerings, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as Internet access, interactive services and telephony, we will face competition from other providers of each type of service. See "Risk Factors -- Our Business --

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We operate in a very competitive business environment which can adversely affect our business and operations."

     To date, we believe that we have not lost a significant number of customers, or a significant amount of revenue, to our competitors' systems. However, competition from other providers of the technologies we expect to offer in the future may have a negative impact on our business in the future.

     Through mergers such as the recent merger of Tele-Communications, Inc. and AT&T, customers will come to expect a variety of services from a single provider. While the TCI/AT&T merger has no direct or immediate impact on our business, it encourages providers of cable and telecommunications services to expand their service offerings. It also encourages consolidation in the cable industry as cable operators recognize the competitive benefits of a large customer base and expanded financial resources.

     Key competitors today include:

     - BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. The recent licensing of digital spectrum by the Federal Communications Commission will provide incumbent television licenses with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video.

     - DBS. Direct broadcast satellite, known as DBS, has emerged as significant competition to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves approximately 10 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical analog cable system. DBS companies historically were prohibited from retransmitting popular local broadcast programming, but a change to the existing copyright laws in November 1999 eliminated this legal impediment. After an initial six-month grace period, DBS companies will need to secure retransmission consent from the popular broadcast stations they wish to carry, and they will face mandatory carriage obligations of less popular broadcast stations as of January 2002. In response to the legislation, DirecTV, Inc. and EchoStar Communications Corporation already have initiated plans to carry the major network stations in the nation's top television markets. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. It is, therefore, expected that DBS companies will offer local broadcast programming only in the larger U.S. markets for the foreseeable future. The same legislation providing for DBS carriage of local broadcast stations reduced the compulsory copyright fees paid by DBS companies and allows them to continue offering distant network signals to rural customers. America Online Inc., the nation's leading provider of Internet services has recently announced a plan to invest $1.5 billion in Hughes Electronics Corp., DirecTV's parent company, and these companies intend to jointly market America Online's prospective Internet television service to DirecTV's DBS customers.

     - DSL. The deployment of digital subscriber line technology, known as DSL, will allow Internet access to subscribers at data transmission speeds greater than those of modems over conventional telephone lines. Several telephone companies and other companies are introducing DSL service. The Federal Communications Commission recently released an order in which it mandated that incumbent telephone companies grant access to the high frequency portion of the local loop over

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

which they provide voice services. This will enable competitive carriers to provide DSL services over the same telephone lines simultaneously used by incumbent telephone companies to provide basic telephone service. However, in a separate order the Federal Communications Commission declined to mandate that incumbent telephone companies unbundle their internal packet switching functionality or related equipment for the benefit of competitive carriers. This functionality or equipment could otherwise have been used by competitive carriers directly to provide DSL or other high-speed broadband services. We are unable to predict whether the Federal Communications Commission's decisions will be sustained upon administrative or judicial appeal, the likelihood of success of the Internet access offered by our competitors or the impact on our business and operations of these competitive ventures.

     - TRADITIONAL OVERBUILDS. Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities which already possess fiber optic and other transmission lines in the areas they serve may over time become competitors. There has been a recent increase in the number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

     As of September 30, 1999, we are aware of overbuild situations in some of our cable systems located in Newnan, Columbus and West Point, Georgia; Barron and Cameron, Wisconsin; Auburn, Rancho Cucamonga and Victorville, California; and Lanett Valley, Alabama; and Carlton and Addison, Texas. Approximately 56,000 basic customers, approximately 1.4% of our total basic customers, are passed by these overbuilds. Additionally, we have been notified that franchises have been awarded, and present potential overbuild situations, in some of our systems located in Denton, Southlake, Roanoke and Keller, Texas and Willimantic, Connecticut. These potential overbuild areas service an aggregate of approximately 54,000 basic customers or approximately 1.6% of our total basic customers. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. We have upgraded each of these systems to at least 750 megahertz two-way HFC architecture, with the exceptions of our systems in Columbus, Georgia, and Willimantic, Connecticut. Upgrades to at least 750 megahertz two-way HFC architecture with respect to these two systems are expected to be completed by December 31, 2000 and December 31, 2001, respectively.

     - TELEPHONE COMPANIES AND UTILITIES. The competitive environment has been significantly affected by both technological developments and regulatory changes enacted in The Telecommunications Act of 1996, which were designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable television business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers who have considerable resources to provide a wide variety of video services competitive with services offered by cable systems.

     As we expand our offerings to include Internet and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is

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highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us.

     Several telephone companies have obtained or are seeking cable television franchises from local governmental authorities and are constructing cable systems. Cross-subsidization by local exchange carriers of video and telephony services poses a strategic advantage over cable operators seeking to compete with local exchange carriers that provide video services. Some local exchange carriers may choose to make broadband services available under the open video regulatory framework of the Federal Communications Commission. In addition, local exchange carriers provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses, including Internet service, as well as data and other non-video services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. The entry of telephone companies as direct competitors in the video marketplace, however, is likely to become more widespread and could adversely affect the profitability and valuation of the systems.

     Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion.

     - SMATV. Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multiple dwelling units, referred to in the cable industry as "MDU's", such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Such private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors.

     - WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or "wireless cable", known as MMDS. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Both analog and digital MMDS services require unobstructed "line of sight" transmission paths. Analog MMDS has impacted our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in Los Angeles, California and Atlanta, Georgia.

PROPERTIES

     Our principal physical assets consist of cable television plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable television systems. Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. The physical components of our cable television systems require maintenance and periodic upgrading to keep pace with technological advances. We own or lease real property for signal

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reception sites and business offices in many of the communities served by our systems and for our principal executive offices. We own most of our service vehicles.

     Our subsidiaries own the real property housing our regional data center in Town & Country, Missouri, as well as the regional office for the Northeast Region in Newtown, Connecticut and additional real estate located in Hickory, North Carolina; Hammond, Louisiana; and West Sacramento and San Luis Obispo, California. Our subsidiaries lease space for our regional data center located in Dallas, Texas and additional locations for business offices throughout our operating regions. Our headend locations are generally located on owned or leased parcels of land, and we generally own the towers on which our equipment is located.

     We believe that our properties are in good operating condition and are suitable for our business operations.

EMPLOYEES

     Charter Communications, Inc. currently has only thirteen employees, all of whom are senior management and are also executive officers of Charter Investment, Inc. Pursuant to a services agreement between Charter Communications, Inc. and Charter Investment, Inc., Charter Investment, Inc. will provide the necessary personnel and services to manage Charter Communications Holding Company, Charter Holdings and their subsidiaries. These personnel and services will be provided to Charter Communications, Inc. on a cost reimbursement basis. As of December 31, 1999, our subsidiaries had approximately 10,525 full-time equivalent employees of which 350 were represented by the International Brotherhood of Electrical Workers. We believe we have a good relationship with our employees and have never experienced a work stoppage. See "Certain Relationships and Related Transactions."

INSURANCE

     We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage, business interruption and workers' compensation insurance in amounts typical of similar operators in the cable industry and with reputable insurance providers. As is typical in the cable industry, we do not insure our underground plant. We believe our insurance coverage is adequate.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters incidental to our business. We believe that the resolution of such matters will not have a material adverse impact on our financial position or results of operations.

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                           REGULATION AND LEGISLATION

     The following summary addresses the key regulatory developments and legislation affecting the cable television industry.

     The operation of a cable system is extensively regulated by the Federal Communications Commission, some state governments and most local governments. The 1996 Telecom Act has altered the regulatory structure governing the nation's communications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduces the scope of cable rate regulation and encourages additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act requires the Federal Communications Commission to undertake a host of implementing rulemakings. Moreover, Congress and the Federal Communications Commission have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect our operations, and there have been calls in Congress and at the Federal Communications Commission to maintain or even tighten cable regulation in the absence of widespread effective competition.

     CABLE RATE REGULATION. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry, which limited the ability of cable companies to increase subscriber fees. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring satisfaction of conditions rarely satisfied in the current marketplace.

     Although the Federal Communications Commission has established the underlying regulatory scheme, local government units, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable -- the basic service tier, which typically contains local broadcast stations and public, educational, and government access channels. Before a local franchising authority begins basic service rate regulation, it must certify to the Federal Communications Commission that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. Local franchising authorities also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     As of December 31, 1999, approximately 18% of our local franchising authorities were certified to regulate basic tier rates. The 1992 Cable Act permits communities to certify and regulate rates at any time, so that it is possible that additional localities served by the systems may choose to certify and regulate rates in the future.

     The Federal Communications Commission historically administered rate regulation of cable programming service tiers, which is the expanded basic programming package that offers services other than basic programming and which typically contains satellite-delivered programming. As of December 31, 1999, we had cable programming service tier rate complaints relating to approximately 420,000 subscribers pending at the Federal Communications Commission. Under the 1996 Telecom Act, however, the Federal Communications Commission's authority to regulate cable programming service tier rates sunset on March 31, 1999. The Federal Communications Commission has taken the position that it will still adjudicate pending cable programming service tier complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date. We do not believe any adjudications regarding these pre-sunset complaints will have a material adverse effect on

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our business. The elimination of cable programming service tier regulation on a prospective basis affords us substantially greater pricing flexibility.

     Under the rate regulations of the Federal Communication Commission, most cable systems were required to reduce their basic service tier and cable programming service tier rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The Federal Communications Commission has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Cost of service regulation is a traditional form of rate regulation, under which a utility is allowed to recover its costs of providing the regulated service, plus a reasonable profit. The Federal Communications Commission and Congress have provided various forms of rate relief for smaller cable systems owned by smaller operators. Premium cable services offered on a per-channel or per-program basis remain unregulated. However, federal law requires that the basic service tier be offered to all cable subscribers and limits the ability of operators to require purchase of any cable programming service tier if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which sunsets in 2002.

     As noted above, Federal Communications Commission regulation of cable programming service tier rates for all systems, regardless of size, sunset pursuant to the 1996 Telecom Act on March 31, 1999. As a result, the regulatory regime just discussed is now essentially applicable only to basic services tier and cable equipment. Certain legislators, however, have called for new rate regulations if unregulated cost rates increase dramatically. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the Federal Communications Commission.

     CABLE ENTRY INTO TELECOMMUNICATIONS. The 1996 Telecom Act creates a more favorable environment for us to provide telecommunications services beyond traditional video delivery. It provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. A cable operator is authorized under the 1996 Telecom Act to provide telecommunications services without obtaining a separate local franchise. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles, beginning in 2001, if the operator provides telecommunications service, as well as cable service, over its plant. The Federal Communications Commission recently clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access.

     Cable entry into telecommunications will be affected by the regulatory landscape now being developed by the Federal Communications Commission and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers, including cable operators, is the interconnection obligation imposed on all telecommunications carriers. In July 1997, the Eighth Circuit Court of Appeals vacated certain aspects of the Federal Communications Commission initial interconnection order but most of that decision was reversed by the U.S. Supreme Court in January 1999. The Supreme Court effectively upheld most of the Federal Communications Commission interconnection regulations. Although these regulations should enable new telecommuni-

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cations entrants to reach viable interconnection agreements with incumbent carriers, many issues, including which specific network elements the Federal Communications Commission can mandate that incumbent carriers make available to competitors, remain subject to administrative and judicial appeal. If the Federal Communications Commission current list of unbundled network elements is upheld on appeal, it would make it easier for us to provide telecommunications service.

     INTERNET SERVICE. Although there is at present no significant federal regulation of cable system delivery of Internet services, and the Federal Communications Commission recently issued several reports finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband delivery of Internet services. In particular, proposals have been advanced at the Federal Communications Commission and Congress that would require cable operators to provide access to unaffiliated Internet service providers and online service providers. Certain Internet service providers also are attempting to use existing modes of access that are commercially leased to gain access to cable system delivery. A petition on this issue is now pending before the Federal Communications Commission. Finally, some local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfers. A federal district court in Portland, Oregon recently upheld the legal ability of local franchising authority to impose such conditions, but an appeal was filed with the Ninth Circuit Court of Appeals, oral argument has been held and the parties are awaiting a decision. Other local authorities have imposed or may impose mandatory Internet access requirements on cable operators. These developments could, if they become widespread, burden the capacity of cable systems and complicate our own plans for providing Internet service.

     TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/ cable cross-ownership ban. Local exchange carriers, including the regional telephone companies, can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, local exchange carriers could be formidable competitors to traditional cable operators. Various local exchange carriers already are providing video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission.

     Under the 1996 Telecom Act, local exchange carriers or any other cable competitor providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator, subject to local franchising and federal regulatory requirements, unless the local exchange carrier or other cable competitor elects to deploy its broadband plant as an open video system. To qualify for favorable open video system status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. The Fifth Circuit Court of Appeals reversed certain of the Federal Communications Commission's open video system rules, including its preemption of local franchising. The Federal Communications Commission recently revised its OVS rules to eliminate this general preemption, thereby leaving franchising discretion to state and local authorities. It is unclear what effect this ruling will have on the entities pursuing open video system operation.

     Although local exchange carriers and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on local exchange carrier buyouts of co-located cable systems. Co-located cable systems are cable systems serving an overlapping territory. Cable operator buyouts of co-located local exchange carrier systems, and joint ventures between cable operators and local exchange carriers in the same market are also prohibited. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the Federal Communications Commission with the limited authority to grant waivers of the buyout prohibition.

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     ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION.  The 1996
Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the Federal Communications Commission for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the Federal Communications Commission to engage in activities which could include the provision of video programming.

     ADDITIONAL OWNERSHIP RESTRICTIONS. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing Federal Communications Commission regulations prohibiting local cross-ownership between co-located television stations and cable systems.

     Pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Also pursuant to the 1992 Cable Act, the Federal Communications Commission has adopted rules that preclude any cable operator from serving more than 30% of all U.S. domestic multichannel video subscribers, including cable and direct broadcast satellite subscribers. However, this provision has been stayed pending further judicial review.

     MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between "must carry" status or "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to require a cable system to carry the station. More popular stations, such as those affiliated with a national network, typically elect retransmission consent which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to negotiate for payments for granting permission to the cable operator to carry the stations. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry may increase substantially if broadcasters proceed with planned conversion to digital transmission and the Federal Communications Commission determines that cable systems must carry all analog and digital broadcasts in their entirety. This burden would reduce capacity available for more popular video programming and new internet and telecommunication offerings. A rulemaking is now pending at the Federal Communications Commission regarding the imposition of dual digital and analog must carry.

     ACCESS CHANNELS. Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The Federal Communications Commission has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited. A new request has been forwarded to the Federal Communications Commission, however, requesting that unaffiliated Internet service providers be found eligible for commercial leased access. Although we do not believe such use is in accord with

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the governing statute, a contrary ruling could lead to substantial leased activity by Internet service providers and disrupt our own plans for Internet service.

     ACCESS TO PROGRAMMING. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their cable operators over new competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. There also has been interest expressed in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially delivered programming to the program access requirements. Terrestrially delivered programming is programming delivered other than by satellite. These changes should not have a dramatic impact on us, but would limit potential competitive advantages we now enjoy.

     INSIDE WIRING; SUBSCRIBER ACCESS. In an order issued in 1997, the Federal Communications Commission established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The Federal Communications Commission has also proposed abrogating all exclusive multiple dwelling unit service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the Federal Communications Commission has preempted restrictions on the deployment of private antenna on rental property within the exclusive use of a tenant, such as balconies and patios. This Federal Communications Commission ruling may limit the extent to which we along with multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise prohibit, for example, placement of digital broadcast satellite receiver antennae in multiple dwelling unit areas under the exclusive occupancy of a renter. These developments may make it even more difficult for us to provide service in multiple dwelling unit complexes.

     OTHER REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION. In addition to the Federal Communications Commission regulations noted above, there are other regulations of the Federal Communications Commission covering such areas as:

     - equal employment opportunity,

     - subscriber privacy,

     - programming practices, including, among other things,

        (1) syndicated program exclusivity, which is a Federal Communications Commission rule which requires a cable system to delete particular programming offered by a distant broadcast signal carried on the system which duplicates the programming for which a local broadcast station has secured exclusive distribution rights,

        (2) network program nonduplication,

        (3) local sports blackouts,

        (4) indecent programming,

        (5) lottery programming,

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        (6) political programming,

        (7) sponsorship identification,

        (8) children's programming advertisements, and

        (9) closed captioning,

     - registration of cable systems and facilities licensing,

     - maintenance of various records and public inspection files,

     - aeronautical frequency usage,

     - lockbox availability,

     - antenna structure notification,

     - tower marking and lighting,

     - consumer protection and customer service standards,

     - technical standards,

     - consumer electronics equipment compatibility, and

     - emergency alert systems.

     The Federal Communications Commission recently ruled that cable customers must be allowed to purchase cable converters from third parties and established a multi-year phase-in during which security functions, which would remain in the operator's exclusive control, would be unbundled from basic converter functions, which could then be satisfied by third party vendors.

     The Federal Communications Commission has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of Federal Communications Commission licenses needed to operate certain transmission facilities used in connection with cable operations.

     COPYRIGHT. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the American Society of Composers, Authors and Publishers and Broadcast Music, Inc. The cable industry has had a long series of negotiations and adjudications with both organizations. A prior voluntarily negotiated agreement with Broadcast Music has now expired, and is subject to further proceedings. The governing rate court recently set retroactive and prospective cable industry rates for American Society of Composers music based on the previously negotiated Broadcast Music rate. Although we cannot predict the ultimate outcome of these industry proceedings or the amount of any license fees we may be required to pay for past and future use of association-controlled music, we do not believe such license fees will be significant to our business and operations.

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     STATE AND LOCAL REGULATION.  Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee failed to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, including Connecticut, subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such local franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, cable operators are not required to obtain franchises for the provision of telecommunications services, and local franchising authorities are prohibited from limiting, restricting, or conditioning the provision of such services. In addition, local franchising authorities may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Charter Holdings is a holding company with no operations. Charter Capital is a direct wholly owned finance subsidiary of Charter Holdings that exists solely for the purpose of serving as co-obligor of the notes and the March 1999 Charter Holdings notes and has no operations. Neither Charter Holdings nor Charter Capital has any employees. We and our direct and indirect subsidiaries are managed by Charter Communications, Inc. See "Certain Relationships and Related Transactions."

     The following persons are directors of Charter Communications, Inc., Charter Communications Holding Company or an issuer of the notes, as indicated:

                  DIRECTORS                    AGE                      POSITION
                  ---------                    ---                      --------
Paul G. Allen................................  47     Chairman of the Board of Directors of
                                                      Charter Communications, Inc. and Director of
                                                        Charter Communications Holding Company
William D. Savoy.............................  35     Director of Charter Communications, Inc.,
                                                        Charter Communications Holding Company and
                                                        Charter Holdings
Jerald L. Kent...............................  43     Director of Charter Communications, Inc.,
                                                      Charter Communications Holding Company,
                                                        Charter Holdings and Charter Capital
Marc B. Nathanson............................  54     Director of Charter Communications, Inc.
Ronald L. Nelson.............................  47     Director of Charter Communications, Inc.
Nancy B. Peretsman...........................  45     Director of Charter Communications, Inc.
Howard L. Wood...............................  60     Director of Charter Communications, Inc.

     The following persons are executive officers of each of Charter Communications, Inc., Charter Communications Holding Company and the issuers of the notes:

             EXECUTIVE OFFICERS                AGE                      POSITION
             ------------------                ---                      --------
Jerald L. Kent...............................  43     President and Chief Executive Officer
David G. Barford.............................  41     Senior Vice President of
                                                        Operations -- Western Division
Mary Pat Blake...............................  44     Senior Vice President -- Marketing and
                                                        Programming
Eric A. Freesmeier...........................  46     Senior Vice President -- Administration
Thomas R. Jokerst............................  50     Senior Vice President -- Advanced Technology
                                                        Development
Kent D. Kalkwarf.............................  40     Senior Vice President and Chief Financial
                                                      Officer
Ralph G. Kelly...............................  42     Senior Vice President -- Treasurer
David L. McCall..............................  44     Senior Vice President of
                                                      Operations -- Eastern Division
John C. Pietri...............................  50     Senior Vice President -- Engineering
Michael E. Riddle............................  40     Senior Vice President and Chief Information
                                                        Officer
Steven A. Schumm.............................  47     Executive Vice President, Assistant to the
                                                        President
Curtis S. Shaw...............................  51     Senior Vice President, General Counsel and
                                                        Secretary
Stephen E. Silva.............................  39     Senior Vice President -- Corporate
                                                      Development and Technology

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     The following sets forth certain biographical information with respect to the directors, director nominees and executive officers named above.

     PAUL G. ALLEN is the Chairman of the board of directors of Charter Communications, Inc. and of the board of directors of Charter Investment, Inc., and a director of Charter Communications Holding Company. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications. Such companies include Interval Research Corporation, of which Mr. Allen is a director, Vulcan Ventures, Inc., of which Mr. Allen is the President, Chief Executive Officer and Chairman of the board of directors, Vulcan Northwest, Inc., of which Mr. Allen is the Chairman of the board, Vulcan Programming, Inc. and Vulcan Cable III Inc. In addition, Mr. Allen is the owner and the Chairman of the board of directors of the Portland Trail Blazers of the National Basketball Association, and is the owner and the Chairman of the board of directors of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and USA Networks, Inc. and also serves as a director of various private corporations.

     WILLIAM D. SAVOY is a director of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings and Charter Investment, Inc. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including Vice President and a director of Vulcan Ventures, President of Vulcan Northwest, President and a director of Vulcan Programming and President and director of Vulcan Cable III Inc. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as a director of CNET, Inc., Go2Net, Inc., Harbinger Corporation, High Speed Access Corp., Metricom, Inc., Telescan, Inc., Ticketmaster Online -- CitySearch, Inc., USA Networks, Inc. and Value America, Inc. Mr. Savoy holds a B.S. in computer science, accounting and finance from Atlantic Union College.

     JERALD L. KENT is the President, Chief Executive Officer and director of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc., and previously held the position of Chief Financial Officer of Charter Investment, Inc. Prior to co-founding Charter Investment, Inc. in 1993, Mr. Kent was associated with Cencom Cable Associates, Inc., where he served as Executive Vice President and Chief Financial Officer. Mr. Kent also served Cencom as Senior Vice President of Finance from May 1987, Senior Vice President of Acquisitions and Finance from July 1988, and Senior Vice President and Chief Financial Officer from January 1989. Prior to that time, Mr. Kent was employed by Arthur Andersen LLP, certified public accountants, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Cable Television Laboratories, Inc. and Com21 Inc. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees with honors from Washington University (St. Louis).

     MARC B. NATHANSON is a director of Charter Communications, Inc. and has served in the non-executive position of Vice Chairman of that company since November 1999. Mr. Nathanson has been Chairman of the board of directors and Chief Executive Officer of Falcon Holding Group, Inc. and its predecessors since 1975, and prior to September 1995 also served as President of that company. Prior to 1975, Mr. Nathanson was vice president of marketing for Teleprompter Corporation, then the largest cable operator in the United States. He also held executive positions with Warner Cable and Cypress Communications Corporation. He is a former President of the California Cable Television Association and a member of Cable Pioneers. He is currently a director of the National Cable Television Association and chaired its 1999 National Convention. Mr. Nathanson has served as Chairman of the Board, Chief Executive Officer and President of Enstar Communications Corporation since October 1988, and is a director of Digital Entertainment Network, Inc. and an

Advisory Board member of TVA (Brazil). Mr. Nathanson was appointed by President Clinton on November 1, 1998 as Chair of the Board of Governors for the International Bureau of Broadcasting, which oversees Voice of America, Radio/TV Marti, Radio Free Asia, Radio Free Europe and Radio Liberty. Mr. Nathanson is a trustee of the Annenberg School of Communications at the University of Southern California and a member of the Board of Visitors of the Anderson School of Management at UCLA. In addition, he serves on the Board of the UCLA Foundation and the UCLA Center for Communications Policy and is on the Board of Governors of AIDS Project Los Angeles and Cable Positive.

     RONALD L. NELSON is a director of Charter Communications, Inc. He is a founding member of DreamWorks LLC and has been serving as a member of its executive management team since 1994 with responsibility for overseeing operations and corporate finance. Prior to joining DreamWorks, Mr. Nelson was employed for 15 years by Paramount Communications Inc. (formerly Gulf + Western Inc.), serving in a variety of operating and executive positions. Mr. Nelson was elected Executive Vice President of Paramount Communications in 1990 and was appointed to its board of directors in 1992. He also served as Chief Financial Officer of Paramount Communications from 1987 until 1994. Mr. Nelson serves on the board of directors of Advanced Tissue Sciences, a biotechnology firm. Mr. Nelson has a B.S. in biochemistry from the University of California at Berkeley and a masters degree in business from the University of California at Los Angeles.

     NANCY B. PERETSMAN is a director of Charter Communications, Inc. She has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank unrelated to Mr. Allen, since June 1995. Prior to joining Allen & Company Incorporated, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc, where she was a Managing Director since 1990. Ms. Peretsman serves on the board of directors of Oxygen Media, Inc., an Internet and cable television enterprise. Ms. Peretsman also serves on the board of directors of Priceline.com Incorporated, as well as on the boards of several privately held companies. Ms. Peretsman received a B.A. from Princeton in 1973 and an M.P.P.M. degree from Yale in 1979.

     HOWARD L. WOOD is a director of Charter Communications, Inc. and has served as a consultant to that company since November 1999. Mr. Wood is a co-founder of Charter Investment, Inc. Prior to co-founding Charter Investment, Inc. in 1993, Mr. Wood was associated with Cencom Cable Associates, Inc. Mr. Wood joined Cencom as President, Chief Financial Officer and director and assumed the additional position of Chief Executive Officer effective January 1, 1989. Prior to that time, Mr. Wood was a partner in Arthur Andersen LLP, certified public accountants, where he served as Partner-in-Charge of the St. Louis Tax Division from 1973 until joining Cencom. Mr. Wood is a certified public accountant and a member of the American Institute of Certified Public Accountants. He also serves as a director of VanLiner Group, Inc., First State Community Bank, Gaylord Entertainment Company and Data Research, Inc. Mr. Wood serves as Commissioner for the Missouri Department of Conservation. He is also a past Chairman of the board of directors and former director of the St. Louis College of Pharmacy. Mr. Wood graduated with honors from Washington University (St. Louis) School of Business.

     DAVID G. BARFORD is Senior Vice President of Operations -- Western Division of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. He has primary responsibility for all cable operations in the Central, North Central, MetroPlex, Southern California, Northwest, Michigan and National regions. Prior to joining Charter Investment, Inc. in July 1995, he served as Vice President of Operations and New Business Development for Comcast Cable Communications, Inc., where he held various senior marketing and operating roles since November 1986. Mr. Barford received a B.A. degree from California State University, Fullerton and an M.B.A. from National University in La Jolla, California.

     MARY PAT BLAKE is Senior Vice President -- Marketing and Programming of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. and is responsible for all aspects of marketing, advertising, sales and programming. Prior to joining Charter Investment, Inc. in August 1995, Ms. Blake was active in the emerging business sector, and formed Blake Investments, Inc. in September 1993, which created, operated and sold a branded coffeehouse and bakery. From September 1990 to August 1993, Ms. Blake served as Director -- Marketing for Brown Shoe Company. Ms. Blake has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management with companies such as The West Coast Group, Pepsico Inc.-Taco Bell Division, General Mills, Inc. and ADP Network Services, Inc. Ms. Blake received a B.S. degree from the University of Minnesota, and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER is Senior Vice President -- Administration of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. and is responsible for human resources, public relations and communications, corporate facilities and aviation. From 1986 until joining Charter Investment, Inc. in April 1998, he served in various executive management positions at Edison Brothers Stores, Inc., a specialty retail company where his most recent position was Executive Vice President -- Human Resources and Administration. From 1974 to 1986, Mr. Freesmeier held management and executive positions with Montgomery Ward, a national mass merchandise retailer, and its various subsidiaries. Mr. Freesmeier holds Bachelor of Business degrees in marketing and industrial relations from the University of Iowa and a Masters of Management degree in finance from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST is Senior Vice President -- Advanced Technology Development of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. Prior to his appointment as Senior Vice President, Mr. Jokerst held the position of Senior Vice President -- Engineering of Charter Investment, Inc. since January 1994. From March 1991 to March 1993, Mr. Jokerst served as Vice
President -- Office of Science and Technology for Cable Television Laboratories in Boulder, Colorado. From June 1976 to March 1991, Mr. Jokerst was Director of Engineering for the midwest region of Continental Cablevision. Mr. Jokerst participates in professional activities with the National Cable Television Association, SCTE and Cable Television Laboratories. Mr. Jokerst is a graduate of Ranken Technical Institute in St. Louis with a degree in communications electronics and computer technology and of Southern Illinois University in Carbondale, Illinois with a degree in electronics technology.

     KENT D. KALKWARF is Senior Vice President and Chief Financial Officer of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. From July 1995 to May 1997, Mr. Kalkwarf served as a Vice President of Charter Investment, Inc. Prior to joining Charter Investment, Inc. in 1995, Mr. Kalkwarf was employed by Arthur Andersen LLP, from 1982 to July 1995, where he attained the position of senior tax manager. Mr. Kalkwarf has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY is Senior Vice President -- Treasurer of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. Mr. Kelly joined Charter Investment, Inc. in 1993 as Vice President -- Finance, a position he held until early 1994 when he became Chief Financial Officer of CableMaxx, Inc., a wireless cable television operator. Mr. Kelly returned to Charter Investment, Inc. as Senior Vice President -- Treasurer in February 1996, and has responsibility for treasury operations, investor relations and financial reporting. From 1984 to 1993, Mr. Kelly was associated with Cencom Cable Associates, Inc.

where he held the positions of Controller from 1984 to 1989 and Treasurer from 1990 to 1993. Mr. Kelly is a certified public accountant and was in the audit division of Arthur Andersen LLP from 1979 to 1984. Mr. Kelly received his undergraduate degree in accounting from the University of Missouri -- Columbia and his M.B.A. from Saint Louis University.

     DAVID L. MCCALL is Senior Vice President of Operations -- Eastern Division of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. Mr. McCall joined Charter Investment, Inc. in January 1995 as Regional Vice President Operations and has primary responsibility for all cable system operations managed by Charter Communications, Inc. in the Southeast, Mid-South, Northeast, Gulf Coast and Mid-Atlantic regions. Prior to joining Charter Investment, Inc., Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. As a Regional Manager of Cencom, Mr. McCall's responsibilities included supervising all aspects of operations for systems located in North Carolina, South Carolina and Georgia, consisting of over 142,000 customers. From 1977 to 1982, Mr. McCall was System Manager of Coaxial Cable Developers (known as Teleview Cablevision) in Simpsonville, South Carolina. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past ten years.

     JOHN C. PIETRI is Senior Vice President -- Engineering of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. Prior to joining Charter Investment, Inc. in Nov. 1998, Mr. Pietri was with Marcus Cable in Dallas, Texas for eight years, most recently serving as Senior Vice President and Chief Technical Officer. Prior to Marcus, Mr. Pietri served as Regional Technical Operations Manager for West Marc Communications in Denver, Colorado, and before that he served as Operations Manager with Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE is Senior Vice President and Chief Information Officer of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings and Charter Capital. From October 1995 to October 1999, Mr. Riddle served as Director, Applied Technologies of Cox Communications. From January 1991 to October 1995, Mr. Riddle was a member of the Technical Staff of Southwestern Bell Technology Resources, Inc. From July 1990 to January 1991, Mr. Riddle served as Area Manager with Southwestern Bell. From 1986 to 1990, Mr. Riddle was a member of the Technical Staff of Bell Communications Research, Inc. From 1980 to 1986, Mr. Riddle held various management positions with Southwestern Bell. Mr. Riddle attended Fort Hays State University.

     STEVEN A. SCHUMM is Executive Vice President and Assistant to the President of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. Mr. Schumm joined Charter Investment, Inc. in December 1998 and currently has overall responsibility for the MIS, Regulatory and Financial Controls Groups. Prior to joining Charter Investment, Inc., Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP. Mr. Schumm was with Ernst & Young LLP for 24 years and was a partner of the firm for 14 of those years. Mr. Schumm held various management positions with Ernst & Young LLP, including the Director of Tax Services for the three-city area of St. Louis, Kansas City and Wichita and then National Director of Industry Tax Services. He served as one of 10 members comprising the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University with a major in accounting.

     CURTIS S. SHAW is Senior Vice President, General Counsel and Secretary of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. and is responsible for all legal aspects of their businesses, government relations and the duties of the corporate secretary. Prior to joining Charter Investment, Inc. in February 1997, Mr. Shaw served as Corporate Counsel to NYNEX since 1988.

From 1983 until 1988, Mr. Shaw served as Associate General Counsel for Occidental Chemical Corporation, and, from 1986 until 1988, as Vice President and General Counsel of its largest operating division. Mr. Shaw has over 25 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. with honors from Trinity College and a J.D. from Columbia University School of Law.

     STEPHEN E. SILVA is Senior Vice President -- Corporate Development and Technology of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings, Charter Capital and Charter Investment, Inc. and is responsible for strategic development, testing and initial rollout of new products and services. From 1983 until joining Charter Investment, Inc. in April 1995, Mr. Silva served in various management positions at U.S. Computer Services, Inc. (doing business as CableData), a service bureau organization engaged in customer billing services. Mr. Silva joined Charter Investment, Inc. as Director of Billing Services, and was promoted to Vice President -- Information Services in January 1997. Mr. Silva became Vice
President -- Corporate Development and Technology in April 1998, and was promoted to Senior Vice President -- Corporate Development and Technology in September 1999. Mr. Silva is a member of the board of directors of High Speed Access Corp.

DIRECTOR COMPENSATION

     The directors of Charter Holdings and Charter Capital are not entitled to any compensation for serving as a director, nor are they paid any fees for attendance at any meeting of the board of directors. Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board meetings.

     The employee directors of Charter Communications, Inc. are not entitled to any compensation for serving as a director, nor are they paid any fees for attendance at any meeting of the board of directors. Each non-employee director and director nominee has been issued 40,000 options in connection with joining or agreeing to join the board of directors and may receive additional compensation to be determined. Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board meetings.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Effective as of December 23, 1998, Jerald L. Kent entered into an employment agreement with Mr. Allen for a three-year term with automatic one-year renewals. The employment agreement was assigned by Mr. Allen to Charter Investment, Inc. as of December 23, 1998. Charter Investment, Inc. subsequently assigned Mr. Kent's employment agreement to Charter Communications, Inc. and Charter Communications, Inc. has assumed all rights and obligations of Charter Investment, Inc. under the agreement, except with respect to the grant of options, which will be obligations of Charter Communications Holding Company.

     Under this agreement, Mr. Kent agrees to serve as President and Chief Executive Officer of Charter Communications, Inc., with responsibility for the nationwide general management, administration and operation of all present and future business of Charter Communications, Inc. and its subsidiaries. During the initial term of the agreement, Mr. Kent will receive an annual base salary of $1,250,000, or such higher rate as may from time to time be determined by Charter Communications, Inc.'s board of directors in its discretion. In addition, Mr. Kent will be eligible to receive an annual bonus in an aggregate amount not to exceed $625,000, to be determined by the board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets.

     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension, or other benefit plan afforded to employees generally or executives of Charter Communications, Inc. Mr. Kent will be reimbursed by Charter Communications, Inc. for life insurance premiums up to $30,000 per year, and is granted personal use of the corporate airplane. Mr. Kent was also granted a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice, but has not accepted use of the car as of the date of this offering circular. He may choose to do so in the future. Also under this agreement and a related agreement with Charter Communications Holding Company, Mr. Kent received options to purchase 7,044,127 Charter Communications Holding Company membership units. The options have a term of ten years and vested 25% on December 23, 1998. The remaining 75% vest 1/36 on the first day of each of the 36 months commencing on the first day of the thirteenth month following December 23, 1998. The terms of these options provide that immediately following the issuance of Charter Communications Holding Company membership units, these units will automatically convert to shares of Class A common stock. This exchange will occur on a one-for-one basis.

     Charter Communications, Inc. agrees to indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     If the agreement expires because Charter Communications, Inc. gives Mr. Kent notice of its intention not to extend the initial term, or if the agreement is terminated by Mr. Kent for good reason or by Charter Communications, Inc. without cause:

     - Charter Communications, Inc. will pay to Mr. Kent an amount equal to the aggregate base salary due to Mr. Kent for the remaining term and the board will consider additional amounts, if any, to be paid to Mr. Kent; and

     - any unvested options of Mr. Kent shall immediately vest.

     Effective as of November 12, 1999, Charter Communications, Inc. entered into a consulting agreement with Howard L. Wood. In connection with this agreement, Mr. Wood received options to purchase 40,000 membership units of Charter Communications Holding Company, which vested immediately. The consulting agreement has a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood provides consulting services to Charter Communications, Inc. and will also be responsible for such other duties as the Chief Executive Officer determines. During the term of this agreement, Mr. Wood will receive annual cash compensation initially at a rate of $60,000. In addition, Mr. Wood is entitled to receive disability and health benefits as well as use of an office and a full-time secretary.

     Charter Communications, Inc. will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties.

     Charter Communications, Inc. and Marc B. Nathanson have entered into an agreement pursuant to which Mr. Nathanson is entitled to receive $125,000 per year and certain other benefits.

EXECUTIVE COMPENSATION

     None of the executive officers listed above has ever received any compensation from Charter Holdings or Charter Capital, nor do such individuals expect to receive compensation from Charter Holdings or Charter Capital at any time in the future. Such executive officers receive their compensation from Charter Communications, Inc. Pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, Inc., each of those entities provides services to each other, including the knowledge and expertise of their respective officers. See "Certain Relationships and Related Transactions."

     The following table sets forth information regarding the compensation paid by Charter Investment, Inc., the previous manager of our cable systems prior to Charter Communications, Inc. becoming our manager, during the fiscal year ended December 31, 1998 to the President and Chief Executive Officer and each of the other four most highly compensated executive officers of Charter Investment, Inc. as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                          ANNUAL COMPENSATION                AWARD
                                                ---------------------------------------   ------------
                                       YEAR                                  OTHER         SECURITIES
                                       ENDED                                ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION           DEC. 31   SALARY($)   BONUS($)    COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------           -------   ---------   --------    ---------------   ------------   ---------------
Jerald L. Kent......................   1998      790,481    641,353              --        7,044,127(1)        18,821(2)
President and Chief Executive
Officer
Barry L. Babcock(3).................   1998      575,000    925,000(4)           --               --           41,866(5)
  Vice Chairman
Howard L. Wood......................   1998      575,000    675,000(6)           --               --           15,604(7)
  Vice Chairman
David G. Barford....................   1998      220,000    225,000(8)           --               --        8,395,235(9)
  Senior Vice President of
    Operations -- Western Division
Curtis S. Shaw......................   1998      190,000     80,000              --               --        8,182,303(10)
  Senior Vice President, General
    Counsel and Secretary

-------------------------

 (1) Options for membership units in Charter Communications Holding Company granted pursuant to an employment agreement and a related option agreement.

 (2) Includes $4,000 in 401(k) plan matching contribution, $918 in life insurance premiums, $418 in gasoline reimbursement and $13,485 attributed to personal use of Charter Investment, Inc.'s airplane.

 (3) Mr. Babcock resigned as an executive officer of Charter Communications, Inc. in October 1999.

 (4) Includes $500,000 earned as a one-time bonus upon signing of an employment agreement.

 (5) Includes $4,000 in 401(k) plan matching contributions, $2,493 in life insurance premiums, $970 in gasoline reimbursement and $34,403 attributed to personal use of Charter Investment, Inc.'s airplane.

 (6) Includes $250,000 earned as a one-time bonus upon signing of an employment agreement.

 (7) Includes $4,000 in 401(k) plan matching contributions, $4,050 in life insurance premiums, $1,242 in gasoline reimbursement and $6,312 attributed to personal use of Charter Investment, Inc.'s airplane.

 (8) Includes $150,000 received as a one-time bonus after completion of three years of employment.

 (9) Includes $4,000 in 401(k) plan matching contribution, $347 in life insurance premiums, and $8,390,888 received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. This payment was triggered by the acquisition of us by Mr. Allen on December 23, 1998, but is income for 1999.

(10) Includes $2,529 in 401(k) plan matching contribution, $807 in life insurance premiums, and $8,178,967 received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. This payment was triggered by the acquisition of us by Mr. Allen on December 23, 1998, but is income for 1999.

1998 OPTION GRANTS

     The following table shows individual grants of options made to certain executive officers during the fiscal year ended December 31, 1998.

                             NUMBER OF                                               POTENTIAL REALIZABLE VALUE AT
                             MEMBERSHIP     % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                               UNITS         OPTIONS                               MEMBERSHIP UNIT PRICE APPRECIATION
                             UNDERLYING     GRANTED TO                                     FOR OPTION TERM(1)
                              OPTIONS       EMPLOYEES     EXERCISE    EXPIRATION   ----------------------------------
NAME                          GRANTED        IN 1998        PRICE        DATE            5%                10%
----                         ----------    ------------   ---------   ----------   ---------------   ----------------
Jerald L. Kent.............  7,044,127(2)      100%        $20.00      12/22/08      $88,600,272       $224,530,486
Barry L. Babcock...........         --          --             --            --               --                 --
Howard L. Wood.............         --          --             --            --               --                 --
David G. Barford...........         --          --             --            --               --                 --
Curtis S. Shaw.............         --          --             --            --               --                 --

---------------
(1) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(2) Options for membership units in Charter Communications Holding Company granted pursuant to an employment agreement and a related option agreement which amends the options granted under the employment agreement. Under these agreements, Mr. Kent received an option to purchase 3% of the net equity value of all of the cable systems managed by Charter Investment, Inc. on the date of the grant. The option has a term of 10 years and vested one fourth on December 23, 1998, with the remaining portion vesting monthly at a rate of 1/36th on the first of each month for months 13 through 48. Upon the exercise of an option, each membership unit received will automatically be exchanged on a one-for-one basis for shares of Charter Communications, Inc. Class A common stock.

1998 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table sets forth for certain executive officers information concerning the options granted during the fiscal year ended December 31, 1998, and the value of unexercised options as of December 31, 1998.

                                                     NUMBER OF                  VALUE OF UNEXERCISED
                                               SECURITIES UNDERLYING                IN-THE-MONEY
                                                UNEXERCISED OPTIONS                  OPTIONS AT
                                                AT DECEMBER 31, 1998            DECEMBER 31, 1998(1)
                                            ----------------------------    ----------------------------
                                            EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                            -----------    -------------    -----------    -------------
Jerald L. Kent............................   1,761,032       5,283,095              --              --
Barry L. Babcock..........................          --              --              --              --
Howard L. Wood............................          --              --              --              --
David G. Barford..........................          --              --              --              --
Curtis S. Shaw............................          --              --              --              --

---------------
(1) No options were in-the-money as of December 31, 1998.

1999 OPTION GRANTS

     The following table shows individual grants of options made to certain executive officers during 1999, as of November 30, 1999. All such grants were made under the option plan.

                              NUMBER OF                              AGGREGATE VALUE OF OPTIONS TO HOLDER IF
                              MEMBERSHIP                                 CHARTER COMMUNICATIONS, INC.'S
                                UNITS                                    COMMON STOCK PRICE PER SHARE AT
                              UNDERLYING                                      SOME FUTURE DATE IS:
                               OPTIONS     EXERCISE   EXPIRATION   -------------------------------------------
NAME                           GRANTED      PRICE        DATE      $19.00    $22.00      $26.00       $30.00
----                          ----------   --------   ----------   ------   --------   ----------   ----------
Jerald L. Kent..............        --          --          --        --          --           --           --
Barry L. Babcock............    65,000      $20.00      2/9/09      $  0    $130,000   $  390,000   $  650,000
Howard L. Wood..............    65,000       20.00      2/9/09         0     130,000      390,000      650,000
                                80,000       19.00     11/8/09         0     240,000      560,000      880,000
David G. Barford............   200,000       20.00      2/9/09         0     400,000    1,200,000    2,000,000
Curtis S. Shaw..............   200,000       20.00      2/9/09         0     400,000    1,200,000    2,000,000

OPTION PLAN

     Charter Holdings adopted an option plan on February 9, 1999, which was assumed by Charter Communications Holding Company on May 25, 1999. This plan provides for the grant of options to purchase up to 25,009,798 membership units in Charter Communications Holding Company, which is equal to 10% of the aggregate equity value of the subsidiaries of Charter Communications Holding Company as of February 9, 1999, the date of adoption of the plan. The plan provides for grants of options to current and prospective to employees and consultants of Charter Communications Holding Company and its affiliates and current and prospective non-employee directors of Charter Communications, Inc. The plan is intended to promote the long-term financial interest of Charter Communications Holding Company and its affiliates by encouraging eligible individuals to acquire an ownership position in Charter Communications Holding Company and its affiliates and providing incentives for performance. The options expire after ten years from the date of grant. As of December 31, 1999, a total of 13,713,481 options are outstanding under the plan. Of the options granted on February 9, 1999, there remain outstanding 8,626,081 options with an exercise price of $20.00. Of the options granted on April 5, 1999, there remain outstanding 416,600 options with an exercise price of $20.73. Of the options granted on November 8, 1999, there remain outstanding 4,670,800 options with an exercise price of $19.00. Of the options granted on February 9, 1999,

130,000 options have vested. Of the remaining 8,496,081 options granted on that date, one-fourth vest on April 3, 2000 and the remainder vest 1/45 on each monthly anniversary following April 3, 2000. One-fourth of the options granted on April 5, 1999 vest on the 15-month anniversary from April 5, 1999, with the remainder vesting 1/45 on each monthly anniversary for 45 months following the 15-month anniversary of the date of grant. Of the options granted on November 8, 1999, 200,000 options have vested. Of the remaining 4,470,800 options granted on that date, one-fourth vest on February 12, 2001, with the remainder vesting 1/45 on each monthly anniversary following the 15-month anniversary of the date of grant. The options expire after ten years from the date of grant. Under the plan, the plan administrator has the discretion to accelerate the vesting of any options.

     Under the terms of the plan, each membership unit held as a result of exercise of options will be exchanged automatically for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis.

     Any unvested options issued under the plan vest immediately upon a change of control of Charter Communications Holding Company. Options will not vest upon a change of control, however, to the extent that any such acceleration of vesting would result in the disallowance of specified tax deductions that would otherwise be available to Charter Communications Holding Company or any of its affiliates or to the extent that any optionee would be liable for any excise tax under a specified section of the tax code. In the plan, a change of control includes:

          (1) a sale of more than 49.9% of the outstanding membership units in Charter Communications Holding Company, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company;

          (2) a merger or consolidation of Charter Communications Holding Company with or into any other corporation or entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company; or

          (3) any other transaction or event, including a sale of the assets of Charter Communications Holding Company, that results in Mr. Allen holding less than 50.1% of the voting power of the surviving entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company.

The sale of Charter Communications, Inc. Class A common stock in the initial public offering was not a change of control under the option plan.

     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause, the optionee has the right to exercise any vested options within sixty days of the termination of employment. After this sixty-day period, all vested and unvested options held by the optionee are automatically canceled. If an optionee's employment or service is terminated for cause, any unexercised options are automatically canceled. In this case, Mr. Allen, or, at his option, Charter Communications Holding Company will have the right for ninety days after termination to purchase all membership units held by the optionee for a purchase price equal to the exercise price at which the optionee acquired the membership units, or the optionee's purchase price for the membership units if they were not acquired on the exercise of an option.

     In the event of an optionee's death or disability, all vested options may be exercised until the earlier of their expiration and one year after the date of the optionee's death or disability. Any options not so exercised will automatically be canceled.

     Upon termination for any other reason, all unvested options will immediately be canceled and the optionee will not be entitled to any payment. All vested options will be automatically canceled if not exercised within ninety days after termination.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     The limited liability company agreement of Charter Holdings and the certificate of incorporation of Charter Capital limit the liability of their respective directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a limited liability company and a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

     (1) any breach of the director's duty of loyalty to the corporation and its stockholders;

     (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

     (4) any transaction from which the director derived an improper personal benefit.

     The limited liability company agreement of Charter Holdings and the by-laws of Charter Capital provide that directors and officers shall be indemnified for acts or omissions performed or omitted that are determined, in good faith, to be in our best interest. No such indemnification is available for actions constituting bad faith, willful misconduct or fraud.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Charter Holdings and Charter Capital pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

                            PRINCIPAL EQUITY HOLDERS

     Charter Holdings is a direct, wholly owned subsidiary of Charter Communications Holding Company. Charter Communications, Inc. holds a 38% economic interest and 100% of the voting interest in Charter Communications Holding Company.

     The following table sets forth certain information regarding beneficial ownership of Charter Communications, Inc. common stock and Charter Communications Holding Company common membership units as of December 15, 1999 by:

     - each person known by us to own beneficially 5% or more of the outstanding shares of Charter Communications, Inc. common stock and Charter Communications Holding Company membership units;

     - each of our directors who beneficially owns Charter Communications, Inc. common stock or Charter Communications Holding Company membership units;

     - each of our named executive officers who beneficially owns Charter Communications, Inc. common stock or Charter Communications Holding Company membership units; and

     - all current directors and executive officers as a group.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of Class A common stock is entitled to one vote per share;
       and

     - each holder of Class B common stock is entitled to a number of votes based on the number of outstanding Class B common stock and outstanding membership units exchangeable for Class B common stock. For example, Mr. Allen will be entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates.

                                                         NUMBER OF           PERCENTAGE OF
NAME AND ADDRESS OF                                 SHARES BENEFICIALLY   SHARES BENEFICIALLY     PERCENTAGE OF
BENEFICIAL OWNER                                         OWNED(1)              OWNED(1)          VOTING POWER(1)
-------------------                                 -------------------   -------------------   ------------------
Paul G. Allen(2)(3)...............................       324,320,544              55.6%                93.6%
Charter Investment, Inc.(4).......................       217,585,246              37.3%                 0.0%
Vulcan Cable III Inc.(2)(5).......................       106,685,298              18.3%                 0.0%
Jerald L. Kent(4)(6)..............................         5,266,032                 *                    *
Barry L. Babcock(4)(7)............................         2,565,000                 *                  0.0%
Howard L. Wood(4)(8)..............................         1,145,000                 *                  0.0%
Marc B. Nathanson(9)..............................         7,401,366               1.3%                   *
Ronald L. Nelson(10)..............................            40,000                 *                  0.0%
Nancy B. Peretsman(10)............................            40,000                 *                  0.0%
William D. Savoy(11)..............................           429,184                 *                  0.0%
Curtis S. Shaw(12)................................             5,000                 *                    *
David G. Barford(12)..............................             2,500                 *                    *
All directors and executive officers as a group
  (19 persons)....................................       333,928,442              57.3%                93.8%

---------------
  *  Less than 1%.

 (1) Membership units of Charter Communications Holding Company are exchangeable for Charter Communications, Inc. common stock on a one-for-one basis. Class B common stock is convertible into Class A common stock on a one-for-one basis. In calculating the voting power percentages, we have assumed that membership units have not been exchanged for Class A or Class B common stock. In calculating beneficial share ownership and percentages, we have assumed that specified sellers in the Bresnan acquisition have received $1 billion of their consideration in Charter Communications Holding Company membership units rather than in cash and these membership units have not been exchanged for shares of Class A common stock.

 (2) The address of these persons is 110 110th Street, NE, Suite 500, Bellevue, WA 98004.

 (3) Represents 217,585,246 membership units held by Charter Investment, Inc.; 106,685,298 membership units held by Vulcan Cable III Inc.; and 50,000 shares of Class B common stock held directly by Mr. Allen. Of this amount, 389,184 shares of Class A common stock are subject to options to purchase granted by Vulcan Cable III Inc. to Mr. Savoy that have vested or will vest within 60 days.

 (4) The address of these persons is Charter Communications, Inc., 12444 Powerscourt Drive, St. Louis, MO 63131.

 (5) Of this amount, 389,184 shares of Class A common stock are subject to options to purchase granted by Vulcan Cable III Inc. to Mr. Savoy that have vested or will vest within 60 days.

 (6) Represents 3,500,000 shares of Class A common stock issuable upon the exchange of membership units attributable to such holder because of his equity interest in Charter Investment, Inc.; 1,761,032 shares of Class A common stock issuable upon the exchange of membership units issuable upon the exercise of options to purchase such membership units that have vested or will vest within 60 days; and 5,000 shares of Class A common stock.

 (7) Represents 2,500,000 shares of Class A common stock issuable upon the exchange of membership units attributable to such holder because of his equity interest in Charter Investment, Inc. and 65,000 shares of Class A common stock issuable upon exchange of membership units issuable upon exercise of options to purchase such membership units that have vested.

 (8) Represents 1,000,000 shares of Class A common stock issuable upon the exchange of membership units attributable to such holder because of his equity interest in Charter Investment, Inc. and 145,000 shares of Class A common stock issuable upon exchange of membership units issuable upon exercise of options to purchase such membership units that have vested or will vest within 60 days.

 (9) Represents 40,000 shares of Class A common stock issuable upon exchange of membership units issuable upon exercise of options to purchase such membership units that have vested and 7,361,366 shares of Class A common stock attributable to such holder because of his ownership interests in or control of various entities that hold shares of Class A common stock. The address of this person is c/o Falcon Communications LP and Affiliates, 10900 Wilshire Blvd., Los Angeles, CA 90024.

(10) Represents 40,000 shares of Class A common stock issuable upon the exchange of membership units issuable upon exercise of options to purchase such membership units that have vested or will vest within 60 days.

(11) Represents 40,000 shares of Class A common stock issuable upon the exchange of membership units issuable upon exercise of options to purchase such membership units that have vested or will vest within 60 days and 389,184 shares of Class A common stock subject to options to purchase granted to such holder by Vulcan Cable III Inc. that have vested or will vest within 60 days.

(12) Represents shares of Class A common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates, including the directors and executive officers of Charter Communications, Inc., Charter Holdings, Charter Capital and Charter Investment, Inc., are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

MERGER WITH MARCUS

     On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in debt assumed. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests in Marcus Cable.

     On December 23, 1998, Mr. Allen acquired approximately 94% of the equity of Charter Investment, Inc. for an aggregate purchase price of approximately $2.2 billion, excluding $2.0 billion in debt assumed. On February 9, 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, Inc. On February 10, 1999, Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings, and, in turn, Charter Operating. On May 25, 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment, Inc. All of Charter Investment, Inc.'s equity interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In March 1999, we paid $20 million to Vulcan Northwest, an affiliate of Mr. Allen, for reimbursement of direct costs incurred in connection with Mr. Allen's acquisition of Marcus Cable. Such costs were principally comprised of financial, advisory, legal and accounting fees.

     On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Holdings. Charter Holdings survived the merger, and the operating subsidiaries of Marcus Holdings became subsidiaries of Charter Holdings.

     At the time Charter Holdings issued $3.6 billion in principal amount of notes in March 1999, this merger had not yet occurred. Consequently, Marcus Holdings was a party to the indentures governing the March 1999 Charter Holdings notes as a guarantor of Charter Holdings' obligations. Charter Holdings loaned some of the proceeds from the sale of the March 1999 Charter Holdings notes to Marcus Holdings, which amounts were used to complete the cash tender offers for then-outstanding notes of subsidiaries of Marcus Holdings. Marcus Holdings issued a promissory note in favor of Charter Holdings. The promissory note was in the amount of $1.7 billion, with an interest rate of 9.92% and a maturity date of April 1, 2007. Marcus Holdings guaranteed its obligations under the promissory note by entering into a pledge agreement in favor of Charter Holdings pursuant to which Marcus Holdings pledged all of its equity interests in Marcus Cable as collateral for the payment and performance of the promissory note. Charter Holdings pledged this promissory note to the trustee under the indentures for the March 1999 Charter Holdings notes as collateral for the equal and ratable benefit of the holders of the March 1999 Charter Holdings notes. Upon the closing of the merger, and in accordance with the terms of the March 1999 Charter Holdings notes and the indentures for the March 1999 Charter Holdings notes:

     - the guarantee issued by Marcus Holdings was automatically terminated;

     - the promissory note issued by Marcus Holdings was automatically extinguished, with no interest having accrued or being paid; and

     - the pledge in favor of Charter Holdings of the equity interests in Marcus Cable as collateral under the promissory note and the pledge in favor of the trustee of the promissory note as collateral for the March 1999 Charter Holdings notes were automatically released.

MANAGEMENT AGREEMENTS WITH CHARTER COMMUNICATIONS, INC.

     PREVIOUS MANAGEMENT AGREEMENTS. Prior to March 18, 1999, pursuant to a series of management agreements with certain of our subsidiaries, Charter Investment, Inc. provided management and consulting services to those subsidiaries. In exchange for these services, Charter Investment, Inc. was entitled to receive management fees of 3% to 5% of the gross revenues of all of our systems plus reimbursement of expenses. However, our previous credit facilities limited such management fees to 3% of gross revenues. The balance of management fees payable under the previous management agreements was accrued. Payment is at the discretion of Charter Investment, Inc. Certain deferred portions of management fees bore interest at the rate of 8% per annum. Following the closing of Charter Operating's current credit facilities, the previous management agreements were replaced by a revised management agreement. The material terms of our previous management agreements are substantially similar to the material terms of the revised management agreement.

     PREVIOUS MANAGEMENT AGREEMENT WITH MARCUS. On October 6, 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, Inc. pursuant to which Charter Investment, Inc. agreed to provide certain management and consulting services to Marcus Cable and its subsidiaries, in exchange for a fee equal to 3% of the gross revenues of Marcus Cable's systems plus reimbursement of expenses. Management fees expensed by Marcus Cable during the period from October 1998 to December 31, 1998 were approximately $3.3 million. Upon Charter Holdings' merger with Marcus Holdings and the closing of Charter Operating's current credit facilities, this agreement was terminated and the subsidiaries of Marcus Cable began to receive management and consulting services from Charter Investment, Inc. under the revised management agreement described below.

     THE REVISED MANAGEMENT AGREEMENT. On February 23, 1999, Charter Investment, Inc. entered into a revised management agreement with Charter Operating, which was amended and restated as of March 17, 1999. Upon the closing of Charter Operating's current credit facilities on March 18, 1999, our previous management agreements and the management consulting agreement with Marcus Cable terminated and the revised management agreement became operative. Under the revised management agreement, Charter Investment, Inc. agreed to manage the operations of the cable television systems owned by Charter Operating's subsidiaries, as well as any cable television systems Charter Operating subsequently acquires. The term of the revised management agreement is ten years.

     The revised management agreement provided that Charter Operating would pay Charter Investment, Inc. a management fee equal to its actual costs to provide these services and a management fee of 3.5% of gross revenues. Gross revenues include all revenues from the operation of Charter Operating's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Charter Operating's cable systems. Gross revenues do not include interest income or income from investments unrelated to our cable systems.

     Payment of the management fee to Charter Investment, Inc. is permitted under Charter Operating's current credit facilities, but ranks below Charter Operating's payment obligations under its current credit facilities. In the event any portion of the management fee due and payable is not paid by Charter Operating, it is deferred and accrued as a liability. Any deferred amount of the

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

management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid. As of September 30, 1999, no interest had accrued.

     Pursuant to the terms of the revised management agreement, Charter Operating agreed to indemnify and hold harmless Charter Investment, Inc. and its shareholders, directors, officers and employees. This indemnity extends to any and all claims or expenses, including reasonable attorneys' fees, incurred by them in connection with any action not constituting gross negligence or willful misconduct taken by them in good faith in the discharge of their duties to Charter Operating.

     The total management fees, including expenses, earned by Charter Investment, Inc. under all management agreements were as follows:

                                                                           TOTAL FEES
YEAR                                                          FEES PAID      EARNED
----                                                          ---------    ----------
                                                                  (IN THOUSANDS)
Nine Months Ended September 30, 1999........................   $23,830      $33,095
Year Ended December 31, 1998................................    17,073       27,500
Year Ended December 31, 1997................................    14,772       20,290
Year Ended December 31, 1996................................    11,792       15,443

     As of September 30, 1999, approximately $29.2 million remains unpaid under all management agreements.

     ASSIGNMENT AND AMENDMENT OF REVISED CHARTER OPERATING MANAGEMENT
AGREEMENT. On November 12, 1999, Charter Investment, Inc. assigned to Charter Communications, Inc. all of its rights and obligations under the revised Charter Operating management agreement. In connection with the assignment, the revised Charter Operating management agreement was amended to eliminate the 3.5% management fee. Under the amended agreement, Charter Communications, Inc. is entitled to reimbursement from Charter Operating for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the amended agreement, with no cap on the amount of reimbursement.

     MANAGEMENT AGREEMENT WITH CHARTER COMMUNICATIONS, INC. On November 12, 1999, Charter Communications, Inc. entered into a management agreement with Charter Communications Holding Company. Under this agreement, Charter Communications, Inc. manages and operates the cable television systems owned or to be acquired by Charter Communications Holding Company and its subsidiaries, to the extent such cable systems are not subject to management agreements between Charter Communications, Inc. and specific subsidiaries of Charter Communications Holding Company.

     The terms of this management agreement are substantially similar to the terms of the Charter Operating management agreement. Charter Communications, Inc. is entitled to reimbursement from Charter Communications Holding Company for all expenses, costs, losses, liabilities and damages paid or incurred by Charter Communications, Inc. in connection with the performance of its services, which expenses will include any fees Charter Communications, Inc. is obligated to pay under the mutual services agreement described below. There is no cap on the amount of reimbursement to which Charter Communications, Inc. is entitled.

     MUTUAL SERVICES AGREEMENT WITH CHARTER INVESTMENT, INC. Charter Communications, Inc. has only thirteen employees, all of whom are also executive officers of Charter Investment, Inc. Effective November 12, 1999, Charter Communications, Inc. and Charter Investment, Inc. entered into a mutual services agreement pursuant to which each entity provides services to the other as may be reasonably requested in order to manage Charter Communications Holding Company and to manage

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

and operate the cable systems owned by its subsidiaries, including Charter Holdings. In addition, officers of Charter Investment, Inc. also serve as officers of Charter Communications, Inc. The officers and employees of each entity are available to the other to provide the services described above. All expenses and costs incurred with respect to the services provided are paid by Charter Communications, Inc. Charter Communications, Inc. will indemnify and hold harmless Charter Investment, Inc. and its directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The term of the mutual services agreement is ten years, commencing on November 12, 1999, and the agreement may be terminated at any time by either party upon thirty days' written notice to the other.

     FALCON MANAGEMENT AGREEMENT. On November 12, 1999, Falcon Cable Communications, a parent company of the Falcon operating companies, entered into a management consulting agreement with Charter Communications, Inc. pursuant to which Charter Communications, Inc. agreed to provide certain management and consulting services to Falcon and its subsidiaries. The term of the management agreement is ten years. The management agreement provides that Falcon will pay Charter Communications, Inc. a management fee equal to its actual costs to provide these services but limited to 5% of gross revenues.

     Gross revenues include all revenues from the operation of Falcon's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Falcon's cable systems. Gross revenues do not include interest income or income from investments unrelated to cable systems.

     Payment of the management fee is permitted under Falcon's current credit facilities, but ranks below Falcon's senior debt and shall not be paid except to the extent allowed under the Falcon credit facilities. In the event any portion of the management fee due and payable is not paid by Falcon, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     FANCH MANAGEMENT AGREEMENT. On November 12, 1999, CC VI Operating Company, LLC, the parent company of the Fanch operating companies, entered into a management consulting agreement with Charter Communications, Inc. pursuant to which Charter Communications, Inc. agreed to provide certain management and consulting services to Fanch and its subsidiaries. The term of the management agreement is ten years. The management agreement provides that Fanch will pay Charter Communications, Inc. a management fee equal to its actual costs to provide these services but limited to 5% of gross revenues.

     Gross revenues include all revenues from the operation of Fanch's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Fanch's cable systems. Gross revenues do not include interest income or income from investments unrelated to cable systems.

     Payment of the management fee is permitted under Fanch's current credit facilities, but ranks below Fanch's senior debt and shall not be paid except to the extent allowed under the Fanch credit facilities. In the event any portion of the management fee due and payable is not paid by Fanch, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     AVALON MANAGEMENT ARRANGEMENT. Under the Avalon limited liability company agreements, Charter Communications, Inc. agreed to provide certain management and consulting services to CC Michigan, CC New England and their subsidiaries. Under these arrangements, CC Michigan and

CC New England will pay Charter Communications, Inc. a management fee equal to their actual costs to provide these services but limited to 2% of gross revenues.

     Gross revenues include all revenues from the operation of the Avalon cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Avalon's cable systems. Gross revenues do not include interest income or income from investments unrelated to cable systems.

     Payment of the management fee is permitted under the current credit facilities of CC Michigan and CC New England, but ranks below the senior debt of such companies and shall not be paid except to the extent allowed under such credit facilities. In the event any portion of the management fee due and payable is not paid by CC Michigan or CC New England, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     BRESNAN MANAGEMENT AGREEMENT. It is anticipated that upon closing of the Bresnan acquisition, Charter Communications, Inc. will enter into a management agreement with Bresnan similar to those described above.

CONSULTING AGREEMENT

     On March 10, 1999, Charter Holdings entered into a consulting agreement with Vulcan Northwest and Charter Investment, Inc. Pursuant to the terms of the consulting agreement, Charter Holdings retained Vulcan Northwest and Charter Investment, Inc. to provide advisory, financial and other consulting services with respect to acquisitions of the business, assets or stock of other companies by Charter Holdings or by any of its affiliates. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The agreement expires on December 31, 2000, and automatically renews for successive one-year terms unless otherwise terminated.

     All reasonable out-of-pocket expenses incurred by Vulcan Northwest and Charter Investment, Inc. are Charter Holdings' responsibility and must be reimbursed. Charter Holdings must also pay Vulcan Northwest and Charter Investment, Inc. a fee for their services rendered for each acquisition made by Charter Holdings or any of its affiliates. This fee equals 1% of the aggregate value of such acquisition. Neither Vulcan Northwest nor Charter Investment, Inc. received or will receive a fee in connection with the American Cable, Renaissance, Greater Media, Helicon, Vista, Cable Satellite, InterMedia, Rifkin, Avalon, Falcon and Fanch acquisitions. No such fee is or will be payable to either Vulcan Northwest or Charter Investment, Inc. in connection with the Bresnan acquisition or the Swap Transaction. Charter Holdings has also agreed to indemnify and hold harmless Vulcan Northwest and Charter Investment, Inc., and their respective officers, directors, stockholders, agents, employees and affiliates, for all claims, actions, demands and expenses that arise out of this consulting agreement and the services they provide to Charter Holdings.

     Mr. Allen owns 100% of Vulcan Northwest and is the Chairman of the board. William D. Savoy, another of Charter Communications, Inc.'s directors, is the President and a director of Vulcan Northwest.

TRANSACTIONS WITH MR. ALLEN

     On December 21, 1998, Mr. Allen contributed approximately $431 million to Charter Investment, Inc. and received non-voting common stock of Charter Investment, Inc. Such non-voting common stock was converted to voting common stock on December 23, 1998.

     On December 23, 1998, Mr. Allen contributed approximately $1.3 billion to Charter Investment, Inc. and received voting common stock of Charter Investment, Inc. Additionally, Charter Investment,

Inc. borrowed approximately $6.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment, Inc. in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment, Inc. On the same date, Mr. Allen also contributed approximately $223.5 million to Vulcan Cable II, Inc., a company owned by Mr. Allen. Vulcan II was merged with and into Charter Investment, Inc.

     On January 5, 1999, Charter Investment, Inc. borrowed approximately $132.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment, Inc. in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment, Inc. On the same date, Mr. Allen also acquired additional voting common stock of Charter Investment, Inc. from Jerald L. Kent, Howard L. Wood and Barry L. Babcock for an aggregate purchase price of approximately $176.7 million.

     On January 11, 1999, Charter Investment, Inc. borrowed $25 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment, Inc. in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment, Inc.

     On March 16, 1999, Charter Investment, Inc. borrowed approximately $124.8 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment, Inc. in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment, Inc.

     The $431 million contribution was used to redeem stock of certain shareholders in Charter Investment, Inc. The $1.3 billion and $223.5 million contributions by Mr. Allen were used by Charter Investment, Inc. to purchase the remaining interest in CCA Group and CharterComm Holdings. All other contributions to Charter Investment, Inc. by Mr. Allen were used in operations of Charter Investment, Inc. and were not contributed to Charter Holdings.

     On August 10, 1999, Vulcan Cable III Inc. purchased 24.1 million Charter Communications Holding Company membership units for $500 million. On September 22, 1999, Mr. Allen, through Vulcan Cable III Inc., contributed an additional $825 million, consisting of approximately $644.3 million in cash and approximately $180.7 million in equity interests in Rifkin that Vulcan Cable III Inc. had acquired in the Rifkin acquisition in exchange for 39.8 million Charter Communications Holding Company membership units. Charter Communications Holding Company in turn contributed the cash and equity interests to Charter Holdings.

     As part of the membership interests purchase agreement, Vulcan Ventures Incorporated, Charter Communications, Inc., Charter Investment, Inc. and Charter Communications Holding Company entered into an agreement on September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local control of the digital product now or hereafter owned, operated, controlled or managed by us of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. The programming services will consist of any designated by Vulcan Ventures. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. We believe that this transaction is on terms at least as favorable to us as Mr. Allen would negotiate with other cable operators.

     In November 1999, in connection with Charter Communications, Inc.'s initial public offering, Mr. Allen, through Vulcan Cable III Inc., purchased $750 million of membership units of Charter

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Communications Holding Company at a per membership unit price equal to the net initial public offering price.

     During the second and third quarters of 1999, one of our subsidiaries sold shared interests in several airplanes to Mr. Allen for approximately $8 million. We believe that the purchase price paid by Mr. Allen for these interests was the fair market price.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "-- Business Relationships," Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to a number of our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter Communications Holding Company and Charter Communications, Inc., under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the joint venture with Broadband Partners and incidental businesses engaged in as of the closing of the initial public offering of Charter Communications, Inc. This restriction will remain in effect until all of the shares of Charter Communications, Inc.'s high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified threshholds.

     Should Charter Communications, Inc. or Charter Communications Holding Company wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to do so and consents to Charter Communications, Inc., Charter Communications Holding Company or any of their subsidiaries engaging in the business transaction, it will be able to do so. In any such case, the restated certificate of incorporation and the limited liability company agreement of Charter Communications, Inc. and Charter Communications Holding Company would be amended accordingly to appropriately modify the current restrictions on their ability to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by us from time to time. The businesses of RCN Corporation, a company in which Mr. Allen has made a significant investment, are not considered cable transmission businesses under these provisions. See "-- Business Relationships -- RCN Corporation."

     Under Delaware corporate law, each director of Charter Communications, Inc., including Mr. Allen, is generally required to present to Charter Communications, Inc. any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present to Charter Communications, Inc. other business opportunities and they may exploit such opportunities for their own account.

ASSIGNMENTS OF ACQUISITIONS

     On January 1, 1999, Charter Investment, Inc. entered into a membership purchase agreement with ACEC Holding Company, LLC for the acquisition of American Cable. On February 23, 1999, Charter Investment, Inc. assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment II, LLC, effective as of March 8, 1999, or such earlier date as mutually agreed to by the parties. The acquisition of American Cable was completed in May 1999.

     On February 17, 1999, Charter Investment, Inc. entered into an asset purchase agreement with Greater Media, Inc. and Greater Media Cablevision, Inc. for the acquisition of the Greater Media
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systems. On February 23, 1999, Charter Investment, Inc. assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment I, LLC. The acquisition of the Greater Media systems was completed in June 1999.

     On April 26, 1999, Charter Investment, Inc. entered into a purchase and sale agreement with InterLink Communications Partners, LLLP and the other sellers listed on the signature pages of the agreement. On June 30, 1999, Charter Investment, Inc. assigned its rights and obligations under this agreement to Charter Operating. The acquisition contemplated by these agreements was completed in September 1999.

     On April 26, 1999, Charter Investment, Inc. entered into a purchase and sale agreement with Rifkin Acquisition Partners L.L.L.P and the other sellers listed on the signature pages of the agreement. On June 30, 1999, Charter Investment, Inc. assigned its rights and obligations under this agreement to Charter Operating. The acquisition contemplated by these agreements was completed in September 1999.

     On April 26, 1999, Charter Investment, Inc. entered into the RAP indemnity agreement with InterLink Communications Partners, LLLP and the other sellers and InterLink partners listed on the signature pages of the agreement. On June 30, 1999, Charter Investment, Inc. assigned its rights and obligations under this agreement to Charter Operating.

     In May 1999, Charter Investment, Inc. entered into the Falcon purchase agreement. As of June 22, 1999, pursuant to the first amendment to the Falcon purchase agreement, Charter Investment, Inc. assigned its rights under the Falcon purchase agreement to Charter LLC, a subsidiary of Charter Communications Holding Company.

     In May 1999, Charter Investment, Inc. entered into the Fanch purchase agreement. On September 21, 1999, Charter Investment, Inc. assigned its rights and obligations to purchase stock interests under this agreement to Charter Communications Holding Company and its rights and obligations to purchase partnership interests and assets under this agreement to Charter Communications VI, LLC, an indirect wholly owned subsidiary of Charter Communications Holding Company.

INTERCOMPANY LOANS

     In November 1999, Charter Communications Holding Company loaned $856 million to Charter Operating, maturing March 18, 2009. As of November 30, 1999, the loan bore interest at a rate of 7.75% per year. The funds were used by Charter Operating to pay down amounts outstanding under the Charter Operating credit facilities.

     In November 1999, Charter Communications Holding Company loaned $20 million to CC VI Operating Company, LLC, maturing November 30, 2009. As of November 30, 1999, the loan bore interest at a rate of 8.00% per year. The funds were used by CC VI Operating Company to pay down a portion of amounts outstanding under the Fanch credit facilities.

     In November 1999, Charter Communications Holding Company loaned $173.0 million to Falcon Cable Communications, LLC, maturing December 31, 2008. As of November 30, 1999, the loan bore interest at a rate of 7.75% per year. The funds were used by Falcon Cable Communications to pay down a portion of the debt under the Falcon credit facilities.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Mr. Kent has entered into an employment agreement with Charter Communications, Inc. We have summarized this agreement in "Management -- Employment and Consulting Agreements."

     Effective as of December 23, 1998, Barry L. Babcock entered into an employment agreement with Charter Investment, Inc. for a one-year term with automatic one-year renewals. Under this

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agreement, Mr. Babcock agreed to serve as Vice Chairman of Charter Investment,
Inc. with responsibilities including the government and public relations of Charter Investment, Inc. During the initial term of the agreement, Mr. Babcock was entitled to receive a base salary of $625,000, or such higher rate as may have been determined by the Chief Executive Officer in his discretion.

     This employment agreement has ceased to be effective. Mr. Babcock received an amount equal to his base salary plus a $312,500 bonus. In addition, the options held by Mr. Babcock vested in full.

     Effective as of November 12, 1999, Charter Communications, Inc. entered into a consulting agreement with Mr. Babcock. Under this agreement, which will expire in March 2000, Mr. Babcock provides consulting services to Charter Communications, Inc. and will be responsible for such other duties as the Chief Executive Officer determines. During the term of this agreement, Mr. Babcock will receive monthly cash compensation at a rate of $10,000 per month. In addition, Mr. Babcock is entitled to receive disability and health benefits as well as the use of an office and secretarial services, upon request.

     Charter Communications, Inc. will indemnify and hold harmless Mr. Babcock to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Babcock of his duties.

     Effective as of December 23, 1998, Howard L. Wood entered into an employment agreement with Charter Investment, Inc. for a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood agreed to serve as an officer of Charter Investment, Inc. During the initial term of the agreement, Mr. Wood was entitled to receive a base salary of $312,500, or such higher rate as determined by the Chief Executive Officer in his discretion. In addition, Mr. Wood was eligible to receive an annual bonus to be determined by the board of directors in its discretion. Mr. Wood received a one-time payment as part of his employment agreement of $250,000. Under the agreement, Mr. Wood was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter Investment, Inc.

     Charter Investment, Inc. agreed to indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Wood of his duties.

     Effective on November 12, 1999, this employment agreement ceased to be effective. Mr. Wood received an amount equal to his base salary plus a bonus of $312,500. In addition, the options held by Mr. Wood vested in full.

     Mr. Wood has entered into a consulting agreement with Charter Communications, Inc. We have summarized this agreement in "Management -- Employment and Consulting Agreements."

     Effective as of May 25, 1999, Marc B. Nathanson entered into an employment agreement with Charter Communications, Inc. for a three-year term. Under this agreement, Mr. Nathanson agreed to serve as Vice-Chairman and as a director of Charter Communications, Inc. During the term of this agreement, Mr. Nathanson is entitled to the rights and benefits provided to other directors of Charter Communications, Inc.

     Charter Communications, Inc. will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties.

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

INSURANCE

     We receive insurance and workers' compensation coverage through Charter Investment, Inc. Charter Investment, Inc.'s insurance policies provide coverage for Charter Investment, Inc. and its

     - subsidiaries, and associated, affiliated and inter-related companies,

     - majority (51% or more) owned partnerships and joint ventures,

     - interest in (or its subsidiaries' interest in) any other partnerships, joint ventures or limited liability companies,

     - interest in (or its subsidiaries' interest in) any company or organization coming under its active management or control, and

     - any entity or party required to be insured under any contract or agreement, which may now exist, may have previously existed, or may hereafter be created or acquired.

     Charter Holdings expensed approximately $13,740,000 for the year ended December 31, 1999, approximately $603,000 for the year ended December 31, 1998, approximately $172,100 for the year ended December 31, 1997, and approximately $108,000, for the year ended December 31, 1996, relating to insurance allocations.

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President of Operations -- Eastern Division, is a partner in a partnership that leases office space to us. The partnership has received approximately $138,000 pursuant to such lease for the nine months ended September 30, 1999.

     In January 1999, Charter Investment, Inc. issued bonuses to executive officers in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes is forgiven, as long as the employee is still employed by Charter Investment, Inc. or any of its affiliates, at the end of each of the first three anniversaries of the issue date. The promissory notes bear interest at 7% per year. Outstanding balances as of September 30, 1999 are as follows:

                    INDIVIDUAL                       AMOUNT
                    ----------                      --------
David G. Barford..................................  $450,000
Mary Pat Blake....................................  $450,000
Eric A. Freesmeier................................  $450,000
Thomas R. Jokerst.................................  $450,000
Kent D. Kalkwarf..................................  $450,000
Ralph G. Kelly....................................  $450,000
David L. McCall...................................  $450,000
John C. Pietri....................................  $225,000
Steven A. Schumm..................................  $900,000
Curtis S. Shaw....................................  $450,000
Stephen E. Silva..................................  $300,000

     An affiliate of Mr. Wood has agreed to lease, from time to time, to Charter Communications, Inc. and its subsidiaries and affiliates an airplane owned by such affiliate of Mr. Wood for business travel. Charter Communications, Inc. or its subsidiaries or affiliates, as applicable, would, in turn, pay such affiliate of Mr. Wood market rates for such use. When Mr. Wood uses the plane for personal matters, Charter Communications, Inc. has agreed to provide, if available, Charter-employed airplane operating personnel. This agreement with Mr. Wood is not in writing.

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     Marc B. Nathanson was the Chairman of the board of directors of Falcon
Holding Group, Inc., which was the general partner of Falcon Holding Group, L.P. from whom the Falcon cable systems were acquired.

BUSINESS RELATIONSHIPS

     Paul G. Allen or certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities which provide a number of our affiliates with services or programming. Among these entities are High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc., ZDTV, L.L.C., USA Networks, Oxygen Media, Inc., Broadband Partners LLC, Go2Net, Inc. and RCN Corporation. These affiliates include Charter Investment, Inc. and Vulcan Ventures, Inc. Mr. Allen owns 100% of the equity of Vulcan Ventures, and is its Chief Executive Officer. Mr. Savoy is also a Vice President and a director of Vulcan Ventures. The various cable, Internet and telephony companies that Mr. Allen has invested in may mutually benefit one another. The recently announced Broadband Partners Internet portal joint venture is an example of a cooperative business relationship among his affiliated companies. We can give no assurance, nor should you expect, that this joint venture will be successful, that we will realize any benefits from this or other relationships with Mr. Allen's affiliated companies or that we will enter into any joint ventures or business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates.

     We have not instituted any formal plan or arrangement to address potential conflicts of interest.

     HIGH SPEED ACCESS. High Speed Access is a provider of high-speed Internet access over cable modems. In November 1998, Charter Investment, Inc. entered into a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. Additionally, Vulcan Ventures and High Speed Access entered into a programming content agreement. Charter Investment Inc.'s rights and obligations under these agreements were assigned by Charter Investment, Inc. to Charter Communications Holding Company upon closing of Charter Communications, Inc's initial public offering. Under these agreements, High Speed Access will have exclusive access to at least 750,000 of our homes with an installed cable drop from our cable system or which is eligible for a cable drop by virtue of our cable system passing the home. The term of the systems access and investment agreement continues until midnight of the day High Speed Access ceases to provide High Speed Access services to cable subscribers in any geographic area or region. The term of the network services agreement is, as to a particular cable system, five years from the date revenue billing commences for that cable system. Following the five year initial term, the network services agreement automatically renews itself on a year-to-year basis. Additionally, Charter Communications Holding Company can terminate High Speed Access' exclusivity rights, on a system-by-system basis, if High Speed Access fails to meet performance benchmarks or otherwise breaches the agreements including their commitment to provide content designated by Vulcan Ventures. The programming content agreement is effective until terminated for any breach and will automatically terminate upon the expiration of the systems access and investment agreement. During the term of the agreements, High Speed Access has agreed not to deploy WorldGate, Web TV, digital television or related products in the market areas of any committed system or in any area in which we operate a cable system. All of Charter Communications Holding Company's operations take place at the subsidiary level and it is as subsidiaries of Charter

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Communications Holding Company that we derive our rights and obligations with respect to High Speed Access. Under the terms of the network services agreement, we split revenue with High Speed Access based on set percentages of gross revenues in each category of service. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. Operations began in the first quarter of 1999. Net receipts from High Speed Access for the nine months ended September 30, 1999 were approximately $461,000.

     Concurrently with entering into these agreements, High Speed Access issued 8 million shares of series B convertible preferred stock to Vulcan Ventures at a purchase price of $2.50 per share. Vulcan Ventures also subscribed to purchase
2.5 million shares of series C convertible preferred stock, at a purchase price of $5.00 per share on or before November 25, 2000, and received an option to purchase an additional 2.5 million shares of series C convertible preferred stock at a purchase price of $5.00 per share. In April 1999, Vulcan Ventures purchased the entire 5 million shares of series C convertible preferred stock for $25 million in cash. The shares of series B and series C convertible preferred stock issued to Vulcan Ventures automatically converted at a price of $3.23 per share into 20.15 million shares of common stock upon completion of High Speed Access' initial public offering in June 1999.

     Additionally, High Speed Access granted Vulcan Ventures warrants to purchase up to 5,006,500 shares of common stock at a purchase price of $5.00 per share. These warrants were converted to warrants to purchase up to 7,750,000 shares of common stock at a purchase price of $3.23 per share upon completion of High Speed Access' initial public offering. The warrants were subsequently assigned to Charter Communications Holding Company. The warrants are exercisable at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. 3.875 million warrants may be earned on or before July 31, 2001 and must be exercised on or before July 31, 2002. 3.875 million warrants may be earned on or before July 31, 2003 and must be exercised on or before July 31, 2004. The warrants may be forfeited in certain circumstances, generally if the number of homes passed in a committed system is reduced.

     In May 1999, Charter Investment, Inc. and High Speed Access entered into a limited service agreement which reduced the number of warrants issued per home passed in exchange for a reduction in the revenue share per end user and a more beneficial cost sharing arrangement for High Speed Access in certain specified cable systems. Under the terms of this limited service agreement, Charter Communications Holding Company will earn only one warrant per every three homes passed if it commits systems totaling less than 1 million homes passed, and one warrant for every two homes passed if the systems total 1 million or more homes passed.

     Jerald L. Kent, our President and Chief Executive Officer and a director of the issuers of the notes and of Charter Communications Holding Company and Charter Communications, Inc. Stephen E. Silva, our Senior Vice
President -- Corporate Development and Technology, and Mr. Savoy, a member of the boards of directors of Charter Holdings, Charter Communications Holding Company and Charter Communications, Inc. are all members of the board of directors of High Speed Access Corp.

     WORLDGATE. WorldGate is a provider of Internet access through cable television systems. On November 7, 1997, Charter Investment, Inc. signed an affiliation agreement with WorldGate pursuant to which WorldGate's services will be offered to some of our customers. This agreement was assigned by Charter Investment, Inc. to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. The term of the agreement is five years unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term. All of Charter

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Communications Holding Company's operations take place at the subsidiary level and it is as subsidiaries of Charter Communications Holding Company that we derive our rights and obligations with respect to WorldGate. Pursuant to the agreement, we have agreed to use our reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable television systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service, to the extent we determine that it is economically practical. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. We started offering WorldGate service in 1998. For the year ended December 31, 1999, we paid to WorldGate approximately $1,661,000. For the year ended December 31, 1998, we paid to WorldGate approximately $276,000. We charged our subscribers approximately $263,000 for the nine months ended September 30, 1999, and approximately $22,000 for the year ended December 31, 1998.

     On November 24, 1997, Charter Investment, Inc. acquired 70,423 shares of WorldGate's series B preferred stock at a purchase price of $7.10 per share. These shares of WorldGate's series B preferred stock were assigned to Charter Communications Holding Company upon the closing of Charter Communications Inc.'s initial public offering. On February 3, 1999, a subsidiary of Charter Holdings acquired 90,909 shares of series C preferred stock at a purchase price of $11.00 per share. As a result of a stock split and WorldGate's initial public offering, each share of series B preferred stock converted into two-thirds of a share of WorldGate's common stock, and each share of series C preferred stock converted into two-thirds of a share of WorldGate's common stock.

     WINK. Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. On October 8, 1997, Charter Investment, Inc. signed a cable affiliation agreement with Wink to deploy this enhanced broadcasting technology in our systems.

     This agreement was assigned by Charter Investment, Inc. to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. The term of the agreement is three years. Either party has the right to terminate the agreement for the other party's failure to comply with any of its respective material obligations under the agreement. All of Charter Communications Holding Company's operations take place at the subsidiary level and it is as subsidiaries of Charter Communications Holding Company that we derive our rights and obligations with respect to Wink. Pursuant to the agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. We pay a fixed monthly license fee to Wink. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue Wink generates from all fees collected by Wink for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. As of December 31, 1999, no revenue or expenses have been recognized as a result of this agreement.

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     On November 30, 1998, Vulcan Ventures acquired 1,162,500 shares of Wink's series C preferred stock for approximately $9.3 million. In connection with such acquisition, Wink issued to Vulcan Ventures warrants to purchase shares of common stock. Additionally, Microsoft Corporation, of which Mr. Allen is a director, owns an equity interest in Wink.

     ZDTV. ZDTV operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement which Charter Communications Holding Company intends to enter into with ZDTV, ZDTV has agreed to provide us with programming for broadcast via our cable television systems at no cost. The term of the proposed carriage agreement, with respect to each of our cable systems, is from the date of launch of ZDTV on that cable system until April 30, 2008. The carriage agreement grants us a limited non-exclusive right to receive and to distribute ZDTV to our subscribers in digital or analog format. The carriage agreement does not grant us the right to distribute ZDTV over the Internet. We pay a monthly subscriber fee to ZDTV for the ZDTV programming based on the number of our subscribers subscribing to ZDTV. Additionally, we agreed to use commercially reasonable efforts to publicize the programming schedule of ZDTV in each of our cable systems that offers or will offer ZDTV. Upon reaching a specified threshold number of ZDTV subscribers, then, in the event ZDTV inserts any informercials, advertorials and/or home shopping into in the ZDTV programming, we receive from ZDTV a percentage of net product revenues resulting from our distribution of these services. ZDTV may not offer its services to any other cable operator which serves the same or fewer number of subscribers at a more favorable rate or on more favorable carriage terms.

     On February 5, 1999, Vulcan Programming acquired an approximate one-third interest in ZDTV. Mr. Allen owns 100% of Vulcan Programming. Mr. Savoy is the president and director of Vulcan Programming. The remaining approximate two-thirds interest in ZDTV is owned by Ziff-Davis Inc. Vulcan Ventures owns approximately 3% of the interests in Ziff-Davis. The total current investment made by Vulcan Programming and Vulcan Ventures is $104 million. On November 19, 1999, Vulcan Ventures announced that it would acquire an additional 64% in ZDTV for $204.8 million bringing its interest in ZDTV to 97%. The remaining 3% of ZDTV would be owned by its management and employees. The purchase was completed on January 21, 2000.

     USA NETWORKS. USA Networks operates USA Network and The Sci-Fi Channel, which are cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. On May 1, 1994, Charter Investment, Inc. signed an affiliation agreement with USA Networks.

     This agreement was assigned by Charter Investment, Inc. to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. Pursuant to this affiliation agreement, USA Networks has agreed to provide their programming for broadcast via our cable television systems. The term of the affiliation agreement is until December 30, 1999. The affiliation agreement grants us the nonexclusive right to cablecast the USA Network programming service. We pay USA Networks a monthly fee for the USA Network programming service based on the number of subscribers in each of our systems and the number and percentage of such subscribers receiving the USA Network programming service. Additionally, we agreed to use best efforts to publicize the schedule of the USA Network programming service in the television listings and program guides which we distribute. We have paid to USA Networks for programming approximately $16,740,000 for the nine months ended September 30, 1999, approximately $556,000 for the year ended December 31, 1998, approximately $204,000 for the year ended December 31, 1997, and approximately $134,000 for the year ended December 31, 1996. In addition, we received commissions from Home Shopping Network for sales generated by our customers totaling approximately $1,556,000 for the eleven months ended November 30, 1999, approximately $121,000 for the year

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ended December 31, 1998, approximately $62,000 for the year ended December 31,
1997, and approximately $35,000 for the year ended December 31, 1996.

     Mr. Allen and Mr. Savoy are also directors of USA Networks. As of August 1999, Mr. Allen owned approximately 9.4% and Mr. Savoy owned less than 1% of the capital stock of USA Networks.

     OXYGEN MEDIA, INC. Oxygen Media provides content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures invested $50 million in 1999 in Oxygen Media. In addition, Charter Communications Holding Company plans to enter into a carriage agreement with Oxygen Media pursuant to which we will carry Oxygen Media programming content on certain of our cable systems. Nancy B. Peretsman, a director of Charter Communications, Inc., serves on the board of directors of Oxygen Media.

     BROADBAND PARTNERS, LLC. Charter Communications, Inc. has entered into a joint venture with Vulcan Ventures and Go2Net to provide broadband portal services. See "Business -- Products and Services." Mr. Allen owns approximately 33% of the outstanding equity of Go2Net. Mr. Savoy, a director of Charter Communications, Inc., is also a director of Go2Net.

     RCN CORPORATION. On October 1, 1999, Vulcan Ventures entered into an agreement to purchase shares of convertible preferred stock of RCN Corporation for an aggregate purchase price of approximately $1.65 billion. If Vulcan Ventures immediately converts the RCN preferred stock it has agreed to purchase into common stock, it will own 27.4% of RCN when combined with the common stock that Vulcan Ventures already owns. None of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings or their respective stockholders, members or subsidiaries, other than Vulcan Ventures, has any interest in the RCN investment and none of them is expected to have any interest in any subsequent investment in RCN that Vulcan Ventures may make. Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that the businesses of RCN are not deemed to be "cable transmission businesses."

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description of our indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing the debt.

EXISTING CREDIT FACILITIES

     CHARTER OPERATING CREDIT FACILITIES. On March 18, 1999, Charter Operating entered into senior secured credit facilities arranged by Chase Securities Inc., NationsBanc Montgomery Securities LLC and TD Securities (USA) Inc. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operatings' subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of intercompany obligations and the ownership interests of Charter Operating and its subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The obligations under the Charter Operating credit facilities are also secured by pledges of intercompany obligations and the ownership interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings or Charter Operating.

     The Charter Operating credit facilities provide for borrowings of up to $4.1 billion consisting of:

     - an eight and one-half year reducing revolving loan in the amount of $1.25 billion;

     - an eight and one-half year Tranche A term loan in the amount of $1.0 billion; and

     - a nine-year Tranche B term loan in the amount of $1.85 billion.

     The Charter Operating credit facilities provide for the amortization of the principal amount of the Tranche A term loan facility and the reduction of the revolving loan facility beginning on June 30, 2002 with respect to the Tranche A term loan and on March 31, 2004 with respect to the revolving credit facility, with a final maturity date, in each case, of September 18, 2007. The amortization of the principal amount of the Tranche B term loan facility is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The final maturity date of the Tranche B term loan facility is March 18, 2008. The Charter Operating credit facilities also provide for an incremental term facility of up to $500 million which is conditioned upon receipt of additional new commitments from lenders. If the incremental term facility becomes available, up to 50% of the borrowings under it may be repaid on terms substantially similar to that of the Tranche A term loan and the remaining portion on terms substantially similar to that of the Tranche B term loan.

     The Charter Operating credit facilities also contain provisions requiring mandatory loan prepayments under some circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Charter Operating. In the event that any Existing 8.250% Charter Holdings Notes remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facility will terminate on such date.

     The Charter Operating credit facilities provide Charter Operating with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rate margins for the Charter Operating credit facilities depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of Charter Operating and its subsidiaries, exclusive of outstanding notes and other debt for money borrowed,

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including guarantees by Charter Operating and by Charter Holdings. The interest rate margins for the Charter Operating credit facilities are as follows:

     - with respect to the revolving loan and the Tranche A term loan, the margin ranges from 1.5% to 2.25% for eurodollar loans and from 0.5% to 1.25% for base rate loans; and

     - with respect to the Tranche B term loan, the margin ranges from 2.25% to 2.75% for eurodollar loans and from 1.25% to 1.75% for base rate loans.

     The Charter Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default include a cross-default provision that is triggered by the failure of Charter Operating, Charter Holdings or Charter Operating's subsidiaries to make payment on debt with an outstanding total principal amount exceeding $50 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Charter Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

     - Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in Charter Operating; or

     - a change of control occurs under the indentures governing the March 1999 Charter Holdings notes or the notes.

     The various negative covenants place limitations on the ability of Charter Holdings, Charter Operating and their subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the March 1999 Charter Holdings notes are generally permitted. Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the notes are generally permitted, provided Charter Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Charter Operating credit facilities.

     As of December 31, 1999, $2.91 billion was outstanding and $1.19 billion was available for borrowing under the Charter Operating credit facilities.

     FALCON CREDIT FACILITIES. In connection with the Falcon acquisition, the required percentage of lenders under the senior secured credit facilities of Falcon Cable Communications agreed to amend and restate the Falcon credit agreement, which amendment and restatement was effective as of November 12, 1999, the date that we closed the Falcon acquisition. The obligations under the Falcon credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications. The

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obligations under the Falcon credit facilities are secured by pledges of the ownership interests and intercompany obligations of Falcon Cable Communications and its subsidiaries, but are not secured by other assets of Falcon Cable Communications or its subsidiaries.

     The Falcon credit facilities have maximum borrowing availability of $1.25 billion consisting of the following:

     - a revolving facility in the amount of approximately $646.0 million;

     - a term loan B in the amount of approximately $198.0 million;

     - a term loan C in the amount of approximately $297.0 million; and

     - a supplemental revolving facility of $110.0 million.

     The revolving facility and the supplemental revolving facility amortize beginning in 2001 and 2003, respectively, and ending on December 29, 2006 and December 31, 2007, respectively. The term loan B and term loan C facilities amortize beginning in 1999 and ending on June 29, 2007 and December 31, 2007, respectively.

     The Falcon credit facilities also contain provisions requiring mandatory loan prepayments under certain circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Falcon Cable Communications.

     The Falcon credit facilities provide Falcon Cable Communications with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rates for these credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a "leverage ratio" which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of Falcon Cable Communications and its subsidiaries, exclusive of the Falcon debentures described below. The interest rate margins for the Falcon credit facilities are as follows:

     - with respect to the revolving loan facility, the margin ranges from 1.0% to 2.0% for eurodollar loans and from 0.0% to 1.0% for base rate loans;

     - with respect to Term Loan B, the margin ranges from 1.75% to 2.25% for eurodollar loans and from 0.75% to 1.25% for base rate loans; and

     - with respect to Term Loan C, the margin ranges from 2.0% to 2.5% for eurodollar loans and from 1.0% to 1.5% for base rate loans.

     The Falcon credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Falcon credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment relating to specified outstanding debt of Falcon Cable Communications, its direct and indirect parent companies, CC VII Holdings, LLC and Charter Communications VII, LLC, or specified subsidiary guarantors in a total amount of principal and accrued interest exceeding $10 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Falcon credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

     - Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in Falcon Cable Communications; or

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     - a change of control occurs under the indentures governing the Falcon debentures or under the terms of other specified debt of Falcon.

     The various negative covenants place limitations on the ability of Falcon Cable Communications and its subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     Distributions under the Falcon credit facilities to pay interest on the Falcon debentures are generally permitted, except during the existence of a default under the Falcon credit facilities.

     Distributions under the Falcon credit facilities to Charter Holdings to pay interest on the notes and the March 1999 Charter Holdings notes will not be permitted until CC VII Holdings, LLC is merged with and into Charter Holdings, which merger Charter Holdings intends to effect on or about the time of the closing of the Falcon change of control offers. After the merger, distributions to Charter Holdings to pay interest on the notes and the March 1999 Charter Holdings notes will generally be permitted, provided Falcon Cable Communications' cash flow for the most recent fiscal quarter preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings will also be permitted if Falcon Cable Communications meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Falcon credit facilities.

     As of December 31, 1999, $865.5 million was outstanding and $385.5 million was available for borrowing under the Falcon credit facilities.

     FANCH CREDIT FACILITIES. On November 12, 1999, the Fanch acquisition was closed and CC VI Operating Company, LLC, the parent company of the Fanch cable systems, entered into senior secured credit facilities arranged by Chase Securities Inc. and Banc of America Securities LLC. The obligations under the Fanch credit facilities are guaranteed by CC VI Operating's parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating. The obligations under the Fanch credit facilities are secured by pledges of the ownership interests and intercompany obligations of CC VI Operating and its subsidiaries, but are not secured by other assets of CC VI Operating or its subsidiaries.

     The Fanch credit facilities have maximum borrowings of $1.2 billion, consisting of:

     - a revolving facility in the amount of approximately $350 million;

     - a term loan A in the amount of approximately $450 million; and

     - a term loan B in the amount of approximately $400 million.

     The revolving facility amortizes beginning in 2004 and ending in May 2008. The term loan A and term loan B facilities amortize beginning in 2003 and ending in May 2008 and November 2008, respectively.

     In addition to the foregoing, the Fanch credit facilities provide for supplemental credit facilities in the maximum amount of $300 million. These supplemental credit facilities may be in the form of an additional term loan or an aggregate increase in the amount of the term loan A or the revolving

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facility. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from lenders. The amortization of the additional term loans under the supplemental credit facilities prior to May 2009 is limited to 1% per annum of the aggregate principal amount of such additional term loans.

     The Fanch credit facilities also contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of CC VI Operating.

     The Fanch credit facilities provide CC VI Operating with the following two interest rate options, to which a margin is added: a base rate option, generally the prime rate of interest; and an interest rate option rate based on the interbank Eurodollar rate. Interest rates for the Fanch credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of CC VI Operating and its subsidiaries. The interest rate margins for the Fanch credit facilities are as follows:

     - with respect to the revolving loan facility and term loan A, the margin ranges from 1.0% to 2.25% for eurodollar loans and from 0.0% to 1.25% for base rate loans; and

     - with respect to term loan B, the margin ranges from 2.50% to 3.00% for eurodollar loans and from 1.50% to 2.00% for base rate loans.

     The Fanch credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Fanch credit facilities include a cross-default provision that is triggered by the failure to make payment on debt of CC VI Operating, CC VI Holdings and the subsidiaries of CC VI Operating in a total amount of $25 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Fanch credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event of any of the following:

     - Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in CC VI Operating;

     - CC VI Operating is no longer a direct or indirect subsidiary of Charter Communications Holding Company; or

     - A change of control occurs under specified indebtedness of CC VI Holdings, CC VI Operating or CC VI Operating's subsidiaries.

     Various negative covenants place limitations on the ability of CC VI Operating and its subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

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     Distributions under the Fanch credit facilities to Charter Holdings to pay interest on the notes and the March 1999 Charter Holdings notes are generally permitted, provided CC VI Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings will also be permitted if CC VI Operating meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Fanch credit facilities.

     As of December 31, 1999, approximately $850 million was outstanding and $350 million was available for borrowing under the Fanch credit facilities.

     AVALON CREDIT FACILITIES. On November 15, 1999 the Avalon acquisition was closed and CC Michigan, LLC and CC New England, LLC (formerly Avalon Cable of Michigan, Inc. and Avalon Cable of New England LLC, respectively) entered into senior secured credit facilities arranged by Bank of Montreal. The obligations under the Avalon credit facilities are guaranteed by the parent of the Avalon borrowers, CC V Holdings, LLC (formerly Avalon Cable LLC) and by the subsidiaries of the Avalon borrowers. The obligations under the Avalon credit facilities are secured by pledges of the ownership interests and intercompany obligations of the Avalon borrowers and their subsidiaries, but are not secured by other assets of the Avalon borrowers or their subsidiaries. The Avalon credit facilities are also secured by a pledge of CC V Holdings' equity interest in the Avalon borrowers and intercompany obligations with respect to the Avalon borrowers.

     The Avalon credit facilities have maximum borrowings of $300 million, consisting of:

        - a revolving facility in the amount of approximately $175 million; and

        - a term loan B in the amount of approximately $125 million.

     We borrowed $165 million under the Avalon credit facilities to fund a portion of the Avalon purchase price.

     Amounts available under the revolving facility reduce annually in specified percentages beginning in the fourth year following the closing date of the facility. The term loan B facility amortizes beginning in the fourth year following the closing date.

     In addition to the foregoing, the Avalon credit facilities provide for supplemental credit facilities in the maximum amount of $75 million. These supplemental credit facilities may be in the form of an additional term loan or an aggregate increase in the amount of the revolving facility. These supplemental credit facilities will be available, subject to the borrowers' ability to obtain additional commitments from lenders. These supplemental credit facilities are available to the Avalon borrowers until December 31, 2003, and, if borrowed, the weighted average life and final maturity will not be less than that of the revolving facility.

     The Avalon credit facilities also contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of the Avalon borrowers.

     The Avalon credit facilities provide the following two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rates for the Avalon credit facilities, as well as a fee payable on unborrowed amounts available thereunder, will depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of the Avalon borrowers and their subsidiaries. The interest rate margins for the Avalon credit facilities are as follows:

     - with respect to the revolving loan facility, the margin ranges from 1.0% to 1.875% for eurodollar loans and from 0.0% to 0.875% for base rate loans; and

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     - with respect to term loan B, the margin ranges from 2.50% to 2.75% for eurodollar loans and from 1.50% to 1.750% for base rate loans.

     The Avalon credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Avalon credit facilities include a cross-default provision that is triggered by the failure to make payment on debt of the Avalon borrowers, CC V Holdings and specified subsidiaries of the Avalon borrowers in a total amount of $20 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Avalon credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in the Avalon borrowers.

     Various negative covenants place limitations on the ability of the Avalon borrowers and their subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     Distributions under the Avalon credit facilities to pay interest on certain indebtedness of CC V Holdings are generally permitted, except during the existence of a default under the Avalon credit facilities.

     Distributions under the Avalon credit facilities to Charter Holdings to pay interest on the notes and the March 1999 Charter Holdings notes are generally permitted, provided the Avalon borrowers' consolidated cash flow for the four complete quarters preceding the distribution exceeds 2.1 times their combined cash interest expense, including the amount of such distribution. Distributions to Charter Holdings will also be permitted if the Avalon borrowers meet specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Avalon credit facilities.

     As of December 31, 1999, approximately $170 million was outstanding and $130 million was available for borrowing under the Avalon credit facilities.

CREDIT FACILITIES TO BE ASSUMED OR ARRANGED IN CONNECTION WITH THE BRESNAN ACQUISITION

     In connection with the Bresnan acquisition, we intend to amend and assume the existing senior secured credit facilities entered into by Bresnan Telecommunications Company LLC, including by increasing the available borrowings thereunder. We cannot assure you that we will be able to do this. If we amend and assume the Bresnan credit facilities, we will attempt, as we have succeeded with respect to the Falcon credit facilities, to renegotiate the terms of such indebtedness on terms substantially similar or identical to the terms of the Charter Operating credit facilities and increase borrowing availability. In the event we are unable to do so, we will refinance such indebtedness and repay all borrowings outstanding under the Bresnan credit facilities. However, we cannot assure you

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that we will be successful in our effort to amend and assume or to refinance the
Bresnan credit facilities.

     The obligations under the Bresnan credit facilities are guaranteed by Bresnan Telecommunications Company's parent company, Bresnan Communications Group LLC, and by the restricted subsidiaries of Bresnan Telecommunications Company. The obligations under the Bresnan credit facilities are secured by pledges of the ownership interests and intercompany obligations of Bresnan Telecommunications Company and its subsidiaries, but are not secured by other assets of Bresnan Telecommunications Company or its subsidiaries.

     The Bresnan credit facilities provide for borrowings of up to $650 million, consisting of:

     - a reducing revolving loan facility in the amount of $150 million;

     - a term loan A facility in the amount of $328 million; and

     - a term loan B facility in the amount of $172 million.

     The Bresnan credit facilities provide for the amortization of the principal amount of the term loan A facility and the reduction of the revolving loan facility beginning March 31, 2002, with a final maturity date of June 30, 2007. The amortization of the term loan B facility is substantially "back-ended", with more than ninety percent of the principal balance due on the final maturity date of February 2, 2008. The Bresnan credit facilities also provide for an incremental facility of up to $200 million, which is conditioned upon receipt of additional commitments from lenders. If the incremental facility becomes available, it may be in the form of revolving loans or term loans, but may not amortize more quickly than the reducing revolving loan facility or the term loan A facility, and may not have a final maturity date earlier than six calendar months after the maturity date of the term loan B facility.

     The Bresnan credit facilities provide Bresnan Telecommunications Company with two interest rate options, to which a margin is added: a base rate, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rate margins for the Bresnan credit facilities depend upon performance measured by a leverage ratio, that is, the ratio of total debt to annualized operating cash flow of Bresnan Telecommunications Company and its restricted subsidiaries. The interest rate margins for the Bresnan credit facilities are as follows:

     - with respect to the term loan A facility and the revolving loan facility, the margin ranges from 0.75% to 2.25% for eurodollar loans and from 0.0% to 1.25% for base rate loans; and

     - with respect to the term loan B facility, the margin ranges from 2.5% to 2.75% for eurodollar loans and from 1.5% to 1.75% for base rate loans.

     The Bresnan credit facilities contain various representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Bresnan credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment on the debt of Bresnan Telecommunications Company in a total amount of $5 million or more or the acceleration of debt of Bresnan Telecommunications Company or its parent companies, Bresnan Communications Group LLC and Bresnan Communications Company Limited Partnership, in a total amount of at least $15 million prior to its maturity. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense. Certain negative covenants place limitations on the ability of Bresnan Telecommunications Company and its restricted subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

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     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     The Bresnan credit facilities contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event of any of the following:

     - TCI Communications, including its affiliates, fails to own at least 25% of the membership interests of Bresnan Telecommunications Company;

     - entities affiliated with the Blackstone Funds fail to own at least 20% of the membership interest in Bresnan Telecommunications Company prior to January 29, 2002; or

     - after January 29, 2002, if the entities affiliated with the Blackstone Funds fail to own at least 20% of the membership interests in Bresnan Telecommunications Company, any party(other than Bresnan Communications, Inc. or its affiliates), owns a greater percentage interest in Bresnan Telecommunications Company than the percentage interest held by TCI Communications and its affiliates.

     The foregoing provisions, among others, will require material amendments to, or a refinancing of, the Bresnan credit facilities upon the Bresnan acquisition.

     As of December 31, 1999, there was $534.2 million total principal amount outstanding under the Bresnan credit facilities.

EXISTING PUBLIC DEBT

     THE MARCH 1999 CHARTER HOLDINGS NOTES. The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Capital, as the issuers, and Harris Trust and Savings Bank, as trustee. Charter Holdings and Charter Capital recently exchanged these notes for new March 1999 Charter Holdings notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer.

     The March 1999 Charter Holdings notes are general unsecured obligations of the issuers. The March 1999 8.250% Charter Holdings notes mature on April 1, 2007 and as of November 30, 1999, there was $600.0 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of November 30, 1999, there was $1.5 billion in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011 and as of November 30, 1999, the total accreted value was $969.4 million. Cash interest on the March 1999 9.920% Charter Holdings notes will not accrue prior to April 1, 2004.

     The March 1999 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the notes.

     The issuers will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Before April 1, 2002, the issuers may redeem up to 35% of each of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after April 1, 2004, the issuers may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of

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March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

     In the event of a specified change of control event, the issuers must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the March 1999 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the notes.

     RENAISSANCE NOTES. The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers exchanged $163.175 million of the original issued and outstanding Renaissance 10% notes for an equivalent value of new Renaissance 10% notes. The form and terms of the new Renaissance 10% notes are the same in all material respects as the form and terms of the original Renaissance 10% notes except that the issuance of the new 10% Renaissance notes was registered under the Securities Act.

     There will not be any payment of interest in respect of the Renaissance 10% notes prior to October 15, 2003. Interest on the Renaissance 10% notes shall be paid semi-annually in cash at a rate of 10% per annum beginning on October 15, 2003. The Renaissance 10% notes are redeemable at the option of the issuer, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers may redeem up to 35% of the original total principal amount at maturity of the Renaissance 10% notes with the proceeds of one or more sales of equity interests at 110% of their accreted value on the redemption date, provided that after any such redemption at least $106 million total principal amount at maturity of Renaissance 10% notes remains outstanding.

     Our acquisition of Renaissance triggered change of control provisions of the Renaissance 10% notes that required us to offer to purchase the Renaissance 10% notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance 10% notes, and holders of Renaissance 10% notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance 10% notes for repurchase.

     The indenture governing the Renaissance 10% notes contains certain covenants that restrict the ability of the issuers and their restricted subsidiaries to:

     - incur additional debt;

     - create liens;

     - engage in sale-leaseback transactions;

     - pay dividends or make other distributions in respect of their equity interests;

     - redeem capital stock;

     - make investments or certain other restricted payments;

     - sell assets;

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     - issue or sell capital stock of restricted subsidiaries;

     - enter into transactions with stockholders or affiliates; and

     - effect a consolidation or merger.

     The Renaissance 10% notes contain events of default that include a cross-default provision triggered by the failure of Renaissance Media Group LLC or any of its specified subsidiaries to make payment on debt at maturity with a total principal amount of $10 million or more or the acceleration of debt of this amount prior to maturity.

     As of December 31, 1999, there was outstanding $114.4 million total principal amount at maturity of Renaissance 10% notes, with an accreted value of $83.0 million.

  THE FALCON DEBENTURES. The Falcon debentures, consisting of 8.375% series A senior debentures due 2010 and 9.285% Series A senior discount debentures due 2010, were issued by CC VII Holdings, LLC, formerly known as Falcon Communications, L.P., and Falcon Funding Corporation on April 3, 1998. On August 5, 1998, the issuers commenced an exchange offer whereby the outstanding $375 million Falcon 8.375% debentures and $435.3 million Falcon 9.285% debentures were exchanged for an equivalent value of series B senior debentures and series B senior discount debentures. The form and terms of the new Falcon debentures are the same as the form and terms of the corresponding original Falcon debentures, except that the issuance of the new Falcon debentures was registered under the Securities Act and, therefore, the new Falcon debentures do not bear legends restricting their transfer.

     The Falcon debentures mature on April 15, 2010. Interest on the Falcon debentures accrues from the issue date or from the most recent interest payment date to which interest has been paid or commenced for, payable semiannually on April 15 and October 15 of each year. No interest on the Falcon 9.285% debentures will be paid prior to April 15, 2003. The issuers may, however, elect to commence accrual of cash interest on any payment date, in which case the outstanding principal amount at maturity of Falcon 9.285% debenture will be reduced to the accreted value of such Falcon 9.285% debenture as of such interest payment date and the interest will be payable semiannually in cash on each interest payment date thereafter.

     The Falcon debentures will be redeemable at the option of the issuers, in whole or in part, at any time on or after April 15, 2003, at a premium and, in each case, plus accrued and unpaid interest, if any, to the date of redemption. The optional redemption price declines over time to 100% of their principal amount, plus accrued and unpaid interest, if any, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers may redeem, at a premium, up to 35% of the total principal amount or accreted value, as applicable, of the Falcon debentures with the net cash proceeds of specified equity issuances, in each case plus accrued and unpaid interest, if any, to the date of redemption. Following a redemption, at least 65% in total principal amount at maturity of the Falcon 9.285% debentures and $195 million of the total principal amount of Falcon 8.375% debentures must remain outstanding.

     In the event of specified change of control events, the holders of the Falcon debentures have the right to require the issuers to purchase their Falcon debentures at a price equal to 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any, to the date of purchase. The Falcon acquisition gave rise to this right. On December 10, 1999, we commenced the Falcon change of control offers and have offered to repurchase the Falcon debentures at purchase prices of 101% of principal amount or accreted value, as applicable. Because the Falcon debentures are trading at or near the change of control repurchase price, we expect that the Falcon debentures will be put to us. The Falcon change of control offers will remain open until February 3, 2000. We

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intend to finance the Falcon change of control offers with a portion of the proceeds of the sale of the original notes.

     The Falcon debentures are joint and several senior unsecured obligations of the issuers. The Falcon debentures are the obligations of the issuers only, and the issuers' subsidiaries do not have any obligation to pay any amounts due under the Falcon debentures. Therefore, the Falcon debentures are effectively subordinated to all existing and future liabilities of the issuers' subsidiaries.

     Among other restrictions, the indentures governing the Falcon debentures contain certain limitations on the issuers' and their specified subsidiaries' ability to:

     - incur additional debt;

     - make restricted payments or certain investments;

     - create certain liens;

     - create or permit to exist dividend or payment restrictions on restricted subsidiaries;

     - sell all or substantially all of their assets or merge with or into other companies;

     - engage in sale-leaseback transactions;

     - invest in unrestricted subsidiaries and affiliates;

     - issue or sell equity interests of restricted subsidiaries;

     - pay dividends or make any other distributions on any equity interests;

     - redeem equity interests; and

     - guarantee any debt which is equal or subordinate in right of payment to the Falcon debentures.

     The Falcon debentures contain events of default that include a cross-default provision triggered by the failure of CC VII Holdings, LLC or any specified subsidiary to make payment on debt with a total amount in excess of $25 million or the acceleration of debt of this amount prior to maturity.

     As of December 31, 1999, there was $375 million total principal amount outstanding on the Falcon 8.375% debentures, and the accreted value of the Falcon 9.285% debentures was $323.0 million.

     THE AVALON 11.875% NOTES. On December 10, 1998, CC V Holdings, LLC, formerly known as Avalon Cable LLC, and CC V Holdings Finance, Inc. (formerly Avalon Cable Holdings Finance, Inc.) jointly issued $196 million total principal amount at maturity of 11.875% senior discount notes due 2008. On July 22, 1999, the issuers exchanged $196 million of the original issued and outstanding Avalon
11.875 % notes for an equivalent amount of new Avalon 11.875% notes. The form and terms of the new Avalon 11.875% notes are substantially identical to the original Avalon 11.875% notes except that they are registered under the Securities Act and, therefore, are not subject to the same transfer restrictions.

     The Avalon 11.875% notes are guaranteed by certain subsidiaries of CC V Holdings.

     There will be no current payments of cash interest on the Avalon 11.875% notes before December 1, 2003. The Avalon 11.875% notes accrete in value at a rate of 11.875% per annum,

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compounded semi-annually, to an aggregate principal amount of $196 million on
December 1, 2003. After December 1, 2003, cash interest on the Avalon 11.875% notes:

     - will accrue at the rate of 11.875% per year on the principal amount at maturity; and

     - will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004.

     On December 1, 2003, the issuers will be required to redeem an amount equal to $369.79 per $1,000 in principal amount at maturity of each Avalon 11.875% note, on a pro rata basis, at a redemption price of 100% of the principal amount then outstanding at maturity of the Avalon 11.875% notes so redeemed.

     On or after December 1, 2003, the issuers may redeem the Avalon 11.875% notes, in whole or in part, at a specified premium. The optional redemption price declines to 100% of the principal amount of the Avalon 11.875% notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after December 1, 2006. Before December 1, 2001, the issuers may redeem up to 35% of the total principal amount at maturity of the Avalon 11.875% notes with the proceeds of one or more equity offerings and/or equity investments.

     In the event of specified change of control events, holders of the Avalon 11.875% notes have the right to sell their Avalon 11.875% notes to the issuers at 101% of:

     - the accreted value of the Avalon 11.875% notes in the case of repurchases of Avalon 11.875% notes prior to December 1, 2003; or

     - the total principal amount of the Avalon 11.875% notes in the case of repurchases of Avalon 11.875% notes on or after December 1, 2003, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

     Our acquisition of Avalon triggered this right. On December 3, 1999, we commenced a change of control repurchase offer with respect to the Avalon 11.875% notes. Because the Avalon 11.875% notes are trading above the change of control repurchase price, we do not expect these notes to be put to us. The change of control repurchase offer will remain open until January 26, 2000.

     Among other restrictions, the indenture governing the Avalon 11.875% notes limits the ability of the issuers and their specified subsidiaries to:

     - incur additional debt;

     - pay dividends or make specified other restricted payments;

     - enter into transactions with affiliates;

     - make certain investments;

     - sell assets or subsidiary stock;

     - engage in sale-leaseback transactions;

     - create liens;

     - create or permit to exist restrictions dividends or other payments from restricted subsidiaries;

     - redeem equity interests;

     - merge, consolidate or sell all or substantially all of their combined assets; and

     - with respect to restricted subsidiaries, issue capital stock.

     The Avalon 11.875% notes contain events of default that include a cross-default provision triggered by the failure of CC V Operating, CC V Holdings Finance, Inc. or any specified subsidiary to make payment on debt with a total principal amount of $5 million or more or the acceleration of debt of this amount prior to maturity.

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     As of December 31, 1999, the total accreted value of the outstanding Avalon
11.875% notes was $124.8 million.

     THE AVALON 9.375% NOTES. On December 10, 1998, CC New England, LLC, formerly known as Avalon Cable of New England LLC, and CC V Finance Inc., formerly known as Avalon Cable Finance, Inc., jointly issued $150 million total principal amount of 9.375% senior subordinated notes due December 1, 2008. On July 22, 1999, the issuers exchanged $150 million of the Avalon 9.375% notes for an equivalent amount of new Avalon 9.375% notes. The form and terms of the new Avalon 9.375% notes are substantially the same as the form and terms of the original Avalon 9.375% notes except that the new Avalon 9.375% notes are registered under the Securities Act and do not bear a legend restricting the transfer thereof.

     The Avalon 9.375% notes are guaranteed by the issuers' parent company, CC Michigan, LLC, formerly known as Avalon Cable of Michigan, Inc.

     Interest on the Avalon 9.375% notes accrues at a rate of 9.375% per annum from the date of issuance and is payable semiannually in arrears on June 1 and December 1.

     On or after December 1, 2003, the issuers may redeem the Avalon 9.375% notes in whole or in part at a specified premium. The optional redemption price declines to 100% of the principal amount of the Avalon 9.375% notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after December 1, 2006. Before December 1, 2001, the issuers may redeem up to 35% of the total principal amount of the Avalon 9.375% notes at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, with the net cash proceeds of a equity investment and/or an equity offering. Following the redemption, at least 65% of the total principal amount of the Avalon 9.375% notes must remain outstanding after each redemption.

     Upon the occurrence of specified change of control events or the sale of certain assets, holders of the Avalon 9.375% notes will have the opportunity to sell their Avalon 9.375% notes to the issuers at 101% of their face amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Our acquisition of Avalon triggered this right. On December 3, 1999, we commenced the Avalon change of control offer with respect to the Avalon 9.375% notes. Because the Avalon 9.375% notes are trading at or near the change of control repurchase price, we expect these notes to be put to us. The Avalon change of control offer will remain open until January 26, 2000. We intend to finance the Avalon change of control offer with a portion of the proceeds of the sale of the original notes.

     The Avalon 9.375% notes are general unsecured obligations of the issuers and are subordinate in right of payment to all existing and future senior debt of the issuers. The Avalon 9.375% notes rank equal in right of payment to any senior subordinated debt of the issuers and rank senior in the right of payment to all subordinated debt of the issuers.

     Among other restrictions, the indenture governing the Avalon 9.375% notes limits the activities of the issuers and of their specified subsidiaries to:

     - incur additional debt;

     - pay dividends or make other restricted payments;

     - enter into transactions with affiliates;

     - engage in sale-leaseback transactions;

     - sell assets or subsidiary stock;

     - make certain investments;

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     - create liens;

     - create or permit to exist dividend or payment restrictions on restricted subsidiaries;

     - merge, consolidate or sell all or substantially all of their combined assets;

     - incur debt that is senior to the Avalon 9.375% notes but junior to senior debt; and

     - issue capital stock.

     The Avalon 9.375% notes contain events of default that include a cross-default provision triggered by the failure of CC New England, LLC, CC V Finance, Inc., CC Michigan, LLC or any specified subsidiary to make payment on debt with an aggregate principal amount of $5 million or more or the acceleration of debt of this amount prior to maturity.

     As of November 30, 1999, there was $150 million total principal outstanding on the Avalon 9.375% notes.

PUBLIC DEBT TO BE ASSUMED OR REPURCHASED IN CONNECTION WITH THE BRESNAN ACQUISITION

     On February 2, 1999, Bresnan Communications Group LLC and Bresnan Capital Corporation jointly issued $170 million total principal amount of 8% series A senior notes due 2009 and $275 million total principal amount at maturity of 9.25% series A senior discount notes due 2009. In September 1999, the issuers of the Bresnan notes completed an exchange offer in which the Bresnan 8% notes and the Bresnan 9.25% notes representing 100% of the principal amount of all Bresnan notes outstanding were exchanged for new Bresnan notes. The form and terms of the new Bresnan notes are the same in all material respects as the form and terms of the original Bresnan notes except that the new Bresnan notes have been registered under the Securities Act and do not bear a legend restricting their transfer.

     The Bresnan 8% notes bear interest at 8% per year from the original issue date or from the most recent date to which interest has been paid or provided for, payable semiannually on February 1 and August 1 of each year, commencing on August 1, 1999. The Bresnan 9.25% notes accrete interest at a rate of 9.25% per year, compounded semiannually, to a total principal amount of $275 million by February 1, 2004, unless the issuers elect to accrue interest on or after February 1, 2002. On and after August 1, 2004, interest on the Bresnan 9.25% notes will accrete at a rate of 9.25% per year and will be payable in cash semiannually in arrears on February 1 and August 1.

     The Bresnan 8% notes are not redeemable prior to February 1, 2004. During the year 2004, the Bresnan 8% notes are redeemable at 104% of the principal amount plus accrued and unpaid interest. The premium decreases to 102.667% in 2005, 101.333% in 2006 and 100% on or after February 1, 2007.

     The Bresnan 9.25% notes are not redeemable prior to February 1, 2004. During the year 2004, the Bresnan 9.25% notes will be redeemable at 104.625% of their accreted value plus accrued and unpaid interest. The premium decreases to 103.083% in 2005, 101.542% in 2006 and 100% in 2007.

     At any time prior to February 1, 2002, the issuers may redeem up to 35% of the total principal amount of the Bresnan 8% notes at a redemption price equal to 108% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more equity offerings. Following such redemption, at least 65% of the total principal amount of the Bresnan 8% notes must remain outstanding.

     At any time prior to February 1, 2002, the issuers may also redeem up to 35% of the total principal amount at maturity of the Bresnan 9.25% notes at a redemption price equal to 109.250% of the accreted value thereof plus accrued and unpaid interest, if any, to the date of redemption, with

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the net cash proceeds of one or more equity offerings. Following such redemption, at least 65% of the total principal amount of the Bresnan 9.25% notes must remain outstanding.

     Upon the occurrence of specified change of control events, each holder of Bresnan notes shall have the right to require the issuers to purchase all or any part of such holder's notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date, in the case of the Bresnan 8% notes, and 101% of the accreted value thereof in the case of the Bresnan 9.25% notes. The Bresnan acquisition will trigger this right. We expect that the Bresnan notes will be tendered and we intend to fund the repurchase of a portion of the Bresnan notes with a portion of the net proceeds of the sale of the original notes.

     Among other restrictions, the indenture governing the Bresnan notes limits the ability of Bresnan Communications Group LLC and its specified subsidiaries to:

          - incur additional debt;

          - pay dividends or make other specified restricted payments;

          - create liens;

          - make certain investments;

          - create or permit any restrictions on the payment of dividends or other distributions to Bresnan Communications Group LLC;

          - redeem equity interests;

          - guarantee debt;

          - issue or sell equity interests of equity interests;

          - consolidate with, merge into or transfer all or substantially all of their assets;

          - engage in sale-leaseback transactions;

          - sell assets; and

          - transact business with their affiliates.

     The Bresnan notes contain events of default that include a cross-default provision triggered by any acceleration of the maturity of debt of Bresnan Telecommunications Company or its specified subsidiaries in a total amount in excess of $15 million or the failure to pay debt in this amount at final maturity.

     As of December 31, 1999, there was $170 million total principal outstanding on the Bresnan 8% notes and the accreted value of the outstanding Bresnan 9.25% notes was $190.1 million.

INTERCOMPANY LOANS

     For a description of certain intercompany loans made by Charter Communications Holding Company to certain of its subsidiaries, see "Certain Relationships and Related Transactions -- Transactions with Management and Others -- Intercompany Loans."

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                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

     The original notes were issued, and the new notes will be issued, under three separate indentures, each dated as of January 12, 2000, among the issuers and Harris Trust and Savings Bank, as trustee. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

     The form and terms of the new notes are the same in all material respects to the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

     The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the new notes. Copies of the indentures are available as set forth under "Business -- Additional Information."

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are general unsecured obligations of the issuers;

     - are effectively subordinated in right of payment to all existing and future secured Indebtedness of the issuers to the extent of the value of the assets securing such Indebtedness and to all liabilities, including trade payables, of Charter Holdings' Subsidiaries, other than Charter Capital;

     - are equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the issuers; and

     - are senior in right of payment to any future subordinated Indebtedness of the issuers.

     At September 30, 1999, on a pro forma basis giving effect to the offering of the notes, acquisitions closed since that date, the recent transfer to us of the Fanch, Falcon and Avalon cable systems and the Pending Transactions, the outstanding Indebtedness of Charter Holdings and its Subsidiaries would have totaled approximately $10.7 billion, $6.4 billion of which would have been Indebtedness of our Subsidiaries and effectively senior to the notes.

     The notes will rank equally with the senior notes and senior discount notes of the issuers which were issued in March 1999.

     As of the date of the indentures, all the Subsidiaries of Charter Holdings will be "Restricted Subsidiaries." However, under the circumstances described below under "-- Certain Covenants -- Investments," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the indentures.

PRINCIPAL, MATURITY AND INTEREST OF NOTES

10.00% NOTES

     The 10.00% notes are limited in aggregate principal amount to $675 million, and will be issued in denominations of $1,000 and integral multiples of $1,000. The 10.00% notes will mature on April 1, 2009.

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     Interest on the 10.00% notes will accrue at the rate of 10.00% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2000. The issuers will make each interest payment to the holders of record of the 10.00% notes on the immediately preceding March 15 and September 15.

     Interest on the 10.00% notes will accrue from the date of issuance of the original notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

10.25% NOTES

     The 10.25% notes are limited in aggregate principal amount to $325 million, and will be issued in denominations of $1,000 and integral multiples of $1,000. The 10.25% notes will mature on January 15, 2010.

     Interest on the 10.25% notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2000. The issuers will make each interest payment to the holders of record of the 10.25% notes on the immediately preceding January 1 and July 1.

     Interest on the 10.25% notes will accrue from the date of issuance of the original notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

11.75% NOTES

     The 11.75% notes are limited in aggregate principal amount at maturity to $532 million and originally were issued at an issue price of $564.48 per $1,000 principal amount at maturity, representing a yield to maturity of 11.75%, calculated on a semi-annual bond equivalent basis, calculated from January 12, 2000. The issuers will issue 11.75% notes, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The 11.75% notes will mature on January 15, 2010.

     Cash interest on the 11.75% notes will not accrue prior to January 15, 2005. Thereafter, cash interest on the 11.75% notes will accrue at a rate of 11.75% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. The issuers will make each interest payment to the holders of record of the 11.75% notes on the immediately preceding January 1 and July 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The 11.75% notes will accrete at a rate of 11.75% per year to an aggregate amount of $532 million as of January 15, 2005. For United States federal income tax purposes, holders of the 11.75% notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See "Certain United States Federal Tax Considerations."

OPTIONAL REDEMPTION

10.00% NOTES

     The 10.00% notes will not be redeemable at the issuers' option prior to maturity.

10.25% NOTES

     At any time prior to January 15, 2003, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the 10.25% notes on a pro rata basis or nearly as pro

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rata as practicable, at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% of the aggregate principal amount of 10.25% notes remains outstanding immediately after the occurrence of such redemption excluding 10.25% notes held by Charter Holdings and its Subsidiaries; and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the 10.25% notes will not be redeemable at the issuers' option prior to January 15, 2005.

     On or after January 15, 2005, the issuers may redeem all or a part of the 10.25% notes upon not less than 30 nor more than 60 days notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.125%
2006........................................................   103.417%
2007........................................................   101.708%
2008 and thereafter.........................................   100.000%

11.75% NOTES

     At any time prior to January 15, 2003, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the 11.75% notes on a pro rata basis or nearly as pro rata as practicable, at a redemption price of 111.75% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% of the aggregate principal amount at maturity of 11.75% notes remains outstanding immediately after the occurrence of such redemption, excluding 11.75% notes held by Charter Holdings and its Subsidiaries; and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the 11.75% notes will not be redeemable at the issuers' option prior to January 15, 2005.

     On or after January 15, 2005, the issuers may redeem all or a part of the 11.75% notes upon not less than 30 nor more than 60 days notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.875%
2006........................................................   103.917%
2007........................................................   101.958%
2008 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each holder of new notes will have the right to require the issuers to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that holder's new notes pursuant to a "Change of Control Offer." In the Change of Control Offer, the issuers will offer a "Change of Control Payment" in cash equal to

     (x) with respect to the 10.00% notes and the 10.25% notes, 101% of the aggregate principal amount thereof repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase and

     (y) with respect to the 11.75% notes, 101% of the Accreted Value plus, for any Change of Control offer occurring after the Full Accretion Date, accrued and unpaid interest, if any, on the date of purchase.

     Within ten days following any Change of Control, the issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on a certain date, the "Change of Control Payment Date", specified in such notice, pursuant to the procedures required by the indentures and described in such notice. The issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, the issuers will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the issuers.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

     The provisions described above that require the issuers to make a Change of Control offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that the issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The issuers will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control offer made by the issuers and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

ASSET SALES

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Charter Holdings or a Restricted Subsidiary of Charter Holdings receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by Charter Holdings' board of directors and evidenced by a resolution of such board of directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration therefor received by Charter Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

     For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any liabilities, as shown on Charter Holdings' or such Restricted Subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Charter Holdings or such Restricted Subsidiary from further liability;

          (b) any securities, notes or other obligations received by Charter Holdings or any such Restricted Subsidiary from such transferee that are converted by Charter Holdings or such Restricted Subsidiary into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof, to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion; and

          (c) Productive Assets.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charter Holdings or a Restricted Subsidiary of Charter Holdings may apply such Net Proceeds at its option:

          (1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries, other than Indebtedness represented by a guarantee of a Restricted Subsidiary of Charter Holdings; or

          (2) to invest in Productive Assets; provided that any Net Proceeds which Charter Holdings or a Restricted Subsidiary of Charter Holdings has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, the issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is of equal priority with the notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to:

     (x) with respect to the 10.00% notes and the 10.25% notes, 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; and

     (y) with respect to the 11.75% notes, 100% of the Accreted Value thereof plus, after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase.

     If any Excess Proceeds remain after consummation of an Asset Sale Offer, Charter Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable trustee shall select the Notes and such other Indebtedness of equal priority to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on, or the Accreted Value ceases to increase on, as the case may be, notes or portions of them called for redemption.

CERTAIN COVENANTS

     Set forth in this section are summaries of certain covenants contained in the indentures. The covenants summarized are the following:

     - Limitations on restricted payments by Charter Holdings and its Restricted Subsidiaries. Restricted payments include

        - dividends and other distributions on equity interests,

        - purchases, redemptions on other acquisitions of equity interests, and

        - purchases, redemptions, defeasance or other acquisitions of subordinated debt.

     - Limitations on restricted investments by Charter Holdings or its Restricted Subsidiaries. Restricted investments include investments other than

        - investments in Restricted Subsidiaries, cash equivalents,

        - non-cash consideration from an asset sale made in compliance with the indenture,

        - investments with the net cash proceeds of the issuance and sale of equity interests,

        - investments in productive assets not to exceed in the $150 million,

        - other investments not exceeding $50 million in any person,

        - investments in customers and suppliers which either generate accounts receivable or are accepted in settlement of bona fide disputes, and

        - the investment in Marcus Cable Holdings, LLC.

        This covenant also limits Charter Holdings from allowing any Restricted Subsidiary from becoming an Unrestricted Subsidiary.

     - Limitations on the occurrence of Indebtedness and issuance of preferred stock generally unless the leverage ratio is not greater than 8.75 to 1.0 on a pro forma basis. This does not prohibit the incurrence of permitted debt which includes:

        - borrowings up to $3.5 billion under the credit facilities,

        - existing indebtedness,

        - capital lease obligations, mortgage financings or purchase money obligations in an aggregate amount of up to $25 million at any one time outstanding for the purchase, construction or improvement of productive assets,

        - permitted refinancing indebtedness,

        - intercompany indebtedness,

        - hedging obligations,

        - up to $300 million of additional indebtedness,

        - additional indebtedness not exceeding 200% of the net cash proceeds from the sale of equity interests to the extent not used to make restricted payments or permitted investments, and

        - the accretion or amortization of original issue discount and the write up of indebtedness in accordance with purchase accounting.

     - Prohibitions against the creation of liens except permitted liens.

     - Prohibitions against restrictions on the ability of any Restricted Subsidiary to pay dividends or make other distributions on its capital stock to Charter Holdings or any Restricted Subsidiary, make loans or advances to Charter Holdings or its Restricted Subsidiaries or transfer properties or assets to Charter Holdings or any of its Restricted Subsidiaries. This covenant, however, does not prohibit restrictions under

        - existing indebtedness,

        - the notes and the indentures,

        - applicable law,

        - the terms of indebtedness or capital stock of a person acquired by Charter Holdings or any of its Restricted Subsidiaries,

        - customary non-assignment provisions in leases,

        - purchase money obligations,

        - agreements for the sale or other disposition of a Restricted Subsidiary restricting distributions pending its sale,

        - permitted refinancing indebtedness,

        - liens securing indebtedness permitted under the indentures,

        - joint venture agreements,

        - under ordinary course contracts with customers that restrict cash, other deposits or net worth,

        - indebtedness permitted under the indentures, and

        - restrictions that are not materially more restrictive than customary provisions in comparable financings which management determines will not materially impair Charter Holdings' ability to make payments required under the notes.

     - Prohibitions against mergers, consolidations or the sale of all or substantially all of an issuer's assets unless

        - the issuer is the surviving corporation or the person formed by the merger or consolidation or acquiring the assets is organized under the law of the United States, any state or the District of Columbia,

        - such person assumes all obligations under the notes and the indentures,

        - no default or event of default exists, and

        - Charter Holdings or the person formed by the merger or consolidation or acquiring all or substantially all the assets could incur at least $1.00 of additional indebtedness under the leverage ratio or have a leverage ratio after giving effect to the transaction no greater than the leverage ratio of the issuer immediately prior to the transaction.

     - Prohibitions against transactions with affiliates, unless Charter Holdings delivers to the trustee:

           - for transactions exceeding $15.0 million a resolution approved by a majority of the board of directors certifying that the transaction complies with the covenant; and

           - for transactions exceeding $50.0 million a fairness opinion of an accounting, appraisal or investment banking firm of national standing.

             Certain transactions are not subject to the covenant including:

           - existing employment agreements and new employment agreements entered into in the ordinary course of business and consistent with past practice; and

           - management fees under agreements existing as of March 17, 1999 or after March 17, 1999 if the percentage fees are not higher than those under agreements existing on March 17, 1999.

     - Limitations on sale and leaseback transactions exceeding three years.

     - Limitations on issuances of guarantees of indebtedness.

     - Prohibitions against consent payments to holders of notes unless paid to all consenting holders.

During any period of time that

     (a) either the 10.00% notes, the 10.25% notes or the 11.75% notes have Investment Grade Ratings from both Rating Agencies, and

     (b) no Default or Event of Default has occurred and is continuing under the applicable indenture,

Charter Holdings and its Restricted Subsidiaries will not be subject to the provisions of the indenture described under

         - "-- Incurrence of Indebtedness and Issuance of preferred stock,"

         - "-- Restricted Payments,"

         - "-- Asset Sales,"

         - "-- Sale and Leaseback Transactions,"

         - "-- Dividend and Other Payment Restrictions Affecting Subsidiaries,"

         - "-- Transactions with Affiliates,"

         - "-- Investments" and

         - clause (4) of the first paragraph of "-- Merger, Consolidation and Sale of Assets."

     If Charter Holdings and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then Charter Holdings and its Restricted Subsidiaries will thereafter again be subject to these covenants. Compliance with the covenant with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if such covenant had been in effect during the entire period of time from the Issue Date.

     The new notes will not have Investment Grade Ratings from the Rating Agencies when they are issued. Consequently, the covenants listed above remain applicable to Charter Holdings and its Restricted Subsidiaries.

RESTRICTED PAYMENTS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Charter

     Holdings or any of its Restricted Subsidiaries, or to the direct or indirect holders of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Charter Holdings or, in the case of Charter Holdings and its Restricted Subsidiaries, to Charter Holdings or a Restricted Subsidiary of Charter Holdings;

          (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Charter Holdings, any Equity Interests of Charter Holdings or any direct or indirect parent of Charter Holdings or any Restricted Subsidiary of Charter Holdings, other than, in the case of Charter Holdings and its Restricted Subsidiaries, any such Equity Interests owned by Charter Holdings or any Restricted Subsidiary of Charter Holdings; or

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes, other than the notes, except a payment of interest or principal at the Stated Maturity thereof.

     All such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) Charter Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charter Holdings and each of its Restricted Subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and
     (8) of the next succeeding paragraph, shall not exceed, at the date of determination, the sum of:

             (a) an amount equal to 100% of the Consolidated EBITDA of Charter Holdings since the date of the indenture to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times the combined Consolidated Interest Expense of Charter Holdings since the date of the indenture to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

             (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with

                (i) an Investment made pursuant to clause (6) of the definition of "Permitted Investments" or

                (ii) the incurrence of Indebtedness pursuant to clause (10) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock," plus

             (c) $100 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indentures;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Charter Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale, other than to a Subsidiary of Charter Holdings, of Equity Interests of Charter Holdings, other than Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Charter Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) regardless of whether a Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of Charter Holdings to pay federal, state or local income tax liabilities that would arise solely from income of Charter Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of Charter Holdings, and any intermediate entity through which the holder owns such shares or any of its Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

          (5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of Charter Holdings to the holders of its common Equity Interests on a pro rata basis;

          (6) the payment of any dividend on the Helicon Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Helicon Preferred Stock in an amount not in excess of its aggregate liquidation value;

          (7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Charter Holdings held by any member of Charter Holdings' management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of Charter Holdings; and

          (8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction.

     The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charter Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors of Charter Holdings whose resolution with respect thereto shall be delivered to the trustee. Such board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

     Not later than the date of making any Restricted Payment, Charter Holdings shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indentures.

INVESTMENTS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) make any Restricted Investment; or

          (2) allow any Restricted Subsidiary of Charter Holdings to become an Unrestricted Subsidiary, unless, in each case:

             (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

             (b) Charter Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     (a) Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Charter Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock unless the Leverage Ratio would have been not greater than 8.75 to 1.0 determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Charter Holdings and its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of Charter Holdings and its Restricted Subsidiaries outstanding under all Credit Facilities, after giving effect to such incurrence, does not exceed an amount equal to $3.5 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by Charter Holdings or any of its Subsidiaries in the case of an Asset Sale since the date of the indenture to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "-- Asset Sales";

          (2) the incurrence by Charter Holdings and its Restricted Subsidiaries of Existing Indebtedness, other than the Credit Facilities;

          (3) the incurrence on the January 12, 2000 by Charter Holdings and its Restricted Subsidiaries of Indebtedness represented by the notes;

          (4) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement, including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration, of Productive Assets of Charter Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million at any time outstanding;

          (5) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness, other than intercompany Indebtedness, that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

          (6) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Charter Holdings and any of its Wholly Owned Restricted Subsidiaries; provided that this clause does not permit Indebtedness between Charter Holdings or any of its Restricted Subsidiaries, as creditor or debtor, as the case may be, unless otherwise permitted by the indentures; provided, further, that:

             (a) if Charter Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charter Holdings or a Wholly Owned Restricted Subsidiary thereof and
        (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charter Holdings or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Charter Holdings or any of its Restricted Subsidiaries that was not permitted by this clause (6);

          (7) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indentures to be outstanding;

          (8) the guarantee by Charter Holdings of Indebtedness of a Restricted Subsidiary of Charter Holdings that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $300 million;

          (10) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed 200% of the net cash proceeds received by Charter Holdings from the sale of its Equity Interests, other than Disqualified Stock, after the date of the indentures to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments" or to make Permitted Investments pursuant to clause (6) of the definition thereof; and

          (11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

     For purposes of determining compliance with this "Incurrence of
Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness
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          (a) meets the criteria of more than one of the categories of Permitted
     Debt described in clauses (1) through (11) above, or

          (b) is entitled to be incurred pursuant to the first paragraph of this covenant,

Charter Holdings will be permitted to classify and from time to time to reclassify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such clauses.

     (b) Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of Charter Holdings consummate a Subordinated Debt Financing or a preferred stock Financing. A "Subordinated Debt Financing" or a "preferred stock Financing", as the case may be, with respect to any Restricted Subsidiary of Charter Holdings shall mean a public offering or private placement, whether pursuant to Rule 144A under the Securities Act or otherwise, of Subordinated Notes or preferred stock, whether or not such preferred stock constitutes Disqualified Stock, as the case may be, of such Restricted Subsidiary to one or more purchasers, other than to one or more Affiliates of Charter Holdings. "Subordinated Notes" with respect to any Restricted Subsidiary of Charter Holdings shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary, including, without limitation, Indebtedness under the Credit Facilities. The foregoing limitation shall not apply to

          (i) any Indebtedness or preferred stock of any Person existing at the time such Person is merged with or into or became a Subsidiary of Charter Holdings; provided that such Indebtedness or preferred stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, Charter Holdings, and

          (ii) any Indebtedness or preferred stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or preferred stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or preferred stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

LIENS

     Charter Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Charter Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Charter Holdings to:

          (1) pay dividends or make any other distributions on its Capital Stock to Charter Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Charter Holdings or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charter Holdings or any of its Restricted Subsidiaries; or

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

          (3) transfer any of its properties or assets to Charter Holdings or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness as in effect on the date of the indentures, including, without limitation, the Credit Facilities, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indentures;

          (2) the indentures and the notes;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Charter Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indentures to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary of Charter Holdings that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of Charter Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock"; provided that such restrictions are no more restrictive than the terms contained in the Credit Facilities as in effect on January 12, 2000; and

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

          (13) restrictions that are not materially more restrictive than customary provisions in comparable financings and the management of Charter Holdings determines that such restrictions will not materially impair Charter Holdings' ability to make payments as required under the notes.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     Neither of the issuers may, directly or indirectly:

          (1) consolidate or merge with or into another Person, whether or not such Issuer is the surviving corporation; or

          (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

             (A) either:

             (1) such issuer is the surviving corporation; or

             (2) the Person formed by or surviving any such consolidation or merger, if other than such Issuer, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with either Issuer is a limited liability company or other Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the notes;

             (B) the Person formed by or surviving any such consolidation or merger, if other than Charter Holdings, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charter Holdings under the notes and the indentures pursuant to agreements reasonably satisfactory to the trustee;

             (C) immediately after such transaction no Default or Event of Default exists; and

             (D) Charter Holdings or the Person formed by or surviving any such consolidation or merger, if other than Charter Holdings, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either

                (1) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock" or

                (2) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

     In addition, Charter Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Charter Holdings and any of its Wholly Owned Subsidiaries.

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

TRANSACTIONS WITH AFFILIATES

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to Charter Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charter Holdings or such Restricted Subsidiary with an unrelated Person; and

          (2) Charter Holdings delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a resolution of the board of directors of Charter Holdings set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any existing employment agreement entered into by Charter Holdings or any of its Subsidiaries and any employment agreement entered into by Charter Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Charter Holdings or such Restricted Subsidiary;

          (2) transactions between or among Charter Holdings and/or its Restricted Subsidiaries;

          (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Charter Holdings, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with Charter Holdings or any of its Restricted Subsidiaries;

          (4) payment of management fees pursuant to management agreements either

             (A) existing on January 12, 2000 or

             (B) entered into after January 12, 2000,

        to the extent that such management agreements provide for percentage fees no higher than the percentage fees existing under the management agreements existing on January 12, 2000;

          (5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption "-- Restricted Payments" and Restricted Investments that are permitted by the provisions of the indentures described above under the caption "Restricted Payments -- Investments"; and

          (6) Permitted Investments.

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

SALE AND LEASEBACK TRANSACTIONS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Charter Holdings may enter into a sale and leaseback transaction if:

          (1) Charter Holdings could have

             (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of preferred stock" and

             (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens"; and

          (2) the transfer of assets in that sale and leaseback transaction is permitted by, and Charter Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Asset Sales."

     The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     Charter Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Charter Holdings, except in respect of the Credit Facilities (the "Guaranteed Indebtedness") unless

     (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a "Subsidiary Guarantee") of the payment of the notes by such Restricted Subsidiary, and

     (2) until one year after all the notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Charter Holdings or any other Restricted Subsidiary of Charter Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

PAYMENTS FOR CONSENT

     Charter Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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

REPORTS

     Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, Charter Holdings will furnish to the holders of notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Charter Holdings were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report on the annual financial statements by Charter Holdings' independent public accountants; and

          (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if Charter Holdings were required to file such reports.

     If Charter Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Charter Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Charter Holdings.

     In addition, whether or not required by the Securities and Exchange Commission, Charter Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default with respect to the notes of each series:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by Charter Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Change of Control" or "-- Merger, Consolidation, or Sale of Assets";

          (4) failure by Charter Holdings or any of its Restricted Subsidiaries for 30 days after written notice thereof has been given to Charter Holdings by the trustee or to Charter Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of their other covenants or agreements in the indentures;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charter Holdings or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Charter Holdings or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

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

             (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (6) failure by Charter Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) Charter Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

             (a) commences a voluntary case,

             (b) consents to the entry of an order for relief against it in an involuntary case,

             (c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

             (d) makes a general assignment for the benefit of its creditors; or

          (8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

             (a) is for relief against Charter Holdings or any of its Significant Subsidiaries in an involuntary case;

             (b) appoints a custodian of Charter Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of Charter Holdings or any of its Significant Subsidiaries; or

             (c) orders the liquidation of Charter Holdings or any of its Significant Subsidiaries;

     and the order or decree remains unstayed and in effect for 60 consecutive days.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Charter Holdings, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes of each series may declare their respective notes to be due and payable immediately.

     Holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of each series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes of each series then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indentures except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Charter Holdings will be required to deliver to the trustee annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Charter Holdings will be required to deliver to the trustee a statement specifying such Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND
STOCKHOLDERS

     No director, officer, employee, incorporator, member or stockholder of Charter Holdings, as such, shall have any liability for any obligations of Charter Holdings under the notes or the indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Charter Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding Notes to receive payments in respect of the Accreted Value or principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

          (2) Charter Holdings' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charter Holdings' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indentures.

     In addition, Charter Holdings may, at its option and at any time, elect to have the obligations of Charter Holdings released with respect to certain covenants that are described in the indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Charter Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charter Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

             (a) Charter Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or

             (b) since the date of the indentures, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on

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

     the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either:

             (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

             (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indentures, to which Charter Holdings or any of its Restricted Subsidiaries is a party or by which Charter Holdings or any of its Restricted Subsidiaries is bound;

          (6) Charter Holdings must have delivered to the trustee an opinion of counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no holder is an insider of Charter Holdings following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of either issuer in its capacity as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) Charter Holdings must deliver to the trustee an officers' certificate stating that the deposit was not made by Charter Holdings with the intent of preferring the holders of notes over the other creditors of Charter Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Charter Holdings or others; and

          (8) Charter Holdings must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation

     (a) have become due and payable or

     (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the issuers.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the indentures or the notes of each series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount, in the case of the 10.00% notes and the 10.25% notes, and aggregate principal amount at maturity, in the case of the 11.75% notes, of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes, or an exchange offer for notes. Any existing Default or compliance with any provision of the indentures or the notes may be waived with the consent of the holders of a majority in aggregate principal amount, in the case of the 10.00% notes and the 10.25% notes, and aggregate principal amount at maturity, in the case of the 11.75% notes, of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes, or an exchange offer for notes. Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the payment provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders";

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indentures relating to waivers of past Defaults or the rights of holders of notes to receive payments of Accreted Value or principal of, or premium, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders";

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the issuers and the trustee may amend or supplement the indentures or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of either issuer's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such issuer's assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indentures of any such holder; or

          (5) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

GOVERNING LAW

     The indentures and the notes will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Charter Holdings, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indentures without charge by writing to Charter Communications Holdings, LLC, 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will initially be issued in the form of global securities held in book-entry form. The notes will be deposited with the trustee as custodian for the Depository Trust Company, and the Depository Trust Company or its nominee will initially be the sole registered holder of the notes for all purposes under the indentures. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between the Depository Trust Company and its nominee or their respective successors are permitted.

     Upon the issuance of a global security, the Depository Trust Company or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in sale of the original notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the Depository Trust Company or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of that the Depository Trust Company or its nominee relating to interests of participants and the records of participants relating to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     Principal and interest payments on global securities registered in the name of the Depository Trust Company's nominee will be made in immediate available funds to the Depository Trust Company's nominee as the registered owner of the global securities. The issuers and the trustee will treat the Depository Trust Company's nominee as the owner of the global securities for all other purposes as well. Accordingly, the issuers, the trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is the Depository Trust Company's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of the Depository Trust Company, the issuers, the trustee or the initial purchasers.

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

     So long as the Depository Trust Company or its nominee is the registered owner or holder of the global security, the Depository Trust Company or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

     (1) receiving payment on the notes;

     (2) receiving notices; and

     (3) for all other purposes under the indentures and the notes.

Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by the Depository Trust Company and its participants.

     Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the Depository Trust Company. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. Under existing industry practices, if the issuers request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the indentures, the Depository Trust Company would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depository Trust Company has advised the issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository Trust Company interests in the global security are credited. Further, the Depository Trust Company will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

     Although the Depository Trust Company has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of the Depository Trust Company, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the issuers, the trustee, any agent of the issuers or the initial purchasers will have any responsibility for the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The Depository Trust Company has provided the following information to us. The Depository Trust Company is a:

     (1) limited-purpose trust company organized under the New York Banking Law;

     (2) a banking organization within the meaning of the New York Banking Law;

     (3) a member of the United States Federal Reserve System;

     (4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

     (5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

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

CERTIFICATED NOTES

     Notes represented by a global security are exchangeable for certificated notes only if:

     (1) the Depository Trust Company notifies the issuers that it is unwilling or unable to continue as depository or if the Depository Trust Company ceases to be a registered clearing agency, and a successor depository is not appointed by the issuers within 90 days;

     (2) the issuers determine not to require all of the notes to be represented by a global security and notifies the trustee of its decision; or

     (3) an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

     Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as the Depository Trust Company or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of the Depository Trust Company or its nominee. If a global security becomes exchangeable for certificated notes:

     (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

     (2) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the issuers maintained for these purposes; and

     (3) no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

CERTAIN DEFINITIONS

     This section sets forth certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" is defined to mean, for any Specific Date, the amount calculated pursuant to (1), (2), (3) or (4) for each $1,000 of principal amount at maturity of the 11.75% notes:

          (1) if the Specified Date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date") the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL
ACCRUAL DATE                                               ACCRETED VALUE
------------                                               --------------
Issue Date...............................................    $  564.48
January 15, 2000.........................................       565.02
July 15, 2000............................................       598.21
January 15, 2001.........................................       633.36
July 15, 2001............................................       670.57
January 15, 2002.........................................       709.96
July 15, 2002............................................       751.67
January 15, 2003.........................................       795.84
July 15, 2003............................................       842.59
January 15, 2004.........................................       892.09
July 15, 2004............................................       944.51
January 15, 2005.........................................    $1,000.00

          (2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of

             (a) $564.48 and

             (b) an amount equal to the product of

                (x) the Accreted Value for the first Semi-Annual Accrual Date less $564.48 multiplied by

                (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of

             (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and

             (b) an amount equal to the product of

                (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by

                (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "ASSET ACQUISITION" means

     (a) an Investment by Charter Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Charter Holdings or any of its Restricted Subsidiaries or shall be merged with or into Charter Holdings or any of its Restricted Subsidiaries, or

     (b) the acquisition by Charter Holdings or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, will be governed by the provisions of the indentures described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of Charter Holdings' Restricted Subsidiaries or the sale of Equity Interests in any of Charter Holdings' Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that:

             (a) involves assets having a fair market value of less than $100 million; or

             (b) results in net proceeds to Charter Holdings and its Restricted Subsidiaries of less than $100 million;

          (2) a transfer of assets between or among Charter Holdings and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of Charter Holdings to Charter Holdings or to another Wholly Owned Restricted Subsidiary of Charter Holdings;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" and a Restricted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Investments"; and

          (5) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

     "ASSET SALE OFFER" means a situation in which the issuers commence an offer to all holders to purchase notes pursuant to Section 4.11 of the indentures.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "CABLE RELATED BUSINESS" means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

          (4) any other interest, other than any debt obligation, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITAL STOCK SALE PROCEEDS" means the aggregate net cash proceeds, including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm, received by Charter Holdings since the date of the indentures

          (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of Charter Holdings, other than Disqualified Stock or

          (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Charter Holdings that have been converted into or exchanged for such Equity Interests other than Equity Interests, or Disqualified Stock or debt securities, sold to a Subsidiary of Charter Holdings.

     "CASH EQUIVALENTS" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of not more than twelve months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having a rating of at least "P-1" from Moody's or at least "A-1" from S&P and in each case maturing within twelve months after the date of acquisition;

          (6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" or "P-1" by Moody's or "AAA" or "A-1" by S&P;

          (7) auction-rate preferred stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" by Moody's or "AAA" by S&P;

          (8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least "A" by Moody's or S&P; and

          (9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
     (8) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any "person," as such term is used in Section 13(d)(3) of the Exchange Act, other than Paul G. Allen or a Related Party;

          (2) the adoption of a plan relating to the liquidation or dissolution of Charter Holdings or a Parent;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than Paul G. Allen and Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Charter Holdings or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of Charter Holdings or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

          (4) after the date of the indentures, the first day on which a majority of the members of the board of directors of Charter Holdings or a Parent are not Continuing Directors; or

          (5) Charter Holdings or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Charter Holdings or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Charter Holdings or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Charter Holdings or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

     "CONSOLIDATED EBITDA" means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

          (1) Consolidated Interest Expense;

          (2) income taxes;

          (3) depreciation expense;

          (4) amortization expense;

          (5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP;

          (6) amounts actually paid during such period pursuant to a deferred compensation plan; and

          (7) for purposes of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" only, Management Fees;

provided that Consolidated EBITDA shall not include:

             (x) the net income, or net loss, of any Person that is not a Restricted Subsidiary ("Other Person"), except

                (i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period and

                (ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

             (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the subheading "-- Certain Covenants -- Restricted Payments," and in such case, except to the extent includable pursuant to clause (x) above, the net income, or net loss, of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

             (z) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, other than any agreement or instrument evidencing Indebtedness or preferred stock outstanding on the date of the indentures or incurred or issued thereafter in compliance with the covenant described under the caption "-- Certain
        Covenants -- Incurrence of Indebtedness and Issuance of preferred stock," provided that

                (a) the terms of any such agreement restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment, beyond any applicable period of grace, contained in such agreement or instrument,

                (b) such terms are determined by such Person to be customary in comparable financings and

                (c) such restrictions are determined by the Charter Holdings not to materially affect the issuers' ability to make principal or interest payments on the notes when due.

     "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

          (2) the total amount of Indebtedness of any other Person, that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; and

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof, in each case, on a consolidated basis and in accordance with GAAP.

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     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the board of directors of Charter Holdings who:

          (1) was a member of such board of directors on the date of the indentures; or

          (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or whose election or appointment was previously so approved.

     "CREDIT FACILITIES" means, with respect to Charter Holdings and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person, whether or not such Person is the Surviving Person, or the sale, assignment, or transfer, lease conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charter Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Charter Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "EQUITY OFFERING" means any private or underwritten public offering of Qualified Capital Stock of Charter Holdings of which the gross proceeds to Charter Holdings are at least $25 million.

     "EXISTING INDEBTEDNESS" means Indebtedness of Charter Holdings and its Restricted Subsidiaries in existence on the date of the indentures, until such amounts are repaid.

     "FULL ACCRETION DATE" means January 15, 2005, the first date on which the Accreted Value of the 11.75% notes has accreted to an amount equal to the principal amount at maturity of the 11.75% notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 12, 2000.

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     "GUARANTEE" or "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

     "HELICON PREFERRED STOCK" means the preferred limited liability company interest of Charter-Helicon LLC with an aggregate liquidation value of $25 million.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing the notional amount of any Hedging Obligations,

if and to the extent any of the preceding items, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, and purchases or

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

other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "LEVERAGE RATIO" means, as of any date, the ratio of:

          (1) the Consolidated Indebtedness of Charter Holdings on such date to

          (2) the aggregate amount of Consolidated EBITDA for Charter Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the "Reference Period").

     In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

          (1) the issuance of the notes;

          (2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other preferred stock of a Restricted Subsidiary, and the application of the proceeds therefrom, giving rise to the need to make such calculation and any incurrence or issuance, and the application of the proceeds therefrom, or repayment of other Indebtedness or Disqualified Stock or other preferred stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence, and the application of the proceeds thereof, or the repayment, as the case may be, occurred on the first day of the Reference Period;

          (3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries, including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition, incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or preferred stock, made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition, including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or preferred stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Securities and Exchange Commission, had occurred on the first day of the Reference Period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

     "MANAGEMENT FEES" means the fees payable to Charter Communications, Inc. pursuant to the management agreements between Charter Communications, Inc. and Charter Communications Operating, LLC and between Charter Communications, Inc. and Restricted Subsidiaries of Charter Holdings, including any Person that becomes a Restricted Subsidiary of Charter Holdings in connection with the acquisition of Bresnan Communications Company Limited Partnership, as such agreements exist on the January 12, 2000, or on the date of such acquisition in the case of the aforementioned Bresnan acquisition, including any amendment or replacement thereof, provided that any such amendment or replacement is not more disadvantageous to the holders of the notes in any material respect from such management agreements existing on the January 12, 2000.

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

     "MARCH 1999 NOTES ISSUE DATE" means March 17, 1999.

     "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "NET PROCEEDS" means the aggregate cash proceeds received by Charter Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof, including amounts distributable in respect of owners', partners' or members' tax liabilities resulting from such sale, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither Charter Holdings nor any of its Restricted Subsidiaries

             (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness,

             (b) is directly or indirectly liable as a guarantor or otherwise, or

             (c) constitutes the lender;

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of Charter Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Charter Holdings or any of its Restricted Subsidiaries.

     "PARENT" means Charter Communications, Inc. and/or Charter Communications Holding Company, LLC, as applicable, and any successor Person or any Person succeeding to the direct or indirect ownership of Charter Holdings.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment by Charter Holdings in a Restricted Subsidiary of Charter Holdings or any Investment by a Restricted Subsidiary of Charter Holdings in Charter Holdings;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Charter Holdings or any Restricted Subsidiary of Charter Holdings in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Charter Holdings; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charter Holdings or a Restricted Subsidiary of Charter Holdings;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

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

          (5) any Investment made out of the net cash proceeds of the issue and sale since the Existing Notes Issue Date, other than to a Subsidiary of Charter Holdings, of Equity Interests, other than Disqualified Stock, of Charter Holdings to the extent that

             (a) such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the caption "--Restricted Payments," or

             (b) such net cash proceeds have not been used to incur Indebtedness pursuant to clause (10) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of preferred stock";

          (6) Investments in Productive Assets having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (6) since the March 1999 Charter Holdings notes issue date, not to exceed $150 million; provided that either Charter Holdings or any of its Restricted Subsidiaries, after giving effect to such Investments, will own at least 20% of the Voting Stock of such Person;

          (7) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (7) since the March 1999 Charter Holdings notes issue date, not to exceed $50 million; and

          (8) Investments in customers and suppliers in the ordinary course of business which either

             (A) generate accounts receivable, or

             (B) are accepted in settlement of bona fide disputes.

     "PERMITTED LIENS" means:

          (1) Liens on the assets of Charter Holdings securing Indebtedness and other Obligations under clause (1) of the covenant "--Incurrence of Indebtedness and Issuance of preferred stock";

          (2) Liens in favor of Charter Holdings;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Charter Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Charter Holdings;

          (4) Liens on property existing at the time of acquisition thereof by Charter Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) purchase money mortgages or other purchase money liens, including without limitation any Capitalized Lease Obligations, incurred by Charter Holdings upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages, including without limitation Capitalized Lease Obligations, on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

             (a) such mortgage or lien does not extend to or cover any of the assets of Charter Holdings, except the asset so developed, constructed, or acquired, and directly related assets

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

        such as enhancements and modifications thereto, substitutions, replacements, proceeds, including insurance proceeds, products, rents and profits thereof, and

             (b) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges, costs and expenses, including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration, and incurred in connection therewith, or the obligation under such Capitalized Lease Obligation, only;

          (7) Liens existing on the date of the indentures, other than in connection with the Credit Facilities;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

          (12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Charter Holdings or any of its Restricted Subsidiaries;

          (13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

          (15) Liens arising from the rendering of a final judgment or order against Charter Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

          (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect Charter Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

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

          (18) Liens consisting of any interest or title of licensor in the property subject to a license;

          (19) Liens on the Capital Stock of Unrestricted Subsidiaries;

          (20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

          (21) Liens incurred in the ordinary course of business of Charter Holdings, with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

          (22) Liens in favor of the trustee arising under the provisions in the indentures under the subheading "-- Compensation and Indemnity"; and

          (23) Liens in favor of the trustee for its benefit and the benefit of holders of the Notes, as their respective interests appear.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Charter Holdings or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that unless permitted otherwise by the indentures, no Indebtedness of Charter Holdings or any of its Restricted Subsidiaries may be issued in exchange for, or the net proceeds of are used to extend, refinance, renew, replace, defease or refund Indebtedness of Charter Holdings or any of its Restricted Subsidiaries; provided, further, that:

          (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest and premium, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Charter Holdings or by any of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "PRODUCTIVE ASSETS" means assets, including assets of a referent Person owned directly or indirectly through ownership of Capital Stock, of a kind used or useful in the Cable Related Business.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Stock.

     "RATING AGENCIES" means Moody's and S&P.

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

     "RELATED PARTY" means:

          (1) the spouse or an immediate family member, estate or heir of Paul
     G. Allen; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED PAYMENTS" are set forth above under the caption "Certain Covenants- Restricted Payments."

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of Charter Holdings which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the January 12, 2000, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any Person:

          (1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also has the right to control the management of such entity pursuant to contract or otherwise; and

          (2) any partnership

             (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

             (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Charter Holdings that is designated by the board of directors of Charter Holdings as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charter Holdings or any Restricted Subsidiary of Charter Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charter Holdings or any Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charter Holdings unless such terms constitute Investments permitted by the covenant described above under the caption
     "-- Certain Covenants -- Investments";

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

          (3) is a Person with respect to which neither Charter Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation

             (a) to subscribe for additional Equity Interests or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Charter Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charter Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of preferred stock", Charter Holdings shall be in default of such covenant. The board of directors of Charter Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Charter Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

          (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following sets forth the opinion of Paul, Hastings, Janofsky & Walker LLP, our legal counsel, as to the material United States federal income tax consequences of

     (1) the exchange offer relevant to U.S. holders, and

     (2) the ownership and disposition of the new notes relevant to U.S. holders and, in certain circumstances, non-U.S. holders.

     The following deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. The following does not address special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction, a straddle or a constructive sale. Furthermore, the following is based upon the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions promulgated under the Internal Revenue Code and judicial decisions as of the date hereof. Such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     We have not sought, and will not seek, any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer and ownership or disposition of the original notes or new notes, or that any such position would not be sustained.

     As used herein, a "United States person" is

     (1) a citizen or resident of the U.S.,

     (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof,

     (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

     (4) a trust if

          (A) a United States court is able to exercise primary supervision over the administration of the trust, and

          (B) one or more United States persons have the authority to control all substantial decisions of the trust,

     (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Internal Revenue Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Internal Revenue Code, and

     (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

     A U.S. holder is a beneficial owner of a note who is a United States person. A non-U.S. holder is a beneficial owner of a note that is not a U.S. holder.

THE EXCHANGE OFFER

     Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new

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notes will be registered with the Securities and Exchange Commission and therefore will not be subject to transfer restrictions. The exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,

     (1) no gain or loss will be realized by a U.S. holder upon receipt of a new note,

     (2) the holding period of the new note will include the holding period of the original note exchanged therefor and

     (3) the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

PAYMENTS OF INTEREST ON THE 10.00% NOTES AND THE 10.25% NOTES

     Interest on a 10.00% note or a 10.25% note, as the case may be, will be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT ON THE 11.75% NOTES

     The 11.75% notes will be issued with original issue discount. Such notes will be issued with original issue discount because they will be issued at an issue price which is substantially less than their stated principal amount at maturity, and because interest on such notes will not be payable until July 15, 2005. Each U.S. Holder will be required to include in income in each year, in advance of receipt of cash payments on such Senior Discount Notes to which such income is attributable, original issue discount income as described below.

     The amount of original issue discount with respect to the 11.75% notes will be equal to the excess of

     (1) note's "stated redemption price at maturity" over

     (2) its "issue price."

     The issue price of the 11.75% notes will be equal to the price to the public, at which a substantial amount of such notes is initially sold for money excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler. The stated redemption price at maturity of such a note is the total of all payments provided by the 11.75% note, including stated interest payments.

     A U.S. holder of such a note is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such original issue discount for all days during the taxable year on which the holder holds such note. The daily portions of original issue discount required to be included in such holder's gross income in a taxable year will be determined on a constant yield basis. A pro rata portion of the original issue discount on such note which is attributable to the "accrual period" in which such day is included will be allocated to each day during the taxable year in which the holder holds the 11.75% notes. Accrual periods with respect to such a note may be of any length and may vary in length over the term of the 11.75% notes as long as

     (1) no accrual period is longer than one year, and

     (2) each scheduled payment of interest or principal on such note occurs on either the first or final day of an accrual period.

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     The amount of original issue discount attributable to each accrual period will be equal to the product of

     (1) the "adjusted issue price" at the beginning of such accrual period, and

     (2) the "yield to maturity" of the instrument, stated in a manner appropriately taking into account the length of the accrual period.

     The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the 11.75% notes, produces an amount equal to the issue price of such notes. The adjusted issue price of such a note at the beginning of an accrual period is generally defined as the issue price of such note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the 11.75% notes. Accordingly, a U.S. holder of such a note will be required to include original issue discount in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a 11.75%
note is the difference between

     (A) the amount payable at the maturity of such note, and

     (B) such note's adjusted issue price as of the beginning of the final accrual period.

     Payments on the 11.75% notes, including principal and stated interest payments, are not separately included in a U.S. holder's income. Such payments are treated first as payments of accrued original issue discount to the extent of such accrued original issue discount and the excess as payments of principal, which reduce the U.S. holder's adjusted tax basis in such notes.

EFFECT OF MANDATORY AND OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT

     In the event of a change of control, we will be required to offer to redeem all of the notes, at redemption prices specified elsewhere in this prospectus. If we receive net proceeds from one or more equity offerings, we may, at our option, use all or a portion of such net proceeds to redeem in the aggregate up to 35% of the aggregate principal amount at maturity of the 10.25% notes and up to 35% of the aggregate principal amount at maturity of the 11.75% notes at redemption prices specified elsewhere herein, provided that at least 65% of the aggregate principal amount at maturity of the 10.25% notes and the 11.75% notes, respectively, remains outstanding after each such redemption. Computation of the yield and maturity of the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of January 12, 2000, the stated payment schedule of the notes, that does not reflect the change of control event or equity offering event, is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the notes will be paid according to their stated schedule.

     We may redeem the 10.25% notes and the 11.75% notes, in whole or in part, at any time on or after February 1, 2005, at redemption prices specified elsewhere herein plus accrued and unpaid stated interest, if any, on the notes so redeemed but excluding the date of redemption. The United States Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under United States Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument if such exercise would lower the yield to maturity of the debt instrument. We will not be presumed to redeem the notes prior to their stated maturity under these rules because the exercise of such options would not lower the yield to maturity of the notes.

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

     U.S. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     Because the 11.75% notes constitute "applicable high yield discount obligations", referred to as "AHYDOs", the portion of each 11.75% note that is allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., will be treated as an AHYDO for U.S. federal income tax purposes. The 11.75% notes constitute AHYDOs because they have a yield to maturity that is at least five percentage points above the applicable federal rate at the time of issuance of the 11.75% notes and the 11.75% notes are issued with "significant original issue discount." An 11.75% note is treated as having significant original issue discount because the aggregate amount that will be includable in gross income with respect to such 11.75% note for periods before the close of any accrual period ending after the date that is five years after the date of issue exceeds the sum of (1) the aggregate amount of interest to be paid in cash under the 11.75% note before the close of such accrual period and (2) the product of the initial issue price of such 11.75% note and its yield to maturity.

     Because the 11.75% notes constitute AHYDOs, to the extent that the 11.75% notes are allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc.,

     (1) the "disqualified portion" of the original issue discount that accrues on the 11.75% notes allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., may be treated as a dividend generally eligible for the dividends received deduction in the case of corporate U.S. Holders,

     (2) beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., will not be entitled to deduct their distributive share of the disqualified portion of original issue discount that accrues on the 11.75% notes, and

     (3) beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., will be allowed to deduct the remainder of their distributive share of original issue discount only when Charter Holdings pays amounts attributable to such original issue discount in cash.

     The disqualified portion of original issue discount is equal to the lesser of the amount of original issue discount or the portion of the "total return" with respect to the 11.75% notes in excess of the applicable federal rate plus six percentage points. The total return is the excess of all payments to be made with respect to a 11.75% note over its issue price.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a note, the holder will recognize gain or loss in an amount equal to the difference between

     (1) the amount of cash and the fair market value of other property received in the exchange and

     (2) the holder's adjusted tax basis in such note.

     Amounts attributable to accrued but unpaid interest on the 10.00% notes and the 10.25% notes will be treated as ordinary interest income. A holder's adjusted tax basis in a note will equal the purchase price paid by such holder for the note increased by the amount of any market discount, and in the case of a 11.75% note by any original issue discount previously included in income by such holder with respect to such note and decreased by the amount of any amortizable bond premium

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

applied to reduce interest on the notes and, in the case of a 11.75% note, by any payments received thereon.

     Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the note has been held for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

MARKET DISCOUNT

     A holder receives a "market discount" when he/she

     (1) purchases a 10.00% note or a 10.25% note for an amount below the issue price, or

     (2) purchases a 11.75% note for an amount below the adjusted issue price on the date of purchase, as determined in accordance with the original issue discount rules above.

     Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue such discount on a constant interest rate method. A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method. If this election is made, the holder's basis in the note will be increased to reflect the amount of income recognized and the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM; ACQUISITION PREMIUM

     A U.S. holder that

     (1) purchases a 10.00% note or a 10.25% note for an amount in excess of the principal amount, or

     (2) purchases a 11.75% note for an amount in excess of the stated redemption price will be considered to have purchased such note with "amortizable bond premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as applied with respect to each accrual period of the note, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. However, because the notes may be optionally redeemed for an amount that is in excess of their principal amount, special rules apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income, including original issue discount income, from the note. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all

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debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder that purchases a 11.75% note for an amount that is greater than the adjusted issue price of the 11.75% note on the date of purchase, as determined in accordance with the original issue discount rules, above, will be considered to have purchased such 11.75% note at an "acquisition premium." A holder of a 11.75% note that is purchased at an acquisition premium may reduce the amount of the original issue discount otherwise includible in income with respect to the 11.75% note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the 11.75% note immediately after its acquisition over the adjusted issue price of the 11.75% note and the denominator of which is the excess of the sum of all amounts payable on the 11.75% note after the purchase date over the adjusted issue price of the 11.75% note. Alternatively, a holder of a 11.75% note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on the 11.75% note by treating the purchase as a purchase of the 11.75% note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules thereto using a constant yield method.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     The payment to a non-U.S. holder of interest on a note, will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that

     (1) the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in the issuers and is not a controlled foreign corporation that is related to the issuers within the meaning of the Code and

     (2) either

     (A) the beneficial owner of the notes certifies to the issuers or their agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8, or a suitable substitute form, or

     (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such non-U.S. holder in the ordinary course of its trade or business certifies under penalties of perjury that such Form W-8, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Recently adopted Treasury Regulations that will be effective January 1, 2001, provide alternative methods for satisfying the certification requirement described in (2) above. These regulations will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number. For purposes of the United States federal withholding tax, payment of interest includes the amount of any payment that is attributable to original issue discount that accrued while such non-U.S. holder held the note.

     If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including the amount of any payment that is attributable to original issue discount that accrued while such non-U.S. holder held the note, made to such non-U.S. holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed

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     (1) Internal Revenue Service Form 1001, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or

     (2) Internal Revenue Service Form 4224, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a non-U.S. holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such non-U.S. holder, will be subject to U.S. federal income tax on such interest, including original issue discount, in the same manner as if it were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a note by a person other than a U.S. holder generally will not be subject to U.S. federal income tax provided

     (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States,

     (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and

     (3) the non-U.S. holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

FEDERAL ESTATE TAX

     Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest, and accruals of original issue discount, on a note, and to the proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Certain U.S. holders, including all corporations, are not subject to backup withholding and information reporting requirements.

     Non-U.S. holders other than corporations may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest, including original issue discount, made by us or a paying agent to non-U.S. holders if the appropriate certification is received, provided that the payor does not have actual knowledge that the holder is a U.S. holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker",

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

as defined in the applicable Treasury Regulations, pays the proceeds of the sale, redemption or other disposition of note or a coupon to the seller thereof, backup withholding and information reporting requirements will not apply. Information reporting requirements, but not backup withholding, will apply, however, to a payment by a foreign office of a broker that is a United States person or is a foreign person that derives 50% of more of its gross income for certain period from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation", that is, a foreign corporation controlled by certain U.S. shareholders, with respect to the United States unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption.

     In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a note or proceeds from the sale of a note that are made after December 31, 2000. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders of the notes should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

     We must report annually to the IRS and to each non-U.S. holder any interest that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty, or interest that is exempt from United States federal withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

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

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the notes offered in this prospectus and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

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                                    EXPERTS

     The consolidated financial statements of Charter Communications Holdings, LLC and subsidiaries, the combined financial statements of CCA Group, the consolidated financial statements of CharterComm Holdings, L.P. and subsidiaries, the combined financial statements of Greater Media Cablevision Systems, the financial statements of Sonic Communications Cable Television Systems and Long Beach Acquisition Corp., included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of TCI Falcon Systems as of September 30, 1998 and December 31, 1997 and for the nine-month period ended September 30, 1998, and for each of the years in the two-year period ended December 31, 1997, the combined financial statements of Bresnan Communications Group Systems as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, the consolidated financial statements of Marcus Cable Holdings, LLC as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the combined financial statements of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Renaissance Media Group LLC, the combined financial statements of the Picayune, MS, LaFourche, LA, St. Tammany, LA, St. Landry, LA, Pointe Coupee, LA, and Jackson, TN cable television systems, the financial statements of Indiana Cable Associates, LTD., the consolidated financial statements of R/N South Florida Cable Management Limited Partnership, the combined financial statements of Fanch Cable Systems (comprised of components of TW Fanch-one Co. and TW Fanch-two Co.) and the consolidated financial statements of Falcon Communications, L.P. appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The audited combined financial statements of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), the audited financial statements of Rifkin Cable Income Partners L.P., the audited consolidated financial statements of Rifkin Acquisition Partners, L.L.L.P., the audited consolidated financial statements of Avalon Cable of Michigan Holdings, Inc. and subsidiaries, the audited consolidated financial statements of Cable Michigan Inc. and subsidiaries, the audited consolidated financial statements of Avalon Cable LLC and subsidiaries, the audited financial statements of Amrac Clear View, a Limited Partnership, the audited combined financial statements of The Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc., included in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. The entities and periods covered by these audits are indicated in their reports. The financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this prospectus, have been so included in reliance on the report of Greenfield, Altman, Brown, Berger & Katz, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,532,000,000

                               OFFER TO PURCHASE

                         10.00% SENIOR NOTES DUE 2009,
                       10.25% SENIOR NOTES DUE 2010, AND
                     11.75% SENIOR DISCOUNT NOTES DUE 2010,

                          FOR ANY AND ALL OUTSTANDING
                         10.00% SENIOR NOTES DUE 2009,
                       10.25% SENIOR NOTES DUE 2010, AND
                     11.75% SENIOR DISCOUNT NOTES DUE 2010,

                                RESPECTIVELY, OF

                             CHARTER COMMUNICATIONS

                                 HOLDINGS, LLC

                                      AND

                             CHARTER COMMUNICATIONS

                          HOLDINGS CAPITAL CORPORATION

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO ISSUE ONLY THE NEW NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                              PAGE
                                                              -----
CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
Report of Independent Public Accountants....................  F-7
Consolidated Balance Sheet as of December 31, 1998..........  F-8
Consolidated Statement of Operations for the period from
  December 24, 1998 through December 31, 1998...............  F-9
Consolidated Statement of Cash Flows for the period from
  December 24, 1998 through December 31, 1998...............  F-10
Notes to Consolidated Financial Statements..................  F-11
Report of Independent Public Accountants....................  F-25
Consolidated Balance Sheet as of December 31, 1997..........  F-26
Consolidated Statement of Operations for the period from
  January 1, 1998 through December 23, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-27
Consolidated Statements of Shareholder's Investment for the
  period from January 1, 1998 through December 23, 1998 and
  for the years ended December 31, 1997 and 1996............  F-28
Consolidated Statements of Cash Flows for the period from
  January 1, 1998 through December 23, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-29
Notes to Consolidated Financial Statements..................  F-30
MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES:
  Independent Auditors' Report..............................  F-40
  Consolidated Balance Sheets as of December 31, 1998 and
    1997....................................................  F-41
  Consolidated Statements of Operations for Each of the
    Years in the Three-Year Period Ended December 31,
    1998....................................................  F-42
  Consolidated Statements of Members' Equity/Partners'
    Capital for Each of the Years in the Three-Year Period
    Ended December 31, 1998.................................  F-43
  Consolidated Statements of Cash Flows for Each of the
    Years in the Three-Year Period Ended December 31,
    1998....................................................  F-44
  Notes to Consolidated Financial Statements................  F-45
CCA GROUP:
  Report of Independent Public Accountants..................  F-56
  Combined Balance Sheet as of December 31, 1997............  F-57
  Combined Statements of Operations for the Period From
    January 1, 1998, Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-58
  Combined Statements of Shareholders' Deficit for the
    Period From January 1, 1998, Through December 23, 1998
    and for the Years Ended December 31, 1997 and 1996......  F-59
  Combined Statements of Cash Flows for the Period From
    January 1, 1998, Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-60
  Notes to Combined Financial Statements....................  F-61
CHARTERCOMM HOLDINGS, L.P. AND SUBSIDIARIES:
  Report of Independent Public Accountants..................  F-75
  Consolidated Balance Sheet as of December 31, 1997........  F-76
  Consolidated Statements of Operations for the Period From
    January 1, 1998 Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-77
  Consolidated Statements of Partners' Capital for the
    Period From January 1, 1998 Through December 23, 1998
    and for the Years Ended December 31, 1997 and 1996......  F-78
  Consolidated Statements of Cash Flows for the Period From
    January 1, 1998 Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-79
  Notes to Consolidated Financial Statements................  F-80
GREATER MEDIA CABLEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-93
  Combined Balance Sheets as of September 30, 1998 and
    1997....................................................  F-94
  Combined Statements of Income for the Nine Months Ended
    June 30, 1999 and 1998 (unaudited) and for the Years
    Ended September 30, 1998, 1997 and 1996.................  F-95
  Combined Statements of Changes in Net Assets for the Years
    Ended September 30, 1996, 1997 and 1998.................  F-96
  Combined Statements of Cash Flows for the Nine Months
    Ended June 30, 1999 and 1998 (unaudited) and for the
    Years Ended September 30, 1998, 1997 and 1996...........  F-97
  Notes to Combined Financial Statements....................  F-98

                                                              PAGE
                                                              -----
RENAISSANCE MEDIA GROUP LLC:
  Report of Independent Auditors............................  F-104
  Consolidated Balance Sheet as of December 31, 1998........  F-105
  Consolidated Statement of Operations for the Year Ended
    December 31, 1998.......................................  F-106
  Consolidated Statement of Changes in Members' Equity for
    the Year Ended December 31, 1998........................  F-107
  Consolidated Statement of Cash Flows for the Year Ended
    December 31, 1998.......................................  F-108
  Notes to Consolidated Financial Statements for the Year
    Ended December 31, 1998.................................  F-109
PICAYUNE MS, LAFOURCHE, LA, ST. TAMMANY, LA, ST. LANDRY, LA,
  POINTE COUPEE, LA AND JACKSON, TN CABLE TELEVISION
  SYSTEMS:
  Report of Independent Auditors............................  F-119
  Combined Balance Sheet as of April 8, 1998................  F-120
  Combined Statement of Operations for the Period from
    January 1, 1998 through April 8, 1998...................  F-121
  Combined Statement of Changes in Net Assets for the Period
    from January 1, 1998 through April 8, 1998..............  F-122
  Combined Statement of Cash Flows for the Period from
    January 1, 1998 through April 8, 1998...................  F-123
  Notes to Combined Financial Statements....................  F-124
  Report of Independent Auditors............................  F-131
  Combined Balance Sheets as of December 31, 1996 and
    1997....................................................  F-132
  Combined Statements of Operations for the Years Ended
    December 31, 1995, 1996 and 1997........................  F-133
  Combined Statements of Changes in Net Assets for the Years
    Ended December 31, 1996 and 1997........................  F-134
  Combined Statements of Cash Flows for the Years Ended
    1995, 1996 and 1997.....................................  F-135
  Notes to Combined Financial Statements....................  F-136
HELICON PARTNERS I, L.P. AND AFFILIATES:
  Independent Auditors' Report..............................  F-143
  Combined Balance Sheets as of December 31, 1997 and
    1998....................................................  F-144
  Combined Statements of Operations for Each of the Years in
    the Three-Year Period Ended December 31, 1998...........  F-145
  Combined Statements of Changes in Partners' Deficit for
    Each of the Years in the Three-Year Period Ended
    December 31, 1998.......................................  F-146
  Combined Statements of Cash Flows for Each of the Years in
    the Three-Year Period Ended December 31, 1998...........  F-147
  Notes to Combined Financial Statements....................  F-148
INTERMEDIA CABLE SYSTEMS (COMPRISED OF COMPONENTS OF
  INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS IV,
  L.P.):
  Report of Independent Accountants.........................  F-161
  Combined Balance Sheets at December 31, 1998 and 1997.....  F-162
  Combined Statements of Operations for the Years Ended
    December 31, 1998 and 1997..............................  F-163
  Combined Statement of Changes in Equity for the Years
    Ended December 31, 1998 and 1997........................  F-164
  Combined Statements of Cash Flows for the Years Ended
    December 31, 1998 and 1997..............................  F-165
  Notes to Combined Financial Statements....................  F-166
RIFKIN CABLE INCOME PARTNERS L.P.:
  Report of Independent Accountants.........................  F-178
  Balance Sheet at December 31, 1997 and 1998...............  F-179
  Statement of Operations for Each of the Three Years in the
    Period Ended December 31, 1998..........................  F-180
  Statement of Partners' Equity (Deficit) for Each of the
    Three Years in the Period Ended December 31, 1998.......  F-181
  Statement of Cash Flows for Each of the Three Years in the
    Period Ended December 31, 1998..........................  F-182
  Notes to Financial Statements.............................  F-183
RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Report of Independent Accountants.........................  F-187
  Consolidated Balance Sheet at December 31, 1998 and
    1997....................................................  F-188
  Consolidated Statement of Operations for Each of the Three
    Years in the Period Ended December 31, 1998.............  F-189
  Consolidated Statement of Cash Flows for Each of the Three
    Years in the Period Ended December 31, 1998.............  F-190
  Consolidated Statement of Partners' Capital (Deficit) for
    Each of the Three Years in the Period Ended December 31,
    1998....................................................  F-191
  Notes to Consolidated Financial Statements................  F-192

                                                              PAGE
                                                              -----
INDIANA CABLE ASSOCIATES, LTD.:
  Report of Independent Auditors............................  F-206
  Balance Sheet as December 31, 1997 and 1998...............  F-207
  Statement of Operations for the Years Ended December 31,
    1996, 1997 and 1998.....................................  F-208
  Statement of Partners' Deficit for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-209
  Statement of Cash Flows for the Years Ended December 31,
    1996, 1997 and 1998.....................................  F-210
  Notes to Financial Statements.............................  F-211
R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP:
  Report of Independent Auditors............................  F-215
  Consolidated Balance Sheet as of December 31, 1997 and
    1998....................................................  F-216
  Consolidated Statement of Operations for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-217
  Consolidated Statement of Partners' Equity (Deficit) for
    the Years Ended December 31, 1996, 1997 and 1998........  F-218
  Consolidated Statement of Cash Flows for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-219
  Notes to Consolidated Financial Statements................  F-220
SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-224
  Statement of Operations and Changes in Net Assets for the
    Period from April 1, 1998, through May 20, 1998.........  F-225
  Statement of Cash Flows for the Period from April 1, 1998, through May 20, 1998....................................  F-226
  Notes to Financial Statements.............................  F-227
LONG BEACH ACQUISITION CORP.:
  Report of Independent Public Accountants..................  F-230
  Statement of Operations for the Period from April 1, 1997, through May 23, 1997....................................  F-231
  Statement of Stockholder's Equity for the Period from
    April 1, 1997, through May 23, 1997.....................  F-232
  Statement of Cash Flows for the Period from April 1, 1997, through May 23, 1997....................................  F-233
  Notes to Financial Statements.............................  F-234
CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Balance Sheets as of September 30, 1999
  (unaudited) and December 31, 1998.........................  F-238
Consolidated Statements of Operations for the nine months
  ended September 30, 1999 and 1998 (unaudited).............  F-239
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 1999 and 1998 (unaudited).............  F-240
Notes to Consolidated Financial Statements..................  F-241
MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Operations for the Three Months
  Ended March 31, 1999......................................  F-250
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1999......................................  F-251
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-252
RENAISSANCE MEDIA GROUP LLC:
  Condensed Consolidated Statement of Operations for the
    Four Months Ended April 30, 1999 and Nine Months Ended
    September 30, 1998 (unaudited)..........................  F-255
  Condensed Consolidated Statement of Cash Flows for the
    Four Months Ended April 30, 1999 and Nine Months Ended
    September 30, 1998 (unaudited)..........................  F-256
  Notes to Condensed Consolidated Financial Statements
    (unaudited).............................................  F-257
HELICON PARTNERS I, L.P. AND AFFILIATES:
  Unaudited Condensed Combined Statements of Operations for
    the Period Ended July 30, 1999 and Nine Months Ended
    September 30, 1998......................................  F-260
  Unaudited Condensed Combined Statements of Changes in
    Partners' Deficit for the Period Ended July 30, 1999....  F-261
  Unaudited Condensed Combined Statements of Cash Flows for
    the Period Ended July 30, 1999 and Nine Months Ended
    September 30, 1998......................................  F-262
  Notes to Unaudited Condensed Combined Financial
    Statements..............................................  F-263
INTERMEDIA CABLE SYSTEMS (COMPRISED OF COMPONENTS OF
  INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS IV,
  L.P.):
  Combined Balance Sheets as of September 30, 1999
    (unaudited) and December 31, 1998.......................  F-265
  Combined Statements of Operations for the Nine Months
    Ended September 30, 1999 and 1998 (unaudited)...........  F-266
  Combined Statement of Changes in Equity for the Nine
    Months Ended September 30, 1999 (unaudited) and for the
    Year Ended December 31, 1998............................  F-267
  Combined Statements of Cash Flows for the Nine Months
    Ended September 30, 1999 and 1998 (unaudited)...........  F-268
  Notes to Condensed Combined Financial Statements
    (unaudited).............................................  F-269

                                                              PAGE
                                                              -----
RIFKIN CABLE INCOME PARTNERS L.P.:
  Balance Sheet as of September 13, 1999 and December 31,
    1998 (unaudited)........................................  F-275
  Statement of Operations for the Period Ended September 13,
    1999 and Nine Months Ended September 30, 1998
    (unaudited).............................................  F-276
  Statement of Partners' Equity for the Period Ended
    September 13, 1999 and Nine Months Ended September 30,
    1998 (unaudited)........................................  F-277
  Statement of Cash Flows for the Period (unaudited) Ended
    September 13, 1999 and September 30, 1998 (unaudited)...  F-278
  Notes to Financial Statements (unaudited).................  F-279
RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Consolidated Balance Sheet as of September 13, 1999
    (unaudited) and December 31, 1998.......................  F-280
  Consolidated Statement of Operations for the Period Ended
    September 13, 1999 and the Period Ended September 30,
    1998 (unaudited)........................................  F-281
  Consolidated Statement of Partners' Capital (Deficit) for
    the Period Ended September 13, 1999 and the Period Ended
    September 30, 1998 (unaudited)..........................  F-282
  Consolidated Statement of Cash Flows for the Period Ended
    September 13, 1999 and the Period Ended September 30,
    1998 (unaudited)........................................  F-283
  Notes to Consolidated Financial Statements (unaudited)....  F-284
INDIANA CABLE ASSOCIATES, LTD.:
  Balance Sheet as of September 13, 1999 and December 31,
    1998 (unaudited)........................................  F-286
  Statement of Operations for the Period Ended September 13,
    1999 and Nine Months Ended September 30, 1998
    (unaudited).............................................  F-287
  Statement of Partners' Equity (Deficit) for the Period
    Ended September 13, 1999 and Nine Months Ended September
    30, 1998 (unaudited)....................................  F-288
  Statement of Cash Flows for the Period Ended September 13,
    1999 and Nine Months Ended September 30, 1998
    (unaudited).............................................  F-289
  Notes to Financial Statement (unaudited)..................  F-290
R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP:
  Consolidated Balance Sheet as of September 13, 1999 and
    December 31, 1998 (unaudited)...........................  F-291
  Consolidated Statement of Operations for the Period Ended
    September 13, 1999 and Nine Months Ended September 30,
    1998 (unaudited)........................................  F-292
  Consolidated Statement of Equity (Deficit) for the Period
    Ended September 13, 1999 and Nine Months Ended September
    30, 1998 (unaudited)....................................  F-293
  Consolidated Statement of Cash Flows for the Period Ended
    September 13, 1999 and Nine Months Ended September 30,
    1998 (unaudited)........................................  F-294
  Notes to Consolidated Financial Statements (unaudited)....  F-295
AVALON CABLE LLC AND SUBSIDIARIES:
  Report of Independent Accountants.........................  F-296
  Consolidated Balance Sheet as of December 31, 1998 and
    1997....................................................  F-297
  Consolidated Statement of Operations for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-298
  Consolidated Statement of Changes in Members' interest
    from September 4, 1997 (inception) through December 31,
    1998....................................................  F-299
  Consolidated Statement of Cash Flows for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-300
  Notes to Consolidated Financial Statements................  F-301
  Consolidated Balance Sheet as of September 30, 1999
    (unaudited) and December 31, 1998.......................  F-315
  Consolidated Statement of Operations for the nine months
    ended September 30, 1999 and 1998 (unaudited)...........  F-316
  Consolidated Statement of Changes in Members' interest for the nine months ended September 30, 1999 (unaudited)....  F-317
  Consolidated Statement of Cash Flows for the nine months
    ended September 30, 1999 and 1998 (unaudited)...........  F-318
  Notes to Consolidated Financial Statements (unaudited)....  F-319

                                                              PAGE
                                                              -----
AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-324
  Consolidated Balance Sheet as of December 31, 1998 and
    1997....................................................  F-325
  Consolidated Statements of Operations for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-326
  Consolidated Statement of Changes in Shareholders' Equity
    for the period from September 4, 1997 (inception)
    through December 31, 1998...............................  F-327
  Consolidated Statement of Cash Flows for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-328
  Notes to Consolidated Financial Statements................  F-329
  Consolidated Balance Sheet as of September 30, 1999 and
    December 31, 1998 (unaudited)...........................  F-343
  Consolidated Statement of Operations for the nine months
    ended September 30, 1999 and 1998 (unaudited)...........  F-344
  Consolidated Statement of Changes in Shareholders' Equity
    for the nine months ended September 30, 1999
    (unaudited).............................................  F-345
  Consolidated Statement of Cash Flows for the nine months
    ended September 30, 1999 and 1998 (unaudited)...........  F-346
  Notes to Consolidated Financial Statements................  F-347
CABLE MICHIGAN, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-352
  Consolidated Balance Sheets as of December 31, 1997 and
    November 5, 1998........................................  F-353
  Consolidated Statements of Operations for the years ended
    December 31, 1996, 1997 and for the period from January
    1, 1998 through November 5, 1998........................  F-354
  Consolidated Statements of Changes in Shareholders'
    Deficit for the years ended December 31, 1996, 1997 and
    for the period from January 1, 1998 through November 5,
    1998....................................................  F-355
  Consolidated Statement of Cash Flows for the years ended
    December 31, 1996, 1997 and for the period from January
    1, 1998 through November 5, 1998........................  F-356
  Notes to Consolidated Financial Statements................  F-357
AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
  Report of Independent Accountants.........................  F-372
  Balance Sheet as of May 28, 1998..........................  F-373
  Statement of Operations for the period from January 1,
    1998 through May 28, 1998...............................  F-374
  Statement of Changes in Partners' Equity (Deficit) for the
    period from January 1, 1998 through May 28, 1998........  F-375
  Statement of Cash Flows for the period from January 1,
    1998 through May 28, 1998...............................  F-376
  Notes to Financial Statements.............................  F-377
AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
  Independent Auditors' Report..............................  F-381
  Balance Sheets at December 31, 1996 and 1997..............  F-382
  Statements of Net Earnings for the years ended December
    31, 1995, 1996 and 1997.................................  F-383
  Statements of Changes in Partners' Equity (Deficit) for
    the years ended December 31, 1995, 1996 and 1997........  F-384
  Statements of Cash Flows for the years ended December 31,
    1995, 1996 and 1997.....................................  F-385
  Notes to Financial Statements.............................  F-386
PEGASUS CABLE TELEVISION, INC.
  Report of Independent Accountants.........................  F-390
  Combined Balance Sheets at December 31, 1996 and 1997 and
    June 30, 1998...........................................  F-391
  Combined Statements of Operations for the years ended
    December 31, 1995, 1996 and 1997 and the six months
    ended June 30, 1998.....................................  F-392
  Combined Statements of Changes in Stockholder's Deficit
    for the three years ended December 31, 1997 and the six
    months ended June 30, 1998..............................  F-393
  Combined Statements of Cash Flows for the years ended
    December 31, 1995, 1996 and 1997 and for the six months
    ended June 30, 1998.....................................  F-394
  Notes to Combined Financial Statements....................  F-395

                                                              PAGE
                                                              -----
FALCON COMMUNICATIONS, L.P.
Report of Independent Auditors..............................  F-401
Consolidated Balance Sheets at December 31, 1997 and 1998...  F-402
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1998...............  F-403
Consolidated Statements of Partners' Deficit for each of the three years in the period ended December 31, 1998.........  F-404
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1998...............  F-405
Notes to Consolidated Financial Statements..................  F-406
Condensed Consolidated Balance Sheets at December 31, 1998
  and September 30, 1999 (unaudited)........................  F-428
Condensed Consolidated Statements of Operations for the nine months ended September 30, 1998 and 1999 (unaudited)......  F-429
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and 1999 (unaudited)......  F-430
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-431
TCI FALCON SYSTEMS
Independent Auditors' Report................................  F-433
Combined Balance Sheets at September 30, 1998 and December
  31, 1997..................................................  F-434
Combined Statements of Operations and Parent's Investment
  for the period from January 1, 1998 through September 30,
  1998 and for the years ended December 31, 1997 and 1996...  F-435
Combined Statements of Cash Flows for the period from
  January 1, 1998 through September 30, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-436
Notes to Combined Financial Statements for the period from
  January 1, 1998 through September 30, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-437
FANCH CABLE SYSTEM (comprised of components of TWFanch-one
  Co. and TWFanch-two Co.)
Report of Independent Auditors..............................  F-444
Combined Balance Sheets at December 31, 1998 and 1997.......  F-445
Combined Statements of Operations for the years ended
  December 31, 1998 and 1997................................  F-446
Combined Statements of Net Assets for the years ended
  December 31, 1998 and 1997................................  F-447
Combined Statements of Cash Flows for the years ended
  December 31, 1998 and 1997................................  F-448
Notes to Combined Financial Statements......................  F-449
Combined Balance Sheets as of September 30, 1999 (unaudited)
  and December 31, 1998.....................................  F-454
Combined Statements of Operations for the nine months ended
  September 30, 1999 and 1998
  (unaudited)...............................................  F-455
Combined Statements of Net Assets for the nine months ended
  September 30, 1999 and 1998
  (unaudited)...............................................  F-456
Combined Statements of Cash Flows for the nine months ended
  September 30, 1999 and 1998
  (unaudited)...............................................  F-457
Notes to Combined Financial Statements at June 30, 1999
  (unaudited)...............................................  F-458
BRESNAN COMMUNICATIONS GROUP LLC
Consolidated Balance Sheets at December 31, 1998 and
  September 30, 1999 (unaudited)............................  F-461
Consolidated Statements of Operations and Member's Equity
  (Deficit) for the nine months ended September 30, 1998 and
  1999 (unaudited)..........................................  F-462
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 1998 and 1999 (unaudited).............  F-463
Notes to Consolidated Financial Statements at September 30,
  1999 (unaudited)..........................................  F-464
BRESNAN COMMUNICATIONS GROUP SYSTEMS
Independent Auditors' Report................................  F-470
Combined Balance Sheets at December 31, 1997 and 1998.......  F-471
Combined Statements of Operations and Parents' Investment
  for the years ended December 31, 1996, 1997 and 1998......  F-472
Combined Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................  F-473
Notes to Combined Financial Statements at December 31, 1996,
  1997 and 1998.............................................  F-474

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and cash flows for the period from December 24, 1998, through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from December 24, 1998, through December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999 (except with respect to the matters discussed in Notes 1 and 13, as to which the date is April 19, 1999)

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 1998
                                                              -----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $1,728.....................................         15,108
  Prepaid expenses and other................................          2,519
                                                                 ----------
     Total current assets...................................         27,200
                                                                 ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................        716,242
  Franchises, net of accumulated amortization of $5,253.....      3,590,054
                                                                 ----------
                                                                  4,306,296
                                                                 ----------
OTHER ASSETS................................................          2,031
                                                                 ----------
                                                                 $4,335,527
                                                                 ==========
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $   10,450
  Accounts payable and accrued expenses.....................        127,586
  Payables to manager of cable television systems -- related
     party..................................................          4,334
                                                                 ----------
     Total current liabilities..............................        142,370
                                                                 ----------
LONG-TERM DEBT..............................................      1,991,756
                                                                 ----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................         15,561
                                                                 ----------
OTHER LONG-TERM LIABILITIES.................................         38,461
                                                                 ----------
MEMBERS' EQUITY -- 100 UNITS ISSUED AND OUTSTANDING.........      2,147,379
                                                                 ----------
                                                                 $4,335,527
                                                                 ==========

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                              DECEMBER 24,
                                                              1998, THROUGH
                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
REVENUES....................................................     $13,713
                                                                 -------
OPERATING EXPENSES:
  Operating costs...........................................       6,168
  General and administrative................................         966
  Depreciation and amortization.............................       8,318
  Stock option compensation expense.........................         845
  Corporate expense charges -- related party................         473
                                                                 -------
                                                                  16,770
                                                                 -------
     Loss from operations...................................      (3,057)
                                                                 -------
OTHER INCOME (EXPENSE):
  Interest income...........................................         133
  Interest expense..........................................      (2,353)
                                                                 -------
                                                                  (2,220)
                                                                 -------
     Net loss...............................................     $(5,277)
                                                                 =======

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                               DECEMBER 24,
                                                              1998, THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $   (5,277)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................         8,318
     Stock option compensation expense......................           845
     Changes in assets and liabilities --
       Receivables, net.....................................        (8,753)
       Prepaid expenses and other...........................          (211)
       Accounts payable and accrued expenses................        10,227
       Payables to manager of cable television systems......           473
       Other operating activities...........................         2,022
                                                                ----------
          Net cash provided by operating activities.........         7,644
                                                                ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (13,672)
                                                                ----------
          Net cash used in investing activities.............       (13,672)
                                                                ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        14,200
                                                                ----------
          Net cash provided by financing activities.........        14,200
                                                                ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         8,172
CASH AND CASH EQUIVALENTS, beginning of period..............         1,401
                                                                ----------
CASH AND CASH EQUIVALENTS, end of period....................    $    9,573
                                                                ==========
CASH PAID FOR INTEREST......................................    $    5,538
                                                                ==========
NONCASH TRANSACTION -- Transfer of cable television
  operating subsidiaries from the parent company (see Note
  1)........................................................    $2,151,811
                                                                ==========

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of Charter Communications Holding Company (Charter Holdco). This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements. Accordingly, Charter Holdings increased its members' equity by $2.2 billion to reflect the amounts paid by Paul G. Allen and Charter. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information of intangible assets. The valuation information is expected to be finalized in the fourth quarter of 1999. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

     On April 23, 1998, Paul G. Allen and a company controlled by Paul G. Allen, (the "Paul G. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Paul G. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Paul G. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have not been included in the financial statements for the period ended December 31, 1998.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The consolidated financial statements of Charter Holdings include the accounts of Charter Operating and CCP and the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter) and are collectively referred to as the "Company" herein. All subsidiaries are wholly owned. All material intercompany transactions and balances have been eliminated. The Company derives its primary source of revenues by providing various levels of cable television programming and services to residential and business customers. As of December 31, 1998, the Company provided cable television services to customers in 20 states in the U.S.

     The consolidated financial statements of Charter Holdings for periods prior to December 24, 1998, are not presented herein since, as a result of the Paul Allen Transaction and the application of push down accounting, the financial information as of December 31, 1998, and for the period from December 24, 1998, through December 31, 1998, is presented on a different cost basis than the financial information as of December 31, 1997, and for the periods prior to December 24, 1998. Such information is not comparable.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     Income taxes are the responsibility of the individual members or partners and are not provided for in the accompanying consolidated financial statements. In addition, certain subsidiaries are corporations subject to income taxes but have no operations and, therefore, no material income tax liabilities or assets.

SEGMENTS

     In 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Segments have been identified based upon management responsibility. The Company operates in one segment, cable services.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

     In addition to the acquisitions by Charter of CharterComm Holdings and CCA Group, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 and $342,100 in 1998 and 1997, respectively, all prior to December 24, 1998. The Company also refinanced substantially all of its long-term debt in March 1999 (see Note 13).

     Unaudited pro forma operating results as though the acquisitions and refinancing discussed above, including the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31
                                                             ----------------------
                                                               1998         1997
                                                             ---------    ---------
Revenues...................................................  $ 601,953    $ 550,259
Loss from operations.......................................    (90,346)    (129,009)
Net loss...................................................   (294,598)    (329,323)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations or financial position of the Company had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  MEMBERS' EQUITY:

     For the period from December 24, 1998, through December 31, 1998, members' equity consisted of the following:

Balance, December 24, 1998..................................  $2,151,811
Net loss....................................................      (5,277)
Stock option compensation...................................         845
                                                              ----------
Balance, December 31, 1998..................................  $2,147,379
                                                              ==========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1998:

Cable distribution systems..................................  $661,749
Land, buildings and leasehold improvements..................    26,670
Vehicles and equipment......................................    30,590
                                                              --------
                                                               719,009
Less -- Accumulated depreciation............................    (2,767)
                                                              --------
                                                              $716,242
                                                              ========

     For the period from December 24, 1998, through December 31, 1998, depreciation expense was $2,767.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1998:

Accrued interest............................................  $ 30,809
Franchise fees..............................................    12,534
Programming costs...........................................    11,856
Capital expenditures........................................    15,560
Accrued income taxes........................................    15,205
Accounts payable............................................     7,439
Other accrued liabilities...................................    34,183
                                                              --------
                                                              $127,586
                                                              ========

6.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1998:

Credit Agreements (including CCP, CCA Group and CharterComm
Holdings)...................................................  $1,726,500
Senior Secured Discount Debentures..........................     109,152
11 1/4% Senior Notes........................................     125,000
Current maturities..........................................     (10,450)
Unamortized net premium.....................................      41,554
                                                              ----------
                                                              $1,991,756
                                                              ==========

CCP CREDIT AGREEMENT

     CCP maintains a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate,

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES as defined, plus a margin up to 2.88%. The variable interest rates ranged from 7.44% to 8.19% at December 31, 1998.

CC-I, CC-II COMBINED CREDIT AGREEMENT

     Charter Communications, LLC and Charter Communications II, LLC, subsidiaries of CharterComm Holdings, maintains a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

CHARTERCOMM HOLDINGS -- SENIOR SECURED DISCOUNT DEBENTURES

     CharterComm Holdings issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. The Debentures are effectively subordinated to the claims and creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreement. The Debentures are redeemable at the Company's option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007.

CHARTERCOMM HOLDINGS -- 11 1/4% SENIOR NOTES

     CharterComm Holdings issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "11 1/4% Notes"). The Notes are effectively subordinated to the claims of creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreements. The 11 1/4% Notes are redeemable at the Company's option at amounts decreasing from 106% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the 11 1/4% Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the 11 1/4% Notes indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     As of December 24, 1998, the Debentures and 11 1/4% Notes were recorded at their estimated fair values resulting in an increase in the carrying values of the debt and an unamortized net premium as of December 31, 1998. The premium will be amortized to interest expense over the estimated remaining lives of the debt using the interest method. As of December 31, 1998, the effective interest rates on the Debentures and 11 1/4% Notes were 10.7% and 9.6%, respectively.

CCE-I CREDIT AGREEMENT

     Charter Communications Entertainment I LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES matures on September 30, 2006, and $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.75%. The variable interest rates ranged from 6.88% to 8.06% at December 31, 1998. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

CCE-II COMBINED CREDIT AGREEMENT

     Charter Communications Entertainment II, LLC and Long Beach LLC, subsidiaries of CCA Group, maintain a credit agreement (the "CCE-II Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The CCE-II Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the CCE-II Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.5%. The variable rates ranged from 6.56% to 7.59% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

CCE CREDIT AGREEMENT

     Charter Communications Entertainment, LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable interest rate at December 31, 1998, was 8.62%.

CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC, a subsidiary of CCA Group, entered into a credit agreement (the "CCE-II Holdings Credit Agreement"), which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable rate at December 31, 1998, was 8.56%.

     Based upon outstanding indebtedness at December 31, 1998, and the amortization of term and fund loans, and scheduled reductions in available borrowings of the revolving credit facilities, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1998, are as follows:

YEAR                                                            AMOUNT
----                                                          ----------
1999........................................................  $   10,450
2000........................................................      21,495
2001........................................................      42,700
2002........................................................     113,588
2003........................................................     157,250
Thereafter..................................................   1,652,837
                                                              ----------
                                                              $1,998,320
                                                              ==========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1998, is as follows:

                                                      CARRYING      NOTIONAL        FAIR
DEBT                                                   VALUE         AMOUNT        VALUE
----                                                 ----------    ----------    ----------
Credit Agreements (including CCP, CCA Group and
CharterComm Holdings)..............................  $1,726,500    $       --    $1,726,500
Senior Secured Discount Debentures.................     138,102            --       138,102
11 1/4% Senior Notes...............................     137,604            --       137,604
INTEREST RATE HEDGE AGREEMENTS
Swaps..............................................     (23,216)    1,105,000       (23,216)
Caps...............................................          --        15,000            --
Collars............................................      (4,174)      310,000        (4,174)

     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 1998. The fair values of the 11 1/4% Notes and the Debentures are based on quoted market prices.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.66% at December 31, 1998. The weighted average interest rate for the Company's interest rate cap agreements was 8.55% at December 31, 1998. The weighted average interest rates for the Company's interest rate collar agreements were 8.61% and 7.31% for the cap and floor components, respectively, at December 31, 1998.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

8.  RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $128 for the period from December 24, 1998,

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES through December 31, 1998. All other costs incurred by Charter on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charges -- related party. Management believes that costs incurred by Charter on the Company's behalf and included in the accompanying financial statements are not materially different than costs the Company would have incurred as a stand alone entity.

     Charter utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

     The Company is charged a management fee based on percentages of revenues or a flat fee plus additional fees based on percentages of operating cash flows, as stipulated in the management agreements between Charter and the operating subsidiaries. To the extent management fees charged to the Company are greater
(less) than the corporate expenses incurred by Charter, the Company will record distributions to (capital contributions from) Charter. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. As of December 31, 1998, management fees currently payable of $473 are included in payables to manager of cable television systems-related party. Beginning in 1999, the management fee will be based on 3.5% of revenues as permitted by the new debt agreements of the Company (see Note 13).

     Charter, Paul G. Allen and certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities which provide services or programming to the Company, including High Speed Access Corp. (High Speed Access), WorldGate Communications, Inc. (WorldGate), Wink Communications, Inc. (Wink), ZDTV, USA Networks, Inc. (USA Networks) and Oxygen Media Inc. (Oxygen Media). In addition, certain officers or directors of the Company also serve as directors of High Speed Access and USA Networks. The Company and its affiliates do not hold controlling interests in any of these companies.

     Certain of the Company's cable television subscribers receive cable modem-based internet access through High Speed Access and TV-based internet access through WorldGate. For the period from December 24, 1998, through December 31, 1998, revenues attributable to these services were less than 1% of total revenues.

     The Company receives or will receive programming and certain interactive features embedded into the programming for broadcast via its cable television systems from Wink, ZDTV, USA Networks and Oxygen Media. The Company pays a fee for the programming service generally based on the number of subscribers receiving the service. Such fees for the period from December 24, 1998, through December 31, 1998, were less than 1% of total operating costs. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the period from December 24, 1998, through December 31, 1998, were less than 1% of total revenues.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

9.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from December 24, 1998, through December 31, 1998, were $70. Future minimum lease payments are as follows:

1999........................................................  $2,843
2000........................................................   2,034
2001........................................................   1,601
2002........................................................     626
2003........................................................     366
Thereafter..................................................   1,698

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from December 24, 1998, through December 31, 1998, was $137.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's consolidated financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

10.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company made contributions to the 401(k) Plans totaling $20 for the period from December 24, 1998, through December 31, 1998.

11.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

12.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As a result of the limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, the parent company. Charter Holdings (parent company only) financial statements are presented below.

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 1998
                                                              -----------------
ASSETS
INVESTMENT IN CHARTER OPERATING.............................     $2,147,379
                                                                 ==========
MEMBERS' EQUITY
MEMBERS' EQUITY.............................................     $2,147,379
                                                                 ==========

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                 PERIOD FROM
                                                              DECEMBER 24, 1998,
                                                                   THROUGH
                                                              DECEMBER 31, 1998
                                                              ------------------
EQUITY IN LOSS OF CHARTER OPERATING.........................      $   (5,277)
                                                                  ==========
Net loss....................................................      $   (5,277)
                                                                  ==========

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                          STATEMENT OF MEMBERS' EQUITY
                             (DOLLARS IN THOUSANDS)

Balance, December 24, 1998..................................     $2,151,811
Net loss....................................................         (5,277)
Stock option compensation...................................            845
                                                                 ----------
Balance, December 31, 1998..................................     $2,147,379
                                                                 ==========

     The investment in Charter Operating is accounted for on the equity method. No statement of cash flows has been presented as Charter Holdings (parent company only) had no cash flow activity.

13.  SUBSEQUENT EVENTS:

     Through April 19, 1999, the Company has entered into definitive agreements to purchase eight cable television companies, including a swap of cable television systems, for approximately $4.6 billion. The swap of cable television systems will be recorded at the fair value of the systems exchanged. The acquisitions are expected to close no later than March 31, 2000. The acquisitions will be accounted for using the purchase method of accounting, and accordingly,

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES results of operations of the acquired businesses will be included in the financial statements from the dates of acquisitions.

     In March 1999, concurrent with the issuance of $600.0 million 8.250% Senior Notes due 2007, $1.5 billion 8.625% Senior Notes due 2009 and $1.475 billion 9.920% Senior Discount Notes due 2011 (collectively, the "CCH Notes"), the Company extinguished substantially all long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement (the "CCO Credit Agreement") entered into by Charter Operating. The Company expects to record an extraordinary loss of approximately $8 million in conjunction with the extinguishment of substantially all long-term debt and the refinancing of its credit agreements.

     The CCO Credit Agreement provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). The CCO Credit Agreement also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the CCO Credit Agreement bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. On March 17, 1999, the Company borrowed $1.75 billion under Term B and invested the excess cash of $1.0 billion in short-term investments.

     Charter Communications Holdings Capital Corporation is a co-issuer of the CCH Notes and is a wholly owned finance subsidiary of Charter Holdings with no independent assets or operations.

     In accordance with an employment agreement between Charter and the President and Chief Executive Officer of Charter and a related option agreement between Charter Holdco and the President and Chief Executive Officer of Charter, 7,044,127 options to purchase 3% of the net equity value of CCHC were issued to the President and Chief Executive Officer of Charter. The options vest over a four year period from the date of grant and expire ten years from the date of grant.

     In February 1999, the Company adopted an option plan providing for the grant of options to purchase up to an 10% of the aggregate equity value of the subsidiaries of Charter Holdco as of February 1999. The option plan provides for grants of options to employees, and consultants of Charter Holdco and its affiliates and consultants who provide services to Charter Holdco. Options granted vest over five years from the date of grant. However, if there has not been a public offering of the equity interests of Charter Holdco or an affiliate, vesting will occur only upon termination of employment for any reason, other than for cause or disability. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Following the completion of an initial public offering by Charter Communications, Inc. membership units received upon exercise of the options will be automatically exchanged for shares of Class A common stock of CCI on a one-for-one basis. Options outstanding as of March 31, 1999, are as follows:

                                     OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                        ----------------------------------------------  ----------------------
       EXERCISE               NUMBER OF           REMAINING CONTRACT          NUMBER OF
        PRICE                  OPTIONS             LIFE (IN YEARS)             OPTIONS
----------------------  ----------------------  ----------------------  ----------------------
        $20.00                16,095,008                 9.8                  1,761,032

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense of $845 has been recorded in the financial statements since the exercise price is less than the estimated fair value of the underlying membership interests on the date of grant. Estimated fair value was determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being accrued over the vesting period of each grant that varies from four to five years. As of March 31, 1999, deferred compensation remaining to be recognized in future periods totalled $143 million. Had compensation expense for the option plans been determined based on the fair value at the grant dates under the provisions of SFAS No. 123, the Company's net loss would have been $5.5 million for the period from December 24, 1998, through December 31, 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 44.00%, risk free rate of 5.00%, and expected option lives of 10 years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholder's investment and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   626
  Accounts receivable, net of allowance for doubtful
     accounts of $52........................................        579
  Prepaid expenses and other................................         32
                                                                -------
     Total current assets...................................      1,237
                                                                -------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     25,530
  Franchises, net of accumulated amortization of $3,829.....     28,195
                                                                -------
                                                                 53,725
                                                                -------
OTHER ASSETS................................................        849
                                                                -------
                                                                $55,811
                                                                =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 3,082
  Payables to manager of cable television systems -- related
     party..................................................        114
                                                                -------
     Total current liabilities..............................      3,196
                                                                -------
LONG-TERM DEBT..............................................     41,500
                                                                -------
NOTE PAYABLE TO RELATED PARTY, including accrued interest...     13,090
                                                                -------
SHAREHOLDER'S INVESTMENT:
  Common stock, $.01 par value, 100 shares authorized, one
     issued and outstanding.................................         --
  Paid-in capital...........................................      5,900
  Accumulated deficit.......................................     (7,875)
                                                                -------
     Total shareholder's investment.........................     (1,975)
                                                                -------
                                                                $55,811
                                                                =======

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                            PERIOD FROM
                                                            JANUARY 1,         YEAR ENDED
                                                           1998, THROUGH      DECEMBER 31
                                                           DECEMBER 23,    ------------------
                                                               1998         1997       1996
                                                           -------------   -------    -------
REVENUES.................................................    $ 49,731      $18,867    $14,881
                                                             --------      -------    -------
OPERATING EXPENSES:
  Operating costs........................................      18,751        9,157      5,888
  General and administrative.............................       7,201        2,610      2,235
  Depreciation and amortization..........................      16,864        6,103      4,593
  Corporate expense allocation -- related party..........       6,176          566        446
                                                             --------      -------    -------
                                                               48,992       18,436     13,162
                                                             --------      -------    -------
     Income from operations..............................         739          431      1,719
                                                             --------      -------    -------
OTHER INCOME (EXPENSE):
  Interest income........................................          44           41         20
  Interest expense.......................................     (17,277)      (5,120)    (4,415)
  Other, net.............................................        (728)          25        (47)
                                                             --------      -------    -------
                                                              (17,961)      (5,054)    (4,442)
                                                             --------      -------    -------
     Net loss............................................    $(17,222)     $(4,623)   $(2,723)
                                                             ========      =======    =======

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                             COMMON    PAID-IN    ACCUMULATED
                                             STOCK     CAPITAL      DEFICIT       TOTAL
                                             ------    -------    -----------    --------
BALANCE, December 31, 1995.................    $--     $ 1,500     $   (529)     $    971
Capital contributions......................    --        4,400           --         4,400
  Net loss.................................    --           --       (2,723)       (2,723)
                                               --      -------     --------      --------
BALANCE, December 31, 1996.................    --        5,900       (3,252)        2,648
  Net loss.................................    --           --       (4,623)       (4,623)
                                               --      -------     --------      --------
BALANCE, December 31, 1997.................    --        5,900       (7,875)       (1,975)
  Capital contributions....................    --       10,800           --        10,800
  Net loss.................................    --           --      (17,222)      (17,222)
                                               --      -------     --------      --------
BALANCE, December 23, 1998.................    $--     $16,700     $(25,097)     $ (8,397)
                                               ==      =======     ========      ========

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                               JANUARY 1,          YEAR ENDED
                                                              1998, THROUGH        DECEMBER 31
                                                              DECEMBER 23,     -------------------
                                                                  1998          1997        1996
                                                              -------------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $ (17,222)     $(4,623)   $ (2,723)
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Depreciation and amortization...........................       16,864        6,103       4,593
    Loss on sale of cable television system.................           --        1,363          --
    Amortization of debt issuance costs, debt discount and
      interest rate cap agreements..........................          267          123          --
    (Gain) loss on disposal of property, plant and
      equipment.............................................          (14)         130          --
    Changes in assets and liabilities, net of effects from
      acquisitions --
      Receivables, net......................................           10         (227)          6
      Prepaid expenses and other............................         (125)          18         312
      Accounts payable and accrued expenses.................       16,927          894       3,615
      Payables to manager of cable television systems.......        5,288         (153)        160
      Other operating activities............................          569           --          --
                                                                ---------      -------    --------
      Net cash provided by operating activities.............       22,564        3,628       5,963
                                                                ---------      -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................      (15,364)      (7,880)     (5,894)
  Payments for acquisitions, net of cash acquired...........     (167,484)          --     (34,069)
  Proceeds from sale of cable television system.............           --       12,528          --
  Other investing activities................................         (486)          --          64
                                                                ---------      -------    --------
      Net cash provided by (used in) investing activities...     (183,334)       4,648     (39,899)
                                                                ---------      -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................      217,500        5,100      31,375
  Repayments of long-term debt..............................      (60,200)     (13,375)     (1,000)
  Capital contributions.....................................        7,000           --       4,400
  Payment of debt issuance costs............................       (3,487)         (12)       (638)
                                                                ---------      -------    --------
      Net cash provided by (used in) financing activities...      160,813       (8,287)     34,137
                                                                ---------      -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........           43          (11)        201
CASH AND CASH EQUIVALENTS, beginning of period..............          626          637         436
                                                                ---------      -------    --------
CASH AND CASH EQUIVALENTS, end of period....................    $     669      $   626    $    637
                                                                =========      =======    ========
CASH PAID FOR INTEREST......................................    $   7,679      $ 3,303    $  2,798
                                                                =========      =======    ========

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interest it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly results of operations of CharterComm Holdings and CCA Group are included in the financial statements of Charter Holdings from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of Charter Communications Holding Company, LLC (Charter Holdco). The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     The accompanying financial statements include the accounts of CCP, Charter's wholly owned cable operating subsidiary, representing the financial statements of Charter Holdings and subsidiaries (the Company) for all periods presented. The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter prior to December 23, 1998.

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements effective December 23, 1998. Accordingly, the financial statements of Charter Holdings for periods ended on or before December 23, 1998, are presented on a different cost basis than the financial statements for the periods after December 23, 1998 (not presented herein), and are not comparable.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years

     In 1997, the Company shortened the useful lives from 10 years to 5 years of certain plant and equipment included in cable distribution systems associated with costs of new customer installations. As a result, additional depreciation of $550 was recorded during 1997. The estimated useful lives were shortened to be more reflective of average customer lives.

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     The Company files a consolidated income tax return with Charter. Income taxes are allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $228,400, comprising $167,500 in cash and $60,900 in a note payable to Seller. The excess of cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207,600 and is included in franchises.

     In 1996, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $34,100. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $24,300 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                                PERIOD FROM
                                                             JANUARY 1, 1998,
                                                                  THROUGH         YEAR ENDED
                                                             DECEMBER 23, 1998       1997
                                                             -----------------    ----------
                                                                       (UNAUDITED)
Revenues...................................................      $ 67,007          $ 63,909
Loss from operations.......................................        (7,097)           (7,382)
Net loss...................................................       (24,058)          (26,099)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  SALE OF FT. HOOD SYSTEM:

     In February 1997, the Company sold the net assets of the Ft. Hood system, which served customers in Texas, for an aggregate sales price of approximately $12,500. The sale of the Ft. Hood system resulted in a loss of $1,363, which is included in operating costs in the accompanying statement of operations for the year ended December 31, 1997.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................    $29,061
Land, buildings and leasehold improvements..................        447
Vehicles and equipment......................................      1,744
                                                                -------
                                                                 31,252
Less- Accumulated depreciation..............................     (5,722)
                                                                -------
                                                                $25,530
                                                                =======

     For the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, depreciation expense was $6,249, $3,898 and $2,371, respectively.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................    $  292
Capital expenditures........................................       562
Franchise fees..............................................       426
Programming costs...........................................       398
Accounts payable............................................       298
Other.......................................................     1,106
                                                                ------
                                                                $3,082
                                                                ======

6.  LONG-TERM DEBT:

     The Company maintained a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $47,500, of which $41,500 was outstanding at December 31, 1997. In 1997, the Credit Agreement was amended to reflect the impact of the sale of a cable television system. The debt bears interest, at the Company's option, at rates based on the prime rate of the Bank of Montreal (the agent bank), or LIBOR, plus the applicable margin based upon the Company's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.44% to 7.63% at December 31, 1997.

     In May 1998, the Company entered into a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.88%.

     Commencing March 31, 1999, and at the end of each quarter thereafter, available borrowings under the revolving credit facility shall be reduced on an annual basis by 3.5% in 1999, 7.0% in 2000, 9.0% in 2001, 10.5% in 2002 and
16.5% in 2003. Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the term loan shall be reduced on an annual basis by 6.0% in 2000, 8.0% in 2001, 11.0% in 2002 and 16.5% in 2003.
Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on an annual basis by 1.0% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003.

     The credit agreement requires the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. This agreement also contains substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

7.  NOTE PAYABLE TO RELATED PARTY:

     As of December 31, 1997, the Company holds a promissory note payable to CCT Holdings Corp., a company managed by Charter and acquired by Charter effective December 23, 1998. The promissory note bears interest at the rates paid by CCT Holdings Corp. on a note payable to a third party. Principal and interest are due on September 29, 2005.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                              CARRYING    NOTIONAL     FAIR
                                                               VALUE       AMOUNT      VALUE
                                                              --------    --------    -------
Debt
CCP Credit Agreement........................................  $41,500     $    --     $41,500
Interest Rate Hedge Agreements
Caps........................................................       --      15,000          --
Collars.....................................................       --      20,000         (74)

     As the long-term debt under the credit agreements bears interest at current market rates, its carrying amount approximates market value at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's financial position or results of operations.

9.  INCOME TAXES:

     At December 31, 1997, the Company had net operating loss carryforwards of $9,594, which if not used to reduce taxable income in future periods, expire in the years 2010 through 2012. As of December 31, 1997, the Company's deferred income tax assets were offset by valuation allowances and deferred income tax liabilities resulting primarily from differences in accounting for depreciation and amortization.

10.  RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $437, $220 and $131, respectively for the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996. All other costs incurred by Charter on behalf of the Company are expensed in the accompanying financial statements and are included in corporate expense allocations -- related

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES party. The cost of these services is allocated based on the number of basic customers. Management considers these allocations to be reasonable for the operations of the Company.

     Charter utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter and the Company. For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. Management fees currently payable of $114 are included in payables to manager of cable television systems -- related party as of December 31, 1997.

11.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, were $278, $130 and $91, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $421, $271 and $174, respectively.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

12.  EMPLOYEE BENEFIT PLAN:

401(k) PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed $74, $29 and $22 for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, respectively.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

APPRECIATION RIGHTS PLAN

     Certain employees of Charter participate in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). The Plan permits Charter to grant 1,500,000 units to certain key employees, of which 1,251,500 were outstanding at December 31, 1997. Units received by an employee vest at a rate of 20% per year, unless otherwise provided in the participant's Appreciation Rights Unit Agreement. The appreciation rights entitle the participants to receive payment, upon termination or change in control of Charter, of the excess of the unit value over the base value (defined as the appreciation value) for each vested unit. The unit value is based on Charter's adjusted equity, as defined in the Plan. Deferred compensation expense recorded by Charter is based on the appreciation value since the grant date and is being amortized over the vesting period.

     As a result of the acquisition of Charter by Paul G. Allen, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation, for the cost of this plan.

13.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As a result of the limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holding, the parent company. Charter Holdings (parent company only) financial statements are presented below.

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
LIABILITIES
INVESTMENT IN CHARTER OPERATING.............................    $(1,975)
                                                                =======
SHAREHOLDER'S INVESTMENT
Common Stock................................................    $    --
Paid-in-capital.............................................      5,900
Accumulated deficit.........................................     (7,875)
                                                                -------
                                                                $(1,975)
                                                                =======

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                         PERIOD FROM           YEAR ENDED
                                                       JANUARY 1, 1998        DECEMBER 31
                                                           THROUGH         ------------------
                                                      DECEMBER 23, 1998     1997       1996
                                                      -----------------    -------    -------
EQUITY IN LOSS OF CHARTER OPERATING.................      $(17,222)        $(4,623)   $(2,723)
                                                          --------         -------    -------
Net loss............................................      $(17,222)        $(4,623)   $(2,723)
                                                          ========         =======    =======

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                     STATEMENT OF SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                               COMMON    PAID-IN    ACCUMULATED
                                               STOCK     CAPITAL      DEFICIT       TOTAL
                                               ------    -------    -----------    --------
BALANCE, December 31, 1995...................    $--     $ 1,500     $   (529)     $    971
Capital Contribution.........................    --        4,400           --         4,400
  Net loss                                       --           --       (2,723)       (2,723)
                                                 --      -------     --------      --------
BALANCE, December 31, 1996...................    --        5,900       (3,252)        2,648
  Net loss...................................    --           --       (4,623)       (4,623)
                                                 --      -------     --------      --------
BALANCE, December 31, 1997...................    --        5,900       (7,875)       (1,975)
  Capital Contribution.......................    --       10,800           --        10,800
  Net loss...................................    --           --      (17,222)      (17,222)
                                                 --      -------     --------      --------
BALANCE, December 23, 1998...................    $--     $16,700     $(25,097)     $ (8,397)
                                                 ==      =======     ========      ========

     The investment in Charter Operating is accounted for on the equity method. No statement of cash flows has been presented as Charter Holdings (parent company only) had no cash flow activity.

14.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

                          INDEPENDENT AUDITORS' REPORT

The Members
Marcus Cable Holdings, LLC:

     We have audited the accompanying consolidated balance sheets of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity/partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Dallas, Texas
February 19, 1999
  (except for the fourth and seventh paragraphs of Note 1 which are as of August 25, 1999 and April 7, 1999, respectively)

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
ASSETS
------
Current assets:
  Cash and cash equivalents.................................  $      813    $    1,607
  Accounts receivable, net of allowance of $1,800 in 1998
     and $1,904 in 1997.....................................      16,055        23,935
  Prepaid expenses and other................................       6,094         2,105
                                                              ----------    ----------
          Total current assets..............................      22,962        27,647
Investment in cable television systems:
  Property, plant and equipment.............................     741,021       706,626
  Franchises................................................     783,742       945,125
  Noncompetition agreements.................................       4,425         6,770
Other assets................................................      52,928        64,300
                                                              ----------    ----------
                                                              $1,605,078    $1,750,468
                                                              ==========    ==========
LIABILITIES AND MEMBERS' EQUITY/PARTNERS' CAPITAL
-------------------------------------------------
Current liabilities:
  Current maturities of long-term debt......................  $   77,500    $   67,499
  Accrued liabilities.......................................      66,985        68,754
                                                              ----------    ----------
          Total current liabilities.........................     144,485       136,253
Long-term debt..............................................   1,354,919     1,531,927
Other long-term liabilities.................................       1,390         2,261
Members' equity/partners' capital...........................     104,284        80,027
                                                              ----------    ----------
                                                              $1,605,078    $1,750,468
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                       -----------------------------------
                                                         1998         1997         1996
                                                       ---------    ---------    ---------
Revenues:
Cable services.....................................    $ 499,265    $ 473,701    $ 432,172
  Management fees -- related party.................          555        5,614        2,335
                                                       ---------    ---------    ---------
          Total revenues...........................      499,820      479,315      434,507
                                                       ---------    ---------    ---------
Operating expenses:
  Selling, service and system management...........      193,725      176,515      157,197
  General and
     administrative................................       77,913       72,351       73,017
  Transaction and severance costs..................      135,379           --           --
  Management fees -- related party.................        3,341           --           --
  Depreciation and amortization....................      215,789      188,471      166,429
                                                       ---------    ---------    ---------
          Total operating expenses.................      626,147      437,337      396,643
                                                       ---------    ---------    ---------
          Operating income (loss)..................     (126,327)      41,978       37,864
                                                       ---------    ---------    ---------
Other (income) expense:
  Interest expense.................................      159,985      151,207      144,376
  Gain on sale of assets...........................     (201,278)          --       (6,442)
                                                       ---------    ---------    ---------
          Total other (income) expense.............      (41,293)     151,207      137,934
                                                       ---------    ---------    ---------
          Loss before extraordinary
            item...................................      (85,034)    (109,229)    (100,070)
Extraordinary item -- loss on early retirement of
  debt.............................................       (9,059)          --           --
                                                       ---------    ---------    ---------
          Net loss.................................    $ (94,093)   $(109,229)   $(100,070)
                                                       =========    =========    =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY/PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                            MARCUS
                                               CLASS B       CABLE
                                   GENERAL     LIMITED    PROPERTIES,     VULCAN
                                   PARTNERS   PARTNERS      L.L.C.      CABLE, INC.     TOTAL
                                   --------   --------    -----------   -----------     -----
Balance at December 31, 1995.....  $(21,396)  $ 310,722          --            --     $ 289,326
Net loss.........................      (200)    (99,870)         --            --      (100,070)
                                   --------   ---------    --------      --------     ---------
Balance at December 31, 1996.....   (21,596)    210,852          --            --       189,256
  Net loss.......................      (218)   (109,011)         --            --      (109,229)
                                   --------   ---------    --------      --------     ---------
Balance at December 31, 1997.....   (21,814)    101,841          --            --        80,027
  Net loss -- January 1, 1998 to
     April 22, 1998..............      (224)   (111,838)         --            --      (112,062)
  Capital contributions..........        --          --          --       118,350       118,350
  Reorganization of limited
     partnership to limited
     liability company...........    22,038       9,997     (22,038)       (9,997)           --
  Net income -- April 23, 1998 to
     December 31, 1998...........        --          --         683        17,286        17,969
                                   --------   ---------    --------      --------     ---------
Balance at December 31, 1998.....  $     --   $      --    $(21,355)     $125,639     $ 104,284
                                   ========   =========    ========      ========     =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                                ----         ----         ----
Cash flows from operating activities:
  Net loss..................................................  $ (94,093)   $(109,229)   $(100,070)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item -- loss on early retirement of
     debt...................................................      9,059           --           --
    Gain on sale of assets..................................   (201,278)          --       (6,442)
    Depreciation and amortization...........................    215,789      188,471      166,429
    Non cash interest expense...............................     82,416       72,657       63,278
    Changes in assets and liabilities, net of working
     capital adjustments for acquisitions:
      Accounts receivable, net..............................      7,880       (6,439)         (70)
      Prepaid expenses and other............................     (4,017)          95         (574)
      Other assets..........................................        413         (385)        (502)
      Accrued liabilities...................................     (1,769)       9,132       (3,063)
                                                              ---------    ---------    ---------
         Net cash provided by operating activities:.........     14,400      154,302      118,986
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Acquisition of cable systems..............................    (57,500)     (53,812)     (10,272)
  Proceeds from sale of assets, net of cash acquired and
    selling costs...........................................    401,432           --       20,638
  Additions to property, plant and equipment................   (224,723)    (197,275)    (110,639)
  Other.....................................................       (689)          --           --
                                                              ---------    ---------    ---------
         Net cash provided by (used in) investing
           activities:......................................    118,520     (251,087)    (100,273)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings under Senior Credit Facility...................    217,750      226,000       65,000
  Repayments under Senior Credit Facility...................   (359,500)    (131,250)     (95,000)
  Repayments of notes and debentures........................   (109,344)          --           --
  Payment of debt issuance costs............................        (99)      (1,725)          --
  Cash contributed by member................................    118,350           --           --
  Payments on other long-term liabilities...................       (871)        (667)         (88)
                                                              ---------    ---------    ---------
         Net cash provided by (used in) financing
           activities.......................................   (133,714)      92,358      (30,088)
                                                              ---------    ---------    ---------
Net decrease in cash and cash equivalents...................       (794)      (4,427)     (11,375)
Cash and cash equivalents at the beginning of the period....      1,607        6,034       17,409
                                                              ---------    ---------    ---------
Cash and cash equivalents at the end of the period..........  $     813    $   1,607    $   6,034
                                                              =========    =========    =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $  81,765    $  81,155    $  83,473
                                                              =========    =========    =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Holdings, LLC ("MCHLLC"), a Delaware limited liability company, was formed in February 1999 as parent of Marcus Cable Company, L.L.C. ("MCCLLC"), formerly Marcus Cable Company, L.P. ("MCCLP"). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998 (See Note 3). MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. ("MCOC"), a wholly-owned subsidiary of the Company. The Company operates its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCHLLC, which is the predecessor of MCCLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interests and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 ("the Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000.

     The accompanying consolidated financial statements do not reflect the application of purchase accounting for the Vulcan Acquisition because the Securities and Exchange Commission staff challenged such accounting treatment since, as of December 31, 1998, Vulcan had not acquired voting control of the Company. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.

     In connection with the Vulcan Acquisition, the Company incurred transaction costs of approximately $119,345, comprised primarily of $90,200 of compensation paid to employees of the Company by Vulcan in settlement of specially designated Class B units in MCCLP ("EUnit") granted in past periods by the general partner of MCCLP, $24,000 of transaction fees paid to certain equity partners for investment banking services and $5,200 of expenses for professional fees. These transaction costs have been included in the accompanying consolidated statement of operations for the year ended December 31, 1998.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. ("Charter"). Beginning in October 1998, Charter managed the operations of the Company.

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC ("Charter Operating"). On April 7, 1999, the cable operations of the Company were transferred to Charter Operating subsequent to the purchase by Paul G. Allen of the Minority Interest.

     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, which is included in Transaction and Severance Costs in the

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES accompanying statement of operations for the year ended December 31, 1998. As of December 31, 1998, 35 employees and officers of the Company had been terminated and $13,634 had been paid under severance and bonus arrangements. By March 31, 1999, an additional 50 employees will be terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash equivalents consist of certificates of deposit and money market funds. These investments are carried at cost which approximates market value.

  (b) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

     Depreciation is provided by the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems......................  3-10 years
Buildings and leasehold improvements............  5-15 years
Vehicles and equipment..........................   3-5 years

  (c) FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the estimated lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization was $317,335 and $264,600 at December 31, 1998 and 1997, respectively.

  (d) NONCOMPETITION AGREEMENTS

     Noncompetition agreements are amortized using the straight-line method over the term of the respective agreements. Accumulated amortization was $20,267 and $19,144 at December 31, 1998 and 1997, respectively.

  (e) OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. Going concern value of acquired cable systems is amortized using the straight-line method over a period up to 10 years.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (f) IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  (g) REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998 and 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Management fee revenues are recognized concurrently with the recognition of revenues by the managed cable television system, or as a specified monthly amount as stipulated in the management agreement. Incentive management fee revenue is recognized upon performance of specified actions as stipulated in the management agreement.

  (h) INCOME TAXES

     Income taxes are the responsibility of the individual members and are not provided for in the accompanying financial statements. The Company's subsidiary corporations are subject to federal income tax but have had no operations and therefore, no taxable income since inception.

  (i) INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain of its debt agreements. Interest rate swaps and caps are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating thereby creating fixed rate debt. Interest rate caps are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  (j) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (k) ACCOUNTING STANDARD NOT IMPLEMENTED

     In June 1998, the Financial Accounting Standards Boards adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility of earnings
(loss).

(3) CAPITAL STRUCTURE

  PARTNERS' CAPITAL

  (a) CLASSES OF PARTNERSHIP INTERESTS

     The MCCLP partnership agreement (the "Partnership Agreement") provided for Class B Units and Convertible Preference Units. Class B Units consisted of General Partner Units ("GP Units") and Limited Partner Units ("LP Units"). To the extent that GP Units had the right to vote, GP Units voted as Class B Units together with Class B LP Units. Voting rights of Class B LP Units were limited to items specified under the Partnership Agreement. Prior to the dissolution of the Partnership on June 9, 1998, there were 18,848.19 GP Units and 294,937.67 Class B LP Units outstanding.

     The Partnership Agreement also provided for the issuance of a class of Convertible Preference Units. These units were entitled to a general distribution preference over the Class B LP Units and were convertible into Class B LP Units. The Convertible Preference Units could vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, was based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. MCCLP had issued 7,500 Convertible Preference Units with a distribution preference and conversion price of two thousand dollars per unit.

     The Partnership Agreement permitted the General Partner, at its sole discretion, to issue up to 31,517 Employee Units (classified as Class B Units) to key individuals providing services to the Company. Employee Units were not entitled to distributions until such time as all units have received certain distributions as calculated under provisions of the Partnership Agreement ("subordinated thresholds"). At December 31, 1997 28,033.20 Employee Units were outstanding with a subordinated threshold ranging from $1,600 to $1,750 per unit (per unit amounts in whole numbers). In connection with the Vulcan Acquisition, the amount paid to EUnit holders of $90,200 was recognized as Transaction and Severance Costs in the year ended December 31, 1998.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (b) ALLOCATION OF INCOME AND LOSS TO PARTNERS

     MCCLP incurred losses from inception. Losses were allocated as follows:

     (1) First, among the partners whose capital accounts exceed their unreturned capital contributions in proportion to such excesses until each such partner's capital account equals its unreturned capital contribution; and

     (2) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages.

     The General Partner was allocated a minimum of 0.2% to 1% of income or loss at all times, depending on the level of capital contributions made by the partners.

  MEMBERS' EQUITY

     Upon completion of the Vulcan Acquisition, Vulcan collectively owned 99.4% of MCCLP through direct ownership of all LP Units and through 80% ownership of Marcus Cable Properties, Inc. ("MCPI"), the general partner of Marcus Cable Properties, L.P. ("MCPLP"), the general partner of MCCLP. The Minority Interest owned the voting common stock, or the remaining 20% of MCPI. In July 1998, Vulcan contributed $20,000 in cash to the Company relating to certain employee severance arrangements.

     On June 9, 1998, MCCLP was converted into a Delaware limited liability company with two members: Vulcan Cable, Inc., with 96.2% ownership, and Marcus Cable Properties, L.L.C. ("MCPLLC") (formerly MCPLP), with 3.8% ownership. Vulcan Cable, Inc. owns approximately 25.6% and MCPI owns approximately 74.4% of MCPLLC, with Vulcan's interest in MCPI unchanged. As there was no change in ownership interests, the historical partners' capital balances at June 9, 1998 were transferred to and became the initial equity of MCCLLC, and thus the accompanying statement of members' equity has been presented as if the conversion of MCCLP into MCCLLC occurred on April 23, 1998, the date of the Vulcan Acquisition (see Note 1).

     As of December 31, 1998, MCCLLC has 100 issued and outstanding membership units. Income and losses of MCCLLC are allocated to the members in accordance with their ownership interests. Members are not personally liable for obligations of MCCLLC.

(4) ACQUISITIONS AND DISPOSITIONS

     In 1998, the Company acquired cable television systems in the Birmingham, Alabama area for a purchase price of $57,500. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.

     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278.

     In 1997, the Company acquired cable television systems in the Dallas-Ft. Worth, Texas area for a purchase price of $35,263. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $15,098 and is included in franchises.

     Additionally, in July 1997, the Company completed an exchange of cable television systems in Indiana and Wisconsin. According to the terms of the trade agreement, in addition to the contribution of its systems, the Company paid $18,549.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $10,272. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $4,861 and is included in franchises.

     Additionally, in 1996, the Company completed the sale of cable television systems in Washington, D.C. for a sale price of $20,638. The sale resulted in a gain of $6,442.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired assets have been included in the accompanying consolidated financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. The cable system trade discussed above was accounted for as a nonmonetary exchange and, accordingly, the additional cash contribution was allocated to tangible and intangible assets based on recorded amounts of the nonmonetary assets relinquished.

     Unaudited pro forma operating results as though 1998 and 1997 acquisitions and divestitures discussed above had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows for the years ended December 31, 1998 and 1997:

                                                       1998         1997
                                                       ----         ----
                                                          (UNAUDITED)
Revenues...........................................  $ 457,929    $ 421,665
Operating income (loss)............................   (148,472)       9,064
Net loss...........................................   (150,841)    (142,143)

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31:

                                                       1998         1997
                                                       ----         ----
Cable distribution systems........................  $  996,804    $ 878,721
Vehicles and other................................      40,243       37,943
Land and buildings................................      18,861       17,271
                                                    ----------    ---------
                                                     1,055,908      933,935
Accumulated depreciation..........................    (314,887)    (227,309)
                                                    ----------    ---------
                                                    $  741,021    $ 706,626
                                                    ==========    =========

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $129,663, $96,220, and $72,281, respectively.

(6) OTHER ASSETS

     Other assets consist of the following at December 31, 1998 and 1997:

                                                         1998        1997
                                                       --------    --------
Debt issuance costs..................................  $ 41,079    $ 45,225
Going concern value..................................    37,274      37,274
Other................................................       677       1,090
                                                       --------    --------
                                                         79,030      83,589
Accumulated amortization.............................   (26,102)    (19,289)
                                                       --------    --------
                                                       $ 52,928    $ 64,300
                                                       ========    ========

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

(7) ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31, 1998 and 1997:

                                                          1998       1997
                                                         -------    -------
Accrued operating liabilities..........................  $26,334    $27,923
Accrued programming costs..............................    9,539      9,704
Accrued franchise fees.................................    8,907     10,131
Accrued property taxes.................................    4,586      5,125
Accrued interest.......................................    3,752      7,949
Other accrued liabilities..............................   13,867      7,922
                                                         -------    -------
                                                         $66,985    $68,754
                                                         =======    =======

(8) LONG-TERM DEBT

     The Company has outstanding the following borrowings on long-term debt arrangements at December 31, 1998 and 1997:

                                                       1998          1997
                                                    ----------    ----------
Senior Credit Facility............................  $  808,000    $  949,750
13 1/2% Senior Subordinated Discount Notes........     383,236       336,304
14 1/4% Senior Discount Notes.....................     241,183       213,372
11 7/8% Senior Debentures.........................          --       100,000
                                                    ----------    ----------
                                                     1,432,419     1,599,426
Less current maturities...........................      77,500        67,499
                                                    ----------    ----------
                                                    $1,354,919    $1,531,927
                                                    ==========    ==========

     The Company, through MCOC, maintains a senior credit facility ("Senior Credit Facility"), which provides for two term loan facilities, one with a principal amount of $490,000 that matures on December 31, 2002 ("Tranche A") and the other with a principal amount of $300,000 million that matures on April 30, 2004 ("Tranche B"). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities which began in September 1997. The Senior Credit Facility also provides for a $360,000 revolving credit facility ("Revolving Credit Facility"), with a maturity date of December 31, 2002. Amounts outstanding under the Senior Credit Facility bear interest at either the: i) Eurodollar rate, ii) prime rate, or iii) CD base rate or Federal Funds rate, plus a margin of up to 2.25%, which is subject to certain quarterly adjustments based on the ratio of MCOC's total debt to annualized operating cash flow, as defined. The variable interest rates ranged from 6.23% to 7.75% and 5.97% to 8.00% at December 23, 1998, and December 31, 1997, respectively. A quarterly commitment fee ranging from 0.250% to 0.375% per annum is payable on the unused commitment under the Senior Credit Facility.

     On October 16, 1998, the Company entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the permitted leverage and cash flow ratios, a reduction in the interest rate charge under the Senior Credit Facility and a change in the restriction related to the use of cash proceeds from asset sales to allow such proceeds to be used to redeem the 11 7/8% Senior Debentures.

     In 1995, the Company issued $299,228 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003. The
14 1/4% Notes are unsecured and rank pari passu to the 11 7/8% Debentures (defined below). The 14 1/4% Notes are redeemable at the option of MCHLLC at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter interest is payable semi-

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES annually until maturity. The discount on the 14 1/4% Notes is being accreted using the effective interest method. The unamortized discount was $85,856 at December 31, 1997.

     In 1994, the Company, through MCOC, issued $413,461 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of $215,000. The 13 1/2% Notes are unsecured, are guaranteed by MCHLLC and are redeemable, at the option of MCOC, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semi-annually until maturity. The discount on the 13 1/2% Notes is being accreted using the effective interest method. The unamortized discount was $77,157 at December 31, 1997.

     In 1993, the Company issued $100,000 principal amount of 11 7/8% Senior Debentures due October 1, 2005 (the "11 7/8% Debentures"). The 11 7/8% Debentures were unsecured and were redeemable at the option of the Company on or after October 1, 1998 at amounts decreasing from 105.9% to 100% of par at October 1, 2002, plus accrued interest, to the date of redemption. Interest on the 11 7/8% Debentures was payable semi-annually each April 1 and October 1 until maturity.

     On July 1, 1998, $4,500 face amount of the 14 1/4% Notes and $500 face amount of the 11 7/8% Notes were tendered for gross tender payments of $3,472 and $520 respectively. The payments resulted in a gain on the retirement of the debt of $753. On December 11, 1998, the 11 7/8% Notes were redeemed for a gross payment of $107,668, including accrued interest. The redemption resulted in a loss on the retirement of the debt of $9,059.

     The 14 1/4% Notes, 13 1/2% Notes, 11 7/8% Debentures and Senior Credit Facility are all unsecured and require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying and fair values of the Company's significant financial instruments as of December 31, 1998 and 1997 are as follows:

                                                        1998                  1997
                                                 -------------------   -------------------
                                                 CARRYING     FAIR     CARRYING     FAIR
                                                  VALUE      VALUE      VALUE      VALUE
                                                 --------    -----     --------    -----
Senior Credit Facility.........................  $808,000   $808,000   $949,750   $949,750
13 1/2% Notes..................................   383,236    418,629    336,304    381,418
14 1/4% Notes..................................   241,183    279,992    213,372    258,084
11 7/8% Debentures.............................        --         --    100,000    108,500

     The carrying amount of the Senior Credit Facility approximates fair value as the outstanding borrowings bear interest at market rates. The fair values of the 14 1/4% Notes, 13 1/2% Notes, and 11 7/8% Debentures, are based on quoted market prices. The Company had interest rate swap agreements covering a notional amount of $500,000 at December 31, 1998 and 1997. The fair value of such swap agreements was ($5,761) at December 31, 1998.

     The weighted average interest pay rate for the interest rate swap agreements was 5.7% at December 31, 1998, and 1997. Certain of these agreements allow for optional extension by the counterparty or for automatic extension in the event that one month LIBOR exceeds a stipulated rate on any monthly reset date. Approximately $100,000 notional amount included in the $500,000

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES notional amount described above is also modified by an interest rate cap agreement which resets monthly.

     The notional amounts of the interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair values of the interest rate hedge agreements generally reflect the estimated amounts that the Company would receive or (pay) (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of the major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) RELATED PARTY TRANSACTIONS

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, Marcus pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expenses. From October 6, 1998 to December 31, 1998, management fees under this agreement were $3,341.

     Prior to the consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC managed the Maryland Cable systems under the Maryland Cable Agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.

     Effective January 31, 1997, Maryland Cable was sold to a third party. Pursuant to the Maryland Cable Agreement, MCOC recognized incentive management fees of $5,069 during the twelve months ended December 31, 1997 in conjunction with the sale. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the year ended December 31, 1998, MCOC earned total management fees of $555. Including the incentive management fees noted above, during the years ended December 31, 1997 and 1996, MCOC earned total management fees of $5,614 and $2,335, respectively.

(11) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches participant contributions up to a maximum of 2% of a participant's salary. For

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of $765, $761 and $480, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the years ended December 31, 1998, 1997 and 1996 were $3,394, $3,230, and $2,767, respectively.
The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole attachments for the years ended December 31, 1998, 1997 and 1996 were $4,081, $4,314, and $4,008, respectively.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

  LITIGATION

     In Alabama, Indiana, Texas and Wisconsin, customers have filed punitive class action lawsuits on behalf of all person residing in those respective states who are or were potential customers of the Company's cable television service, and who have been charged a processing fee for delinquent payment of their cable bill. The actions challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. In Alabama and Wisconsin, the Company has entered into joint speculation and case management orders with attorneys for plaintiffs. A Motion to Dismiss is pending in Indiana. The Company intends to vigorously defend the actions. At this stage of the actions, the Company is not able to project the expenses of defending the actions or the potential outcome of the actions, including the impact on the consolidated financial position or results of operations.

     The Company is also party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) SUBSEQUENT EVENT (UNAUDITED)

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company, see note 1) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Group:

     We have audited the accompanying combined balance sheet of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc. (collectively CCA Group) and subsidiaries as of December 31, 1997, and the related combined statements of operations, shareholders' deficit and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CCA Group and subsidiaries as of December 31, 1997, and the combined results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                                   CCA GROUP

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    4,501
  Accounts receivable, net of allowance for doubtful
     accounts of $926.......................................       9,407
  Prepaid expenses and other................................       1,988
  Deferred income tax asset.................................       5,915
                                                              ----------
          Total current assets..............................      21,811
                                                              ----------
RECEIVABLE FROM RELATED PARTY, including accrued interest...      13,090
                                                              ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     352,860
  Franchises, net of accumulated amortization of $132,871...     806,451
                                                              ----------
                                                               1,159,311
                                                              ----------
OTHER ASSETS................................................      13,731
                                                              ----------
                                                              $1,207,943
                                                              ==========
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   25,625
  Accounts payable and accrued expenses.....................      48,554
  Payables to manager of cable television systems -- related
     party..................................................       1,975
                                                              ----------
          Total current liabilities.........................      76,154
                                                              ----------
DEFERRED REVENUE............................................       1,882
                                                              ----------
DEFERRED INCOME TAXES.......................................     117,278
                                                              ----------
LONG-TERM DEBT, less current maturities.....................     758,795
                                                              ----------
DEFERRED MANAGEMENT FEES....................................       4,291
                                                              ----------
NOTES PAYABLE, including accrued interest...................     348,202
                                                              ----------
SHAREHOLDERS' DEFICIT:
  Common stock..............................................           1
  Additional paid-in capital................................     128,499
  Accumulated deficit.......................................    (227,159)
                                                              ----------
          Total shareholders' deficit.......................     (98,659)
                                                              ----------
                                                              $1,207,943
                                                              ==========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                        PERIOD FROM
                                                        JANUARY 1,           YEAR ENDED
                                                       1998, THROUGH         DECEMBER 31
                                                       DECEMBER 23,     ---------------------
                                                           1998           1997         1996
                                                       -------------      ----         ----
REVENUES.............................................    $ 324,432      $ 289,697    $233,392
                                                         ---------      ---------    --------
EXPENSES:
  Operating costs....................................      135,705        122,917     102,977
  General and administrative.........................       28,440         26,400      18,687
  Depreciation and amortization......................      136,689        116,080      96,547
  Management fees -- related parties.................       17,392         11,414       8,634
                                                         ---------      ---------    --------
                                                           318,226        276,811     226,845
                                                         ---------      ---------    --------
     Income from operations..........................        6,206         12,886       6,547
                                                         ---------      ---------    --------
OTHER INCOME (EXPENSE):
  Interest income....................................        4,962          2,043       1,883
  Interest expense...................................     (113,824)      (108,122)    (88,999)
  Other, net.........................................         (294)           171      (2,504)
                                                         ---------      ---------    --------
                                                          (109,156)      (105,908)    (89,620)
                                                         ---------      ---------    --------
     Net loss........................................    $(102,950)     $ (93,022)   $(83,073)
                                                         =========      =========    ========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                       ADDITIONAL
                                             COMMON     PAID-IN      ACCUMULATED
                                             STOCK      CAPITAL        DEFICIT        TOTAL
                                             ------    ----------    -----------      -----
BALANCE, December 31, 1995.................   $ 1       $ 99,999      $ (51,064)    $  48,936
Net loss...................................    --             --        (83,073)      (83,073)
                                              ---       --------      ---------     ---------
BALANCE, December 31, 1996.................     1         99,999       (134,137)      (34,137)
  Capital contributions....................    --         28,500             --        28,500
  Net loss.................................    --             --        (93,022)      (93,022)
                                              ---       --------      ---------     ---------
BALANCE, December 31, 1997.................     1        128,499       (227,159)      (98,659)
  Capital contributions....................    --          5,684             --         5,684
  Net loss.................................    --             --       (102,950)     (102,950)
                                              ---       --------      ---------     ---------
BALANCE, December 23, 1998.................   $ 1       $134,183      $(330,109)    $(195,925)
                                              ===       ========      =========     =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                        PERIOD FROM
                                                        JANUARY 1,           YEAR ENDED
                                                       1998, THROUGH         DECEMBER 31
                                                       DECEMBER 23,     ---------------------
                                                           1998           1997        1996
                                                       -------------      ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................    $(102,950)     $(93,022)   $ (83,073)
  Adjustments to reconcile net loss to net cash
     provided by operating activities --
     Depreciation and amortization...................      136,689       116,080       96,547
     Amortization of debt issuance costs and non cash
       interest cost.................................       44,701        49,107       39,927
     (Gain) loss on sale of property, plant and
       equipment.....................................          511          (156)       1,257
     Changes in assets and liabilities, net of
       effects from acquisitions --
       Accounts receivable, net......................        4,779           222       (1,393)
       Prepaid expenses and other....................          243          (175)         216
       Accounts payable and accrued expenses.........        3,849         8,797        3,855
       Payables to manager of cable television
          systems, including deferred management
          fees.......................................        3,485           784          448
       Deferred revenue..............................        1,336           559         (236)
       Other operating activities....................        5,583        (3,207)       1,372
                                                         ---------      --------    ---------
       Net cash provided by operating activities.....       98,226        78,989       58,920
                                                         ---------      --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.........      (95,060)      (82,551)     (56,073)
  Payments for acquisitions, net of cash acquired....           --      (147,187)    (122,017)
  Other investing activities.........................       (2,898)       (1,296)          54
                                                         ---------      --------    ---------
     Net cash used in investing activities...........      (97,958)     (231,034)    (178,036)
                                                         ---------      --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.......................      300,400       162,000      127,000
  Repayments of long-term debt.......................      (64,120)      (39,580)     (13,100)
  Payments of debt issuance costs....................       (8,442)       (3,360)      (3,126)
  Repayments under notes payable.....................     (230,994)           --           --
  Capital contributions..............................           --        28,500           --
                                                         ---------      --------    ---------
     Net cash provided by (used in) financing
       activities....................................       (3,156)      147,560      110,774
                                                         ---------      --------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS............       (2,888)       (4,485)      (8,342)
CASH AND CASH EQUIVALENTS, beginning of period.......        4,501         8,986       17,328
                                                         ---------      --------    ---------
CASH AND CASH EQUIVALENTS, end of period.............    $   1,613      $  4,501    $   8,986
                                                         =========      ========    =========
CASH PAID FOR INTEREST...............................    $ 179,781      $ 49,687    $  51,434
                                                         =========      ========    =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CCA Group consists of CCA Holdings Corp. (CCA Holdings), CCT Holdings Corp. (CCT Holdings) and Charter Communications Long Beach, Inc. (CC-LB), all Delaware corporations (collectively referred to as "CCA Group" or the "Company") and their subsidiaries. The combined financial statements of each of these companies have been combined by virtue of their common ownership and management. All material intercompany transactions and balances have been eliminated.

     CCA Holdings commenced operations in January 1995 in connection with consummation of the Crown Transaction (as defined below). The accompanying financial statements include the accounts of CCA Holdings; its wholly-owned subsidiary, CCA Acquisition Corp. (CAC); CAC's wholly-owned subsidiary, Cencom Cable Entertainment, Inc. (CCE); and Charter Communications Entertainment I, L.P. (CCE-I), which is controlled by CAC through its general partnership interest. Through December 23, 1998, CCA Holdings was approximately 85% owned by Kelso Investment Associates V, L.P., an investment fund, together with an affiliate (collectively referred to as "Kelso" herein) and certain other individuals and approximately 15% by Charter Communications, Inc. (Charter), manager of CCE-I's cable television systems.

     CCT Holdings was formed on January 6, 1995. CCT Holdings commenced operations in September 1995 in connection with consummation of the Gaylord Transaction (as defined below). The accompanying financial statements include the accounts of CCT Holdings and Charter Communications Entertainment II, L.P. (CCE-II), which is controlled by CCT Holdings through its general partnership interest. Through December 23, 1998, CCT Holdings was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of CCE-II's cable television systems.

     In January 1995, CAC completed the acquisition of certain cable television systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated (Hallmark) (the "Crown Transaction"). On September 29, 1995, CAC and CCT Holdings entered into an Asset Exchange Agreement whereby CAC exchanged a 1% undivided interest in all of its assets for a 1.22% undivided interest in certain assets to be acquired by CCT Holdings from an affiliate of Gaylord Entertainment Company, Inc. (Gaylord). Effective September 30, 1995, CCT Holdings acquired certain cable television systems from Gaylord (the "Gaylord Transaction"). Upon execution of the Asset Purchase Agreement, CAC and CCT Holdings entered into a series of agreements to contribute the assets acquired under the Crown Transaction to CCE-I and certain assets acquired in the Gaylord acquisition to CCE-II. Collectively, CCA Holdings and CCT Holdings own 100% of CCE-I and CCE-II.

     CC-LB was acquired by Kelso and Charter in May 1997. The accompanying financial statements include the accounts of CC-LB and its wholly owned subsidiary, Long Beach Acquisition Corp. (LBAC) from the date of acquisition. Through December 23, 1998, CC-LB was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of LBAC's cable television systems.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding stock of CCA Holdings, CCT Holdings and CC-LB on December 23, 1998.

                                   CCA GROUP

     In 1998, CCE-I provided cable television service to customers in Connecticut, Illinois, Massachusetts, Missouri and New Hampshire, CCE-II provided cable television service to customers in California and LBAC provided cable television service to customers in Long Beach, California, and certain surrounding areas.

  CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

In 1997, the Company shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, additional depreciation of $8,123 was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over 15 years.

  OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  INCOME TAXES

     Income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                                   CCA GROUP
amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1997, CC-LB acquired the stock of LBAC for an aggregate purchase price, net of cash acquired, of $147,200. In connection with the completion of this acquisition, LBAC recorded $55,900 of deferred income tax liabilities resulting from differences between the financial reporting and tax basis of certain assets acquired. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $190,200 and is included in franchises.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $122,000. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the dates of acquisition was $100,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of the acquisitions.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                               (UNAUDITED)
                                                              -------------
Revenues....................................................    $303,797
Income from operations......................................      14,108
Net loss....................................................     (94,853)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  RECEIVABLE FROM RELATED PARTY:

     In connection with the transfer of certain assets acquired in the Gaylord Transaction to Charter Communications Properties, Inc. (CCP), Charter Communications Properties Holding Corp. (CCP Holdings), the parent of CCP and a wholly owned subsidiary of Charter, entered into a $9,447 promissory note with CCT Holdings. The promissory note bears interest at the rates paid by CCT Holdings on the Gaylord Seller Note. Principal and interest are due on September 29, 2005. Interest income has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximates 15.4% and totaled $1,899 for the period from January 1, 1998, through December 23, 1998, and $1,806 and $1,547 for the years ended December 31, 1997 and 1996, respectively. As of December 31, 1997, interest receivable totaled $3,643.

                                   CCA GROUP

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................  $ 426,241
Land, buildings and leasehold improvements..................     15,443
Vehicles and equipment......................................     24,375
                                                              ---------
                                                                466,059
Less -- Accumulated depreciation............................   (113,199)
                                                              ---------
                                                              $ 352,860
                                                              =========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $72,914, $59,599 and $39,575, respectively.

5.  OTHER ASSETS:

     Other assets consists of the following at December 31, 1997:

Debt issuance costs.........................................  $13,416
Note receivable.............................................    2,100
Other.......................................................    1,342
                                                              -------
                                                               16,858
Less -- Accumulated amortization............................   (3,127)
                                                              -------
                                                              $13,731
                                                              =======

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................  $ 8,389
Franchise fees..............................................    6,434
Programming expenses........................................    5,855
Accounts payable............................................    4,734
Public education and governmental costs.....................    4,059
Salaries and related benefits...............................    3,977
Capital expenditures........................................    3,629
Other.......................................................   11,477
                                                              -------
                                                              $48,554
                                                              =======

                                   CCA GROUP

7.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

CCE-I:
Term loans..................................................  $274,120
  Fund loans................................................    85,000
  Revolving credit facility.................................   103,800
                                                              --------
                                                               462,920
                                                              --------
CCE-II:
  Term loans................................................   105,000
  Revolving credit facility.................................   123,500
                                                              --------
                                                               228,500
                                                              --------
LBAC:
  Term loans................................................    85,000
  Revolving credit facility.................................     8,000
                                                              --------
                                                                93,000
                                                              --------
          Total debt........................................   784,420
Less -- Current maturities..................................   (25,625)
                                                              --------
          Total long-term debt..............................  $758,795
                                                              ========

  CCE-I CREDIT AGREEMENT

     CCE-I maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, an $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.75%. The variable interest rate ranged from 6.88% to 8.06% at December 23, 1998, and from 7.63% to 8.50% and 7.63% to 8.38%
at December 31, 1997 and 1996, respectively.

     Commencing June 30, 2002, and at the end of each calendar quarter thereafter, available borrowings under the revolving credit facility and the term loan shall be reduced on an annual basis by 12.0% in 2002 and 15.0% in 2003. Commencing June 30, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the fund loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

  COMBINED CREDIT AGREEMENT

     CCE-II and LBAC maintain a credit agreement (the "Combined Credit Agreement") which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.5%. The variable interest rate ranged from 6.56% to 7.59% at December 23, 1998, and from 7.50% to 8.38% at December 31, 1997, respectively.

                                   CCA GROUP

     Commencing March 31, 2001, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 5.0% in 2001, 15.0% in 2002 and 18.0% in 2003. Commencing in December 31, 1999, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on annual basis by 0.5% in 1999, 0.8% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003. A
quarterly commitment fee of between 0.25% and 0.375% per annum, based upon the intercompany indebtedness of the Company, is payable on the unborrowed balance of the revolving credit facility.

  CCE CREDIT AGREEMENT

     In October 1998, Charter Communications Entertainment, L.P. (CCE L.P.), a 98% direct and indirect owner of CCE-I and CCE-II and indirectly owned subsidiary of the Company, entered into a credit agreement (the "CCE L.P. Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE L.P. Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable interest rate at December 23, 1998, was 8.62%.

     Commencing June 30, 2002, and the end of each calendar quarter thereafter, the available borrowings for the term loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003.

  CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC (CCE-II Holdings), a wholly owned subsidiary of CCE L.P. and the parent of CCE-II, entered into a credit agreement (the "CCE-II Holdings Credit Agreement") in November 1998, which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable rate at December 23, 1998, was 8.56%.

     Commencing June 30, 2002, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 0.5% in 2002 and 1.0% in 2003.

     The credit agreements require the Company to comply with various financial and nonfinancial covenants, including the maintenance of annualized operating cash flow to fixed charge ratio, as defined, not to exceed 1.0 to 1.0. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens asset sales and certain other items.

8.  NOTES PAYABLE:

     Notes payable consists of the following at December 31, 1997:

HC Crown Note...............................................  $ 82,000
Accrued interest on HC Crown Note...........................    36,919
Gaylord Seller Note.........................................   165,688
Accrued interest on Gaylord Seller Note.....................    63,595
                                                              --------
          Total.............................................  $348,202
                                                              ========

     In connection with the Crown Transaction, the Company entered into an $82,000 senior subordinated loan agreement with a subsidiary of Hallmark, HC Crown Corp., and pursuant to

                                   CCA GROUP
such loan agreement issued a senior subordinated note (the "HC Crown Note"). The HC Crown Note was an unsecured obligation. The HC Crown Note was limited in aggregate principal amount to $82,000 and has a stated maturity date of December 31, 1999 (the "Stated Maturity Date"). Interest has been accrued at 13% per annum, compounded semiannually, payable upon maturity. In October 1998, the Crown Note and accrued interest was paid in full.

     In connection with the Gaylord Transaction, CCT Holdings entered into a $165,700 subordinated loan agreement with Gaylord (the "Gaylord Seller Note"). Interest expense has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximated 15.4%.

     In connection with the Gaylord Transaction, CCT Holdings, CCE L.P. and Gaylord entered into a contingent payment agreement (the "Contingent Agreement"). The Contingent Agreement indicates CCE L.P. will pay Gaylord 15% of any amount distributed to CCT Holdings in excess of the total of the Gaylord Seller Note, Crown Seller Note and $450,000. In conjunction with the Paul G. Allen acquisition of Charter and the Company, Gaylord was paid an additional $132,000 pursuant to the Contingent Agreement and the Gaylord Seller Note was paid in full.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                                        1997
                                                          --------------------------------
                                                          CARRYING    NOTIONAL      FAIR
                                                           VALUE       AMOUNT      VALUE
                                                          --------    --------     -----
DEBT
Debt under credit agreements............................  $784,420    $     --    $784,420
HC Crown Note (including accrued interest)..............   118,919          --     118,587
Gaylord Seller Note (including accrued interest)........   229,283          --     214,074
INTEREST RATE HEDGE AGREEMENTS
Swaps...................................................        --     405,000      (1,214)
Caps....................................................        --     120,000          --
Collars.................................................        --     190,000        (437)

     As the long-term debt under the credit agreements bear interest at current market rates, their carrying amount approximates fair market value at December 31, 1997. Fair value of the HC Crown Note is based upon trading activity at December 31, 1997. Fair value of the Gaylord Seller Note is based on current redemption value.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.82% at December 31, 1997. The weighted average interest rate for the Company's interest rate cap agreements was 8.49% at December 31, 1997. The weighted average interest rates for the Company's interest rate collar agreements were 9.04% and 7.57% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

                                   CCA GROUP

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Company.

10.  COMMON STOCK:

     The Company's common stock consist of the following at December 31, 1997:

CCA Holdings:
Common stock -- Class A, voting, $.01 par value, 100,000
shares authorized; 75,515 shares issued and outstanding.....    $ 1
  Common stock -- Class B, voting, $.01 par value, 20,000
     shares authorized; 4,300 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 5,000
     shares authorized; 185 shares issued and outstanding...     --
                                                                ---
                                                                  1
                                                                ---
CCT Holdings:
  Common stock -- Class A, voting, $.01 par value, 20,000
     shares authorized; 16,726 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 4,000
     shares authorized; 3,000 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 1,000
     shares authorized; 275 shares issued and outstanding...     --
                                                                ---
CC-LB:
  Common stock -- Class A, voting, $.01 par value, 31,000
     shares authorized, 27,850 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 2,000
     shares authorized, 1,500 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 2,000
     shares authorized, 650 shares issued and outstanding...     --
                                                                ---
          Total common stock................................    $ 1
                                                                ===

  CCA HOLDINGS

     The Class A Voting Common Stock (CCA Class A Common Stock) and Class C Nonvoting Common Stock (CCA Class C Common Stock) have certain preferential rights upon liquidation of CCA Holdings. In the event of liquidation, dissolution or "winding up" of CCA Holdings, holders of CCA Class A and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCA Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

                                   CCA GROUP

     If upon liquidation, dissolution or "winding up" the assets of CCA Holdings are insufficient to permit payment to Class A and Class C shareholders for their full preferential amounts, all assets of CCA Holdings shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amounts, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation) Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCA Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCA Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the HC Crown Note is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCA Holdings' common stock.

  CCT HOLDINGS

     The Class A Voting Common Stock (CCT Class A Common Stock) and Class C Nonvoting Common Stock (CCT Class C Common Stock) have certain preferential rights upon liquidation of CCT Holdings. In the event of liquidation, dissolution or "winding up" of CCT Holdings, holders of CCT Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCT Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCT Holdings are insufficient to permit payment to Class A Common Stock and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation), Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCT Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCT Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the note payable to seller is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCT Holdings' common stock.

  CC-LB

     The Class A Voting Common Stock (CC-LB Class A Common Stock) and Class C Nonvoting Common Stock (CC-LB Class C Common Stock) have certain preferential rights upon liquidation of CC-LB. In the event of liquidation, dissolution or "winding up" of CC-LB, holders of CC-LB Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CC-LB

                                   CCA GROUP

Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A, Class B and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CC-LB are insufficient to permit payment to Class A and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     CC-LB Class C Common Stock may be converted into CC-LB Class A Common Stock upon the transfer of CC-LB Class C Common Stock to a person not affiliated with the seller. Furthermore, CC-LB may automatically convert outstanding Class C shares into the same number of Class A shares.

11.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Company under the terms of a contract which provides for annual base fees equal to $9,277 and $9,485 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively, plus an additional fee equal to 30% of the excess, if any, of operating cash flow (as defined in the management agreement) over the projected operating cash flow. Payment of the additional fee is deferred due to restrictions provided within the Company's credit agreements. Deferred management fees bear interest at 8.0% per annum. The additional fees for the periods from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, totaled $2,160, $1,990 and $1,255, respectively. In addition, the Company receives financial advisory services from an affiliate of Kelso, under terms of a contract which provides for fees equal to $1,064 and $1,113 per annum as of January 1, 1998, through December 23, 1998, and December 31, 1997, respectively. Management and financial advisory service fees currently payable of $2,281 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Company pays certain acquisition advisory fees to an affiliate of Kelso and Charter, which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to the affiliate of Kelso for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to the affiliate of Kelso in 1997 and 1996 were $-0- and $1,400, respectively. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $-0- and $1,400, respectively.

     The Company and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Company is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $1,950 relating to insurance allocations. During 1997 and 1996, the Company expensed $1,689 and $2,065, respectively, relating to insurance allocations.

                                   CCA GROUP

     Beginning in 1996, the Company and other entities managed by Charter employed the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support to the Company and other affiliated entities. The cost of these services is allocated based on the number of customers. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $843 relating to these services. During 1997 and 1996, the Company expensed $723 and $466 relating to these services, respectively.

     CCE-I maintains a regional office. The regional office performs certain operational services on behalf of CCE-I and other affiliated entities. The cost of these services is allocated to CCE-I and affiliated entities based on their number of customers. Management considers this allocation to be reasonable for the operations of CCE-I. From the period January 1, 1998, through December 23, 1998, the Company expensed $1,926 relating to these services. During 1997 and 1996, CCE-I expensed $861 and $799, respectively, relating to these services.

12.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $2,222. Rent expense incurred under these leases during 1997 and 1996 was $1,956 and $1,704, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expensed incurred for pole attachments for the period from January 1, 1998, through December 23, 1998, was $2,430. Rent expense incurred for pole attachments during 1997 and 1996 was $2,601 and $2,330, respectively.

  LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

13.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in

                                   CCA GROUP
additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

14.  INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, no current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

                                   CCA GROUP

     Deferred taxes are comprised of the following at December 31, 1997:

Deferred income tax assets:
Accounts receivable.........................................  $     252
  Other assets..............................................      7,607
  Accrued expenses..........................................      4,740
  Deferred revenue..........................................        624
  Deferred management fees..................................      1,654
  Tax loss carryforwards....................................     80,681
  Tax credit carryforward...................................      1,360
  Valuation allowance.......................................    (40,795)
                                                              ---------
          Total deferred income tax assets..................     56,123
                                                              ---------
Deferred income tax liabilities:
  Property, plant and equipment.............................    (38,555)
  Franchise costs...........................................   (117,524)
  Other.....................................................    (11,407)
                                                              ---------
          Total deferred income tax liabilities.............   (167,486)
                                                              ---------
          Net deferred income tax liability.................  $(111,363)
                                                              =========

     At December 31, 1997, the Company had net operating loss (NOL) carryforwards for regular income tax purposes aggregating $204,400, which expire in various years from 1999 through 2012. Utilization of the NOLs carryforwards is subject to certain limitations.

15.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Company contributed $585 to the 401(k) plan. During 1997 and 1996, the Company contributed approximately $499 and $435 to the 401(k) Plan, respectively.

     Certain employees of the Company are participants in the 1996 Charter Communications/ Kelso Group Appreciation Rights Plan (the "Plan"). The Plan covers certain key employees and consultants within the group of companies and partnerships controlled by affiliates of Kelso and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 705,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination) The units do not represent a right to an equity interest to any entities within the CCA Group. Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Company, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Company recorded $5,684 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

                                   CCA GROUP

16.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

17.  SUBSEQUENT EVENT:

     Subsequent to December 23, 1998, CCA Holdings, CCT Holdings and CC-LB converted to limited liability companies and are now known as CCA Holdings LLC, CCT Holdings LLC and Charter Communications Long Beach, LLC, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CharterComm Holdings, L.P.:

     We have audited the accompanying consolidated balance sheet of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, partners' capital and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,742
  Accounts receivable, net of allowance for doubtful
     accounts of $330.......................................     3,158
  Prepaid expenses and other................................       342
                                                              --------
          Total current assets..............................     6,242
                                                              --------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................   235,808
  Franchises, net of accumulated amortization of $119,968...   480,201
                                                              --------
                                                               716,009
                                                              --------
OTHER ASSETS................................................    16,176
                                                              --------
                                                              $738,427
                                                              ========

                       LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  5,375
  Accounts payable and accrued expenses.....................      30,507
  Payables to manager of cable television systems -- related
     party..................................................       1,120
                                                                --------
          Total current liabilities.........................      37,002
                                                                --------
DEFERRED REVENUE............................................       1,719
                                                                --------
LONG-TERM DEBT, less current maturities.....................     666,662
                                                                --------
DEFERRED MANAGEMENT FEES....................................       7,805
                                                                --------
DEFERRED INCOME TAXES.......................................       5,111
                                                                --------
REDEEMABLE PREFERRED LIMITED UNITS -- 577.81 units,
  issued and outstanding....................................      20,128
                                                                --------
PARTNERS' CAPITAL:
  General Partner...........................................          --
  Common Limited Partners -- 220.24 units issued and
     outstanding............................................          --
                                                                --------
          Total partners' capital...........................          --
                                                                --------
                                                                $738,427
                                                                ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                        PERIOD FROM
                                                         JANUARY 1,
                                                           1998,             YEAR ENDED
                                                          THROUGH           DECEMBER 31
                                                        DECEMBER 23,    --------------------
                                                            1998          1997        1996
                                                        ------------      ----        ----
REVENUES..............................................    $196,801      $175,591    $120,280
                                                          --------      --------    --------
OPERATING EXPENSES:
  Operating costs.....................................      83,745        75,728      50,970
  General and administrative..........................      14,586        12,607       9,327
  Depreciation and amortization.......................      86,741        76,535      53,133
  Management fees -- related party....................      14,780         8,779       6,014
                                                          --------      --------    --------
                                                           199,852       173,649     119,444
                                                          --------      --------    --------
     Income (loss) from operations....................      (3,051)        1,942         836
                                                          --------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income.....................................         211           182         233
  Interest expense....................................     (66,121)      (61,498)    (41,021)
  Other, net..........................................      (1,895)           17        (468)
                                                          --------      --------    --------
                                                           (67,805)      (61,299)    (41,256)
                                                          --------      --------    --------
     Loss before extraordinary item...................     (70,856)      (59,357)    (40,420)
EXTRAORDINARY ITEM -- Loss on early retirement of
  debt................................................      (6,264)           --          --
                                                          --------      --------    --------
     Net loss.........................................     (77,120)      (59,357)    (40,420)
REDEMPTION PREFERENCE ALLOCATION:
  Special Limited Partner units.......................          --            --        (829)
  Redeemable Preferred Limited units..................          --            --      (4,081)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED LIMITED
  UNITS...............................................      20,128         2,553       4,063
                                                          --------      --------    --------
     Net loss applicable to partners' capital
       accounts.......................................    $(56,992)     $(56,804)   $(41,267)
                                                          ========      ========    ========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL ACCOUNTS:
  General Partner.....................................    $(56,992)     $(21,708)   $(38,391)
  Common Limited Partners.............................          --       (35,096)     (2,876)
                                                          --------      --------    --------
                                                          $(56,992)     $(56,804)   $(41,267)
                                                          ========      ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                       COMMON
                                                          GENERAL     LIMITED
                                                          PARTNER     PARTNERS     TOTAL
                                                          -------     --------     -----
BALANCE, December 31, 1995..............................  $ 29,396    $  2,202    $ 31,598
  Capital contributions.................................    30,703       2,300      33,003
  Allocation of net loss................................   (38,391)     (2,876)    (41,267)
                                                          --------    --------    --------
BALANCE, December 31, 1996..............................    21,708       1,626      23,334
  Capital contributions.................................        --      33,470      33,470
  Allocation of net loss................................   (21,708)    (35,096)    (56,804)
                                                          --------    --------    --------
BALANCE, December 31, 1997..............................        --          --          --
  Capital contributions.................................     4,920          --       4,920
  Allocation of net loss................................   (56,992)         --     (56,992)
                                                          --------    --------    --------
BALANCE, December 23, 1998..............................  $(52,072)   $     --    $(52,072)
                                                          ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                           JANUARY 1,
                                                             1998,
                                                            THROUGH      YEAR ENDED DECEMBER 31,
                                                          DECEMBER 23,   -----------------------
                                                              1998          1997         1996
                                                          ------------      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................................   $ (77,120)    $ (59,357)   $ (40,420)
  Adjustments to reconcile net loss to net cash provided
     by operating activities --
     Extraordinary item -- Loss on early retirement of
       debt.............................................       6,264            --           --
     Depreciation and amortization......................      86,741        76,535       53,133
     Amortization of debt issuance costs, debt discount
       and interest rate cap agreements.................      14,563        14,212        9,564
     Loss on disposal of property, plant and
       equipment........................................       1,714           203          367
     Changes in assets and liabilities, net of effects
       from acquisition --
       Accounts receivable, net.........................       2,000           369         (303)
       Prepaid expenses and other.......................        (203)          943          245
       Accounts payable and accrued expenses............      (1,970)        3,988        9,911
       Payables to manager of cable television systems,
          including deferred management fees............       9,456         3,207        3,479
       Deferred revenue.................................         770           (82)         452
       Other operating activities.......................       5,378            --           --
                                                           ---------     ---------    ---------
       Net cash provided by operating activities........      47,593        40,018       36,428
                                                           ---------     ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............     (85,044)      (72,178)     (48,324)
  Payments for acquisitions, net of cash acquired.......      (5,900)     (159,563)    (145,366)
  Other investing activities............................       5,280         1,577       (2,089)
                                                           ---------     ---------    ---------
     Net cash used in investing activities..............     (85,664)     (230,164)    (195,779)
                                                           ---------     ---------    ---------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..........................     547,400       231,250     260,576
  Repayments of long-term debt..........................    (505,300)      (67,930)    (34,401)
  Partners' capital contributions.......................          --        29,800          --
  Payment of debt issuance costs........................      (3,651)       (3,593)    (11,732)
  Payment of Special Limited Partnership units..........          --            --     (43,243)
  Repayments of note payable -- related party...........          --            --     (15,000)
  Payments for interest rate cap agreements.............          --            --         (35)
                                                           ---------     ---------   ---------
     Net cash provided by financing activities..........      38,449       189,527     156,165
                                                           ---------     ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....         378          (619)     (3,186)
CASH AND CASH EQUIVALENTS, beginning of period..........       2,742         3,361       6,547
                                                           ---------     ---------   ---------
CASH AND CASH EQUIVALENTS, end of period................   $   3,120     $   2,742   $   3,361
                                                           =========     =========   =========
CASH PAID FOR INTEREST..................................   $  61,559     $  42,538   $  28,860
                                                           =========     =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CharterComm Holdings, L.P. (CharterComm Holdings) was formed in March 1996 with the contributions of Charter Communications Southeast Holdings, L.P. (Southeast Holdings), Charter Communications, L.P. (CC-I) and Charter Communications II, L.P. (CC-II). This contribution was accounted for as a reorganization under common control and, accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of Southeast Holdings, CC-I and CC-II.

     Through December 23, 1998, CharterComm Holdings was owned 75.3% by affiliates of Charterhouse Group International, Inc., a privately owned investment firm (collectively referred to herein as "Charterhouse"), indirectly owned 5.7% by Charter Communications, Inc. (Charter), manager of the Partnership's (as defined below) cable television systems, and owned 19.0% primarily by other institutional investors.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding partnership interests in CharterComm Holdings on December 23, 1998.

     The accompanying consolidated financial statements include the accounts of CharterComm Holdings and its subsidiaries collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     In 1998, the Partnership through its subsidiaries provided cable television service to customers in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee.

  CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1997, the Partnership shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, an additional $4,775 of depreciation was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. In addition, approximately $100,000 of franchise rights are being amortized over a period of 3 to 11 years.

  OTHER ASSETS

     Debt issuance costs are being amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Partnership ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Partnership's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenue.

  INTEREST RATE HEDGE AGREEMENTS

     The Partnership manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership's interest rate swap agreements require the Partnership to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Partnership to reduce the impact of rising interest rates on floating rate debt.

     The Partnership's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  OTHER INCOME (EXPENSE)

     Other, net includes gain and loss on disposition of property, plant and equipment, and other miscellaneous items, all of which are not directly related to the Partnership's primary line of business. In 1996, the Partnership recorded $367 of nonoperating losses for its portion of insurance deductibles pertaining to damage caused by hurricanes to certain cable television systems.

  INCOME TAXES

     Income taxes are the responsibility of the partners and are not provided for in the accompanying financial statements except for Peachtree Cable TV, Inc. (Peachtree), an indirect wholly owned subsidiary, which is a C corporation and for which taxes are presented in accordance with SFAS No. 109.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Partnership acquired cable television systems in one transaction for a purchase price net of cash acquired, of $5,900. The excess cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $5,000 and is included in franchises.

     In 1997, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $159,600. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $126,400 and is included in franchises.

     In 1996, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $145,400. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $118,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................    $182,770
Income from operations......................................       2,608
Net loss....................................................     (61,389)

     The unaudited pro forma information does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated to partners in accordance with the liquidation provision of the applicable partnership agreement.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

4.  REDEEMABLE PREFERRED LIMITED UNITS:

     As of December 31, 1995, certain Redeemable Preferred Limited Partner units of CC-I and CC-II were outstanding. During 1996, the Partnership issued certain Redeemable Preferred Limited Partner units of CharterComm Holdings.

     The Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in the partnership agreements.

     At December 23, 1998, the balance related to the CharterComm Holdings Preferred Limited Partner units was as follows:

Contribution, March 1996....................................  $ 20,052
1996 redemption preference allocation.......................     2,629
  Allocation of net loss....................................        --
                                                              --------
Balance, December 31, 1996..................................    22,681
  1997 redemption preference allocation.....................        --
  Allocation of net loss....................................    (2,553)
                                                              --------
Balance, December 31, 1997..................................    20,128
  1998 redemption preference allocation.....................        --
  Allocation of net loss....................................   (20,128)
                                                              --------
Balance, December 23, 1998..................................  $     --
                                                              ========

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 1998 and 1997 redemption preference allocations of $4,617 and $4,020, respectively, have not been reflected in the Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

5.  SPECIAL LIMITED PARTNER UNITS (CC-I):

     Prior to March 28, 1996, certain Special Limited Partner units of CC-I were outstanding. CC-I's profits were allocated to the Special Limited Partners until allocated profits equaled the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there was no profit to allocate, the preference return was reflected as a decrease in Partners' Capital.

     In accordance with a purchase agreement and through the use of a capital contribution from Charter Communications Southeast, L.P. (Southeast), a wholly owned subsidiary of Southeast Holdings, resulting from the proceeds of the Notes (see Note 9), CC-I paid the Special Limited Partners $43,243 as full consideration for their partnership interests on March 28, 1996.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................  $274,837
Land, buildings and leasehold improvements..................     5,439
Vehicles and equipment......................................    14,669
                                                              --------
                                                               294,945
Less -- Accumulated depreciation............................   (59,137)
                                                              --------
                                                              $235,808
                                                              ========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $44,307, $33,634 and $16,997, respectively.

7.  OTHER ASSETS:

     Other assets consist of the following at December 31, 1997:

Debt issuance costs.........................................  $18,385
Other assets................................................    3,549
                                                              -------
                                                               21,934
Less -- Accumulated amortization............................   (5,758)
                                                              -------
                                                              $16,176
                                                              =======

     As a result of the payment and termination of the CC-I Credit Agreement and CC-II Credit Agreement (see Note 9), debt issuance costs of $6,264 were written off as an extraordinary loss on early retirement of debt for the period from January 1, 1998, through December 23, 1998.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................  $ 9,804
Franchise fees..............................................    3,524
Programming costs...........................................    3,391
Accounts payable............................................    2,479
Capital expenditures........................................    2,099
Salaries and related benefits...............................    2,079
Other.......................................................    7,131
                                                              -------
                                                              $30,507
                                                              =======

9.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

Senior Secured Discount Debentures..........................  $146,820
11 1/4% Senior Notes........................................   125,000
Credit Agreements:
  CC-I......................................................   112,200
  CC-II.....................................................   339,500
                                                              --------
                                                               723,520
Less:
  Current maturities........................................    (5,375)
  Unamortized discount......................................   (51,483)
                                                              --------
                                                              $666,662
                                                              ========

  SENIOR SECURED DISCOUNT DEBENTURES

     On March 28, 1996, Southeast Holdings and CharterComm Holdings Capital Corporation (Holdings Capital), a wholly owned subsidiary of Southeast Holdings (collectively the "Debentures Issuers"), issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. Proceeds from the Debentures were used to pay fees and expenses related to the issuance of the Debentures and the balance of $72,400 was a capital contribution to Southeast. The Debentures are secured by all of Southeast Holdings' ownership interest in Southeast and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Debentures Issuers. The Debentures are effectively subordinated to the claims of creditors of Southeast Holdings' subsidiaries, including the Combined Credit Agreement (as defined herein). The Debentures are redeemable at the Debentures Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debentures Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001.

  11 1/4% SENIOR NOTES

     Southeast and CharterComm Capital Corporation (Southeast Capital), a wholly owned subsidiary of Southeast (collectively the "Notes Issuers"), issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Notes Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Notes Issuers. The Notes are effectively subordinated to the claims of creditors of Southeast's subsidiaries, including the lenders under the Combined Credit Agreement. The Notes are redeemable at the Notes Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Notes Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Notes Indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     Southeast and Southeast Holdings are holding companies with no significant assets other than their direct and indirect investments in CC-I and CC-II. Southeast Capital and Holdings Capital were formed solely for the purpose of serving as co-issuers and have no operations. Accordingly, the Notes Issuers and Debentures Issuers must rely upon distributions from CC-I and CC-II to generate funds necessary to meet their obligations, including the payment of principal and interest on the Notes and Debentures.

  COMBINED CREDIT AGREEMENT

     In June 1998, CC-I and CC-II (the "Borrowers") replaced their existing credit agreements and entered into a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 23, 1998.

     Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the revolving credit facility and the $200,000 term loan shall be reduced on an annual basis by 11.0% in 2002 and 14.6% in 2003. Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the $150,000 term loan shall be reduced on an annual basis by 1.0% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

     The Debentures, Notes and Combined Credit Agreement require the Partnership to comply with various financial and nonfinancial covenants including the maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 5.25 to 1 at December 23, 1998. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CC-I CREDIT AGREEMENT

     CC-I maintained a credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $127,200, consisting of a revolving line of credit of $63,600 and a term loan of $63,600. Interest accrued, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-I's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.75% to 8.00% and 7.44% to 7.50% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-I Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

  CC-II CREDIT AGREEMENT

     CC-II maintained a credit agreement (the "CC-II Credit Agreement") with a consortium of banks for borrowings up to $390,000, consisting of a revolving credit facility of $215,000, and two term loans totaling $175,000. Interest accrued, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-II's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.63% to 8.25% and 7.25% to 8.125% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-II Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                  CARRYING    NOTIONAL      FAIR
                                                   VALUE       AMOUNT      VALUE
                                                  --------    --------     -----
DEBT
Senior Secured Discount Debentures..............  $ 95,337    $     --    $115,254
11 1/4% Senior Notes............................   125,000          --     136,875
CC-I Credit Agreement...........................   112,200          --     112,200
CC-II Credit Agreement..........................   339,500          --     339,500

INTEREST RATE HEDGE AGREEMENTS
CC-I:
  Swaps.........................................        --     100,000        (797)
CC-II:
  Swaps.........................................        --     170,000      (1,030)
  Caps..........................................        --      70,000          --
  Collars.......................................        --      55,000        (166)

     As the CC-I and CC-II Credit Agreements bear interest at current market rates, their carrying amounts approximate fair market values at December 31, 1997. The fair value of the Notes and the Debentures is based on current redemption value.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average interest pay rate for CC-I interest rate swap agreements was 8.07% at December 31, 1997.

     The weighted average interest pay rate for CC-II interest rate swap agreements was 8.03% at December 31, 1997. The weighted average interest rate for CC-II interest cap agreements was 8.48% at December 31, 1997. The weighted average interest rates for CC-II interest rate collar agreements were 9.01% and 7.61% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Partnership's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Partnership would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Partnership's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Partnership's credit facilities thereby reducing the exposure to credit loss. The Partnership has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Partnership.

11.  INCOME TAXES:

     The book value of the Partnership's net assets (excluding Peachtree) exceeds its tax reporting basis by $2,919 as of December 31, 1997.

     As of December 31, 1997, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities for Peachtree are as follows:

Deferred income tax assets:
Accounts receivable.........................................  $     4
  Accrued expenses..........................................       29
  Deferred management fees..................................      111
  Deferred revenue..........................................       24
  Tax loss carryforwards....................................      294
  Tax credit carryforwards..................................      361
                                                              -------
          Total deferred income tax assets..................      823
                                                              -------
Deferred income tax liabilities:
  Property, plant and equipment.............................   (1,372)
  Franchises and other assets...............................   (4,562)
                                                              -------
          Total deferred income tax liabilities.............   (5,934)
                                                              -------
          Net deferred income tax liability.................  $(5,111)
                                                              =======

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. The debt agreements prohibit payment of a portion of such management fees (40% for both CC-I and CC-II) until repayment in full of the outstanding indebtedness. The remaining 60% of management fees, are paid quarterly through December 31, 1998. Thereafter, the entire fee may be deferred if a multiple of EBITDA, as defined, does not exceed outstanding indebtedness of CC-I and CC-II. In addition, payments due on the Notes and Debentures shall be paid before any deferred management fees are paid. Expenses recognized under the contracts for the period from January 1, 1998, through December 23, 1998, were $9,860. Expenses recognized under the contracts during 1997 and 1996 were $8,779 and $6,014, respectively. Management fees currently payable of $1,432 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Partnership and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Partnership is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $1,831 relating to insurance allocations. During 1997 and 1996, the Partnership expensed $1,524 and $1,136, respectively, relating to insurance allocations.

     The Partnership employs the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support for the Partnership and other entities managed by Charter. The cost of these services is allocated based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $685 relating to these services. During 1997 and 1996, the Partnership expensed $606 and $345, respectively, relating to these services.

     CC-I, CC-II and other entities managed by Charter maintain regional offices. The regional offices perform certain operational services. The cost of these services is allocated based on number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $3,009 relating to these services. During 1997 and 1996, the Partnership expensed $1,992 and $1,294, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter and Charterhouse for cable television systems acquired. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $982 and $1,738, respectively. Total acquisition fees paid to Charterhouse for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charterhouse in 1997 and 1996 were $982 and $1,738, respectively.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1997, the ownership of CharterComm Holdings changed as a result of CharterComm Holdings receiving a $25,000 cash contribution from an institutional investor, a $3,000 cash contribution from Charterhouse and a $2,000 cash contribution from Charter, as well as the transfer of assets and liabilities of a cable television system through a series of transactions initiated by Charter and Charterhouse. Costs of $200 were incurred in connection with the cash contributions. These contributions were contributed to Southeast Holdings which, in turn, contributed them to Southeast.

13.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $642. Rent expense incurred under leases during 1997 and 1996 was $615 and $522, respectively.

     The Partnership also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, was $3,261. Rent expense incurred for pole attachments during 1997 and 1996 was $2,930 and $2,092, respectively.

  LITIGATION

     The Partnership is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

14.  EMPLOYEE BENEFIT PLANS:

     The Partnership's employees may participate in Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Partnership contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Partnership contributed $305. During 1997 and 1996, the Partnership contributed $262 and $149, respectively.

     Certain Partnership employees participate in the 1996 Charter Communications/ Charterhouse Group Appreciation Rights Plan (the "Appreciation Rights Plan"). The Appreciation Rights Plan covers certain key employees and consultants within the group of companies and partnerships controlled by Charterhouse and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 925,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination). The units do not represent a right to an equity interest in CharterComm Holdings.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Partnership, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Partnership recorded $4,920 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

15.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Partnership has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

16.  SUBSEQUENT EVENT:

     Subsequent to December 31, 1998, CharterComm Holdings, L.P. and all of its subsidiaries converted to limited liability companies and are now known as CharterComm Holdings LLC and subsidiaries.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Greater Media, Inc.:

     We have audited the accompanying combined balance sheets of Greater Media Cablevision Systems (see Note 1) (collectively, the "Combined Systems") included in Greater Media, Inc., as of September 30, 1998 and 1997, and the related combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended September 30, 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 2, 1999

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1997
                                                               ----       ----
Current assets:
  Cash and cash equivalents.................................  $ 4,080    $ 3,680
  Accounts receivable (less allowance for doubtful accounts
     of $308 (unaudited), $244 and $337)....................    2,755      2,739
  Prepaid expenses and other current assets.................    2,746      1,949
                                                              -------    -------
          Total current assets..............................    9,581      8,368
Property and equipment, net.................................   54,468     41,971
Intangible assets, net......................................    2,690      1,647
Other assets................................................       77        103
                                                              -------    -------
          Total assets......................................  $66,816    $52,089
                                                              =======    =======

Current liabilities:
  Accounts payable and accrued expenses.....................  $ 7,125    $ 5,299
  Customers' prepayments and deferred installation
     revenue................................................    1,910      1,815
                                                              -------    -------
          Total current liabilities.........................    9,035      7,114
Other long-term liabilities.................................    3,650      3,920
Net assets..................................................   54,131     41,055
                                                              -------    -------
          Total liabilities and net assets..................  $66,816    $52,089
                                                              =======    =======

     The accompanying notes are an integral part of these combined balance sheets.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                          NINE MONTHS ENDED
                                               JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                          ------------------   ---------------------------
                                           1999       1998      1998      1997      1996
                                           ----       ----      ----      ----      ----
                                             (UNAUDITED)
NET REVENUES............................  $62,469    $57,536   $77,127   $73,436   $66,816
                                          -------    -------   -------   -------   -------
OPERATING EXPENSES:
  Operating expenses....................   26,248     24,262    32,665    31,115    29,460
  General and administrative............    9,150      8,282    10,869    11,211    10,321
  Corporate charges.....................    3,175      2,898     3,888     3,696     3,365
  Depreciation and amortization.........    7,398      5,717     8,183     7,368     7,353
                                          -------    -------   -------   -------   -------
                                           45,971     41,159    55,605    53,390    50,499
                                          -------    -------   -------   -------   -------
     Income from operations.............   16,498     16,377    21,522    20,046    16,317
OTHER INCOME (EXPENSES):
Interest expense, net...................     (705)      (308)     (504)     (307)     (764)
Other...................................     (365)        34      (532)     (957)     (366)
                                          -------    -------   -------   -------   -------
INCOME BEFORE PROVISION IN LIEU OF
  INCOME TAXES..........................   15,428     16,103    20,486    18,782    15,187
Provision in lieu of income taxes (Note
  6)....................................    6,646      6,247     8,008     7,964     5,987
                                          -------    -------   -------   -------   -------
Net income..............................  $ 8,782    $ 9,856   $12,478   $10,818   $ 9,200
                                          =======    =======   =======   =======   =======

   The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

                                                               TOTAL
                                                               -----
Balance, September 30, 1995.................................  $ 42,185
Net income..................................................     9,200
  Provision in lieu of income taxes.........................     5,987
  Net payments to affiliates................................   (17,038)
                                                              --------
Balance, September 30, 1996.................................    40,334
  Net income................................................    10,818
  Provision in lieu of income taxes.........................     7,964
  Net payments to affiliates................................   (18,061)
                                                              --------
Balance, September 30, 1997.................................    41,055
  Net income................................................    12,478
  Provision in lieu of income taxes.........................     8,008
  Net payments to affiliates................................    (7,410)
                                                              --------
Balance, September 30, 1998.................................  $ 54,131
                                                              ========

     The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 NINE MONTHS
                                                    ENDED
                                                  JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                             -------------------   ----------------------------
                                               1999       1998      1998      1997       1996
                                               ----       ----      ----      ----       ----
                                                 (UNAUDITED)
Net income.................................  $  8,782   $  9,856   $12,478   $10,818   $  9,200
Adjustments to reconcile net income to net
cash provided by operating activities:
  Provision in lieu of income taxes........     6,646      6,247     8,008     7,964      5,987
  Depreciation and amortization............     7,398      5,717     8,183     7,368      7,353
  (Gain) loss on sale of fixed assets......       465        171       300       715        274
Changes in assets and liabilities:
  Accounts receivable, prepaid expenses and
     other assets..........................    (1,431)    (4,045)     (813)   (1,115)      (498)
  Other assets.............................        10         31        24       (30)       (11)
  Accounts payable and accrued expenses....      (178)       144     1,825      (440)    (1,900)
  Customers' prepayments and deferred
     installation revenue..................       242         (7)       96       367         94
  Customers' deposits and deferred
     revenue...............................       (24)      (174)     (270)      (69)       466
                                             --------   --------   -------   -------   --------

Net cash provided by operating
  activities...............................    21,910     17,940    29,831    25,578     20,965
                                             --------   --------   -------   -------   --------
Cash flow from investing activities:
Capital expenditures.......................   (13,797)   (15,700)  (21,049)   (7,587)    (5,122)
Proceeds from disposition of property and
  equipment................................        --        250        72        --        128
Purchase of licenses.......................      (512)       (49)   (1,044)      (99)        --
                                             --------   --------   -------   -------   --------
Net cash used in investing activities......   (14,309)   (15,499)  (22,021)   (7,686)    (4,994)
                                             --------   --------   -------   -------   --------
Cash flow from financing activities:

Net payments to affiliates.................       (34)    (3,941)   (7,410)  (18,061)   (17,038)
                                             --------   --------   -------   -------   --------
Net increase (decrease) in cash and cash
  equivalents..............................     7,567     (1,500)      400      (169)    (1,067)
Cash and cash equivalents, beginning of
  year.....................................     4,080      3,680     3,680     3,849      4,916
                                             --------   --------   -------   -------   --------
Cash and cash equivalents, end of year.....  $ 11,647   $  2,180   $ 4,080   $ 3,680   $  3,849
                                             ========   ========   =======   =======   ========
Supplemental disclosure of cash flow
  information:
  Non-affiliate interest paid during the
     year..................................  $    264   $     42   $   296   $   155   $    447
                                             ========   ========   =======   =======   ========

   The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION, BASIS OF PRESENTATION AND OPERATIONS

     Greater Media Cablevision Systems is the owner and operator of the following Massachusetts-based cable television systems: Auburn, Boylston, Chicopee, Dudley, East Longmeadow, Easthampton, Grafton, Hampden, Holden, Leicester, Ludlow, Millbury, Northborough, Northbridge, Oxford, Paxton, Southampton, Southborough, Southbridge, Spencer, Sturbridge, Upton, Webster, West Boylston, West Brookfield, Westborough, Wilbraham and Worcester ("the Combined Systems"). The Combined Systems are wholly-owned by Greater Media Cablevision, Inc. ("the Company"). The combined financial statements do not include the accounts of Greater Philadelphia Cablevision, Inc. or Greater Philadelphia Cablevision Limited Partnership (the "Philadelphia System"), which are also wholly-owned by the Company. The Company is a wholly-owned subsidiary of Greater Media, Inc. ("the Parent"). In February 1999, the Parent and the Company entered into an agreement ("Sales Agreement") to sell the net assets of the Company including the Combined Systems but excluding the Philadelphia Systems to Charter Communications Holdings, LLC.

     Significant intercompany accounts and transactions between the Combined Systems have been eliminated in the combined financial statements. Significant accounts and transactions with the Parent and other affiliates are disclosed as related party transactions (See Note 7).

     The Combined Systems primarily provide cable television services to subscribers in central and western Massachusetts.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Maintenance and repair costs are expensed when incurred. For financial reporting purposes, depreciation is provided on the straight-line method based on the following estimated useful lives:

                       CLASSIFICATION                           YEARS
                       --------------                           -----
Land improvements...........................................       20
Buildings...................................................    15-40
Furniture, fixtures and equipment...........................     3-15
Trunk and distribution systems..............................     7-12

  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill amortized over forty years and costs incurred in obtaining and renewing cable franchises which are amortized over the life of the respective franchise agreements.

  REVENUES

     Cable revenues from basic and premium services are recognized when the related services are provided.

                       GREATER MEDIA CABLEVISION SYSTEMS

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  QUARTERLY RESULTS

     The financial statements included herein as of December 31, 1998 and for the three months ended December 31, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Combined Systems' financial position as of December 31, 1998 and the results of operations, changes in net assets and cash flows for the three months ended December 31, 1998 and 1997. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.

2.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid and other current assets consist of the following at September 30:

                                                            1998      1997
                                                            ----      ----
Franchise grant..........................................  $1,445    $  604
Corporate business tax...................................   1,015       882
Other....................................................     286       463
                                                           ------    ------
Prepaid expenses and other current assets................  $2,746    $1,949
                                                           ======    ======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                                         1998        1997
                                                         ----        ----
Land and land improvements...........................  $  1,229    $  1,134
Buildings............................................     4,521       4,521
Furniture, fixtures and equipment....................     5,503       4,822
Trunk and distribution systems.......................   109,253      97,042
Construction in progress.............................     9,026       4,450
                                                       --------    --------
                                                        129,532     111,969
Accumulated depreciation.............................   (75,064)    (69,998)
                                                       --------    --------
Property and equipment, net..........................  $ 54,468    $ 41,971
                                                       ========    ========

     Depreciation expense for the years ended September 30, 1998, 1997 and 1996 was $8,081, $7,337, and $7,314, respectively. Construction in progress results primarily from costs to upgrade the systems to fiber optic technologies in the areas served by the Combined Systems.

                       GREATER MEDIA CABLEVISION SYSTEMS

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following at September 30:

                                                            1998      1997
                                                            ----      ----
Franchise agreements.....................................  $3,230    $2,883
Customer lists...........................................   1,751     1,751
Organization expenses....................................     146       146
Goodwill.................................................   2,260     1,510
Covenant not to compete..................................      40        40
                                                           ------    ------
                                                            7,427     6,330
Accumulated amortization.................................   4,737     4,683
                                                           ------    ------
Intangible assets, net...................................  $2,690    $1,647
                                                           ======    ======

     Amortization expense for the years ended September 30, 1998, 1997 and 1996 was $102, $31 and $39, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at September 30:

                                                            1998      1997
                                                            ----      ----
Accounts payable.........................................  $4,733    $3,544
Rate refund liability....................................     923       481
Programming expenses.....................................     586       557
Other....................................................     883       717
                                                           ------    ------
                                                           $7,125    $5,299
                                                           ======    ======

6.  INCOME TAXES

     The Combined Systems are included in the consolidated federal income tax return of the Parent. However, the Parent is responsible for tax payments applicable to the Combined Systems. The combined financial statements reflect a provision in lieu of income taxes as if the combined systems were filing on a separate company basis. Accordingly, the Combined Systems have included the provision in lieu of income taxes as a component of net assets for all periods presented.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $2,053, $1,924 and $1,486, for 1998, 1997 and 1996, respectively.

     As the Sales Agreement represents a sale of assets, Charter Communications Holdings, LLC will have new tax basis in the Combined Systems' assets and liabilities acquired.

7.  RELATED PARTY TRANSACTIONS

     The Company and each of its subsidiaries are guarantors of the Parent Company's debt.

                       GREATER MEDIA CABLEVISION SYSTEMS

     The combined statements include the charge for certain corporate expenses incurred by the Parent on behalf of the Combined Systems. Such charges amounted to $3,888, $3,696, and $3,365 for the three years ended September 30, 1998, 1997 and 1996. Management believes that these costs are reasonable and reflect costs of doing business that the Combined Systems would have incurred on a stand-alone basis.

     The Combined Systems charge an affiliate interest on certain balances, aggregating $15,000 per year, at an annual rate of 12%. Interest income on such balances amounted to $1,800 for each of the three years in the period ended September 30, 1998. In addition, the Combined Systems are required to pay the Parent interest on certain balances, at an annual rate of 12%. Interest expense on such balances amounted to $2,340 for each of these years in the period ended September 30, 1998, all which were due during the periods presented. The amounts described above and certain non-interest bearing amounts due affiliates are included in Net Assets in the Combined Systems balance sheet. As a result of the Sales Agreement, such amounts will be assumed by the Parent. The interest income and expense have been netted in the accompanying statement of operations.

8.  EMPLOYEE BENEFIT PLAN

  401(k) PLAN

     The Combined Systems' employees participate in the Greater Media, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 12% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Parent contributes an amount equal to 50% of the participant's contribution, limited to the lessor of 3% of the participant's compensation or $1 per year.

     The Combined Systems expense relating to the 401(k) Plan was $140, $127, and $96 in 1998, 1997, and 1996, respectively.

  PENSION

     Employees of the Combined Systems participate in a pension plan sponsored by the Parent. The Combined Systems allocable share of the pension expense amounted to $105, $204 and $217 during the years ended September 30, 1998, 1997 and 1996, respectively. As a result of the Sales Agreement, the Combined Systems' employees will be fully vested with respect to their plan benefits, although no additional benefits will accrue to such employees in the future. In addition, the Parent will be responsible for the allocable pension liability ($838 at September 30, 1998) and will continue to administer the plan on behalf of the Combined Systems' employees after the sale is consummated.

9.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended September 30, 1998, 1997 and 1996, was $2,124, $2,133 and $1,636, respectively.
Rent expense incurred under leases for the

                       GREATER MEDIA CABLEVISION SYSTEMS
years ended September 30, 1998, 1997 and 1996, was $678, $665 and $660,
respectively. Future minimum lease payments are as follows:

1999.................................................    $  690
2000.................................................       618
2001.................................................       524
2002.................................................       402
2003.................................................       396
Thereafter...........................................     3,267

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended September 30, 1998, 1997 and 1996, was $1,008, $840 and $578,
respectively.

  LITIGATION

     The Company is party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's combined financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Company may be required to refund additional amounts in the future.

     The Combined Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if a company is unable to justify its basic rates. The Combined Systems are unable to estimate at this time the amount of refunds, if any, that may be payable by the Combined Systems in the event certain of its rates are successfully

                       GREATER MEDIA CABLEVISION SYSTEMS
challenged by franchising authorities or found to be unreasonable by the FCC. The Combined Systems do not believe that the amount of any such refunds would have a material adverse effect on their financial position or results of operations.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Combined Systems cannot predict the ultimate effect of the 1996 Telecom Act on their financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Combined Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Combined Systems are subject to state regulation in Massachusetts.

10.  SUBSEQUENT EVENT (UNAUDITED)

     On June 30, 1999, Charter Communications Entertainment I, LLC, an indirect subsidiary of Charter Communications Holdings Company, LLC purchased the Combined Systems for an aggregate purchase price of $500 million plus a working capital adjustment. Effective with this change of ownership, the Combined Systems will be managed by Charter Investment, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Renaissance Media Group LLC

     We have audited the accompanying consolidated balance sheet of Renaissance Media Group LLC as of December 31, 1998 and the related consolidated statements of operations, changes in members' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renaissance Media Group LLC at December 31, 1998, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999
except for Note 11, as to which
the date is February 24, 1999

                          RENAISSANCE MEDIA GROUP LLC
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                 ASSETS
Cash and cash equivalents...................................    $  8,482
Accounts receivable -- trade (less allowance for doubtful
  accounts of $92)..........................................         726
Accounts receivable -- other................................         584
Prepaid expenses and other assets...........................         340
Escrow deposit..............................................         150
Investment in cable television systems:
  Property, plant and equipment.............................      71,246
  Less: Accumulated depreciation............................      (7,294)
                                                                --------
                                                                  63,952
                                                                --------
  Cable television franchises...............................     236,489
  Less: Accumulated amortization............................     (11,473)
                                                                --------
                                                                 225,016
                                                                --------
  Intangible assets.........................................      17,559
  Less: Accumulated amortization............................      (1,059)
                                                                --------
                                                                  16,500
                                                                --------
       Total investment in cable television systems.........     305,468
                                                                --------
          Total assets......................................    $315,750
                                                                ========

                    LIABILITIES AND MEMBERS' EQUITY

Accounts payable............................................    $  2,042
Accrued expenses(a).........................................       6,670
Subscriber advance payments and deposits....................         608
Deferred marketing support..................................         800
Advances from Holdings......................................         135
Debt........................................................     209,874
                                                                --------
          Total Liabilities.................................     220,129
                                                                --------

Members' Equity:
Paid in capital.............................................     108,600
Accumulated deficit.........................................     (12,979)
                                                                --------
       Total members' equity................................      95,621
                                                                --------
          Total liabilities and members' equity.............    $315,750
                                                                ========

---------------
(a) includes accrued costs from transactions with affiliated companies of $921.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

REVENUES....................................................    $ 41,524
                                                                --------
COSTS & EXPENSES
  Service Costs(a)..........................................      13,326
  Selling, General & Administrative.........................       7,711
  Depreciation & Amortization...............................      19,107
                                                                --------
     Operating Income.......................................       1,380
     Interest Income........................................         158
     Interest (Expense) (b).................................     (14,358)
                                                                --------
     (Loss) Before Provision for Taxes......................     (12,820)
     Provision for Taxes....................................         135
                                                                --------
     Net (Loss).............................................    $(12,955)
                                                                ========

---------------
(a) includes costs from transactions with affiliated companies of $7,523.

(b) includes $676 of amortization of deferred financing costs.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                            PAID                      TOTAL
                                                             IN       ACCUMULATED    MEMBER'S
                                                          CAPITAL      (DEFICIT)      EQUITY
                                                          -------     -----------    --------
Contributed Members' Equity -- Renaissance Media
  Holdings LLC and Renaissance Media LLC................  $ 15,000     $    (24)     $14,976
Additional capital contributions........................    93,600           --       93,600
Net (Loss)..............................................        --      (12,955)     (12,955)
                                                          --------     --------      -------
Balance December 31, 1998...............................  $108,600     $(12,979)     $95,621
                                                          ========     ========      =======

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
Net (loss)..................................................    $(12,955)
Adjustments to non-cash and non-operating items:
  Depreciation and amortization.............................      19,107
  Accretion on Senior Discount Notes........................       7,363
  Other non-cash charges....................................         730
  Changes in operating assets and liabilities:
     Accounts receivable -- trade, net......................        (726)
     Accounts receivable -- other...........................        (584)
     Prepaid expenses and other assets......................        (338)
     Accounts payable.......................................       2,031
     Accrued expenses.......................................       6,660
     Subscriber advance payments and deposits...............         608
     Deferred marketing support.............................         800
                                                                --------
Net cash provided by operating activities...................      22,696
                                                                --------
INVESTING ACTIVITIES:
  Purchased cable television systems:
     Property, plant and equipment..........................     (65,580)
     Cable television franchises............................    (235,412)
     Cash paid in excess of identifiable assets.............      (8,608)
  Escrow deposit............................................        (150)
  Capital expenditures......................................      (5,683)
  Cable television franchises...............................      (1,077)
  Other intangible assets...................................        (526)
                                                                --------
Net cash (used in) investing activities.....................    (317,036)
                                                                --------
FINANCING ACTIVITIES:
  Debt acquisition costs....................................      (8,323)
  Principal repayments on bank debt.........................      (7,500)
  Advances from Holdings....................................          33
  Proceeds from bank debt...................................     110,000
  Proceeds from 10% Senior Discount Notes...................     100,012
  Capital contributions.....................................     108,600
                                                                --------
Net cash provided by financing activities...................     302,822
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       8,482
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1997..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1998..............    $  8,482
                                                                ========
SUPPLEMENTAL DISCLOSURES:
  INTEREST PAID.............................................    $  4,639
                                                                ========

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998 by Renaissance Media Holdings LLC ("Holdings"). Holdings is owned by Morgan Stanley Capital Partners III, L.P. ("MSCP III"), Morgan Stanley Capital Investors, L.P. ("MSCI"), MSCP III 892 Investors, L.P. ("MSCP Investors" and, collectively, with its affiliates, MSCP III and MSCI and their respective affiliates, the "Morgan Stanley Entities"), Time Warner and the Management Investors. On March 20, 1998, Holdings contributed to Group its membership interests in two wholly-owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"), which were formed on January 7, 1998. Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP"), on February 13, 1998 through an acquisition of entities under common control accounted for as if it were a pooling of interests. As a result, Media became a subsidiary of Group and Holdings. Group and its aforementioned subsidiaries are collectively referred to as the "Company". On April 9, 1998, the Company acquired (the "Acquisition") six cable television systems (the "Systems") from TWI Cable, Inc. ("TWI Cable"), a subsidiary of Time Warner Inc. ("Time Warner"). See Note 3. Prior to this Acquisition, the Company had no operations other than start-up related activities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NEW ACCOUNTING STANDARDS

     During fiscal 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

     FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt FAS 133 as of January 1, 2000. The impact of the adoption on the Company's consolidated financial statements is not expected to be material.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

     CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Company generally extends credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the Company's financial condition.

     REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

     ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $491 in 1998.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at purchased and capitalized cost. Capitalized internal costs principally, consist of employee costs and interest on funds borrowed during construction. Capitalized labor, materials and associated overhead amounted to approximately $1,429 in 1998. Replacements, renewals and improvements to installed cable plant are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the year ended December 31, 1998 amounted to $7,314. Property, plant and equipment is depreciated using the straight-line method over the following estimated service lives:

Buildings and leasehold improvements........................    5 - 30 years
Cable systems, equipment and subscriber devices.............    5 - 30 years
Transportation equipment....................................    3 -  5 years
Furniture, fixtures and office equipment....................    5 - 10 years

     Property, plant and equipment at December 31, 1998 consisted of:

Land........................................................    $   432
  Buildings and leasehold improvements......................      1,347
  Cable systems, equipment and subscriber devices...........     62,740
  Transportation equipment..................................      2,181
  Furniture, Fixtures and office equipment..................        904
  Construction in progress..................................      3,642
                                                                -------
                                                                 71,246
Less: accumulated depreciation..............................     (7,294)
                                                                -------
          Total.............................................    $63,952
                                                                =======

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS

     Cable television franchise costs include the assigned fair value, at the date of acquisition, of the franchises from purchased cable television systems. Intangible assets include goodwill, deferred financing and other intangible assets. Cable television franchises and intangible assets are amortized using the straight-line method over the following estimated useful lives:

Cable television franchises.................................        15 years
Goodwill....................................................        25 years
Deferred financing and other intangible assets..............    2 - 10 years

     Intangible assets at December 31, 1998 consisted of:

Goodwill....................................................    $ 8,608
Deferred Financing Costs....................................      8,323
Other intangible assets.....................................        628
                                                                -------
                                                                 17,559
Less: accumulated amortization..............................     (1,059)
                                                                -------
          Total.............................................    $16,500
                                                                =======

     The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, cable television franchises and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized to the extent that the carrying value of such asset is greater than its fair value.

     ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

     TWI CABLE

     On April 9, 1998, the Company acquired six cable television systems from TWI Cable. The systems are clustered in southern Louisiana, western Mississippi and western Tennessee. This Acquisition represented the first acquisition by the Company. The purchase price for the systems was $309,500 which was paid as follows: TWI Cable received $300,000 in cash, inclusive of an escrow deposit of $15,000, and a $9,500 (9,500 units) equity interest in Renaissance Media Holdings LLC, the parent company of Group. In addition to the purchase price, the Company incurred approximately $1,385 in transaction costs, exclusive of financing costs.

     The Acquisition was accounted for using the purchase method and, accordingly, results of operations are reported from the date of the Acquisition (April 9, 1998). The excess of the

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

purchase price over the estimated fair value of the tangible assets acquired has been allocated to cable television franchises and goodwill in the amount of $235,387 and $8,608, respectively.

     DEFFNER CABLE

     On August 31, 1998, the Company acquired the assets of Deffner Cable, a cable television company located in Gadsden, Tennessee. The purchase price was $100 and was accounted for using the purchase method. The allocation of the purchase price is subject to change, although management does not believe that any material adjustment to such allocation is expected.

     BAYOU VISION, INC.

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

     Unaudited Pro Forma summarized results of operations for the Company for the year ended December 31, 1998 and 1997, assuming the Acquisition, Notes (as hereinafter defined) offering and Credit Agreement (as hereinafter defined) had been consummated on January 1, 1998 and 1997, are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1997         1998
                                                                ----         ----
Revenues....................................................  $ 50,987     $ 56,745
Expenses....................................................    53,022       55,210
                                                              --------     --------
Operating (loss) income.....................................    (2,035)       1,535
Interest expense and other expenses.........................   (19,740)     (19,699)
                                                              --------     --------
Net (Loss)..................................................  $(21,775)    $(18,164)
                                                              ========     ========

4.  DEBT

     As of December 31, 1998, debt consisted of:

10.00% Senior Discount Notes at Accreted Value(a)...........    $107,374
Credit Agreement(b).........................................     102,500
                                                                --------
                                                                $209,874
                                                                ========

     (a) On April 9, 1998, in connection with the Acquisition described in Note 3, the Company issued $163,175 principal amount at maturity, $100,012 initial accreted value, of 10.00% senior discount notes due 2008 ("Notes"). The Notes pay no interest until April 15, 2003. From and after April 15, 2003 the Notes will bear interest, payable semi-annually in cash, at a rate of 10% per annum on April 15 and October 15 of each year, commencing October 15, 2003. The Notes are due on April 15, 2008.

     (b) On April 9, 1998, Renaissance Media entered into a credit agreement among Morgan Stanley & Co. Incorporated as Placement Agent, Morgan Stanley Senior Funding Inc., as Syndication Agent, the Lenders, CIBC Inc., as Documentation Agent and Bankers Trust Company as Administrative Agent (the "Credit Agreement"). The aggregate commitments under the Credit

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Agreement total $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans (collectively the "Term Loans"). The revolving credit and term loans are collateralized by a first lien position on all present and future assets and the member's interest of Media, Louisiana and Tennessee. The Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 1/2% on the unused portion of the revolver. The effective interest rate, including commitment fees and amortization of related deferred financing costs and the interest-rate cap, for the year ended December 31, 1998 was 8.82%.

     On April 9, 1998, $110,000 was borrowed under the Credit Agreement's Tranche A and B Term Loans. On June 23, 1998, $7,500 was repaid resulting in $102,500 of outstanding Tranche A and B Term Loans as of December 31, 1998.

     As of December 31, 1998, the Company had unrestricted use of the $40,000 revolver. No borrowings had been made by the Company under the revolver through that date.

     Annual maturities of borrowings under the Credit Agreement for the years ending December 31 are as follows:

1999........................................................    $    776
2000........................................................       1,035
2001........................................................       2,701
2002........................................................       9,506
2003........................................................      11,590
2004........................................................      11,590
Thereafter..................................................      65,302
                                                                --------
                                                                 102,500
Less: Current portion.......................................        (776)
                                                                --------
                                                                $101,724
                                                                ========

     The Credit Agreement and the Indenture pursuant to which the Notes were issued contain restrictive covenants on the Company and subsidiaries regarding additional indebtedness, investment guarantees, loans, acquisitions, dividends and merger or sale of the subsidiaries and require the maintenance of certain financial ratios.

     Total interest cost incurred for the year ended December 31, 1998, including commitment fees and amortization of deferred financing and interest-rate cap costs was $14,358, net of capitalized interest of $42.

5.  INTEREST RATE-CAP AGREEMENT

     The Company purchases interest-rate cap agreements that are designed to limit its exposure to increasing interest rates and are designated to its floating rate debt. The strike price of these agreements exceeds the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its floating rate debt. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense (the accrual accounting method). The cost of these agreements is included in other assets and amortized to interest expense ratably during

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

the life of the agreement. Upon termination of an interest-rate cap agreement, any gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense.

     On December 1, 1997, the Company purchased an interest-rate cap agreement from Morgan Stanley Capital Services Inc. The carrying value as of December 31, 1998 was $47. The fair value of the interest-rate cap, which is based upon the estimated amount that the Company would receive or pay to terminate the cap agreement as of December 31, 1998, taking into consideration current interest rates and the credit worthiness of the counterparties, approximates its carrying value.

     The following table summarizes the interest-rate cap agreement:

NOTIONAL                                        INITIAL
PRINCIPAL             EFFECTIVE   TERMINATION   CONTRACT   FIXED RATE
 AMOUNT      TERM       DATE         DATE         COST     (PAY RATE)
---------    ----     ---------   -----------   --------   ----------
$100,000    2 years    12/1/97      12/1/99       $100        7.25%

6.  TAXES

     For the year ended December 31, 1998, the provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Federal:
Current.....................................................        $ --
  Deferred..................................................          --
State:
  Current...................................................         135
  Deferred..................................................          --
                                                                    ----
     Provision for income taxes.............................        $135
                                                                    ====

     The Company's current state tax liability results from its obligation to pay franchise tax in Tennessee and Mississippi and tax on capital in New York.

     The Company has a net operating loss ("NOL") carryforward for income tax purposes which is available to offset future taxable income. This NOL totals approximately $14,900 and expires in the year 2018. The Company has established a valuation allowance to offset the entire potential future tax benefit of the NOL carryforward and, therefore, has recognized no deferred tax asset with respect to the NOL.

     Louisiana and Tennessee have elected to be treated as corporations for federal income tax purposes and have not recorded any tax benefit for their losses as the realization of theses losses by reducing future taxable income in the carry forward period is uncertain at this time.

7.  RELATED PARTY TRANSACTIONS

     (a) TRANSACTIONS WITH MORGAN STANLEY ENTITIES

     In connection with the Acquisition, Media entered into the Credit Agreement with Morgan Stanley Senior Funding Inc. and Morgan Stanley & Co. Incorporated acted as the Placement

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Agent for the Notes. In connection with these services the Morgan Stanley Entities received customary fees and expense reimbursement.

     (b) TRANSACTIONS WITH TIME WARNER AND RELATED PARTIES

     In connection with the Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner manages the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements.

     (c) Transactions with Management

     Prior to the consummation of the Acquisition described in Note 3, Media paid fees in 1998 to six senior executives of the Company who are investors in the Company (the "Management Investors") for services rendered prior to their employment by Media relating to the Acquisition and the Credit Agreement. These fees totaled $287 and were recorded as transaction and financing costs.

     (d) DUE TO MANAGEMENT INVESTORS

     Prior to the formation of the Company, the Management Investors advanced $1,000 to Holdings, which was used primarily for working capital purposes. Upon formation of the Company, Holdings contributed certain assets and liabilities to Group and the $1,000 advance from the Management Investors was recorded as paid in capital.

     (e) TRANSACTIONS WITH BOARD MEMBER

     The Company has utilized the law firm of one of its board members for legal services for the Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $1,348 for the year ended December 31, 1998.

8.  ACCRUED EXPENSES

     Accrued expenses as of December 31, 1998 consist of the following:

Accrued programming costs...................................    $1,986
Accrued interest............................................     1,671
Accrued franchise fees......................................     1,022
Accrued legal and professional fees,........................       254
Accrued salaries, wages and benefits........................       570
Accrued property and sales tax..............................       637
Other accrued expenses......................................       530
                                                                ------
                                                                $6,670
                                                                ======

9.  EMPLOYEE BENEFIT PLAN

     Effective April 9, 1998, the Company began sponsoring a defined contribution plan which covers substantially all employees (the "Plan"). The Plan provides for contributions from eligible employees up to 15% of their compensation. The Company's contribution to the Plan is limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company has the right in any year to set the amount of the Company's contribution percentage.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Company matching contributions to the Plan for the year ended December 31, 1998 were approximately $97. All participant contributions and earnings are fully vested upon contribution and company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years.

10.  COMMITMENTS AND CONTINGENCIES

     (a) LEASES

     The Company had rental expense under various lease and rental agreements primarily for offices, tower sites and warehouses of approximately $125 in 1998. In addition, the Company rents utility poles in its operations generally under short term arrangements, but the Company expects these arrangements to recur. Total rent expense for utility poles was approximately $620 in 1998. Future minimum annual rental payments under noncancellable leases are as follows:

1999...............................................    $162
2000...............................................      38
2001...............................................      24
2002...............................................      20
2003 and thereafter................................      66
                                                       ----
     Total.........................................    $310
                                                       ====

     (b) EMPLOYMENT AGREEMENTS

     Media has entered into employment agreements with six senior executives who are also investors in Holdings. Under the conditions of five of the agreements the employment term is five years, expiring in April 2003 and requires Media to continue salary payments (including any bonus) through the term if the executive's employment is terminated by Media without cause, as defined in the employment agreement. Media's obligations under the employment agreements may be reduced in certain situations based on actual operating performance relative to the business plan, death or disability or by actions of the other senior executives.

     The employment agreement for one senior executive has a term of one year and may be renewed annually. This agreement has been renewed through April 8, 2000.

     (c) OTHER AGREEMENTS

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, Time Warner agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) by 1999 (approximately $23 million). This agreement with the FCC has been assumed by the Company as part of the Acquisition.

11.  SUBSEQUENT EVENT

     On February 23, 1999, Holdings entered into an agreement with Charter Communications, LLC and Charter Communications, Inc., to sell 100% of its members' equity in the Company for approximately $459,000, subject to certain closing conditions. This transaction is expected to close during the third quarter of 1999.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

12.  YEAR 2000 ISSUES (UNAUDITED)

     The Company relies on computer systems, related software applications and other control devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable, payroll and fixed asset modules), subscriber billing systems, internal networks and telecommunications equipment. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its suppliers and financial organizations, for the accurate exchange of data.

     The Company continues to assess the likely impact of Year 2000 issues on its business operations, including its material information technology ("IT") and non-IT applications. These material applications include all billing and subscriber information systems, general ledger software, payroll systems, accounting software, phone switches and certain headend applications, all of which are third party supported.

     The Company believes it has identified all systems that may be affected by Year 2000 Issues. Concurrent with the identification phase, the Company is securing compliance determinations relative to all identified systems. For those systems that the Company believes are material, compliance programs have been received or such systems have been certified by independent parities as Year 2000 compliant. For those material systems that are subject to compliance programs, the Company expects to receive Year 2000 certifications from independent parties by the second quarter 1999. Determinations of Year 2000 compliance requirements for less mission critical systems are in progress and are expected to be completed in the second quarter of 1999.

     With respect to third parties with which the Company has a material relationship, the Company believes its most significant relationships are with financial institutions, who receive subscriber monthly payments and maintain Company bank accounts, and subscriber billing and management systems providers. We have received compliance programs which if executed as planned should provide a high degree of assurance that all Year 2000 issues will be addressed by mid 1999.

     The Company has not incurred any material Year 2000 costs to date, and excluding the need for contingency plans, does not expect to incur any material Year 2000 costs in the future because most of its applications are maintained by third parties who have borne Year 2000 compliance costs.

     The Company cannot be certain that it or third parties supporting its systems have resolved or will resolve all Year 2000 issues in a timely manner. Failure by the Company or any such third party to successfully address the relevant Year 2000 issues could result in disruptions of the Company's business and the incurrence of significant expenses by the Company. Additionally, the Company could be affected by any disruption to third parties with which the Company does business if such third parties have not successfully addressed their Year 2000 issues.

     Failure to resolve Year 2000 issues could result in improper billing to the Company's subscribers which could have a major impact on the recording of revenue and the collection of cash as well as create significant customer dissatisfaction. In addition, failure on the part of the financial institutions with which the Company relies on for its cash collection and management services could also have a significant impact on collections, results of operations and the liquidity of the Company.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The Company has not yet finalized contingency plans necessary to handle the most likely worst case scenarios. Before concluding as to possible contingency plans, the Company must determine whether the material service providers contemplate having such plans in place. In the event that contingency plans from material service providers are not in place or are deemed inadequate, management expects to have such plans in place by the third quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  TWI Cable, Inc.

     We have audited the accompanying combined balance sheet of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of April 8, 1998, and the related combined statements of operations, changes in net assets and cash flows for the period from January 1, 1998 through April 8, 1998. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, included in TWI Cable, at April 8, 1998, and the combined results of their operations and their cash flows for the period from January 1, 1998 through April 8, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                APRIL 8, 1998
                                                                -------------
                           ASSETS
Cash and cash equivalents...................................      $      7
Receivables, less allowance of $116.........................           576
Prepaid expenses and other assets...........................           438
Property, plant and equipment, net..........................        35,992
Cable television franchises, net............................       195,907
Goodwill and other intangibles, net.........................        50,023
                                                                  --------
          Total assets......................................      $282,943
                                                                  ========
                 LIABILITIES AND NET ASSETS
Accounts payable............................................      $     63
Accrued programming expenses................................           978
Accrued franchise fees......................................           616
Subscriber advance payments and deposits....................           593
Deferred income taxes.......................................        61,792
Other liabilities...........................................           747
                                                                  --------
          Total liabilities.................................        64,789
          Total net assets..................................       218,154
                                                                  --------
          Total liabilities and net assets..................      $282,943
                                                                  ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
REVENUES....................................................      $15,221
COSTS AND EXPENSES:
Operating and programming...................................        3,603
Selling, general and administrative.........................        4,134
Depreciation and amortization...............................        5,031
(Gain) on disposal of fixed assets..........................          (96)
                                                                  -------
          Total costs and expenses..........................       12,672
                                                                  -------
Operating income............................................        2,549
Provision for income taxes..................................        1,191
                                                                  -------
Net income..................................................      $ 1,358
                                                                  =======

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Balance at December 31, 1997................................    $224,546
Repayment of advances from Parent...........................     (17,408)
  Advances from Parent......................................       9,658
  Net income................................................       1,358
                                                                --------
Balance at April 8, 1998....................................    $218,154
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
OPERATING ACTIVITIES:
Net income..................................................      $ 1,358
Adjustments for noncash and nonoperating items:
  Income tax expense........................................        1,191
  Depreciation and amortization.............................        5,031
  (Gain) on disposal of fixed assets........................          (96)
  Changes in operating assets and liabilities:
     Receivables, prepaids and other assets.................          289
     Accounts payable, accrued expenses and other
      liabilities...........................................         (770)
     Other balance sheet changes............................           (4)
                                                                  -------
Net cash provided by operations.............................        6,999
                                                                  -------
INVESTING ACTIVITIES:
Capital expenditures........................................         (613)
                                                                  -------
Net cash used in investing activities.......................         (613)
                                                                  -------
FINANCING ACTIVITIES:
Net repayment of advances from Parent.......................       (7,750)
                                                                  -------
Net cash (used in) financing activities.....................       (7,750)
INCREASE IN CASH AND CASH EQUIVALENTS.......................       (1,364)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............        1,371
                                                                  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................      $     7
                                                                  =======

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has sold the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997 (see Note 8). Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers and such fees are not included as revenue or as a franchise fee expense.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $105,000 for the period from January 1, 1998 through April 8, 1998.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances was $166,522,000 for the period from January 1, 1998 through April 8, 1998.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................    5-20 years
Cable television equipment..................................    5-15 years
Furniture, fixtures and other equipment.....................    3-10 years

     Property, plant and equipment consist of:

                                                                APRIL 8, 1998
                                                                -------------
                                                                (IN THOUSANDS)
Land and buildings..........................................       $  2,255
Cable television equipment..................................         40,276
Furniture, fixtures and other equipment.....................          2,308
Construction in progress....................................          1,183
                                                                   --------
                                                                     46,022
Less accumulated depreciation...............................        (10,030)
                                                                   --------
          Total.............................................       $ 35,992
                                                                   ========

  INTANGIBLE ASSETS

     The Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. For the period from January 1, 1998 through April 8, 1998 amortization of goodwill amounted to $360,000 and amortization of cable television franchises amounted to $3,008,000. Accumulated amortization of intangible assets amounted to $28,114,000 at April 8, 1998.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2.  EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the period from January 1, 1998 through April 8, 1998 totaled $61,000.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the period from January 1, 1998 through April 8, 1998 totaled $38,000.

     The Combined Systems have no material obligations for other post retirement benefits.

3.  RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. These charges totaled $1,164,000 for the period from January 1, 1998 through April 8, 1998. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $409,000 for the period from January 1, 1998 through April 8, 1998.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $486,000 for the period from January 1, 1998 through April 8, 1998.

     Other divisional expenses allocated to the Combined Systems approximated $299,000 for the period from January 1, 1998 through April 8, 1998.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5.  INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                               FOR THE PERIOD
                                                            FROM JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                            --------------------
                                                               (IN THOUSANDS)
Federal:
Current...................................................         $   --
  Deferred................................................            962
State:
  Current.................................................             --
  Deferred................................................            229
                                                                   ------
     Net provision for income taxes.......................         $1,191
                                                                   ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision expected at the U.S. federal statutory income tax rate and the total income tax provision are due to nondeductible goodwill amortization and state taxes.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                                                 APRIL 8, 1998
                                                                 -------------
                                                                (IN THOUSANDS)
Deferred tax liabilities:
Amortization................................................        $57,817
  Depreciation..............................................          4,181
                                                                    -------
          Total gross deferred tax liabilities..............         61,998
                                                                    -------
Deferred tax assets:
  Tax loss carryforwards....................................            160
  Allowance for doubtful accounts...........................             46
                                                                    -------
          Total deferred tax assets.........................            206
                                                                    -------
          Net deferred tax liability........................        $61,792
                                                                    =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $400,000 at April 8, 1998. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6.  COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $244,000 for the period from January 1, 1998 through April 8, 1998 under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $25 million at December 31, 1997). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  OTHER LIABILITIES

     Other liabilities consist of:

                                                                APRIL 8, 1998
                                                                -------------
                                                                (IN THOUSANDS)
Compensation................................................         $279
Data Processing Costs.......................................          161
Sales and other taxes.......................................          146
Copyright Fees..............................................           35
Pole Rent...................................................           93
Other.......................................................           33
                                                                     ----
          Total.............................................         $747
                                                                     ====

8.  SUBSEQUENT EVENT

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
     TWI Cable Inc.

     We have audited the accompanying combined balance sheets of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of December 31, 1996 and 1997, the related combined statements of operations, changes in net assets and cash flows for the years then ended. In addition, we have audited the combined statement of operations and cash flows for the year ended December 31, 1995 of the Predecessor Combined Systems. These combined financial statements are the responsibility of the Combined Systems' or the Predecessor's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Systems, included in TWI Cable or the Predecessor, at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 16, 1998

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
                                      ASSETS
Cash and cash equivalents...................................  $    570    $  1,371
Receivables, less allowance of $71 and $116 for the years
  ended December 31, 1996 and 1997, respectively............       794       1,120
Prepaid expenses and other assets...........................        45         183
Property, plant and equipment, net..........................    36,966      36,944
Cable television franchises, net............................   209,952     198,913
Goodwill and other intangibles, net.........................    51,722      50,383
                                                              --------    --------
          Total assets......................................  $300,049    $288,914
                                                              ========    ========
                            LIABILITIES AND NET ASSETS
Accounts payable............................................  $  1,640    $    652
Accrued programming expenses................................       847         904
Accrued franchise fees......................................       736         835
Subscriber advance payments and deposits....................        66         407
Deferred income taxes.......................................    58,340      60,601
Other liabilities...........................................       945         969
                                                              --------    --------
          Total liabilities.................................    62,574      64,368
          Total net assets..................................   237,475     224,546
                                                              --------    --------
          Total liabilities and net assets..................  $300,049    $288,914
                                                              ========    ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                          1995            1996              1997
                                                          ----            ----              ----
                                                      (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
REVENUES............................................     $43,549        $47,327           $50,987
COSTS AND EXPENSES:
Operating and programming...........................      13,010         12,413            12,101
Selling, general and administrative.................       9,977         12,946            13,823
Depreciation and amortization.......................      17,610         18,360            18,697
(Gain) loss on disposal of fixed assets.............          --           (244)              620
                                                         -------        -------           -------
          Total costs and expenses..................      40,597         43,475            45,241
                                                         -------        -------           -------
Operating income....................................       2,952          3,852             5,746
Interest expense....................................      11,871             --                --
                                                         -------        -------           -------
(Loss) income before income tax (benefit) expense...      (8,919)         3,852             5,746
Income tax (benefit) expense........................      (3,567)         1,502             2,262
                                                         -------        -------           -------
Net (loss) income...................................     $(5,352)       $ 2,350           $ 3,484
                                                         =======        =======           =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Contribution by Parent......................................    $250,039
Repayment of advances from Parent...........................     (47,895)
  Advances from Parent......................................      32,981
  Net income................................................       2,350
                                                                --------
Balance at December 31, 1996................................     237,475
  Repayment of advances from Parent.........................     (50,661)
  Advances from Parent......................................      34,248
  Net income................................................       3,484
                                                                --------
Balance at December 31, 1997................................    $224,546
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------
                                                          1995             1996             1997
                                                          ----             ----             ----
                                                      (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
OPERATING ACTIVITIES:
Net (loss) income...................................     $(5,352)        $   2,350        $  3,484
     Adjustments for noncash and nonoperating items:
     Income tax (benefit) expense...................      (3,567)            1,502           2,262
     Depreciation and amortization..................      17,610            18,360          18,697
     (Gain) loss on disposal of fixed assets........          --              (244)            620
     Changes in operating assets and liabilities:
       Receivables, prepaids and other assets.......        (196)              944            (464)
       Accounts payable, accrued expenses and other
          liabilities...............................        (972)              176            (466)
       Other balance sheet changes..................          --                --            (529)
                                                         -------         ---------        --------
Net cash provided by operations.....................       7,523            23,088          23,604
INVESTING ACTIVITIES:
Purchase of Predecessor cable systems, net of cash
  acquired..........................................          --          (249,473)             --
Capital expenditures................................      (7,376)           (8,170)         (6,390)
                                                         -------         ---------        --------
Net cash used in investing activities...............      (7,376)         (257,643)         (6,390)
FINANCING ACTIVITIES:
Advance from Parent for purchase of Predecessor.....          --           250,039              --
Net repayment of advances from Parent...............          --           (14,914)        (16,413)
                                                         -------         ---------        --------
Net cash provided by (used in) financing
  activities........................................          --           235,125         (16,413)
INCREASE IN CASH AND CASH EQUIVALENTS...............         147               570             801
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....         419                 0             570
                                                         -------         ---------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........     $   566         $     570        $  1,371
                                                         =======         =========        ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has committed to sell the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997. Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years. The Combined Systems' financial statements through December 31, 1995 reflect the historical cost of their assets and liabilities and results of their operations.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers. Prior to January 1997, franchise fees were not separately itemized on customers' bills. Such fees were considered part of the monthly charge for basic services and equipment, and therefore were reported as revenue and expense in the Combined Systems' financial results. Management began the process of itemizing such fees on all customers' bills beginning in January 1997. In conjunction with itemizing these charges, the Combined Systems began separately collecting the franchise fee on all revenues subject to franchise fees. As a result, such fees are no longer included as revenue or as franchise fee expense. The net effect of this change is a reduction in 1997 revenue and franchise fee expense of approximately $1,500,000 versus the comparable period in 1996.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $308,000, $632,000 and $510,000 for the years ended 1995, 1996 and 1997, respectively.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances were $173,348,000 and $170,438,000 for the years ended December 31, 1996 and 1997, respectively.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................  5-20 years
Cable television equipment..................................  5-15 years
Furniture, fixtures and other equipment.....................  3-10 years

Property, plant and equipment consist of:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                               ----       ----
Land and buildings..........................................  $ 2,003    $ 2,265
Cable television equipment..................................   32,324     39,589
Furniture, fixtures and other equipment.....................    1,455      2,341
Construction in progress....................................    5,657      1,028
                                                              -------    -------
                                                               41,439     45,223
Less accumulated depreciation...............................   (4,473)    (8,279)
                                                              -------    -------
          Total.............................................  $36,966    $36,944
                                                              =======    =======

  INTANGIBLE ASSETS

     During 1996 and 1997, the Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. Prior to the CVI Merger, goodwill and cable television franchises were amortized over 15 years using the straight-line method. For the years ended 1995, 1996, and 1997, amortization of goodwill amounted to $8,199,000, $1,325,000, and $1,325,000, respectively, and amortization of cable television franchises amounted to $1,284,000, $11,048,000, and $11,048,000, respectively. Accumulated amortization of intangible assets at December 31, 1996 and 1997 amounted to $12,373,000 and $24,746,000, respectively.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2. EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the years ended December 31, 1996 and 1997 totaled $184,000 and $192,000, respectively.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the years ended December 31, 1996 and 1997 totaled $107,000 and $117,000, respectively.

     Prior to the CVI Merger, substantially all employees were eligible to participate in a profit sharing plan or a defined contribution plan. The profit sharing plan provided that the Combined Systems may contribute, at the discretion of their board of directors, an amount up to 15% of compensation for all eligible participants out of its accumulated earnings and profits, as defined. Profit sharing expense amounted to approximately $31,000 for the year ended December 31, 1995.

     The defined contribution plan contained a qualified cash or deferred arrangement pursuant to Internal Revenue Code Section 401(k). This plan provided that eligible employees may contribute from 2% to 10% of their compensation to the plan. The Combined Systems matched contributions of up to 4% of the employees' compensation. The expense for this plan amounted to approximately $96,000 for the year ended December 31, 1995.

     The Combined Systems have no material obligations for other post retirement benefits.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' 1996 and 1997 operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. For the year ended December 31, 1996 and 1997, these charges totaled $3,260,000 and $3,458,000, respectively. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $327,000 and $291,000 for the years ended December 31, 1996 and 1997, respectively. There were no such programming and promotional service related party transactions in 1995.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $1,432,000 and $1,715,000 for the years ended December 31, 1996 and 1997, respectively.

     Other divisional expenses allocated to the Combined Systems approximated $1,301,000 and $1,067,000 for the years ended December 31, 1996 and 1997, respectively.

4. INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5. INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision (benefit) for income

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

taxes has been calculated on a separate company basis. The components of the provision (benefit) for income taxes are as follows:

                                          YEAR ENDED DECEMBER 31,
                                        ---------------------------
                                         1995       1996      1997
                                         ----       ----      ----
                                              (IN THOUSANDS)
FEDERAL:
Current...............................  $    --    $   --    $   --
  Deferred............................   (2,881)    1,213     1,826
STATE:
  Current.............................       --        --        --
  Deferred............................     (686)      289       436
                                        -------    ------    ------
  Net provision (benefit) for income
     taxes............................  $(3,567)   $1,502    $2,262
                                        =======    ======    ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision (benefit) expected at the U.S. federal statutory income tax rate and the total income tax provision (benefit) are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                               YEAR ENDED DECEMBER 31,
                                               ------------------------
                                                 1996           1997
                                                 ----           ----
                                                    (IN THOUSANDS)
DEFERRED TAX LIABILITIES:
Amortization.................................   $61,266        $58,507
  Depreciation...............................     3,576          4,060
                                                -------        -------
          Total gross deferred tax
            liabilities......................    64,842         62,567
                                                -------        -------
DEFERRED TAX ASSETS:
  Tax loss carryforwards.....................     6,474          1,920
  Allowance for doubtful accounts............        28             46
                                                -------        -------
          Total deferred tax assets..........     6,502          1,966
                                                -------        -------
  Net deferred tax liability.................   $58,340        $60,601
                                                =======        =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $4.8 million at December 31, 1997. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $642,000, $824,000, and $843,000 for the years ended December 31, 1995, 1996 and 1997, respectively, under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $22 million). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

7. OTHER LIABILITIES

     Other liabilities consist of:

                                                               DECEMBER 31,
                                                               ------------
                                                              1996     1997
                                                              ----     ----
                                                              (IN THOUSANDS)
Compensation................................................  $217     $250
Data Processing Costs.......................................   100       90
Sales and other taxes.......................................   101       90
Copyright Fees..............................................    85       83
Pole Rent...................................................    66       63
Other.......................................................   376      393
                                                              ----     ----
     Total..................................................  $945     $969
                                                              ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Helicon Partners I, L.P.:

We have audited the accompanying combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998, and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 26, 1999

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                             1997             1998
                                                         -------------    -------------
ASSETS (NOTES 8 AND 9)
Cash and cash equivalents (note 2).....................  $   4,372,281    $   5,130,561
Receivables from subscribers...........................      1,439,720        1,631,931
Prepaid expenses and other assets......................      2,205,794        3,469,228
Property, plant and equipment, net (notes 3, 4, and
  11)..................................................     80,104,377       86,737,580
Intangible assets and deferred costs, net (notes 3 and
  5)...................................................     85,066,665       94,876,847
                                                         -------------    -------------
          Total assets.................................  $ 173,188,837    $ 191,846,147
                                                         =============    =============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable.....................................  $   7,416,901    $   8,037,193
  Accrued expenses.....................................      1,539,116        1,589,240
  Subscriptions received in advance....................      1,018,310          819,564
  Accrued interest.....................................      3,760,360        3,742,456
  Due to principal owner (note 7)......................      5,000,000        5,000,000
  Senior secured notes (note 8)........................    115,000,000      115,000,000
  Loans payable to banks (note 9)......................     85,776,641      120,266,922
  12% subordinated notes, net of unamortized discount
     of $2,889,541 in 1997 and $2,543,869 in 1998 (note
     10)...............................................     37,249,948       42,672,085
  Redeemable partnership interests (note 10)...........      6,437,142       16,253,906
  Other notes payable (note 11)........................      5,747,076        5,448,804
  Due to affiliates, net (note 6)......................         71,474          247,042
                                                         -------------    -------------
          Total liabilities............................    269,016,968      319,077,212
                                                         -------------    -------------
Commitments (notes 8, 9, 10, 11 and 13)
Partners' deficit (note 12):
  Preferred limited partners...........................      7,649,988        8,567,467
  Accumulated partners' deficit........................   (103,477,119)    (135,797,532)
  Less capital contribution receivable.................         (1,000)          (1,000)
                                                         -------------    -------------
          Total partners' deficit......................    (95,828,131)    (127,231,065)
                                                         -------------    -------------
          Total liabilities and partners' deficit......  $ 173,188,837    $ 191,846,147
                                                         =============    =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                  1996           1997           1998
                                              ------------   ------------   ------------
Revenues....................................  $ 42,061,537   $ 59,957,434   $ 75,576,810
                                              ------------   ------------   ------------
Operating expenses:
  Operating expenses (note 13)..............    11,395,509     17,408,265     22,687,850
  General and administrative expenses (notes
     6 and 13)..............................     7,244,663      9,762,931     13,365,824
  Marketing expenses........................     1,235,553      2,266,627      3,521,893
  Depreciation and amortization.............    12,556,023     19,411,813     24,290,088
  Management fee charged by affiliate (note
     6).....................................     2,103,077      2,997,872      3,496,271
  Corporate and other expenses..............       426,672        549,222        602,987
                                              ------------   ------------   ------------
          Total operating expenses..........    34,961,497     52,396,730     67,964,913
                                              ------------   ------------   ------------
  Operating income..........................     7,100,040      7,560,704      7,611,897
                                              ------------   ------------   ------------
Interest expense (note 7)...................   (17,418,266)   (23,586,227)   (27,633,714)
Interest income.............................       563,362        154,037         92,967
                                              ------------   ------------   ------------
                                               (16,854,904)   (23,432,190)   (27,540,747)
                                              ------------   ------------   ------------
  Loss before extraordinary item............    (9,754,864)   (15,871,486)   (19,928,850)
                                              ------------   ------------   ------------
Extraordinary item -- write-off of deferred
  financing costs (note 9)..................            --             --     (1,657,320)
                                              ------------   ------------   ------------
  Net loss..................................  $ (9,754,864)  $(15,871,486)  $(21,586,170)
                                              ============   ============   ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                   PARTNERS' DEFICIT
                                               -------------------------
                                  PREFERRED                   CLASS A        CAPITAL
                                   LIMITED      GENERAL       LIMITED      CONTRIBUTION
                                   PARTNERS     PARTNER      PARTNERS       RECEIVABLE        TOTAL
                                  ----------   ---------   -------------   ------------   -------------
Balance at December 31, 1995....  $       --   $(307,994)  $ (67,144,287)    $(1,000)     $ (67,453,281)
Issuance of preferred limited
partnership interests (note
10).............................   6,250,000     (62,500)     (6,187,500)         --                 --
Partner capital contributions
  (note 10).....................          --       1,500              --          --              1,500
Distribution of additional
  preferred partnership
  interests (note 10)...........     558,430      (5,584)       (552,846)         --                 --
Net loss........................          --     (97,549)     (9,657,315)         --         (9,754,864)
                                  ----------   ---------   -------------     -------      -------------
Balance at December 31, 1996....   6,808,430    (472,127)    (83,541,948)     (1,000)       (77,206,645)
Distribution of additional
  preferred partnership
  interests (note 10)...........     841,558      (8,416)       (833,142)         --                 --
Accretion of redeemable
  partnership interests (note
  10)...........................          --     (27,500)     (2,722,500)         --         (2,750,000)
Net loss........................          --    (158,715)    (15,712,771)         --        (15,871,486)
                                  ----------   ---------   -------------     -------      -------------
Balance at December 31, 1997....   7,649,988    (666,758)   (102,810,361)     (1,000)       (95,828,131)
Distribution of additional
  preferred partnership
  interests (note 10)...........     917,479      (9,175)       (908,304)         --                 --
Accretion of redeemable
  partnership interests (note
  10)...........................          --     (98,168)     (9,718,596)         --         (9,816,764)
Net loss........................          --    (215,861)    (21,370,309)         --        (21,586,170)
                                  ----------   ---------   -------------     -------      -------------
Balance at December 31, 1998....  $8,567,467   $(989,962)  $(134,807,570)    $(1,000)     $(127,231,065)
                                  ==========   =========   =============     =======      =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                  1996            1997            1998
                                                              ------------    ------------    ------------
Cash flows from operating activities:
Net loss....................................................  $ (9,754,864)   $(15,871,486)   $(21,586,170)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item......................................            --              --       1,657,320
    Depreciation and amortization...........................    12,556,023      19,411,813      24,290,088
    Gain on sale of equipment...............................       (20,375)         (1,069)        (29,323)
    Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................     1,945,667       4,193,819       4,961,241
    Interest on other notes payable added to principal......       168,328         185,160              --
    Amortization of debt discount and deferred financing
      costs.................................................     2,115,392         849,826         919,439
    Change in operating assets and liabilities, net of
      acquisitions:
      Decrease (increase) in receivables from subscribers...       176,432        (496,146)        (79,535)
      Increase in prepaid expenses and other assets.........      (269,156)       (976,491)     (1,255,018)
      Increase in financing costs incurred..................    (4,525,331)       (434,000)     (2,200,000)
      Increase in accounts payable and accrued expenses.....     2,182,762       2,957,524         681,037
      Increase (decrease) in subscriptions received in
         advance............................................       119,277         325,815        (208,803)
      Increase (decrease) in accrued interest...............     1,613,630         376,158         (17,904)
                                                              ------------    ------------    ------------
         Total adjustments..................................    16,062,649      26,392,409      28,718,542
                                                              ------------    ------------    ------------
         Net cash provided by operating activities..........     6,307,785      10,520,923       7,132,372
                                                              ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (8,987,766)    (15,824,306)    (13,538,978)
  Proceeds from sale of equipment...........................        21,947          23,270         118,953
  Cash paid for net assets of cable television systems
    acquired................................................   (35,829,389)    (70,275,153)    (26,063,284)
  Cash paid for net assets of internet businesses
    acquired................................................       (40,000)       (993,760)             --
  Increase in intangible assets and deferred costs..........      (127,673)       (308,759)       (183,018)
                                                              ------------    ------------    ------------
         Net cash used in investing activities..............   (44,962,881)    (87,378,708)    (39,666,327)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
  Capital contributions.....................................         1,500              --              --
  Decrease in restricted cash...............................            --       1,000,000              --
  Proceeds from issuance of 12% subordinated notes and
    redeemable partnership interests........................    34,000,000              --              --
  Proceeds from bank loans..................................     8,900,000      77,285,000     104,000,000
  Repayment of bank loans...................................      (952,777)     (1,505,581)    (69,509,719)
  Repayment of other notes payable..........................      (527,514)     (1,145,989)     (1,362,995)
  Advances to affiliates....................................    (3,207,996)     (3,412,411)     (8,856,491)
  Repayments of advances to affiliates......................     3,479,336       2,986,778       9,021,440
                                                              ------------    ------------    ------------
         Net cash provided by financing activities..........    41,692,549      75,207,797      33,292,235
                                                              ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents......................................     3,037,453      (1,649,988)        758,280
Cash and cash equivalents at beginning of year..............     2,984,816       6,022,269       4,372,281
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year....................  $  6,022,269    $  4,372,281    $  5,130,561
                                                              ============    ============    ============
Supplemental cash flow information:
  Interest paid.............................................  $ 11,575,250    $ 17,981,264    $ 21,770,938
                                                              ============    ============    ============
  Other non-cash items:
    Acquisition of property, plant and equipment through
      issuance of other notes payable.......................  $  1,222,000    $    917,815    $  1,025,319
                                                              ============    ============    ============
    Issuance of notes payable in connection with the
      acquisition of cable television and internet systems,
      net of imputed interest...............................  $    569,500    $  1,914,479              --
                                                              ============    ============    ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owned an 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. On June 29, 1998, the net assets of HOL were transferred to THGLP in settlement of the inter-company loans THGLP had made to HOL. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

     The Company operates cable television systems located in Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont, New Hampshire, Georgia and Tennessee. The Company also offers a broad range of Internet access service, including dial-up access, dedicated high speed access, both two-way and asymmetrical ("Hybrid"), high speed cable modem access, World Wide Web design and hosting services and other value added services such as paging and private network systems within the Company's cable service and contiguous areas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of the Partnership, THGLP and HPIAC and HOL which have been combined because of common ownership and control. They also reflect the accounts of THGLP's subsidiary, Helicon Capital Corp. ("HCC"), which has nominal assets and no operations since its incorporation. All intercompany accounts and transactions have been eliminated in combination.

b) PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

     Under the terms of the partnership agreements of the Partnership and THGLP, profits, losses and distributions will be made to the general and Class A Limited Partners pro-rata based on their respective partnership interest.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Holders of Preferred Limited Partnership Interests are entitled to an aggregate preference on liquidation of $6,250,000 plus cumulative in-kind distributions of additional Preferred Limited Partnership interests at an annual rate of 12%.

c) REVENUE RECOGNITION

     Revenue is recognized as services are provided to subscribers. Subscription revenues billed in advance for services are deferred and recorded as income in the period in which services are rendered.

d) Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets.

e) INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are carried at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets. The Company periodically reviews the amortization periods of their intangible assets and deferred costs. The Company evaluates whether there has been a permanent impairment in the value of these assets by considering such factors including projected undiscounted cash flows, current market conditions and changes in the cable television industry that would impact the recoverability of such assets, among other things.

f) INCOME TAXES

     No provision for Federal or state income taxes has been made in the accompanying combined financial statements since any liability for such income taxes is that of the partners and not of the Partnership or its affiliates. Certain assets have a basis for income tax purposes that differs from the carrying value for financial reporting purposes, primarily due to differences in depreciation methods. As a result of these differences, at December 31, 1997 and 1998 the net carrying value of these assets for financial reporting purposes exceeded the net basis for income tax purposes by approximately $22 million and $27 million respectively.

g) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, consisting of amounts on deposit in money market accounts, checking accounts and certificates of deposit, were $4,372,281 and $5,130,561 at December 31, 1997 and 1998, respectively.

h) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

i) INTEREST RATE CAP AGREEMENTS

     The cost paid is amortized over the life of the agreements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

j) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, Accounts Payable and Accrued Expenses

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable, accounts payable, and accrued expenses approximate fair values.

Senior Secured Notes and Long-term Debt

     For the Senior Secured Notes, fair values are based on quoted market prices. The fair market value at December 31, 1997 and 1998 was approximately $123,000,000 and $120,000,000, respectively. For long-term debt, their values approximate carrying value due to the short-term maturity of the debt and/or fluctuating interest.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company has no items that qualify as comprehensive income.

3.  ACQUISITIONS

Cable Acquisitions

     On January 31, 1995, THGLP acquired a cable television system, serving approximately 1,100 (unaudited) subscribers in the Vermont communities of Bradford, South Royalton and Chelsea. The aggregate purchase price was approximately $350,000 and was allocated to the net assets acquired which included property and equipment and intangible assets.

     In June and July, 1996, HPIAC completed the acquisitions of all the operating assets of the cable television systems, serving approximately 26,000 (unaudited) subscribers, in the areas of Jasper and Skyline, Tennessee and Summerville, Trenton, Menlo, Decatur and Chatsworth, Georgia (collectively referred to as the Tennessee cluster).

     The aggregate purchase price of $36,398,889, including acquisition costs of $742,837, was allocated to the net assets acquired based on their estimated fair value. Such allocation is summarized as follows:

Land....................................................    $    25,000
Cable television system.................................     17,876,244
Other property, plant and equipment.....................        185,000
Subscriber lists........................................     17,474,762
Noncompete agreement....................................          1,000
Other intangible assets.................................        742,837
Other net operating items...............................         94,046
                                                            -----------
Total aggregate purchase price..........................    $36,398,889
                                                            ===========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     A portion of the purchase price was paid through the issuance of notes to the sellers of one of the systems totaling $750,000. Such notes were reported net of imputed interest of $180,500 computed at 9% per annum (see note 11).

     On January 16, 1997, HPIAC acquired an adjacent cable television system serving approximately 2,256 (unaudited) subscribers in the communities of Ten Mile and Hamilton, Tennessee. The aggregate purchase price was approximately $2,960,294 and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On January 31, 1997, THGLP acquired a cable television system, serving approximately 823 (unaudited) subscribers in the West Virginia counties of Wirt and Wood. The aggregate purchase price was approximately $1,053,457, and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On April 18, 1997, HPIAC acquired a cable television system serving approximately 839 (unaudited) subscribers in the communities of Charleston and Calhoun, Tennessee. The aggregate purchase price was approximately $1,055,693 and was allocated to the net assets acquired which included property and equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, HPIAC acquired the net assets of cable television systems serving approximately 21,500 (unaudited) subscribers primarily in the North Carolina communities of Avery County and surrounding areas and in the South Carolina community of Anderson County. The aggregate purchase price was approximately $45,258,279, including acquisition costs of $547,235, and was allocated to the net assets acquired which included property, plant, equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, THGLP acquired the net assets of a cable television system serving approximately 11,000 (unaudited) subscribers in the North Carolina communities of Watauga County, Blowing Rock, Beech Mountain and the town of Boone. The aggregate purchase price was $19,947,430 and was allocated to the net assets acquired which included, property, plant, equipment and intangible assets, based on their estimated fair value.

     The aggregate purchase price of the 1997 cable acquisitions was $70,275,153 and was allocated to the net assets acquired based on their estimated fair market value as follows:

Land......................................................  $   158,500
Cable television system...................................   21,320,900
Vehicles..................................................    1,473,600
Computer equipment........................................      240,000
Subscriber lists..........................................   46,925,173
Organization and other costs..............................      688,816
Other net operating items.................................     (531,836)
                                                            -----------
Total aggregate purchase price............................  $70,275,153
                                                            ===========

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of

                    HELICON PARTNERS I, L.P. AND AFFILIATES

$535,875 and was allocated to the net assets acquired, which included, property, equipment and intangible assets, based on their estimated fair value.

Land......................................................  $   250,000
Cable television system...................................    4,258,000
Other property, plant and equipment.......................    1,103,375
Subscriber lists..........................................   19,805,000
Organization and other costs..............................      535,875
Other net operating items.................................      111,034
                                                            -----------
Total aggregate purchase price............................  $26,063,284
                                                            ===========

Internet Acquisitions

     On March 22, 1996, THGLP acquired the net assets of a telephone dial-up internet access provider ("ISP") serving approximately 350 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was approximately $40,000.

     On April 1, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 2,500 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $757,029.

     On May 31, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 1,800 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $213,629.

     On November 14, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 1,744 (unaudited) customers in and around the area of Johnstown, Pennsylvania. The aggregate purchase price was $348,927.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving 1,571 (unaudited) customers in and around the area of Plainfield, Vermont. The aggregate purchase price was $497,307.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 2,110 (unaudited) customers in and around the area of Wells River, Vermont. The aggregate purchase price was $673,170.

     The aggregate purchase price of the 1997 ISP acquisitions was $2,490,062 and was allocated to the net assets acquired, based on their estimated fair value. Such allocation is summarized as follows:

Internet service equipment.................................  $  237,064
Customer lists.............................................   1,409,768
Non-compete Agreement......................................     883,097
Other intangible assets....................................      35,000
Other net operating items..................................     (74,867)
                                                             ----------
Total aggregate purchase price.............................  $2,490,062
                                                             ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     A portion of the purchase price was paid through the issuance of notes to the Sellers totaling $1,801,000. Such notes were reported net of imputed interest of $304,698 computed at 9% per annum (see Note 11).

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying combined financial statements.

4.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net is summarized as follows at December 31:

                                                                 ESTIMATED USEFUL
                                     1997            1998         LIFE IN YEARS
                                 ------------    ------------    ----------------
Land...........................  $    121,689    $    320,689         --
Cable television system........   124,684,403     140,441,324      5 to 20
Internet service equipment.....     1,281,362       2,483,602       2 to 3
Office furniture and
  fixtures.....................       677,672         728,253      5 and 10
Vehicles.......................     3,536,358       4,570,990      3 and 5
Building.......................       805,525       1,585,384      5 and 10
Building and leasehold
  Improvements.................       398,843         445,820       1 to 5
Computers......................     3,232,355       4,159,506       3 to 5
                                 ------------    ------------
                                  134,738,207     154,735,568
Less accumulated
  depreciation.................   (54,633,830)    (67,997,988)
                                 ------------    ------------
                                 $ 80,104,377    $ 86,737,580
                                 ============    ============

5.  INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are summarized as follows at December 31:

                                                                 ESTIMATED USEFUL
                                       1997           1998        LIFE IN YEARS
                                   ------------   ------------   ----------------
Covenants not-to-compete.........  $ 14,270,120   $ 14,270,120        5
Franchise agreements.............    19,650,889     19,650,889     9 to 17
Goodwill.........................     1,703,760      1,703,760       20
Subscriber lists.................    82,292,573    102,097,574     6 to 10
Financing costs..................     9,414,809      9,291,640     8 to 10
Organization and other costs.....     3,631,650      4,306,777     5 to 10
                                   ------------   ------------
                                    130,963,801    151,320,760
Less accumulated amortization....   (45,897,136)   (56,443,913)
                                   ------------   ------------
                                   $ 85,066,665   $ 94,876,847
                                   ============   ============

                    HELICON PARTNERS I, L.P. AND AFFILIATES

6.  TRANSACTIONS WITH AFFILIATES

     Amounts due from/to affiliates result from management fees, expense allocations and temporary non-interest bearing loans. The affiliates are related to the Company through common-ownership.

     The Partnership is managed by Helicon Corp., an affiliated management company. During 1996, 1997 and 1998, the Partnership was charged management fees of $2,103,077, $2,997,872, and $3,496,271, respectively. In 1997 and 1998,
$2,685,172 and $3,231,362 of the management fees were paid and $312,700 and $172,476 were deferred, in accordance with the terms of the Partnership's credit agreements, respectively. Management fees are calculated based on the gross revenues of the systems. Additionally, during 1996, 1997 and 1998, THGLP was also charged $980,000, $713,906, and $1,315,315, respectively, for certain costs incurred by this related party on their behalf.

     In May 1997, immediately after the formation of HOL, HPI sold 10% of its limited partner interest in HOL to certain employees of Helicon Corp. Such interests were sold at HPI's proportionate carrying value of HOL of $83,631 in exchange for notes receivable from these individuals. These notes are due upon the liquidation of HOL or the sale of all or substantially all of its assets.

     On June 26, 1998, the notes were cancelled in consideration of the return by the Helicon employees of their 10% limited partnership interests.

7.  DUE TO PRINCIPAL OWNER

     Mr. Theodore Baum, directly or indirectly, is the principal owner of 96.17% of the general and limited partnership interests of the Partnership (the "Principal Owner"). Due to Principal Owner consists of $5,000,000 at December 31, 1997 and 1998 payable by THGLP. Beginning on November 3, 1993, interest on the $5,000,000 due to the Principal Owner did not accrue and in accordance with the provisions of the Senior Secured Notes was not paid for twenty four months. Interest resumed on November 3, 1995 (see Note 8). The principal may only be repaid thereafter subject to the passage of certain limiting tests under the covenants of the Senior Secured Notes. Prior to the issuance of the Senior Secured Notes, amounts due to Principal Owner bore interest at varying rates per annum based on the prime rate and were due on demand. Interest expense includes $521,701 in 1996 and $530,082 in 1997 and $524,880 in 1998 related to this debt.

8.  SENIOR SECURED NOTES

     On November 3, 1993, THGLP and HCC (the "Issuers"), through a private placement offering, issued $115,000,000 aggregate principal amount of 11% Senior Secured Notes due 2003 (the "Senior Secured Notes"), secured by substantially all the assets of THGLP. The Senior Secured Notes were issued at a substantial discount from their principal amount and generated net proceeds to the Issuers of approximately $105,699,000. Interest is payable on a semi-annual basis in arrears on November 1 and May 1, beginning on May 1, 1994. Until November 1, 1996 the Senior Secured Notes bore interest at the rate of 9% per annum. After November 1, 1996, the Senior Secured Notes bear interest at the rate of 11% per annum. The discount on the Senior Secured Notes has been amortized over the term of the Senior Secured Notes so as to result in an effective interest rate of 11% per annum.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The Senior Secured Notes may be redeemed at the option of the Issuers in whole or in part at any time on or after November 1, 1997 at the redemption price of 108% reducing ratably to 100% of the principal amount, in each case together with accrued interest to the redemption date. The Issuers are required to redeem $25,000,000 principal amount of the Senior Secured Notes on each of November 1, 2001 and November 1, 2002. The indenture under which the Senior Secured Notes were issued contains various restrictive covenants, the more significant of which are, limitations on distributions to partners, the incurrence or guarantee of indebtedness, the payment of management fees, other transactions with officers, directors and affiliates, and the issuance of certain types of equity interests or distributions relating thereto.

9.  LOANS PAYABLE TO BANKS

     On July 12, 1996, HPIAC entered into $85,000,000 of senior secured credit facilities ("Facilities") with a group of banks and The First National Bank of Chicago, as agent. The Facilities were comprised of a $55,000,000 senior secured two and one-half year revolving credit facility, converting on December 31, 1998 to a five and one-half year amortizing term loan due June 30, 2004 ("Facility A"); and, a $30,000,000 senior secured, amortizing, multiple draw nine year term loan facility due June 30, 2005 ("Facility B"). The Facilities financed certain permitted acquisitions, transaction expenses and general corporate purposes. Interest on outstanding borrowings was payable at specified margins over either LIBOR or the higher of the corporate base rate of The First National Bank of Chicago or the rates on overnight Federal funds transactions with members of the Federal Reserve System. The margins varied based on the Company's total leverage ratio, as defined, at the time of an advance. As of December 31, 1997, the amounts outstanding were $30,000,000 under Facility B and $35,500,000 outstanding under Facility A. Interest was payable at LIBOR plus 3.50% for Facility B and LIBOR plus 3.00% for Facility A. In addition, HPIAC paid a commitment fee of .5% of the unused balance of the Facilities.

     On December 15, 1998, the Facilities were repaid in full together with accrued interest thereon from the proceeds of the new credit agreements (see below).

     In connection with the early retirement of the aforementioned bank debt, HPIAC wrote off related unamortized deferred financing costs totaling $1,657,320. Such amount has been classified as an extraordinary item in the accompanying 1998 combined statement of operations.

     In connection with the aforementioned Facilities, HPIAC entered into an interest rate cap agreement to reduce its exposure to interest rate risk. Interest rate cap transactions generally involve the exchange of fixed and floating rate interest payment obligations and provide for a ceiling on interest to be paid, respectively, without the exchange of the underlying notional principal amount. These types of transactions involve risk of counterpart nonperformance under the terms of the contract. At December 31, 1997, HPIAC had cap agreements with aggregate notional amounts of $42,500,000 expiring through March 29, 2000. On December 15, 1998, in connection with the early retirement of the related bank debt, the cap agreements were terminated and HPIAC wrote off the unamortized costs of these cap agreements.

     On December 15, 1998, HPIAC entered into credit agreements with a group of banks and Paribas, as agent, providing maximum borrowings of $110,000,000 (the 1998 Credit Facilities). The agreements include (i) a senior secured Credit Agreement consisting of a $35,000,000 A Term Loan, maturing on December 31, 2005, $45,000,000 B Term Loan, maturing on December 31, 2006 and a $10,000,000
Revolving Commitment, maturing on December 31, 2005

                    HELICON PARTNERS I, L.P. AND AFFILIATES
and (ii) a Loan Agreement consisting of a $20,000,000 Hybrid Facility, maturing on December 31, 2007.

     As of December 31, 1998, the A Term Loan, B Term Loan and Hybrid Facility were fully drawn down and there was nothing outstanding under the Revolving Commitment. The principal cash payments required under the Company's credit agreements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 are estimated to aggregate $0, $812,500, $3,950,000, $5,700,000 and
$7,450,000, respectively.

     Interest is payable at LIBOR plus an applicable margin, which is based on a ratio of loans outstanding to annualized EBITDAM, as defined in the agreement and can not exceed 3.00% for A Term Loan and Revolving Commitments, 3.25% for B Term Loan and 4.50% for the Hybrid Facility. In addition, the Company pays a commitment fee of .50% of the unused balance of the Revolving Commitment.

     The 1998 Credit Facilities are secured by a first perfected security interest in all of the assets of HPIAC and a pledge of all equity interests of HPIAC. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, other transactions with affiliates and distributions to members. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of HPIAC.

     On June 26, 1997, THGLP entered into a $20,000,000 senior secured credit facility with Banque Paribas, as Agent (the 1997 Credit Facility). On January 5, 1999, the 1997 Credit Facility was restated and amended. The facility is non-amortizing and is due November 1, 2000. Borrowings under the facility financed the acquisition of certain cable television assets in North Carolina (see note 3). Interest on the $20,000,000 outstanding is payable at specified margins over either LIBOR or the rate of interest publicly announced in New York City by The Chase Manhattan Bank from time to time as its prime commercial lending rate. The margins vary based on the THGLP's total leverage ratio, as defined, at the time of an advance. Currently interest is payable at LIBOR plus 2.75%.

     The 1997 Credit Facility is secured by a first perfected security interest in all of the assets of the Partnership and a pledge of all equity interests of the THGLP. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, transactions with affiliates, distributions to members and management fees which accrue at 5% of gross revenues.

     Also included in loans payable to banks is a mortgage note of $266,922 payable to a bank that is secured by THGLP's office building in Vermont. The interest is payable at Prime plus 1% and the mortgage note is due March 1, 2012.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments on the mortgage note are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                       --------
1999........................................................  $ 10,581
2000........................................................    11,631
2001........................................................    12,786
2002........................................................    14,055
2003 and thereafter.........................................   217,869
                                                              --------
                                                              $266,922
                                                              ========

10.  SUBORDINATED NOTES AND REDEEMABLE PARTNERSHIP INTERESTS

     In April 1996 the Partnership sold to unrelated investors, $34,000,000 aggregate principal amount of its 12% Subordinated Notes (the "Subordinated Notes") and warrants to purchase 2,419.1 units (the "Units") of Class B Common Limited Partnership Interests representing in the aggregate 24.191% of the outstanding limited partner interests of the Partnership on a fully diluted basis (the "Warrants"). Of the $34,000,000 of gross proceeds, $3,687,142 was determined to be the value of the Warrants, and $30,312,858 was allocated to the Subordinated Notes. The discount on the Subordinated Notes is being amortized over the term of these Notes.

     The Subordinated Notes are subordinated to the senior indebtedness of the Partnership and are due April 1, 2004. Interest is payable semi-annually on each October 1 and April 1 in cash or through the issuance of additional Subordinated Notes, at the option of the Partnership. In October 1996, April 1997, October 1997, April 1998 and October 1998, the Partnership elected to satisfy interest due through the issuance of $1,945,667, $2,156,740, $2,037,079, $2,408,370 and
$2,552,871, respectively, additional Subordinated Notes. After September 2001, a holder or holders of no less than 33 1/3% of the aggregate principal amount of the Subordinated Notes can require the Partnership to repurchase their Subordinated Notes at a price equal to the principal amount thereof plus accrued interest. The Partnership has an option to redeem the Subordinated Notes at 102% of the aggregate principal amount after the fifth anniversary of their issuance, at 101% of the aggregate principal amount after the sixth anniversary of issuance and at 100% of the aggregate principal amount after the seventh anniversary of issuance.

     Holders of the Warrants have the right to acquire the Units at any time for a price of $1,500 per Unit. After September 2001, a holder or holders of at least 33 1/3% of the Warrants can require the Partnership to either purchase their Warrants at their interest in the Net Equity Value of the Partnership or seek a purchaser for all of the assets or equity interests of the Partnership. Net Equity Value pursuant to the terms of the underlying agreements is the estimated amount of cash that would be available for distribution to the Partnership interests upon a sale of all of the assets of the Partnership and its subsequent dissolution and liquidation. The Net Equity Value is the amount agreed to by the Partnership and 66 2/3% of the holders of the Subordinated Notes and Warrants or, absent such agreement, determined through a specified appraisal process.

     The Partnership estimated the Net Equity Value of the Warrants to be approximately $43,250,000 at December 31, 1998 and $16,750,000 at December 31, 1997. Such estimate as of December 31, 1998 reflects the amount that the holders of the warrants have agreed to accept for their interests assuming the proposed sale of all of the interests of the partnership is consummated (see note 14). The increase in the estimated Net Equity Value over the original

                    HELICON PARTNERS I, L.P. AND AFFILIATES
carrying value of the Warrants is being accreted evenly over the period beginning with the date of the increase and September 2001. Such accretion is being reflected in the accompanying financial statements as an increase in the carrying value of the Warrants and a corresponding reduction in the carrying value of the capital accounts of the General and Class A Limited Partners.

     The agreements underlying the Subordinated Notes and the Warrants contain various restrictive covenants that include limitations on incurrence or guarantee of indebtedness, transactions with affiliates, and distributions to partners. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of the Partnership.

11.  OTHER NOTES PAYABLE

     Other Notes payable consists of the following at December 31:

                                                                 1997          1998
                                                              ----------    ----------
Promissory note in consideration for acquisition of a cable
  television system, accruing interest at 10% per annum on
  principal and accrued interest which is added to principal on certain specified dates; interest becomes payable on
  January 1, 1998 and the principal is payable in full on
  August 20, 2000                                             $2,036,765    $2,036,765
Non-interest bearing promissory notes issued in connection
  with the acquisition of a cable television system.
  Principal payments begin on July 16, 1997, in the amount
  of $70,000 and four installments in the amount of $170,000 on each July 16 thereafter. Such notes are reported net of imputed interest of $141,116 and $101,732 in 1997 and
  1998, respectively, computed at 9% per annum                   538,884       408,268
Non-interest bearing promissory notes issued in connection
  with the acquisitions of the internet businesses.
  Principal payments are due in January, February, and March of each year and continue quarterly thereafter through
  June, 2001. Such notes are reported net of imputed
  interest of $180,727 and $146,441 in the 1997 and 1998,
  respectively, computed at 9% per annum                       1,398,478     1,021,474
Installment notes, collateralized by vehicles and other
  equipment and payable in monthly installments, at interest rates between 5.5% to 14.25% per annum, through January,
  2003                                                         1,772,949     1,982,297
                                                              ----------    ----------
                                                              $5,747,076    $5,448,804
                                                              ==========    ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments due on the above notes payable are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                      ----------
1999.....................................................    $1,337,476
2000.....................................................     3,276,529
2001.....................................................       678,349
2002.....................................................       140,944
2003.....................................................        15,506
                                                             ----------
                                                             $5,448,804
                                                             ==========

12.  PARTNERS' DEFICIT

     During 1993, the Principal Owner contributed a $6,500,000 unsecured, non-interest bearing personal promissory note due on demand to the general partner of THGLP. Additionally, the Principal Owner contributed to THGLP an unsecured, non-interest bearing personal promissory note in the aggregate principal amount of $24,000,000 (together with the $6,500,000 note, the "Baum Notes"). The Baum Notes have been issued for the purpose of THGLP's credit enhancement. Although the Baum Notes are unconditional, they do not become payable except (i) in increasing amounts presently up to $19,500,000 and in installments thereafter to a maximum of $30,500,000 on December 16, 1996 and
(ii) at such time after such dates as THGLP's creditors shall have exhausted all claims against THGLP's assets.

13.  COMMITMENTS

     The Partnership and affiliates leases telephone and utility poles on an annual basis. The leases are self renewing. Pole rental expense for the years ended December 31, 1996, 1997 and 1998 was $609,075, $873,264 and $982,306,
respectively.

     In connection with certain lease and franchise agreements, the Partnership, from time to time, issues security bonds.

     The Partnership and affiliates utilizes certain office space under operating lease agreements which expire at various dates through August 2013 and contain renewal options. At December 31, 1998 the future minimum rental commitments under such leases were as follows:

YEAR ENDING DECEMBER 31
-----------------------
1999.....................................................    $  166,825
2000.....................................................       142,136
2001.....................................................       141,727
2002.....................................................       147,912
2003.....................................................       151,412
Thereafter...............................................     1,418,017
                                                             ----------
                                                             $2,168,029
                                                             ==========

     Office rent expense was $102,801 in 1996, $203,506 in 1997 and $254,955 in
1998.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

14.  SUBSEQUENT EVENTS

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of InterMedia Partners
and InterMedia Capital Partners IV, L.P.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of InterMedia Partners and InterMedia Capital Partners IV, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
April 20, 1999

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $899 and $680, respectively............................  $ 14,425   $ 13,017
Receivables from affiliates.................................     5,623      1,719
Prepaid expenses............................................       423        626
Other current assets........................................       350        245
                                                              --------   --------
          Total current assets..............................    20,821     15,607
Intangible assets, net......................................   255,356    283,562
Property and equipment, net.................................   218,465    179,681
Deferred income taxes.......................................    12,598     14,221
Other non-current assets....................................     2,804      1,140
                                                              --------   --------
          Total assets......................................  $510,044   $494,211
                                                              ========   ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities....................  $ 19,230   $ 20,934
Deferred revenue............................................    11,104      8,938
Payables to affiliates......................................     3,158      2,785
Income taxes payable........................................                  285
                                                              --------   --------
          Total current liabilities.........................    33,492     32,942
Note payable to InterMedia Partners IV, L.P.................   396,579    387,213
Deferred channel launch revenue.............................     4,045      2,104
                                                              --------   --------
          Total liabilities.................................   434,116    422,259
                                                              --------   --------
Commitments and contingencies...............................
Mandatorily redeemable preferred shares.....................    14,184     13,239
Equity......................................................    61,744     58,713
                                                              --------   --------
          Total liabilities and equity......................  $510,044   $494,211
                                                              ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
REVENUES
Basic and cable services....................................  $125,920   $112,592
Pay services................................................    23,975     24,467
Other services..............................................    26,167     25,519
                                                              --------   --------
                                                               176,062    162,578
COSTS AND EXPENSES
Program fees................................................    39,386     33,936
Other direct expenses.......................................    16,580     16,500
Selling, general and administrative expenses................    30,787     29,181
Management and consulting fees..............................     3,147      2,870
Depreciation and amortization...............................    85,982     81,303
                                                              --------   --------
                                                               175,882    163,790
                                                              --------   --------
Profit/(loss) from operations...............................       180     (1,212)
                                                              --------   --------
OTHER INCOME (EXPENSE)
Interest expense............................................   (25,449)   (28,458)
Gain on sale/exchange of cable systems......................    26,218     10,006
Interest and other income...................................       341        429
Other expense...............................................    (3,188)    (1,431)
                                                              --------   --------
                                                                (2,078)   (19,454)
Loss before income tax benefit (expense)....................    (1,898)   (20,666)
Income tax benefit (expense)................................    (1,623)     4,026
                                                              --------   --------
NET LOSS....................................................  $ (3,521)  $(16,640)
                                                              ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                    COMBINED STATEMENT OF CHANGES IN EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1996................................  $ 69,746
Net loss....................................................   (16,640)
Accretion for mandatorily redeemable preferred shares.......      (882)
Net contributions from parent...............................     6,489
                                                              --------
Balance at December 31, 1997................................    58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................  $ 61,744
                                                              ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $ (3,521)   $(16,640)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization..........................    85,982      81,303
     Loss and disposal of fixed assets......................     3,177         504
     Gain on sale/exchange of cable systems.................   (26,218)    (10,006)
     Changes in assets and liabilities:
       Accounts receivable..................................    (1,395)     (2,846)
       Receivables from affiliates..........................    (3,904)       (639)
       Prepaid expenses.....................................       203        (251)
       Other current assets.................................      (106)        (10)
       Deferred income taxes................................     1,623      (4,311)
       Other non-current assets.............................      (517)        (58)
       Accounts payable and accrued liabilities.............    (2,073)      4,436
       Deferred revenue.....................................     1,208       1,399
       Payables to affiliates...............................       373         469
       Accrued interest.....................................    25,449      28,458
       Deferred channel launch revenue......................     2,895       2,817
                                                              --------    --------
          Cash flows from operating activities..............    83,176      84,625
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment....................   (72,673)    (87,253)
     Sale/exchange of cable systems.........................      (398)     11,157
     Intangible assets......................................      (372)       (506)
                                                              --------    --------
          Cash flows from investing activities..............   (73,443)    (76,602)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net contributions from parent..........................     6,350       6,489
     Net repayment of borrowings............................   (16,083)    (14,512)
                                                              --------    --------
          Cash flows from financing activities..............    (9,733)     (8,023)
                                                              --------    --------
Net change in cash..........................................        --          --
                                                              --------    --------
CASH AT BEGINNING OF PERIOD.................................        --          --
                                                              --------    --------
CASH AT END OF PERIOD.......................................  $     --    $     --
                                                              ========    ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions").

     Specifically, ICP-IV and its affiliates have agreed to sell certain of their cable television systems in Tennessee and Gainesville, Georgia through a combination of asset sales and the sale of its equity interests in RMG, and to exchange their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I will exchange its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.

     The Charter Transactions are expected to close during the third or fourth quarter of 1999. The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."

PRESENTATION

     The accompanying combined financial statements represent the financial position of the InterMedia Cable Systems as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years then ended. The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the combined financial statements have been carved-out from the historical accounting records of InterMedia.

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout 1997 and 1998. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.

     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

InterMedia Management, Inc. ("IMI"), respectively. Prior to January 1, 1998, InterMedia Capital Management IV, L.P. ("ICM-IV") provided such management and consulting services to ICP-IV. ICM and ICM-IV are limited partners of IP-I and ICP-IV, respectively. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

     As more fully described in Note 9 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems was transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV") as described in Note 7 -- "Note Payable to InterMedia Partners IV, L.P." are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash generated from operations, investing activities and financing activities have been included in the Systems' net contribution from parent in the combined statements of cash flows.

     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The combined financial statements present only the debt and related interest expense of RMG, which is assumed and repaid by Charter pursuant to the Charter Transactions. See Note
7 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the combined financial statements are not representative of the debt that would be required or interest expense incurred if InterMedia Cable Systems were a separate legal entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue generally represents revenue billed in advance and deferred until cable service is provided.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Capitalized fixed assets are written down to recoverable values whenever recover-

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

ability through operations or sale of the systems becomes doubtful. Gains and losses on disposal of property and equipment are included in the Systems' statements of operations when the assets are sold or retired from service.

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                YEARS
                                                                ------
Cable television plant......................................    5 - 10
Buildings and improvements..................................        10
Furniture and fixtures......................................     3 - 7
Equipment and other.........................................    3 - 10

INTANGIBLE ASSETS

     The Systems have franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten and twelve-year terms of IP-I and ICP-IV, respectively. The remaining lives of the franchises range from one to eighteen years.

     Goodwill represents the excess of acquisition costs over the fair value of net tangible and franchise assets acquired and liabilities assumed and is being amortized on a straight-line basis over the base ten or twelve-year term of IP-I and ICP-IV, respectively.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Each year, the Systems evaluate the recoverability of the carrying value of their intangible assets by assessing whether the projected cash flows, including projected cash flows from sale of the systems, is sufficient to recover the unamortized costs of these assets.

INCOME TAXES

     Income taxes reported in InterMedia Cable Systems' combined financial statements represent the tax effects of RMG's results of operations. RMG as a corporation is the only entity within InterMedia Cable Systems which reports a provision/benefit for income taxes. No provision or benefit for income taxes is reported by any of the other cable systems within the InterMedia Cable Systems structure because these systems are currently owned by various partnerships, and, as such, the tax effects of these cable systems' results of operations accrue to the partners.

     RMG accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (FAS
130), which establishes standards for reporting and disclosure of comprehensive income and its components. FAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Systems' total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statement of operations.

3. SALE AND EXCHANGE OF CABLE PROPERTIES

SALE

     On December 5, 1997, RMG sold its cable television assets serving approximately 7,400 (unaudited) basic subscribers in and around Royston and Toccoa, Georgia. The sale resulted in a gain, calculated as follows:

Proceeds from sale..........................................  $11,212
Net book value of assets sold...............................   (1,206)
                                                              -------
Gain on sale................................................  $10,006
                                                              =======

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The cable television assets received have been recorded at fair market value, allocated as follows:

Property and equipment......................................  $ 5,141
Franchise rights............................................   24,004
                                                              -------
          Total.............................................  $29,145
                                                              =======

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Franchise rights............................................  $ 332,157   $302,308
Goodwill....................................................     58,505     58,772
Other.......................................................        345      6,392
                                                              ---------   --------
                                                                391,007    367,472
Accumulated amortization....................................   (135,651)   (83,910)
                                                              ---------   --------
                                                              $ 255,356   $283,562
                                                              =========   ========

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Land........................................................  $  1,068   $  1,898
Cable television plant......................................   231,937    138,117
Building and improvements...................................     5,063      4,657
Furniture and fixtures......................................     3,170      2,009
Equipment and other.........................................    25,396     21,808
Construction-in-progress....................................    18,065     49,791
                                                              --------   --------
                                                               284,699    218,280
Accumulated depreciation....................................   (66,234)   (38,599)
                                                              --------   --------
                                                              $218,465   $179,681
                                                              ========   ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Accounts payable............................................  $ 1,780   $ 2,996
Accrued program costs.......................................    1,897     1,577
Accrued franchise fees......................................    4,676     4,167
Accrued copyright fees......................................      406       762
Accrued capital expenditures................................    5,215     5,179
Accrued payroll costs.......................................    1,784     1,789
Accrued property and other taxes............................      862     1,851
Other accrued liabilities...................................    2,610     2,613
                                                              -------   -------
                                                              $19,230   $20,934
                                                              =======   =======

7. NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
Intercompany revolving credit facility, $1,200,000
commitment as of December 31, 1998, interest
currently at 6.86% payable on maturity, matures
December 31, 2006..........................................  $396,579   $387,213
                                                             ========   ========

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay under its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.84% to 7.92% during 1998.

     Charter has an obligation to assume and repay RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Effective October 20, 1997, pursuant to an amendment to the IP-IV Bank Facility, interest rates on

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates vary on borrowings under the IP-IV Revolving Credit Facility from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. Prior to the amendment, interest rates on borrowings under the IP-IV Term Loan were at LIBOR plus 2.375% or ABR plus 1.125%; and, interest rates on borrowings under the IP-IV Revolving Credit Facility varied from LIBOR plus 0.75% to LIBOR plus 1.75% or ABR to ABR plus 0.50% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

8. MANDATORILY REDEEMABLE PREFERRED SHARES

     RMG has Redeemable Preferred Stock outstanding at December 31, 1998 and 1997, which has an annual dividend of 10.0% and participates in any dividends paid on the common stock at 10.0% of the dividend per share paid on the common stock. The Redeemable Preferred Stock bears a liquidation preference of $12,000 plus any accrued but unpaid dividends at the time of liquidation and is mandatorily redeemable on September 30, 2006 at the liquidation preference amount. Under the Agreements, upon consummation of the Charter Transactions, Charter has an obligation to redeem RMG's Redeemable Preferred Stock at the liquidation preference amount.

9. RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Prior to January 1, 1998, ICM-IV provided such management services to ICP-IV. InterMedia's management fees for the years ended December 31, 1998 and 1997 amounted to $5,410, and $6,395, respectively, of which $3,147 and $2,870, respectively, has been charged to the Systems.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. During 1998 and 1997, IMI administrative fees charged to the Systems totaled $3,657 and $4,153, respectively. Receivable from affiliates at December 31, 1998 and 1997 includes $52 and $1,080, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by Tele-Communications, Inc. ("TCI"). As affiliates of TCI, IP-I and ICP-IV are able to purchase programming services from a subsidiary of TCI. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

continue to be available in the future should TCI's ownership interest in InterMedia significantly decrease. Program fees charged by the TCI subsidiary to the Systems for the years ended December 31, 1998 and 1997 amounted to $30,884 and $26,815, respectively. Payable to affiliates includes programming fees payable to the TCI subsidiary of $2,918 and $2,335 at December 31, 1998 and 1997, respectively.

     On January 1, 1998 an affiliate of TCI entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber as defined by the agreements. In addition to the annual fixed fee TCI is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the TCI subsidiary for the year ended December 31, 1998 amount to $292. Receivable from affiliates at December 31, 1998 includes $3,437 of receivable from TCI for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales of inventories used in construction of cable plant at cost. Receivable from affiliates at December 31, 1998 and 1997 includes $2,134 and $639, respectively, of receivables from affiliated systems. Payable to affiliates at December 31, 1998 and 1997 includes $208 and $181, respectively, of payables to affiliated systems.

10. CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect the Systems and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 (the "1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer services and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act eliminated rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1998, 1997 and prior years. Management believes that the effect, if any, of these complaints and challenges will not be material to the Systems' financial position or results of operations.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on the Systems.

11. COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to eighteen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

     Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     InterMedia has been named in purported and certified class actions in various jurisdictions concerning late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes, and common law. Plaintiffs generally allege that the late fees charged by InterMedia's cable systems, including the Systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     Under existing Tennessee laws and regulations, the Systems pay an Amusement Tax in the form of a sales tax on programming service revenues generated in Tennessee in excess of charges for the basic and expanded basic levels of service. Under the existing statute, only the service charges or fees in excess of the charges for the "basic cable" television service package are exempt from the Amusement Tax. Related regulations clarify the definition of basic cable to include two tiers of service, which InterMedia's management and other operators in Tennessee have interpreted to mean both the basic and expanded basic level of services.

     The Tennessee Department of Revenue ("TDOR") has proposed legislation which would replace the Amusement Tax under the existing statute with a new sales tax on all cable service revenues in excess of twelve dollars per month. The new tax would be computed at a rate approximately equal to the existing effective tax rate.

     Unless InterMedia and other cable operators in Tennessee support the proposed legislation, the TDOR has suggested that it would assess additional taxes on prior years' expanded basic service revenues. The TDOR can issue an assessment for prior periods up to three years. Management estimates that the amount of such an assessment for the Systems, if made for all

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

periods not previously audited, would be approximately $5.4 million. InterMedia's management believes that it is possible but not likely that the TDOR can make such an assessment and prevail in defending it.

     InterMedia's management believes it has made a valid interpretation of the current Tennessee statute and regulations and that it has properly determined and paid all sales taxes due. InterMedia further believes that the legislative history of the current statute and related regulations, as well as the TDOR's history of not making assessments based on audits of prior periods, support InterMedia's interpretation. InterMedia and other cable operators in Tennessee are aggressively defending their past practices on calculation and payment of the Amusement Tax and are discussing with the TDOR modifications to their proposed legislation which would clarify the statute and would minimize the impact of such legislation on the Systems' results of operations.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material effect on the Systems' financial position or results of operations.

     The Systems have entered into pole rental agreements and lease certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments at December 31, 1998 for the next five years and thereafter under non-cancelable operating leases related to the Systems are as follows:

1999........................................................  $155
2000........................................................   144
2001........................................................   136
2002........................................................    35
2003........................................................     7
                                                              ----
                                                              $477
                                                              ====

     Rent expense, including pole rental agreements, for the years ended December 31, 1998 and 1997 was $2,817 and $2,828, respectively.

12. INCOME TAXES

     Income tax (expense) benefit consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              -------   ------
Current federal.............................................  $    --   $ (285)
Deferred federal............................................   (1,454)   3,813
Deferred state..............................................     (169)     498
                                                              -------   ------
                                                              $(1,623)  $4,026
                                                              =======   ======

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Deferred income taxes relate to temporary differences as follows:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
Property and equipment.....................................  $ (7,258)  $ (6,786)
Intangible assets..........................................   (12,930)    (8,336)
                                                             --------   --------
                                                              (20,188)   (15,122)
Loss carryforward -- federal...............................    31,547     29,058
Loss carryforward -- state.................................       297         --
Other......................................................       942        285
                                                             --------   --------
                                                             $ 12,598   $ 14,221
                                                             ========   ========

     At December 31, 1998, RMG had net operating loss carryforwards for federal income tax purposes aggregating $92,785, which expire through 2018. RMG is a loss corporation as defined in Section 382 of the Internal Revenue Code. Therefore, if certain substantial changes in RMG's ownership should occur, there could be a significant annual limitation on the amount of loss carryforwards which can be utilized.

     InterMedia's management has not established a valuation allowance to reduce the deferred tax assets related to RMG's unexpired net operating loss carryforwards. Due to an excess of appreciated asset value over the tax basis of RMG's net assets, management believes it is more likely than not that the deferred tax assets related to unexpired net operating losses will be realized.

     A reconciliation of the tax benefit computed at the statutory federal rate and the tax (expense) benefit reported in the accompanying combined statements of operations is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Tax benefit at federal statutory rate.......................  $   626   $ 4,454
State taxes, net of federal benefit.........................       73       498
Goodwill amortization.......................................   (2,309)   (2,056)
Realization of acquired tax benefit.........................       --       346
Other.......................................................      (13)      784
                                                              -------   -------
                                                              $(1,623)  $ 4,026
                                                              =======   =======

13. CHANNEL LAUNCH REVENUE

     During the years ended December 31, 1998 and 1997, the Systems were credited $2,646 and $5,072, respectively, representing their share of payments received by IP-I and ICP-IV from certain programmers to launch and promote their new channels. Also, during 1998 the Systems recorded a receivable from a programmer, of which $1,791 remains outstanding at December 31, 1998, for the launch and promotion of its new channel. Of the total amount credited the Systems recognized advertising revenue of $586 and $1,182 during the year ended December 31, 1998

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

and 1997, respectively, for advertisements provided by the Systems to promote the new channels. The remaining payments and receivable credited from the programmers are being amortized over the respective terms of the program agreements which range between five and ten years. For the years ended December 31, 1998 and 1997, the Systems amortized and recorded as other service revenue $956 and $894 respectively.

14. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     In connection with RMG's sale of its cable television assets located in Royston and Toccoa, Georgia in December 1997, as described in Note 3 -- "Sale and Exchange of Cable Properties," net cash proceeds received were as follows:


Proceeds from sale..........................................  $11,212
Receivable from buyer.......................................      (55)
                                                              -------
          Net proceeds received from buyer..................  $11,157
                                                              =======

     In connection with the exchange of certain cable assets in and around western and eastern Tennessee on December 31, 1998, as described in Note 3, the Systems paid cash of $398.

     In December 1998, IP-IV contributed its 4.99% partner interest in a limited partnership to RMG. The book value of the investment at the time of the contribution was $1,147.

     Total accretion on RMG's Redeemable Preferred Stock for the years ended December 31, 1998 and 1997 amounted to $945 and $882, respectively.

15. EMPLOYEE BENEFIT PLANS

     The Systems participate in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least six months of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. The Systems' matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 5% of compensation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Cable Income Partners L.P.

In our opinion, the accompanying balance sheet and the related statements of operations, of partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                       RIFKIN CABLE INCOME PARTNERS L. P.

                                 BALANCE SHEET

                                                              12/31/97       12/31/98
                                                             -----------    -----------
ASSETS
Cash and cash equivalents..................................  $   381,378    $    65,699
Customer accounts receivable, net of allowance for doubtful
  accounts of $12,455 in 1997 and $18,278 in 1998..........       49,585         51,523
Other receivables..........................................      123,828        133,278
Prepaid expenses and deposits..............................       81,114         70,675
Property, plant and equipment, at cost:
  Cable television transmission and distribution systems
     and related equipment.................................    8,536,060      8,758,525
  Land, buildings, vehicles and furniture and fixtures.....      618,671        623,281
                                                             -----------    -----------
                                                               9,154,731      9,381,806
  Less accumulated depreciation............................   (3,847,679)    (4,354,685)
                                                             -----------    -----------
     Net property, plant and equipment.....................    5,307,052      5,027,121
Franchise costs and other intangible assets, net of
  accumulated amortization of $1,819,324 in 1997 and
  $2,033,405 in 1998.......................................    2,005,342      1,772,345
                                                             -----------    -----------
          Total assets.....................................  $ 7,948,299    $ 7,120,641
                                                             ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities...................  $   365,392    $   396,605
Customer deposits and prepayments..........................      177,307        126,212
Interest payable...........................................       58,093             --
Long-term debt.............................................    4,914,000             --
Interpartnership debt......................................           --      2,865,426
                                                             -----------    -----------
          Total liabilities................................    5,514,792      3,388,243
Commitments and contingencies (Notes 4 and 8)
Partners' equity:
  General partner..........................................      263,171        822,837
  Limited partners.........................................    2,170,336      2,909,561
                                                             -----------    -----------
          Total partner's equity...........................    2,433,507      3,732,398
                                                             -----------    -----------
          Total liabilities and partners' equity...........  $ 7,948,299    $ 7,120,641
                                                             ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS

                                                                 YEARS ENDED
                                                     ------------------------------------
                                                      12/31/96     12/31/97     12/31/98
                                                     ----------   ----------   ----------
REVENUE:
Service............................................  $4,104,841   $4,491,983   $4,790,052
Installation and other.............................     206,044      239,402      345,484
                                                     ----------   ----------   ----------
          Total revenue............................   4,310,885    4,731,385    5,135,536
COSTS AND EXPENSES:
Operating expense..................................     643,950      691,700      671,968
Programming expense................................     787,124      879,939    1,077,540
Selling, general and administrative expense........     683,571      663,903      622,774
Depreciation.......................................     535,559      602,863      628,515
Amortization.......................................     377,749      332,770      199,854
Management fees....................................     215,544      236,569      256,777
Loss (gain) on disposal of assets..................       1,530        2,980       (2,138)
                                                     ----------   ----------   ----------
          Total costs and expenses.................   3,245,027    3,410,724    3,455,290
                                                     ----------   ----------   ----------
Operating income...................................   1,065,858    1,320,661    1,680,246
Interest expense...................................     533,294      448,530      362,439
                                                     ----------   ----------   ----------
Net income before extraordinary item...............     532,564      872,131    1,317,807
Extraordinary item -- Loss on early retirement of
  debt (Note 1)....................................          --           --       18,916
                                                     ----------   ----------   ----------
Net income.........................................  $  532,564   $  872,131   $1,298,891
                                                     ==========   ==========   ==========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                   GENERAL      LIMITED
                                                   PARTNER      PARTNERS       TOTAL
                                                  ---------    ----------    ----------
Partners' equity (deficit), December 31, 1995...  $(299,131)   $1,427,630    $1,128,499
Net income......................................    229,471       303,093       532,564
Equity distribution.............................    (42,953)      (56,734)      (99,687)
                                                  ---------    ----------    ----------
Partners' equity (deficit), December 31, 1996...   (112,613)    1,673,989     1,561,376
Net income......................................    375,784       496,347       872,131
                                                  ---------    ----------    ----------
Partners' equity, December 31, 1997.............    263,171     2,170,336     2,433,507
Net income......................................    559,666       739,225     1,298,891
                                                  ---------    ----------    ----------
Partners' equity December 31, 1998..............  $ 822,837    $2,909,561    $3,732,398
                                                  =========    ==========    ==========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS

                                                                YEARS ENDED
                                                   -------------------------------------
                                                    12/31/96     12/31/97     12/31/98
                                                   ----------   ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................  $  532,564   $  872,131   $ 1,298,891
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............     913,308      935,633       828,369
     Amortization of deferred loan cost..........      18,970       18,970        14,228
     Loss on early retirement of debt............          --           --        18,916
     Loss (gain) on disposal of fixed assets.....       1,530        2,980        (2,138)
     Decrease (increase) in customer accounts
       receivables...............................         521       (5,729)       (1,938)
     Increase in other receivables...............     (45,274)     (56,059)       (9,450)
     Decrease in prepaid expense and other.......      40,737       13,230        10,439
     Increase (decrease) in accounts payable and
       accrued liabilities.......................    (207,035)      61,625        31,213
     Increase (decrease) in customer deposits and
       prepayment................................         673      (63,524)      (51,095)
     Increase (decrease) in interest payable.....      35,638       (3,145)      (58,093)
                                                   ----------   ----------   -----------
       Net cash provided by operating
          activities.............................   1,291,632    1,776,112     2,079,342
                                                   ----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.....    (824,359)    (679,394)     (415,534)
  Additions to other intangible assets, net of
     refranchises................................          --         (112)           --
  Net proceeds from the sale of assets...........      18,255       57,113        69,087
  Sales tax related to Florida assets sold in
     1994........................................     (14,694)          --            --
                                                   ----------   ----------   -----------
       Net cash used in investing activities.....    (820,798)    (622,393)     (346,447)
                                                   ----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from interpartnership debt............          --           --     4,265,426
  Payments of long-term debt.....................    (715,000)    (871,000)   (4,914,000)
  Payments of interpartnership debt..............          --           --    (1,400,000)
  Partners' capital distributions................     (99,687)          --            --
                                                   ----------   ----------   -----------
       Net cash used in financing activities.....    (814,687)    (871,000)   (2,048,574)
                                                   ----------   ----------   -----------
Net increase (decrease) in cash and cash
  equivalents....................................    (343,853)     282,719      (315,679)
Cash and cash equivalents at beginning of
  period.........................................     442,512       98,659       381,378
                                                   ----------   ----------   -----------
Cash and cash equivalents at end of period.......  $   98,659   $  381,378   $    65,699
                                                   ==========   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..................................  $  455,124   $  431,722   $   406,304
                                                   ==========   ==========   ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc. (Note 3), is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     During 1998, Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings.................................................  21-30 years
Cable television transmission and distribution systems and
related equipment.........................................   3-15 years
Vehicles and furniture and fixtures.......................    3-5 years

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from eight to twenty-five years. The

                       RIFKIN CABLE INCOME PARTNERS L.P.

carrying value of intangibles is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Loan costs of the Partnership have been deferred and have been amortized to interest expense utilizing the straight-line method over the term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amount remaining at December 31, 1997 was $37,886.

     On December 30, 1998, the loan with a financial institution was paid in full (Note 2). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $18,916 was recorded.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     No provision for Federal or State income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to Federal or State income tax as the tax effect of its activities accrues to the partners.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to opening a new facility, introduction of anew product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation.

2.  DEBT

     The Partnership had a term loan with a financial institution which required varying quarterly payments. At December 31, 1997, the term loan had a balance of $4,914,000. At December 30,

                       RIFKIN CABLE INCOME PARTNERS L.P.

1998, the term loan had a balance of $4,216,875; at that date, the total balance and accrued interest were paid in full.

     On that same date, the Partnership obtained a new interpartnership loan with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principle payments are due at the discretion of the management of ICP, resulting in no minimum required annual principle payments. The balance of the interpartnership loan at December 31, 1998 was $2,865,426. The effective interest rate at December 31, 1998 was 8.5%.

3.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of the Partnership's CATV systems, and shall be entitled to annual compensation of 5% of the Partnership's CATV revenues, net of certain CATV programming costs. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Statement of Operations.

4.  COMMITMENTS AND RENTAL EXPENSE

     The Partnership leases certain real and personal property under noncancelable operating leases expiring through the year 2001. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are:
$30,000 for each year 1999, 2000 and 2001, totaling $90,000.

     Total rental expense for the years ended December 31, 1996, 1997 and 1998 was $60,323, $68,593 and $68,776, respectively, including $27,442, $36,822 and
$36,716, respectively, relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $2,693, $3,653 and $2,680, respectively.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

                       RIFKIN CABLE INCOME PARTNERS L.P.

     Debt: The carrying value amount approximates the fair value because the Partnership's interpartnership debt was obtained on December 30, 1998.

7.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

8.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Acquisition Partners, L.L.L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital (deficit) and cash flows present fairly, in all material respects, the financial position of Rifkin Acquisition Partners, L.L.L.P. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                             12/31/98        12/31/97
                                                           ------------    ------------
ASSETS
Cash and cash equivalents................................  $  2,324,892    $  1,902,555
Customer accounts receivable, net of allowance for
  doubtful accounts of $444,839 in 1998 and $425,843 in
  1997...................................................     1,932,140       1,371,050
Other receivables........................................     5,637,771       4,615,089
Prepaid expenses and other...............................     2,398,528       1,753,257
Property, plant and equipment at cost:
  Cable television transmission and distribution systems
     and related equipment...............................   149,376,914     131,806,310
  Land, buildings, vehicles and furniture and fixtures...     7,421,960       7,123,429
                                                           ------------    ------------
                                                            156,798,874     138,929,739
  Less accumulated depreciation..........................   (35,226,773)    (26,591,458)
                                                           ------------    ------------
          Net property, plant and equipment..............   121,572,101     112,338,281
Franchise costs and other intangible assets, net of
  accumulated amortization of $67,857,545 in 1998 and
  $53,449,637 in 1997....................................   183,438,197     180,059,655
                                                           ------------    ------------
          Total assets...................................  $317,303,629    $302,039,887
                                                           ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities.................  $ 11,684,594    $ 11,690,894
Customer deposits and prepayments........................     1,676,900       1,503,449
Interest payable.........................................     7,242,954       7,384,509
Deferred tax liability, net..............................     7,942,000      12,138,000
Notes payable............................................   224,575,000     229,500,000
                                                           ------------    ------------
          Total liabilities..............................   253,121,448     262,216,852
Commitments and contingencies (Notes 8 and 14)
Redeemable partners' interests...........................    10,180,400       7,387,360
Partners' capital (deficit):
  General partner........................................    (1,991,018)     (1,885,480)
  Limited partners.......................................    55,570,041      34,044,912
  Preferred equity interest..............................       422,758         276,243
                                                           ------------    ------------
Total partners' capital..................................    54,001,781      32,435,675
                                                           ------------    ------------
          Total liabilities and partners' capital........  $317,303,629    $302,039,887
                                                           ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                             YEARS ENDED
                                              ------------------------------------------
                                                12/31/98       12/31/97       12/31/96
                                              ------------   ------------   ------------
REVENUE:
Service.....................................  $ 82,498,638   $ 78,588,503   $ 66,433,321
Installation and other......................     7,422,675      5,736,412      4,852,124
                                              ------------   ------------   ------------
          Total revenue.....................    89,921,313     84,324,915     71,285,445
COSTS AND EXPENSES:
Operating expense...........................    13,305,376     14,147,031     10,362,671
Programming expense.........................    18,020,812     15,678,977     14,109,527
Selling, general and administrative
  expense...................................    13,757,090     12,695,176     11,352,870
Depreciation................................    15,109,327     14,422,631     11,725,246
Amortization................................    22,104,249     24,208,169     23,572,457
Management fees.............................     3,147,246      2,951,372      2,475,381
Loss on disposal of assets..................     3,436,739      7,834,968      1,357,180
                                              ------------   ------------   ------------
          Total costs and expenses..........    88,880,839     91,938,324     74,955,332
                                              ------------   ------------   ------------
Operating income (loss).....................     1,040,474     (7,613,409)    (3,669,887)
Gain from the sale of assets (Note 4).......   (42,863,060)            --             --
Interest expense............................    23,662,248     23,765,239     21,607,174
                                              ------------   ------------   ------------
Income (loss) before income taxes...........    20,241,286    (31,378,648)   (25,277,061)
Income tax benefit..........................    (4,177,925)    (5,335,000)    (3,645,719)
                                              ------------   ------------   ------------
Net income (loss)...........................  $ 24,419,211   $(26,043,648)  $(21,631,342)
                                              ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                       YEARS ENDED
                                                        ------------------------------------------
                                                          12/31/98       12/31/97       12/31/96
                                                        ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................................  $ 24,419,211   $(26,043,648)  $(21,631,342)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization....................    37,213,576     38,630,800     35,297,703
     Amortization of deferred loan costs..............       989,760        989,760        970,753
     Gain on sale of assets (Note 4)..................   (42,863,060)            --             --
     Loss on disposal of fixed assets.................     3,436,739      7,834,968      1,357,180
     Deferred tax benefit.............................    (4,196,000)    (5,335,000)    (3,654,000)
     Increase in customer accounts receivables........      (300,823)      (186,976)      (117,278)
     Increase in other receivables....................      (474,599)    (1,992,714)      (994,681)
     (Increase) decrease in prepaid expenses and
       other..........................................      (684,643)        23,015       (494,252)
     Increase in accounts payable and accrued
       liabilities....................................        34,073      1,753,656      3,245,736
     Increase (decrease) in customer deposits and
       prepayments....................................       (86,648)       231,170        164,824
     Increase (decrease) in interest payable..........      (141,555)       600,248      6,692,988
                                                        ------------   ------------   ------------
          Net cash provided by operating activities...    17,346,031     16,505,279     20,837,631
                                                        ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems, net (Note 3)..........    (2,212,958)   (19,359,755)   (71,797,038)
  Additions to property, plant and equipment..........   (26,354,756)   (28,009,253)   (16,896,582)
  Additions to cable television franchises, net of
     retirements......................................      (151,695)        72,162     (1,182,311)
  Net proceeds from the sale of cable systems (Note
     4)...............................................    16,533,564             --             --
  Net proceeds from the other sales of assets.........       247,216        306,890        197,523
                                                        ------------   ------------   ------------
          Net cash used in investing activities.......   (11,938,629)   (46,989,956)   (89,678,408)
                                                        ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from isssuance of senior subordinated
     notes............................................            --             --    125,000,000
  Proceeds from long-term bank debt...................    22,500,000     38,000,000     18,000,000
  Deferred loan costs.................................            --             --     (6,090,011)
  Payments of long-term bank debt.....................   (27,425,000)    (7,000,000)   (82,000,000)
  Partners' capital contributions.....................            --             --     15,000,000
  Equity distributions to partners....................       (60,065)            --             --
                                                        ------------   ------------   ------------
          Net cash provided by (used in) financing
            activities................................    (4,985,065)    31,000,000     69,909,989
                                                        ------------   ------------   ------------
Net increase in cash..................................       422,337        515,323      1,069,212
Cash and cash equivalents at beginning of period......     1,902,555      1,387,232        318,020
                                                        ------------   ------------   ------------
Cash and cash equivalents at end of period............  $  2,324,892   $  1,902,555   $  1,387,232
                                                        ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.......................................  $ 22,737,443   $ 22,098,732   $ 13,866,995
                                                        ============   ============   ============
  Noncash investing activities:
     Proceeds from the sale of Michigan assets held in
       escrow.........................................  $    500,000   $         --   $         --
                                                        ============   ============   ============
     Trade value related to the trade sale of
       Tennessee assets...............................  $ 46,668,000   $         --   $         --
                                                        ============   ============   ============
     Trade value related to trade acquisition of
       Tennessee assets...............................  $(46,668,000)  $         --   $         --
                                                        ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                     PREFERRED        GENERAL       LIMITED
                                  EQUITY INTEREST     PARTNER       PARTNERS        TOTAL
                                  ---------------   -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1995.............     $ 562,293      $(1,085,311)  $ 69,421,043   $ 68,898,025
Partners' capital
contributions...................            --          150,000     14,850,000     15,000,000
Accretion of redeemable
  partners' interest............            --         (157,730)    (1,104,110)    (1,261,840)
Net loss........................      (129,788)        (216,313)   (21,285,241)   (21,631,342)
                                     ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1996.............       432,505       (1,309,354)    61,881,692     61,004,843
Accretion of redeemable
  partners' interest............            --         (315,690)    (2,209,830)    (2,525,520)
Net loss........................      (156,262)        (260,436)   (25,626,950)   (26,043,648)
                                     ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1997.............       276,243       (1,885,480)    34,044,912     32,435,675
Accretion of redeemable
  partners' interest............            --         (349,130)    (2,443,910)    (2,793,040)
Net income......................       146,515          244,192     24,028,504     24,419,211
Partners' equity distribution...            --             (600)       (59,465)       (60,065)
                                     ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1998.............     $ 422,758      $(1,991,018)  $ 55,570,041   $ 54,001,781
                                     =========      ===========   ============   ============

     The Partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION

     Rifkin Acquisition Partners, L.L.L.P. ("the Partnership") was formed pursuant to the laws of the State of Colorado. The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company." The Company owns, operates, and develops cable television systems in Georgia, Tennessee, and Illinois. Rifkin Acquisition Management, L.P., an affiliate of Rifkin & Associates, Inc. (Note 7), is the general partner of the Partnership ("General Partner").

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto. The Partnership Agreement provides that net income or loss, certain defined capital events, and cash distributions, all as defined in the Partnership Agreement, are generally allocated 99% to the limited partners and 1% to the general partner.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the following entities:

- Rifkin Acquisition Partners, L.L.L.P.      - Cable Equities of Colorado, Ltd. (CEC)
- Cable Equities of Colorado                 - Cable Equities, Inc. (CEI)
  Management Corp. (CEM)                     - Rifkin Acquisition Capital Corp. (RACC)

     The financial statements for 1997 and 1996 also included the following entities:

- Rifkin/Tennessee, Ltd. (RTL)               - FNI Management Corp. (FNI)

     Effective January 1, 1998, both the RTL and FNI entities were dissolved and the assets were transferred to the Partnership.

     All significant intercompany accounts and transactions have been eliminated.

REVENUE AND PROGRAMMING

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, includes amounts for material, labor, overhead and interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Capitalized interest was not significant for the periods shown.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings.................................................  27-30 years
Cable television transmission and distribution systems and
related equipment.........................................   3-15 years
Vehicles and furniture and fixtures.......................    3-5 years

     Expenditures for maintenance and repairs are expensed as incurred.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from one to twenty years. The carrying value of franchise costs is assessed for recoverability by management based on an analysis of undiscounted future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Certain loan costs have been deferred and are amortized to interest expense utilizing the straight-line method over the remaining term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amounts remaining at December 31, 1998 and 1997 were $6,176,690 and $7,166,450, respectively.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

REDEEMABLE PARTNERS' INTERESTS

     The Partnership Agreement provides that if a certain partner dies or becomes disabled, that partner (or his personal representative) shall have the option, exercisable by notice given to the partners at any time within 270 days after his death or disability (except that if that partner dies or becomes disabled prior to August 31, 2000, the option may not be exercised until August 31, 2000 and then by notice by that partner or his personal representative given to the partners within 270 days after August 31, 2000) to sell, and require the General Partner and certain trusts controlled by that partner to sell, and the Partnership to purchase, up to 50% of the partnership interests owned by any of such partners and certain current and former members of management of Rifkin & Associates, Inc. that requests to sell their interest, for a purchase price equal to the fair market value of those interests determined by appraisal in accordance with the Partnership Agreement. Accordingly, the current fair value of such partnership interests have been reclassified outside of partners' capital.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on the net loss as previously stated.

2.  SUBSEQUENT EVENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell all of their partnership interests to Charter Communications ("Charter"). The Company and Charter are expected to sign a purchase agreement and complete the sale during the third quarter of 1999.

3.  ACQUISITION OF CABLE PROPERTIES

1998 ACQUISITIONS

     At various times during the second half of 1998, the Company completed three separate acquisitions of cable operating assets. Two of the acquisitions serve communities in Gwinnett County, Georgia (the "Georgia Systems"). These acquisitions were accounted for using the purchase method of accounting.

     The third acquisition resulted from a trade of the Company's systems serving the communities of Paris and Piney Flats, Tennessee for the operating assets of another cable operator serving primarily the communities of Lewisburg and Crossville, Tennessee (the "Tennessee Trade"). The trade was for cable systems that are similar in size and was accounted for based on fair market value. Fair market value was established at $3,000 per customer relinquished, which was based on recent sales transactions of similar cable systems. The transaction included the payment of approximately $719,000, net, of additional cash (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

                                                        GEORGIA    TENNESSEE
                                                        SYSTEMS      TRADE       TOTAL
                                                        -------    ---------    -------
Fair value of assets relinquished (Note 4)............  $   --      $46,668     $46,668
Cash paid.............................................   1,392          719       2,111
Acquisition Costs (appraisal, transfer fees and direct
  costs)..............................................      26           76         102
                                                        ------      -------     -------
Total acquisition cost................................  $1,418      $47,463     $48,881
                                                        ======      =======     =======
Allocation:
Current assets........................................  $   (2)     $   447     $   445
Current liabilities...................................      (1)        (397)       (398)
Property, plant and equipment.........................     333       11,811      12,144
Franchise Cost........................................   1,088       35,602      36,690
                                                        ------      -------     -------
Total cost allocated..................................  $1,418      $47,463     $48,881
                                                        ======      =======     =======

     The fair value of assets relinquished from the Tennessee Trade was treated as a noncash transaction on the Consolidated Statement of Cash Flows. The cash acquisition costs were funded by proceeds from the Company's reducing revolving loan with a financial institution.

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Tennessee Trade acquisitions had occurred at the beginning of 1997, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                        YEARS ENDED
                                                  -----------------------
                                                  12/31/98     12/31/97
                                                  --------    -----------
                                                              (UNAUDITED)
Total revenues..................................  $89,921      $ 84,325
Net income (loss)...............................   19,447       (29,631)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Tennessee Trade actually been acquired on January 1, 1997.

1997 ACQUISITIONS

     On April 1, 1997, the Company acquired the cable operating assets of two cable systems serving the Tennessee communities of Shelbyville and Manchester (the "Manchester Systems"), for an aggregate purchase price of approximately $19.7 million of which $495,000 was paid as escrow in 1996. The acquisition was accounted for using the purchase method of accounting, and was funded by proceeds from the Company's reducing revolving loan with a financial institution. No pro forma information giving the effect of the acquisitions is shown due to the results being immaterial.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

1996 ACQUISITIONS

     On March 1, 1996, the Company acquired certain cable operating assets ("Mid-Tennessee Systems") from Mid-Tennessee CATV, L.P., and on April 1, 1996 acquired the cable operating assets ("RCT Systems") from Rifkin Cablevision of Tennessee, Ltd. Both Mid-Tennessee CATV, L.P. and Rifkin Cablevision of Tennessee, Ltd. were affiliates of the General Partner. The acquisition costs were funded by $15 million of additional partner contributions and the remainder from a portion of the proceeds received from the issuance of $125 million of 11 1/8% Senior Subordinated Notes due 2006 (see Note 6).

     The acquisitions were recorded using the purchase method of accounting. The results of operations of the Mid-Tennessee Systems have been included in the consolidated financial statements since March 1, 1996, and the results of the RCT Systems have been included in the consolidated financial statements since April 1, 1996. The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

Cash paid, net of acquired cash.............................  $71,582
Acquisition costs (appraisal, transfer fees, and direct
costs)......................................................      215
                                                              -------
Total acquisition cost......................................  $71,797
                                                              =======
Allocation:
Current assets..............................................  $   624
Current liabilities.........................................     (969)
Property, plant and equipment...............................   24,033
Franchise cost and other intangible assets..................   48,109
                                                              -------
Total cost allocated........................................  $71,797
                                                              =======

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Mid-Tennessee Systems and the RCT Systems acquisitions had occurred at the beginning of 1996, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                             YEAR ENDED
                                                             -----------
                                                              12/31/96
                                                             -----------
                                                             (UNAUDITED)
Total revenues.............................................   $ 74,346
Net loss...................................................    (22,558)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Mid-Tennessee Systems and the RCT Systems actually been acquired on January 1, 1996.

4.  SALE OF ASSETS

     On February 4, 1998, the Company sold all of its operating assets in the state of Michigan (the "Michigan Sale") to another cable operator for cash. In addition, on December 31, 1998,

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

the Company traded certain cable systems in Tennessee (the "Tennessee Trade") for similar-sized cable systems (Note 3). Both sales resulted in a gain recognized by the Company as follows (dollars in thousands):

                                                MICHIGAN    TENNESSEE
                                                  SALE        TRADE       TOTAL
                                                --------    ---------    -------
Fair value of assets relinquished.............  $    --      $46,668     $46,668
Original cash proceeds........................   16,931           --      16,931
Adjustments for value of assets and
  liabilities assumed.........................      120          (17)        103
                                                -------      -------     -------
Net proceeds..................................   17,051       46,651      63,702
Net book value of assets sold.................   11,061        9,778      20,839
                                                -------      -------     -------
Net gain from sale............................  $ 5,990      $36,873     $42,863
                                                =======      =======     =======

     The Michigan Sale proceeds amount includes $500,000 that is currently being held in escrow. This amount and the fair value of assets relinquished, related to the Tennessee Trade, were both treated as noncash transactions on the Consolidated Statement of Cash Flows.

     The cash proceeds from the Michigan Sale were used by the Company to reduce its revolving and term loans with a financial institution.

5.  INCOME TAXES

     Although the Partnership is not a taxable entity, two corporations (the "subsidiaries") are included in the consolidated financial statements. These subsidiaries are required to pay taxes on their taxable income, if any.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The following represents a reconciliation of pre-tax losses as reported in accordance with generally accepted accounting principles and the losses attributable to the partners and included in their individual income tax returns:

                                           YEAR ENDED      YEAR ENDED      YEAR ENDED
                                            12/31/98        12/31/97        12/31/96
                                          ------------    ------------    ------------
Pre-tax income (loss) as reported.......  $ 20,241,286    $(31,378,648)   $(25,277,061)
(Increase) decrease due to:
  Separately taxed book results of
     corporate subsidiaries.............     9,397,000      15,512,000       9,716,000
  Effect of different depreciation and
     amortization methods for tax and
     book purposes......................    (1,360,000)     (2,973,000)     (3,833,000)
Additional tax gain from the sale of
  Michigan(Note 4)......................     2,068,000              --              --
Book gain from trade sale of Tennessee
  assets(Note 4)........................   (36,873,000)             --              --
Additional tax loss from dissolution of
  FNI stock.............................    (7,235,000)             --              --
Other...................................        81,714         (45,052)        (22,539)
                                          ------------    ------------    ------------
Tax loss attributed to the partners.....  $(13,680,000)   $(18,884,700)   $(19,416,600)
                                          ============    ============    ============

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     As a result of a change in control in 1995, the book value of the Company's net assets was increased to reflect their fair market value. In connection with this revaluation, a deferred income tax liability in the amount of $22,801,000 was established to provide for future taxes payable on the revised valuation of the net assets. A deferred tax benefit of $4,196,000, $5,335,000 and $3,654,000 was recognized for the years ended December 31, 1998, 1997 and 1996, respectively, reducing the liability to $7,942,000.

     Deferred tax assets (liabilities) were comprised of the following at December 31, 1998 and 1997:

                                             12/31/98        12/31/97
                                           ------------    ------------
Deferred tax assets resulting from loss
  carryforwards..........................  $ 11,458,000    $  9,499,000
Deferred tax liabilities resulting from
depreciation and amortization............   (19,400,000)    (21,637,000)
                                           ------------    ------------
Net deferred tax liability...............  $ (7,942,000)   $(12,138,000)
                                           ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     As of December 31, 1998 and 1997, the subsidiaries have net operating loss carryforwards ("NOLs") for income tax purposes of $30,317,000 and $25,264,000, respectively, substantially all of which are limited. The NOLs will expire at various times between the years 2000 and 2013.

     In 1998, one of the corporate entities was dissolved. The existing NOL's were used to offset taxable income down to $87,751, resulting in a current tax for 1998 of $18,075.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), the subsidiaries generally would be entitled to reduce their future federal income tax liabilities by carrying the unused NOLs forward for a period of 15 years to offset their future income taxes. The subsidiaries' ability to utilize any NOLs in future years may be restricted, however, in the event the subsidiaries undergo an "ownership change" as defined in Section 382 of the Code. In the event of an ownership change, the amount of NOLs attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the subsidiary immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax exempt rate published by the Internal Revenue Service for the date of the ownership change. Two of the subsidiaries underwent an ownership change on September 1, 1995 pursuant to
Section 382 of the Code. As such, the NOLs of the subsidiaries are subject to limitation from that date forward. It is the opinion of management that the NOLs will be released from this limitation prior to their expiration dates and, as such, have not been limited in their calculation of deferred taxes.

     The provision for income tax expense (benefit) differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to pre-tax income before extraordinary loss as a result of the following:

                                                             YEARS ENDED
                                              -----------------------------------------
                                                12/31/98       12/31/97      12/31/96
                                              ------------   ------------   -----------
Tax expense (benefit) computed at statutory
  rate......................................  $  7,084,450   $(10,982,527)  $(8,846,971)
Increase (decrease) due to:
  Tax benefit (expense) for non-corporate
     loss...................................   (10,373,252)     5,900,546     5,446,721
  Permanent differences between financial
     statement income and taxable income....       (36,200)        84,500        48,270
  State income tax..........................      (247,000)      (377,500)     (252,590)
  Tax benefit from dissolved corporation....      (148,925)            --            --
  Other.....................................      (456,998)        39,981       (41,149)
                                              ------------   ------------   -----------
  Income Tax Benefit........................  $ (4,177,925)  $ (5,335,000)  $(3,645,719)
                                              ============   ============   ===========

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

6.  NOTES PAYABLE

     Debt consisted of the following:

                                           DECEMBER 31,    DECEMBER 31,
                                               1998            1997
                                           ------------    ------------
Senior Subordinated Notes................  $125,000,000    $125,000,000
Tranche A Term Loan......................    21,575,000      25,000,000
Tranche B Term Loan......................    40,000,000      40,000,000
Reducing Revolving Loan..................    35,000,000      36,500,000
Senior Subordinated Debt.................     3,000,000       3,000,000
                                           ------------    ------------
                                           $224,575,000    $229,500,000
                                           ============    ============

     The Notes and loans are collateralized by substantially all of the assets of the Company.

     On January 26, 1996, the Company and its wholly-owned subsidiary, RACC (the "Issuers"), co-issued $125,000,000 of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, may redeem up to 25% of the principle amount of the Notes issued to institutional investors of not less than $25,000,000. At December 31, 1998 and 1997, all of the Notes were outstanding (see also Note 10).

     The Company has a $25,000,000 Tranche A term loan with a financial institution. This loan requires quarterly payments of $1,875,000 plus interest commencing on March 31, 2000. Any unpaid balance is due March 31, 2003. The agreement requires that what it defines as excess proceeds from the sale of a cable system be used to retire Tranche A term debt. As a result of the Michigan sale (Note 4), there was $3,425,000 of excess proceeds used to pay principal in 1998. The interest rate on the Tranche A term loan is either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%.

     The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rate at December 31, 1998 and 1997 was 7.59% and 8.24%, respectively.

     In addition, the Company has a $40,000,000 Tranche B term loan, which requires principal payments of $2,000,000 on March 31, 2002, $18,000,000 on March 31, 2003, and $20,000,000 on March 31, 2004. The Tranche B term loan bears an interest rate of 9.75% and is payable quarterly.

     The Company also has a reducing revolving loan providing for borrowing up to $20,000,000 at the Company's discretion, subject to certain restrictions, and an additional $60,000,000 available to finance acquisitions subject to certain restrictions. On March 4, 1998, the reducing revolving loan agreement was amended to revise the scheduled reduction in revolving commitments. The additional financing amounts available at December 31, 1998 and 1997 were $45,000,000 and $52,500,000, respectively. At December 31, 1998, the full $20,000,000 available had been borrowed, and $15,000,000 had been drawn against the $45,000,000 commitment. At

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

December 31, 1997, the full $20,000,000 available had been borrowed, and $16,500,000 had been drawn against the $52,500,000 commitment. The amount available for borrowing will decrease annually during its term with changes over the four years following December 31, 1998 as follows: 1999 -- $2,500,000 reduction per quarter, and 2000 through 2002 -- $3,625,000 per quarter. Any unpaid balance is due on March 31, 2003. The revolving loan bears an interest rate of either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%. The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rates at December 31, 1998 and 1997 was 8.08% and 8.29%, respectively. The reducing revolving loan includes a commitment fee of 1/2% per annum on the unborrowed balance.

     Certain mandatory prepayments may also be required, commencing in fiscal 1997, on the Tranche A term loan, the Tranche B term loan, and the reducing revolving credit based on the Company's cash flow calculations, proceeds from the sale of a cable system or equity contributions. Based on the 1998 calculation and the Michigan sale, $3,425,000 of prepayments were required. Optional prepayments are allowed, subject to certain restrictions. The related loan agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in securities, distribution to partners, management fees and capital expenditures. In addition, the Company must maintain certain financial levels and ratios. At December 31, 1998, the Company was in compliance with these covenants.

     The Company also has $3,000,000 of senior subordinated debt payable to a Rifkin Partner. The debt has a scheduled maturity, interest rate and interest payment schedule identical to that of the Notes, as discussed above.

     Based on the outstanding debt as of December 31, 1998, the minimum aggregate maturities for the five years following 1998 are none in 1999, $7,500,000 in 2000, $16,500,000 in 2001, $23,075,000 in 2002 and $29,500,000 in
2003.

7.  RELATED PARTY TRANSACTIONS

     The Company entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin will act as manager of the Company's CATV systems and be entitled to annual compensation of 3.5% of the Company's revenue. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Consolidated Statement of Operations.

     The Company is associated with a company to purchase certain cable television programming at a discount. Rifkin acted as the agent and held the deposit funds required for the Company to participate.

     Effective September 1, 1998, Rifkin conveyed this contract and deposit amount to RML. The deposit amount recorded at December 31, 1998 and 1997 was $2,139,274 and $1,225,274, respectively. The Company subsequently received $1,225,274 of the December 31, 1998 balance.

     The Company paid approximately $550,000 to a law firm in connection with the public offering in 1996. A partner of this law firm is a relative of one of the Company's partners.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

8.  COMMITMENTS AND RENTAL EXPENSE

     The Company leases certain real and personal property under noncancelable operating leases expiring through the year 2007. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are: $316,091 in 1999; $249,179 in 2000; $225,768 in 2001; $222,669 in 2002; and $139,910 in 2003; and
$344,153 thereafter, totaling $1,497,770.

     Total rental expense and the amount included therein which pertains to cancelable pole rental agreements were as follows for the periods indicated:

                                                 TOTAL       CANCELABLE
                                                 RENTAL      POLE RENTAL
PERIOD                                          EXPENSE        EXPENSE
------                                         ----------    -----------
Year Ended December 31, 1998.................  $1,592,080    $1,109,544
Year Ended December 31, 1997.................  $1,577,743    $1,061,722
Year Ended December 31, 1996.................  $1,294,084    $  874,778

9.  COMPENSATION PLANS AND RETIREMENT PLANS

EQUITY INCENTIVE PLAN

     In 1996, the Company implemented an Equity Incentive Plan (the "Plan") in which certain Rifkin & Associates' executive officers and key employees, and certain key employees of the Company are eligible to participate. Plan participants in the aggregate, have the right to receive (i) cash payments of up to 2.0% of the aggregate value of all partnership interests of the Company (the "Maximum Incentive Percentage"), based upon the achievement of certain annual Operating Cash Flow (as defined in the Plan) targets for the Company for each of the calendar years 1996 through 2000, and (ii) an additional cash payment equal to up to 0.5% of the aggregate value of all partnership interests of the Company (the "Additional Incentive Percentage"), based upon the achievement of certain cumulative Operating Cash Flow targets for the Company for the five-year period ended December 31, 2000. Subject to the achievement of such annual targets and the satisfaction of certain other criteria based on the Company's operating performance, up to 20% of the Maximum Incentive Percentage will vest in each such year; provided, that in certain events vesting may accelerate. Payments under the Plan are subject to certain restrictive covenants contained in the Notes.

     No amounts are payable under the Plan except upon (i) the sale of substantially all of the assets or partnership interests of the Company or (ii) termination of a Plan participant's employment with Rifkin & Associates or the Company, as applicable, due to (a) the decision of the Advisory Committee to terminate such participant's employment due to disability, (b) the retirement of such participant with the Advisory Committee's approval or (c) the death of such Participant. The value of amounts payable pursuant to clause (i) above will be based upon the aggregate net proceeds received by the holders of all of the partnership interests in the Company, as determined by the Advisory Committee, and the amounts payable pursuant to clause (ii) above will be based upon the Enterprise Value determined at the time of such payment. For purposes of the Plan, Enterprise Value generally is defined as Operating Cash Flow for the immediately preceding calendar year times a specified multiple and adjusted based on the Company's working capital.

     The amount expensed for the years ended December 31, 1998, 1997 and 1996 relating to this plan were $1,119,996, $859,992 and $660,000, respectively.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

RETIREMENT BENEFITS

     The Company has a 401(k) plan for employees that have been employed by the Company for at least one year. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. The Company's matching contributions for the years ended December 31, 1998, 1997 and 1996 were $50,335, $72,707 and $42,636, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The fair value of bank debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of public Senior Subordinated Notes is based on the market quoted trading value. The fair value of the Company's debt is estimated at $236,137,500 and is carried on the balance sheet at $224,575,000.

11.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

12.  SUMMARIZED FINANCIAL INFORMATION

     CEM, CEI and CEC (collective, the "Guarantors") are all wholly-owned subsidiaries of the Company and, together with RACC, constitute all of the Partnership's direct and indirect subsidiaries. As discussed in Note 1, RTL and FNI were dissolved on January 1, 1998 and the assets were transferred to the Company, however, prior thereto, RTL and FNI, as wholly-owned subsidiaries of the Company, were Guarantors. Each of the Guarantors provides a full, unconditional, joint and several guaranty of the obligations under the Notes discussed in Note 6. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The following tables present summarized financial information of the Guarantors on a combined basis as of December 31, 1998 and 1997 and for the years ended December 31, 1998, and 1997 and 1996.

                                    12/31/98        12/31/97
         BALANCE SHEET            ------------    ------------
Cash............................  $    373,543    $    780,368
Accounts and other receivables,
net.............................     3,125,830       3,012,571
Prepaid expenses................       791,492         970,154
Property, plant and equipment
  net...........................    48,614,536      66,509,120
Franchise costs and other
  intangible assets, net........    56,965,148     103,293,631
Accounts payable and accrued
  liabilities...................    22,843,354      18,040,588
Other liabilities...............       980,536       1,122,404
Deferred taxes payable..........     7,942,000      12,138,000
Notes payable...................   140,050,373     167,200,500
Equity (deficit)................   (61,945,714)    (23,935,648)

                                   YEAR ENDED      YEAR ENDED      YEAR ENDED
                                    12/31/98        12/31/97        12/31/96
    STATEMENTS OF OPERATIONS      ------------    ------------    ------------
Total revenue...................  $ 29,845,826    $ 47,523,592    $ 42,845,044
Total costs and expenses........   (31,190,388)    (53,049,962)    (43,578,178)
Interest expense................   (14,398,939)    (17,868,497)    (16,238,221)
Income tax benefit..............     4,177,925       5,335,000       3,645,719
                                  ------------    ------------    ------------
Net loss........................  $(11,565,576)   $(18,059,867)   $(13,325,636)
                                  ============    ============    ============

13.  QUARTERLY INFORMATION (UNAUDITED)

     The following interim financial information of the Company presents the 1998 and 1997 consolidated results of operations on a quarterly basis (in thousands):

                                               QUARTERS ENDED 1998
                                 ------------------------------------------------
                                 MARCH 31(a)    JUNE 30    SEPT. 30    DEC. 31(b)
                                 -----------    -------    --------    ----------
Revenue........................    $22,006      $22,296    $22,335      $23,284
Operating income (loss)........        295          511     (1,522)       1,756
Net income (loss)..............      1,437       (4,458)    (5,907)      33,347

-------------------------

     (a) First quarter includes a $5,900 gain from the sale of Michigan assets (Note 4).

     (b) Fourth quarter includes a $36,873 gain from the trade sale of certain Tennessee assets (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                                                 QUARTERS ENDED 1997
                                      ------------------------------------------
                                      MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                      --------    -------    --------    -------
Revenue.............................  $19,337     $21,331    $21,458     $22,199
Operating loss......................   (1,220)     (2,818)    (2,777)       (798)
Net loss............................   (5,998)     (6,890)    (8,127)     (5,029)

14.  LITIGATION

     The Company could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Company will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Indiana Cable Associates, Ltd.

We have audited the accompanying balance sheet of Indiana Cable Associates, Ltd. as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiana Cable Associates, Ltd. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
February 19, 1999

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                                1997           1998
                                                             -----------    -----------
ASSETS (PLEDGED)
Cash and cash equivalents..................................  $    82,684    $   108,619
Customer accounts receivable, less allowance for doubtful
  accounts of $18,311 in 1997 and $24,729 in 1998..........       87,154         85,795
Other receivables..........................................      257,236        295,023
Prepaid expenses and deposits..............................      172,614        152,575
Property, plant and equipment, at cost:
  Buildings................................................       78,740         91,682
  Transmission and distribution systems and related
     equipment.............................................   10,174,650     11,336,892
  Office furniture and equipment...........................      144,137        161,327
  Spare parts and construction inventory...................      435,554        742,022
                                                             -----------    -----------
                                                              10,833,081     12,331,923
  Less accumulated depreciation............................    7,624,570      8,008,158
                                                             -----------    -----------
     Net property, plant and equipment.....................    3,208,511      4,323,765
Other assets, at cost less accumulated amortization (Note
  3).......................................................    5,817,422      5,083,029
                                                             -----------    -----------
          Total assets.....................................  $ 9,625,621    $10,048,806
                                                             ===========    ===========
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable and accrued liabilities.................  $   718,716    $   897,773
  Customer prepayments.....................................       50,693         47,458
  Interest payable.........................................       32,475             --
  Long-term debt (Note 4)..................................   10,650,000             --
  Interpartnership debt (Note 4)...........................           --      9,606,630
                                                             -----------    -----------
          Total liabilities................................   11,451,884     10,551,861
Commitments (Notes 5 and 6)
Partners' deficit:
  General partner..........................................      (66,418)       (20,106)
  Limited partner..........................................   (1,759,845)      (482,949)
                                                             -----------    -----------
Total partners' deficit....................................   (1,826,263)      (503,055)
                                                             -----------    -----------
          Total liabilities and partners' deficit..........  $ 9,625,621    $10,048,806
                                                             ===========    ===========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS

                                                                 YEARS ENDED
                                                     ------------------------------------
                                                      12/31/96     12/31/97     12/31/98
                                                     ----------   ----------   ----------
REVENUE:
Service............................................  $6,272,049   $6,827,504   $7,165,843
Installation and other.............................     538,158      622,699      773,283
                                                     ----------   ----------   ----------
          Total revenue............................   6,810,207    7,450,203    7,939,126
COSTS AND EXPENSES:
Operating expense..................................     989,456    1,142,932      974,617
Programming expense................................   1,474,067    1,485,943    1,727,089
Selling, general and administrative expense........   1,112,441    1,142,247    1,128,957
Depreciation.......................................     889,854      602,554      537,884
Amortization.......................................     718,334      718,335      707,539
Management fees....................................     340,510      372,510      396,956
Loss on disposal of assets.........................       6,266          639       74,714
                                                     ----------   ----------   ----------
          Total costs and expenses.................   5,530,928    5,465,160    5,547,756
                                                     ----------   ----------   ----------
Operating income...................................   1,279,279    1,985,043    2,391,370
Interest expense...................................   1,361,415    1,292,469      970,160
                                                     ----------   ----------   ----------
Net income (loss) before extraordinary item........     (82,136)     692,574    1,421,210
Extraordinary item--loss on early retirement of
  debt (Note 3 and 4)..............................          --           --       98,002
                                                     ----------   ----------   ----------
Net income (loss)..................................  $  (82,136)  $  692,574   $1,323,208
                                                     ==========   ==========   ==========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF PARTNERS' DEFICIT

                                                 GENERAL       LIMITED
                                                 PARTNERS     PARTNERS         TOTAL
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1995.........  $(87,783)   $(2,348,918)   $(2,436,701)
Net loss for the year ended December 31, 1996..    (2,875)       (79,261)       (82,136)
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1996.........   (90,658)    (2,428,179)    (2,518,837)
  Net income for the year ended December 31,
     1997......................................    24,240        668,334        692,574
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1997.........   (66,418)    (1,759,845)    (1,826,263)
  Net income for the year ended December 31,
     1998......................................    46,312      1,276,896      1,323,208
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1998.........  $(20,106)   $  (482,949)   $  (503,055)
                                                 ========    ===========    ===========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS

                                                                     YEARS ENDED
                                                      ------------------------------------------
                                                       12/31/96       12/31/97        12/31/98
                                                      -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................  $   (82,136)   $   692,574    $  1,323,208
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization..................    1,608,188      1,320,889       1,245,423
     Amortization of deferred loan costs............       48,764         72,922          23,149
     Loss on disposal of assets.....................        6,266            639          74,714
     Loss on write-off of deferred loan cost
       associated with early retirement of debt.....           --             --          95,832
     Decrease (increase) in customer accounts
       receivable...................................      (13,110)         1,536           1,359
     Increase in other receivables..................      (80,843)      (108,256)        (37,787)
     Decrease (increase) in prepaid expenses and
       deposits.....................................      (53,259)        (5,928)         20,039
     Increase (decrease) in accounts payable and
       accrued liabilities..........................     (190,357)      (147,971)        179,057
     Increase (decrease) in customer prepayments....       16,355        (13,190)         (3,235)
     Decrease in interest payable...................      (12,314)       (39,471)        (32,475)
                                                      -----------    -----------    ------------
          Net cash provided by operating
            activities..............................    1,247,554      1,773,744       2,889,284
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment........     (675,244)      (592,685)     (1,732,831)
  Proceeds from sale of assets......................      227,025         23,662           4,979
                                                      -----------    -----------    ------------
          Net cash used in investing activities.....     (448,219)      (569,023)     (1,727,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................    2,000,000      1,450,000      10,636,421
  Proceeds from interpartnership debt...............           --             --       9,606,630
  Deferred loan cost................................      (70,000)       (29,776)        (92,127)
  Payments of long-term debt........................   (2,200,000)    (3,100,000)    (21,286,421)
                                                      -----------    -----------    ------------
          Net cash used in financing activities.....     (270,000)    (1,679,776)     (1,135,497)
                                                      -----------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents.......................................      529,335       (475,055)         25,935
Cash and cash equivalents at beginning of year......       28,404        557,739          82,684
                                                      -----------    -----------    ------------
Cash and cash equivalents at end of year............  $   557,739    $    82,684    $    108,619
                                                      ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................................  $ 1,324,965    $ 1,258,078    $    947,606
                                                      ===========    ===========    ============

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  GENERAL INFORMATION

GENERAL INFORMATION:

     Indiana Cable Associates, Ltd. (the "Partnership"), a Colorado limited partnership, was organized in March 1987 for the purpose of acquiring and operating cable television systems and related operations in Indiana and Illinois.

     For financial reporting purposes, Partnership profits or losses are allocated 3.5% to the general partners and 96.5% to the limited partners. Limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired all of the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once these are obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT:

     The Partnership records additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Buildings and improvements.................................  5-30 years
Transmission and distribution systems and related
equipment..................................................  3-15 years
Office furniture and equipment.............................     5 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises                              --  the terms of the franchises
                                            (10-19 1/2 years)
Goodwill                                --  the term of the Partnership agreement
                                            (12 3/4 years)
Deferred loan costs                     --  the term of the debt (1-6 years)
Organization costs                      --  5 years

                         INDIANA CABLE ASSOCIATES, LTD.

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided for the Partnership since the partners are responsible for reporting their distributive share of Partnership net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INVESTMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnership recognizes that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. Organization costs are all fully amortized resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income or loss as previously stated.

                         INDIANA CABLE ASSOCIATES, LTD.

3.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                        1997           1998
                                                     -----------    -----------
Franchises.........................................  $13,144,332    $12,996,580
Goodwill...........................................      378,336        378,336
Deferred loan costs................................       26,854             --
Organization costs.................................       63,393         63,393
                                                     -----------    -----------
                                                      13,612,915     13,438,309
Less accumulated amortization......................    7,795,493      8,355,280
                                                     -----------    -----------
                                                     $ 5,817,422    $ 5,083,029
                                                     ===========    ===========

     On December 31, 1997, the loan agreement with a financial institution was amended (Note 4). At that time, the original loan's costs, which were fully amortized, and the accumulated amortization were written off. The bank loan amendment required the payment of additional loan costs which will be amortized over the remaining term of the bank loan.

     On August 31, 1998, the loan with a financial institution and the subordinated debt loan with two investor groups were paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $9,263 was recorded as an extraordinary loss. On December 30, 1998, the new loan agreement with a financial institution was paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $86,569 was recorded as an extraordinary loss.

4.  DEBT

     The Partnership had a revolving credit agreement with a financial institution which provided for borrowing up to $7,000,000 with a maturity date of December 31, 1997, at which time the balance of the loan was $4,650,000. On December 31, 1997, the credit agreement was amended to reduce the amount available to borrow to $5,200,000 and extend the maturity date to December 31, 1998. The Partnership also had subordinated term notes with two investors totalling $6,000,000 at December 31, 1997. Total outstanding loans at December 31, 1997 were $10,650,000. On August 31, 1998, the revolving credit loan and subordinated term notes had a balance of $3,450,000 and $6,000,000, respectively; at that date, the total balance of $10,650,000 and accrued interest were paid in full. On that same date, the Partnership obtained a new credit agreement with a financial institution. The new credit agreement provided for a senior term note payable in the amount of $7,500,000 and a revolving credit loan which provided for borrowing up to $7,500,000. At December 30, 1998, the term note and revolving credit had a balance of $7,500,000 and $1,950,000, respectively; at that date, the total balance of $9,450,000 and accrued interest were paid in full. The Partnership also incurred a LIBOR break fee of $2,170 in conjunction with the retirement of debt which was recorded as an extraordinary item.

     Also on December 30, 1998, the Partnership obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $9,606,630. The effective interest rate at December 31, 1998 was 8.5%.

                         INDIANA CABLE ASSOCIATES, LTD.

5.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc., (Rifkin) whose sole stockholder is affiliated with a general partner of the Partnership. The agreement provides that Rifkin shall manage the Partnership and shall receive annual compensation equal to 2 1/2% of gross revenues and an additional 2 1/2% if a defined cash flow level is met. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Statement of Operations.

6.  LEASE COMMITMENTS

     At December 31, 1998, the Partnership had lease commitments under long-term operating leases as follows:

1999........................................................  $27,408
2000........................................................    6,300
2001........................................................    2,700
2002........................................................    1,500
2003........................................................    1,500
Thereafter..................................................   10,500
                                                              -------
          Total.............................................  $49,908
                                                              =======

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                               TOTAL
                                                               RENTAL
PERIOD                                                        EXPENSE
------                                                        --------
Year Ended December 31, 1996................................  $105,590
Year Ended December 31, 1997................................    98,693
Year Ended December 31, 1998................................   104,155

7.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $4,723, $8,769 and $8,639, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
R/N South Florida Cable Management
Limited Partnership

We have audited the accompanying consolidated balance sheet of R/N South Florida Cable Management Limited Partnership as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R/N South Florida Cable Management Limited Partnership at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
February 19, 1999

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                                1997           1998
ASSETS (PLEDGED)                                             -----------    -----------
Cash and cash equivalents..................................  $   362,619    $   678,739
Customer accounts receivable, less allowance for doubtful
accounts of $85,867 in 1997 and $84,474 in 1998............      569,296        455,339
Other receivables..........................................    1,180,507      1,691,593
Prepaid expenses and deposits..............................      416,455        393,022
Property, plant and equipment, at cost:
Transmission and distribution system and related
  equipment................................................   22,836,588     27,981,959
Office furniture and equipment.............................      704,135        755,398
Leasehold improvements.....................................      546,909        549,969
Construction in process and spare parts inventory..........      718,165        744,806
                                                             -----------    -----------
                                                              24,805,797     30,032,132
Less accumulated depreciation..............................    9,530,513     11,368,764
                                                             -----------    -----------
          Net property, plant and equipment................   15,275,284     18,663,368
Other assets, at cost less accumulated amortization (Note
  2).......................................................    6,806,578      5,181,012
                                                             -----------    -----------
          Total assets.....................................  $24,610,739    $27,063,073
                                                             ===========    ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued liabilities...................  $ 2,994,797    $ 2,356,540
Interest payable...........................................      287,343             --
Customer prepayments.......................................      699,332        690,365
Long-term debt (Note 3)....................................   29,437,500             --
Interpartnership debt (Note 3).............................           --     31,222,436
                                                             -----------    -----------
          Total liabilities................................   33,418,972     34,269,341
Commitments (Notes 4 and 5)
Partners' equity (deficit):
  General partner..........................................      (96,602)       (81,688)
  Limited partner..........................................   (9,582,050)    (8,104,718)
  Special limited partner..................................      870,419        980,138
                                                             -----------    -----------
Total partners' equity (deficit)...........................   (8,808,233)    (7,206,268)
                                                             -----------    -----------
          Total liabilities and partners' deficit..........  $24,610,739    $27,063,073
                                                             ===========    ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                YEARS ENDED
                                                  ---------------------------------------
                                                   12/31/96      12/31/97      12/31/98
                                                  -----------   -----------   -----------
REVENUES:
Service.........................................  $16,615,767   $17,520,883   $18,890,202
Installation and other..........................    1,732,681     2,425,742     3,158,742
                                                  -----------   -----------   -----------
                                                   18,348,448    19,946,625    22,048,944
COSTS AND EXPENSES:
Operating expense...............................    2,758,704     3,489,285     3,707,802
Programming expense.............................    4,075,555     4,014,850     4,573,296
Selling, general and administrative expense.....    3,979,002     4,087,845     4,537,535
Depreciation....................................    1,787,003     1,912,905     2,256,765
Amortization....................................    1,350,195     1,287,588     1,293,674
Management fees.................................      733,938       797,863       881,958
Loss on disposal of assets......................      373,860       513,177       178,142
                                                  -----------   -----------   -----------
          Total costs and expenses..............   15,058,257    16,103,513    17,429,172
                                                  -----------   -----------   -----------
Operating income................................    3,290,191     3,843,112     4,619,772
Interest expense................................    2,528,617     2,571,976     2,583,338
                                                  -----------   -----------   -----------
Net income before extraordinary item............      761,574     1,271,136     2,036,434
Extraordinary item -- loss on early retirement
  of debt (Note 2)..............................           --            --       434,469
                                                  -----------   -----------   -----------
Net income......................................  $   761,574   $ 1,271,136   $ 1,601,965
                                                  ===========   ===========   ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

              CONSOLIDATED STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                                   SPECIAL
                                         GENERAL      LIMITED      LIMITED
                                        PARTNERS      PARTNERS     PARTNERS      TOTAL
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1995............................  $(115,526)  $(11,456,616)  $731,199   $(10,840,943)
Net income for the year ended December
31, 1996..............................      7,090        702,324     52,160        761,574
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1996............................   (108,436)   (10,754,292)   783,359    (10,079,369)
  Net income for the year ended
     December 31, 1997................     11,834      1,172,242     87,060      1,271,136
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1997............................    (96,602)    (9,582,050)   870,419     (8,808,233)
  Net income for the year ended
     December 31, 1998................     14,914      1,477,332    109,719      1,601,965
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1998............................  $ (81,688)  $ (8,104,718)  $980,138   $ (7,206,268)
                                        =========   ============   ========   ============

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            YEARS ENDED
                                             ------------------------------------------
                                              12/31/96       12/31/97        12/31/98
                                             -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................  $   761,574    $ 1,271,136    $  1,601,965
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.........    3,137,198      3,200,493       3,550,439
     Amortization of deferred loan cost....       68,898         79,108          89,788
     Loss on early retirement of debt......           --             --         434,469
     Loss on disposal of assets............      373,860        513,177         178,142
     Decrease (increase) in customer
       accounts receivable.................        1,420       (152,229)        113,957
     Increase in other receivables.........     (377,553)      (506,325)       (511,086)
     Decrease (increase) in prepaid
       expenses and deposits...............     (114,720)       115,734          23,433
     Increase (decrease) in accounts
       payable and accrued liabilities.....      122,512        513,839        (638,257)
     Increase (decrease) in customer
       prepayments.........................          362        208,021          (8,967)
     Increase (decrease) in interest
       payable.............................          180         16,207        (287,343)
                                             -----------    -----------    ------------
          Net cash provided by operating
             activities....................    3,973,731      5,259,161       4,546,540
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment.............................   (4,000,631)    (4,288,776)     (5,915,434)
  Additions to other assets, net of
     refranchises..........................      (10,600)      (164,560)       (186,790)
  Proceeds from the sale of assets.........       16,674         70,865          92,443
                                             -----------    -----------    ------------
          Net cash used in investing
             activities....................   (3,994,557)    (4,382,471)     (6,009,781)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.............    2,750,000      3,850,000       5,550,000
  Proceeds from interpartnership debt......           --             --      31,222,436
  Payments of long-term debt...............   (2,604,913)    (4,562,500)    (34,987,500)
  Deferred loan costs......................           --       (132,727)         (5,575)
                                             -----------    -----------    ------------
          Net cash provided by (used in)
             financing activities..........      145,087       (845,227)      1,779,361
                                             -----------    -----------    ------------
Net increase in cash and cash
  equivalents..............................      124,261         31,463         316,120
Cash and cash equivalents at beginning of
  the year.................................      206,895        331,156         362,619
                                             -----------    -----------    ------------
Cash and cash equivalents at end of year...  $   331,156    $   362,619    $    678,739
                                             ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid............................  $ 2,412,038    $ 2,441,662    $  2,780,893
                                             ===========    ===========    ============

See accompanying notes

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of R/N South Florida Cable Management Limited Partnership (the "Partnership") and its substantially wholly-owned subsidiary Rifkin/Narragansett South Florida CATV Limited Partnership (the "Operating Partnership"). Each partnership is a Florida Limited Partnership. The Partnership was organized in 1988 for the purpose of being the general partner to the Operating Partnership which is engaged in the installation, ownership, operation and management of cable television systems in Florida.

     In 1992, the Partnership adopted an amendment to the Partnership agreement (the "Amendment") and entered into a Partnership Interest Purchase Agreement whereby certain Special Limited Partnership interests were issued in the aggregate amount of $1,250,000. These new Special Limited Partners are affiliated with the current General and Limited Partners of the Partnership. The Amendment provides for the methods under which the gains, losses, adjustments and distributions are allocated to the accounts of the Special Limited Partners.

     For financial reporting purposes, partnership profits or losses are allocated to the limited partners, special limited partners and general partners in the following ratios: 92.22%, 6.849% and .931%, respectively. Limited partners and special limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     InterLink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnerships. ICP acquired all of the limited partner interests of the Operating Partnership, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Operating Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest, and the Partnership, by operation of law, will consolidate into ICP.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment additions are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Operating Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment...............................................      15 years
Office furniture and equipment............................    3-15 years
Leasehold improvements....................................     5-8 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises...................  -- the terms of the franchises (3-13 years)
Goodwill.....................  -- 40 years
Organization costs...........  -- 5 years
Deferred loan costs..........  -- the term of the debt (8 years)

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided since the partners are responsible for reporting their distributive share of partnerships net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnerships recognize that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. The organization costs are fully amortized, resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income as previously stated.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

2.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                1997           1998
                                             -----------    -----------
Franchises and other.......................  $14,348,984    $14,535,774
Goodwill...................................    3,429,845      3,429,845
Deferred loan costs........................      694,819             --
Organization costs.........................       23,218         23,218
                                             -----------    -----------
                                              18,496,866     17,988,837
Less accumulated amortization..............   11,690,288     12,807,825
                                             -----------    -----------
                                             $ 6,806,578    $ 5,181,012
                                             ===========    ===========

     On December 30, 1998, the Partnerships' loan with a financial institution was paid in full (Note 3). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $434,469 was recorded.

3.  DEBT

     The Partnerships had senior term note payable and a revolving credit loan agreement with a financial institution. The senior term note payable was a $29,500,000 loan which required varying quarterly payments which commenced on September 30, 1996. On June 30, 1997, the loan agreement was amended to defer the June 30, 1997 and September 30, 1997 principal payments and restructured the required principal payment amounts due through December 31, 2003. The revolving credit loan provided for borrowing up to $3,000,000 at the discretion of the Partnerships. On June 30, 1997, the loan agreement was amended to increase the amount provided for borrowing under the revolving credit loan to $3,750,000. At December 31, 1997, the term notes and the revolving credit loan had a balance of $28,387,500 and $1,050,000, respectively, with a total balance of $29,437,500.
At December 30, 1998, the term notes and the revolving credit loan had a balance of $27,637,500 and $3,300,000, respectively; at that date, the total balance of $30,937,500 and accrued interest were paid in full.

     Also on December 30, 1998, the Partnerships obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $31,222,436. The effective interest rate at December 31, 1998 was 8.5%.

4.  MANAGEMENT AGREEMENT

     The Partnerships have entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall manage the Operating Partnership and shall be entitled to annual compensation of 4% of gross revenues. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Consolidated Statement of Operations.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

5.  LEASE COMMITMENTS

     At December 31, 1998, the Operating Partnership had lease commitments under long-term operating leases as follows:

1999........................................................  $195,437
2000........................................................   189,643
2001........................................................   116,837
                                                              --------
          Total.............................................  $501,917
                                                              ========

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                                TOTAL
                                                                RENTAL
PERIOD                                                         EXPENSE
------                                                         --------
Year Ended December 31, 1996...............................    $262,231
Year Ended December 31, 1997...............................     279,655
Year Ended December 31, 1998...............................     295,107

6.  RETIREMENT BENEFITS

     The Operating Partnership has a 401(k) plan for its employees that have been employed by the Operating Partnership for at least one year. Employees of the Operating Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Operating Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Operating Partnership contributions and earnings vest 20% per year of employment with the Operating Partnership, becoming fully vested after five years. The Operating Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $15,549, $23,292 and $20,652, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying statements of operations and changes in net assets and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

               STATEMENT OF OPERATIONS AND CHANGES IN NET ASSETS

                                                                 PERIOD FROM
                                                                  APRIL 1,
                                                                1998, THROUGH
                                                                   MAY 20,
                                                                    1998
                                                                -------------
REVENUES....................................................     $ 6,343,226
                                                                 -----------
OPERATING EXPENSES:
  Operating costs...........................................       1,768,393
  General and administrative................................       1,731,471
  Depreciation and amortization.............................       1,112,057
                                                                 -----------
                                                                   4,611,921
                                                                 -----------
     Income from operations.................................       1,731,305
INTEREST EXPENSE............................................         289,687
                                                                 -----------
     Income before provision for income taxes...............       1,441,618
PROVISION IN LIEU OF INCOME TAXES...........................         602,090
                                                                 -----------
     Net income.............................................         839,528
NET ASSETS, April 1, 1998...................................      55,089,511
                                                                 -----------
NET ASSETS, May 20, 1998....................................     $55,929,039
                                                                 ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                            STATEMENT OF CASH FLOWS

                                                                 PERIOD FROM
                                                                  APRIL 1,
                                                                1998, THROUGH
                                                                   MAY 20,
                                                                    1998
                                                                -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................     $   839,528
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................       1,112,057
     Changes in assets and liabilities --
       Accounts receivable, net.............................          49,980
       Prepaid expenses and other...........................         171,474
       Accounts payable and accrued expenses................      (1,479,682)
                                                                 -----------
          Net cash provided by operating activities.........         693,357
                                                                 -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................        (470,530)
  Payments of franchise costs...............................        (166,183)
                                                                 -----------
          Net cash used in investing activities.............        (636,713)
                                                                 -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................         (41,144)
                                                                 -----------
          Net cash used in financing activities.............         (41,144)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................          15,500
                                                                 -----------
CASH AND CASH EQUIVALENTS, beginning of period..............         532,238
                                                                 -----------
CASH AND CASH EQUIVALENTS, end of period....................     $   547,738
                                                                 ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Sonic Communications Cable Television Systems (the Company) operates cable television systems in California and Utah.

     Effective May 21, 1998, the Company's net assets were acquired by Charter Communications Holdings, LLC.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     The Company depreciates its cable distribution systems using the straight-line method over estimated useful lives of 5 to 15 years for systems acquired on or after April 1, 1981. Systems acquired before April 1, 1981, are depreciated using the declining balance method over estimated useful lives of 8 to 20 years.

     Vehicles, machinery, office, and data processing equipment and buildings are depreciated using the straight-line or declining balance method over estimated useful lives of 3 to 25 years. Capital leases and leasehold improvements are amortized using the straight-line or declining balance method over the shorter of the lease term or the estimated useful life of the asset.

INTANGIBLES

     The excess of amounts paid over the fair values of tangible and identifiable intangible assets acquired in business combinations are amortized using the straight-line method over the life of the franchise. Identifiable intangible assets such as franchise rights, noncompete agreements and subscriber lists are amortized using the straight-line method over their useful lives, generally 3 to 15 years.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of May 20, 1998, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

INTEREST EXPENSE

     Interest expense relates to a note payable to a stockholder of the Company, which accrues interest at 7.8% per annum.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COMMITMENTS AND CONTINGENCIES:

FRANCHISES

     The Company has committed to provide cable television services under franchise agreements with various governmental bodies for remaining terms up to 13 years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from April 1, 1998, through May 20, 1998, were $59,199.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from April 1, 1998, through May 20, 1998, was $64,159.

3.  INCOME TAXES:

     The results of the Company are included in the consolidated federal income tax return of its parent, Sonic Enterprises, Inc., which is responsible for tax payments applicable to the Company. The financial statements reflect a provision in lieu of income taxes as if the Company was filing on a separate company basis. Accordingly, the Company has included the provision in lieu of income taxes in the accompanying statement of operations.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $132,510 for the period from April 1, 1998, through May 20, 1998.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. For the period from April 1, 1998, through May 20, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Long Beach Acquisition Corp.:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of Long Beach Acquisition Corp. (a Delaware corporation) for the period from April 1, 1997, through May 23, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Long Beach Acquisition Corp. for the period from April 1, 1997, through May 23, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  July 31, 1998

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

SERVICE REVENUES............................................    $ 5,313,282
                                                                -----------
EXPENSES:
  Operating costs...........................................      1,743,493
  General and administrative................................      1,064,841
  Depreciation and amortization.............................      3,576,166
  Management fees -- related parties........................        230,271
                                                                -----------
                                                                  6,614,771
                                                                -----------
     Loss from operations...................................     (1,301,489)
INTEREST EXPENSE............................................        753,491
                                                                -----------
     Net loss...............................................    $(2,054,980)
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

                            CLASS A,     SENIOR
                             VOTING    REDEEMABLE    ADDITIONAL                       TOTAL
                             COMMON     PREFERRED      PAID-IN     ACCUMULATED    STOCKHOLDER'S
                             STOCK        STOCK        CAPITAL       DEFICIT         EQUITY
                            --------   -----------   -----------   ------------   -------------
BALANCE,
  April 1, 1997...........    $100     $11,000,000   $33,258,723   $(51,789,655)   $(7,530,832)
Net loss..................      --              --            --     (2,054,980)    (2,054,980)
                              ----     -----------   -----------   ------------    -----------
BALANCE,
  May 23, 1997............    $100     $11,000,000   $33,258,723   $(53,844,635)   $(9,585,812)
                              ====     ===========   ===========   ============    ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $(2,054,980)
  Adjustments to reconcile net loss to net cash provided by
     operating activities-
     Depreciation and amortization..........................      3,576,166
     Changes in assets and liabilities, net of effects from
      acquisition-
       Accounts receivable, net.............................       (830,725)
       Prepaid expenses and other...........................        (19,583)
       Accounts payable and accrued expenses................       (528,534)
       Other current liabilities............................        203,282
                                                                -----------
          Net cash provided by operating activities.........        345,626
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (596,603)
                                                                -----------
          Net cash used in investing activities.............       (596,603)
                                                                -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (250,977)
CASH AND CASH EQUIVALENTS, beginning of period..............      3,544,462
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $ 3,293,485
                                                                ===========
CASH PAID FOR INTEREST......................................    $ 1,316,462
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 23, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Long Beach Acquisition Corp. (LBAC or the "Company") was a wholly owned corporation of KC Cable Associates, L.P., a partnership formed through a joint venture agreement between Kohlberg, Kravis, Roberts & Co. (KKR) and Cablevision Industries Corporation (CVI). The Company was formed to acquire cable television systems serving Long Beach, California, and surrounding areas.

     On May 23, 1997, the Company executed a stock purchase agreement with Charter Communications Long Beach, Inc. (CC-LB) whereby CC-LB purchased all of the outstanding stock of the Company for an aggregate purchase price, net of cash acquired, of $150.9 million. Concurrent with this stock purchase, CC-LB was acquired by Charter Communications, Inc. (Charter) and Kelso Investment Associates V, L.P., an investment fund (Kelso).

     As of May 23, 1997, LBAC provided cable television service to subscribers in southern California.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful life of the related asset as follows:

Leasehold improvements..................................  Life of respective lease
Cable systems and equipment.............................                5-10 years
Subscriber devices......................................                   5 years
Vehicles................................................                   5 years
Furniture, fixtures and office equipment................                5-10 years

FRANCHISES

     Franchises include the assigned fair value of the franchise from purchased cable television systems. These franchises are amortized on a straight-line basis over six years, the remaining life of the franchise at acquisition.

INTANGIBLE ASSETS

     Intangible assets include goodwill, which is amortized over fifteen years; subscriber lists, which are amortized over seven years; a covenant not to compete which is amortized over five

                          LONG BEACH ACQUISITION CORP.

years; organization costs which are amortized over five years and debt issuance costs which are amortized over ten years, the life of the loan.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system. As of May 23, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation service revenues.

INCOME TAXES

     LBAC's income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  STOCKHOLDER'S EQUITY:

     For the period from April 1, 1997, through May 23, 1997, stockholder's equity consisted of the following:

Stockholder's (deficit) equity:
Common stock -- Class A, voting $1 par value, 100 shares
authorized, issued and outstanding..........................    $        100
  Common stock -- Class B, nonvoting, $1 par value, 1,000
     shares authorized, no shares issued....................              --
  Senior redeemable preferred stock, no par value, 110,000
     shares authorized, issued and outstanding, stated at
     redemption value.......................................      11,000,000
  Additional paid-in capital................................      33,258,723
  Accumulated deficit.......................................     (53,844,635)
                                                                ------------
     Total stockholder's (deficit) equity...................    $ (9,585,812)
                                                                ============

                          LONG BEACH ACQUISITION CORP.

3.  INTEREST EXPENSE:

     The Company has the option of paying interest at either the Base Rate of the Eurodollar rate, as defined, plus a margin which is based on the attainment of certain financial ratios. The weighted average interest rate for the period from April 1, 1997, through May 23, 1997, was 7.3%.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of May 23, 1997, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

                          LONG BEACH ACQUISITION CORP.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

5.  RELATED-PARTY TRANSACTIONS:

     The Company has entered into a management agreement (the "Management Agreement") with CVI under which CVI manages the operations of the Company for an annual management fee equal to 4% of gross operating revenues, as defined. Management fees under this agreement amounted to $210,100 for the period from April 1, 1997, through May 23, 1997. In addition, the Company has agreed to pay a monitoring fee of two dollars per basic subscriber, as defined, per year for services provided by KKR. Monitoring fees amounted to $20,171 for the period from April 1, 1997, through May 23, 1997.

6.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases for the period from April 1, 1997, through May 23, 1997, was $67,600.

     The Company rents utility poles in its operations. Generally, pole rental agreements are short term, but LBAC anticipates that such rentals will recur. Rent expense for pole attachments for the period from April 1, 1997, through May 23, 1997, was $12,700.

LITIGATION

     The Company is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

7.  INCOME TAXES:

     The Company has not recognized the tax benefit associated with its taxable loss for the period from April 1, 1997, through May 23, 1997, as the Company believes the benefit will likely not be realized.

8.  EMPLOYEE BENEFIT PLANS:

     Substantially all employees of the Company are eligible to participate in a defined contribution plan containing a qualified cash or deferred arrangement pursuant to IRC Section 401(k). The plan provides that eligible employees may contribute up to 10% of their compensation to the plan. The Company made no contributions to the plan for the period from April 1, 1997, through May 23, 1997.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                      SUCCESSOR
                                                            -----------------------------
                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                1999             1998
                                                            -------------    ------------
                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................   $   434,183      $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $4,327 and $1,728, respectively..........        48,470          15,108
  Note receivable from parent company.....................        51,458              --
  Prepaid expenses and other..............................        27,374           2,519
                                                             -----------      ----------
          Total current assets............................       561,485          27,200
                                                             -----------      ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment...........................     2,279,489         716,242
  Franchises..............................................     8,268,021       3,590,054
                                                             -----------      ----------
                                                              10,547,510       4,306,296
                                                             -----------      ----------
OTHER ASSETS..............................................       126,196           2,031
                                                             -----------      ----------
                                                             $11,235,191      $4,335,527
                                                             ===========      ==========
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt....................   $        --      $   10,450
  Accounts payable........................................        40,781           7,439
  Accrued expenses........................................       341,784         120,147
  Payables to manager of cable television
     systems -- related party.............................         8,036           4,334
                                                             -----------      ----------
          Total current liabilities.......................       390,601         142,370
                                                             -----------      ----------
LONG-TERM DEBT............................................     6,244,632       1,991,756
                                                             -----------      ----------
DEFERRED MANAGEMENT FEES - RELATED PARTY..................        17,004          15,561
                                                             -----------      ----------
OTHER LONG-TERM LIABILITIES...............................        68,648          38,461
                                                             -----------      ----------
MEMBER'S EQUITY...........................................     4,514,306       2,147,379
                                                             -----------      ----------
                                                             $11,235,191      $4,335,527
                                                             ===========      ==========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 NINE MONTHS ENDED
                                                                    SEPTEMBER 30
                                                              ------------------------
                                                                1999          1998
                                                              SUCCESSOR    PREDECESSOR
                                                              ------------------------
REVENUES....................................................  $ 845,182     $ 32,532
                                                              ---------     --------
OPERATING EXPENSES:.........................................
  Operating, general and administrative.....................    436,057       17,498
  Depreciation and amortization.............................    441,391       11,236
  Stock option compensation expense.........................     59,288           --
  Corporate expense charges -- related party................     18,309        1,499
                                                              ---------     --------
                                                                955,045       30,233
                                                              ---------     --------
     (Loss) income from operations..........................   (109,863)       2,299
                                                              ---------     --------
OTHER INCOME (EXPENSE):.....................................
  Interest expense..........................................   (288,750)     (11,831)
  Interest income...........................................     18,326           23
  Other, net................................................       (177)           6
                                                              ---------     --------
                                                               (270,601)     (11,802)
                                                              ---------     --------
     Loss before extraordinary item.........................   (380,464)      (9,503)
EXTRAORDINARY ITEM -- Loss from early extinguishment of
  debt......................................................      7,794           --
                                                              ---------     --------
     Net loss...............................................  $(388,258)    $ (9,503)
                                                              =========     ========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  NINE MONTHS ENDED
                                                                     SEPTEMBER 30
                                                              --------------------------
                                                                 1999           1998
                                                               SUCCESSOR     PREDECESSOR
                                                              --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $  (388,258)    $  (9,503)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization...........................      441,391        11,236
    Stock option compensation expense.......................       59,288            --
    Amortization of non-cash interest expense...............       66,028           802
    Loss from early extinguishment of debt..................        7,794            --
  Changes in assets and liabilities, net of effects from
    acquisitions --
    Accounts receivable, net................................       (2,358)       (1,380)
    Prepaid expenses and other..............................      (11,665)         (229)
    Accounts payable and accrued expenses...................       76,591        15,265
    Payables to manager of cable television systems,
       including deferred management fees...................       17,887         1,974
    Other operating activities..............................       (1,087)           --
                                                              -----------     ---------
       Net cash provided by operating activities............      265,611        18,165
                                                              -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........     (385,301)       (6,896)
  Note receivable from parent company.......................      (51,458)           --
  Payments for acquisitions, net of cash acquired...........   (2,659,384)     (167,484)
  Loan to Marcus Cable Holdings.............................   (1,680,142)           --
  Other investing activities................................      (11,106)            8
                                                              -----------     ---------
       Net cash used in investing activities................   (4,787,391)     (174,372)
                                                              -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................    6,464,188       201,200
  Repayments of long-term debt..............................   (2,539,340)      (48,500)
  Payments for debt issuance costs..........................     (107,562)       (3,440)
  Capital contributions.....................................    1,144,290         7,000
  Distributions.............................................      (14,786)           --
  Other financing activities................................         (400)           --
                                                              -----------     ---------
       Net cash provided by financing activities............    4,946,390       156,260
                                                              -----------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      424,610            53
CASH AND CASH EQUIVALENTS, beginning of period..............        9,573           626
                                                              -----------     ---------
CASH AND CASH EQUIVALENTS, end of period....................  $   434,183     $     679
                                                              ===========     =========
CASH PAID FOR INTEREST......................................  $   136,626     $   9,248
                                                              ===========     =========
NON CASH TRANSACTIONS:
  Transfer of Marcus Holdings' net assets to the Company....  $ 1,252,370     $      --
                                                              ===========     =========
  Transfer of Rifkin equity interests to the Company and
    preferred equity retained by former Rifkin owners in the
    Company.................................................  $   314,022     $      --
                                                              ===========     =========
  Preferred equity retained by former Helicon owners in the
    Company.................................................  $    25,000     $      --
                                                              ===========     =========

The accompanying notes are an integral part of these condensed consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

GENERAL

     Charter Communications Holdings, LLC (Charter Holdings) owns and operates cable television systems currently serving approximately 3.7 million customers. Charter Holdings offers a full range of traditional cable television services and has begun to offer digital cable television services, interactive video programming and high-speed Internet access. Charter Holdings is a subsidiary of Charter Communications Holding Company, LLC (Charter Holdco), which is a subsidiary of Charter Communications, Inc. In November 1999, Charter Communications, Inc. completed an initial public offering of the sale of 195.5 million shares of Class A common stock. Proceeds from the offering were used by Charter Communications, Inc. to purchase membership units in Charter Holdco, which is using the funds received from Charter Communications, Inc. for the acquisition of additional cable television systems (See Note 8).

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Holdings was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter Investment) (formerly Charter Communications, Inc.) Charter Investment, through its wholly owned subsidiary, Charter Communications Properties Holdings, LLC (CCPH), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter Investment acquired, for fair value from unrelated third parties 100% of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements. Accordingly, on December 23, 1998, Charter Holdings increased its member's equity by $2.2 billion to reflect the amounts paid by Paul G. Allen and Charter Investment. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete appraisal and valuation information of intangible assets. The valuation information is expected to be finalized in the fourth quarter of 1999. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     On April 23, 1998, Paul G. Allen and a company controlled by Paul G. Allen, (the "Paul G. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. On March 31, 1999, Paul G. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Paul G. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the financial statements using historical carrying values reflected in the accounts of the Paul G. Allen Companies. Total member's equity increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Paul G. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

     The consolidated financial statements of Charter Holdings include the accounts of Charter Operating and CCPH, the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter Investment), and the accounts of Marcus Cable since March 31, 1999, and are collectively referred to as the "Company" herein. All subsidiaries are, directly or indirectly, wholly owned by Charter Holdings. All material intercompany transactions and balances have been eliminated.

     As a result of the Paul Allen Transaction and the application of push-down accounting, the financial information of the Company in the accompanying financial statements and notes thereto as of December 31, 1998, and September 30, 1999, and for the Successor Period (January 1, 1999 through September 30,
1999) is presented on a different cost basis than the financial information of the Company for the Predecessor Period (January 1, 1998 through September 30,
1998) and therefore, such information is not comparable.

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III, Inc. a company controlled by Paul G. Allen, contributed $500 million on August 10, 1999 to Charter Holdco, contributed an additional $180.7 million in certain equity interests acquired in connection with the acquisition of Rifkin Acquisitions Partners, L.L.L.P. and Interlink Communications Partners, LLLP (collectively, "Rifkin") in September 1999 and contributed $644.3 million in September 1999 to Charter Holdco. All funds and equity interests were contributed by Charter Holdco to Charter Holdings. In addition, certain Rifkin sellers received $133.3 million of the purchase price in the form of preferred equity in Charter Holdco.

2.  RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS:

     The accompanying consolidated financial statements are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the period ended December 31, 1998, included in the form S-4 Registration Statement of Charter Holdings. Interim results are not necessarily indicative of results for a full year.

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

3.  ACQUISITIONS:

     In addition to the Paul Allen Transaction and the acquisitions by Charter Investment of CharterComm Holdings, CCA Group and Marcus Holdings, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 in 1998, and completed the sale of certain cable television systems for an aggregate sales price of $405,000 in 1998, all prior to December 24, 1998. Through September 30, 1999, the Company has acquired cable television systems in seven separate transactions for an aggregate purchase price, net of cash, acquired of $2.7 billion, excluding debt assumed of $354 million. In connection with two of the acquisitions, Charter Holdco issued equity interests totaling $133.3 million and a subsidiary of Charter Holdings issued preferred equity interests totaling $25 million to the sellers. Charter Holdco contributed the acquired net assets to Charter Holdings increasing member's equity by $133.3 million. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $2.9 billion. The allocation of the purchase prices for these acquisitions are based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the purchase prices will not have a material impact on the consolidated results of operations or financial position of the Company.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

     Pro forma operating results as though the acquisitions discussed above, including the Paul Allen Transaction and the acquisition of Marcus Holdings, and the refinancing discussed herein, had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                          NINE MONTHS ENDED
                                                             SEPTEMBER 30
                                                       ------------------------
                                                          1999          1998
                                                       ----------    ----------
Revenues.............................................  $1,264,090    $1,154,204
Loss from operations.................................    (111,400)     (144,408)
Net loss.............................................    (512,967)     (560,444)

     The pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

4.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                    SEPTEMBER 30,    DECEMBER 31,
                                                        1999             1998
                                                    -------------    ------------
Charter Holdings:
Credit Agreements (including CCPH, CCA Group and
CharterComm Holdings).............................   $       --       $1,726,500
  Senior Secured Discount Debentures..............           --          109,152
  11.250% Senior Notes............................           --          125,000
  8.250% Senior Notes.............................      600,000               --
  8.625% Senior Notes.............................    1,500,000               --
  9.920% Senior Discount Notes....................    1,475,000               --
Charter Operating Credit Facilities...............    2,850,000               --
Renaissance:
  10.0% Senior Discount Notes.....................      114,413               --
Rifkin:
  11.125% Senior Subordinated Notes...............      125,000               --
  Note payable to former owner....................        3,000               --
Helicon:
  11.0% Senior Secured Notes......................      115,000               --
                                                     ----------       ----------
                                                      6,782,413        1,960,652
  Current maturities..............................           --          (10,450)
  Unamortized net (discount) premium..............     (537,781)          41,554
                                                     ----------       ----------
                                                     $6,244,632       $1,991,756
                                                     ==========       ==========

     In March 1999, the Company extinguished substantially all existing long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement entered into by Charter Operating (the "Charter Operating Credit Facilities"). The excess of the amount paid over the carrying value of the Company's long-term debt was recorded as an extraordinary item-loss on early extinguishment of debt in the accompanying consolidated statement of operations.

CHARTER HOLDINGS NOTES

     In March 1999, Charter Holdings and Charter Communications Holdings Capital Corporation (Charter Holdings Capital), a wholly owned subsidiary of Charter Holdings, issued $600.0 million 8.250% Senior Notes due 2007 (the "8.250% Senior Notes") for net proceeds of $598.4 million, $1.5 billion 8.625% Senior Notes due 2009 (the "8.625% Senior Notes") for net proceeds of $1,495.4 million, and $1,475.0 million 9.920% Senior Discount Notes due 2011 (the "9.920% Senior Discount Notes") for net proceeds of $905.6 million, (collectively with the 8.250% Senior Notes and the 8.625% Senior Notes, referred to as the "Charter Holdings Notes").

     The 8.250% Senior Notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999 until maturity.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The 8.625% Senior Notes are redeemable at the option of the Company at amounts decreasing from 104.313% to 100% of par value beginning on April 1, 2004, plus accrued and unpaid interest, to the date of redemption. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 8.625% Senior Notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semi-annually in arrears on April 1 and October 1, beginning October 1, 1999 until maturity.

     The 9.920% Senior Discount Notes are redeemable at the option of the Company at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 9.920% Senior Discount Notes at a redemption price of 109.920% of the accreted value under certain conditions. No interest will be payable until April 1, 2004. Thereafter, interest is payable semi-annually in arrears on April 1 and October 1 beginning April 1, 2004 until maturity. The discount on the 9.920% Senior Discount Notes is being accreted using the effective interest method at a rate of 9.920% per year. The unamortized discount was $520.9 million at September 30, 1999.

     The Charter Holdings Notes rank equally with current and future unsecured and unsubordinated indebtedness (including trade payables of the Company). The Company is required to make an offer to repurchase all of the Charter Holdings Notes, at a price equal to 101% of the aggregate principal or 101% of the accreted value, together with accrued and unpaid interest, upon a Change of Control of the Company, as defined.

RENAISSANCE NOTES

     In connection with the acquisition of Renaissance Media Group LLC (Renaissance) during the second quarter of 1999, the Company assumed $163,175 principal amount of senior discount notes due April 2008 (the "Renaissance Notes"). As a result of the change in control of Renaissance, the Company was required to make an offer to repurchase the Renaissance Notes at 101% of their accreted value plus accrued interest. In May 1999, the Company made an offer to repurchase the Renaissance Notes pursuant to this requirement, and the holders of the Renaissance Notes tendered an amount representing 30% of the total outstanding principal amount for repurchase.

     As of September 30, 1999, $114.4 million aggregate principal amount of Renaissance Notes with an accreted value of $83.8 million remains outstanding. Interest on the Renaissance Notes shall be paid semi-annually at a rate of 10% per annum beginning on October 15, 2003.

     The Renaissance Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity with the proceeds of one or more sales of membership units at 110% of their accreted value plus accrued interest on the redemption date, provided that after any such redemption, at least $106 million aggregate principal amount at maturity remains outstanding.

HELICON NOTES

     The Company acquired Helicon I. L.P. and affiliates in July 1999. As of September 30, 1999, Helicon had outstanding $115.0 million in principal amount of 11% senior secured notes due 2003 (the "Helicon Notes"). On November 1, 1999, the Company redeemed all of the Helicon Notes

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES at a purchase price equal to 103% of their principal amount, plus accrued interest, for $124.8 million using borrowings from the Charter Operating Credit Facilities. Accordingly, the Helicon Notes have been classified as long-term debt in the accompanying consolidated balance sheet as of September 30, 1999.

RIFKIN NOTES

     The Company acquired Rifkin in September 1999. As of September 30, 1999, Rifkin had outstanding $125.0 million in principal amount of 11 1/8% senior subordinated notes due 2006 (the "Rifkin Notes"). Interest on the Rifkin subordinated notes is payable semi-annually on January 15 and July 15 of each year. In September 1999, the Company commenced an offer to repurchase any and all of the outstanding Rifkin Notes, together with a $3.0 million promissory note payable to Monroe Rifkin, for cash at a premium over the principal amounts. In conjunction with this tender offer, the Company sought and obtained the consent of a majority in principal amount of the note holders of the outstanding Rifkin Notes to proposed amendments to the indenture governing the Rifkin Notes, which eliminated substantially all of the restrictive covenants. In November 1999, the Company repurchased the Rifkin Notes with a total outstanding principal amount of $124.1 million for a total of $140.6 million, including a consent fee of $30 per $1000 to the holders who delivered timely consents to amending the indenture, and repurchased the promissory note issued to Monroe Rifkin for $3.4 million. These notes were paid using borrowings from the Charter Operating Credit Facilities. Accordingly, the Rifkin Notes and note payable to Monroe Rifkin have been classified as long-term debt in the accompanying consolidated balance sheet as of September 30, 1999.

CHARTER OPERATING CREDIT AGREEMENT

     The Charter Operating Credit Facilities provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term
A), and the other with the principal amount of $1.85 billion that matures March 2009 (Term B). The Charter Operating Credit Facilities also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the Charter Operating Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (7.53% as of September 30, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility.

     The indentures governing the debt agreements require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, the parent company.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Based upon outstanding indebtedness at September 30, 1999, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facility, and the maturity dates for all senior and subordinated notes, aggregate future principal payments on the total borrowings under all debt agreements at September 30, 1999, are as follows:

YEAR                                                              AMOUNT
----                                                            ----------
2000........................................................    $       --
2001........................................................            --
2002........................................................        88,875
2003........................................................       156,000
2004........................................................       168,500
Thereafter..................................................     6,369,038
                                                                ----------
                                                                $6,782,413
                                                                ==========

5.  RELATED-PARTY TRANSACTIONS:

     The Company is charged a management fee equal to 3.5% percent of gross revenues payable quarterly. To the extent management fees charged to the Company are greater (less) than the corporate expenses incurred by Charter Investment, the Company records a distribution to (capital contribution from) parent. For the three and nine months ended September 30, 1999, the Company recorded a distribution of $5,069 and $14,786, respectively. As of September 30, 1999, management fees currently payable of $12,210 are included in payables to manager of cable television systems -- related party.

     In the second quarter of 1999, Charter Holdings loaned $50 million to Charter Holdco. The promissory note bears interest at 7.5% compounded annually. For the three and nine months ended September 30, 1999, Charter Holdings recognized $1.0 million and $1.5 million of interest income pertaining to this promissory note.

6.  STOCK OPTION PLAN

     In accordance with an employment agreement between the President and Chief Executive Officer of Charter Communications, Inc. and a related option agreement with the President and Chief Executive Officer, an option to purchase 3% of the equity value of Charter Holdco, or 7,044,121 membership interests, was issued to the President and Chief Executive Officer. The option vests over a four year period from the date of grant and expires ten years from the date of grant.

     In February 1999, the Company adopted an option plan providing for the grant of options to purchase up to an aggregate of 10% of the equity value of the Company. The plan was assumed by Charter Holdco. The option plan provides for grants of options to employees, officers and directors of Charter Holdco and its affiliates and consultants who provide services to Charter Holdco. Options granted vest over five years from the grant date commencing 15 months after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options will be automatically exchanged for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Options outstanding as of November 12, 1999, are as follows:

                                              OPTIONS OUTSTANDING                          OPTIONS
                          ------------------------------------------------------------   EXERCISABLE
                                                                          REMAINING      -----------
                          NUMBER OF      EXERCISE          TOTAL          CONTRACT        NUMBER OF
                           OPTIONS        PRICE           DOLLARS      LIFE (IN YEARS)     OPTIONS
                          ----------  --------------    ------------   ---------------   -----------
Outstanding as of
  January 1, 1999.......   7,044,127  $        20.00    $140,882,540         9.2(1)       1,761,032
Granted:
  February 9, 1999......   9,050,881           20.00     181,017,620                        130,000
  April 5, 1999.........     443,200           20.73       9,187,536                             --
  November 8, 1999......   4,600,000           19.00      87,400,000                             --
Cancelled...............   (378,400)   20.00 - 20.73      (7,595,886)                            --
                          ----------  --------------    ------------         ---          ---------
Outstanding as of
  November 12, 1999.....  20,759,808  $        19.79(1) $410,891,810         9.4(1)       1,891,032
                          ==========  ==============    ============         ===          =========

---------------
(1) Weighted average

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense of $21.1 and $59.3 million for the three and nine months ended September 30, 1999, respectively, has been recorded in the financial statements since the exercise prices were less than the estimated fair values of the underlying membership interests on the date of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being accrued over the vesting period of each grant that varies from four to five years. As of September 30, 1999, deferred compensation remaining to be recognized in future periods totaled $104 million. No stock option compensation expense will be recorded for the November 8, 1999 options since the exercise price is equal to the estimated fair value of the underlying membership interests on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter Communications, Inc. on a one-for-one basis, the estimated fair value was equal to the initial offering price of Class A common stock.

7.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     SFAS No. 137 "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impact of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (losses).

8.  SUBSEQUENT EVENTS:

     In October 1999, the Company acquired cable television systems from InterMedia in a transaction for an aggregate purchase price of $873 million plus adjustments and exchanged company-operated cable television systems serving approximately 144,000 customers. At the closing, Charter Holdings retained a cable television system serving approximately 30,000 customers for which Charter Holdings was unable to obtain the necessary regulatory approvals. If the necessary regulatory approvals cannot be obtained for the transfer of this system by March 20, 2000 and Charter Holdings is unable to transfer to InterMedia satisfactory replacement systems before April 1, 2000, Charter Holdings must pay InterMedia $88.2 million. In addition, if Charter Holdings transfers cash or property other than the retained system to InterMedia, in certain circumstances, Charter Holdings must indemnify InterMedia 50% of all taxes and related

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES costs incurred or arising out of any claim that InterMedia suffered tax losses to which it would not have been subject if Charter Holdings had transferred the retained system. The exchange of cable television systems will be recorded at the fair value of the systems exchanged.

     In October 1999, Charter Communications, LLC, an indirect subsidiary of Charter Holdings, acquired certain cable systems from InterMedia Capital Partners IV, L.P., InterMedia Partners and affiliates (collectively InterMedia) in a transaction for an aggregate purchase price of $873 million in cash plus adjustments and exchanged company-operated cable systems serving approximately 142,000 customers. At the closing, Charter Holdings retained a cable system serving approximately 30,000 customers for which Charter Holdings was unable to obtain the necessary regulatory approvals. If the necessary regulatory approvals cannot be obtained for the transfer of this system by March 28, 2000 and Charter Holdings is unable to transfer to InterMedia satisfactory replacement systems before April 1, 2000, Charter Holdings must pay InterMedia $88.2 million. In addition, if Charter Holdings transfers cash or property other than the retained system to InterMedia, in certain circumstances, Charter Holdings must indemnify InterMedia 50% of all taxes and related costs incurred or arising out of any claim that InterMedia suffered tax losses to which it would not have been subject if Charter Holdings had transferred the retained system. The exchange of cable systems will be recorded at the fair value of the systems exchanged.

     In November 1999, Charter Holdco acquired cable systems from Fanch Cablevision L.P. (Fanch), Falcon, and Avalon. These transactions had an aggregate purchase price of $6.7 billion plus adjustments. The purchase price consisted of cash of $4.0 billion, assumed debt of $2.0 billion and the issuance of 20.8 million membership units of Charter Holdco with a value of $550.0 million. All of these membership units were exchanged for Class A common stock of Charter on a one-for-one basis and 1.6 million shares were put to Mr. Allen. All remaining shares held by the Falcon sellers are putable to Mr. Allen for two years.

     In June 1999, Charter Holdco entered into an agreement to purchase the cable systems of Bresnan Communications Company Limited Partnership (Bresnan). The purchase price will be paid with a portion of the net proceeds from Charter Communications Inc.'s initial public offering, borrowings under credit facilities (that have not yet been arranged), $1.0 billion of equity of Charter Holdco to be issued to specified sellers in the acquisition, the assumption of indebtedness and/or debt or equity securities to be issued. The Bresnan acquisition is anticipated to close in the first quarter of 2000.

     In January 2000, Charter Holdings and Charter Holdings Capital completed a Rule 144A debt offering of $1.5 billion of Senior Notes and Senior Discount Notes (the "January 2000 High Yield Notes") yielding proceeds of $1.3 billion. Charter Holdings will use the proceeds to repurchase certain notes of Falcon, Avalon and Bresnan related to change of control provisions and to repay other debt. Charter Holdings and Charter Holdings Capital have commenced an offer to exchange all of the privately placed and outstanding January 2000 High Yield Notes for notes registered under the Securities Act of 1933, as amended.

     Charter Holdings and Charter Holdco effected a number of transactions to transfer the recently acquired Fanch, Falcon and Avalon cable systems. As a result of these transactions, Charter Holdings became the indirect parent of the Fanch, Falcon and Avalon cable systems. Shortly after the consummation of the Bresnan acquisition, which is expected to be completed in the first quarter of 2000, the Bresnan cable systems will be transferred to Charter Holdings from Charter Holdco.

     On December 1, 1999, Charter and AT&T entered into a non-binding letter of intent to exchange certain of its cable systems for cable systems owned by AT&T. As part of this transaction, Charter will be required to pay AT&T approximately $108 million in cash. This payment represents the difference in the agreed values of the systems to be exchanged.

                  MARCUS CABLE HOLDINGS, LLC, AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS
                                                                 ENDED
                                                                MARCH 31
                                                                  1999
                                                              ------------
REVENUES....................................................   $ 125,180
                                                               ---------
OPERATING EXPENSES:
  Operating costs...........................................      45,309
  General and administrative................................      23,675
  Transaction and severance costs...........................          --
  Management fees...........................................       4,381
  Depreciation and amortization.............................      51,688
                                                               ---------
                                                                 125,053
                                                               ---------
     (Loss) income from operations..........................         127
                                                               ---------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (26,963)
  Other, net................................................        (158)
                                                               ---------
                                                                 (27,121)
                                                               ---------
     Loss before extraordinary item.........................     (26,994)
EXTRAORDINARY ITEM -- Loss from early extinguishment of
  debt......................................................    (107,978)
                                                               ---------
     Net loss                                                  $(134,972)
                                                               =========

The accompanying notes are an integral part of these consolidated statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                                  1999
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $  (134,972)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................       51,688
     Gain on sale of assets.................................           --
     Loss from early extinguishment of debt.................      107,978
     Amortization of debt issuance costs, debt discount and
      interest rate cap agreements..........................          868
     Changes in assets and liabilities, net of effects from
      acquisitions --
       Receivables, net.....................................        2,650
       Prepaid expenses and other...........................        2,882
       Accounts payable and accrued expenses................      (13,170)
       Other operating activities...........................        9,022
                                                              -----------
       Net cash used in operating activities................       26,946
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems..............................           --
  Purchases of property, plant and equipment................      (57,057)
  Proceeds from sale of assets..............................           --
  Other investing activities................................           --
                                                              -----------
       Net cash used in investing activities................      (57,057)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................       38,768
  Repayments of long-term debt..............................   (1,680,142)
  Loan from Charter Holdings................................    1,680,142
  Cash contributed by member................................           --
  Payments of debt issuance costs...........................           --
  Payments of other long-term liabilities...................           --
                                                              -----------
       Net cash provided by financing activities............       38,768
                                                              -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        8,657
CASH AND CASH EQUIVALENTS, beginning of period..............          813
                                                              -----------
CASH AND CASH EQUIVALENTS, end of period....................  $     9,470
                                                              ===========
CASH PAID FOR INTEREST......................................  $    12,807
                                                              ===========

The accompanying notes are an integral part of these consolidated statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Holdings, LLC (MCHLLC) was formed in February 1999 as parent of Marcus Cable Company, L.L.C. (MCCLLC), formerly Marcus Cable Company, L.P. (MCCLP). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998. MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. (MCOC), a wholly owned subsidiary of the Company. The Company has operated its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCCLLC, which is the predecessor of MCHLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interest and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 (the "Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company, (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. (Charter). Beginning in October 1998, Charter managed the operations of the Company.

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC (Charter Operating). On April 7, 1999, the cable television operating subsidiaries of the Company were transferred to Charter Operating subsequent to the purchase of Paul G. Allen of the Minority Interest.

     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, during the fourth quarter of 1998. As of March 31, 1999, 85 employees and officers of the Company had been terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

INTERIM FINANCIAL INFORMATION

     The accompanying financial statements are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the period ended December 31, 1998. Interim results are not necessarily indicative of results for a full year.

2.  ACQUISITIONS AND DISPOSITIONS

     On April 1, 1998, the Company completed the acquisition of the Mountain Brook and Shelby Cable System form Mountain Brook and Shelby Cable for an aggregate purchase price of $57,500. The communities served by this system are adjacent to the Company's existing systems in the suburban Birmingham, Alabama area. As of the date of the acquisition, this system served approximately 23,000 basic customers. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.

     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278. No gains or losses were recognized on the sale of the cable television systems divested after the Vulcan Acquisition as such amounts are considered to be an adjustment of the purchase price allocation as these systems were designated as assets to be sold at the date of the Vulcan Acquisition.

3.  LONG-TERM DEBT:

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company. The excess of the amount paid over the carrying value of the Company's long-term debt was recorded as Extraordinary item -- loss on early extinguishment of debt in the accompanying statement of operations

4.  RELATED-PARTY TRANSACTIONS:

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, the Company pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expense. For the three months ended March 31, 1999, management fees under this agreement were $2,432. In connection with the transfer of the Company's operating subsidiaries to Charter Operating, the annual fee paid by the Company to Charter increased to 3.5%, plus expense.

     Prior to consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

managed the Maryland Cable systems under the Maryland Cable agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.

     Effective January 31, 1997, Maryland Cable was sold to a third party. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the three months ended March 31, 1999 and 1998, MCOC earned total management fees of $0 and $355, respectively.

5.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137 "Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 delays the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000 and thus the Company will adopt SFAS No. 133 at that time. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       FOUR MONTHS          NINE MONTHS
                                                     ENDED APRIL 30,    ENDED SEPTEMBER 30,
                                                          1999                 1998
                                                     ---------------    -------------------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Revenues...........................................      $20,396              $27,167
Cost and expenses:
  Operating, general and administrative............        9,382               13,855
  Depreciation and amortization....................        8,912               12,259
                                                         -------              -------
     Operating income..............................        2,102                1,053
Interest income....................................          122                   91
Interest expense...................................       (6,321)              (9,069)
                                                         -------              -------
Loss before provision (benefit) for taxes..........       (4,097)              (7,925)
Provision (benefit) for taxes......................          (65)                 105
                                                         -------              -------
Net loss...........................................      $(4,032)             $(8,030)
                                                         =======              =======

See accompanying notes to condensed consolidated financial statements.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       FOUR MONTHS          NINE MONTHS
                                                     ENDED APRIL 30,    ENDED SEPTEMBER 30,
                                                          1999                 1998
                                                     ---------------    -------------------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Operating Activities:
Net loss...........................................      $(4,032)            $  (8,030)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization.................        8,912                12,259
     Accretion on senior discount notes and
       non-cash interest expense...................        3,850                 4,835
  Changes in operating assets and liabilities, net
     of effects from acquisitions:
     Accounts receivable, net......................          298                (1,546)
     Prepaid expenses and other assets.............          (75)                 (530)
     Accounts payable and accrued expenses.........       (5,046)                8,574
     Deferred marketing support....................           --                   478
     Advances from affiliates......................         (135)                  104
                                                         -------             ---------
       Net cash provided by operating activities...        3,772                16,144
                                                         -------             ---------
Investing Activities:
  Acquisitions of cable systems....................       (2,770)             (309,600)
  Escrow deposit...................................          150                    --
  Capital expenditures.............................       (4,250)               (2,260)
  Cable television franchises......................           --                (1,510)
  Other intangible assets..........................           16                  (463)
                                                         -------             ---------
       Net cash used in investing activities.......       (6,854)             (313,833)
                                                         -------             ---------
Financing Activities:
  Debt acquisition costs...........................           --                (8,344)
  Repayments on bank debt..........................           --                (7,500)
  Proceeds from bank debt..........................           --               110,000
  Net proceeds from issuance of 10% senior discount
     notes.........................................           --               100,012
  Capital contributions............................           --               108,600
                                                         -------             ---------
       Net cash provided by financing activities...           --               302,768
                                                         -------             ---------
Net increase (decrease) in cash and cash
  equivalents......................................       (3,082)                5,079
Cash and cash equivalents at beginning of period...        8,482                    --
                                                         -------             ---------
Cash and cash equivalents at end of period.........      $ 5,400             $   5,079
                                                         =======             =========
Cash paid for interest.............................      $ 4,210             $   2,464
                                                         =======             =========

See accompanying notes to condensed consolidated financial statements.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS EXCEPT WHERE INDICATED)
                                  (UNAUDITED)

1.  ORGANIZATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998, by Renaissance Media Holdings LLC ("Holdings"). On March 20, 1998, Holdings contributed to Group its membership interests in two wholly owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"). Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP III") on February 13, 1998 for a nominal amount. As a result, Media became a subsidiary of Holdings. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests since an entity affiliated with MSCP III had a controlling interest in Holdings. Group and its subsidiaries are collectively referred to as the "Company" herein. On April 9, 1998, the Company acquired six cable television systems (the "TWI Acquisition") from TWI Cable, Inc. a subsidiary of Time Warner Inc. ("Time Warner"). Prior to this Acquisition, the Company had no operations other than start-up related activities.

     On February 23, 1999, Holdings, Charter Communications, Inc. (now known as Charter Investment, Inc. and referred to herein as "Charter") and Charter Communications, LLC ("CC LLC") executed a purchase agreement, providing for Holdings to sell and CC LLC to purchase, all the outstanding limited liability company membership interests in Group held by Holdings (the "Charter Transaction") subject to certain covenants and restrictions pending closing and satisfaction of certain conditions prior to closing. On April 30, 1999, the Charter Transaction was consummated for a purchase price of $459 million, consisting of $348 million in cash and $111 million in carrying value of debt assumed.

2.  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The interim financial statements are unaudited but include all adjustments, which are of normal recurring nature that the Company considers necessary for a fair presentation of the financial position and the results of operations and cash flows for such periods. Operating results of interim periods are not necessarily indicative of results for a full year.

     Additional disclosures and information are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

3.  ACQUISITIONS

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

4.  DEBT

     Media maintained a credit agreement (the "Credit Agreement") with aggregate commitments under the Credit Agreement totaling $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans. On April 30, 1999, in connection with the Charter Transaction all amounts outstanding, including accrued interest and fees, under the Credit Agreement were paid in full and the Credit Agreement was terminated.

     The Charter Transaction resulted in a "change of control" of the Company. On May 28, 1999, in accordance with the terms and conditions of the indenture governing the 10% senior discount notes (the "Notes"), the Company made an offer (the "Purchase Offer") to purchase any and all of the Notes at 101% of their accreted value, plus accrued and unpaid interest, if any, through June 28, 1999. The Purchase Offer expired on June 23, 1999, and 48,737 notes ($1,000 face amount at maturity) were validly tendered. On June 28, 1999, CC LLC made a capital contribution in the amount of $34,205 enabling the Company to purchase the Notes.

     The indenture governing the Notes limits cash payments by the Company to the sum of: i) the amount by which consolidated EBITDA (as defined) exceeds 130% of consolidated interest expense (as defined) determined on a cumulative basis,
ii) capital contributions, and iii) an amount equal to the net reduction in investments (as defined). To the extent permitted by the indenture excess cash will be distributed to CC LLC, including repayments of borrowings under Charter Communications Operating, LLC's ("CCO") credit facility (the "CCO Credit Agreement").

     The Company and all subsidiaries of CCO have guaranteed payment and performance by CCO of its obligations under the CCO Credit Agreement. In addition, Group and its wholly owned subsidiaries, and all subsidiaries of CCO have pledged their ownership interests as collateral to the CCO Credit Agreement.

5.  RELATED PARTY TRANSACTIONS

     In connection with the TWI Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner would manage the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements (the "Time Warner Agreement"). Management believes that these programming rates made available through its relationship with Time Warner are lower than the Company could obtain separately. Such volume rates are not available after the Charter Transaction.

     For the four months ended April 30, 1999, the Company incurred $2,716 for programming services under this agreement. For the period from April 9, 1998 to September 30, 1998 the programming services incurred under this agreement were $2,737. In addition, the Company incurred programming costs of $958 and $2,171 for programming services owned directly or indirectly by Time Warner entities for the four months ended April 30, 1999 and for the period from April 9, 1998 to September 30, 1998, respectively.

     In connection with the Charter Transaction, the Time Warner Agreement was terminated on April 30, 1999, and Media returned to Time Warner $650 in deferred marketing credits owed to program providers under the programming arrangements.

     The Company has utilized the law firm of one of its board members for legal services related to the TWI Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $154 and $-0- for the four months ended April 30, 1999 and for the period from April 9, 1998 to September 30, 1998, respectively.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

     Prior to the consummation of the TWI Acquisition, Media paid fees to six senior managers of the Company who are investors in the Company for services rendered relating to the Acquisition and the Credit Agreement. These fees totaled $287 for the period from April 9, 1998 to September 30, 1998 and were recorded as transaction and financing costs.

6.  EMPLOYEE BENEFIT PLAN

     Beginning April 9, 1998, the Company sponsored a defined contribution plan that covered substantially all employees (the "Plan"). The Plan provided for contributions from eligible employees up to 15% of their compensation subject to a maximum limit as determined by the Internal Revenue Service. The Company's contribution to the Plan was limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company had the right to change the amount of the Company's matching contribution percentage. The Company matching contributions totaled $54 for the four months ended April 30, 1999 and $62 for the period from April 9, 1998 to September 30, 1998.

     In connection with the Charter Transaction, the Plan's assets were frozen as of April 30, 1999, and employees became fully vested. Effective July 1, 1999, the Company's employees with two months of service are eligible to participate in the Charter Communications, Inc. 401(k) Plan (the "Charter Plan"). Employees that qualify for participation in the Charter Plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                                            NINE MONTHS
                                                           PERIOD ENDED        ENDED
                                                             JULY 30,      SEPTEMBER 30,
                                                               1999            1998
                                                           ------------    -------------
Revenues.................................................  $ 49,564,581    $ 56,187,697
                                                           ------------    ------------
Operating expenses:
  Operating expenses.....................................    16,488,934      16,919,420
  General and administrative expenses....................     9,021,484       9,515,464
  Marketing expenses.....................................     1,327,669       2,499,641
  Depreciation and amortization..........................    16,616,529      17,881,302
  Management fee charged by affiliate....................     2,511,416       2,527,426
  Corporate and other expenses...........................     4,855,873         278,202
                                                           ------------    ------------
     Total operating expenses............................    50,821,905      49,621,455
                                                           ------------    ------------
  Operating income.......................................    (1,257,324)      6,566,242
                                                           ------------    ------------
Interest expense.........................................   (20,681,592)    (20,704,146)
Interest income..........................................       124,486          72,579
                                                           ------------    ------------
  Net loss...............................................  $(21,814,430)   $(14,065,325)
                                                           ============    ============

See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                   UNAUDITED CONDENSED COMBINED STATEMENTS OF
                          CHANGES IN PARTNERS' DEFICIT

                                                  PARTNERS' DEFICIT
                               PREFERRED    -----------------------------     CAPITAL
                                LIMITED       GENERAL     CLASS A LIMITED   CONTRIBUTION
                                PARTNERS      PARTNER        PARTNERS        RECEIVABLE        TOTAL
                               ----------   -----------   ---------------   ------------   -------------
Balance at December 31,
  1997.......................  $7,649,988   $  (666,758)   $(102,810,361)     $(1,000)     $ (95,828,131)
Distribution of additional
preferred partnership
interests....................     917,479        (9,175)        (908,304)          --                 --
Accretion of redeemable
  partnership interests......          --       (98,168)      (9,718,596)          --         (9,816,764)
Net loss.....................          --      (215,861)     (21,370,309)          --        (21,586,170)
                               ----------   -----------    -------------      -------      -------------
Balance at December 31,
  1998.......................   8,567,467      (989,962)    (134,807,570)      (1,000)      (127,231,065)
Distribution of additional
  preferred partnership
  interests..................     609,621        (6,097)        (603,524)          --                 --
Accretion of redeemable
  partnership interests......          --      (269,961)     (26,726,132)          --        (26,996,093)
Capital contribution.........          --        36,283        3,591,967           --          3,628,250
Net loss.....................          --      (218,144)     (21,596,286)          --        (21,814,430)
                               ----------   -----------    -------------      -------      -------------
Balance at July 30, 1999.....  $9,177,088   $(1,447,881)   $(180,141,545)     $(1,000)     $(172,413,338)
                               ==========   ===========    =============      =======      =============

See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS
                                                           PERIOD ENDED        ENDED
                                                             JULY 30,      SEPTEMBER 30,
                                                               1999            1998
                                                           ------------    -------------
Cash flows from operating activities:
Net loss.................................................  $(21,814,430)   $(14,065,325)
                                                           ------------    ------------
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.......................    16,616,529      17,881,302
     Amortization of debt discount and deferred financing
       costs.............................................     2,801,895         690,015
     Gain on sale of equipment...........................       (22,536)        (16,498)
     Interest on 12% subordinated notes paid through the
       issuance of additional notes......................     2,706,044       2,408,370
     Change in operating assets and liabilities:
       Receivables from subscribers......................       101,737          51,835
       Prepaid expenses and other assets.................     2,773,824      (1,328,573)
       Accounts payable and accrued expenses.............    (4,286,285)     (1,382,723)
       Subscriptions received in advance.................       803,151        (262,454)
       Accrued interest..................................     2,557,212       4,535,570
                                                           ------------    ------------
          Total adjustments..............................    24,051,571      22,576,844
                                                           ------------    ------------
          Net cash provided by operating activities......     2,237,141       8,511,519
                                                           ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant, and equipment............    (6,505,848)     (8,420,530)
  Proceeds from sale of equipment........................        32,288         106,128
  Cash paid for net assets of cable television systems
     acquired............................................    (6,217,143)             --
  Increase in intangible assets..........................      (487,595)       (321,740)
                                                           ------------    ------------
          Net cash used in investing activities..........   (13,178,298)     (8,636,142)
                                                           ------------    ------------
Cash flows from financing activities:
  Proceeds from bank loans...............................    13,000,000       4,000,000
  Repayment of bank loans................................        (6,312)         (7,989)
  Repayment of other notes payable.......................      (476,866)     (1,069,744)
  Capital contributions..................................     3,628,250              --
  Repayments by (advances to) affiliates.................      (247,042)         38,114
  Payment of financing costs.............................      (240,000)             --
                                                           ------------    ------------
          Net cash provided by financing activities......    15,658,030       2,960,381
                                                           ------------    ------------
          Net increase in cash and cash equivalents......     4,716,873       2,835,758
Cash and cash equivalents at beginning of period.........     5,130,561       4,372,281
                                                           ------------    ------------
Cash and cash equivalents at end of period...............  $  9,847,434    $  7,208,039
                                                           ============    ============
Supplemental cash flow information:
  Interest paid..........................................  $ 12,582,725    $ 13,070,191
                                                           ============    ============
  Other non-cash items:
     Acquisition of property, plant and equipment through
       issuance of other notes payable...................  $    389,223    $    816,223
                                                           ============    ============

See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                                 JULY 30, 1999

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. ("Baum") continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owns a 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     The Partnership operates in one business segment offering cable television services in the states of Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont and New Hampshire, Georgia and Tennessee. The Company also offers to customers advanced services, such as paging, cable modems and private data network systems under the name of "Helicon Network Solutions", as well as, dial up internet service in Pennsylvania and Vermont under the name of "Helicon OnLine".

     On July 30, 1999, Charter-Helicon, LLC ("Charter-Helicon"), acquired a 1% interest in THGLP previously owned by Baum Investments, Inc. and became the General Partner of THGLP. Concurrently, Charter-Helicon and Charter Communications, LLC ("CC-LLC"), parent of Charter-Helicon, acquired all of the partnership interests of the Partnership. These transactions are collectively referred to as the "Helicon/Charter Deal" herein. In connection with the Helicon/Charter Deal, $228,985,000 of cash was paid to the equity holders; Baum retained a $25,000,000 limited liability company membership interest in Charter-Helicon; debt of $197,447,000 was repaid; debt of $115,000,000 was assumed; and other costs totaling $4,285,000 were incurred. Effective with this change of ownership, the Company will be managed by Charter Investment, Inc.

     In the opinion of management, the accompanying unaudited condensed combined financial statements of the Partnership reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the Partnership's combined results of operations and cash flows for the period ended July 30, 1999 and nine months ended September 30, 1998. The post-closing process associated with the Helicon/Charter deal has not been finalized, accordingly, the accompanying unaudited condensed combined financial statements do not give effect to all the post-closing adjustments arising from the change of ownership of the Partnership. The results of operations for the period ended July 30, 1999 and nine months ended September 30, 1998 are not necessarily indicative of the results for a full year.

2.  ACQUISITIONS

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of

                    HELICON PARTNERS I, L.P. AND AFFILIATES

$535,875 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

     On January 7, 1999, THGLP acquired the cable television systems, serving approximately 4,350 (unaudited) subscribers in the North Carolina counties of Carter, Johnson and Unicol. The aggregate purchase price was approximately $5,228,097 and was allocated to the net assets acquired, which included property and equipment and intangible assets.

     On March 1, 1999, HPIAC acquired a cable television system serving approximately 551 (unaudited) subscribers in the communities of Abbeville, Donalds and Due West, South Carolina. The aggregate purchase price was approximately $723,356 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

     On April 6, 1999, the HPIAC acquired a cable television system serving approximately 314 (unaudited) subscribers in the communities of Mentone and part of DeKalb, Alabama. The aggregate purchase price was approximately $265,690 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying unaudited condensed combined financial statements.

3.  LOANS PAYABLE TO BANKS

     On January 5, 1999, THGLP entered into a $12,000,000 Senior Subordinated Loan Agreement with Paribas Capital Funding, LLC ("the 1999 Credit Facility"). The Facility is non-amortizing and is due January 5, 2003. Initial borrowings of $7,000,000 under this Facility financed the acquisition of certain cable television assets in North Carolina. On February 19, 1999, the Company borrowed the remaining $5,000,000 available under the 1999 Credit Facility. Interest on the $12,000,000 is payable at 11.5% per annum.

                            INTERMEDIA CABLE SYSTEMS
                (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS
                   AND INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                1999             1998
                                                            -------------    ------------
                                                             (UNAUDITED)
ASSETS
Accounts receivable, net of allowance for doubtful
accounts of $903 and $899, respectively...................    $ 14,971         $ 14,425
Receivables from affiliates...............................       7,966            5,623
Prepaid expenses..........................................       1,100              423
Other current assets......................................         186              350
                                                              --------         --------
          Total current assets............................      24,223           20,821
Intangible assets, net....................................     214,182          255,356
Property and equipment, net...............................     228,676          218,465
Deferred income taxes.....................................      15,279           12,598
Investments and other non-current assets..................         544            2,804
                                                              --------         --------
          Total assets....................................    $482,904         $510,044
                                                              ========         ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities..................    $ 15,504         $ 19,230
Deferred revenue..........................................      11,151           11,104
Payables to affiliates....................................       2,265            3,158
                                                              --------         --------
          Total current liabilities.......................      28,920           33,492
Note payable to InterMedia Partners IV, L.P...............     406,975          396,579
Deferred channel launch revenue...........................       3,583            4,045
                                                              --------         --------
          Total liabilities...............................     439,478          434,116
                                                              --------         --------
Commitments and contingencies
Mandatorily redeemable preferred shares...................      14,934           14,184
Equity....................................................      28,492           61,744
                                                              --------         --------
          Total liabilities and equity....................    $482,904         $510,044
                                                              ========         ========

     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                        COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                   (UNAUDITED)
REVENUES:
Basic and cable services....................................  $105,275     $ 93,516
Pay services................................................    20,699       17,830
Other services..............................................    26,815       18,714
                                                              --------     --------
                                                               152,789      130,060
COSTS AND EXPENSES:
Program fees................................................    35,579       29,055
Other direct expenses.......................................    15,280       12,512
Selling, general and administrative expenses................    33,315       22,843
Management and consulting fees..............................     2,356        2,356
Depreciation and amortization...............................    79,325       63,883
                                                              --------     --------
                                                               165,855      130,649
                                                              --------     --------
Loss from operations........................................   (13,066)        (589)
                                                              --------     --------
OTHER INCOME (EXPENSE):
Interest expense............................................   (17,636)     (20,152)
Interest and other income...................................       187          298
Gain on sale of investment..................................     1,678           --
Other expense...............................................    (4,397)        (484)
                                                              --------     --------
                                                               (20,168)     (20,338)
                                                              --------     --------
Loss before income tax benefit..............................   (33,234)     (20,927)
Income tax benefit..........................................     2,681        3,636
                                                              --------     --------
Net Loss....................................................  $(30,553)    $(17,291)
                                                              ========     ========

     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                    COMBINED STATEMENT OF CHANGES IN EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at January 1, 1998..................................  $ 58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................    61,744
Net loss (unaudited)........................................   (30,553)
Accretion for mandatorily redeemable preferred shares
  (unaudited)...............................................      (750)
Net cash distributions to parent (unaudited)................    (1,949)
                                                              --------
Balance at September 30, 1999 (unaudited)...................  $ 28,492
                                                              ========

     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(30,553)    $(17,291)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization..........................    79,325       63,883
     Loss on disposal of fixed assets.......................     1,497          137
     Gain on sale of investment.............................    (1,678)          --
     Changes in assets and liabilities:
       Accounts receivable..................................      (546)        (945)
       Receivables from affiliates..........................    (2,343)      (2,849)
       Prepaid expenses.....................................      (677)        (167)
       Other current assets.................................       164           10
       Deferred income taxes................................    (2,681)      (3,636)
       Investments and other non-current assets.............     1,088         (616)
       Accounts payable and accrued liabilities.............       134       (3,180)
       Deferred revenue.....................................       740        1,018
       Payables to affiliates...............................      (893)         196
       Accrued interest.....................................    17,636       20,152
       Deferred channel launch revenue......................    (1,155)       3,907
                                                              --------     --------
  Cash flows from operating activities......................    60,058       60,619
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (52,848)     (53,513)
  Intangible assets.........................................      (871)      (1,705)
  Proceeds from sale of investment..........................     2,850           --
                                                              --------     --------
  Cash flows from investing activities......................    50,869      (55,218)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (distributions) contributions to/from parent..........    (1,949)       4,869
  Net repayments of intercompany debt.......................    (7,240)     (10,270)
                                                              --------     --------
  Cash flows from financing activities......................    (9,189)      (5,401)
Net change in cash..........................................        --           --
Cash at beginning of period.................................        --           --
                                                              --------     --------
Cash at end of period.......................................  $     --     $     --
                                                              ========     ========

     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions"). The Charter Transactions closed on October 1, 1999.

     Specifically, ICP-IV and its affiliates sold certain of their cable television systems in Tennessee and Gainesville, Georgia through a combination of asset sales and the sale of their equity interests in RMG, and exchanged their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I exchanged its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.

     The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."

PRESENTATION

     The Systems sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the accompanying condensed combined financial statements have been carved-out from the historical accounting records of InterMedia prior to the close of the Charter Transactions.

     The accompanying unaudited interim condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain footnote disclosures have been condensed or omitted. In the management's opinion, the interim unaudited combined financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Systems' financial position as of September 30, 1999, and their results of operations and cash flows for the nine months ended September 30, 1999 and 1998. The results of operations and cash flows for these periods are not necessarily indicative of results that may be expected for the year ending December 31, 1999. These condensed combined financial statements should be read in conjunction with the Systems' audited combined financial statements and notes thereto for the year ended December 31, 1998.

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the condensed combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout 1998 and 1999. For

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the condensed combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.

     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and InterMedia Management, Inc. ("IMI"), respectively. ICM is a limited partner of IP-I. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

     As more fully described in Note 4 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems was transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV"), as described in Note 3 -- "Note Payable to InterMedia Partners IV, L.P.," are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash flows from operations, investing activities and financing activities have been included in the Systems' net (distributions) contributions to/from parent in the combined statements of cash flows.

     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The condensed combined financial statements present only the debt and related interest expense of RMG, which was assumed and repaid by Charter pursuant to the Charter Transactions. See Note 3 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the condensed combined financial statements are not representative of the debt that would be required or interest expense incurred if the InterMedia Cable Systems were a separate legal entity.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.  EXCHANGE OF CABLE PROPERTIES

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

3.  NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                    SEPTEMBER 30,    DECEMBER 31,
                                                        1999             1998
                                                    -------------    ------------
Intercompany revolving credit facility, $1,200,000
  commitment as of September 30, 1999, interest
  currently at 6.60% payable on maturity, matures
  December 31, 2006...............................    $406,975         $396,579
                                                      ========         ========

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay under its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     On October 1, 1999, Charter assumed and repaid RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.21% to 6.96% during the nine months ended September 30, 1999.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Interest rates on borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates on borrowings under the IP-IV Revolving Credit Facility also vary from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

4.  RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Management fees charged to InterMedia were $4,059 for the nine months ended September 30, 1999 and 1998. Of the fees charged to InterMedia, $2,356 were charged to the Systems for the nine months ended September 30, 1999 and 1998.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. IMI also pays on behalf of the Systems and other affiliates "pass through costs" that are specifically identifiable to the Systems and other affiliates. These include, but are not limited to programming fees and copyright fees. During the nine months ended September 30, 1999 and 1998, IMI administrative fees charged to the Systems totaled $3,093 and $2,749, respectively. Receivables from affiliates at September 30, 1999 and December 31, 1998 include $5,873 and $52, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by AT&T Broadband & Internet Services ("AT&TBIS"), formerly Tele-Communications, Inc. As affiliates of AT&TBIS, IP-I and ICP-IV are able to purchase programming services from a subsidiary of AT&TBIS. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not continue to be available in the future should AT&TBIS's ownership interest in InterMedia significantly decrease. Program fees charged by the AT&TBIS subsidiary to the Systems for the nine months ended September 30, 1999 and 1998 amounted to $26,352 and $22,197, respectively. Payables to affiliates include programming fees payable to the AT&TBIS subsidiary of $2,918 at December 31, 1998. There were no programming fees payable to the AT&TBIS subsidiary at September 30, 1999.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     On January 1, 1998 an affiliate of AT&TBIS entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber as defined by the agreements. In addition to the annual fixed fee AT&TBIS is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the AT&TBIS subsidiary for the nine months ended September 30, 1999 and 1998 amounted to $227. Receivables from affiliates at September 30, 1999 and December 31, 1998 include $2,034 and $3,437, respectively, of receivable from AT&TBIS for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales at cost of inventories used in construction of cable plant. Receivables from affiliates at September 30, 1999 and December 31, 1998 include $59 and $2,134, respectively, of receivables from affiliated systems. Payables to affiliates at September 30, 1999 and December 31, 1998 include $2,265 and $208, respectively, of payables to affiliated systems.

5.  COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to eighteen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

     Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     InterMedia has been named in purported and certified class actions in various jurisdictions concerning late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The plaintiffs raise claims under state consumer protection statutes, other state statutes and common law. The plaintiffs generally allege that the late fees charged by InterMedia's cable systems, including the Systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of the late payment. The plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     In the Spring of 1999 Tennessee Department of Revenue ("TDOR") proposed legislation that was passed by the Tennessee State Legislature which replaced the former Amusement Tax with a new sales tax on all cable service revenues in excess of fifteen dollars per month effective

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

September 1, 1999. The new tax is computed at a rate approximately equal to the former effective tax rate.

     Prior to the passage of this legislation, the TDOR suggested that under its interpretation of the former legislation it could assess, for prior periods up to three years, additional taxes on expanded basic service revenue. Management believes based on its correspondence with the TDOR that the TDOR will not pursue additional taxes under the former amusement tax legislation.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material effect on the Systems' financial position or results of operations.

6.  CHANNEL LAUNCH REVENUE

     During 1997 and 1998, the Systems were credited with amounts representing their share of payments received or to be received by InterMedia from certain programmers to launch and promote their new channels. Of the total amount credited the Systems recognized advertising revenue of $434 during the nine months ended September 30, 1999 for advertisements provided by the Systems to promoted the new channels. The remaining amounts credited to the Systems are being amortized over the respective terms of the program agreements which range between five to ten years. For the nine months ended September 30, 1999 and 1998 the Systems amortized and recorded as other service revenues $721 and $676, respectively.

7.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Total accretion on RMG's Redeemable Preferred Stock for the nine months ended September 30, 1999 and 1998 amounted to $750 and $700, respectively.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                                 BALANCE SHEET
                 AS OF SEPTEMBER 13, 1999 AND DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                1999           1998
                                                             -----------    -----------
ASSETS
Cash and cash equivalents..................................  $   145,036    $    65,699
Customer accounts receivable, net of allowance for doubtful
  accounts of $2,349 and $18,278 in 1999 and 1998,
  respectively.............................................      109,874         51,523
Accounts receivable, related party.........................        7,328             --
Accounts receivable, intercompany..........................   13,638,312             --
Other receivables..........................................       96,318        133,278
Prepaid expenses and deposits..............................       20,920         70,675
Property, plant and equipment, at cost:
  Transmission and distribution systems and related
     equipment.............................................   11,038,202      8,675,367
  Vehicles, office furniture and fixtures..................      426,977        471,892
  Land, buildings and leasehold improvements...............      125,000        151,388
  Construction in process and spare parts inventory........       66,122         83,159
                                                             -----------    -----------
                                                              11,656,301      9,381,806
Less accumulated depreciation..............................     (831,684)    (4,354,685)
                                                             -----------    -----------
     Net property, plant and equipment.....................   10,824,617      5,027,121
Intangibles, net of accumulated amortization of $792,708
  and $2,033,405 in 1999 and 1998, respectively............   12,706,195      1,772,345
                                                             -----------    -----------
          Total assets.....................................  $37,548,600    $ 7,120,641
                                                             ===========    ===========
LIABILITIES AND EQUITY
Liabilities:
  Accounts payable and accrued liabilities.................  $   161,084    $   396,605
  Customer deposits and prepayments........................      321,419        126,212
  Interpartnership debt....................................   15,621,000      2,865,426
                                                             -----------    -----------
          Total liabilities................................   16,103,503      3,388,243
Equity:
  General partner..........................................           --        822,837
  Limited partner..........................................           --      2,909,561
  Divisional equity........................................   21,445,097             --
                                                             -----------    -----------
          Total equity.....................................   21,445,097      3,732,398
                                                             -----------    -----------
          Total liabilities and equity.....................  $37,548,600    $ 7,120,641
                                                             ===========    ===========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD JANUARY 1, 1999 TO SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                 1999          1998
                                                              ----------    ----------
REVENUE
Service.....................................................  $3,533,718    $3,595,684
Installation and other......................................     273,757       268,977
                                                              ----------    ----------
          Total revenue.....................................   3,807,475     3,864,661
COSTS AND EXPENSES
Operating expense...........................................     455,528       573,933
Programming expense.........................................     862,317       797,974
Selling, general and administrative expense.................     472,088       466,500
Depreciation................................................     836,050       470,270
Amortization................................................     792,708       150,218
Management fees.............................................     190,374       193,233
Loss (gain) on disposal of assets...........................      52,885        (1,399)
                                                              ----------    ----------
          Total costs and expenses..........................   3,661,950     2,650,729
                                                              ----------    ----------
Operating income............................................     145,525     1,213,932
Interest expense............................................     536,877       285,292
                                                              ----------    ----------
  Net income (loss).........................................  $ (391,352)   $  928,640
                                                              ==========    ==========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                              STATEMENT OF EQUITY
            FOR THE PERIOD JANUARY 1, 1999 TO SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                 GENERAL       LIMITED
                                                 PARTNERS     PARTNERS         TOTAL
                                                 --------    -----------    -----------
Equity, December 31, 1997......................  $263,171    $ 2,170,336    $ 2,433,507
Net income.....................................   400,134        528,506        928,640
                                                 --------    -----------    -----------
Equity, September 30, 1998.....................  $663,305    $ 2,698,842    $ 3,362,147
                                                 ========    ===========    ===========
---------------------------------------------------------------------------------------
                                                             DIVISIONAL
                                                               EQUITY          TOTAL
                                                             -----------    -----------
Equity contribution............................              $21,836,449    $21,836,449
Net loss.......................................                 (391,352)      (391,352)
                                                             -----------    -----------
Equity, September 13, 1999.....................              $21,445,097    $21,445,097
                                                             ===========    ===========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                            STATEMENT OF CASH FLOWS
        FOR THE PERIODS ENDED SEPTEMBER 13, 1999 AND SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                 1999           1998
                                                             ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..........................................  $   (391,352)   $  928,640
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization............................     1,628,758       620,488
  Amortization of deferred loan cost.......................            --        14,231
  Loss (gain) on disposal of fixed assets..................        52,885        (1,399)
  Decrease (increase) in customer accounts receivable......       (58,351)      114,012
     Increase in accounts receivable, related party........        (7,328)           --
     Increase in accounts receivable, intercompany.........   (13,638,312)           --
  Decrease in other receivables............................        36,960            --
  Decrease in prepaid expenses and deposits................        49,755            --
  Increase (decrease) in accounts payable and Accrued
     liabilities...........................................      (235,521)       73,447
  Increase in customer deposits and prepayments............       195,207            --
                                                             ------------    ----------
     Net cash provided by (used in) operating activities...   (12,367,299)    1,749,419
                                                             ------------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Initial cash acquisition cost, net of cash acquired........   (24,638,318)           --
Additions to property, plant and equipment.................      (289,533)     (295,538)
Additions to intangibles...................................       (20,108)           --
Net proceeds from sale of assets...........................         1,500         4,088
                                                             ------------    ----------
     Net cash used in investing activities.................   (24,946,459)     (291,450)
                                                             ------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions......................................    21,836,449            --
Proceeds from debt.........................................    15,557,443            --
Payments of long-term debt.................................            --      (697,125)
                                                             ------------    ----------
     Net cash provided by (used in) financing activities...    37,393,892      (697,125)
                                                             ------------    ----------
Net increase in cash and cash equivalents..................        80,134       760,844
Cash and cash equivalents, beginning of period.............        64,902       381,378
                                                             ------------    ----------
Cash and cash equivalents, end of period...................  $    145,036    $1,142,222
                                                             ============    ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid..............................................  $    621,956    $  216,679
                                                             ============    ==========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND ACQUISITION BY INTERLINK COMMUNICATION PARTNERS,
LLP

     The accompanying financial statements are unaudited. However, in the opinion of management, the financial statements reflects all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles. Interim results of operations are not necessarily indicative of results for the full year. The accompanying financial statements should be read in conjunction with the December 31, 1998 audited financial statements of Rifkin Cable Income Partners, L.P.(the "Partnership" or "RCIP").

     As of December 31, 1998, InterLink Communication Partners, LLP ("ICP") agreed to purchase all of the Partnership interests, for a total purchase price of approximately $24.7 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities being recorded at their fair market value resulting in a increase in property, plant, and equipment and franchise costs of approximately $6.4 million and approximately $11.7 million, respectively. Accordingly, the 1999 interim unaudited financial statements are not comparable to the 1998 interim unaudited or the December 31, 1998 audited financial statements of the Partnership, which are based on historical costs.

     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. RCIP's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating RCIP's business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of September 13, 1999, and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999. In addition, receivables and payables to ICP are presented in the accompanying financial statements net as amounts due to/due from intercompany. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

2.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of its partnership interests, including RCIP, to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sales Agreement with Charter for the sale of the individual partner's interest. The sales transaction closed on September 13, 1999. These statements represent the Partnership just prior to the transaction and do not reflect any adjustments related thereto.

3.  LITIGATION

     The Partnership could possible be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material effect on the partnership's financial position or results of operations.

                      RIFKIN ACQUISITION PARTNERS, L.L.L.P

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                           SEPTEMBER 13,    DECEMBER 31,
                                                               1999             1998
                                                           -------------    ------------
ASSETS
Cash and cash equivalents................................  $  4,475,108     $  2,324,892
Customer accounts receivable, net of allowance for
  doubtful accounts of $292,183 and $444,839 in 1999 and
  1998, respectively.....................................     1,258,522        1,932,140
Other receivables........................................     3,384,472        5,637,771
Prepaid expenses and other...............................     1,616,219        2,398,528
Property, plant and equipment, at cost:
  Cable television transmission and distribution system
     and related Equipment...............................   171,842,780      149,376,914
  Land, buildings, vehicles and furniture and fixtures...     8,946,860        7,421,960
                                                           ------------     ------------
                                                            180,789,640      156,798,874
Less accumulated depreciation............................   (45,505,661)     (35,226,773)
                                                           ------------     ------------
  Net property, plant and equipment......................   135,283,979      121,572,101
Franchise costs and other intangible assets, net of
  accumulated amortization of $80,047,118 and $67,857,545
  in 1999 and 1998, respectively.........................   164,685,102      183,438,197
                                                           ------------     ------------
     Total assets........................................  $310,703,402     $317,303,629
                                                           ============     ============
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable and accrued liabilities...............  $ 21,109,515     $ 11,684,594
  Customer deposits and prepayments......................     1,514,732        1,676,900
  Payable to Affiliates..................................       303,047               --
  Interest payable.......................................     3,234,019        7,242,954
  Deferred tax liability, net............................     5,967,000        7,942,000
  Notes payable..........................................   236,075,000      224,575,000
                                                           ------------     ------------
     Total liabilities...................................   268,203,313      253,121,448
Commitments
Redeemable partners' interests...........................    16,128,800       10,180,400
Partners' capital (deficit):
  General partner........................................    (2,950,894)      (1,991,018)
  Limited partners.......................................    29,029,520       55,570,041
  Preferred equity interest..............................       292,663          422,758
                                                           ------------     ------------
     Total partners' capital.............................    26,371,289       54,001,781
                                                           ------------     ------------
     Total liabilities and partners' capital.............  $310,703,402     $317,303,629
                                                           ============     ============

The accompanying notes are an integral part of these financial statements.

                      RIFKIN ACQUISITION PARTNERS, L.L.L.P

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               FOR THE PERIODS ENDED
                                                           ------------------------------
                                                           SEPTEMBER 13,    SEPTEMBER 30,
                                                               1999             1998
                                                           -------------    -------------
                                                                    (UNAUDITED)
REVENUE:
Service..................................................  $ 62,252,012      $61,466,011
Installation and other...................................     6,577,154        5,171,316
                                                           ------------      -----------
     Total revenue.......................................    68,829,166       66,637,327
COSTS AND EXPENSES:
Operating expense........................................    10,060,135       10,216,752
Programming expense......................................    15,312,179       14,086,215
Selling, general and administrative expense..............    17,566,230        9,867,338
Depreciation.............................................    11,760,429       11,262,373
Amortization.............................................    17,681,246       16,709,219
Management fees..........................................     2,406,596        2,332,307
Loss on disposal of assets...............................       996,459        2,878,535
                                                           ------------      -----------
          Total costs and expenses.......................    75,783,274       67,352,739
                                                           ------------      -----------
Operating loss...........................................    (6,954,108)        (715,412)
Gain from the sale of assets.............................            --       (5,989,846)
Interest expense.........................................    16,591,877       17,687,612
                                                           ------------      -----------
Loss before income taxes.................................   (23,545,985)     (12,413,178)
Income tax benefit.......................................    (1,975,000)      (3,484,925)
                                                           ------------      -----------
Loss before cumulative effect of accounting change.......   (21,570,985)      (8,928,253)
Cumulative effect of accounting change for organizational
  costs..................................................       111,607               --
                                                           ------------      -----------
     Net loss............................................  $(21,682,592)     $(8,928,253)
                                                           ============      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                      RIFKIN ACQUISITION PARTNERS, L.L.L.P

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)
                                  (UNAUDITED)

                              PREFERRED
                               EQUITY        GENERAL        LIMITED
                              INTEREST      PARTNERS        PARTNERS         TOTAL
                              ---------    -----------    ------------    ------------
Partners' capital (deficit),
  December 31, 1998.........  $ 422,758    $(1,991,018)   $ 55,570,041    $ 54,001,781
Accretion of redeemable
  partners' interest........         --       (743,550)     (5,204,850)     (5,948,400)
Net loss....................   (130,095)      (216,826)    (21,335,671)    (21,682,592)
Partners' contribution......         --            500              --             500
                              ---------    -----------    ------------    ------------
Partners' capital (deficit),
  September 13, 1999........  $ 292,663    $(2,950,894)   $ 29,029,520    $ 26,371,289
                              =========    ===========    ============    ============
Partners' capital (deficit),
  December 31, 1997.........  $ 276,243    $(1,885,480)   $ 34,044,912    $ 32,435,675
Accretion of redeemable
  partners' interest........         --        (85,040)       (595,280)       (680,320)
Net loss....................    (53,570)       (89,282)     (8,785,401)     (8,928,253)
Partners' equity
  distribution..............         --           (600)        (59,476)        (60,076)
                              ---------    -----------    ------------    ------------
Partners' capital (deficit),
  September 30, 1998........  $ 222,673    $(2,060,402)   $ 24,604,755    $ 22,767,026
                              =========    ===========    ============    ============

The accompanying notes are an integral part of these financial statements.

                      RIFKIN ACQUISITION PARTNERS, L.L.L.P

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                FOR THE PERIOD ENDED
                                                           ------------------------------
                                                           SEPTEMBER 13,    SEPTEMBER 30,
                                                               1999             1998
                                                           -------------    -------------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................................  $(21,682,592)    $ (8,928,253)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization..........................    29,441,675       27,971,592
  Amortization of deferred loan costs....................       684,095          742,320
  Gain on sale of assets.................................            --       (5,989,846)
  Loss on disposal of fixed assets.......................       996,459        2,878,535
  Decrease in deferred tax benefit.......................    (1,975,000)      (3,503,000)
  Amortization of organizational costs...................       111,607               --
  (Increase) decrease in customer accounts receivables...       673,618           (1,203)
  Decrease in other receivables..........................     2,253,299          336,629
  (Increase) decrease in prepaid expenses and other......       782,309           (9,166)
  Increase in accounts payable and accrued liabilities...     9,424,921          307,296
  Decrease in customer deposits and prepayments..........      (162,168)        (126,736)
  Decrease in interest payable...........................    (4,008,935)      (3,716,837)
  Increase in payable to affiliates......................       303,047               --
                                                           ------------     ------------
     Net cash provided by operating activities...........    16,842,335        9,961,331
                                                           ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment...............   (26,692,423)     (22,583,508)
Additions to cable television franchises, net of
  retirements............................................            --         (875,107)
Net proceeds from the sale of cable systems..............       276,147       17,050,564
Net proceeds from the sale of other assets...............       223,657          194,579
                                                           ------------     ------------
       Net cash used in investing activities.............   (26,192,619)      (6,213,472)
                                                           ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term bank debt........................    11,500,000       21,500,000
Payments of long-term bank debt..........................            --      (24,925,000)
Partners' capital contributions..........................           500               --
Equity distributions to partners.........................            --          (60,076)
                                                           ------------     ------------
       Net cash provided by (used in) financing
          activities.....................................    11,500,500       (3,485,076)
                                                           ------------     ------------
NET INCREASE IN CASH.....................................     2,150,216          262,783
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........     2,324,892        1,902,555
                                                           ------------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................  $  4,475,108     $  2,165,338
                                                           ============     ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  GENERAL INFORMATION AND TRANSFER OF NET ASSETS

     Rifkin Acquisition Partners, L.P. ("RAP L.P.") was formed on December 16, 1988, pursuant to the laws of the State of Colorado, for the purpose of acquiring and operating cable television (CATV) systems. On September 1, 1995, RAP L.P. registered as a limited liability limited partnership, Rifkin Acquisition Partners, L.L.L.P. (the "Partnership"), pursuant to the laws of the State of Colorado. Rifkin Acquisition Management, L.P., was the general partner of RAP L.P. and is the general partner of the Partnership ("General Partner"). The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company."

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto.

     These statements have been completed in conformity with the SEC requirements for unaudited consolidated financial statements for the Company and does not contain all of the necessary footnote disclosures required for a fair presentation of the balance sheets, statements of operations, of partners' capital(deficit), and of cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, this data includes all adjustments, consisting of normal recurring accruals necessary to present fairly the Company's consolidated financial position at September 13, 1999 and December 31, 1998, and its consolidated results of operations and cash flows for the period January 1, 1999 to September 13, 1999 and for the nine months ended September 30, 1998. The consolidated financial statements should be read in conjunction with the Company's annual consolidated financial statements and notes thereto included on Form 10-K for the year ended December 31, 1998.

2.  PURCHASE AGREEMENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell their partnership interests to Charter Communications, Inc. ("Charter"). On April 26, 1999, the Company signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. The sales transaction closed on September 13, 1999. These statements represent the Company just prior to the transaction and do not reflect any adjustment related thereto.

3.  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1999, the Company adopted the Accounting Standards Executive Committee's Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Company to expense all start-up costs related to organizing a new business. During the first quarter of 1999, the Company wrote off the organization costs capitalized in prior years along with the accumulated amortization, resulting in the recognition of a cumulative effect of accounting change loss of $111,607.

4.  SENIOR SUBORDINATED NOTES

     On January 26, 1996, the Company and its wholly-owned subsidiary, Rifkin Acquisition Capital Corp (RAC), co-issued a $125 million aggregate principal amount of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These Notes were subsequently

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable in cash, semi-annually on January 15 and July 15 of each year, commencing on July 15, 1996. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, were allowed to redeem up to 25% of the principle amount of the notes issued to institutional investors of not less than $25 million. Such redemption did not take place. The Senior Subordinated Notes had a balance of $125 million at September 13, 1999 and September 30, 1999.

     Subsequent to September 13, 1999, $124.1 million of the $125 million in notes outstanding were purchased by Charter Communication and will be reflected as intercompany payable between Charter and RAP. The remaining $900,000 of outstanding notes were delisted and is no longer public.

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                 AS OF SEPTEMBER 13, 1999 AND DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                1999           1998
                                                             -----------    -----------
ASSETS
Cash and cash equivalents..................................  $   166,550    $   108,619
Customer accounts receivable, less allowance for doubtful
  accounts of $6,523 and $24,729 in 1999 and 1998,
  respectively.............................................      211,069         85,795
Accounts receivable -- intercompany........................   13,814,907
Other receivables..........................................      436,723        295,023
Prepaid expenses and deposits..............................       50,196        152,575
Property, plant and equipment, at cost:
  Transmission and distribution systems and related
     equipment.............................................   10,025,106     11,336,892
  Buildings and leasehold improvements.....................       55,480         91,682
  Vehicles, office furniture and fixtures..................      493,607        161,327
  Spare parts and construction inventory...................      101,334        742,022
                                                             -----------    -----------
                                                              10,675,527     12,331,923
Less accumulated depreciation..............................      838,673      8,008,158
                                                             -----------    -----------
     Net property, plant and equipment.....................    9,836,854      4,323,765
Intangibles, net of accumulated amortization of $2,910,123
  and $8,355,280 in 1999 and 1998, respectively............   18,944,392      5,083,029
                                                             -----------    -----------
          Total assets.....................................  $43,460,691    $10,048,806
                                                             ===========    ===========
LIABILITIES AND EQUITY
Liabilities:
  Accrued liabilities......................................  $   263,342    $   897,773
  Customer deposits and prepayments........................      314,413         47,458
  Accounts payable -- related party........................       20,514             --
  Interpartnership debt....................................   24,003,000      9,606,630
                                                             -----------    -----------
          Total liabilities................................   24,601,269     10,551,861
Equity:
  General partner deficit..................................           --        (20,106)
  Limited partner deficit..................................           --       (482,949)
     Divisional equity.....................................   18,859,422             --
                                                             -----------    -----------
          Total equity (deficit)...........................   18,859,422       (503,055)
                                                             -----------    -----------
          Total liabilities and equity.....................  $43,460,691    $10,048,806
                                                             ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD JANUARY 1, 1999 TO SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                 1999           1998
                                                              -----------    ----------
REVENUE
Service.....................................................  $ 5,267,890    $5,379,236
Installation and other......................................      765,902       546,770
                                                              -----------    ----------
          Total revenue.....................................    6,033,792     5,926,006
COSTS AND EXPENSES
Operating expense...........................................      631,956       877,911
Programming expense.........................................    1,268,904     1,289,253
Selling, general and administrative expense.................    1,143,407       828,877
Depreciation................................................    1,009,515       392,353
Amortization................................................    2,910,123       533,946
Management fees.............................................      301,890       296,300
Loss on disposal of assets..................................    2,481,838        87,168
                                                              -----------    ----------
          Total costs and expenses..........................    9,747,633     4,305,808
                                                              -----------    ----------
Operating income (loss).....................................   (3,713,841)    1,620,198
Interest expense............................................      621,956       809,085
                                                              -----------    ----------
  Net income (loss).........................................  $(4,335,797)   $  811,113
                                                              ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF EQUITY (DEFICIT)
            FOR THE PERIOD JANUARY 1, 1999 TO SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30,1998
                                  (UNAUDITED)

                                                 GENERAL       LIMITED
                                                 PARTNERS     PARTNERS         TOTAL
                                                 --------    -----------    -----------
Deficit, December 31, 1997.....................  $(66,418)   $(1,759,845)   $(1,826,263)
Net income.....................................    28,389        782,724        811,113
                                                 --------    -----------    -----------
Deficit, September 30, 1998....................  $(38,029)   $  (977,121)   $(1,015,150)
                                                 ========    ===========    ===========

--------------------------------------------------------------------------------

                                                              DIVISIONAL
                                                                EQUITY          TOTAL
                                                              -----------    -----------
Equity contribution..............................             $23,195,219    $23,195,219
Net loss.........................................              (4,335,797)    (4,335,797)
                                                              -----------    -----------
Equity, September 13, 1999.......................             $18,859,422    $18,859,422
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD JANUARY 1, 1999 TO SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                               1999            1998
                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................  $ (4,335,797)   $    811,113
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..........................     3,919,638         926,299
  Amortization of deferred loan cost.....................            --          14,815
  Loss on disposal of assets.............................     2,481,838          87,168
  Decrease (increase) in customer accounts receivable....      (125,274)         14,719
     Increase in accounts receivable -- intercompany.....   (13,814,907)             --
     Increase in accounts payable -- related party.......        20,514              --
  Increase in other receivables..........................      (141,700)             --
  Decrease (increase) in prepaid expenses and deposits...       102,379         (20,154)
  Increase (decrease) in accounts payable and accrued
     liabilities.........................................      (634,431)        211,024
  Increase (decrease) in customer deposits and
     prepayments.........................................       266,955          (5,691)
  Decrease in interest payable...........................            --         (29,611)
                                                           ------------    ------------
     Net cash provided by (used in) operating
       activities........................................   (12,260,785)      2,009,682
                                                           ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Initial cash acquisition, net of cash acquired.........   (32,693,781)             --
  Purchases of property, plant and equipment.............    (2,054,791)       (485,902)
  Additions to intangibles...............................       (25,597)             --
  Proceeds from sale of assets...........................         2,734           1,335
                                                           ------------    ------------
     Net cash used in investing activities...............   (34,771,435)       (484,567)
                                                           ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions..................................    23,195,219              --
  Proceeds from long-term debt...........................    23,894,932      10,286,421
  Deferred loan cost.....................................            --         (78,184)
  Payments of long-term debt.............................            --     (11,736,421)
                                                           ------------    ------------
     Net cash provided by (used in) financing
       activities........................................    47,090,151      (1,528,184)
                                                           ------------    ------------
Net increase (decrease) in cash and cash equivalents.....        57,931          (3,069)
Cash and cash equivalents, beginning of period...........       108,619          82,684
                                                           ------------    ------------
Cash and cash equivalents, end of period.................  $    166,550    $     79,615
                                                           ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid..........................................  $    621,956    $    792,398
                                                           ============    ============

   The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     The accompanying financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles. Interim results of operations are not necessarily indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of Indiana Cable Associates, Ltd. (the "Partnership" or "Indiana").

     As of December 31, 1998, InterLink Communication Partners, LLP ("ICP") agreed to purchase all of the Partnership interest for a total purchase price of approximately $32.7 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities bring recorded at their fair market value resulting in a increase in property, plant and equipment and franchise cost of approximately $7.0 million and approximately $16.8 million, respectively. Accordingly, the 1999 interim unaudited financial statements are not comparable to the 1998 interim unaudited or the December 31, 1998 audited financial statements of the Partnership, which are based on historical cost.

     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of September 13, 1999 and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999. In addition, receivables and payables with ICP are presented in the accompanying financial statements net as due to/due from intercompany. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

2.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of its partnership interest, including Indiana, to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sales Agreement with Charter for the sale of the individual partner's interest. The sales transaction closed on September 13, 1999. These statements represent the Partnership just prior to the transaction and do not reflect any adjustments related thereto.

3.  LITIGATION

     The Partnership could possible be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material effect on the partnership's financial position or results of operations.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                 AS OF SEPTEMBER 13, 1999 AND DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                1999             1998
                                                            -------------    ------------
ASSETS
Cash and cash equivalents.................................  $    453,963     $   678,739
Customer accounts receivable, less allowance for doubtful
  accounts of $27,131 and $84,474 in 1999 and 1998,
  respectively............................................       933,646         455,339
Other receivables.........................................       780,723       1,691,593
Accounts receivable, intercompany.........................    30,273,104
Accounts receivables, related party.......................       394,142
Prepaid expenses and deposits.............................       195,198         393,022
Property, plant and equipment:
  Transmission and distribution systems and related
     equipment............................................    24,629,591      27,981,959
  Vehicles, office furniture and equipment................     1,131,040         755,398
  Leasehold improvements..................................         6,759         549,969
  Construction in process and spare parts inventory.......     1,519,099         744,806
                                                            ------------     -----------
                                                              27,286,489      30,032,132
Less accumulated depreciation.............................     1,935,932      11,368,764
                                                            ------------     -----------
          Net property, plant and equipment...............    25,350,557      18,663,368
Intangibles, net of accumulated amortization of
  $17,527,564 and $12,807,825 in 1999 and 1998,
  respectively............................................    65,160,673       5,181,012
                                                            ------------     -----------
          Total assets....................................  $123,542,006     $27,063,073
                                                            ============     ===========
LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
  Accounts payable and accrued liabilities................  $  2,074,095     $ 2,356,540
  Customer prepayments and deposits.......................     1,209,481         690,365
  Interpartnership debt...................................    60,960,000      31,222,436
                                                            ------------     -----------
          Total liabilities...............................    64,243,576      34,269,341
Equity:
  General partner.........................................            --         (81,688)
  Limited partner.........................................            --      (8,104,718)
  Special limited partner.................................            --         980,138
  Divisional equity.......................................    59,298,430              --
                                                            ------------     -----------
          Total equity (deficit)..........................    59,298,430      (7,206,268)
                                                            ------------     -----------
          Total liabilities equity........................  $123,542,006     $27,063,073
                                                            ============     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE PERIOD JANUARY 1, 1999 THROUGH SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                1999           1998
                                                            ------------    -----------
REVENUE
Service...................................................  $ 14,790,346    $13,961,384
Installation and other....................................     2,725,293      2,284,061
                                                            ------------    -----------
          Total revenue...................................    17,515,639     16,245,445
COSTS AND EXPENSES
Operating expense.........................................     2,958,925      2,703,535
Programming expense.......................................     3,957,126      3,570,894
Selling, general and administrative expense...............     4,532,320      3,447,670
Depreciation..............................................     1,997,656      1,660,151
Amortization..............................................    17,527,564        971,402
Management fees...........................................       700,626        649,818
Loss on disposal of assets................................       685,800         63,957
                                                            ------------    -----------
          Total costs and expenses........................    32,360,017     13,067,427
                                                            ------------    -----------
Operating income (loss)...................................   (14,844,378)     3,178,018
Interest expense..........................................       760,517      1,950,746
                                                            ------------    -----------
Net income (loss).........................................  $(15,604,895)   $ 1,227,272
                                                            ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENT OF EQUITY (DEFICIT)
         FOR THE PERIOD JANUARY 1, 1999 THROUGH SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                SPECIAL
                                     GENERAL       LIMITED      LIMITED
                                     PARTNERS     PARTNERS      PARTNERS       TOTAL
                                     --------    -----------    --------    -----------
Equity (deficit), December 31,
  1997.............................  $(96,602)   $(9,582,050)   $870,419    $(8,808,233)
Net income.........................    11,426      1,131,790      84,056      1,227,272
                                     --------    -----------    --------    -----------
Equity (deficit), September 30,
  1998.............................  $(85,176)   $(8,450,260)   $954,475    $(7,580,961)
                                     ========    ===========    ========    ===========
---------------------------------------------------------------------------------------

                                                            DIVISIONAL
                                                              EQUITY          TOTAL
                                                           ------------    ------------
Equity contributions.....................................  $ 74,903,325    $ 74,903,325
Net loss.................................................   (15,604,895)    (15,604,895)
                                                           ------------    ------------
Equity, September 13, 1999...............................  $ 59,298,430    $ 59,298,430
                                                           ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS
         FOR THE PERIOD JANUARY 1, 1999 THROUGH SEPTEMBER 13, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                               1999            1998
                                                           -------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................  $ (15,604,895)   $ 1,227,272
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..........................     19,525,221      2,631,553
  Amortization of deferred loan cost.....................             --         67,188
  Loss on disposal of assets.............................        685,800         63,957
  Decrease (increase) in customer accounts receivable....       (478,307)        78,738
  Change in accounts receivable -- intercompany..........    (30,273,104)            --
  Increase in accounts receivable -- related party.......       (394,142)            --
  Increase in other receivables..........................        910,870             --
  Decrease (increase) in prepaid expenses and deposits...        197,824       (217,082)
  Decrease in accounts payable and accrued liabilities...       (282,445)      (134,643)
  Increase (decrease) in customer deposits prepayments...        519,116        (44,590)
  Increase in interest payable...........................             --         20,838
                                                           -------------    -----------
     Net cash provided by (used in) operating
       activities........................................    (25,194,062)     3,693,231
                                                           -------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Initial cash acquisition, net of cash acquired...........   (105,447,622)            --
Purchases of property, plant and equipment...............     (4,487,237)    (4,938,380)
Additions to intangibles.................................       (383,932)      (170,921)
Proceeds from the sale of assets.........................        102,891         76,409
                                                           -------------    -----------
     Net cash used in investing activities...............   (110,215,900)    (5,032,892)
                                                           -------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions....................................     74,903,325             --
Proceeds from long-term debt.............................     60,281,861      5,450,000
Payments of long-term debt...............................             --     (3,800,000)
                                                           -------------    -----------
     Net cash provided by financing activities...........    135,185,186      1,650,000
                                                           -------------    -----------
Net (decrease) increase in cash and cash equivalents.....       (224,776)       310,339
Cash and cash equivalents, beginning of period...........        678,739        362,619
                                                           -------------    -----------
Cash and cash equivalents, end of period.................  $     453,963    $   672,958
                                                           =============    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid............................................  $     760,517    $ 1,871,468
                                                           =============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable. Interim results of operations are not necessarily indicative of results for the full year. The accompanying financial statements should be read in conjunction with the December 31, 1998 audited consolidated financial statements of R/N South Florida Cable Management Limited Partnership (the "Partnership" or "Florida").

     As of December 31, 1998, InterLink Communication Partners, LLP ("ICP") agreed to purchase all of the Partnership interest for a total purchase price of approximately $105.5 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities bring recorded at their fair market value resulting in a increase in property, plant and equipment and franchise cost of approximately $5.0 million and approximately $77.1 million, respectively. Accordingly, the 1999 interim unaudited financial statements are not comparable to the 1998 interim unaudited or the December 31, 1998 audited financial statements of the Partnership, which are based on historical cost.

     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of September 13, 1999 and the results of its operations and its cash flow for the period January 1, 1999 to September 13, 1999. In addition, receivables and payables to ICP are presented in the accompanying financial statements net as due to/due from intercompany. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

2.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of its partnership interest, including Florida, to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sales Agreement with Charter for the sale of the individual partner's interest. The sales transaction closed on September 13, 1999. These statements represent the Partnership just prior to the transaction and do not reflect any adjustments related thereto.

3.  LITIGATION

     The Partnership could possible be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material effect on the partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers
of Avalon Cable LLC

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in members' interest and cash flows present fairly, in all material respects, the financial position of Avalon Cable LLC and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations, changes in members' interest and their cash flows for the period from September 4, 1997 (inception), through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999, except for Note 12,
as to which the date is May 13, 1999

                       AVALON CABLE LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998          1997
                                                              ----------      ------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash........................................................   $  9,288        $ --
Subscriber receivables, less allowance for doubtful accounts
  of $943...................................................      5,862          --
Accounts receivable-affiliate...............................        124          --
Deferred income taxes.......................................        479          --
Prepaid expenses and other current assets...................        580         504
                                                               --------        ----
Total current assets........................................     16,333         504
Property, plant and equipment, net..........................    111,421          --
Intangible assets, net......................................    462,117          --
Other assets................................................        227          --
                                                               --------        ----
Total assets................................................   $590,098        $504
                                                               ========        ====
LIABILITIES AND MEMBERS' INTEREST
CURRENT LIABILITIES:
Current portion of notes payable............................   $     20        $ --
Accounts payable and accrued expenses.......................     11,646          --
Accounts payable, net-affiliate.............................      2,023         500
Advance billings and customer deposits......................      3,171          --
                                                               --------        ----
Total current liabilities...................................     16,860         500
Note payable, net of current portion........................    402,949          --
Note payable-affiliate......................................      3,341          --
Deferred income taxes.......................................      1,841          --
                                                               --------        ----
Total liabilities...........................................    424,991         500
                                                               --------        ----
Minority interest...........................................     13,855          --
Commitments and contingencies (Note 10)
MEMBERS' INTEREST:
Members' capital............................................    166,630          --
Accumulated earnings (deficit)..............................    (15,378)          4
                                                               --------        ----
Total member's interest.....................................    151,252           4
                                                               --------        ----
Total liabilities and member's interest.....................   $590,098        $504
                                                               ========        ====

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                               FOR THE PERIOD FROM
                                                            FOR THE YEAR        SEPTEMBER 4, 1997
                                                                ENDED          (INCEPTION) THROUGH
                                                          DECEMBER 31, 1998     DECEMBER 31, 1997
                                                          -----------------    -------------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUE:
Basic services..........................................      $ 14,976                 $--
Premium services........................................         1,468                 --
Other...................................................         1,743                 --
                                                              --------                 --
Total revenues..........................................        18,187                 --
Operating expenses:
Selling, general and administrative.....................         4,207                 --
Programming.............................................         4,564                 --
Technical and operations................................         1,951                 --
Depreciation and amortization...........................         8,183                 --
                                                              --------                 --
Loss from operations....................................          (718)                --
Other income (expense):
Interest income.........................................           173                  4
Interest expense........................................        (8,223)                --
Other expense, net......................................           (65)                --
                                                              --------                 --
Income (loss) before income taxes.......................        (8,833)                 4
Provision for income taxes..............................          (186)                --
                                                              --------                 --
Income (loss) before minority interest and extraordinary
  item..................................................        (9,019)                 4
Minority interest in consolidated entity................          (398)                --
                                                              --------                 --
Income (loss) before the extraordinary loss on early
  extinguishment of debt................................        (9,417)                 4
Extraordinary loss on early extinguishment of debt......        (5,965)                --
                                                              --------                 --
Net income (loss).......................................      $(15,382)                $4
                                                              ========                 ==

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST
  FROM THE PERIOD FROM SEPTEMBER 4, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

                                        CLASS A              CLASS B-1        ACCUMULATED    TOTAL
                                  --------------------   ------------------    EARNINGS     MEMBERS'
                                    UNITS        $        UNITS       $        (DEFICIT)    INTEREST
                                  ---------   --------   -------   --------   -----------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net income for the period from
  September 4, 1997 through
  December 31, 1997.............       --     $    --         --   $     --    $      4     $      4
Issuance of Class A units.......   45,000      45,000         --         --          --       45,000
Issuance of Class B-1 units in
  consideration for Avalon Cable
  of New England LLC............       --          --     64,696      4,345          --        4,345
Contribution of assets and
  liabilities of Avalon Cable of
  Michigan Inc..................       --          --    510,994    117,285          --      117,285
Net loss for the year ended
  December 31, 1998.............       --          --         --         --     (15,382)     (15,382)
                                   ------     -------    -------   --------    --------     --------
Balance at December 31, 1998....   45,000     $45,000    575,690   $121,630    $(15,378)    $151,252
                                   ======     =======    =======   ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                 FOR THE PERIOD
                                                            FOR THE YEAR       SEPTEMBER 31, 1997
                                                                ENDED             (INCEPTION)
                                                          DECEMBER 31, 1998    DECEMBER 31, 1997
                                                          -----------------    ------------------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................................      $ (15,382)              $ 4
Adjustments to reconcile net income to net cash provided
  by operating activities
Depreciation and amortization...........................          8,183                --
Deferred income taxes, net..............................          1,010                --
Extraordinary loss on extinguishment of debt............          5,965                --
Provision for loss on accounts receivable...............             75                --
Minority interest in consolidated entity................            398                --
Accretion of senior discount notes......................          1,083                --
Changes in operating assets and liabilities Increase in
  subscriber receivables................................         (1,679)
Increase in accounts receivable-affiliates..............           (124)               --
Increase in prepaid expenses and other current assets...            (76)               (4)
Increase in accounts payable and accrued expenses.......          4,863                --
Increase in accounts payable-affiliates.................          1,523                --
Increase in advance billings and customer deposits......          1,684                --
Change in Other, net....................................           (227)               --
                                                              ---------               ---
Net cash provided by operating activities...............          7,296                --
                                                              ---------               ---
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures....................................        (11,468)               --
Acquisitions, net of cash acquired......................       (554,402)               --
                                                              ---------               ---
Net cash used in investing activities...................       (565,870)               --
                                                              ---------               ---
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of credit facility...............        265,888                --
Principal payment on credit facility....................       (125,013)               --
Proceeds from issuance of senior subordinated debt......        150,000                --
Proceeds from issuance of note payable-affiliate........          3,341                --
Proceeds from issuance of senior discount notes.........        110,411                --
Proceeds from other notes payable.......................            600                --
Payments for debt issuance costs........................         (3,995)               --
Contribution by members.................................        166,630                --
                                                              ---------               ---
Net cash provided by financing activities...............        567,862                --
Increase in cash........................................          9,288                --
Cash, beginning of period...............................             --                --
                                                              ---------               ---
Cash, end of period.....................................      $   9,288               $--
                                                              =========               ===
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest................      $   3,480               $--
                                                              =========               ===

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Avalon Cable LLC ("Avalon"), and its wholly owned subsidiaries Avalon Cable Holdings Finance, Inc. ("Avalon Holdings Finance") and Avalon Cable of Michigan LLC ("Avalon Michigan"), were formed in October 1998, pursuant to the laws of the State of Delaware, as a wholly owned subsidiary of Avalon Cable of New England Holdings, Inc. ("Avalon New England Holdings").

     On November 6, 1998, Avalon New England Holdings contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon in exchange for a membership interest in Avalon. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On that same date, Avalon received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

     On December 10, 1998, Avalon received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

     Avalon Cable of Michigan, Inc. was formed in June 1998, pursuant to the laws of the state of Delaware, as a wholly owned subsidiary of Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings".) On June 3, 1998, Avalon Cable of Michigan, Inc. entered into an Agreement and Plan of Merger (the "Agreement") among Avalon Cable of Michigan, Inc., Michigan Holdings and Cable Michigan, Inc. ("Cable Michigan"), pursuant to which Avalon Cable of Michigan, Inc. will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of Michigan Holdings (the "Merger"). As part of the Merger, the name of the company was changed to Avalon Cable of Michigan, Inc.

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by Michigan Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Cable of Michigan, Inc. acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Cable of Michigan, Inc. completed its Merger. The total consideration payable in conjunction with the Merger, including fees and expenses is $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the Merger, the arrangements with RCN and CTE for certain support

                       AVALON CABLE LLC AND SUBSIDIARIES
services were terminated. The Agreement also permitted Avalon Cable of Michigan, Inc. to agree to acquire the remaining shares of Mercom that it did not own.

     Michigan Holdings contributed $137,375 in cash to Avalon Cable of Michigan, Inc., which was used to consummate the Merger. On November 5, 1998, Michigan Holdings received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, Michigan Holdings contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Cable of Michigan Inc. in exchange for 100 shares of common stock.

     On March 26, 1999, Avalon completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Cable of Michigan Inc. contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon in exchange for an approximate 88% voting interest in Avalon. Avalon contributed these assets and liabilities to its wholly-owned subsidiary, Avalon Cable of Michigan.

     - Avalon Michigan has become the operator of the Michigan cluster replacing Avalon Cable of Michigan, Inc.

     - Avalon Michigan is an obligor on the Senior Subordinated Notes replacing Avalon Cable of Michigan, Inc., and

     - Avalon Cable of Michigan, Inc. is a guarantor of the obligations of Avalon Michigan under the Senior Subordinated Notes. Avalon Cable of Michigan, Inc. does not have significant assets, other than its investment in Avalon.

     - Avalon is an obligor on the Senior Discount Notes replacing Avalon Cable of Michigan Holdings, Inc.

     As a result of the reorganization between entities under common control, Avalon accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (June 2, 1998) inception of Avalon Cable of Michigan, Inc. and the date of acquisition of the completed acquisitions.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon cable systems offer customer packages of basic and premium cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principal sources of revenue for Avalon.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

                       AVALON CABLE LLC AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of Avalon and its subsidiaries, include the accounts of Avalon and its wholly owned subsidiaries, Avalon New England, Avalon Michigan and Avalon Holdings Finance (collectively, the "Company"). All significant transactions between Avalon and its subsidiaries have been eliminated.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reported period. Actual results may vary from estimates used.

  Revenue recognition

     Revenue is recognized as cable services are provided. Installation fee revenue is recognized in the period in which the installation occurs to the extent that direct selling costs meet or exceed installation revenues.

  Advertising costs

     Advertising costs are charged to operations as incurred. Advertising costs were $82 for the year ended December 31, 1998.

  Concentration of credit risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in the state of Michigan and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

  Property, plant and equipment

     Property, plant and equipment is stated at its fair value for items acquired from Cable Michigan, historical cost for the minority interests share of Mercom property, plant and equipment and cost for additions subsequent to the merger. Initial subscribers installation costs, including materials, labor and overhead costs, are capitalized as a component of cable plant and equipment. The cost of disconnection and reconnection are charged to expense when incurred.

                       AVALON CABLE LLC AND SUBSIDIARIES

Depreciation is computed for financial statement purposes using the straight-line method based upon the following lives:

Vehicles....................................................      5 years
Cable plant and equipment...................................   5-12 years
Office furniture and equipment..............................   5-10 years
Buildings and improvements..................................  10-25 years

  Intangible assets

     Intangible assets represent the estimated fair value of cable franchises and goodwill resulting from acquisitions. Goodwill is the excess of the purchase price over the fair value of the net assets acquired, determined through an independent appraisal. Deferred financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method. Amortization is computed for financial statement purposes using the straight-line method based upon the anticipated economic lives:

Cable franchises............................................    13-15 years
Goodwill....................................................       15 years
Non-compete agreement.......................................        5 years

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Financial instruments

     The Company estimates that the fair value of all financial instruments at December 31, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The fair value of the notes payable-affiliate are considered to be equal to carrying values since the Company believes that its credit risk has not changed from the time this debt instrument was executed and therefore, would obtain a similar rate in the current market.

  Income taxes

     The Company is not subject to federal and state income taxes since the income or loss of the Company is included in the tax returns of Avalon Cable of Michigan, Inc. and the Company's

                       AVALON CABLE LLC AND SUBSIDIARIES
minority partners. However, Mercom, its majority-owned subsidiary is subject to taxes that are accounted for using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

3. MEMBERS' CAPITAL

     Avalon has authorized two classes of equity units; class A units ("Class A Units") and class B units ("Class B Units") (collectively, the "Units"). Each class of the Units represents a fractional part of the membership interests in Avalon and has the rights and obligations specified in Avalon's Limited Liability Company Agreement. Each Class B Unit is entitled to voting rights equal to the percentage such units represents of the aggregate number of outstanding Class B Units. The Class A Units are not entitled to voting rights.

  Class A Units

     The Class A Units are participating preferred equity interests. A preferred return accrues annually (the Company's "Preferred Return") on the initial purchase price (the Company's "Capital Value") of each Class A Unit at a rate of 15, or 17% under certain circumstances, per annum. The Company cannot pay distributions in respect of other classes of securities including distributions made in connection with a liquidation until the Company's Capital Value and accrued Preferred Return in respect of each Class A Unit is paid to the holders thereof (such distributions being the Company's "Priority Distributions"). So long as any portion of the Company's Priority Distributions remains unpaid, the holders of a majority of the Class A Units are entitled to block certain actions by the Company including the payment of certain distributions, the issuance of senior or certain types of pari passu equity securities or the entering into or amending of certain related-party agreements. In addition to the Company's Priority Distributions, each Class A Unit is also entitled to participate in common distributions, pro rata according to the percentage such unit represents of the aggregate number of the Company's units then outstanding.

  Class B Units

     The Class B Units are junior equity securities which are divided into two identical subclasses, Class B-1 Units and Class B-2 Units. After the payment in full of Avalon's Priority Distributions, each Class B Unit is entitled to participate in distributions pro rata according to the percentage such unit represents of the aggregate number of the Avalon units then outstanding.

4. MERGER AND ACQUISITIONS

     The Merger was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on their fair market values at the date of the Merger. The purchase price was allocated as follows: current assets and liabilities at fair values of $470, approximately $94,000 to property, plant and equipment, $315,000 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $81,705, offset by deferred taxes net of $60,000.

                       AVALON CABLE LLC AND SUBSIDIARIES

     The Merger agreement between Michigan Holdings and Avalon Cable of Michigan, Inc. permitted Avalon Cable of Michigan, Inc. to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Cable of Michigan, Inc. and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Cable of Michigan, Inc. of all of such shares at a price of $12.00 per share. Avalon Cable of Michigan, Inc. completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     In March 1999, Avalon Michigan acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     On May 29, 1998, the Company acquired certain assets of Amrac Clear View, A Limited Partnership ("Amrac") for consideration of $8,124, including acquisition costs of $589. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through the use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $256.

     On July 21, 1998, the Company acquired certain assets and liabilities from Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") for consideration of $30,467, including acquisition costs of $175. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $977.

     Unaudited pro forma results of operations of the Company for the year ended December 31, 1998, as if the Merger and acquisitions occurred on January 1, 1998.

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................    $ 96,751
                                                                ========
Loss from operations........................................    $ (5,292)
                                                                ========
Net loss....................................................    $(22,365)
                                                                ========

     In September 1998, the Company entered into a definitive agreement to purchase all of the cable systems of Taconic Technology Corporation ("Taconic") for approximately $8,525 (excluding transaction fees). As of December 31, 1998, the Company incurred $41 of transaction costs related to the acquisition of Taconic. This merger is expected to close in the second quarter of 1999.

                       AVALON CABLE LLC AND SUBSIDIARIES

5. PROPERTY, PLANT AND EQUIPMENT

     At December 31, 1998, property, plant and equipment consists of the following:

Cable plant and equipment...................................  $106,602
Vehicles....................................................     2,572
Office furniture and fixtures...............................     1,026
Buildings and improvements..................................     2,234
Construction in process.....................................       768
                                                              --------
                                                               113,202
Less: accumulated depreciation..............................    (1,781)
                                                              --------
                                                              $111,421
                                                              ========

     Depreciation expense charged to operations was $1,781 for the year ended December 31, 1998.

6. INTANGIBLE ASSETS

     At December 31, 1998, intangible assets consist of the following:

                                                                1998
                                                              --------
Cable franchises............................................  $374,773
Goodwill....................................................    82,928
Deferred financing costs....................................    10,658
Non-compete agreement.......................................       100
                                                              --------
                                                               468,459
Less: accumulated amortization..............................    (6,342)
                                                              --------
                                                              $462,117
                                                              ========

     Amortization expense was $6,342 for the year ended December 31, 1998.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     At December 31, 1998, accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $ 5,321
Accrued corporate expenses..................................      404
Accrued programming costs...................................    2,388
Taxes payable...............................................    1,383
Other.......................................................    2,150
                                                              -------
                                                              $11,646
                                                              =======

                       AVALON CABLE LLC AND SUBSIDIARIES

8. DEBT

     At December 31, 1998, Long-term debt consists of the following:

Senior Credit Facility......................................  $140,875
Senior Subordinated Notes...................................   150,000
Senior Discount Notes.......................................   111,494
Other Note Payable..........................................       600
                                                              --------
                                                               402,969
Less: current portion of notes payable......................        20
                                                              --------
                                                              $402,949
                                                              ========

  Credit Facilities

     On May 28, 1998, Avalon New England entered into a term loan and revolving credit agreement with a major commercial lending institution (the "Credit Agreement"). The Credit Agreement allowed for aggregate borrowings under Term Loans A and B (collectively, the "Term Loans") and a revolving credit facility of $30,000 and $5,000, respectively. The proceeds from the Term Loans and revolving credit facility were used to fund the acquisitions made by Avalon New England and to provide for Avalon New England's working capital requirements.

     In December 1998, Avalon New England retired the Term Loans and revolving credit agreement through the proceeds of a capital contribution from Avalon. The fees and associated costs relating to the early retirement of this debt was $1,110.

     On November 6, 1998, Avalon New England became a co-borrower along with Avalon Michigan and Avalon Cable Finance, Inc. ("Avalon Finance"), affiliated companies (collectively referred to as the "Co-Borrowers"), on a $320,888 senior credit facility, which includes term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000, and a revolving credit facility of $30,000 (collectively, the "Credit Facility"). Subject to compliance with the terms of the Credit Facility, borrowings under the Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. The ability to advance funds under the tranche A term loan facility terminated on March 31, 1999. The tranche A term loans are subject to minimum quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The tranche B term loans are subject to minimum quarterly payments commencing on January 31, 2001 with substantially all of tranche B term loans scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006. The revolving credit facility borrowings are scheduled to be repaid on October 31, 2005.

     On November 6, 1998, Avalon Michigan borrowed $265,888 under the Credit Facility. In connection with the Senior Subordinated Notes and Senior Discount Notes offerings, Avalon Michigan repaid $125,013 of the Credit Facility, and the availability under the Credit Facility was reduced to $195,000. Avalon Michigan had borrowings of $11,300 and $129,575 outstanding under the tranche A and tranche B term note facilities, respectively, and had available $30,000 for borrowings under the revolving credit facility. Avalon New England and Avalon Finance had no borrowings outstanding under the Credit Facility at December 31, 1998.

     The interest rate under the Credit Facility is a rate based on either (i) the Base Rate (a rate per annum equal to the greater of the prime rate and the federal funds rate plus one-half of 1%) or (ii) the Eurodollar Rate (a rate per annum equal to the Eurodollar base rate divided by 1.00 less the Eurocurrency reserve requirement plus, in either case, the applicable margin). As of

                       AVALON CABLE LLC AND SUBSIDIARIES

December 31, 1998, the applicable margin was (a) with respect to the tranche B term loans was 2.75% per annum for Base Rate loans and 3.75% per annum for Eurodollar loans and (b) with respect to tranche A term loans and the revolving credit facility was 2.00% per annum for Base Rate loans and 3.00% for Eurodollar loans. The applicable margin for the tranche A term loans and the revolving credit facility are subject to performance based grid pricing which is determined based upon the consolidated leverage ratio of the Co-Borrowers. The interest rate for the tranche A and tranche B term loans outstanding at December 31, 1998 was 8.58% and 9.33%, respectively. Interest is payable on a quarterly basis. Accrued interest on the borrowings incurred by Avalon Cable of Michigan Inc. under the credit facility was $1,389 at December 31, 1998.

     The Credit Facility contains restrictive covenants which among other things require the Co-Borrowers to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage ratio.

     The obligations of the Co-Borrowers under the Credit Facility are secured by substantially all of the assets of the Co-Borrowers. In addition, the obligations of the Co-Borrowers under the Credit Facility are guaranteed by affiliated companies; Avalon Cable of Michigan Holdings, Inc., Avalon Cable Finance Holdings, Inc., Avalon New England Holdings, Inc., Avalon Cable Holdings, LLC and the Company.

     A Change of Control as defined under the Credit Facility agreement would constitute an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable.

  Subordinated Debt

     In December 1998, Avalon New England and Avalon Michigan became co-issuers of a $150,000 principal balance, Senior Subordinated Notes ("Subordinated Notes") offering. In conjunction with this financing, Avalon New England received $18,130 from Avalon Michigan as a partial payment against the Company's note receivable-affiliate from Avalon Michigan. Avalon Michigan paid $75 in interest during the period from October 21, 1998 (inception) through December 31, 1998. The cash proceeds received by Avalon New England of $18,206 was paid to Avalon as a dividend.

     The Subordinated Notes mature on December 1, 2008, and interest accrued at a rate of 9.375% per annum. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. Accrued interest on the Subordinated Notes was $1,078 at December 31, 1998.

     The Senior Subordinated Notes will not be redeemable at the Co-Borrowers' option prior to December 1, 2003. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Co-Borrowers, in whole or in part at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003.....................................................   104.688%
2004.....................................................   103.125%
2005.....................................................   101.563%
2006 and thereafter......................................   100.000%

                       AVALON CABLE LLC AND SUBSIDIARIES

     The scheduled maturities of the long-term debt are $2,000 in 2001, $4,000 in 2002, $7,000 in 2003, and the remainder thereafter.

     At any time prior to December 1, 2001, the Co-Borrowers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinate Notes originally issued under the Indenture at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Subordinated Notes originally issued remain outstanding immediately after each such redemption.

     As used in the preceding paragraph, "Equity Offering and Strategic Equity Investment" means any public or private sale of Capital Stock of any of the Co-Borrowers pursuant to which the Co-Borrowers together receive net proceeds of at least $25 million, other than issuances of Capital Stock pursuant to employee benefit plans or as compensation to employees; provided that to the extent such Capital Stock is issued by the Co-Borrowers, the net cash proceeds thereof shall have been contributed to one or more of the Co-Borrowers in the form of an equity contribution.

     The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

  The Senior Discount Notes

     On December 3, 1998, the Company, Avalon Michigan and Avalon Cable Holdings Finance, Inc. (the "Holding Co-Borrowers") issued $196.0 million aggregate principal amount at maturity of 117/8% Senior Discount Notes ("Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $110.4 million. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2003. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003 on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003. Original issue discount accretion on the Senior Discount Notes was $1,083 at December 31, 1998.

     On December 1, 2003, the Holding Co-Borrowers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holding Co-borrowers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid

                       AVALON CABLE LLC AND SUBSIDIARIES
interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003...................................................     105.938%
2004...................................................     103.958%
2005...................................................     101.979%
2006 and thereafter....................................     100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remain outstanding immediately after each occurrence of such redemption.

     Upon the occurrence of a Change of Control, each holder of Senior Discount Notes will have the right to require the Holding Co-Borrowers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a Change of Control offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, Cable Michigan, Inc. purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables. At December 31, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

  Note payable

     Avalon New England issued a note payable for $500 which is due on May 29, 2003, and bears interest at a rate of 7% per annum (which approximates Avalon New England's incremental borrowing rate) payable annually. Additionally, Avalon New England has a $100 non-compete agreement. The agreement calls for five annual payments of $20, commencing on May 29, 1999.

                       AVALON CABLE LLC AND SUBSIDIARIES

9. INCOME TAXES

     The income tax provision in the accompanying consolidated financial statements of operations relating to Mercom, Inc., a majority-owned subsidiary, is comprised of the following:

                                                              1998
                                                              ----
CURRENT
Federal.....................................................  $ --
State.......................................................    --
                                                              ----
Total Current...............................................    --
                                                              ----
DEFERRED
Federal.....................................................   171
State.......................................................    15
                                                              ----
Total Deferred..............................................   186
                                                              ----
Total provision for income taxes............................  $186
                                                              ====

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1998. The differences are as follows:

                                                               1998
                                                              -------
Loss before provision for income taxes......................  $(8,833)
                                                              =======
Federal tax provision at statutory rates....................  $(3,092)
State income taxes..........................................     (182)
Allocated to members........................................    3,082
Goodwill....................................................        6
                                                              -------
Provision for income taxes..................................  $   186
                                                              =======

                                                          TAX NET
                                                         OPERATING    EXPIRATION
YEAR                                                      LOSSES         DATE
----                                                     ---------    ----------
1998...................................................    $922          2018

     Temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                               1998
                                                              -------
NOL carryforwards...........................................  $   922
Reserves....................................................      459
Other, net..................................................       20
                                                              -------
Total deferred assets.......................................    1,401
                                                              -------
Property, plant and equipment...............................   (2,725)
Intangible assets...........................................      (38)
                                                              -------
Total deferred liabilities..................................   (2,763)
                                                              -------
Subtotal....................................................   (1,362)
                                                              -------
Valuation allowance.........................................       --
                                                              -------
Total deferred taxes........................................  $(1,362)
                                                              =======

                       AVALON CABLE LLC AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

  Leases

     Avalon New England and Avalon Michigan rent poles from utility companies for use in their operations. While rental agreements are generally short-term, Avalon New England and Avalon Michigan anticipate such rentals will continue in the future. Avalon New England and Avalon Michigan also lease office facilities and various items of equipment under month-to-month operating leases. Rent expense was $58 for the year ended December 31, 1998. Rental commitments are expected to continue at approximately $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

  Legal matters

     Avalon and its subsidiaries are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     Avalon and its subsidiaries are subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. Avalon and its Subsidiaries have either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of Avalon and its subsidiaries.

11. RELATED PARTY TRANSACTIONS AND BALANCES

     During 1998, Avalon New England received $3,341 from Avalon Holdings. In consideration for this amount, Avalon New England executed a note payable to Avalon Holdings. This note is recorded as note payable-affiliate on the balance sheet at December 31, 1998. Interest accrues at a rate of 5.57% per year and Avalon New England has recorded accrued interest on this note of $100 at December 31, 1998.

12. SUBSEQUENT EVENT

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

                       AVALON CABLE LLC AND SUBSIDIARIES

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       AVALON CABLE LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................    $  9,288       $  2,995
  Subscriber receivables, net of allowance for doubtful
     accounts of $943 and $1,275............................       5,862          7,059
  Accounts receivable -- affiliate..........................         124             --
  Deferred income taxes.....................................         479             --
  Prepaid expenses and other current assets.................         580            879
                                                                --------       --------
     Total current assets...................................      16,333         10,933
  Property, plant and equipment, net........................     111,421        121,973
  Intangible assets, net....................................     462,117        468,855
  Other assets..............................................         227             46
                                                                --------       --------
     Total assets...........................................    $590,098       $601,807
                                                                ========       ========
LIABILITIES AND MEMBERS' INTEREST
CURRENT LIABILITIES:
  Current portion of notes payable..........................    $     20       $     25
  Accounts payable and accrued expenses.....................      11,646         22,242
  Accounts payable, net -- affiliate........................       2,023          2,968
  Deferred revenue..........................................       3,171          3,272
                                                                --------       --------
     Total current liabilities..............................      16,860         28,507
  Note payable, net of current portion......................     402,949        451,827
  Note payable -- affiliate.................................       3,341             --
  Deferred income taxes.....................................       1,841             --
  Other liabilities.........................................                        951
                                                                --------       --------
     Total liabilities......................................     424,991        481,285
                                                                --------       --------
COMMITMENTS AND CONTINGENCIES (NOTE 5):
Minority interest...........................................      13,855             --
                                                                --------       --------
MEMBERS' INTEREST:
  Members' capital..........................................     166,630        166,630
  Accumulated deficit.......................................     (15,378)       (46,108)
                                                                --------       --------
     Total members' interest................................     151,252        120,522
                                                                --------       --------
     Total liabilities and members' interest................    $590,098       $601,807
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                FOR THE NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1999            1998
                                                              -------------   -------------
                                                                       (UNAUDITED)
REVENUE:
  Basic services............................................    $ 65,225         $2,123
  Premium services..........................................       6,174             85
  Other.....................................................       8,799            161
                                                                --------         ------
     Total revenues.........................................      80,198          2,369
                                                                --------         ------
OPERATING EXPENSES:
  Selling, general and administrative.......................      14,576            439
  Programming...............................................      21,372            662
  Technical and operations..................................       9,171            216
  Depreciation and amortization.............................      33,574            654
                                                                --------         ------
Income from operations......................................       1,505            398
                                                                --------         ------
OTHER INCOME (EXPENSE):
  Interest income...........................................         743             --
  Interest expense..........................................     (34,340)          (680)
                                                                --------         ------
Loss before income taxes....................................     (32,092)          (282)
Benefit from income taxes...................................       1,362             --
                                                                --------         ------
  Net loss..................................................    $(30,730)        $ (282)
                                                                ========         ======

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                     -------------------------------------------------------------------
                                           CLASS A              CLASS B-1                        TOTAL
                                     -------------------   --------------------   ACCUMULATED   MEMBERS'
                                      UNITS                 UNITS                   DEFICIT     INTEREST
                                     --------              --------               -----------   --------
BALANCE, DECEMBER 31, 1998.........   45,000    $45,000    575,690    $121,630     $(15,378)    $151,252
Net loss for the nine months ended
  September 30, 1999...............       --         --         --          --      (30,730)     (30,730)
                                      ------    -------    -------    --------     --------     --------
BALANCE, SEPTEMBER 30, 1999........   45,000    $45,000    575,690    $121,630     $(46,108)    $120,522
                                      ======    =======    =======    ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE NINE    FOR THE NINE
                                                              MONTHS ENDED    MONTHS ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1998            1999
                                                              -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    $   (282)       $(30,730)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities --
     Depreciation and amortization..........................         654          33,574
     Accretion of Senior Discount Notes.....................          --          10,102
  Net change in certain assets and liabilities, net of
     business acquisitions
     Increase in subscriber receivables.....................         100            (587)
     Increase in accounts receivable, net -- affiliate......                         124
     Increase in prepaid expenses and other assets..........         (24)           (230)
     Increase in accounts payable and accrued expenses......         774          10,582
     Increase in accounts payable, net -- affiliate.........          --             684
     Increase in deferred revenues..........................          17             101
     Increase in accrued interest...........................         564
     Increase in long term liabilities......................                         951
     Decrease in deferred income taxes, net.................          --          (1,362)
                                                                --------        --------
       Net cash provided by operating activities............       1,803          23,209
                                                                --------        --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................         (72)        (15,009)
  Change in restricted cash.................................         500
  Payment for acquisitions, net.............................     (38,426)        (49,928)
                                                                --------        --------
       Net cash used in investing activities................     (37,998)        (64,937)
                                                                --------        --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Increase (decrease) in note payable -- affiliate..........       2,841          (3,341)
  Capital contribution......................................       4,862          45,300
  Proceeds from the issuance of the Credit Facility.........      29,600
  Payment of deferred financing costs.......................        (470)
  Proceeds from the issuance of notes payable...............         500              --
  Payment of term loans and revolving credit facility.......          --          (6,524)
                                                                --------        --------
       Net cash provided by financing activities............      37,333          35,435
                                                                --------        --------
NET INCREASE (DECREASE) IN CASH.............................       1,138          (6,293)
CASH at beginning of the period.............................          --           9,288
                                                                --------        --------
CASH at end of the period...................................    $  1,138        $  2,995
                                                                ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

1.  DESCRIPTION OF BUSINESS

     Avalon Cable LLC ("the Company"), and its wholly-owned subsidiaries Avalon Cable Holdings Finance, Inc. ("Avalon Holdings Finance") and Avalon Cable of Michigan LLC ("Avalon Michigan"), were formed in October 1998, pursuant to the laws of the State of Delaware, as a wholly-owned subsidiary of Avalon Cable of New England Holdings, Inc. ("Avalon New England Holdings").

     On November 6, 1998, Avalon New England Holdings contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to the Company in exchange for a membership in the Company. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for the Company include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On November 6, 1998, the Company received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors LLC ("Avalon Investors") and
(ii) an $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Cable Finance, Inc. which matures on December 31, 2001.

     On December 10, 1998, the Company received a dividend distribution from Avalon New England in the amount of $18,206, which was used by the Company to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

     Avalon Cable of Michigan, Inc. was formed in June 1998, pursuant to the laws of the state of Delaware, as a wholly-owned subsidiary of Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings"). On June 3, 1998, Avalon Cable of Michigan, Inc. entered into an Agreement and Plan of Merger (the "Agreement") among Avalon Cable of Michigan, Inc., Michigan Holdings and Cable Michigan, Inc. ("Cable Michigan"), pursuant to which Avalon Cable of Michigan, Inc. will merge into Cable Michigan and Cable Michigan will become a wholly-owned subsidiary of Michigan Holdings (the "Merger"). As part of the Merger, the name of Cable Michigan was changed to Avalon Cable of Michigan, Inc.

     In accordance with the terms of the Agreement, each share of common stock, par value of $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock, shares owned by Michigan Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Cable of Michigan, Inc. acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Cable of Michigan, Inc. completed its Merger. The total consideration payable in conjunction with the Merger, including fees and expenses is $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the Merger, the arrangements with RCN and CTE for certain support services were terminated. The Agreement also permitted Avalon Cable of Michigan, Inc. to agree to acquire the remaining shares of Mercom that it did not own.

                       AVALON CABLE, LLC AND SUBSIDIARIES

     Michigan Holdings contributed $137,375 in cash to Avalon Cable of Michigan, Inc., which was used to consummate the Merger. On November 5, 1998, Michigan Holdings received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, Michigan Holdings contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Cable of Michigan, Inc. in exchange for 100 shares of common stock.

     On March 26, 1999, the Company completed a series of transactions to facilitate certain aspects of its financing between affiliated companies under common control. As a result of these transactions:

     - Avalon Cable of Michigan Inc. contributed its assets and liabilities, excluding deferred tax liabilities, net to the Company in exchange for an approximate 88% voting interest in the Company, which then transferred those assets and liabilities to its wholly-owned subsidiary Avalon Michigan;

     - Avalon Michigan now operates the Michigan cluster, replacing Avalon Cable of Michigan, Inc;

     - Avalon Cable of Michigan Holdings, Inc. ceased to be an obligor on the senior discount notes and together with Avalon Cable of Michigan, Inc. became a guarantor of the obligations of the Company under the senior discount notes;

     - Avalon Michigan became an additional obligor on the Senior Subordinated Notes replacing Avalon Cable of Michigan, Inc.; and

     - Avalon Cable of Michigan, Inc. ceased to be an obligor on the Senior Subordinated Notes and the credit facility and became a guarantor of the obligations of Avalon Michigan under the Senior Subordinated Notes and the credit facility.

     As a result of the reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for the Company include the results of operations from the date of inception (September 4, 1998) of Avalon New England and the date of acquisition of the completed acquisitions.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon New England and Avalon Michigan's cable systems offer customer packages of basic and premium cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Michigan's cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for Avalon New England and Avalon Michigan.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

2.  BASIS OF PRESENTATION

     Pursuant to the rules and regulations of the Securities and Exchange Commission, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

                       AVALON CABLE, LLC AND SUBSIDIARIES

     The consolidated financial statements herein include the accounts of the Company and its wholly-owned subsidiaries.

     These condensed financial statements should be read in conjunction with the Company's audited financial statements as of December 31, 1998 and notes thereto as included in the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") and declared effective with the SEC on July 22, 1999.

     The financial statements as of September 30,1999 and for the three and nine month periods ended September 30,1999 and 1998 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal and recurring adjustments except for the acquisition of Cross Country Cable, LLC ("Cross Country"), Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. ("Nova Cable"), Novagate Communication Corporation ("Novagate"), Traverse Internet, R/Com. L.C., Taconic Technology Corporation ("Taconic"), the Mercom merger and the contribution of assets and liabilities by Avalon Cable of Michigan, Inc.) necessary to present fairly the financial information included therein.

3.  MERGER AND ACQUISITIONS

     The Merger agreement between Michigan Holdings and Avalon Cable of Michigan, Inc. permitted Avalon Cable of Michigan, Inc. to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Cable of Michigan, Inc. and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Cable of Michigan, Inc. of all of such shares at a price of $12.00 per share. Avalon Cable of Michigan, Inc. completed this acquisition in March 1999. The total estimated consideration paid in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900. The purchase price was allocated as follows: approximately $13,800 to the elimination of minority interest, $1,170 to property, plant and equipment, $6,700 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $240.

     In March 1999, Avalon Cable of Michigan, Inc. acquired the cable television systems of Nova Cable for approximately $7,800, excluding transaction fees.

     On January 21, 1999, the Company through its subsidiary, Avalon New England, acquired Novagate for a purchase price of $2,900.

     On March 26, 1999, the Company through its subsidiary, Avalon Michigan, acquired the assets of R/Com, L.C., for a total purchase price of approximately $450.

     In January 1999, the Company acquired all of the issued and outstanding common Stock of Cross Country for a purchase price of approximately $2,500, excluding transaction fees.

     On April 1, 1999, the Company, through its subsidiary, Avalon New England, acquired Traverse Internet for $2,400.

     The acquisitions have been accounted for as purchases and the results of the companies acquired have been included in the accompanying financial statements since their acquisition dates. Accordingly, the consideration was allocated to the net assets based on their respective fair market values. The excess of the consideration paid over the estimated fair market values of the net assets acquired was $12,940 and is being amortized using the straight line method over 15 years.

     In July 1999, Avalon New England purchased all of the cable systems of Taconic Technology Corporation for approximately $8,525 (excluding transaction fees).

                       AVALON CABLE, LLC AND SUBSIDIARIES

4.  INCOME TAXES

     Upon the closure of the Mercom merger, Mercom was dissolved as a separate taxable entity which resulted in a changed in tax status from a taxable entity to a nontaxable entity. As a result, the Company recognized a tax benefit of $1,362 in its results of operations and eliminated its deferred taxes, net in the balance sheet.

5.  COMMITMENTS AND CONTINGENCIES

     In connection with the acquisition of Mercom, former shareholders of Mercom holding approximately 731,894 Mercom common shares or approximately 15.3% of all outstanding Mercom common shares gave notice of their election to exercise appraisal rights as provided by Delaware law. On July 2, 1999, former shareholders of Mercom holding 535,501 shares of Mercom common stock filed a petition for appraisal of stock in the Court of Chancery in the State of Delaware. With respect to 209,893 of the total number of shares for which the Company received notice, the Company received the notice of election from beneficial holders of Mercom common shares and not from holders of record. The Company believes that the notice with respect to the 209,893 shares did not comply with Delaware law and is ineffective. The Company cannot predict at this time the effect of the elections to exercise appraisal rights on the Company since the Company does not know the extent to which these former shareholders will continue to pursue appraisal rights under Delaware law or choose to abandon these efforts and accept the consideration payable in the Mercom merger. If these former shareholders continue to pursue their appraisal rights and if a Delaware court were to find that the fair value of the Mercom common shares, exclusive of any element of value arising from our acquisition of Mercom, exceeded $12.00 per share, the Company would have to pay the additional amount for each Mercom common share to the appraisal subject to the appraisal proceedings together with a fair rate of interest. The Company could be ordered by the Delaware court to pay reasonable attorney's fees and the fees and expenses of experts for the shareholders. In addition, the Company would have to pay their own litigation costs. The Company has already provided for the consideration of $12.00 per Mercom common share due under the terms of our merger with Mercom with respect to these shares but has not provided for any additional amounts or costs. The Company can provide no assurance as to what a Delaware court would find in any appraisal proceeding or when this matter will be resolved. Accordingly, the Company cannot assure you that the ultimate outcome would not have a material adverse effect on the Company.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

6.  PENDING MERGER

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communication is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the

                       AVALON CABLE, LLC AND SUBSIDIARIES

"Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Avalon Cable of Michigan Holdings, Inc. and Subsidiaries

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Avalon Cable of Michigan Holdings, Inc. and subsidiaries (collectively, the "Company") at December 31, 1997 and 1998, and the results of their operations, changes in shareholders' equity and their cash flows for the period from September 4, 1997 (inception) through December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999, except for Note 13,
as to which the date is May 13, 1999

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998          1997
                                                              ----------      ------
                                                              (DOLLARS IN THOUSANDS)
                           ASSETS
Cash........................................................   $  9,288        $ --
Accounts receivable, net of allowance for doubtful accounts
  of $943...................................................      5,862          --
Prepayments and other current assets........................      1,388         504
Accounts receivable from related parties....................        124          --
Deferred income taxes.......................................        377          --
                                                               --------        ----
Current assets..............................................     17,039         504
Property, plant and equipment, net..........................    111,421          --
Intangible assets, net......................................    462,117          --
Deferred charges and other assets...........................      1,302          --
                                                               --------        ----
Total assets................................................   $591,879        $504
                                                               ========        ====
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of notes payable............................   $     20        $ --
Accounts payable and accrued expenses.......................     11,646          --
Advance billings and customer deposits......................      3,171          --
Accounts payable-affiliate..................................      2,023         500
                                                               --------        ----
Current liabilities.........................................     16,860         500
Long-term debt..............................................    402,949          --
Notes payable-affiliate.....................................      3,341          --
Deferred income taxes.......................................     80,811          --
                                                               --------        ----
Total liabilities...........................................    503,961         500
                                                               --------        ----
Commitments and contingencies (Note 11).....................         --          --
Minority interest...........................................     61,836           4
                                                               --------        ----
Stockholders equity:
Common stock................................................         --          --
Additional paid-in capital..................................     35,000          --
Accumulated deficit.........................................     (8,918)         --
                                                               --------        ----
Total shareholders' equity..................................     26,082          --
                                                               --------        ----
Total liabilities and shareholders' equity..................   $591,879        $504
                                                               ========        ====

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 FOR THE PERIOD
                                                            FOR THE YEAR        SEPTEMBER 4, 1997
                                                                ENDED          (INCEPTION) THROUGH
                                                          DECEMBER 31, 1998     DECEMBER 31, 1997
                                                          -----------------    -------------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUE:
Basic services..........................................       $14,976               $    --
Premium services........................................         1,468                    --
Other...................................................         1,743                    --
                                                               -------               -------
                                                                18,187                    --
OPERATING EXPENSES:
Selling, general and administrative.....................         4,207                    --
Programming.............................................         4,564                    --
Technical and operations................................         1,951                    --
Depreciation and amortization...........................         8,183                    --
                                                               -------               -------
Loss from operations....................................          (718)                   --
Interest income.........................................           173                     4
Interest expense........................................        (8,223)                   --
Other expense, net......................................           (65)                   --
                                                               -------               -------
Income (loss) before income taxes.......................        (8,833)                    4
(Benefit) from income taxes.............................        (2,754)                   --
                                                               -------               -------
Income (loss) before minority interest and extraordinary
  item..................................................        (6,079)                    4
Minority interest in income of consolidated entity......         1,331                    (4)
                                                               -------               -------
Income (loss) before extraordinary item.................        (4,748)                   --
Extraordinary loss on extinguishment of debt (net of tax
  of $1,743)............................................        (4,170)                   --
                                                               -------               -------
Net income (loss).......................................       $(8,918)              $    --
                                                               =======               =======

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
  FOR THE PERIOD FROM SEPTEMBER 4, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

                                  COMMON                 ADDITIONAL                       TOTAL
                                  SHARES       COMMON     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                OUTSTANDING    STOCK      CAPITAL        DEFICIT         EQUITY
                                -----------    ------    ----------    -----------    -------------
                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Net income from date of
  inception through December
  31, 1997....................       --          $--      $    --        $    --         $    --
Balance, January 1, 1998......      100          --            --             --              --
Net loss......................       --          --            --         (8,918)         (8,918)
Contributions by parent.......       --          --        35,000             --          35,000
                                    ---          --       -------        -------         -------
Balance, December 31, 1998....      100          $--      $35,000        $(8,918)        $26,082
                                    ===          ==       =======        =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                FOR THE PERIOD FROM
                                                                                 SEPTEMBER 4, 1997
                                                          FOR THE YEAR ENDED    (INCEPTION) THROUGH
                                                          DECEMBER 31, 1998      DECEMBER 31, 1997
                                                          ------------------    -------------------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................................      $  (8,918)             $       4
Extraordinary loss on extinguishment of debt............          4,170                     --
Depreciation and amortization...........................          8,183                     --
Deferred income taxes, net..............................         82,370                     --
Provision for loss on accounts receivable...............             75                     --
Increase in minority interest...........................          1,331                     --
Accretion on senior discount notes......................          1,083
Net change in certain assets and liabilities, net of
  business acquisitions Increase in accounts
  receivable............................................         (1,679)                    --
Increase in accounts receivable from related parties....           (124)                    --
Increase in prepayment and other current assets.........           (884)                    (4)
Increase in accounts payable and accrued expenses.......          4,863                     --
Increase in accounts payable to related parties.........          1,523                     --
Increase in deferred revenue............................          1,684                     --
Change in Other, net....................................          1,339
                                                              ---------              ---------
Net cash provided by operating activities...............         92,338                     --
                                                              ---------              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..............        (11,468)                    --
Payment for acquisition.................................       (554,402)                    --
                                                              ---------              ---------
Net cash used in investing activities...................        565,870                     --
                                                              ---------              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of the Credit Facility.......        265,888                     --
Principal payment on debt...............................       (125,013)                    --
Proceeds from the issuance of senior subordinated
  notes.................................................        150,000                     --
Payments made on bridge loan............................       (105,000)                    --
Proceeds from bridge loan...............................        105,000                     --
Proceeds from the senior discount notes.................        110,411                     --
Proceeds from sale to minority interest.................         46,588                     --
Proceeds from other notes payable.......................            600                     --
Proceeds from the issuance of note payable affiliate....          3,341                     --
Payments made for debt financing costs..................         (3,995)                    --
Proceeds from the issuance of common stock..............         35,000                     --
                                                              ---------              ---------
Net cash provided by financing activities...............        482,820                     --
                                                              ---------              ---------
Net increase in cash....................................          9,288                     --
Cash at beginning of the period.........................             --                     --
                                                              ---------              ---------
Cash at end of the period...............................      $   9,288              $      --
                                                              ---------              ---------
Supplemental disclosures of cash flow information.......
Cash paid during the year for Interest..................      $   3,480              $      --
Income taxes............................................             --                     --

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Avalon Cable of Michigan Holdings, Inc. ("the Company") was formed in June 1998, pursuant to the laws of the state of Delaware. Avalon Cable of Michigan Inc. ("Avalon Michigan") was formed in June 1998, pursuant to the laws of the state of Delaware as a wholly owned subsidiary of the Company. On June 3, 1998, Avalon Michigan entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Cable Michigan, Inc. ("Cable Michigan") and Avalon Michigan, pursuant to which Avalon Michigan will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of the Company (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by the Company or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Michigan acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Michigan completed its merger into and with Cable Michigan. The total consideration paid in conjunction with the merger, including fees and expenses was $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the merger, the arrangements with RCN and CTE for certain support services were terminated. The Agreement also permitted Avalon Michigan to agree to acquire the remaining shares of Mercom that it did not own.

     The Company contributed $137,375 in cash to Avalon Michigan, which was used to consummate the Merger. On November 5, 1998, the Company received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, the Company contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Michigan in exchange for 100 shares of common stock.

     On November 6, 1998, Avalon Cable of New England Holdings, Inc. contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon Cable LLC in exchange for a membership interest in Avalon Cable LLC. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On that same date, Avalon Cable LLC received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     On December 10, 1998, Avalon Cable LLC received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon Cable LLC to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

     On March 26, 1999, after the acquisition of Mercom, Inc., the Company completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Michigan contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon Cable LLC in exchange for an approximate 88% voting interest in Avalon Cable LLC. Avalon Cable LLC contributed these assets and liabilities to its wholly-owned subsidiary, Avalon Cable of Michigan LLC ("Avalon Michigan LLC");

     - Avalon Michigan LLC has become the operator of the Michigan cluster replacing Avalon Michigan;

     - Avalon Michigan LLC is an obligor on the Senior Subordinated Notes replacing Avalon Michigan; and

     - Avalon Michigan is a guarantor of the obligations of Avalon Michigan LLC under the Senior Subordinated Notes. Avalon Michigan does not have significant assets, other than its investment in Avalon Cable LLC.

     - The Company contributed the Senior Discount Notes to Avalon Cable LLC and became a guarantor of the Senior Discount Notes. The Company does not have significant assets, other than its 88% investment in Avalon Cable LLC.

     As a result of this reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations include the results of operations from the earliest date that a member became a part of the control group by inception or acquisition. For the Company, the results of operations are from the date of inception (September 4, 1997) for Avalon New England, a wholly-owned subsidiary of Avalon Cable LLC.

     Avalon Michigan has a majority-interest in Avalon Cable LLC. Avalon Cable LLC wholly-owns Avalon Cable Holdings Finance, Avalon New England, and Avalon Michigan LLC.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon New England and Avalon Michigan LLC's cable systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Michigan LLC's cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of the Company include the accounts of the Company and of all its wholly and majority owned subsidiaries. All significant transactions between the Company and its subsidiaries have been eliminated.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue recognition

     Revenues from cable services are recorded in the month the service is provided. Installation fee revenue is recognized in the period in which the installation occurs to the extent that direct selling costs meet or exceed installation revenues.

  Advertising expense

     Advertising costs are expensed as incurred. Advertising expense charged to operations was $82 for the year ended December 31, 1998.

  Concentration of credit risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in Michigan and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

  Property, plant and equipment

     Property, plant and equipment is stated at its fair value for items acquired from Cable Michigan, historical cost for the minority interests' share of Mercom property, plant and equipment and cost for additions subsequent to the merger. Initial subscribers installation costs, including materials, labor and overhead costs, are capitalized as a component of cable plant and equipment. The cost of disconnection and reconnection are charged to expense when incurred.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

Depreciation is computed for financial statement purposes using the straight-line method based on the following lives:

Buildings and improvements..................................  10-25 years
Cable plant and equipment...................................   5-12 years
Vehicles....................................................      5 years
Office furniture and equipment..............................   5-10 years

  Intangible assets

     Intangible assets represent the estimated fair value of cable franchises and goodwill resulting from acquisitions. Cable franchises are amortized over a period ranging from 13 to 15 years on a straight-line basis. Goodwill is the excess of the purchase price over the fair value of the net assets acquired, determined through an independent appraisal, and is amortized over 15 years using the straight-line method. Deferred financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Fair value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. The Company estimates that the fair value of all financial instruments at December 31, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The fair value of the notes payable-affiliate are considered to be equal to carrying values since the Company believes that its credit risk has not changed from the time this debt instrument was executed and therefore, would obtain a similar rate in the current market.

          b. The fair value of the cash and temporary cash investments approximates fair value because of the short maturity of these instruments.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

  Income taxes

     The Company and Mercom file separate consolidated federal income tax returns. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

3. MERGER AND ACQUISITIONS

     The Merger was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on their fair market values at the date of the Merger. The purchase price was allocated as follows: current assets and liabilities at fair values of $470, approximately $94,000 to property, plant and equipment, $315,000 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $81,705, offset by deferred taxes, net of $60,000.

     The Merger agreement between the Company and Avalon Michigan permitted Avalon Michigan to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Michigan and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Michigan of all of such shares at a price of $12.00 per share. Avalon Michigan completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     On May 29, 1998, the Company acquired certain assets of Amrac Clear View, A Limited Partnership ("Amrac") for consideration of $8,124, including acquisition costs of $589. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through the use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $256.

     On July 21, 1998, the Company acquired certain assets and liabilities from Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") for consideration of $30,467, including acquisition costs of $175. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $977.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Following is the unaudited pro forma results of operations for the year ended December 31, 1998, as if the Merger and acquisitions occurred on January 1, 1998:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
Revenue.....................................................    $ 96,751
                                                                ========
Loss from operations........................................    $ (5,292)
                                                                ========
Net loss....................................................    $(22,365)
                                                                ========

     In March 1999, Avalon Michigan acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     In September 1998, the Company entered into a definitive agreement to purchase all of the cable systems of Taconic Technology Corporation ("Taconic") for approximately $8,525 (excluding transaction fees). As of December 31, 1998, the Company incurred $41 of transaction costs related to the acquisition of Taconic. This merger is expected to close in the second quarter of 1999.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

Cable plant and equipment...................................  $106,602
Vehicles....................................................     2,572
Buildings and improvements..................................     1,026
Office furniture and equipment..............................     2,234
Construction in process.....................................       768
                                                              --------
Total property, plant and equipment.........................   113,202
Less-accumulated depreciation...............................    (1,781)
                                                              --------
Property, plant and equipment, net..........................  $111,421
                                                              ========

     Depreciation expense was $1,781 for the year ended December 31, 1998.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following:

Cable Franchise.............................................  $374,773
Goodwill....................................................    82,928
Deferred Financing Costs....................................    10,658
Non-compete agreement.......................................       100
                                                              --------
Total.......................................................   468,459
Less-accumulated amortization...............................    (6,342)
                                                              --------
Intangible assets, net......................................  $462,117
                                                              ========

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Amortization expense for the year ended December 31, 1998 was $6,342.

6. ACCOUNT PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $ 5,321
Accrued corporate expenses..................................      404
Accrued cable programming costs.............................    2,388
Accrued taxes...............................................    1,383
Other.......................................................    2,150
                                                              -------
                                                              $11,646
                                                              =======

7. INCOME TAXES

     The income tax provision (benefit) in the accompanying consolidated financial statements of operations is comprised of the following:

                                                               1998
                                                              -------
Current
Federal.....................................................  $   243
State.......................................................       --
                                                              -------
Total Current...............................................      243
                                                              -------
Deferred
Federal.....................................................   (2,757)
State.......................................................     (240)
                                                              -------
Total Deferred..............................................   (2,997)
                                                              -------
Total (benefit) for income taxes............................  $(2,754)
                                                              =======

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1998. The differences are as follows:

                                                               1998
                                                              -------
(Loss) before (benefit) for income taxes....................  $(8,833)
                                                              =======
Federal tax (benefit) at statutory rates....................  $(3,092)
State income taxes..........................................     (177)
Goodwill....................................................       77
Benefit for taxes allocated to minority partners............       84
                                                              -------
(Benefit) for income taxes..................................  $(3,108)
                                                              =======

                                                          TAX NET
                                                         OPERATING    EXPIRATION
YEAR                                                      LOSSES         DATE
----                                                     ---------    ----------
1998...................................................   $10,360        2018

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                                1998
                                                              --------
NOL carryforwards...........................................  $  5,363
Alternative minimum tax credits.............................       141
Reserves....................................................       210
Other, net..................................................       309
                                                              --------
Total deferred assets.......................................     6,023
                                                              --------
Property, plant and equipment...............................   (10,635)
Intangible assets...........................................   (76,199)
                                                              --------
Total deferred liabilities..................................   (86,834)
                                                              --------
Subtotal....................................................   (80,811)
                                                              --------
Valuation allowance.........................................        --
                                                              --------
Total deferred taxes........................................  $(80,811)
                                                              ========

     The tax benefit related to the loss on extinguishment of debt results in deferred tax, and it approximates the statutory U.S. tax rate. The tax benefit of $2,036 related to the exercise of certain stock options of Cable Michigan Inc. was charged directly to goodwill in conjunction with the closing of the merger.

8. DEBT

     At December 31, 1998, long-term debt consists of the following:

Senior Credit Facility......................................    $140,875
Senior Subordinated Notes...................................     150,000
Senior Discount Notes.......................................     111,494
Other Note Payable..........................................         600
                                                                --------
                                                                 402,969
Current portion.............................................          20
                                                                --------
                                                                $402,949
                                                                ========

  Credit Facilities

     On May 28, 1998, Avalon New England entered into a term loan and revolving credit agreement with a major commercial lending institution (the "Credit Agreement"). The Credit Agreement allowed for aggregate borrowings under Term Loans A and B (collectively, the "Term Loans") and a revolving credit facility of $30,000 and $5,000, respectively. The proceeds from the Term Loans and revolving credit facility were used to fund the acquisitions made by Avalon New England and to provide for Avalon New England's working capital requirements.

     In December 1998, Avalon New England retired the Term Loans and revolving credit agreement through the proceeds of a capital contribution from Avalon Cable LLC. The fees and associated costs relating to the early retirement of this debt was $1,110.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     On November 6, 1998, Avalon Michigan became a co-borrower along with Avalon New England and Avalon Cable Finance, Inc. (Avalon Finance), affiliated companies, collectively referred to as the ("Co-Borrowers") on a $320,888 senior credit facility, which includes term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000 and a revolving credit facility of $30,000 (collectively, the "Credit Facility"). Subject to compliance with the terms of the Credit Facility, borrowings under the Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. The ability to advance funds under the tranche A term loan facility terminated on March 31, 1999. The tranche A term loans are subject to minimum quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The tranche B term loans are scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006. The revolving credit facility borrowings are scheduled to be repaid on October 31, 2005.

     On November 6, 1998, Avalon Michigan borrowed $265,888 under the Credit Facility in order to consummate the Merger. In connection with the Senior Subordinated Notes (as defined below) and Senior Discount Notes (as defined below) offerings, Avalon Michigan repaid $125,013 of the Credit Facility, and the availability under the Credit Facility was reduced to $195,000. Avalon Michigan had borrowings of $11,300 and $129,575 outstanding under the tranche A and tranche B term note facilities, and had available $30,000 for borrowings under the revolving credit facility. Avalon New England and Avalon Finance had no borrowings outstanding under the Credit Facility at December 31, 1998.

     The interest rate under the Credit Facility is a rate based on either (i) the base rate (a rate per annum equal to the greater of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) or (ii) the Eurodollar rate (a rate per annum equal to the Eurodollar Base Rate divided by 1.00 less the Eurocurrency Reserve Requirements) plus, in either case, the applicable margin. As of December 31, 1998, the applicable margin was (a) with respect to the tranche B term loans was 2.75% per annum for Base Rate loans and 3.75% per annum for Eurodollar loans and (b) with respect to tranche A term loans and the revolving credit facility was 2.00% per annum for Base Rate loans and 3.00% for Eurodollar loans. The applicable margin for the tranche A term loans and the revolving credit facility are subject to performance based grid pricing which is determined based on upon the consolidated leverage ratio of the Co-Borrowers. The interest rate for the tranche B term loans outstanding at December 31, 1998 was 9.19%. Interest is payable on a quarterly basis. Accrued interest on the borrowings under the credit facility was $1,389 at December 31, 1998.

     The Credit Facility contains restrictive covenants which among other things require the Co-Borrowers to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage ratio.

     The obligations of the Co-Borrowers under the Credit Facility are secured by substantially all of the assets of the Co-Borrowers. In addition, the obligations of the Co-Borrowers under the Credit Facility are guaranteed by the Company, Avalon Cable LLC, Avalon Cable Finance Holdings, Inc., Avalon Cable of New England Holdings, Inc. and Avalon Cable Holdings, LLC.

     A Change of Control as defined under the Credit Facility agreement would constitute an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

  Subordinated Debt

     In December 1998, Avalon Michigan became a co-issuer of a $150,000 principal balance, Senior Subordinated Notes ("Subordinated Notes") offering and Michigan Holdings became a co-issuer of a $196,000, gross proceeds, Senior Discount Notes (defined below) offering. In conjunction with these financings, Avalon Michigan paid $18,130 to Avalon Finance as a partial payment against Avalon Michigan's note payable-affiliate. Avalon Michigan paid $76 in interest on this note payable-affiliate during the period from inception (June 2, 1998) through December 31, 1998.

     The Subordinated Notes mature on December 1, 2008, and interest accrued at a rate of 9.375% per annum. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. Accrued interest on the Subordinated Notes was $1,078 at December 31, 1998.

     The Senior Subordinated Notes will not be redeemable at the Co-Borrowers' option prior to December 1, 2003. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Co-Borrowers, in whole or in part at the redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003.....................................................   104.688%
2004.....................................................   103.125%
2005.....................................................   101.563%
2006 and thereafter......................................   100.000%

     The scheduled maturities of the long-term debt are $2,000 in 2001, $4,000 in 2002, $72,479 in 2003, and the remainder thereafter.

     At any time prior to December 1, 2001, the Co-Borrowers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinate Notes originally issued under the Indenture at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Subordinated Notes originally issued remain outstanding immediately after each such redemption.

     As used in the preceding paragraph, "Equity Offering and Strategic Equity Investment" means any public or private sale of Capital Stock of any of the Co-Borrowers pursuant to which the Co-Borrowers together receive net proceeds of at least $25 million, other than issuances of Capital Stock pursuant to employee benefit plans or as compensation to employees; provided that to the extent such Capital Stock is issued by the Co-Borrowers, the net cash proceeds thereof shall have been contributed to one or more of the Co-Borrowers in the form of an equity contribution.

     The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

cash to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

  The Senior Discount Notes

     On December 3, 1998, the Company, Avalon Cable LLC and Avalon Cable Holdings Finance, Inc. ("Holdings Co-Borrowers") issued $196.0 million aggregate principal amount at maturity of 11 7/8% Senior Discount Notes ("Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $110.4 million. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2003. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003 on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003. Original issue discount accretion on the Senior Discount Notes was $1,083 at December 31, 1998.

     On December 1, 2003, the Holding Co-borrowers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holding Co-borrowers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003.....................................................   105.938%
2004.....................................................   103.958%
2005.....................................................   101.979%
2006 and thereafter......................................   100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remain outstanding immediately after each occurrence of such redemption.

     Upon the occurrence of a Change of Control, each holder of Senior Discount Notes will have the right to require the Holding Co-borrowers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a Change of Control offer at an offer price in cash equal to

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase.

  Note Payable

     Avalon New England issued a note payable for $500 which is due on May 29, 2003, and bears interest at a rate of 7% per annum (which approximates Avalon New England's incremental borrowing rate) payable annually. Additionally, Avalon New England has a $100 non-compete agreement. The agreement calls for five annual payments of $20, commencing on May 29, 1999.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, Avalon Michigan purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables at December 31, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

9. MINORITY INTEREST

     The activity in minority interest for the year ended December 31, 1998 is as follows:

                                                                 AVALON
                                                                  CABLE
                                                      MERCOM       LLC       TOTAL
                                                      -------    -------    -------
Issuance of Class A units by Avalon Cable LLC.......  $    --    $45,000    $45,000
Issuance of Class B-1 units by Avalon Cable LLC.....       --      4,345      4,345
Allocated to minority interest prior to
  restructuring.....................................       --        365        365
Purchase of Cable Michigan, Inc.....................   13,457         --     13,457
Income (loss) allocated to minority interest........      398     (1,729)    (1,331)
                                                      -------    -------    -------
Balance at December 31, 1998........................  $13,855    $47,981    $61,836
                                                      =======    =======    =======

10. EMPLOYEE BENEFIT PLANS

     Avalon Michigan has a qualified savings plan under Section 401(K) of the Internal Revenue Code. Contributions charged to expense for the period from November 5, 1998 to December 31, 1998 was $30.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

11. COMMITMENTS AND CONTINGENCIES

  Leases

     Avalon New England and Avalon Michigan rent poles from utility companies for use in their operations. While rental agreements are generally short-term, Avalon New England and Avalon Michigan anticipate such rentals will continue in the future. Avalon New England and Avalon Michigan also lease office facilities and various items of equipment under month-to-month operating leases. Rent expense was $58 for the year ended December 31, 1998. Rental commitments are expected to continue at approximately $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

  Legal Matters

     The Company and its subsidiaries are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     The Company and its subsidiaries are subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company and its subsidiaries have either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

12. RELATED PARTY TRANSACTIONS AND BALANCES

     During 1998, Avalon New England received $3,341 from Avalon Holdings. In consideration for this amount, Avalon New England executed a note payable to Avalon Holdings. This note is recorded as note payable-affiliate on the balance sheet at December 31, 1998. Interest accrues at the rate of 5.57% per year and Avalon New England has recorded accrued interest on this note of $100 at December 31, 1998.

13. SUBSEQUENT EVENT

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................    $  9,288       $  2,995
  Accounts receivable, net of allowance for doubtful
     accounts of $943 and $1,275............................       5,862          7,564
  Prepayments and other current assets......................       1,388          1,586
  Accounts receivable from related parties..................         124             --
  Deferred income taxes.....................................         377             --
                                                                --------       --------
     Total current assets...................................      17,039         12,145
  Property, plant and equipment, net........................     111,421        121,973
  Intangible assets, net....................................     462,117        468,856
  Deferred charges and other assets.........................       1,302          1,121
                                                                --------       --------
     Total assets...........................................    $591,879       $604,095
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable..........................    $     20       $     25
  Accounts payable and accrued expenses.....................      11,646         22,242
  Advance billings and customer deposits....................       3,171          3,272
  Accounts payable -- affiliate.............................       2,023          3,160
                                                                --------       --------
     Total current liabilities..............................      16,860         28,699
  Long-Term Debt............................................     402,949        452,778
  Notes Payable -- affiliate................................       3,341             --
  Deferred income taxes.....................................      80,811         67,136
                                                                --------       --------
     Total liabilities......................................     503,961        548,613
                                                                --------       --------
COMMITMENTS AND CONTINGENCIES (NOTE 5):
Minority Interest...........................................      61,836         44,512
                                                                --------       --------
STOCKHOLDERS' EQUITY:
  Common stock..............................................          --             --
  Additional paid-in capital................................      35,000         35,000
  Accumulated deficit.......................................      (8,918)       (24,030)
                                                                --------       --------
     Total stockholders' equity.............................      26,082         10,970
                                                                --------       --------
     Total liabilities and shareholders' equity.............    $591,879       $604,095
                                                                ========       ========

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                FOR THE NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1999            1998
                                                              -------------   -------------
                                                                       (UNAUDITED)
REVENUE:
  Basic services............................................    $ 65,225         $2,123
  Premium services..........................................       6,174             85
  Other.....................................................       8,799            161
                                                                --------         ------
     Total revenues.........................................      80,198          2,369
OPERATING EXPENSES:
  Selling, general and administrative.......................      14,765            439
  Programming...............................................      21,372            662
  Technical and operations..................................       9,171            216
  Depreciation and amortization.............................      33,574            654
                                                                --------         ------
  Income from operations....................................       1,316            398
OTHER INCOME (EXPENSE):
  Interest income...........................................         743             --
  Interest expense..........................................     (34,340)          (680)
                                                                --------         ------
Loss before income taxes....................................     (32,281)          (282)
Benefit from income taxes...................................      13,700             --
                                                                --------         ------
Loss before minority interest...............................     (18,581)          (282)
Minority interest in loss of consolidated entity............       3,469             --
                                                                --------         ------
  Net loss..................................................    $(15,112)        $ (282)
                                                                ========         ======

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                      ---------------------------------------------------------------
                                        COMMON               ADDITIONAL                     TOTAL
                                        SHARES      COMMON    PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                      OUTSTANDING   STOCK     CAPITAL       DEFICIT        EQUITY
                                      -----------   ------   ----------   -----------   -------------
BALANCE, December 31, 1998..........      100         $--     $35,000      $ (8,918)      $ 26,082
  Net loss for the nine months ended
     September 30, 1999.............       --         --           --       (15,112)       (15,112)
                                          ---         --      -------      --------       --------
BALANCE, September 30, 1999.........      100         $--     $35,000      $(24,030)      $ 10,970
                                          ===         ==      =======      ========       ========

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE NINE    FOR THE NINE
                                                              MONTHS ENDED    MONTHS ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1998            1999
                                                              -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    $   (282)       $(15,112)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation and amortization..........................         654          33,574
     Accretion of Senior Discount Notes.....................          --          10,102
     Decrease in minority interest..........................          --          (3,469)
  Net change in certain assets and liabilities, net of
     business acquisitions
     Decrease (increase) in subscriber receivables..........         100          (1,092)
     Decrease in accounts receivables.......................          --             124
     Increase in prepayment and other assets................         (24)           (129)
     Increase in accounts payable and accrued expenses......         774          10,582
     Increase in deferred revenue...........................          17             101
     Increase in accounts payable, net -- affiliate.........          --             876
     Increase in accrued interest...........................         564              --
     Increase in long-term debt.............................          --             951
     Decrease in deferred income taxes, net.................          --         (13,298)
                                                                --------        --------
       Net cash provided by operating activities............       1,803          23,210
                                                                --------        --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................         (72)        (15,009)
  Change in restricted cash.................................         500              --
  Payment for acquisitions, net.............................     (38,426)        (49,929)
                                                                --------        --------
       Net cash used in investing activities................     (37,998)        (64,938)
                                                                --------        --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Increase (decrease) in note payable -- affiliate..........       2,841          (3,341)
  Capital contribution......................................       4,862              --
  Proceeds from the issuance of the Credit Facility.........      29,600          45,300
  Payment of deferred financing costs.......................        (470)             --
  Proceeds from the issuance of notes payable...............         500              --
  Payment of term loans and revolving credit facility.......          --          (6,524)
                                                                --------        --------
       Net cash provided by financing activities............      37,333          35,435
                                                                --------        --------
NET INCREASE (DECREASE) IN CASH.............................       1,138          (6,293)
CASH at beginning of the period.............................          --           9,288
                                                                --------        --------
CASH at end of the period...................................    $  1,138        $  2,995
                                                                ========        ========

  The accompanying notes are an integral part off these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

1.  DESCRIPTION OF BUSINESS

     Avalon Cable of Michigan Holdings, Inc. ("the Company") was formed in June 1998, pursuant to the laws of the state of Delaware. Avalon Cable of Michigan Inc. ("Avalon Michigan") was formed in June 1998, pursuant to the laws of the state of Delaware as a wholly-owned subsidiary of the Company. On June 3, 1998, Avalon Michigan entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Cable Michigan, Inc. ("Cable Michigan") and Avalon Michigan, pursuant to which Avalon Michigan will merge into Cable Michigan and Cable Michigan will become a wholly-owned subsidiary of the Company (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock, shares owned by the Company or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Michigan acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Michigan completed its merger into and with Cable Michigan. The total consideration paid in conjunction with the Merger, including fees and expenses was $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. The Agreement also permitted Avalon Michigan to agree to acquire the remaining shares of Mercom that it did not own.

     The Company contributed $137,375 in cash to Avalon Michigan, which was used to consummate the Merger. On November 5, 1998, the Company received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, the Company contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Michigan in exchange for 100 shares of common stock.

     On November 6, 1998, Avalon Cable of New England Holdings, Inc. contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon Cable LLC in exchange for a membership interest in Avalon Cable LLC. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for the Company include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On November 6, 1998, Avalon Cable LLC received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors ,LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Cable Finance, Inc. which matures on December 31, 2001.

     On December 10, 1998, Avalon Cable LLC received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon Cable LLC to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

     On March 26, 1999, after the acquisition of Mercom, the Company completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - The Company contributed the Senior Discount Notes and associated debt finance costs to Avalon Cable LLC and became a guarantor of the Senior Discount Notes;

     - Avalon Michigan contributed its assets and liabilities, excluding deferred tax liabilities, net to Avalon Cable LLC in exchange for an approximate 88% voting interest in Avalon Cable LLC. Avalon Cable LLC contributed these assets and liabilities, excluding the Senior Discount Notes and associated debt finance costs, to its wholly-owned subsidiary, Avalon Cable of Michigan LLC;

     - Avalon Cable of Michigan LLC has become the operator of the Michigan cluster replacing Avalon Michigan;

     - Avalon Cable of Michigan LLC is an obligor on the Senior Subordinated Notes replacing Avalon Michigan; and

     - Avalon Michigan is a guarantor of the obligations of Avalon Cable of Michigan LLC under the Senior Subordinated Notes. Avalon Michigan does not have significant assets, other than its 88% investment in Avalon Cable LLC at September 30, 1999.

     As a result of this reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations include the results of operations from the earliest date that a member becomes a part of the control group by inception or acquisition. For the Company, the results of operations are from the date of inception (September 4, 1997) for Avalon New England, a wholly-owned subsidiary of Avalon Cable LLC.

     The Company has a majority interest in Avalon Cable LLC. Avalon Cable LLC wholly owns Avalon Cable Holdings Finance, Inc., Avalon New England and Avalon Cable of Michigan LLC.

     Avalon Cable of Michigan LLC and Avalon New England provide cable services to various areas in Michigan and New England, respectively. Avalon New England and Avalon Cable of Michigan LLC's cable systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Cable of Michigan LLC's cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principal sources of revenue for the Company.

     Avalon Cable Holdings Finance, Inc. was formed for the sole purpose of facilitating financings associated with the acquisition of various cable operating companies. Avalon Cable Holdings Finance, Inc. conducts no other activities.

2.  BASIS OF PRESENTATION

     Pursuant to the rules and regulations of the Securities and Exchange Commission, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

     These condensed financial statements should be read in conjunction with the Company's audited financial statements as of December 31, 1998 and notes thereto as included in the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") and declared effective with the SEC on July 22, 1999.

     The financial statements as of September 30,1999 and for the three and nine month periods ended September 30, 1999 and 1998 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal and recurring adjustments except for the acquisition of Cross Country Cable, LLC ("Cross Country"), Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. ("Nova Cable"), Novagate Communication Corporation ("Novagate"), Traverse Internet, R/Com, L.C., Taconic Technology Corporation ("Taconic"), the Mercom merger and the contribution of assets and liabilities by Avalon Michigan) necessary to present fairly the financial information included therein.

3.  MERGER AND ACQUISITIONS

     The Merger agreement between the Company and Avalon Michigan permitted Avalon Michigan to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998, Avalon Michigan and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Michigan of all of such shares at a price of $12.00 per share. Avalon Michigan completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900. The purchase price was allocated as follows: approximately $13,800 to the elimination of minority interest, $1,170 to property, plant and equipment, $6,700 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $240.

     In March 1999, Avalon Cable of Michigan Inc. acquired the cable television systems of Nova Cable for approximately $7,800, excluding transaction fees.

     On January 21, 1999, the Company through its subsidiary, Avalon New England, acquired Novagate for a purchase price of $2,900.

     On March 26, 1999, the Company through its subsidiary, Avalon Cable of Michigan, LLC, acquired the assets of R/Com, L.C., for a total purchase price of approximately $450.

     In January 1999, the Company acquired all of the issued and outstanding common stock of Cross Country for a purchase price of approximately $2,500, excluding transaction fees.

     On April 1, 1999, the Company, through its subsidiary, Avalon New England, acquired Traverse Internet for $2,400.

     The acquisitions have been accounted for as purchases and the results of the companies acquired have been included in the accompanying financial statements since their acquisition dates. Accordingly, the consideration was allocated to the net assets based on their respective fair market values. The excess of the consideration paid over the estimated fair market values of the net assets acquired was $12,940 and is being amortized using the straight line method over 15 years.

     In July 1999, Avalon New England purchased all of the cable systems of Taconic Technology Corporation for approximately $8,525 (excluding transaction fees).

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

4.  MINORITY INTEREST

     The activity in minority interest for the nine months ended September 30, 1999 is as follows:

                                  AVALON CABLE

                                                       MERCOM      LLC      TOTAL
                                                      --------   -------   --------
Balance at December 31, 1998........................  $ 13,855   $47,981   $ 61,836
Purchase of the minority interest of Mercom.........   (13,855)       --    (13,855)
Loss allocated to minority interest.................        --    (3,469)    (3,469)
                                                      --------   -------   --------
                                                      $     --   $44,512   $ 44,512
                                                      ========   =======   ========

5.  COMMITMENTS AND CONTINGENCIES

     In connection with the acquisition of Mercom, former shareholders of Mercom holding approximately 731,894 Mercom common shares or approximately 15.3% of all outstanding Mercom common shares gave notice of their election to exercise appraisal rights as provided by Delaware law. On July 2, 1999, former shareholders of Mercom holding 535,501 shares of Mercom common stock filed a petition for appraisal of stock in the Court of Chancery in the State of Delaware. With respect to 209,893 of the total number of shares for which the Company received notice, the Company received the notice of election from beneficial holders of Mercom common shares and not from holders of record. The Company believes that the notice with respect to the 209,893 shares did not comply with Delaware law and is ineffective. The Company cannot predict at this time the effect of the elections to exercise appraisal rights on the Company since the Company does not know the extent to which these former shareholders will continue to pursue appraisal rights under Delaware law or choose to abandon these efforts and accept the consideration payable in the Mercom merger. If these former shareholders continue to pursue their appraisal rights and if a Delaware court were to find that the fair value of the Mercom common shares, exclusive of any element of value arising from our acquisition of Mercom, exceeded $12.00 per share, the Company would have to pay the additional amount for each Mercom common share subject to the appraisal proceedings together with a fair rate of interest. The Company could be ordered by the Delaware court also to pay reasonable attorney's fees and the fees and expenses of experts for the shareholders. In addition, the Company would have to pay their own litigation costs. The Company has already provided for the consideration of $12.00 per Mercom common share due under the terms of our merger with Mercom with respect to these shares but has not provided for any additional amounts or costs. The Company can provide no assurance as to what a Delaware court would find in any appraisal proceeding or when this matter will be resolved. Accordingly, the Company cannot assure you that the ultimate outcome would not have a material adverse effect on the Company.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

6.  PENDING MERGER

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase the Company's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the indentures pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Avalon Cable of Michigan, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Cable Michigan, Inc. and subsidiaries (collectively, the "Company") at December 31, 1996 and 1997 and November 5, 1998, and the results of their operations and their cash flows for each of the two years ended December 31, 1996 and 1997 and the period from January 1, 1998 to November 5, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    NOVEMBER 5,
                                                                  1997           1998
                                                              ------------    -----------
                                                                (DOLLARS IN THOUSANDS)
                           ASSETS
Cash and temporary cash investments.........................    $ 17,219       $  6,093
Accounts receivable, net of reserve for doubtful accounts of
  $541 at December 31, 1997 and $873 at November 5, 1998....       3,644          4,232
Prepayments and other.......................................         663            821
Accounts receivable from related parties....................         166            396
Deferred income taxes.......................................       1,006            541
                                                                --------       --------
Total current assets........................................      22,698         12,083
Property, plant and equipment, net..........................      73,836         77,565
Intangible assets, net......................................      45,260         32,130
Deferred charges and other assets...........................         803          9,442
                                                                --------       --------
Total assets................................................    $142,597       $131,220
                                                                ========       ========
           LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt...........................    $     --       $ 15,000
Accounts payable............................................       5,564          8,370
Advance billings and customer deposits......................       2,242          1,486
Accrued taxes...............................................         167          1,035
Accrued cable programming expense...........................       2,720          5,098
Accrued expenses............................................       4,378          2,052
Accounts payable to related parties.........................       1,560            343
                                                                --------       --------
Total current liabilities...................................      16,631         33,384
Long-term debt..............................................     143,000        120,000
Deferred income taxes.......................................      22,197         27,011
                                                                --------       --------
Total liabilities...........................................     181,828        180,395
                                                                --------       --------
Minority interest...........................................      14,643         14,690
                                                                --------       --------
Commitments and contingencies (Note 11).....................          --             --
Preferred Stock.............................................          --             --
Common stock................................................          --             --
Common shareholders' deficit................................     (53,874)       (63,865)
                                                                --------       --------
Total Liabilities and Shareholders' Deficit.................    $142,597       $131,220
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   FOR THE YEARS ENDED            FOR THE
                                                       DECEMBER 31,             PERIOD FROM
                                                 ------------------------    JANUARY 1, 1998 TO
                                                    1996          1997        NOVEMBER 5, 1998
                                                 ----------    ----------    ------------------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                               AND SHARE AMOUNTS)
Revenues.......................................  $   76,187    $   81,299        $   74,521
Costs and expenses, excluding management fees
and depreciation and amortization..............      40,593        44,467            41,552
Management fees................................       3,498         3,715             3,156
Depreciation and amortization..................      31,427        32,082            28,098
Merger related expenses........................          --            --             5,764
                                                 ----------    ----------        ----------
Operating income...............................         669         1,035            (4,049)
Interest income................................         127           358               652
Interest expense...............................     (15,179)      (11,751)           (8,034)
Gain on sale of Florida cable system...........          --         2,571                --
Other (expense), net...........................        (736)         (738)             (937)
                                                 ----------    ----------        ----------
(Loss) before income taxes.....................     (15,119)       (8,525)          (12,368)
(Benefit) from income taxes....................      (5,712)       (4,114)           (1,909)
                                                 ----------    ----------        ----------
(Loss) before minority interest and equity in
  unconsolidated entities......................      (9,407)       (4,411)          (10,459)
Minority interest in loss (income) of
  consolidated entity..........................       1,151            53               (75)
                                                 ----------    ----------        ----------
Net (Loss).....................................  $   (8,256)   $   (4,358)       $  (10,534)
                                                 ==========    ==========        ==========
Basic and diluted earnings per average common
  share Net (loss) to shareholders.............  $    (1.20)   $     (.63)       $    (1.53)
Average common shares and common stock
  equivalents outstanding......................   6,864,799     6,870,528         6,891,932

     The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND
                                             THE PERIOD FROM JANUARY 1, 1998 TO NOVEMBER 5, 1998
                                 ----------------------------------------------------------------------------
                                   COMMON               ADDITIONAL              SHAREHOLDER'S       TOTAL
                                   SHARES      COMMON    PAID-IN                     NET        SHAREHOLDERS'
                                 OUTSTANDING   STOCK     CAPITAL     DEFICIT     INVESTMENT        DEFICIT
                                 -----------   ------   ----------   --------   -------------   -------------
                                                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balance, December 31, 1995.....       1,000    $   1       $ --      $     --     $(73,758)       $(73,757)
Net loss.......................          --       --         --            --       (8,256)         (8,256)
Transfers from CTE.............          --       --         --            --        2,272           2,272
                                  ---------    ------      ----      --------     --------        --------
Balance, December 31, 1996.....       1,000        1         --            --      (79,742)        (79,741)
Net loss from 1/1/97 through
  9/30/97......................          --       --         --            --       (3,251)         (3,251)
Net loss from 10/1/97 through
  12/31/97.....................          --       --         --        (1,107)          --          (1,107)
Transfers from RCN
  Corporation..................          --       --         --            --       30,225          30,225
Common stock issued in
  connection with the
  Distribution.................   6,870,165    6,870         --       (59,638)      52,768              --
                                  ---------    ------      ----      --------     --------        --------
Balance, December 31, 1997.....   6,871,165    6,871         --       (60,745)          --         (53,874)
Net loss from January 1, 1998
  to November 5, 1998..........          --       --         --       (10,534)          --         (10,534)
Exercise of stock options......      30,267       30        351            --           --             381
Tax benefits of stock option
  exercises....................          --       --        162            --           --             162
                                  ---------    ------      ----      --------     --------        --------
Balance, November 5, 1998......   6,901,432    $6,901      $513      $(71,279)    $     --        $(63,865)
                                  =========    ======      ====      ========     ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,       FOR THE PERIOD FROM
                                                              --------------------   JANUARY 1, 1998 TO
                                                                1996       1997       NOVEMBER 5, 1998
                                                              --------   ---------   -------------------
                                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)..................................................  $ (8,256)  $  (4,358)       $(10,534)
Gain on pension curtailment/settlement......................      (855)         --              --
Depreciation and amortization...............................    31,427      32,082          28,098
Deferred income taxes, net..................................       988      (4,359)         (3,360)
Provision for losses on accounts receivable.................       843         826             710
Gain on sale of Florida cable systems.......................        --      (2,571)             --
Increase (decrease) in minority interest....................    (1,151)        (53)             47
Other non-cash items........................................     2,274       1,914              --
Net change in certain assets and liabilities, net of
  business acquisitions
Accounts receivable and customer deposits...................    (1,226)       (617)         (2,054)
Accounts payable............................................     1,365       2,234           2,806
Accrued expenses............................................       125         580              52
Accrued taxes...............................................       (99)         61             868
Accounts receivable from related parties....................       567       1,549            (230)
Accounts payable to related parties.........................     1,314      (8,300)         (1,217)
Other, net..................................................       501        (644)           (158)
                                                              --------   ---------        --------
Net cash provided by operating activities...................    27,817      18,344          15,028
                                                              --------   ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..................    (9,605)    (14,041)        (18,697)
Acquisitions, net of cash acquired..........................        --         (24)             --
Proceeds from sale of Florida cable systems.................        --       3,496              --
Other.......................................................       390         560              --
                                                              --------   ---------        --------
Net cash used in investing activities.......................    (9,215)    (10,009)        (18,697)
                                                              --------   ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt..................................        --     128,000              --
Redemption of long-term debt................................    (1,500)    (17,430)         (8,000)
Proceeds from the issuance of common stock..................        --          --             543
Transfers from CTE..........................................        --      12,500              --
Change in affiliate notes, net..............................   (16,834)   (116,836)             --
Payments made for debt financing costs......................        --        (647)             --
                                                              --------   ---------        --------
Net cash provided by (used in) financing activities.........   (18,334)      5,587          (7,457)
Net increase/(decrease) in cash and temporary cash
  investments...............................................       268      13,922         (11,126)
Cash and temporary cash investments at beginning of year....     3,029       3,297          17,219
                                                              --------   ---------        --------
Cash and temporary cash investments at end of year..........  $  3,297   $  17,219        $  6,093
                                                              ========   =========        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for Interest......................  $ 15,199   $  11,400        $  7,777
Income taxes................................................        29         370             315

Supplemental Schedule of Non-cash Investing and Financing Activities:

  In September 1997, in connection with the transfer of CTE's investment in Mercom to the Company, the Company assumed CTE's $15,000 Term Credit Facility.

  Certain intercompany accounts receivable and payable and intercompany note balances were transferred to shareholders' net investment in connection with the Distribution described in note 1.

     The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

1. BACKGROUND AND BASIS OF PRESENTATION

     Prior to September 30, 1997, Cable Michigan, Inc. and subsidiaries (the "Company") was operated as part of C-TEC Corporation ("C-TEC"). On September 30, 1997, C-TEC distributed 100 percent of the outstanding shares of common stock of its wholly owned subsidiaries, RCN Corporation ("RCN") and the Company to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of the Distribution Agreement dated September 5, 1997 among C-TEC, RCN and the Company. The Company consists of C-TEC's Michigan cable operations, including its 62% ownership in Mercom, Inc. ("Mercom"). In connection with the Distribution, C-TEC changed its name to Commonwealth Telephone Enterprises, Inc. ("CTE"). RCN consists primarily of C-TEC's bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V. C-TEC, RCN, and the Company continue as entities under common control until the Company completes the Merger (as described below).

     On June 3, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Avalon Cable of Michigan Holdings Inc. ("Avalon Holdings") and Avalon Cable of Michigan Inc. ("Avalon Sub"), pursuant to which Avalon Sub will merge into the Company and the Company will become a wholly owned subsidiary of Avalon Holdings (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of the Company outstanding prior to the effective time of the Merger (other than treasury stock, shares owned by Avalon Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     On November 6, 1998, the Company completed its merger into and with Avalon Cable Michigan, Inc. The total consideration payable in conjunction with the merger, including fees and expenses is approximately 431,600. Subsequent to the merger, the arrangements with RCN and CTE (as described below) were terminated. The Merger agreement also permitted the Company to agree to acquire the remaining shares of Mercom that it did not own.

     Cable Michigan provides cable services to various areas in the state of Michigan. Cable Michigan's cable television systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Cable Michigan's cable television systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.

     The consolidated financial statements have been prepared using the historical basis of assets and liabilities and historical results of operations of all wholly and majority owned subsidiaries. However, the historical financial information presented herein reflects periods during which the Company did not operate as an independent company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations, financial condition or cash flows of the Company

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES
in the future or what they would have been had the Company been an independent, public company during the reporting periods. All material intercompany transactions and balances have been eliminated.

     RCN's corporate services group has historically provided substantial support services such as finance, cash management, legal, human resources, insurance and risk management. Prior to the Distribution, the corporate office of C-TEC allocated the cost for these services pro rata among the business units supported primarily based on assets; contribution to consolidated earnings before interest, depreciation, amortization, and income taxes; and number of employees. In the opinion of management, the method of allocating these costs is reasonable; however, such costs are not necessarily indicative of the costs that would have been incurred by the Company on a stand-alone basis.

     CTE, RCN and the Company have entered into certain agreements subsequent to the Distribution, and governing various ongoing relationships, including the provision of support services between the three companies, including a distribution agreement and a tax-sharing agreement.

     The fee per year for support services from RCN will be 4.0% of the revenues of the Company plus a direct allocation of certain consolidated cable administration functions of RCN. The direct charge for customer service along with the billing service and the cable guide service will be a pro rata share (based on subscribers) of the expenses incurred by RCN to provide such customer service and to provide such billing and cable guide service for RCN and the Company.

     CTE has agreed to provide or cause to be provided to RCN and the Company certain financial data processing services for a transitional period after the Distribution. The fees for such services will be an allocated portion (based on relative usage) of the cost incurred by CTE to provide such financial data processing services to all three groups.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and temporary cash investments

     For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be temporary cash investments. Temporary cash investments are stated at cost, which approximates market.

  Property, plant and equipment and depreciation

     Property, plant and equipment reflects the original cost of acquisition or construction, including payroll and related costs such as taxes, pensions and other fringe benefits, and certain general administrative costs.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Depreciation is provided on the straight-line method based on the useful lives of the various classes of depreciable property. The average estimated lives of depreciable cable property, plant and equipment are:

Buildings...................................................   12-25 years
Cable television distribution equipment.....................  8.5-12 years
Vehicles....................................................       5 years
Other equipment.............................................      12 years

     Maintenance and repair costs are charged to expense as incurred. Major replacements and betterments are capitalized. Gain or loss is recognized on retirements and dispositions.

  Intangible assets

     Intangible assets are amortized on a straight-line basis over the expected period of benefit ranging from 5 to 19.3 years. Intangible assets include cable franchises. The cable systems owned or managed by the Company are constructed and operated under fixed-term franchises or other types of operating authorities (referred to collectively herein as "franchises") that are generally nonexclusive and are granted by local governmental authorities. The provisions of these local franchises are subject to federal regulation. Costs incurred to obtain or renew franchises are capitalized and amortized over the term of the applicable franchise agreement.

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Revenue recognition

     Revenues from cable programming services are recorded in the month the service is provided. Installation fee revenue is recognized in the period in which the installation occurs.

  Advertising expense

     Advertising costs are expensed as incurred. Advertising expense charged to operations was $514, $560, and $505 in 1996, 1997, and for the period from January 1, 1998 to November 5, 1998 respectively.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

  Stock-based compensation

     The Company applies Accounting Principles Board Opinion No.
25 -- "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" ("SFAS 123").

  Earnings (loss) per share

     The Company has adopted statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" ("SFAS 128"). Basic earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period after giving effect to convertible securities considered to be dilutive common stock equivalents. The conversions of stock options during periods in which the Company incurs a loss from continuing operations is not assumed since the effect is anti-dilutive. The number of stock options which would have been converted in 1997 and in 1998 and had a dilutive effect if the Company had income from continuing operations are 55,602 and 45,531, respectively.

     For periods prior to October 1, 1997, during which the Company was a wholly owned subsidiary of C-TEC, earnings (loss) per share was calculated by dividing net income (loss) by one-fourth the average common shares of C-TEC outstanding, based upon a distribution ratio of one share of Company common stock for each four shares of C-TEC common equity owned.

  Income taxes

     The Company and Mercom file separate consolidated federal income tax returns. Prior to the Distribution, income tax expense was allocated to C-TEC's subsidiaries on a separate return basis except that C-TEC's subsidiaries receive benefit for the utilization of net operating losses and investment tax credits included in the consolidated tax return even if such losses and credits could not have been used on a separate return basis. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

  Reclassification

     Certain amounts have been reclassified to conform with the current year's presentation.

3. BUSINESS COMBINATION AND DISPOSITIONS

     The Agreement between Avalon Cable of Michigan Holdings, Inc. and the Company permitted the Company to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 the Company and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by the Company of all of such shares at a price of $12.00 per share. The Company completed this acquisition in March 1999.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     In March 1999, Avalon Michigan Inc. acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     In July 1997, Mercom sold its cable system in Port St. Lucie, Florida for cash of approximately $3,500. The Company realized a pretax gain of $2,571 on the transaction.

4. PROPERTY, PLANT AND EQUIPMENT

                                                    DECEMBER 31,    NOVEMBER 5,
                                                        1997           1998
                                                    ------------    -----------
Cable plant.......................................    $158,655       $ 174,532
Buildings and land................................       2,837           2,917
Furniture, fixtures and vehicles..................       5,528           6,433
Construction in process...........................         990             401
                                                      --------       ---------
Total property, plant and equipment...............     168,010         184,283
Less accumulated depreciation.....................     (94,174)       (106,718)
                                                      --------       ---------
Property, plant and equipment, net................    $ 73,836       $  77,565
                                                      ========       =========

     Depreciation expense was $15,728, $16,431 and $14,968 for the years ended December 31, 1996 and 1997, and the period from January 1, 1998 to November 5, 1998, respectively.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following at:

                                                    DECEMBER 31,    NOVEMBER 5,
                                                        1997           1998
                                                    ------------    -----------
Cable Franchises..................................    $134,889       $ 134,889
Noncompete agreements.............................         473             473
Goodwill..........................................       3,990           3,990
Other.............................................       1,729           1,729
                                                      --------       ---------
Total.............................................     141,081         141,081
Less accumulated amortization.....................     (95,821)       (108,951)
                                                      --------       ---------
Intangible assets, net............................    $ 45,260       $  32,130
                                                      ========       =========

     Amortization expense charged to operations for the years ended December 31, 1996 and 1997 was $15,699 and $15,651, respectively, and $13,130 for the period from January 1, 1998 to November 5, 1998.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

6. INCOME TAXES

     The income tax provision (benefit) in the accompanying consolidated financial statements of operations is comprised of the following:

                                                       1996       1997       1998
                                                      -------    -------    -------
CURRENT
Federal.............................................  $(6,700)   $   245    $   320
State...............................................       --         --         28
                                                      -------    -------    -------
Total Current.......................................   (6,700)       245        348
                                                      -------    -------    -------
DEFERRED:
Federal.............................................      988     (4,359)    (2,074)
State...............................................       --         --       (183)
                                                      -------    -------    -------
Total Deferred......................................      988     (4,359)    (2,257)
                                                      -------    -------    -------
Total (benefit) for income taxes....................  $(5,712)   $(4,114)   $(1,909)
                                                      =======    =======    =======

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1996, 34% for 1997 and 35% for the period from January 1, 1998 to November 5, 1998. The differences are as follows:

                                                 YEAR ENDED
                                                DECEMBER 31,           PERIOD FROM
                                             -------------------    JANUARY 1, 1998 TO
                                               1996       1997      NOVEMBER 11, 1998
                                             --------    -------    ------------------
(Loss) before (benefit) for income
  taxes..................................    $(15,119)   $(8,525)        $(12,368)
                                             ========    =======         ========
Federal tax (benefit) at statutory
rates....................................    $ (5,307)   $(2,899)        $ (4,329)
State income taxes.......................          --         --             (101)
Goodwill.................................         175        171              492
Increase (decrease) in valuation
  allowance..............................        (518)    (1,190)              --
Nondeductible expenses...................          --        147            2,029
Benefit of rate differential applied to
  reversing timing differences...........          --       (424)              --
Other, net...............................         (62)        81               --
                                             --------    -------         --------
(Benefit) for income taxes...............    $ (5,712)   $(4,114)        $ (1,909)
                                             ========    =======         ========

     Mercom, which files a separate consolidated income tax return, has the following net operating losses available:

                                                            TAX NET
                                                           OPERATING   EXPIRATION
YEAR                                                        LOSSES        DATE
----                                                       ---------   ----------
1992.....................................................   $  435        2007
1995.....................................................   $2,713        2010

     In 1997, Mercom was liable for Federal Alternative Minimum Tax (AMT). At December 31, 1997 and at November 5, 1998, the cumulative minimum tax credits are $141 and $141, respectively. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed AMT in future years.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Temporary differences that give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                      DECEMBER 31,   NOVEMBER 5,
                                                          1997          1998
                                                      ------------   -----------
NOL carryforwards...................................    $  1,588      $  1,132
Alternative minimum tax credits.....................         141           141
Reserves............................................         753           210
Other, net..........................................         230           309
                                                        --------      --------
Total deferred assets...............................       2,712         1,792
                                                        --------      --------
Property, plant and equipment.......................     (11,940)      (10,515)
Intangible assets...................................     (11,963)      (10,042)
                                                        --------      --------
Total deferred liabilities..........................     (23,903)      (20,557)
                                                        --------      --------
Subtotal............................................     (21,191)      (18,765)
Valuation allowance.................................          --            --
                                                        --------      --------
Total deferred taxes................................    $(21,191)     $(18,765)
                                                        ========      ========

     In the opinion of management, based on the future reversal of taxable temporary differences, primarily depreciation and amortization, the Company will more likely than not be able to realize all of its deferred tax assets. As a result, the net change in the valuation allowance for deferred tax assets during 1997 was a decrease of $1,262, which $72 related to Mercom of Florida.

     Due to the sale of Mercom of Florida, the Company's deferred tax liabilities decreased by $132.

7. DEBT

     Long-term debt outstanding at November 5, 1998 is as follows:

                                                      DECEMBER 31,   NOVEMBER 5,
                                                          1997          1998
                                                      ------------   -----------
Term Credit Facility................................    $100,000      $100,000
Revolving Credit Facility...........................      28,000        20,000
Term Loan...........................................      15,000        15,000
                                                        --------      --------
Total...............................................     143,000       135,000
Current portion of long-term debt...................          --        15,000
                                                        --------      --------
Total Long-Term Debt................................    $143,000      $120,000
                                                        ========      ========

  Credit Facility

     The Company had an outstanding line of credit with a banking institution for $3 million. No amounts were outstanding under this facility.

     The Company has in place two secured credit facilities (the "Credit Facilities") pursuant to a single credit agreement with a group of lenders for which First Union National Bank acts as agent (the "Credit Agreement"), which was effective as of July 1, 1997. The first is a five-year revolving credit facility in the amount of $65,000 (the "Revolving Credit Facility"). The second is an eight-year term credit facility in the amount of $100,000 (the "Term Credit Facility").

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     The interest rate on the Credit Facilities will be, at the election of the Company, based on either a LIBOR or a Base Rate option (6.25% at November 5, 1998) (each as defined in the Credit Agreement).

     The entire amount of the Term Credit Facility has been drawn and as of November 5, 1998, $100,000 of the principal was outstanding thereunder. The entire amount of the Revolving Credit Facility is available to the Company until June 30, 2002. As of November 5, 1998, $20,000 of principal was outstanding thereunder. Revolving loans may be repaid and reborrowed from time to time.

     The Term Credit Facility is payable over six years in quarterly installments, from September 30, 1999 through June 30, 2005. Interest only is due through June 1999. The Credit Agreement is currently unsecured.

     The Credit Agreement contains restrictive covenants which, among other things, require the Company to maintain certain debt to cash flow, interest coverage and fixed charge coverage ratios and place certain limitations on additional debt and investments. The Company does not believe that these covenants will materially restrict its activities.

  Term Loan

     On September 30, 1997, the Company assumed all obligations of CTE under a $15 million credit facility extended by a separate group of lenders for which First Union National Bank also acts as agent (the "$15 Million Facility"). The $15 Million Facility matures in a single installment on June 30, 1999 and is collateralized by a first priority pledge of all shares of Mercom owned by the Company. The $15 Million Facility has interest rate provisions (6.25% at November 5, 1998), covenants and events of default substantially the same as the Credit Facilities.

     On November 6, 1998, the long-term debt of the Company was paid off in conjunction with the closing of the merger.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, the Company purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables. At November 5, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

8. COMMON STOCK AND STOCK PLANS

     The Company has authorized 25,000,000 shares of $1 par value common stock, and 50,000,000 shares of $1 par value Class B common stock. The Company also has authorized

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

10,000,000 shares of $1 par value preferred stock. At November 5, 1998, 6,901,432 common shares are issued and outstanding.

     In connection with the Distribution, the Company Board of Directors (the "Board") adopted the Cable Michigan, Inc. 1997 Equity Incentive Plan (the "1997 Plan"), designed to provide equity-based compensation opportunities to key employees when shareholders of the Company have received a corresponding benefit through appreciation in the value of Cable Michigan Common Stock.

     The 1997 Plan contemplates the issuance of incentive stock options, as well as stock options that are not designated as incentive stock options, performance-based stock options, stock appreciation rights, performance share units, restricted stock, phantom stock units and other stock-based awards (collectively, "Awards"). Up to 300,000 shares of Common Stock, plus shares of Common Stock issuable in connection with the Distribution related option adjustments, may be issued pursuant to Awards granted under the 1997 Plan.

     All employees and outside consultants to the Company and any of its subsidiaries and all Directors of the Company who are not also employees of the Company are eligible to receive discretionary Awards under the 1997 Plan.

     Unless earlier terminated by the Board, the 1997 Plan will expire on the 10th anniversary of the Distribution. The Board or the Compensation Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the 1997 Plan in whole or in part.

     Prior to the Distribution, certain employees of the Company were granted stock option awards under C-TEC's stock option plans. In connection with the Distribution, 380,013 options covering Common Stock were issued. Each C-Tec option was adjusted so that each holder would hold options to purchase shares of Commonwealth Telephone Enterprise Common Stock, RCN Common Stock and Cable Michigan Common Stock. The number of shares subject to, and the exercise price of, such options were adjusted to take into account the Distribution and to ensure that the aggregate intrinsic value of the resulting RCN, the Company and Commonwealth Telephone Enterprises options immediately after the Distribution was equal to the aggregate intrinsic value of the C-TEC options immediately prior to the Distribution.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Information relating to the Company stock options is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding December 31, 1995...............................   301,000
Granted.....................................................    33,750     $ 8.82
Exercised...................................................    (7,250)        --
Canceled....................................................   (35,500)     10.01
                                                               -------     ------
Outstanding December 31, 1996...............................   292,000       8.46
Granted.....................................................    88,013       8.82
Exercised...................................................        --         --
Canceled....................................................      (375)     10.01
                                                               -------     ------
Outstanding December 31, 1997...............................   379,638       8.82
Granted.....................................................    47,500      31.25
Exercised...................................................   (26,075)     26.21
Canceled....................................................   (10,250)        --
                                                               -------     ------
Outstanding November 5, 1998................................   390,813     $11.52
                                                               =======     ======
Shares exercisable November 5, 1998.........................   155,125     $ 8.45

     The range of exercise prices for options outstanding at November 5, 1998 was $8.46 to $31.25.

     No compensation expense related to stock option grants was recorded in 1997. For the period ended November 5, 1998 compensation expense in the amount of $161 was recorded relating to services rendered by the Board.

     Under the term of the Merger Agreement the options under the 1997 Plan vest upon the closing of the merger and each option holder will receive $40.50 per option.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions for the period ended November 5, 1998. The fair value of these options was estimated at the date of grant using a Black Scholes option pricing model with weighted average assumptions for dividend yield of 0% for 1996, 1997 and 1998; expected volatility of 39.5% for 1996, 38.6% prior to the Distribution and 49.8% subsequent to the Distribution for 1997 and 40% for 1998; risk-free interest rate of 5.95%, 6.52% and 5.68% for 1996, 1997 and 1998 respectively, and expected lives of 5 years for 1996 and 1997 and 6 years for 1998.

     The weighted-average fair value of options granted during 1997 and 1998 was $4.19 and $14.97, respectively.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share were as follows:

                                                     FOR THE YEARS      FOR THE PERIOD
                                                   ENDED DECEMBER 31,   FROM JANUARY 1,
                                                   ------------------   TO NOVEMBER 5,
                                                    1996       1997          1998
                                                   -------    -------   ---------------
Net (Loss) as reported...........................  $(8,256)   $(4,358)     $(10,534)
Net (Loss) pro forma.............................   (8,256)    (4,373)      (10,174)
Basic (Loss) per share-as reported...............    (1.20)     (0.63)        (1.45)
Basic (Loss) per share-pro forma.................    (1.20)     (0.64)        (1.48)
Diluted (Loss) per share-as reported.............    (1.20)     (0.63)        (1.45)
Diluted (Loss) per share-pro forma...............    (1.20)     (0.64)        (1.48)

     In November 1996, the C-TEC shareholders approved a stock purchase plan for certain key executives (the "Executive Stock Purchase Plan" or "C-TEC ESPP"). Under the C-TEC ESPP, participants may purchase shares of C-TEC Common Stock in an amount of between 1% and 20% of their annual base compensation and between 1% and 100% of their annual bonus compensation and provided, however, that in no event shall the participant's total contribution exceed 20% of the sum of their annual compensation, as defined by the C-TEC ESPP. Participant's accounts are credited with the number of share units derived by dividing the amount of the participant's contribution by the average price of a share of C-TEC Common Stock at approximately the time such contribution is made. The share units credited to participant's account do not give such participant any rights as a shareholder with respect to, or any rights as a holder or record owner of, any shares of C-TEC Common Stock. Amounts representing share units that have been credited to a participant's account will be distributed, either in a lump sum or in installments, as elected by the participant, following the earlier of the participant's termination of employment with the Company or three calendar years following the date on which the share units were initially credited to the participant's account. It is anticipated that, at the time of distribution, a participant will receive one share of C-TEC Common Stock for each share unit being distributed.

     Following the crediting of each share unit to a participant's account, a matching share of Common Stock is issued in the participant's name. Each matching share is subject to forfeiture as provided in the C-TEC ESPP. The issuance of matching shares will be subject to the participant's execution of an escrow agreement. A participant will be deemed to be the holder of, and may exercise all the rights of a record owner of, the matching shares issued to such participant while such matching shares are held in escrow. Shares of restricted C-TEC Common Stock awarded under the C-TEC ESPP and share units awarded under the C-TEC ESPP that relate to C-TEC Common Stock were adjusted so that following the Distribution, each such participant was credited with an aggregate equivalent value of restricted shares of common stock of CTE, the Company and RCN. In September 1997, the Board approved the Cable Michigan, Inc. Executive Stock Purchase Plan, ("the "Cable Michigan ESPP"), with terms substantially the same as the C-TEC ESPP. The number of shares which may be distributed under the Cable Michigan ESPP as matching shares or in payment of share units is 30,000.

9. PENSIONS AND EMPLOYEE BENEFITS

     Prior to the Distribution, the Company's financial statements reflect the costs experienced for its employees and retirees while included in the C-TEC plans.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Through December 31, 1996, substantially all employees of the Company were included in a trusteed noncontributory defined benefit pension plan, maintained by C-TEC. Upon retirement, employees are provided a monthly pension based on length of service and compensation. C-TEC funds pension costs to the extent necessary to meet the minimum funding requirements of ERISA. Substantially, all employees of C-TEC's Pennsylvania cable television operations (formerly Twin Country Trans Video, Inc.) were covered by an underfunded plan which was merged into C-TEC's overfunded plan on February 28, 1996.

     The information that follows relates to the entire C-TEC noncontributory defined benefit plan. The components of C-TEC's pension cost are as follows for 1996:

Benefits earned during the year (service costs).............  $ 2,365
Interest cost on projected benefit obligation...............    3,412
Actual return on plan assets................................   (3,880)
Other components -- net.....................................   (1,456)
                                                              -------
Net periodic pension cost...................................  $   441
                                                              =======

     The following assumptions were used in the determination of the consolidated projected benefit obligation and net periodic pension cost (credit) for December 31, 1996:

Discount Rate...............................................  7.5%
Expected long-term rate of return on plan assets............  8.0%
Weighted average long-term rate of compensation increases...  6.0%

     The Company's allocable share of the consolidated net periodic pension costs (credit), based on the Company's proportionate share of consolidated annualized salaries as of the valuation date, was approximately $10 for 1996. These amounts are reflected in operating expenses. As discussed below, no pension cost (credit) was recognized in 1997.

     In connection with the restructuring, C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective December 31, 1996, in general, employees of the Company no longer accrue benefits under the defined benefit pension plans and became fully vested in their benefit accrued through that date. C-TEC notified affected participants in December 1996. In December 1996, C-TEC allocated pension plan assets of $6,984 and the related liabilities to a separate plan for employees who no longer accrue benefits after sum distributions. The allocation of assets and liabilities resulted in a curtailment/settlement gain of $4,292. The Company's allocable share of this gain was $855. This gain results primarily from the reduction of the related projected benefit obligation. The curtailed plan has assets in excess of the projected benefit obligation.

     C-TEC sponsors a 401(k) savings plan covering substantially all employees of the Company who are not covered by collective bargaining agreements. Contributions made by the Company to the 401(k) plan are based on a specific percentage of employee contributions. Contributions charged to expense were $128 in 1996. Contributions charged to expense in 1997 prior to the Distribution were $107.

     In connection with the Distribution, the Company established a qualified saving plan under Section 401(k) of the Code. Contributions charged to expense in 1997 were $53. Contributions charged to expense for the period from January 1, 1998 to November 5, 1998 were $164.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

     Total rental expense, primarily for office space and pole rental, was $984, $908 and $1,077 for the year ended December 31, 1996, 1997 and for the period from January 1, 1998 to November 5, 1998, respectively. Rental commitments are expected to continue to approximate $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates. The 1996 statements of operations include charges aggregating approximately $833 relating to cable rate regulation liabilities. No additional charges were incurred in the year ended December 31, 1997 and for the period from January 1, 1998 to November 5, 1998.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

     The Company has agreed to indemnify RCN and C-TEC and their respective subsidiaries against any and all liabilities which arise primarily from or relate primarily to the management or conduct of the business of the Company prior to the effective time of the Distribution. The Company has also agreed to indemnify RCN and C-TEC and their respective subsidiaries against 20% of any liability which arises from or relates to the management or conduct prior to the effective time of the Distribution of the businesses of C-TEC and its subsidiaries and which is not a true C-TEC liability, a true RCN liability or a true Company liability.

     The Tax Sharing Agreement, by and among the Company, RCN and C-TEC (the "Tax Sharing Agreement"), governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax returns filed with respect to tax periods, in the case of the Company, ending or deemed to end on or before the Distribution date. Under the Tax Sharing Agreement, adjustments to taxes that are clearly attributable to the Company group, the RCN group, or the C-TEC group will be borne solely by such group. Adjustments to all other tax liabilities will be borne 50% by C-TEC, 20% by the Company and 30% by RCN.

     Notwithstanding the above, if as a result of the acquisition of all or a portion of the capital stock or assets of the Company, the Distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, then the Company will be liable for any and all increases in tax attributable thereto.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

11. AFFILIATE AND RELATED PARTY TRANSACTIONS

     The Company has the following transactions with affiliates:

                                                      FOR THE YEAR         FOR THE
                                                          ENDED          PERIOD ENDED
                                                    -----------------    NOVEMBER 5,
                                                     1996       1997         1998
                                                    -------    ------    ------------
Corporate office costs allocated to the Company...  $ 3,498    $3,715       $1,866
Cable staff and customer service costs allocated
from RCN Cable....................................    3,577     3,489        3,640
Interest expense on affiliate notes...............   13,952     8,447          795
Royalty fees charged by CTE.......................      585       465           --
Charges for engineering services..................      296        --           --
Other affiliate expenses..........................      189       171          157

     In addition, RCN has agreed to obtain programming from third party suppliers for Cable Michigan, the costs of which will be reimbursed to RCN by Cable Michigan. In those circumstances where RCN purchases third party programming on behalf of both RCN and the Company, such costs will be shared by each company, on a pro rata basis, based on each company's number of subscribers.

     At December 31, 1997 and November 5, 1998, the Company has accounts receivable from related parties of $166 and $396 respectively, for these transactions. At December 31, 1997 and November 5, 1998, the Company has accounts payable to related parties of $1,560 and $343 respectively, for these transactions.

     The Company had a note payable to RCN Corporation of $147,567 at December 31, 1996 primarily related to the acquisition of the Michigan cable operations and its subsequent operations. The Company repaid approximately $110,000 of this note payable in 1997. The remaining balance was transferred to shareholder's net investment in connection with the Distribution.

12. OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Company places its cash and temporary investments with high credit quality financial institutions. The Company also periodically evaluates the creditworthiness of the institutions with which it invests. The Company does, however, maintain unsecured cash and temporary cash investment balances in excess of federally insured limits.

     The Company's trade receivables reflect a customer base centered in the state of Michigan. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. The fair value of the revolving credit agreement is considered to be equal to carrying value since the debt re-prices at least every six months and the Company believes that its credit risk has not changed from the time the floating rate debt was borrowed and therefore, would obtain similar rates in the current market.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

          b. The fair value of the cash and temporary cash investments approximates fair value because of the short maturity of these instruments.

14. QUARTERLY INFORMATION (UNAUDITED)

     The Company estimated the following quarterly data based on assumptions which it believes are reasonable. The quarterly data may differ from quarterly data subsequently presented in interim financial statements.

                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                           -------    -------    -------    -------
1998
Revenue..................................  $20,734    $22,311    $22,735    $ 8,741
Operating income before depreciation,
  amortization, and management fees......    9,043     10,047     10,185     12,277
Operating income (loss)..................    7,000     (3,324)      (674)    (7,051)
Net (loss)...............................   (1,401)    (5,143)    (2,375)    (1,615)
Net (loss) per average Common Share......    (0.20)     (0.75)     (0.34)     (0.23)
1997
Revenue..................................  $19,557    $20,673    $20,682    $20,387
Operating income before depreciation,
  amortization, and management fees......    8,940      9,592      9,287      9,013
Operating income (loss)..................      275        809       (118)        69
Net (loss)...............................      N/A        N/A        N/A     (1,107)
Net (loss) per average Common Share......      N/A        N/A        N/A      (0.16)

     The fourth quarter information for the quarter ended December 31, 1998 includes the results of operations of the Company for the period from October 1, 1998 through November 5, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers
of Avalon Cable of New England LLC

     In our opinion, the accompanying balance sheet and the related statements of operations, partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Amrac Clear View, a Limited Partnership, (the "Partnership"), as of May 28, 1998 and the results of its operations and its cash flows for the period ended May 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
September 11, 1998

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                                 BALANCE SHEET
                                  MAY 28, 1998

ASSETS
Current Assets
Cash and cash equivalents...................................  $  415,844
Subscribers and other receivables, net of allowance for
  doubtful accounts of $16,445..............................      45,359
Prepaid expenses and other current assets...................     129,004
                                                              ----------
Total current assets........................................     590,207
Property, plant and equipment, net..........................     483,134
                                                              ----------
                                                              $1,073,341
                                                              ==========

LIABILITIES AND PARTNERS' EQUITY
Accounts payable............................................  $   57,815
Accrued expenses............................................      84,395
                                                              ----------
Total current liabilities...................................     142,210
                                                              ----------
Commitments and contingencies (Note 7)
Partners' equity............................................     931,131
                                                              ----------
                                                              $1,073,341
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

REVENUE:
Basic services..............................................  $651,878
Premium services............................................    78,365
Other.......................................................    49,067
                                                              --------
                                                               779,310
                                                              --------
OPERATING EXPENSES:
Programming.................................................   193,093
Selling, general and administrative.........................   151,914
Technical and operations....................................    98,628
Depreciation and amortization...............................    47,268
Management fees.............................................    41,674
                                                              --------
Income from operations......................................   246,733
Interest income.............................................     2,319
Interest (expense)..........................................    (1,871)
                                                              --------
Net income..................................................  $247,181
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

                                                CLASS A    CLASS B    INVESTOR
                                     GENERAL    LIMITED    LIMITED    LIMITED
                                     PARTNER    PARTNER    PARTNER    PARTNERS     TOTAL
                                     -------    -------    -------    --------    --------
Partners' (deficit) equity at
  December 31, 1997................  $(6,756)   $(6,756)   $(2,703)   $700,165    $683,950
Net income.........................    6,180      6,180      2,472     232,349     247,181
                                     -------    -------    -------    --------    --------
Partners' equity at May 28,
  1998.............................  $  (576)   $  (576)   $  (231)   $932,514    $931,131
                                     =======    =======    =======    ========    ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $247,181
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
Depreciation and amortization...............................    47,268
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Decrease in subscribers and other receivables...............    21,038
Increase in prepaid expenses and other current assets.......   (52,746)
Increase in accounts payable................................     9,866
Increase in accrued expenses................................     3,127
                                                              --------
Net cash provided by operating activities...................   275,734
                                                              --------
CASH FLOWS FOR INVESTING ACTIVITIES
Capital expenditures........................................   (61,308)
                                                              --------
Cash flows for financing activities Repayment of long-term
  debt......................................................  (560,500)
                                                              --------
Net increase in cash and cash equivalents...................  (346,074)
                                                              --------
Cash and cash equivalents, beginning of the period..........   761,918
                                                              --------
Cash and cash equivalents, end of the period................  $415,844
                                                              ========
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest....................................................  $  6,939
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     The Partnership is a Massachusetts limited partnership created pursuant to a Limited Partnership Agreement, dated as of October 1, 1986, as amended (the "Partnership Agreement"), by and among (1) Amrac Telecommunications as the general partner (the "General Partner"), (2) Clear View Cablevision, Inc. as the class A limited partner (the "Class A Limited Partner"), (3) Schuparra Properties, Inc., as the class B limited partner (the "Class B Limited Partner"), and (4) those persons admitted to the Partnership from time to time as investor limited partners (the "Investor Limited Partner").

     The Partnership provides cable television service to the towns of Hadley and Belchertown located in western Massachusetts. At May 28, 1998, the Partnership provided services to approximately 5,100 customers residing in those towns.

     The Partnership's cable television systems offer customer packages of basic and cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. The Partnership's cable television systems also provide premium television services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium television services, which constitute the principal sources of revenue for the Partnership.

     On October 7, 1997, the Partnership entered into a definitive agreement with Avalon Cable of New England LLC ("Avalon New England") whereby Avalon New England would purchase the assets and operations of the Partnership for $7,500,000. This transaction was consummated and became effective on May 29, 1998. The assets and liabilities at May 28, 1998, have not been adjusted or reclassified to reflect this transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reported period. Actual results may vary from estimates used.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less.

  Revenue Recognition

     Revenue is recognized as cable television services are provided.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Partnership to a concentration of credit risk include cash, cash equivalents and subscriber and other receivables. The Partnership does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Partnership extends credit to customers on an unsecured basis in the normal course of business. The Partnership maintains reserves for

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

  Property and Equipment

     Property and equipment is stated at cost. Initial subscriber installation costs, including material, labor and overhead costs, are capitalized as a component of cable plant and equipment. Depreciation is computed for financial statement purposes using the straight-line method based upon the following lives:

Cable plant and equipment...................................       10 years
Office furniture and equipment..............................  5 to 10 years
Vehicles....................................................        6 years

  Financial Instruments

     The Partnership estimates that the fair value of all financial instruments at May 28, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.

  Income Taxes

     The Partnership is not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

  Allocation of Profits and Losses and Distributions of Cash Flow

     Partnership profits and losses (other than those arising from capital transactions, described below) and distributions of cash flow are allocated 94% to the Investor Limited Partners, 2.5% to the Class A Limited Partner, 1% to the Class B Limited Partner and 2.5% to the General Partner until Payout (as defined in the Partnership Agreement) and after Payout, 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner and 15% to the General Partner.

     Partnership profits and capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and second, in proportion to any distributed cash proceeds resulting from the capital transaction and third, any remaining profit, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

     Partnership losses from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and, second, any remaining loss, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Management does not anticipate that adoption of SFAS No. 130 will have a material effect on the financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997. Management does not anticipate that the adoption of SFAS No. 131 will have a material effect on the financial statements.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     At May 28, 1998, prepaid expenses and other current assets consist of the following:

Deferred transaction costs..................................  $ 91,024
Other.......................................................    37,980
                                                              --------
                                                              $129,004
                                                              ========

     Deferred transaction costs consist primarily of attorney fees related to the sale of assets of the Partnership (Note 1).

4. PROPERTY, PLANT AND EQUIPMENT

     At May 28, 1998, property, plant and equipment consists of the following:

Cable plant and equipment...................................  $ 3,460,234
Office furniture and equipment..............................       52,531
Vehicles....................................................       32,468
                                                              -----------
                                                                3,545,233
Accumulated depreciation....................................   (3,062,099)
                                                              -----------
                                                              $   483,134
                                                              ===========

     Depreciation expense was $47,018 for the period from January 1, 1998 through May 28, 1998.

5. ACCRUED EXPENSES

     At May 28, 1998, accrued expenses consist of the following:

Accrued compensation and benefits...........................  $17,004
Accrued programming costs...................................   24,883
Accrued legal costs.........................................   25,372
Other.......................................................   17,136
                                                              -------
                                                              $84,395
                                                              =======

6. LONG-TERM DEBT

     The Partnership repaid its term loan, due to a bank, on January 15, 1998. Interest on the loan was paid monthly and accrued at the bank's prime rate plus 2% (10.5% at December 31,

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

1997). The loan was collateralized by substantially all of the assets of the Partnership and a pledge of all partnership interests. The total principal outstanding at December 31, 1997 was $560,500.

7. COMMITMENTS AND CONTINGENCIES

     The Partnership rents poles from utility companies for use in its operations. These rentals amounted to approximately $15,918 of rent expense during the period. While rental agreements are generally short-term, the Partnership anticipates such rentals will continue in the future. The Partnership leases office facilities and various items of equipment under month-to-month operating leases. Rental expense under operating leases amounted to $8,171 during the period.

     The operations of the Partnership are subject to regulation by the Federal Communications Commission and various franchising authorities.

     From time to time the Partnership is also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the operations, cash flows or financial position of the Partnership.

8. RELATED PARTY TRANSACTIONS

     The General Partner provides management services to the Partnership for which it receives a management fee of 5% of revenue. The General Partner also allocates, in accordance with a management agreement, certain general, administrative and payroll costs to the Partnership. For the period from January 1, 1998 through May 28, 1998, management fees totaled $41,674 and allocated general, administrative and payroll costs totaled $3,625, which are included in selling general and administrative expenses.

     The Partnership believes that these fees and allocations were made on a reasonable basis. However, the amounts paid are not necessarily indicative of the level of expenses that might have been incurred had the Partnership contracted directly with third parties. The Partnership has not attempted to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

     We have audited the accompanying balance sheets of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997, and the related statements of net earnings, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                  GREENFIELD, ALTMAN, BROWN, BERGER & KATZ, P.C.

Canton, Massachusetts
February 13, 1998

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                         AT DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $  475,297    $  761,918
Subscribers and other receivables, net of allowance for
  doubtful accounts of $2,500 in 1996 and $3,000 in 1997....      49,868        66,397
Prepaid expenses:
Legal.......................................................          --        53,402
Miscellaneous...............................................      28,016        20,633
                                                              ----------    ----------
Total current assets........................................     553,181       902,350
                                                              ----------    ----------
Property and equipment, net of accumulated depreciation
  $2,892,444 in 1996 and $3,015,081 in 1997.................     473,438       468,844
                                                              ----------    ----------
OTHER ASSETS:
Franchise cost, net of accumulated amortization of $6,757 in
  1996 and $7,417 in 1997...................................       3,133         2,473
Deferred financing costs, net of accumulated amortization of
  $60,247 in 1996 and $73,447 in 1997.......................      13,200            --
                                                              ----------    ----------
                                                                  16,333         2,473
                                                              ----------    ----------
                                                              $1,042,952    $1,373,667
                                                              ==========    ==========
              LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt........................  $  356,500    $  397,500
Accounts payable-trade......................................      34,592        47,949
Accrued expenses:
Utilities...................................................      59,668            --
Miscellaneous...............................................      50,074        81,268
                                                              ----------    ----------
Total current liabilities...................................     500,834       526,717
                                                              ----------    ----------
Long-term debt, net of current maturities...................     488,000       163,000
                                                              ----------    ----------
Commitments and contingencies (Note 4)
Partners' equity............................................      54,118       683,950
                                                              ----------    ----------
                                                              $1,042,952    $1,373,667
                                                              ==========    ==========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                           STATEMENTS OF NET EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                        1995          1996          1997
                                                     ----------    ----------    ----------
Revenues...........................................  $1,701,322    $1,807,181    $1,902,080
Less cost of service...............................     644,736       656,881       687,433
                                                     ----------    ----------    ----------
Net revenues.......................................   1,056,586     1,150,300     1,214,647
                                                     ----------    ----------    ----------
Operating expenses excluding management fees and
  depreciation and amortization....................     330,574       388,284       351,031
Management fees....................................      94,317        96,742       101,540
Depreciation and amortization......................     330,913       340,166       136,497
                                                     ----------    ----------    ----------
                                                        755,804       825,192       589,068
                                                     ----------    ----------    ----------
Earnings from operations...........................     300,782       325,108       625,579
                                                     ----------    ----------    ----------
OTHER EXPENSES (INCOME):
Interest income....................................                    (7,250)      (23,996)
Interest expense...................................     130,255        98,603        70,738
Utility refunds....................................                                 (50,995)
                                                     ----------    ----------    ----------
                                                        130,255        91,353        (4,253)
                                                     ----------    ----------    ----------
Net earnings.......................................  $  170,527    $  233,755    $  629,832
                                                     ==========    ==========    ==========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                CLASS A     CLASS B     INVESTOR
                                    GENERAL     LIMITED     LIMITED      LIMITED
                                    PARTNER     PARTNER     PARTNER     PARTNERS       TOTAL
                                    --------    --------    --------    ---------    ---------
Partners' deficit at December 31,
  1994............................  $(31,012)   $(31,012)   $(12,405)   $(211,905)   $(286,334)
Net earnings for the year.........     4,263       4,263       1,705      160,296      170,527
Partners' distributions during the
  year............................    (1,596)     (1,596)       (638)     (60,000)     (63,830)
                                    --------    --------    --------    ---------    ---------
Partners' deficit at December 31,
  1995............................   (28,345)    (28,345)    (11,338)    (111,609)    (179,637)
Net earnings for the year.........     5,844       5,844       2,337      219,730      233,755
                                    --------    --------    --------    ---------    ---------
Partners' equity (deficit) at
  December 31, 1996...............   (22,501)    (22,501)     (9,001)     108,121       54,118
Net earnings for the year.........    15,745      15,745       6,298      592,044      629,832
                                    --------    --------    --------    ---------    ---------
Partners' equity (deficit) at
  December 31, 1997...............  $ (6,756)   $ (6,756)   $ (2,703)   $ 700,165    $ 683,950
                                    ========    ========    ========    =========    =========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                         1995         1996         1997
                                                       ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings.........................................  $ 170,527    $ 233,755    $ 629,832
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
Depreciation and amortization........................    330,913      340,166      136,497
Changes in assets and liabilities:
(Increase) decrease in:
Subscribers and other receivables....................      4,573      (12,093)     (16,529)
Prepaid expenses.....................................     (3,378)      (9,468)     (46,019)
Increase (decrease) in accounts payable and accrued
  expenses...........................................    (66,424)      69,262      (15,117)
                                                       ---------    ---------    ---------
Net cash provided by operating activities............    436,211      621,622      688,664
                                                       ---------    ---------    ---------
CASH FLOWS FOR INVESTING ACTIVITIES
Purchases of equipment...............................   (116,794)     (74,879)    (118,043)
                                                       ---------    ---------    ---------
CASH FLOWS FOR FINANCING ACTIVITIES
Repayment of long-term debt..........................   (239,250)    (260,750)    (284,000)
Distributions to partners............................    (63,830)
                                                       ---------    ---------    ---------
Net cash used by financing activities................   (303,080)    (260,750)    (284,000)
                                                       ---------    ---------    ---------
Net increase in cash and cash equivalents............     16,337      285,993      286,621
Cash and cash equivalents, beginning of year.........    172,967      189,304      475,297
                                                       ---------    ---------    ---------
Cash and cash equivalents, end of year...............  $ 189,304    $ 475,297    $ 761,918
                                                       =========    =========    =========
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest.............................................  $ 133,540    $  94,038    $  73,124
                                                       =========    =========    =========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. SUMMARY OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

     This summary of significant accounting policies of Amrac Clear View, a Limited Partnership (the "Partnership"), is presented to assist in understanding the Partnership's financial statements. The financial statements and notes are representations of the Partnership's management, which is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  Operations:

     The Partnership provides cable television service to the residents of the towns of Hadley and Belchertown in western Massachusetts.

  Credit concentrations:

     The Partnership maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At various times during the year the Partnership's cash balances exceeded the federally insured limits.

     Concentration of credit risk with respect to subscriber receivables are limited due to the large number of subscribers comprising the Partnership's customer base.

  Property and equipment/depreciation:

     Property and equipment are carried at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Total depreciation for the years ended December 31, 1995, 1996 and 1997 was $321,872, $331,707 and $122,637,
respectively.

  Other assets/amortization:

     Amortizable assets are recorded at cost. The Partnership amortizes intangible assets using the straight-line method over the useful lives of the various items. Total amortization for the years ended December 31, 1995, 1996 and 1997 was $9,041, $8,459 and $13,860, respectively.

  Cash equivalents:

     For purposes of the statements of cash flows, the Partnership considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1995 and 1997. Cash equivalents at December 31, 1996, amounted to $300,000.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Advertising:

     The Partnership follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $1,681, $1,781 and $2,865 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Income taxes:

     The Partnership does not incur a liability for federal or state income taxes. The current income or loss of the Partnership is included in the taxable income of the partners, and therefore, no provision for income taxes is reflected in the financial statements.

  Revenues:

     The principal sources of revenues are the monthly charges for basic and premium cable television services and installation charges in connection therewith.

  Allocation of profits and losses and distributions of cash flow:

     Partnership profits and losses, (other than those arising from capital transactions, described below), and distributions of cash flow are allocated 94% to the Investor Limited Partners, 2.5% to the Class A Limited Partner, 1% to the Class B Limited Partner and 2.5% to the General Partner until Payout (as defined in the Partnership Agreement) and after Payout, 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner and 15% to the General Partner.

     Partnership profits from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and second, in proportion to any distributed cash proceeds resulting from the capital transaction and third, any remaining profit, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

     Partnership losses from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and, second, any remaining loss, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31:

                                                       1996          1997
                                                    ----------    ----------
Cable plant and equipment.........................  $3,274,684    $3,391,750
Office furniture and equipment....................      63,373        64,350
Vehicles..........................................      27,825        27,825
                                                    ----------    ----------
                                                    $3,365,882    $3,483,925
                                                    ==========    ==========

     Depreciation is provided over the estimated useful lives of the above items as follows:

Cable plant and equipment...................................    10 years
Office furniture and equipment..............................  5-10 years
Vehicles....................................................     6 years

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. LONG-TERM DEBT:

     The Partnership's term loan, due to a bank, is payable in increasing quarterly installments through June 30, 1999. Interest on the loan is paid monthly and accrues at the bank's prime rate plus 2% (10.5% at December 31, 1997). The loan is collateralized by substantially all of the assets of the Partnership and a pledge of all partnership interests. The total principal outstanding at December 31, 1997 was $560,500.

     Annual maturities are as follows:

1998........................................................  $397,500
1999........................................................   163,000
                                                              --------
                                                              $560,500
                                                              ========

     The loan agreement contains covenants including, but not limited to, maintenance of certain debt ratios as well as restrictions on capital expenditures and investments, additional indebtedness, partner distributions and payment of management fees. The Partnership was in compliance with all covenants at December 31, 1996 and 1997. In 1995, the Partnership obtained, from the bank, unconditional waivers of the following covenant violations: (1) to make a one-time cash distribution of $63,830, (2) to increase the capital expenditure limit to $125,000, and (3) to waive certain other debt ratio and investment restrictions, which were violated during the year.

4. COMMITMENTS AND CONTINGENCIES:

     The Partnership rents poles from utility companies in its operations. These rentals amounted to approximately $31,000, $39,500 and $49,000 for the years ended December 31, 1995, 1996 and 1997, respectively. While rental agreements are generally short-term, the Partnership anticipates such rentals will continue in the future.

     The Partnership leases a motor vehicle under an operating lease that expires in December 1998. The minimum lease cost for 1998 is approximately $6,000.

5. RELATED-PARTY TRANSACTIONS:

     The General Partner provides management services to the Partnership for which it receives a management fee of 5% of revenue. The General Partner also allocates, in accordance with a management agreement, certain general, administrative and payroll costs to the Partnership. For the years ended December 31, 1995, 1996 and 1997, management fees totaled $87,800, $90,242 and $95,040, respectively and allocated general, administrative and payroll costs totaled $7,200, $7,450 and $8,700, respectively. During each year the Partnership also incurred tap audit fees payable to the General Partner totaling $4,000. At December 31, 1996, the balance due from the General Partner was $12,263. The balance due to Amrac Telecommunications at December 31, 1997 was $4,795.

6. SUBSEQUENT EVENTS:

     On October 7, 1997, the Partnership entered into an agreement with another cable television service provider to sell all of its assets for $7,500,000. The Partnership received, in escrow, $250,000, which shall be released as liquidating damages if the closing fails to occur solely as a result of a breach of the agreement. As of December 31, 1997, the Partnership incurred $53,402

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

in legal costs associated with the sale which are included in prepaid expenses. Subject to certain regulatory approvals, it is anticipated that the transaction will be consummated in the Spring of 1998.

     On January 15, 1998, the Partnership paid, prior to the maturity date, its outstanding term loan due to a bank as described in Note 3.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Avalon Cable of New England LLC

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in stockholder's deficit and cash flows present fairly, in all material respects, the financial position of the Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc. at December 31, 1996 and 1997 and June 30, 1998, and the results of their operations, changes in stockholder's deficit and their cash flows for each of the three years in the period ended December 31, 1997 and for the six months ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
March 30, 1999

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                            COMBINED BALANCE SHEETS

                                                         DECEMBER 31,
                                                  --------------------------     JUNE 30,
                                                     1996           1997           1998
                                                  -----------    -----------    -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.......................  $   389,097    $ 1,092,084    $ 1,708,549
Accounts receivable, less allowance for doubtful
  accounts at December 31, 1996 and 1997 and
  June 30, 1998 of $11,174, $3,072 and $0,
  respectively..................................      140,603        116,112        144,653
Prepaid expenses and other......................       62,556         90,500         92,648
                                                  -----------    -----------    -----------
Total current assets............................      592,256      1,298,696      1,945,850
Property and equipment, net.....................    4,164,545      3,565,597      3,005,045
Intangible assets, net..........................    2,174,084      2,096,773      1,939,904
Accounts receivable, affiliates.................    4,216,682      5,243,384      5,692,013
Deposits and other..............................      436,382        456,135        406,135
                                                  -----------    -----------    -----------
Total assets....................................  $11,583,949    $12,660,585    $12,988,947
                                                  ===========    ===========    ===========
LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt...............  $    71,744    $    34,272    $14,993,581
Accounts payable................................      786,284        803,573        764,588
Accrued incentive compensation..................      117,692        149,823        220,724
Accrued franchise fees..........................      193,369        173,735         86,332
Accrued pole rental.............................       83,910         78,345         52,954
Accrued expenses................................      383,572        203,561         42,038
                                                  -----------    -----------    -----------
Total current liabilities.......................    1,636,571      1,443,309     16,160,217
Long-term debt, net.............................   15,043,763     15,018,099             --
Accrued interest................................    2,811,297      4,685,494      5,622,593
Other...........................................      299,030        299,030        299,030
                                                  -----------    -----------    -----------
Total liabilities...............................   19,790,661     21,445,932     22,081,840
Commitments and contingent liabilities..........           --             --             --
STOCKHOLDER'S DEFICIT:
Common stock-par value $1 per share; 10,000
  shares authorized; 7,673 shares issued and
  outstanding...................................        7,673          7,673          7,673
Accumulated deficit.............................   (8,214,385)    (8,793,020)    (9,100,566)
                                                  -----------    -----------    -----------
Total stockholder's deficit.....................   (8,206,712)    (8,785,347)    (9,092,893)
                                                  -----------    -----------    -----------
Total liabilities and stockholder's deficit.....  $11,583,949    $12,660,585    $12,988,947
                                                  ===========    ===========    ===========

            See accompanying notes to combined financial statements

THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC. AND THE
           MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                           YEARS ENDED DECEMBER 31,              SIX MONTHS
                                   -----------------------------------------        ENDED
                                      1995           1996           1997        JUNE 30, 1998
                                   -----------    -----------    -----------    -------------
REVENUES:
Basic and satellite service......  $ 4,371,736    $ 4,965,377    $ 5,353,735     $2,841,711
Premium services.................      619,035        640,641        686,513        348,628
Other............................      144,300        169,125        150,714         86,659
                                   -----------    -----------    -----------     ----------
Total revenues...................    5,135,071      5,775,143      6,190,962      3,276,998
OPERATING EXPENSES:
Programming......................    1,119,540      1,392,247      1,612,458        876,588
General and administrative.......      701,420        811,795        829,977        391,278
Technical and operations.........      713,239        702,375        633,384        341,249
Marketing and selling............       20,825         15,345         19,532         12,041
Incentive compensation...........       48,794        101,945         94,600         70,900
Management fees..................      368,085        348,912        242,267         97,714
Depreciation and amortization....    1,658,455      1,669,107      1,565,068        834,913
                                   -----------    -----------    -----------     ----------
Income from operations...........      504,713        733,417      1,193,676        652,315
Interest expense.................   (1,745,635)    (1,888,976)    (1,884,039)      (937,662)
Interest income..................          956          2,067         93,060             29
Other income (expense), net......          794         (2,645)       (27,800)       (17,228)
                                   -----------    -----------    -----------     ----------
Loss before state income taxes...   (1,239,172)    (1,156,137)      (625,103)      (302,546)
Provision for state income
  taxes..........................       20,000         25,000         16,000          5,000
                                   -----------    -----------    -----------     ----------
Net loss.........................  $(1,259,172)   $(1,181,137)   $  (641,103)    $ (307,546)
                                   ===========    ===========    ===========     ==========

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                              COMMON STOCK
                                           -------------------                       TOTAL
                                           NUMBER OF     PAR      ACCUMULATED    STOCKHOLDER'S
                                            SHARES      VALUE       DEFICIT         DEFICIT
                                           ---------    ------    -----------    -------------
Balances at January 1, 1995..............    7,673      $7,673    $(5,774,076)    $(5,766,403)
Net loss.................................       --          --     (1,259,172)     (1,259,172)
                                             -----      ------    -----------     -----------
Balances at December 31, 1995............    7,673       7,673     (7,033,248)     (7,025,575)
Net loss.................................       --          --     (1,181,137)     (1,181,137)
                                             -----      ------    -----------     -----------
Balances at December 31, 1996............    7,673       7,673     (8,214,385)     (8,206,712)
Net loss.................................       --          --       (641,103)       (641,103)
Stock incentive compensation.............       --          --         62,468          62,468
                                             -----      ------    -----------     -----------
Balances at December 31, 1997............    7,673       7,673     (8,793,020)     (8,785,347)
Net loss.................................       --          --       (307,546)       (307,546)
                                             -----      ------    -----------     -----------
Balances at June 30, 1998................    7,673      $7,673    $(9,100,566)    $(9,092,893)
                                             =====      ======    ===========     ===========

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                YEARS ENDED DECEMBER 31,            SIX MONTHS
                                         ---------------------------------------       ENDED
                                            1995          1996          1997       JUNE 30, 1998
                                         -----------   -----------   -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...............................  $(1,259,172)  $(1,181,137)  $  (641,103)   $ (307,546)
Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
Depreciation and amortization..........    1,658,455     1,669,107     1,565,068       834,913
Bad debt expense.......................       26,558        48,566        45,839        36,074
Change in assets and liabilities:
Accounts receivable....................      (75,263)      (88,379)      (21,348)      (64,615)
Prepaid expenses and other.............     (403,212)       75,208       (27,944)       (2,148)
Accounts payable and accrued
  expenses.............................      239,207       981,496       (93,322)      221,219
Accrued interest.......................      902,006     1,874,198     1,874,197       937,099
Deposits and other.....................       83,431            --       (19,753)       50,000
                                         -----------   -----------   -----------    ----------
Net cash provided by operating
  activities...........................    1,172,010     3,379,059     2,681,634     1,704,996
                                         -----------   -----------   -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures...................     (163,588)   (1,174,562)     (691,269)     (114,221)
Purchase of intangible assets..........     (127,340)      (72,753)     (197,540)       (3,271)
                                         -----------   -----------   -----------    ----------
Net cash used for investing
  activities...........................     (290,928)   (1,247,315)     (888,809)     (117,492)
                                         -----------   -----------   -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt...........       37,331            --            --            --
Repayments of long-term debt...........      (13,764)           --            --       (10,837)
Capital lease repayments...............      (19,764)      (52,721)      (63,136)      (47,952)
Advances to affiliates, net............     (404,576)   (2,562,295)   (1,026,702)     (912,250)
                                         -----------   -----------   -----------    ----------
Net cash used by financing
  activities...........................     (400,773)   (2,615,016)   (1,089,838)     (971,039)
                                         -----------   -----------   -----------    ----------
Net increase in cash and cash
  equivalents..........................      480,309      (483,272)      702,987       616,465
Cash and cash equivalents, beginning of
  year.................................      392,060       872,369       389,097     1,092,084
                                         -----------   -----------   -----------    ----------
Cash and cash equivalents, end of
  year.................................  $   872,369   $   389,097   $ 1,092,084    $1,708,549
                                         ===========   ===========   ===========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for
  interest.............................  $   843,629   $    14,778   $     9,842    $      563
Cash paid during the year for income
  taxes................................           --            --   $     9,796    $   25,600
Supplemental Non-Cash Investing and
  Financing Activities:
Capital contribution and related
  accrued incentive compensation.......           --            --   $    62,468            --
Acquisition of plant under capital
  leases...............................  $   298,250   $    48,438            --            --

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     These financial statements reflect the results of operations and financial position of Pegasus Cable Television of Connecticut, Inc. ("PCT-CT"), a wholly owned subsidiary of Pegasus Cable Television, Inc. ("PCT"), and the Massachusetts Operations of Pegasus Cable Television, Inc. ("PCT-MA" or the "Massachusetts Operations") (referred herein as the "Combined Operations"). PCT is a wholly owned subsidiary of Pegasus Media & Communications, Inc. ("PM&C"). PM&C is a wholly owned subsidiary of Pegasus Communications Corporation ("PCC").

     On July 21, 1998, PCT sold the assets of its Combined Operations to Avalon Cable of New England, LLC. for $30.1 million. In January 1997, PCT sold the assets of its only other operating division, a cable television system that provided service to individual and commercial subscribers in New Hampshire (the "New Hampshire Operations") for $7.1 million.

     In presenting the historical financial position, results of operations and cash flows of the Combined Operations, it has been necessary to eliminate the results and financial position of the New Hampshire Operations. Many items are identifiable as relating to the New Hampshire or Massachusetts divisions as PCT has historically separated results of operations as well as billing and collection activity. However, in certain areas, assumptions and estimates have been required in order to eliminate the New Hampshire Operations for periods prior to its sale. For purposes of eliminating the following balances: Prepaid expenses and other; Deposits and other; Accounts payable; and Accrued expenses, balances have been apportioned between the New Hampshire Operations and the Massachusetts Operations on the basis of subscriber counts. Amounts due to and due from affiliates have been allocated to PCT-MA and are included in these financial statements.

     Prior to October 1996, BDI Associates, L.P. provided substantial support services such as finance, accounting and human resources to PCT. Since October 1996, these services have been provided by PCC. All non-accounting costs of PCC are allocated on the basis of average time spent servicing the divisions, while the costs of the accounting function are allocated on the basis of revenue. In the opinion of management, the methods used in allocating costs from PCC are reasonable; however, the costs of these services as allocated are not necessarily indicative of the costs that would have been incurred by the Combined Operations on a stand-alone basis.

     The financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Combined Operations in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

  Property and Equipment:

     Property and equipment are stated at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts, and any

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

resulting gains or losses are included in the statement of operations. Initial subscriber installation costs, including material, labor and overhead costs of the hookup, are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense.

     Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:

Reception and distribution facilities.......................   7 to 11 years
Building and improvements...................................  12 to 39 years
Equipment, furniture and fixtures...........................   5 to 10 years
Vehicles....................................................    3 to 5 years

  Intangible Assets:

     Intangible assets are stated at cost and amortized by the straight-line method. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan. Intangible assets are reviewed periodically for impairment or whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the respective intangible asset balance can be recovered through projected undiscounted future cash flows.

     Amortization of intangible assets is computed for financial reporting purposes using the straight-line method based upon the following lives:

Organization costs..........................................   5 years
Other intangibles...........................................   5 years
Deferred franchise costs....................................  15 years

  Revenue:

     The Combined Operations recognize revenue when video and audio services are provided.

  Advertising Costs:

     Advertising costs are charged to operations as incurred and totaled $20,998, $12,768, $14,706 and $8,460 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

  Cash and Cash Equivalents:

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Combined Operations have cash balances in excess of the federally insured limits at various banks.

  Income Taxes:

     The Combined Operations is not a separate tax paying entity. Accordingly, its results of operations have been included in the tax returns filed by PCC. The accompanying financial statements include tax computations assuming the Combined Operations filed separate returns

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and reflect the application of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

  Concentration of Credit Risk:

     Financial instruments which potentially subject the Combined Operations to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Combined Operation's customer base.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                          DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                              1996            1997           1998
                                          ------------    ------------    -----------
Land....................................  $     8,000     $     8,000     $     8,000
Reception and distribution facilities...    8,233,341       9,009,179       9,123,402
Building and improvements...............      242,369         250,891         250,891
Equipment, furniture and fixtures.......      307,844         312,143         312,143
Vehicles................................      259,503         287,504         287,504
Other equipment.........................      139,408          79,004          79,004
                                          -----------     -----------     -----------
                                            9,190,465       9,946,721      10,060,944
Accumulated depreciation................   (5,025,920)     (6,381,124)     (7,055,899)
                                          -----------     -----------     -----------
Net property and equipment..............  $ 4,164,545     $ 3,565,597     $ 3,005,045
                                          ===========     ===========     ===========

     Depreciation expense amounted to $1,059,260, $1,267,831, $1,290,217 and $674,775 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

4. INTANGIBLES:

     Intangible assets consist of the following:

                                            DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                1996            1997           1998
                                            ------------    ------------    ----------
Deferred franchise costs..................   $4,367,594     $  4,486,016    $4,486,333
Deferred financing costs..................    1,042,079        1,156,075     1,159,027
Organization and other costs..............      439,188          389,187       389,187
                                             ----------     ------------    ----------
                                              5,848,861        6,031,278     6,034,547
                                             ----------     ------------    ----------
Accumulated amortization..................   (3,674,777)      (3,934,505)   (4,094,643)
                                             ----------     ------------    ----------
Net intangible assets.....................   $2,174,084     $  2,096,773    $1,939,904
                                             ==========     ============    ==========

     Amortization expense amounted to $599,195, $401,276, $274,851 and $160,138 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT:

     Long-term debt consists of the following at:

                                              DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                  1996           1997          1998
                                              ------------   ------------   -----------
Note payable to PM&C, payable by PCT,
  interest is payable quarterly at an annual
  rate of 12.5%. Principal is due on July 1,
  2005. The note is collateralized by
  substantially all of the assets of the
  Combined Operations and imposes certain
  restrictive covenants.....................  $14,993,581    $14,993,581    $14,993,581
Capital lease obligations...................      121,926         58,790             --
                                              -----------    -----------    -----------
                                               15,115,507     15,052,371     14,993,581
Less current maturities.....................       71,744         34,272     14,993,581
                                              -----------    -----------    -----------
Long-term debt..............................  $15,043,763    $15,018,099    $        --
                                              ===========    ===========    ===========

6. LEASES:

     The Combined Operations lease utility pole attachments and occupancy of underground conduits. Rent expense for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 was $184,386, $185,638, $173,930 and $90,471, respectively. The Combined Operations lease equipment under long-term leases and have the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. There are no future minimum lease payments on capital leases at June 30, 1998. Property and equipment that was leased include the following amounts that have been capitalized:

                                                   DECEMBER 31,    DECEMBER 31,
                                                       1996            1997
                                                   ------------    ------------
Billing and phone systems........................    $ 56,675       $  56,675
Vehicles.........................................     166,801         129,227
                                                     --------       ---------
                                                      223,476         185,902
Accumulated depreciation.........................     (69,638)       (101,397)
                                                     --------       ---------
Total............................................    $153,838       $  84,505
                                                     ========       =========

7. RELATED PARTY TRANSACTIONS:

     The Combined Operations pay management fees to various related parties. The management fees are for certain administrative and accounting services, billing and programming services, and the reimbursement of expenses incurred therewith. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, the fees and expenses were $368,085, $348,912, $242,267 and $97,714, respectively.

     As described in Note 5, PCT has an outstanding loan from its parent company. This loan has been allocated to PCT-MA and is included in these financial statements. Interest expense on that loan was $916,274, $1,874,198, $1,874,195 and $937,098 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 respectively. Other related party transaction balances at December 31, 1996 and 1997 and June 30, 1998 included

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$4,216,682, $5,243,384 and $5,692,013 in accounts receivable, affiliates; $581,632, $6,433 and $331,374 in accounts payable; and $299,030, $299,030 and
$299,030 in other liabilities, respectively. These related party balances arose primarily as a result of financing capital expenditures, interest payments, programming and other operating expenses.

8. INCOME TAXES:

     The deferred income tax assets and liabilities recorded in the balance sheet are as follows:

                                                  DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                      1996            1997           1998
                                                  ------------    ------------    -----------
ASSETS:
Excess of tax basis over book basis from tax
gain recognized upon incorporation of PCT And
PCT-CT..........................................  $   707,546     $   707,546     $   707,546
Loss carryforwards..............................    1,324,236       1,039,849         957,318
Other...........................................        6,997          11,856          11,856
                                                  -----------     -----------     -----------
Total deferred tax assets.......................    2,038,779       1,759,251       1,676,720
                                                  -----------     -----------     -----------
LIABILITIES:
Excess of book basis over tax basis of property,
  plant and equipment and intangible asset......     (258,311)       (294,934)       (335,014)
Other...........................................     (118,086)       (134,859)       (135,267)
                                                  -----------     -----------     -----------
Total deferred tax liabilities..................     (376,397)       (429,793)       (470,281)
                                                  -----------     -----------     -----------
Net deferred tax assets.........................    1,662,382       1,329,458       1,206,439
Valuation allowance.............................   (1,662,382)     (1,329,458)     (1,206,439)
                                                  -----------     -----------     -----------
Net deferred tax liabilities....................  $        --     $        --     $        --
                                                  ===========     ===========     ===========

     The Combined Operations have recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of deferred tax assets related to the incorporation of PCT and PCT-CT and the expiration of net operating loss carryforwards.

9. EMPLOYEE BENEFIT PLANS:

     The Company employees participate in PCC's stock option plan that awards restricted stock (the "Restricted Stock Plan") to eligible employees of the Company.

  Restricted Stock Plan

     The Restricted Stock Plan provides for the granting of restricted stock awards representing a maximum of 270,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of PCC) of Class A Common Stock of the Company to eligible employees who have completed at least one year of service. Restricted stock received under the Restricted Stock Plan vests over four years. The Plan terminates in September 2006. The expense for this plan amounted to $82,425, $80,154 and $63,533 in 1996 and 1997 and for the six months ended June 30, 1998, respectively.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  401(k) Plans

     Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "US 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of their salary to the 401(k) Plans. The expense for this plan amounted to $19,520, $14,446 and $7,367 in 1996 and 1997 and for the six months ended June 30, 1998, respectively.

     All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established), 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

10. COMMITMENTS AND CONTINGENT LIABILITIES:

  Legal Matters:

     The operations of PCT-CT and PCT-MA are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     From time to time the Combined Operations are also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the operations, cash flows or financial position of the Combined Operations.

                         REPORT OF INDEPENDENT AUDITORS

Partners
Falcon Communications, L.P.

     We have audited the accompanying consolidated balance sheets of Falcon Communications, L.P. (successor to Falcon Holding Group, L.P.) as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falcon Communications, L.P. (successor to Falcon Holding Group, L.P.) at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Los Angeles, California
March 5, 1999

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997          1998
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents...................................  $  13,917    $   14,284
  Receivables:
     Trade, less allowance of $825,000 and $670,000 for
      possible losses.......................................     13,174        15,760
     Affiliates.............................................     11,254         2,322
  Other assets..............................................     16,352        16,779
  Property, plant and equipment, less accumulated
     depreciation and amortization..........................    324,559       505,894
  Franchise cost, less accumulated amortization of
     $203,700,000 and $226,526,000..........................    222,281       397,727
  Goodwill, less accumulated amortization of $18,531,000 and
     $25,646,000............................................     66,879       135,308
  Customer lists and other intangible costs, less
     accumulated amortization of $25,517,000 and
     $59,422,000............................................     59,808       333,017
  Deferred loan costs, less accumulated amortization of
     $7,144,000 and $2,014,000..............................     12,134        24,331
                                                              ---------    ----------
                                                              $ 740,358    $1,445,422
                                                              =========    ==========

                       LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
  Notes payable.............................................  $ 911,221    $1,611,353
  Accounts payable..........................................      9,169        10,341
  Accrued expenses..........................................     52,789        83,077
  Customer deposits and prepayments.........................      1,452         2,257
  Deferred income taxes.....................................      7,553         8,664
  Minority interest.........................................        354           403
  Equity in losses of affiliated partnerships in excess of
     investment.............................................      3,202            --
                                                              ---------    ----------
TOTAL LIABILITIES...........................................    985,740     1,716,095
                                                              ---------    ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PARTNERS' EQUITY.................................    171,373       133,023
                                                              ---------    ----------
PARTNERS' DEFICIT:
  General partners..........................................    (13,200)     (408,369)
  Limited partners..........................................   (403,555)        4,673
                                                              ---------    ----------
TOTAL PARTNERS' DEFICIT.....................................   (416,755)     (403,696)
                                                              ---------    ----------
                                                              $ 740,358    $1,445,422
                                                              =========    ==========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
                                                           1996        1997        1998
                                                         --------    --------    ---------
                                                              (DOLLARS IN THOUSANDS)
REVENUES...............................................  $217,320    $255,886    $ 307,558
                                                         --------    --------    ---------
EXPENSES:
  Service costs........................................    60,302      75,643       97,832
  General and administrative expenses..................    36,878      46,437       63,401
  Depreciation and amortization........................   100,415     118,856      152,585
                                                         --------    --------    ---------
          Total expenses...............................   197,595     240,936      313,818
                                                         --------    --------    ---------
          Operating income (loss)......................    19,725      14,950       (6,260)
                                                         --------    --------    ---------
OTHER INCOME (EXPENSE):
  Interest expense, net................................   (71,602)    (79,137)    (102,591)
  Equity in net income (loss) of investee
     partnerships......................................       (44)        443         (176)
  Other income (expense), net..........................       814         885       (2,917)
  Income tax benefit (expense).........................     1,122       2,021       (1,897)
                                                         --------    --------    ---------
Net loss before extraordinary item.....................   (49,985)    (60,838)    (113,841)
Extraordinary item, retirement of debt.................        --          --      (30,642)
                                                         --------    --------    ---------
NET LOSS...............................................  $(49,985)   $(60,838)   $(144,483)
                                                         ========    ========    =========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT

                                                               UNREALIZED GAIN ON
                                      GENERAL      LIMITED     AVAILABLE-FOR-SALE
                                     PARTNERS     PARTNERS         SECURITIES          TOTAL
                                     ---------    ---------    ------------------    ---------
                                                      (DOLLARS IN THOUSANDS)
PARTNERS' DEFICIT,
January 1, 1996....................  $ (12,091)   $(399,423)         $(167)          $(411,681)
     Sale of marketable
       securities..................         --           --            167                 167
     Capital contribution..........         --        5,000             --               5,000
     Net loss for year.............       (500)     (49,485)            --             (49,985)
                                     ---------    ---------          -----           ---------
PARTNERS' DEFICIT,
  December 31, 1996................    (12,591)    (443,908)            --            (456,499)
     Reclassification from
       redeemable partners'
       equity......................         --      100,529             --             100,529
     Capital contribution..........         --           53             --                  53
     Net loss for year.............       (609)     (60,229)            --             (60,838)
                                     ---------    ---------          -----           ---------
PARTNERS' DEFICIT,
  December 31, 1997................    (13,200)    (403,555)            --            (416,755)
     Reclassification of partners'
       deficit.....................   (408,603)     408,603             --                  --
     Redemption of partners'
       interests...................   (155,908)          --             --            (155,908)
     Net assets retained by the
       managing general partner....     (5,392)          --             --              (5,392)
     Reclassification from
       redeemable partners'
       equity......................     38,350           --             --              38,350
     Acquisition of Falcon Video
       and TCI net assets..........    280,409           --             --             280,409
     Capital contributions.........         83           --             --                  83
     Net loss for year.............   (144,108)        (375)            --            (144,483)
                                     ---------    ---------          -----           ---------
PARTNERS' DEFICIT,
  December 31, 1998................  $(408,369)   $   4,673          $  --           $(403,696)
                                     =========    =========          =====           =========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                         1996         1997         1998
                                                       ---------    --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
Net loss.............................................  $ (49,985)   $(60,838)   $  (144,483)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Payment-in-kind interest expense................     26,580      20,444             --
     Amortization of debt discount...................         --          --         19,342
     Depreciation and amortization...................    100,415     118,856        152,585
     Amortization of deferred loan costs.............      2,473       2,192          2,526
     Write-off deferred loan costs...................         --          --         10,961
     Gain on sale of securities......................     (2,264)         --             --
     Gain on casualty losses.........................         --      (3,476)          (314)
     Equity in net (income) loss of investee
       partnerships..................................         44        (443)           176
     Provision for losses on receivables, net of
       recoveries....................................      2,417       5,714          4,775
     Deferred income taxes...........................     (2,684)     (2,748)         1,111
     Other...........................................        764       1,319            278
  Increase (decrease) from changes in:
     Receivables.....................................     (2,420)     (9,703)        (1,524)
     Other assets....................................       (274)     (4,021)           906
     Accounts payable................................      4,750      (1,357)           337
     Accrued expenses................................     10,246      13,773         24,302
     Customer deposits and prepayments...............        569        (175)           633
                                                       ---------    --------    -----------
     Net cash provided by operating activities.......     90,631      79,537         71,611
                                                       ---------    --------    -----------
Cash flows from investing activities:
  Capital expenditures...............................    (57,668)    (76,323)       (96,367)
  Proceeds from sale of available-for-sale
     securities......................................      9,502          --             --
  Increase in intangible assets......................     (4,847)     (1,770)        (7,124)
  Acquisitions of cable television systems...........   (247,397)         --        (83,391)
  Cash acquired in connection with the acquisition of
     TCI and Falcon Video Communications, L.P. ......         --          --            317
  Proceeds from sale of cable system.................     15,000          --             --
  Assets retained by the Managing General Partner....         --          --         (3,656)
  Other..............................................      1,163       1,806          1,893
                                                       ---------    --------    -----------
     Net cash used in investing activities...........   (284,247)    (76,287)      (188,328)
                                                       ---------    --------    -----------
Cash flows from financing activities:
  Borrowings from notes payable......................    700,533      37,500      2,388,607
  Repayment of debt..................................   (509,511)    (40,722)    (2,244,752)
  Deferred loan costs................................     (3,823)        (29)       (25,684)
  Capital contributions..............................      5,000          93             --
  Redemption of partners' interests..................         --          --         (1,170)
  Minority interest capital contributions............         --         192             83
                                                       ---------    --------    -----------
     Net cash provided by (used in) financing
       activities....................................    192,199      (2,966)       117,084
                                                       ---------    --------    -----------
Increase (decrease) in cash and cash equivalents.....     (1,417)        284            367
Cash and cash equivalents, at beginning of year......     15,050      13,633         13,917
                                                       ---------    --------    -----------
Cash and cash equivalents, at end of year............  $  13,633    $ 13,917    $    14,284
                                                       =========    ========    ===========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

FORM OF PRESENTATION

     Falcon Communications, L.P., a California limited partnership (the "Partnership") and successor to Falcon Holding Group, L.P. ("FHGLP"), owns and operates cable television systems serving small to medium-sized communities and the suburbs of certain cities in 25 states. On September 30, 1998, pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement"), FHGLP acquired the assets and liabilities of Falcon Video Communications, L.P. ("Falcon Video" or the "Falcon Video Systems"), in exchange for ownership interests in FHGLP. Simultaneously with the closing of that transaction, in accordance with the Contribution Agreement, FHGLP contributed substantially all of the existing cable television system operations owned by FHGLP and its subsidiaries (including the Falcon Video Systems) to the Partnership and TCI Falcon Holdings, LLC ("TCI") contributed certain cable television systems owned and operated by affiliates of TCI (the "TCI Systems") to the Partnership (the "TCI Transaction"). As a result, TCI holds approximately 46% of the equity interests of the Partnership and FHGLP holds the remaining 54% and serves as the managing general partner of the Partnership. The TCI Transaction is being accounted for as a recapitalization of FHGLP into the Partnership and the concurrent acquisition by the Partnership of the TCI Systems.

     The consolidated financial statements include the accounts of the Partnership and its subsidiary holding companies and cable television operating partnerships and corporations, which include Falcon Cable Communications LLC ("Falcon LLC"), a Delaware limited liability company that serves as the general manager of the cable television subsidiaries. The assets contributed by FHGLP to the Partnership excluded certain immaterial investments, principally FHGLP's ownership of 100% of the outstanding stock of Enstar Communications Corporation ("ECC"), which is the general partner and manager of fifteen limited partnerships operating under the name "Enstar". ECC's ownership interest in the Enstar partnerships ranges from 0.5% to 5%. Upon the consummation of the TCI Transaction, the management of the Enstar partnerships was assigned to the Partnership by FHGLP. The consolidated statements of operations and statements of cash flows for the year ended December 31, 1998 include FHGLP's interest in ECC for the nine months ended September 30, 1998. The effects of ECC's operations on all previous periods presented are immaterial.

     Prior to closing the TCI Transaction, FHGLP owned and operated cable television systems in 23 states. FHGLP also controlled, held varying equity interests in and managed certain other cable television partnerships (the "Affiliated Partnerships") for a fee. FHGLP is a limited partnership, the sole general partner of which is Falcon Holding Group, Inc., a California corporation ("FHGI"). FHGI also holds a 1% interest in certain of the subsidiaries of the Partnership. At the beginning of 1998, the Affiliated Partnerships were comprised of Falcon Classic Cable Income Properties, L.P. ("Falcon Classic") whose cable television systems are referred to as the "Falcon Classic Systems," Falcon Video and the Enstar partnerships. As discussed in Note 3, the Falcon Classic Systems were acquired by FHGLP during 1998. The Falcon Video Systems were acquired on September 30, 1998 in connection with the TCI Transaction. As a result of these transactions, the Affiliated Partnerships consist solely of the Enstar partnerships from October 1, 1998 forward.

     All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements do not give effect to any assets that the partners may have

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

outside their interests in the Partnership, nor to any obligations, including income taxes, of the partners.

     On July 12, 1996, the Partnership acquired the assets of Falcon Cable Systems Company ("FCSC"), an Affiliated Partnership. The results of operations of these cable systems have been included in the consolidated financial statements from July 12, 1996. Management fees and reimbursed expenses received by the Partnership from FCSC for the period of January 1, 1996 through July 11, 1996 are also included in the consolidated financial statements and have not been eliminated in consolidation. See Note 3.

CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1996, 1997 and 1998 included $4.1 million, $4.5 million and $345,000 of investments in commercial paper and short-term investment funds of major financial institutions.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

     Prior to closing the TCI Transaction, the Partnership was the general partner of certain entities, which in turn acted as general partner of the Affiliated Partnerships. The Partnership's effective ownership interests in the Affiliated Partnerships were less than one percent. The Affiliated Partnerships were accounted for using the equity method of accounting. Equity in net losses were recorded to the extent of the investments in and advances to the partnerships plus obligations for which the Partnership, as general partner, was responsible. The liabilities of the Affiliated Partnerships, other than amounts due the Partnership, principally consisted of debt for borrowed money and related accrued interest. The Partnership's ownership interests in the Affiliated Partnerships were eliminated in 1998 with the acquisition of Falcon Video and Falcon Classic and the retention by FHGLP of its interests in the Enstar partnerships.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Direct costs associated with installations in homes not previously served by cable are capitalized as part of the distribution system, and reconnects are expensed as incurred. For financial reporting, depreciation and amortization is computed using the straight-line method over the following estimated useful lives.

CABLE TELEVISION SYSTEMS:
Headend buildings and equipment.......................    10-16 years
  Trunk and distribution..............................     5-15 years
  Microwave equipment.................................    10-15 years
OTHER:
  Furniture and equipment.............................      3-7 years
  Vehicles............................................     3-10 years
  Leasehold improvements..............................  Life of lease

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FRANCHISE COST AND GOODWILL

     The excess of cost over the fair values of tangible assets and customer lists of cable television systems acquired represents the cost of franchises and goodwill. In addition, franchise cost includes capitalized costs incurred in obtaining new franchises and in the renewal of existing franchises. These costs are amortized using the straight-line method over the lives of the franchises, ranging up to 28 years (composite 15 year average). Goodwill is amortized over 20 years. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful.

CUSTOMER LISTS AND OTHER INTANGIBLE COSTS

     Customer lists and other intangible costs include customer lists, covenants not to compete and organization costs which are amortized using the straight-line method over two to five years.

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities". The new standard, which becomes effective for the Partnership on January 1, 1999, requires costs of start-up activities, including certain organization costs, to be expensed as incurred. Previously capitalized start-up costs are to be written off as a cumulative effect of a change in accounting principle. The Partnership believes that adoption of this standard will not have a material impact on the Partnership's financial position or results of operations.

DEFERRED LOAN COSTS

     Costs related to borrowings are capitalized and amortized to interest expense over the life of the related loan.

RECOVERABILITY OF ASSETS

     The Partnership assesses on an ongoing basis the recoverability of intangible assets (including goodwill) and capitalized plant assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates were less than net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted cash flows. The Partnership also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

REVENUE RECOGNITION

     Revenues from customer fees, equipment rental and advertising are recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system. Management fees are recognized on the accrual basis based on a percentage of gross revenues of the respective cable television systems managed. Effective October 1, 1998, 20% of the management fees from the Enstar partnerships is retained by FHGLP.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS

     As part of the Partnership's management of financial market risk and as required by certain covenants in its New Credit Agreement, the Partnership enters into various transactions that involve contracts and financial instruments with off-balance-sheet risk, principally interest rate swap and interest rate cap agreements. The Partnership enters into these agreements in order to manage the interest-rate sensitivity associated with its variable-rate indebtedness. The differential to be paid or received in connection with interest rate swap and interest rate cap agreements is recognized as interest rates change and is charged or credited to interest expense over the life of the agreements. Gains or losses for early termination of those contracts are recognized as an adjustment to interest expense over the remaining portion of the original life of the terminated contract.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Partnership expects to adopt the new statement effective January 1, 2000. SFAS 133 will require the Partnership to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the changes in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Partnership believes that adoption of SFAS 133 will not have a material impact on the Partnership's financial position or results of operations.

INCOME TAXES

     The Partnership and its subsidiaries, except for Falcon First, are limited partnerships or limited liability companies and pay no income taxes as entities except for nominal taxes assessed by certain state jurisdictions. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1998, the book basis of the Partnership's net assets exceeded its tax basis by $621.8 million.

REPORTING COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive income and its components in a full set of comparative general-purpose financial statements. SFAS 130 became effective for the Partnership on January 1, 1998. The Partnership does not currently have items of comprehensive income.

ADVERTISING COSTS

     All advertising costs are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 1998 presentation.

NOTE 2 -- PARTNERSHIP MATTERS

     The Amended and Restated Agreement of Limited Partnership of FCLP ("FCLP Partnership Agreement") provides that profits and losses will be allocated, and distributions will be made, in proportion to the partners' percentage interests. FHGLP is the managing general partner and a limited partner and owns a 54% interest in FCLP, and TCI is a general partner and owns a 46% interest. The partners' percentage interests are based on the relative net fair market values of the assets contributed to FCLP under the Contribution Agreement, as estimated at the closing. The percentage interests were subsequently adjusted to reflect the December 1998 redemption of a small part of FHGLP's partnership interest. To the extent the relative net fair market values of the assets contributed to FCLP under the Contribution Agreement, as finally determined, are different from the estimates used to calculate the partners' percentage interests, one or the other of the partners will be required to make an additional cash capital contribution to FCLP so as to cause the partners' capital contributions to be in proportion to their percentage interests. Any such additional cash contribution is required to be made only to the extent of distributions by FCLP to the contributing partner. Any such additional cash contribution must be accompanied by interest at 9% per year from the date of closing or, in certain cases, from the date on which FCLP incurred any liability that affected the net fair market value of the parties' capital contributions.

     At any time after September 30, 2005, either TCI or FHGLP can offer to sell to the other partner the offering partner's entire partnership interest in FCLP for a negotiated price. The partner receiving such an offer may accept or reject the offer. If the partner receiving such an offer rejects it, the offering partner may elect to cause FCLP to be liquidated and dissolved in accordance with the FCLP Partnership Agreement.

     The Partnership expires on July 1, 2013. The Partnership will be dissolved prior to its expiration date under certain circumstances, including the withdrawal of FHGLP as the managing general partner (unless the partners vote to continue the Partnership), the sale of substantially all of the Partnership's assets, and at the election by TCI in the event of changes in FCLP's key management.

     The FCLP Partnership Agreement provides for an Advisory Committee consisting of six individual representatives, three of whom are appointed by FHGLP, two of whom are appointed by TCI and one of whom is appointed by joint designation of FHGLP and TCI. The FCLP Partnership Agreement prohibits FCLP from taking certain actions without the affirmative vote of a majority of the members of the Advisory Committee, including, but not limited to, the following: (1) the acquisition or disposition of assets under certain circumstances; and (2) conducting or entering into any line of business other than the ownership and operation of cable television systems and related and ancillary businesses.

     The FCLP Partnership Agreement further prohibits the Partnership from taking certain actions without the affirmative approval of TCI, including, but not limited to, the following: (1) any merger, consolidation, recapitalization or other reorganization, with certain permitted exceptions;

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) the acquisition or disposition of assets under certain circumstances; (3) any sale or disposition of assets that would result in the allocation of taxable income or gain to TCI; (4) incurring indebtedness if, after giving effect to such indebtedness, FCLP's Operating Cash Flow Ratio, as defined, would exceed 8.0:1 through April 15, 2000 and 7.5:1 thereafter; (5) the issuance or redemption of any partnership interest or convertible interest, with certain permitted exceptions; (6) any transaction with FHGLP or any affiliate of FHGLP, with certain permitted exceptions; (7) the adoption or amendment of any management incentive plan; (8) the incurring of Net Overhead Expenses, as defined, that exceed 4.5% of the gross revenues of FCLP and its subsidiaries in any fiscal year; or (9) the liquidation or dissolution of FCLP, except in accordance with the provisions of the FCLP Partnership Agreement.

     TCI may elect to purchase all of FHGLP's interests in the Partnership in certain circumstances if a court finds that FHGLP has engaged in conduct while acting as Managing General Partner that has resulted in material harm to the Partnership or TCI.

     Prior to the closing of the TCI Transaction, the FHGLP Partnership Agreement gave certain partners of FHGLP certain rights and priorities with respect to other partners. Among these rights were stated obligations of the Partnership to redeem certain partners' partnership interests at fair value or, in some cases, at stated value. These rights and priorities were eliminated upon the closing of the TCI Transaction. At the closing of the TCI Transaction, a portion of the partnership interests held by certain FHGLP limited partners, having an agreed value of $154.7 million, were redeemed for cash.

     Under the amended FHGLP partnership agreement, the non-management limited partners of FHGLP may elect at certain times either to require the incorporation of FHGLP or to require that FHGLP elect to incorporate FCLP. Neither of these elections may be made prior to March 30, 2006. If the non-management limited partners of FHGLP make either of these elections, then, at any time more than six months after the election and prior to the date on which the incorporation is completed, the non-management limited partners of FHGLP may elect to require that FCLP (or, if FHGLP has purchased all of TCI's interest in FCLP, FHGLP) purchase all of the non-management partners' partnership interests in FHGLP. Under certain circumstances, a non-management limited partner of FHGLP may elect to exclude its partnership interest in FHGLP from the purchase and sale and, upon such election, all put and call rights with respect to such partner's partnership interest in FHGLP will terminate.

     The put and call rights with respect to the partnership interests of the non-management partners will terminate automatically if either FHGLP or FCLP is incorporated, if the corporation that succeeds to the assets of FHGLP or FCLP concurrently effects an initial public offering, and if the aggregate price to the public (before underwriting discounts or commissions, registration fees, and other expenses) of all stock sold in the public offering (including stock sold by any selling shareholders, but excluding stock of a different class from that acquired by the non-management partners in the incorporation) is at least $150 million.

     At any time on or after April 1, 2006, FCLP (or, if FHGLP has purchased all of TCI's interest in FCLP, FHGLP) may require that each of the non-management limited partners of FHGLP sell its entire interest in FHGLP to FCLP or FHGLP, as applicable. In the case of either a put or a call of the non-management limited partners' interests in FHGLP, the purchase price will equal the amount that would be distributed to each partner in dissolution and liquidation of FHGLP, assuming the sale of FCLP's assets at fair market value, as determined by three appraisers.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated redemption values at December 31, 1997 and December 31, 1998 were $171.4 million and $133 million, respectively, and are reflected in the consolidated financial statements as redeemable partners' equity. Such amounts were determined based on management's estimate of the redemption value of such interests under current market conditions. Management of the Partnership will continue to adjust the recorded redemption values based on its estimate of the relative fair value of the interests subject to redemption. The actual redemption value of any partnership interests will generally be determined through the third-party appraisal mechanisms described in the partnership agreements, and the appraisers will not be bound by management's estimates. Accordingly, such appraised valuations may be greater than or less than management's estimates and any such variations could be significant.

     While the Partnership has assumed the obligations of FHGLP under the 1993 Incentive Performance Plan (the "Incentive Performance Plan"), FHGLP has agreed to contribute cash to the Partnership in an amount equal to any payments made by the Partnership under the Incentive Performance Plan.

NOTE 3 -- ACQUISITIONS AND SALES

     The Partnership acquired the cable television systems of FCSC on July 12, 1996 through a newly-formed subsidiary operating partnership for a purchase price of $253 million including transaction costs. The acquisition of FCSC was accounted for by the purchase method of accounting, whereby the purchase price of the FCSC assets was allocated based on an appraisal. The excess of purchase price over the fair value of net assets acquired, or $18.2 million, has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

     In March and July 1998, FHGLP acquired the Falcon Classic Systems for an aggregate purchase price of $83.4 million. Falcon Classic had revenue of approximately $20.3 million for the year ended December 31, 1997.

     As discussed in Note 1, on September 30, 1998 the Partnership acquired the TCI Systems and the Falcon Video Systems in accordance with the Contribution Agreement.

     The acquisitions of the TCI Systems, the Falcon Video Systems and the Falcon Classic Systems were accounted for by the purchase method of accounting, whereby the purchase prices were allocated to the assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, as follows:

                                                          FALCON VIDEO       FALCON CLASSIC
                                        TCI SYSTEMS         SYSTEMS             SYSTEMS
                                        -----------   --------------------   --------------
                                                      (DOLLARS IN THOUSANDS)
Purchase Price:
General partnership interests
issued................................   $234,457           $ 43,073            $    --
Debt assumed..........................    275,000            112,196                 --
Debt incurred.........................         --                 --             83,391
Other liabilities assumed.............        955              3,315              2,804
Transaction costs.....................      2,879                 --                 --
                                         --------           --------            -------
                                          513,291            158,584             86,195
                                         --------           --------            -------

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         FALCON VIDEO        FALCON CLASSIC
                                      TCI SYSTEMS          SYSTEMS              SYSTEMS
                                      -----------    --------------------    --------------
                                                     (DOLLARS IN THOUSANDS)
Fair Market Value of Net Assets
Acquired:
Property, plant and equipment.......     77,992              41,889              33,539
Franchise costs.....................    170,799              36,374               7,847
Customer lists and other intangible
  assets............................    217,443              53,602              34,992
Other assets........................      4,165               2,381               3,164
                                       --------            --------             -------
                                        470,399             134,246              79,542
                                       --------            --------             -------
  Excess of purchase price over fair
     value of assets acquired and
     liabilities assumed............   $ 42,892            $ 24,338             $ 6,653
                                       ========            ========             =======

     The excess of purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized using the straight-line method over 20 years. The allocation of the purchase price may be subject to possible adjustment pursuant to the Contribution Agreement.

     The general partnership interests issued in the TCI Transaction were valued in proportion to the estimated fair value of the TCI Systems and the Falcon Video Systems as compared to the estimated fair value of the Partnership's assets, which was agreed upon in the Contribution Agreement by all holders of Partnership interests.

     Sources and uses of funds for each of the transactions were as follows:

                                                            FALCON VIDEO    FALCON CLASSIC
                                             TCI SYSTEMS      SYSTEMS          SYSTEMS
                                             -----------    ------------    --------------
                                                        (DOLLARS IN THOUSANDS)
Sources of Funds:
Cash on hand...............................   $ 11,429        $ 59,038         $ 6,591
Advance under bank credit facilities.......    429,739          56,467          76,800
                                              --------        --------         -------
          Total sources of funds...........   $441,168        $115,505         $83,391
                                              ========        ========         =======
Uses of Funds:
Repay debt assumed from TCI and existing
  debt of Falcon Video, including accrued
  interest.................................   $429,739        $115,505         $    --
Purchase price of assets...................         --              --          83,391
Payment of assumed obligations at
  closing..................................      6,495              --              --
Transaction fees and expenses..............      2,879              --              --
Available funds............................      2,055              --              --
                                              --------        --------         -------
          Total uses of funds..............   $441,168        $115,505         $83,391
                                              ========        ========         =======

     The following unaudited condensed consolidated statements of operations present the consolidated results of operations of the Partnership as if the acquisitions referred to above had occurred at the beginning of the periods presented and are not necessarily indicative of what

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

would have occurred had the acquisitions been made as of such dates or of results which may occur in the future.

                                                     YEAR ENDED DECEMBER 31,
                                               -----------------------------------
                                                 1996         1997         1998
                                               ---------    ---------    ---------
                                                     (DOLLARS IN THOUSANDS)
Revenues.....................................  $ 399,449    $ 424,994    $ 426,827
Expenses.....................................   (429,891)    (438,623)    (444,886)
                                               ---------    ---------    ---------
  Operating loss.............................    (30,442)     (13,629)     (18,059)
Interest and other expenses..................   (126,904)    (115,507)    (130,632)
                                               ---------    ---------    ---------
Loss before extraordinary item...............  $(157,346)   $(129,136)   $(148,691)
                                               =========    =========    =========

NOTE 4 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value due to the short maturity of those instruments.

NOTES PAYABLE

     The fair value of the Partnership's 11% Senior Subordinated Notes, 8.375% Senior Debentures and 9.285% Senior Discount Debentures is based on quoted market prices for those issues of debt. The fair value of the Partnership's other subordinated notes is based on quoted market prices for similar issues of debt with similar maturities. The carrying amount of the Partnership's remaining debt outstanding approximates fair value due to its variable rate nature.

INTEREST RATE HEDGING AGREEMENTS

     The fair value of interest rate hedging agreements is estimated by obtaining quotes from brokers as to the amount either party would be required to pay or receive in order to terminate the agreements.

     The following table depicts the fair value of each class of financial instruments for which it is practicable to estimate that value as of December 31:

                                                     1997                       1998
                                            ----------------------    ------------------------
                                            CARRYING                   CARRYING
                                             VALUE      FAIR VALUE      VALUE       FAIR VALUE
                                            --------    ----------    ----------    ----------
                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................  $ 13,917     $ 13,917     $   14,284     $ 14,284
Notes payable (Note 6):
  11% Senior Subordinated Notes...........   282,193      299,125             --           --
  8.375% Senior Debentures................        --           --        375,000      382,500
  9.285% Senior Discount Debentures.......        --           --        294,982      289,275
  Bank credit facilities..................   606,000      606,000        926,000      926,000
  Other Subordinated Notes................    15,000       16,202         15,000       16,426
  Capitalized lease obligations...........        10           10              1            1
  Other...................................     8,018        8,018            370          370

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                            NOTIONAL                   NOTIONAL
                                             AMOUNT     FAIR VALUE      AMOUNT      FAIR VALUE
                                            --------    ----------    ----------    ----------
Interest Rate Hedging Agreements (Note 6):
Interest rate swaps.......................  $585,000     $   (371)    $1,534,713     $(22,013)
Interest rate caps........................    25,000         (148)            --           --

     The carrying value of interest rate swaps and caps was an asset of $402,000 at December 31, 1997 and a net obligation of $20.3 million at December 31, 1998. See Note 6(g). The amount of debt on which current interest expense has been affected is $520 million and $960 million for swaps at December 31, 1997 and 1998 and $25 million for caps at December 31, 1997. The balance of the contract totals presented above reflects contracts entered into as of December 31 which do not become effective until existing contracts expire.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of:

                                                          DECEMBER 31,
                                                     ----------------------
                                                       1997         1998
                                                     ---------    ---------
                                                     (DOLLARS IN THOUSANDS)
Cable television systems...........................  $ 555,253    $ 765,641
Furniture and equipment............................     19,067       25,576
Vehicles...........................................     12,067       18,381
Land, buildings and improvements...................     10,723       16,505
                                                     ---------    ---------
                                                       597,110      826,103
Less accumulated depreciation and amortization.....   (272,551)    (320,209)
                                                     ---------    ---------
                                                     $ 324,559    $ 505,894
                                                     =========    =========

NOTE 6 -- NOTES PAYABLE

     Notes payable consist of:

                                                          DECEMBER 31,
                                                     ----------------------
                                                       1997         1998
                                                     --------    ----------
                                                     (DOLLARS IN THOUSANDS)
FCLP (formerly FHGLP) Only:
11% Senior Subordinated Notes(a)...................  $282,193    $       --
  8.375% Senior Debentures(b)......................        --       375,000
  9.285% Senior Discount Debentures, less
     unamortized discount(b).......................        --       294,982
  Capitalized lease obligations....................        10             1
Owned Subsidiaries:
  Amended and Restated Credit Agreement(c).........   606,000            --
  New Credit Facility(d)...........................        --       926,000
  Other subordinated notes(e)......................    15,000        15,000
  Other(f).........................................     8,018           370
                                                     --------    ----------
                                                     $911,221    $1,611,353
                                                     ========    ==========

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (a) 11% Senior Subordinated Notes

     On March 29, 1993, FHGLP issued $175 million aggregate principal amount of 11% Senior Subordinated Notes due 2003 (the "Notes"). Interest payment dates were semi-annual on each March 15 and September 15 commencing September 15, 1993. Through September 15, 2000 FHGLP, at its option, could pay all or any portion of accrued interest on the Notes by delivering to the holders thereof, in lieu of cash, additional Notes having an aggregate principal amount equal to the amount of accrued interest not paid in cash. Through December 31, 1997, the Partnership elected to issue $107.2 million additional notes as payment-in-kind for interest. The Partnership elected to pay the interest payment due March 15, 1998 in cash and, under the terms of the Notes, was required to continue to make cash payments.

     On May 19, 1998, FHGLP repurchased approximately $247.8 million aggregate principal amount of the Notes for an aggregate purchase price of $270.3 million pursuant to a fixed spread tender offer for all outstanding Notes. The Notes tendered represented approximately 88% of the Notes previously outstanding. The approximate $34.4 million of Notes not repurchased in the tender offer were redeemed on September 15, 1998 in accordance with their terms.

  (b) 8.375% Senior Debentures and 9.285% Senior Discount Debentures

     On April 3, 1998, FHGLP and its wholly-owned subsidiary, Falcon Funding Corporation ("FFC" and, collectively with FHGLP, the "Issuers"), sold $375,000,000 aggregate principal amount of 8.375% Senior Debentures due 2010 (the "Senior Debentures") and $435,250,000 aggregate principal amount at maturity of 9.285% Senior Discount Debentures due 2010 (the "Senior Discount Debentures" and, collectively with the Senior Debentures, the "Debentures") in a private placement. The Debentures were exchanged for debentures with the same form and terms, but registered under the Securities Act of 1933, as amended, in August 1998.

     In connection with consummation of the TCI Transaction, the Partnership was substituted for FHGLP as an obligor under the Debentures and thereupon FHGLP was released and discharged from any further obligation with respect to the Debentures and the related Indenture. FFC remains as an obligor under the Debentures and is now a wholly owned subsidiary of the Partnership. FFC was incorporated solely for the purpose of serving as a co-issuer of the Debentures and does not have any material operations or assets and will not have any revenues.

     The Senior Discount Debentures were issued at a price of 63.329% per $1,000 aggregate principal amount at maturity, for total gross proceeds of approximately $275.6 million, and will accrete to stated value at an annual rate of 9.285% until April 15, 2003. The unamortized discount amounted to $140.3 million at December 31, 1998. After giving effect to offering discounts, commissions and estimated expenses of the offering, the sale of the Debentures (representing aggregate indebtedness of approximately $650.6 million as of the date of issuance) generated net proceeds of approximately $631 million. The Partnership used substantially all the net proceeds from the sale of the Debentures to repay outstanding bank indebtedness.

  (c) Amended and Restated Credit Agreement

     The Partnership had a $775 million senior secured Amended and Restated Credit Agreement that was scheduled to mature on July 11, 2005. The Amended and Restated Credit Agreement required the Partnership to make annual reductions of $1 million on the term loan portion

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

commencing December 31, 1997. Maximum available borrowings under the Amended and Restated Credit Agreement were $774 million at December 31, 1997. The Amended and Restated Credit Agreement required interest on the amount outstanding under the reducing revolver portion to be tied to the ratio of consolidated total debt (as defined) to consolidated annualized cash flow (as defined). Interest rates were based on LIBOR or prime rates at the option of the Partnership. The LIBOR margin under the reducing revolver ranged from 0.75% to 1.625%, while interest on the term loan was at the LIBOR rate plus 2.375%.

     At December 31, 1997, the weighted average interest rate on borrowings outstanding under the Amended and Restated Credit Agreement (including the effects of the interest rate hedging agreements) was 7.69%. The Partnership was also required to pay a commitment fee per annum on the unused portion.

  (d) New Credit Facility

     On June 30, 1998, the Partnership entered into a new $1.5 billion senior credit facility (the "New Credit Facility") which replaced the Amended and Restated Credit Agreement and provided funds for the closing of the TCI Transaction. See Note 1. The borrowers under the New Credit Facility were the operating subsidiaries prior to consummation of the TCI Transaction and, following the TCI Transaction, the borrower is Falcon LLC. The restricted companies, as defined under the New Credit Facility, are Falcon LLC and each of its subsidiaries (excluding certain subsidiaries designated as excluded companies from time to time) and each restricted company (other than Falcon LLC) is also a guarantor of the New Credit Facility.

     The New Credit Facility consists of three committed facilities (one revolver and two term loans) and one uncommitted $350 million supplemental credit facility (the terms of which will be negotiated at the time the Partnership makes a request to draw on such facility). Facility A is a $650 million revolving credit facility maturing December 29, 2006; Facility B is a $200 million term loan maturing June 29, 2007; and Facility C is a $300 million term loan maturing December 31, 2007. All of Facility C and approximately $126 million of Facility B were funded on June 30, 1998, and the debt outstanding under the Amended and Restated Credit Agreement of approximately $329 million was repaid. As a result, from June 30, 1998 until September 29, 1998, FHGLP had an excess cash balance of approximately $90 million. Immediately prior to closing the TCI Transaction, approximately $39 million was borrowed under Facility A to discharge certain indebtedness of Falcon Video. In connection with consummation of the TCI Transaction, Falcon LLC assumed the approximately $433 million of indebtedness outstanding under the New Credit Facility. In addition to utilizing cash on hand of approximately $63 million, Falcon LLC borrowed the approximately $74 million remaining under Facility B and approximately $366 million under Facility A to discharge approximately $73 million of Falcon Video indebtedness and to retire approximately $430 million of TCI indebtedness assumed as part of the contribution of the TCI Systems. As a result of these borrowings, the amount outstanding under the New Credit Facility at December 31, 1998 was $926 million. Subject to covenant limitations, the Partnership had available to it additional borrowing capacity thereunder of $224 million at December 31, 1998. However, limitations imposed by the Partnership's partnership agreement as amended would limit available borrowings at December 31, 1998 to $23.1 million.

  (e) Other subordinated notes

     Other subordinated notes consist of 11.56% Subordinated Notes due March 2001. The subordinated note agreement contains certain covenants which are substantially the same as the

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

covenants under the New Credit Facility, which is described in (d) above. At December 31, 1998, management believes that the Partnership was in compliance with such covenants.

  (f) Other

     Other notes payable as of December 31, 1997 consisted of $7.5 million owed by Enstar Finance Company, LLC ("EFC"). FHGLP's interest in EFC was not contributed to FCLP on September 30, 1998. Consequently, EFC's obligations are excluded from those of the Partnership as of December 31, 1998.

  (g) Interest Rate Hedging Agreements

     The Partnership utilizes interest rate hedging agreements to establish long-term fixed interest rates on a portion of its variable-rate debt. The New Credit Facility requires that interest be tied to the ratio of consolidated total debt to consolidated annualized cash flow (in each case, as defined therein), and further requires that the Partnership maintain hedging arrangements with respect to at least 50% of the outstanding borrowings thereunder plus any additional borrowings of the Partnership, including the Debentures, for a two year period. As of December 31, 1998, borrowings under the New Credit Facility bore interest at an average rate of 7.55% (including the effect of interest rate hedging agreements). The Partnership has entered into fixed interest rate hedging agreements with an aggregate notional amount at December 31, 1998 of $1.485 billion, including contracts of $160 million assumed from Falcon Video in connection with the TCI Transaction. Agreements in effect at December 31, 1998 totaled $910 million, with the remaining $575 million to become effective as certain of the existing contracts mature during 1999 through October of 2004. These agreements expire at various times through October, 2006. In addition to these agreements, the Partnership has one interest rate swap contract with a notional amount of $25 million under which it pays variable LIBOR rates and receives fixed rate payments.

     The hedging agreements resulted in additional interest expense of $1 million, $350,000 and $1.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. The Partnership does not believe that it has any significant risk of exposure to non-performance by any of its counterparties.

  (h) Debt Maturities

     The Partnership's notes payable outstanding at December 31, 1998 mature as follows:

                                                                        OTHER
                       8.375% SENIOR    9.285% SENIOR    NOTES TO    SUBORDINATED
        YEAR            DEBENTURES       DEBENTURES       BANKS         NOTES        OTHER      TOTAL
        ----           -------------    -------------    --------    ------------    -----    ----------
                                                    (DOLLARS IN THOUSANDS)
1999.................    $     --         $     --       $  5,000      $    --       $371     $    5,371
  2000...............          --               --          5,000           --         --          5,000
  2001...............          --               --          5,000       15,000         --         20,000
  2002...............          --               --          5,000           --         --          5,000
  2003...............          --               --          5,000           --         --          5,000
Thereafter...........     375,000          435,250        901,000           --         --      1,711,250

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (i) Extraordinary Item

     Fees and expenses incurred in connection with the repurchase of the Notes on May 19, 1998 and the retirement of the remaining Notes on September 15, 1998 were $19.7 million in the aggregate. In addition, the unamortized portion of deferred loan costs related to the Notes and the Amended and Restated Credit Agreement, which amounted to $10.9 million in the aggregate, were written off as an extraordinary charge upon the extinguishment of the related debt.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     The Partnership leases land, office space and equipment under operating leases expiring at various dates through the year 2039. See Note 9.

     Future minimum rentals for operating leases at December 31, 1998 are as follows:

                          YEAR                                 TOTAL
                          ----                              -----------
                                                            (DOLLARS IN
                                                            THOUSANDS)
1999....................................................      $ 2,758
  2000..................................................        2,545
  2001..................................................        2,264
  2002..................................................        1,919
  2003..................................................        1,119
Thereafter..............................................        4,449
                                                              -------
                                                              $15,054
                                                              =======

     In most cases, management expects that, in the normal course of business, these leases will be renewed or replaced by other leases. Rent expense amounted to $2.1 million in 1996, $2.4 million in 1997 and $3.1 million in 1998.

     In addition, the Partnership rents line space on utility poles in some of the franchise areas it serves. These rentals amounted to $2.8 million for 1996, $3.1 million for 1997 and $3.9 million for 1998. Generally, such pole rental agreements are short-term; however, the Partnership anticipates such rentals will continue in the future.

     Beginning in August 1997, the Partnership elected to self-insure its cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available. In October 1998, the Partnership reinstated third party insurance coverage against damage to its cable distribution plant and subscriber connections and against business interruptions resulting from such damage. This coverage is subject to a significant annual deductible and is intended to limit the Partnership's exposure to catastrophic losses, if any, in future periods. Management believes that the relatively small size of the Partnership's markets in any one geographic area, coupled with their geographic separation, will mitigate the risk that the Partnership could sustain losses due to seasonal weather conditions or other events that, in the aggregate, could have a material adverse effect on the Partnership's liquidity and cash flows. The Partnership continues to purchase insurance coverage in amounts management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership is required under various franchise agreements at December 31, 1998 to rebuild certain existing cable systems at a cost of approximately $83 million.

     The Partnership is regulated by various federal, state and local government entities. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), provides for among other things, federal and local regulation of rates charged for basic cable service, cable programming service tiers ("CPSTs") and equipment and installation services. Regulations issued in 1993 and significantly amended in 1994 by the Federal Communications Commission (the "FCC") have resulted in changes in the rates charged for the Partnership's cable services. The Partnership believes that compliance with the 1992 Cable Act has had a negative impact on its operations and cash flow. It also presently believes that any potential future liabilities for refund claims or other related actions would not be material. The Telecommunications Act of 1996 (the "1996 Telecom Act") was signed into law on February 8, 1996. As it pertains to cable television, the 1996 Telecom Act, among other things, (i) ends the regulation of certain CPSTs in 1999; (ii) expands the definition of effective competition, the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions.

     The Partnership has various contracts to obtain basic and premium programming from program suppliers whose compensation is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures or offer marketing support to the Partnership. The Partnership's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. The Partnership does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurances can be given that the Partnership's programming costs will not continue to increase substantially or that other materially adverse terms will not be added to the Partnership's programming contracts. Management believes, however, that the Partnership's relations with its programming suppliers generally are good.

     Effective December 1, 1998, the Partnership elected to obtain certain of its programming services through an affiliate of TCI. This election resulted in a reduction in the Partnership's programming costs, the majority of which will be passed on to its customers in the form of reduced rates in compliance with FCC rules. The Partnership has elected to continue to acquire its remaining programming services under its existing programming contracts, but may elect to acquire additional programming services through the TCI affiliate in the future. The Partnership, in the normal course of business, purchases cable programming services from certain program suppliers owned in whole or in part by an affiliate of TCI.

     The Partnership is periodically a party to various legal proceedings. Such legal proceedings are ordinary and routine litigation proceedings that are incidental to the Partnership's business, and management presently believes that the outcome of all pending legal proceedings will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Partnership.

     The Partnership, certain of its affiliates, and certain third parties have been named as defendants in an action entitled Frank O'Shea I.R.A. et al. v. Falcon Cable Systems Company, et al., Case No. BC 147386, pending in the Superior Court of the State of California, County of Los Angeles (the "Action"). Plaintiffs in the Action are certain former unitholders of FCSC purporting to represent a class consisting of former unitholders of FCSC other than those affiliated with

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FCSC and/or its controlling persons. The complaint in the Action alleges, among other things, that defendants breached their fiduciary and contractual duties to unitholders, and acted negligently, with respect to the purchase from former unitholders of their interests in FCSC in 1996. A settlement of the action has been agreed to and will be presented to the court for approval on April 22, 1999. The terms of the settlement, if approved, are not expected to have a material adverse effect on the financial condition of the Partnership. Net of insurance proceeds, the settlement's cost to the Partnership would amount to approximately $2.7 million, all of which had been reserved as of December 31, 1998. The Partnership recognized expenses related to the settlement of $52,000, $145,000 and $2.5 million in 1996, 1997 and 1998, respectively.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     The subsidiaries of the Partnership have a cash or deferred profit sharing plan (the "Profit Sharing Plan") covering substantially all of their employees. FHGLP joined in the adoption of the FHGI cash or deferred profit sharing plan as of March 31, 1993. The provisions of this plan were amended to be substantially identical to the provisions of the Profit Sharing Plan.

     The Profit Sharing Plan provides that each participant may elect to make a contribution in an amount up to 20% of the participant's annual compensation which otherwise would have been payable to the participant as salary. The Partnership's contribution to the Profit Sharing Plan, as determined by management, is discretionary but may not exceed 15% of the annual aggregate compensation (as defined) paid to all participating employees. There were no contributions for the Profit Sharing Plan in 1996, 1997 or 1998.

     On September 30 1998, the Partnership assumed the obligations of FHGLP for its 1993 Incentive Performance Plan (the "Incentive Plan"). The value of the interests in the Incentive Plan is tied to the equity value of certain partnership units in FHGLP held by FHGI. In connection with the assumption by the Partnership, FHGLP agreed to fund any benefits payable under the Incentive Plan through additional capital contributions to the Partnership, the waiver of its rights to receive all or part of certain distributions from the Partnership and/or a contribution of a portion of its partnership units to the Partnership. The benefits which are payable under the Incentive Plan are equal to the amount of distributions which FHGI would have otherwise received with respect to 1,932.67 of the units of FHGLP held by FHGI and a portion of FHGI's interest in certain of the partnerships that are the general partners of the Partnership's operating subsidiaries. Benefits are payable under the Incentive Plan only when distributions would otherwise be paid to FHGI with respect to the above-described units and interests. The Incentive Plan is scheduled to terminate on January 5, 2003, at which time the Partnership is required to distribute the units described above to the participants in the Incentive Plan. At such time, FHGLP is required to cause the units to be contributed to the Partnership to fund such distributions. The participants in the Incentive Plan are present and former employees of the Partnership, FHGLP and its operating affiliates, all of whom are 100% vested. Prior to the closing of the TCI Transaction, FHGLP amended the Incentive Plan to provide for payments by FHGLP at the closing of the TCI Transaction to participants in an aggregate amount of approximately $6.5 million and to reduce by such amount FHGLP's obligations to make future payments to participants under the Incentive Plan.

     In 1999, the Partnership adopted a Restricted Unit Plan (the "New FCLP Incentive Plan" or "Plan") for the benefit of certain employees. Grants of restricted units are provided at the discretion of the Advisory Committee. The value of the units in the New FCLP Incentive Plan is tied to the equity value of FCLP above a base equity as determined initially in 1999 by the

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

partners, and for grants in subsequent years by an appraisal. Benefits are payable under the New FCLP Incentive Plan only when distributions would otherwise be payable to equity holders of FCLP. An initial grant of 100,000 units representing 2.75% of the equity of FCLP in excess of the equity base was approved and will be allocated to the participants in the Plan. There is a five-year vesting requirement for all participants.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Partnership is a separate, stand-alone holding company which employs all of the management personnel. The Partnership is financially dependent on the receipt of permitted payments from its operating subsidiaries, management and consulting fees from domestic cable ventures, and the reimbursement of specified expenses by certain of the Affiliated Partnerships to fund its operations. Expected increases in the funding requirements of the Partnership combined with limitations on its sources of cash may create liquidity issues for the Partnership in the future. Specifically, the Amended and Restated Credit Agreement and, subsequently, the New Credit Facility, permitted the subsidiaries of the Partnership to remit to the Partnership no more than 4.25% of their net cable revenues, as defined, in any year, effective July 12, 1996. Beginning on January 1, 1999, this limitation was increased to 4.5% of net cable revenues in any year. As a result of the 1998 acquisition by the Partnership of the Falcon Classic and Falcon Video Systems, the Partnership will no longer receive management fees and reimbursed expenses from Falcon Classic or receive management fees from Falcon Video. Commencing on October 1, 1998, FHGLP retains 20% of the management fees paid by the Enstar partnerships. The management fees earned from the Enstar partnerships were $1.9 million, $2 million and $1.9 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     The management and consulting fees and expense reimbursements earned from the Affiliated Partnerships amounted to approximately $6.3 million and $3.7 million, $5.2 million and $2.1 million and $3.7 million and $1.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. The fees and expense reimbursements of $6.3 million and $3.7 million earned in 1996 included $1.5 million and $1 million earned from FCSC from January 1, 1996 through July 11, 1996. The fees and expense reimbursements of $3.7 million and $1.5 million earned in 1998 included $191,000 and $128,000 earned from Falcon Classic from January 1, 1998 through July 16, 1998, and $1.2 million in management fees from Falcon Video from January 1, 1998 through September 30, 1998. Subsequent to these acquisitions, the amounts payable to the Partnership in respect of its management of the former FCSC, Falcon Classic and Falcon Video Systems became subject to the limitations contained in the Amended and Restated Credit Agreement and, subsequently, the New Credit Facility.

     Receivables from the Affiliated Partnerships for services and reimbursements described above amounted to approximately $11.3 million and $2.3 million (which, in 1997, included $7.5 million of notes receivable from the Enstar partnerships) at December 31, 1997 and 1998.

     Included in Commitments and Contingencies (Note 7) are two facility lease agreements with the Partnership's Chief Executive Officer and his wife, or entities owned by them, requiring annual future minimum rental payments aggregating $2.1 million through 2001, one facility being assumed by a subsidiary as part of the assets acquired on July 12, 1996 from FCSC. That subsidiary acquired the property in February 1999 for $282,500, a price determined by two independent appraisals. During the years ended December 31, 1996, 1997 and 1998 rent expense on the first facility amounted to $397,000, $383,000 and $416,000, respectively. The rent paid for the second facility for the period July 12, 1996 through December 31, 1996 amounted to

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately $18,000, and the amount paid in each of 1997 and 1998 was approximately $41,000.

     In addition, the Partnership provides certain accounting, bookkeeping and clerical services to the Partnership's Chief Executive Officer. The costs of services provided were determined based on allocations of time plus overhead costs (rent, parking, supplies, telephone, etc.). Such services amounted to $118,300, $163,000 and $212,000 for the years ended December 31, 1996, 1997 and
1998, respectively. These costs were net of amounts reimbursed to the Partnership by the Chief Executive Officer amounting to $75,000, $55,000 and $72,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 10 -- OTHER INCOME (EXPENSE)

     Other income (expense) is comprised of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
Gain on sale of Available-for-Sale Securities...............  $ 2,264    $    --    $    --
Gain on insured casualty losses.............................       --      3,476        314
Write down of investment....................................   (1,000)        --         --
Gain (loss) on sale of investment...........................       --     (1,360)       174
Net lawsuit settlement costs................................       --     (1,030)    (2,614)
Other, net..................................................     (450)      (201)      (791)
                                                              -------    -------    -------
                                                              $   814    $   885    $(2,917)
                                                              =======    =======    =======

NOTE 11 -- SUBSEQUENT EVENTS

     In March 1999, AT&T and Tele-Communications, Inc. completed a merger under which Tele-Communications, Inc. became a unit of AT&T called AT&T Broadband & Internet Services. The unit will continue to be headquartered in the Denver area. Leo J. Hindery, Jr., who had been president of Tele-Communications, Inc. since January 1997, was named President and Chief Executive Officer of AT&T Broadband & Internet Services, which became the owner of TCI Falcon Holdings, LLC as a result of the merger.

     The Partnership entered into a letter of intent with AT&T to form a joint venture. This joint venture would provide local or any-distance communications services, other than mobile wireless services, video entertainment services and high speed Internet access services, to residential and certain small business customers under the AT&T brand name over the Partnership's infrastructure. Formation of the joint venture is subject to certain conditions. The Partnership is unable to predict if or when such conditions will be met.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

OPERATING ACTIVITIES

     During the years ended December 31, 1996, 1997 and 1998, the Partnership paid cash interest amounting to approximately $39.7 million, $48.1 million and $84.9 million, respectively.

INVESTING ACTIVITIES

     See Note 3 regarding the non-cash investing activities related to the acquisitions of the cable systems of the TCI Systems, the Falcon Video Systems, the Falcon Classic Systems and FCSC.

FINANCING ACTIVITIES

     See Note 3 regarding the non-cash financing activities relating to the acquisitions of the cable systems of the TCI Systems, the Falcon Video Systems, the Falcon Classic Systems and FCSC. See Note 2 regarding the reclassification to redeemable partners' equity.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13 -- FCLP (PARENT COMPANY ONLY)

     The following parent-only condensed financial information presents Falcon Communications, L.P.'s balance sheets and related statements of operations and cash flows by accounting for the investments in its subsidiaries on the equity method of accounting. The condensed balance sheet information for 1997 and condensed statement of operations information through September 30, 1998 is for FHGLP (parent only). The accompanying condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto.

                      CONDENSED BALANCE SHEET INFORMATION

                                                                  DECEMBER 31,
                                                             ----------------------
                                                               1997         1998
                                                             ---------    ---------
                                                             (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents..................................  $   8,177    $   1,605
  Receivables:
     Intercompany notes and accrued interest receivable....    226,437      655,128
     Due from affiliates and other entities, of which
       $23,374,000 was contractually restricted or
       otherwise deferred at December 31, 1997 (see Note
       9)..................................................     25,340        2,129
  Prepaid expenses and other...............................        711          236
  Investments in affiliated partnerships...................     12,827           --
  Other investments........................................      1,519           --
  Property, plant and equipment, less accumulated
     depreciation and amortization.........................      1,323        3,599
  Deferred loan costs, less accumulated amortization.......      4,846       20,044
                                                             ---------    ---------
                                                             $ 281,180    $ 682,741
                                                             =========    =========
LIABILITIES:
  Notes payable............................................  $      10    $      --
  Senior notes payable.....................................    282,193      669,982
  Notes payable to affiliates..............................         --       70,805
  Accounts payable.........................................        179          135
  Accrued expenses.........................................     14,025       14,000
  Equity in net losses of subsidiaries in excess of
     investment............................................    230,155      198,492
                                                             ---------    ---------
          TOTAL LIABILITIES................................    526,562      953,414
REDEEMABLE PARTNERS' EQUITY................................    171,373      133,023
PARTNERS' DEFICIT..........................................   (416,755)    (403,696)
                                                             ---------    ---------
                                                             $ 281,180    $ 682,741
                                                             =========    =========

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           FCLP (PARENT COMPANY ONLY)
                 CONDENSED STATEMENT OF OPERATIONS INFORMATION

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                   1996        1997        1998
                                                 --------    --------    ---------
                                                      (DOLLARS IN THOUSANDS)
REVENUES:
Management fees:
     Affiliated Partnerships...................  $  3,962    $  2,873    $   2,120
     Subsidiaries..............................    12,020      13,979       14,010
     International and other...................       413         281           33
                                                 --------    --------    ---------
          Total revenues.......................    16,395      17,133       16,163
                                                 --------    --------    ---------
EXPENSES:
  General and administrative expenses..........     9,096      11,328       21,134
  Depreciation and amortization................       375         274          559
                                                 --------    --------    ---------
          Total expenses.......................     9,471      11,602       21,693
                                                 --------    --------    ---------
          Operating income (loss)..............     6,924       5,531       (5,530)
OTHER INCOME (EXPENSE):
  Interest income..............................    19,884      22,997       50,562
  Interest expense.............................   (27,469)    (30,485)     (59,629)
  Equity in net losses of subsidiaries.........   (50,351)    (56,422)    (105,659)
  Equity in net losses of investee
     partnerships..............................       (73)         (4)         (31)
  Other, net...................................     1,100      (2,455)          --
                                                 --------    --------    ---------
Net loss before extraordinary item.............   (49,985)    (60,838)    (120,287)
Extraordinary item, retirement of debt.........        --          --      (24,196)
                                                 --------    --------    ---------
NET LOSS.......................................  $(49,985)   $(60,838)   $(144,483)
                                                 ========    ========    =========

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           FCLP (PARENT COMPANY ONLY)
                 CONDENSED STATEMENT OF CASH FLOWS INFORMATION

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                      1996       1997       1998
                                                     -------    ------    ---------
                                                         (DOLLARS IN THOUSANDS)
Net cash provided by (used in)
Operating activities...............................  $(8,969)   $1,478    $(418,226)
                                                     -------    ------    ---------
Cash flows from investing activities:
  Distributions from affiliated partnerships.......      773        --        1,820
  Capital expenditures.............................     (242)     (417)      (2,836)
  Investments in affiliated partnerships and other
     investments...................................   (9,000)     (254)      (2,998)
  Proceeds from sale of investments and other
     assets........................................        3       702        1,694
  Proceeds from sale of available-for-sale
     securities....................................    9,502        --           --
  Assets retained by Falcon Holding Group, L.P.....       --        --       (2,893)
                                                     -------    ------    ---------
Net cash provided by (used in) investing
  activities.......................................    1,036        31       (5,213)
                                                     -------    ------    ---------
Cash flows from financing activities:
  Repayment of debt................................     (120)     (131)    (282,203)
  Borrowings from notes payable....................       --        --      650,639
  Borrowings from subsidiaries.....................       --        --       70,805
  Capital contributions............................    5,000        93           --
  Redemption of partners' equity...................       --        --       (1,170)
  Deferred loan costs..............................       --        --      (21,204)
                                                     -------    ------    ---------
Net cash provided by (used in) financing
  activities.......................................    4,880       (38)     416,867
                                                     -------    ------    ---------
Net increase (decrease) in cash and cash
  equivalents......................................   (3,053)    1,471       (6,572)
Cash and cash equivalents, at beginning of year....    9,759     6,706        8,177
                                                     -------    ------    ---------
Cash and cash equivalents, at end of year..........  $ 6,706    $8,177    $   1,605
                                                     =======    ======    =========

                  FALCON COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                   1998*            1999
                                                                ------------    -------------
                                                                                 (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents...................................     $   14,284      $    4,196
  Receivables:
  Trade, less allowance of $670,000 and $600,000 for
     possible losses........................................         15,760          16,236
     Affiliates.............................................          2,322           2,414
  Other assets..............................................         16,779          30,422
  Property, plant and equipment, less accumulated
     depreciation and amortization of $320,209,000 and
     $366,232,000...........................................        505,894         549,476
  Franchise cost, less accumulated amortization of
     $226,526,000 and $263,777,000..........................        397,727         372,322
  Goodwill, less accumulated amortization of $25,646,000 and
     $30,513,000............................................        135,308         131,051
  Customer lists and other intangible costs, less
     accumulated amortization of $59,422,000 and
     $117,721,000...........................................        333,017         280,238
  Deferred loan costs, less accumulated amortization of
     $2,014,000 and $2,886,000..............................         24,331          22,874
                                                                 ----------      ----------
                                                                 $1,445,422      $1,409,229
                                                                 ==========      ==========
                              LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES:
  Notes payable.............................................     $1,611,353      $1,681,454
  Accounts payable..........................................         10,341           3,382
  Accrued expenses..........................................         83,077         139,626
  Customer deposits and prepayments.........................          2,257           2,714
  Deferred income taxes.....................................          8,664           1,681
  Minority interest.........................................            403             546
                                                                 ----------      ----------
TOTAL LIABILITIES...........................................      1,716,095       1,829,403
                                                                 ----------      ----------
REDEEMABLE PARTNERS' EQUITY.................................        133,023         424,280
                                                                 ----------      ----------
PARTNERS' EQUITY (DEFICIT):
  General partner...........................................       (408,369)       (847,641)
  Limited partners..........................................          4,673           3,187
                                                                 ----------      ----------
TOTAL PARTNERS' DEFICIT.....................................       (403,696)       (844,454)
                                                                 ----------      ----------
                                                                 $1,445,422      $1,409,229
                                                                 ==========      ==========

---------------
*As presented in the audited financial statements.

     See accompanying notes to condensed consolidated financial statements.

                  FALCON COMMUNICATIONS, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
REVENUES....................................................  $ 201,789    $ 320,228
                                                              ---------    ---------
OPERATING COSTS AND EXPENSES:
  Programming costs.........................................     39,297       72,253
  Service costs.............................................     21,840       37,318
  General and administrative expenses.......................     44,742       58,253
  Equity-based deferred compensation........................         --       44,600
  Depreciation and amortization.............................     98,284      168,546
                                                              ---------    ---------
     Total operating costs and expenses.....................    204,163      380,970
                                                              ---------    ---------
     Operating loss.........................................     (2,374)     (60,742)
OTHER INCOME (EXPENSE):
  Interest expense, net.....................................    (69,744)     (98,931)
  Equity in net loss of investee partnerships...............       (199)         (41)
  Other income (expense), net...............................     (1,162)       8,126
  Income tax benefit (expense)..............................     (2,848)       3,022
                                                              ---------    ---------
Net loss before extraordinary items.........................    (76,327)    (148,566)
Extraordinary items.........................................    (30,642)          --
                                                              ---------    ---------
NET LOSS....................................................  $(106,969)   $(148,566)
                                                              =========    =========

     See accompanying notes to condensed consolidated financial statements.

                  FALCON COMMUNICATIONS, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1998          1999
                                                              -----------    ---------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Net cash provided by operating activities...................  $    44,361    $  71,585
                                                              -----------    ---------
Cash flows from investing activities:
  Acquisition of cable television systems...................      (83,391)     (26,320)
  Capital expenditures......................................      (63,357)    (102,626)
  Increase in intangible assets.............................       (7,692)      (3,333)
  Cash retained by FHGLP....................................       (1,546)          --
  Proceeds from sale of system..............................           --        3,178
  Other.....................................................           37       (2,048)
                                                              -----------    ---------
          Net cash used in investing activities.............     (155,949)    (131,149)
                                                              -----------    ---------
Cash flows from financing activities:
  Borrowings from notes payable.............................    2,357,607       93,500
  Repayment of debt.........................................   (2,225,120)     (44,121)
  Deferred loan costs.......................................      (25,630)         (70)
  Other.....................................................           83          167
                                                              -----------    ---------
          Net cash provided by financing activities.........      106,940       49,476
                                                              -----------    ---------
Net decrease in cash and cash equivalents...................       (4,648)     (10,088)
Cash and cash equivalents at beginning of period............       13,917       14,284
                                                              -----------    ---------
Cash and cash equivalents at end of period..................  $     9,269    $   4,196
                                                              ===========    =========

     See accompanying notes to condensed consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     Falcon Communications, L.P., a California limited partnership (the "Partnership") and successor to Falcon Holding Group, L.P. ("FHGLP"), owns and operates cable television systems serving small to medium-sized communities and the suburbs of certain cities in 23 states. On September 30, 1998, pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement"), FHGLP acquired the assets and liabilities of Falcon Video Communications, L.P. ("Falcon Video"), in exchange for ownership interests in FHGLP. Simultaneously with the closing of that transaction, in accordance with the Contribution Agreement, FHGLP contributed substantially all of the existing cable television system operations owned by FHGLP and its subsidiaries (including the Falcon Video systems) to the Partnership and TCI Falcon Holdings, LLC ("TCI") contributed certain cable television systems owned and operated by affiliates of TCI (the "TCI systems") to the Partnership (the "TCI Transaction"). In March 1999, AT&T and Tele-Communications, Inc. completed a merger under which Tele-Communications, Inc. became a unit of AT&T called AT&T Broadband & Internet Services, which is now the owner of TCI Falcon Holdings, LLC as a result of the merger. As a result, AT&T Broadband and Internet Services holds approximately 46% of the equity interests of the Partnership and FHGLP holds the remaining 54% and serves as the managing general partner of the Partnership. The TCI Transaction has been accounted for as a recapitalization of FHGLP into the Partnership and the concurrent acquisition by the Partnership of the TCI systems.

     On May 26, 1999, the Partnership and Charter Communications ("Charter") announced a definitive agreement in which Charter will acquire the Partnership in a cash and stock transaction valued at approximately $3.6 billion. Closing of the pending sale is anticipated to take place in the fourth quarter of 1999.

NOTE 2 -- INTERIM FINANCIAL STATEMENTS

     The interim financial statements for the three and nine months ended September 30, 1999 and 1998 are unaudited. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Partnership's latest Annual Report on Form 10-K. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The results of operations for the three and nine months ended September 30, 1999 are not indicative of results for the entire year.

NOTE 3 -- REDEEMABLE PARTNERS' EQUITY

     Redeemable partners' equity has been adjusted as of September 30, 1999 based on the estimated redemption value to be recognized from the pending sale to Charter, which is subject to final determination of working capital and debt balances.

NOTE 4 -- EQUITY-BASED DEFERRED COMPENSATION

     In connection with the pending sale of the Partnership to Charter discussed in Note 1, the Partnership recorded a non-cash charge of $42 million during the three months ended June 30, 1999 related to both the 1993 Incentive Performance Plan ($17.2 million) and the 1999 Employee Restricted Unit Plan ($24.8 million). The estimated amounts were determined based on the value of the underlying ownership units, as established by the pending sale of the Partnership to Charter, and on estimated closing working capital and debt balances of the Partnership. Additional compensation related to the 1993 Incentive Performance Plan of $2.6 million was recorded in the three months ended March 31, 1999 based on management's estimate of the increase in value of the underlying ownership interests since December 31, 1998. Payments

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

under the plans are subject to closing of the sale to Charter, will be determined based on the final working capital and debt balances of the Partnership and will be paid from net sale proceeds. The total recorded deferred compensation expense of $44.6 million under these plans is included in accrued expenses.

     In addition to the amounts expected to be paid pursuant to the plans, management currently expects to pay from net sale proceeds additional bonuses to certain employees in the aggregate amount of approximately $22 million contingent upon the closing of the sale to Charter. Such amounts will be reflected in the condensed consolidated financial statements when the closing of the sale to Charter has occurred.

NOTE 5 -- ACQUISITIONS

     In March 1998, the Partnership acquired substantially all of the assets of Falcon Classic Cable Income Properties, L.P. As discussed in Note 1, on September 30, 1998 the Partnership acquired the TCI systems and the Falcon Video systems in accordance with the Contribution Agreement. The following unaudited condensed consolidated pro forma statement of operations presents the consolidated results of operations of the Partnership as if the acquisitions had occurred at January 1, 1998 and is not necessarily indicative of what would have occurred had the acquisitions been made as of that date or of results which may occur in the future.

                                                             NINE
                                                         MONTHS ENDED
                                                         SEPTEMBER 30,
                                                             1998
                                                         -------------
                                                          (DOLLARS IN
                                                          THOUSANDS)
Revenues...............................................    $ 321,058
Expenses...............................................     (335,064)
                                                           ---------
  Operating loss.......................................      (14,006)
Interest and other expenses............................      (98,127)
                                                           ---------
Loss before extraordinary items........................    $(112,133)
                                                           =========

     In January 1999, the Partnership acquired the assets of certain cable systems serving approximately 591 customers in Oregon for $800,700. On March 15, 1999, the Partnership acquired the assets of certain cable systems serving approximately 7,928 customers in Utah for $6.8 million. On March 22, 1999, the Partnership acquired the assets of the Franklin, Virginia system in exchange for the assets of its Scottsburg, Indiana systems and $8 million in cash and recognized a gain of $8.5 million. The Franklin system serves approximately 9,042 customers and the Scottsburg systems served approximately 4,507 customers. The effects of this transaction on results of operations are not material. On July 30, 1999, the Partnership acquired the assets of certain cable systems serving approximately 6,500 customers in Oregon for $9.5 million.

NOTE 6 -- SALE OF SYSTEMS

     On March 1, 1999, the Partnership contributed $2.4 million cash and certain systems located in Oregon with a net book value of $5.6 million to a joint venture with Bend Cable Communications, Inc., which manages the joint venture. The Partnership owns 17% of the joint venture. These systems had been acquired from Falcon Classic in March 1998, and served approximately 3,471 subscribers at March 1, 1999. On March 26, 1999, the Partnership sold certain systems serving approximately 2,550 subscribers in Kansas for $3.2 million and recognized a gain of $2.5 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tele-Communications, Inc.:

     We have audited the accompanying combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of September 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment, and cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TCI Falcon Systems as of September 30, 1998 and December 31, 1997, and the results of their operations and their cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP

Denver, Colorado
June 21, 1999

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
ASSETS
Trade and other receivables, net............................    $  2,452         $  4,665
Property and equipment, at cost:
  Land......................................................       1,289            1,232
  Distribution systems......................................     151,017          137,767
  Support equipment and buildings...........................      20,687           18,354
                                                                --------         --------
                                                                 172,993          157,353
  Less accumulated depreciation.............................      80,404           69,857
                                                                --------         --------
                                                                  92,589           87,496
                                                                --------         --------
Franchise costs.............................................     399,258          393,540
  Less accumulated amortization.............................      70,045           62,849
                                                                --------         --------
                                                                 329,213          330,691
                                                                --------         --------
Other assets, net of accumulated amortization...............         630              714
                                                                --------         --------
                                                                $424,884         $423,566
                                                                ========         ========
LIABILITIES AND PARENT'S INVESTMENT
Accounts payable............................................    $    729         $    350
Accrued expenses............................................       5,267            3,487
Deferred income taxes (note 4)..............................     124,586          121,183
                                                                --------         --------
          Total liabilities.................................     130,582          125,020
Parent's investment (note 5)................................     294,302          298,546
                                                                --------         --------
Commitments and contingencies (note 6)......................    $424,884         $423,566
                                                                ========         ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT

                                                       JANUARY 1, 1998        YEARS ENDED
                                                           THROUGH            DECEMBER 31,
                                                        SEPTEMBER 30,     --------------------
                                                            1998            1997        1996
                                                       ---------------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
Revenue..............................................     $ 86,476        $113,897    $102,155
Operating costs and expenses:
  Operating (note 5).................................       31,154          39,392      33,521
  Selling, general and administrative................       17,234          19,687      21,695
  Administrative fees (note 5).......................        2,853           5,034       5,768
  Depreciation.......................................       10,317          12,724      12,077
  Amortization.......................................        7,440           9,785       8,184
                                                          --------        --------    --------
                                                            68,998          86,622      81,245
                                                          --------        --------    --------
     Operating income................................       17,478          27,275      20,910
Other income (expense):
  Intercompany interest expense (note 5).............       (4,343)         (5,832)     (4,701)
  Other, net.........................................           28             (84)        (44)
                                                          --------        --------    --------
                                                            (4,315)         (5,916)     (4,745)
                                                          --------        --------    --------
     Earnings before income taxes....................       13,163          21,359      16,165
Income tax expense...................................       (5,228)         (8,808)     (6,239)
                                                          --------        --------    --------
     Net earnings....................................        7,935          12,551       9,926
Parent's investment:
  Beginning of period................................      298,546         319,520     262,752
  Change in due to Tele-Communications, Inc. ("TCI")
     (note 5)........................................      (12,179)        (33,525)     46,842
                                                          --------        --------    --------
  End of period......................................     $294,302        $298,546    $319,520
                                                          ========        ========    ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       JANUARY 1, 1998        YEARS ENDED
                                                           THROUGH            DECEMBER 31,
                                                        SEPTEMBER 30,     --------------------
                                                            1998            1997        1996
                                                       ---------------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
Net earnings.........................................     $  7,935        $ 12,551    $  9,926
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization...................       17,757          22,509      20,261
     Deferred income tax expense.....................        3,403           7,181       4,533
     Changes in operating assets and liabilities, net
       of effects of acquisitions:
       Change in receivables.........................        2,213          (1,644)        (55)
       Change in other assets........................           84            (125)       (248)
       Change in accounts payable and accrued
          expenses...................................        2,159             418        (473)
                                                          --------        --------    --------
          Net cash provided by operating
            activities...............................       33,551          40,890      33,944
                                                          --------        --------    --------
Cash flows from investing activities:
  Capital expended for property and equipment........      (13,540)         (7,586)    (13,278)
  Cash paid for acquisitions.........................           --              --     (68,240)
  Other investing activities.........................         (809)            221         732
                                                          --------        --------    --------
          Net cash used in investing activities......      (14,349)         (7,365)    (80,786)
                                                          --------        --------    --------
Cash flows from financing activities:
  Change in due to TCI...............................      (19,202)        (33,525)     46,842
                                                          --------        --------    --------
          Net cash provided by (used in) financing
            activities...............................      (19,202)        (33,525)     46,842
                                                          --------        --------    --------
          Net change in cash.........................           --              --          --
          Cash:
            Beginning of period......................           --              --          --
                                                          --------        --------    --------
            End of period............................     $     --        $     --    $     --
                                                          ========        ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest...........     $  4,343        $  5,832    $  4,701
                                                          ========        ========    ========
  Cash paid during the period for income taxes.......     $     --        $    140    $     86
                                                          ========        ========    ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
           FOR THE PERIOD FROM JANUARY 1, 1998 TO SEPTEMBER 30, 1998,
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

(1) BASIS OF PRESENTATION

     The combined financial statements include the accounts of thirteen of TCI's cable television systems serving certain subscribers within Oregon, Washington, Alabama, Missouri and California (collectively, the "TCI Falcon Systems"). This combination was created in connection with the Partnership formation discussed below. The TCI Falcon Systems were indirectly wholly-owned by TCI in all periods presented herein up to the date of the Contribution, as defined below. All significant inter-entity accounts and transactions have been eliminated in combination. The combined net assets of the TCI Falcon Systems including amounts due to TCI are referred to as "Parent's Investment".

     TCI's ownership interests in the TCI Falcon Systems, as described above, were acquired through transactions wherein TCI acquired various larger cable entities (the "Original Systems"). The TCI Falcon System's combined financial statements include an allocation of the purchase price and certain purchase accounting adjustments, including the related deferred tax effects, from TCI's acquisition of the Original Systems. Such allocation and the related franchise cost amortization was based on the relative fair market value of the systems acquired. In addition, certain costs of TCI are charged to the TCI Falcon Systems based on their number of customers (see note 5). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI Falcon Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

  Partnership Formation

     On September 30, 1998, TCI and Falcon Holding Group, LP ("Falcon") closed a transaction under a Contribution and Purchase Agreement (the "Contribution"), whereby TCI contributed the TCI Falcon Systems to a newly formed partnership (the "Partnership") between TCI and Falcon in exchange for an approximate 46% ownership interest in the Partnership. The accompanying combined financial statements reflect the position, results of operations and cash flows of the TCI Falcon Systems immediately prior to the Contribution, and, therefore, do not include the effects of such Contribution.

(2) ACQUISITION

     On January 1, 1998, a subsidiary of TCI acquired certain cable television assets in and around Ellensburg, WA from King Videocable Company. On the same date, these assets were transferred to the TCI Falcon Systems. As a result of these transactions, the TCI Falcon Systems recorded non-cash increases in property and equipment of $2,100,000, in franchise costs of $4,923,000, and in parent's investment of $7,023,000. Assuming the acquisition had occurred on January 1, 1997, the TCI Falcon Systems' pro forma results of operations would not have been materially different from the results of operations for the year ended December 31, 1997.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at September 30, 1998 and December 31, 1997 was not significant.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations, and interest during construction are capitalized. During the nine-month period ended September 30, 1998 and for the years ended December 31, 1997 and 1996, interest capitalized was not significant.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  Franchise Costs

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the TCI Falcon Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

  Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary based on an analysis of undiscounted cash flows, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  Revenue Recognition

     Cable revenue for customer fees, equipment rental, advertising, and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

  Combined Statements of Cash Flows

     Transactions effected through the intercompany account with TCI (except for the acquisition and dividend discussed in notes 2 and 5, respectively) have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified for comparability with the 1998 presentation.

(4) INCOME TAXES

     The TCI Falcon Systems were included in the consolidated federal income tax return of TCI. Income tax expense for the TCI Falcon Systems is based on those items in the consolidated calculation applicable to the TCI Falcon Systems. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in amounts due to TCI. Deferred income taxes are based on the book and tax basis differences of the assets and liabilities within the TCI Falcon Systems. The income tax amounts included in the accompanying combined financial statements approximate the amounts that would have been reported if the TCI Falcon Systems had filed a separate income tax return.

     Income tax expense for the nine-month period ended September 30, 1998 and for the years ended December 31, 1997 and 1996 consists of:

                                                      CURRENT    DEFERRED     TOTAL
                                                      -------    --------    -------
                                                          (AMOUNTS IN THOUSANDS)
Nine-month period ended September 30, 1998:
Intercompany allocation.............................  $(1,825)   $    --     $(1,825)
  Federal...........................................       --     (2,778)     (2,778)
  State and local...................................       --       (625)       (625)
                                                      -------    -------     -------
                                                      $(1,825)   $(3,403)    $(5,228)
                                                      =======    =======     =======
Year ended December 31, 1997:
  Intercompany allocation...........................  $(1,487)   $    --     $(1,487)
  Federal...........................................       --     (5,862)     (5,862)
  State and local...................................     (140)    (1,319)     (1,459)
                                                      -------    -------     -------
                                                      $(1,627)   $(7,181)    $(8,808)
                                                      =======    =======     =======
Year ended December 31, 1996:
  Intercompany allocation...........................  $(1,620)   $    --     $(1,620)
  Federal...........................................       --     (4,032)     (4,032)
  State and local...................................      (86)      (501)       (587)
                                                      -------    -------     -------
                                                      $(1,706)   $(4,533)    $(6,239)
                                                      =======    =======     =======

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                 JANUARY 1, 1998       YEARS ENDED
                                                     THROUGH           DECEMBER 31,
                                                  SEPTEMBER 30,     ------------------
                                                      1998           1997       1996
                                                 ---------------    -------    -------
                                                        (AMOUNTS IN THOUSANDS)
Computed "expected" tax expense................      $(4,607)       $(7,476)   $(5,658)
Amortization not deductible for tax purposes...         (198)          (265)      (178)
State and local income taxes, net of federal
  income tax benefit...........................         (406)          (948)      (382)
Other..........................................          (17)          (119)       (21)
                                                     -------        -------    -------
                                                     $(5,228)       $(8,808)   $(6,239)
                                                     =======        =======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities at September 30, 1998 and December 31, 1997 are presented below:

                                                  SEPTEMBER 30,    DECEMBER 31,
                                                      1998             1997
                                                  -------------    ------------
                                                     (AMOUNTS IN THOUSANDS)
Deferred tax asset -- principally due to non-
  deductible accruals...........................    $    146         $    128
                                                    --------         --------
Deferred tax liabilities:
  Property and equipment, principally due to
     differences in depreciation................      24,246           20,985
  Franchise costs, principally due to
     differences in amortization and initial
     basis......................................     100,486          100,326
                                                    --------         --------
          Total gross deferred tax
            liabilities.........................     124,732          121,311
                                                    --------         --------
          Net deferred tax liability............    $124,586         $121,183
                                                    ========         ========

(5) PARENT'S INVESTMENT

     Parent's investment in the TCI Falcon Systems at September 30, 1998 and December 31, 1997 is summarized as follows:

                                                  SEPTEMBER 30,    DECEMBER 31,
                                                      1998             1997
                                                  -------------    ------------
                                                     (AMOUNTS IN THOUSANDS)
Due to TCI......................................    $ 642,228        $224,668
Retained earnings (deficit).....................     (347,926)         73,878
                                                    ---------        --------
                                                    $ 294,302        $298,546
                                                    =========        ========

     The amount due to TCI represents advances for operations, acquisitions and construction costs, as well as, the amounts owed as a result of the allocation of certain costs from TCI. TCI charges intercompany interest expense at variable rates to cable systems within the TCI Falcon Systems based upon amounts due to TCI from the cable systems. Such amounts are due on demand.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On August 15, 1998, TCI caused the TCI Falcon Systems to effect distributions from the TCI Falcon Systems to TCI aggregating $429,739,000 (the "Dividend"). The Dividend resulted in a non-cash increase to the intercompany amounts owed to TCI and a corresponding non-cash decrease to retained earnings.

     As a result of TCI's ownership of 100% of the TCI Falcon Systems prior to the Contribution, the amounts due to TCI have been classified as a component of parent's investment in the accompanying combined financial statements.

     The TCI Falcon Systems purchase, at TCI's cost, substantially all of their pay television and other programming from affiliates of TCI. Charges for such programming were $21,479,000, $25,500,000 and $20,248,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, respectively, and are included in operating expenses in the accompanying combined financial statements.

     Certain subsidiaries of TCI provide administrative services to the TCI Falcon Systems and have assumed managerial responsibility of the TCI Falcon Systems' cable television system operations and construction. As compensation for these services, the TCI Falcon Systems pay a monthly fee calculated on a per-customer basis.

     The intercompany advances and expense allocation activity in amounts due to TCI consists of the following:

                                               JANUARY 1, 1998        YEARS ENDED
                                                   THROUGH            DECEMBER 31,
                                                SEPTEMBER 30,     --------------------
                                                    1998            1997        1996
                                               ---------------    --------    --------
                                                       (AMOUNTS IN THOUSANDS)
Beginning of period..........................     $224,668        $258,193    $211,351
Transfer of cable system acquisition purchase
price........................................        7,023              --      68,240
  Programming charges........................       21,479          25,500      20,248
  Administrative fees........................        2,853           5,034       5,768
  Intercompany interest expense..............        4,343           5,832       4,701
  Tax allocations............................        1,825           1,487       1,620
  Distribution to TCI........................      429,739              --          --
  Cash transfer..............................      (49,702)        (71,378)    (53,735)
                                                  --------        --------    --------
End of period................................     $642,228        $224,668    $258,193
                                                  ========        ========    ========

(6) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of the TCI Falcon Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of TCI Falcon Systems, alleging that the systems' practice of assessing an administrative fee to customers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all customers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     The TCI Falcon Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible the TCI Falcon Systems may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have a material adverse effect upon the combined financial condition of the TCI Falcon Systems.

     The TCI Falcon Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1,268,000, $1,868,000 and $1,370,000 for the nine-month period ended September 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

YEARS ENDING
SEPTEMBER 30,
-------------
1999........................................................  $  762
2000........................................................     667
2001........................................................     533
2002........................................................     469
2003........................................................     414
Thereafter..................................................   2,768
                                                              ------
                                                              $5,613
                                                              ======

     TCI formed a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on TCI's year 2000 remediation efforts, including the year 2000 remediation efforts of the TCI Falcon Systems prior to the Contribution. Subsequent to the date of the Contribution, the year 2000 remediation efforts of the TCI Falcon Systems are no longer the responsibility of TCI or the PMO.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the TCI Falcon Systems or the systems of other companies on which the TCI Falcon Systems relies will be converted in time or that any such failure to convert by the TCI Falcon Systems or other companies will not have a material adverse effect on its financial position, results of operations or cash flows.

                         REPORT OF INDEPENDENT AUDITORS

The Management Committee
  TWFanch-one Co. and TWFanch-two Co.

     We have audited the accompanying combined balance sheets of Fanch Cable Systems (comprised of components of TWFanch-one Co. and TWFanch-two Co.), as of December 31, 1998 and 1997, and the related combined statements of operations, net assets and cash flows for the years then ended. These financial statements are the responsibility of Fanch Cable System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Fanch Cable Systems at December 31, 1998 and 1997, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Denver, Colorado

March 11, 1999
except for Notes 1 and 8, as to which the dates are May 12, 1999 and June 22, 1999, respectively

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                            COMBINED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --    $         --
  Accounts receivable, less allowance for doubtful accounts
     of $406,230 and $412,119 in 1998 and 1997,
     respectively...........................................     2,681,911       2,573,619
  Prepaid expenses and other current assets.................     1,546,251         790,034
                                                              ------------    ------------
Total current assets........................................     4,228,162       3,363,653
Property, plant and equipment:
  Transmission and distribution systems and related
     equipment..............................................   170,156,150     141,800,640
  Furniture and equipment...................................     7,308,581       5,553,886
                                                              ------------    ------------
                                                               177,464,731     147,354,526
  Less accumulated depreciation.............................   (34,878,712)    (19,011,830)
                                                              ------------    ------------
Net property, plant and equipment...........................   142,586,019     128,342,696
Goodwill, net of accumulated amortization of $63,029,579 and
  $46,771,501, in 1998 and 1997, respectively...............   266,776,690     282,543,281
Subscriber lists, net of accumulated amortization of
  $15,023,945 and $8,900,365, in 1998 and 1997,
  respectively..............................................    17,615,055      23,738,635
Other intangible assets, net of accumulated amortization of
  $2,723,918 and $1,586,203, in 1998 and 1997,
  respectively..............................................     2,717,486       4,237,237
Other assets................................................     1,050,815          50,315
                                                              ------------    ------------
Total assets................................................  $434,974,227    $442,275,817
                                                              ============    ============
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and other accrued liabilities............  $ 11,755,752    $  9,685,993
  Subscriber advances and deposits..........................     1,797,068       1,987,336
  Payable to general partner................................     2,576,625       1,895,456
                                                              ------------    ------------
Total current liabilities...................................    16,129,445      13,568,785
Net assets..................................................   418,844,782     428,707,032
                                                              ------------    ------------
Total liabilities and net assets............................  $434,974,227    $442,275,817
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
Revenues:
Service.....................................................  $107,881,831    $102,455,766
  Installation and other....................................    16,672,813      15,079,103
                                                              ------------    ------------
                                                               124,554,644     117,534,869
Operating expenses, excluding depreciation and
  amortization..............................................    36,927,860      35,609,829
Selling, general and administrative expenses................    18,296,290      19,496,885
                                                              ------------    ------------
                                                                55,224,150      55,106,714
Income before other expenses................................    69,330,494      62,428,155
Other expenses:
  Depreciation and amortization.............................    40,918,647      58,089,015
  Management fees...........................................     3,170,784       3,012,943
  Loss on disposal of assets................................     6,246,237       2,746,920
  Other expense, net........................................       181,185         128,554
                                                              ------------    ------------
                                                                50,516,853      63,977,432
                                                              ------------    ------------
Net income (loss)...........................................  $ 18,813,641    $ (1,549,277)
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF NET ASSETS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 TOTAL
                                                              ------------
Net assets at December 31, 1996.............................  $471,180,470
Net loss....................................................    (1,549,277)
Net distributions to partners...............................   (40,924,161)
                                                              ------------
Net assets at December 31, 1997.............................   428,707,032
Net income..................................................    18,813,641
Net distributions to partners...............................   (28,675,891)
                                                              ------------
Net assets at December 31, 1998.............................  $418,844,782
                                                              ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 18,813,641    $ (1,549,277)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................    40,918,647      58,089,015
  Loss on disposal of assets................................     6,246,237       2,746,920
  Decrease (increase) in accounts receivable, prepaid
     expenses and other current assets......................      (864,509)      1,754,581
  (Decrease) increase in accounts payable and other accrued
     liabilities and subscriber advances and deposits.......     2,560,660      (3,214,781)
                                                              ------------    ------------
Net cash provided by operating activities...................    67,674,676      57,826,458
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................   (38,114,463)    (16,863,419)
Additions to intangible assets..............................    (1,109,951)       (466,470)
Proceeds from the disposal of assets........................       225,629         427,592
                                                              ------------    ------------
Net cash used in investing activities.......................   (38,998,785)    (16,902,297)
FINANCING ACTIVITIES
Net distributions to partners...............................   (28,675,891)    (40,924,161)
                                                              ------------    ------------
Net cash used in financing activities.......................   (28,675,891)    (40,924,161)
                                                              ------------    ------------
Net change in cash and cash equivalents.....................            --              --
Cash and cash equivalents at beginning of year..............            --              --
                                                              ------------    ------------
Cash and cash equivalents at end of year....................  $         --    $         --
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1.  BASIS OF PRESENTATION

ACQUISITION BY CHARTER COMMUNICATIONS, INC. AND BASIS OF PRESENTATION

     TWFanch-one Co. and TWFanch-two Co. (collectively the "Partnerships"), both of which are Delaware general partnerships, are affiliated through common control and management. Pursuant to a purchase agreement, dated May 12, 1999 between certain partners of TWFanch-one Co. and TWFanch-two Co. and Charter Communications, Inc. ("Charter"), the partners of the Partnerships entered into a distribution agreement whereby the Partnerships will distribute and/or sell certain of their cable systems ("Combined Systems") to certain of their respective partners. These partners will then sell the Combined Systems through a combination of asset sales and the sale of equity and partnership interests to Charter. The Combined Systems may have some liabilities related to refunds of programming launch credits that are due at the date of the acquisition by Charter. The refund of these credits is contingent upon the acquisition by Charter occurring and the amount will vary based upon the actual sale date.

     Accordingly, these combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. For purposes of determining the financial statement amounts of the Combined Systems, management excluded certain systems (the "Excluded Systems). In order to exclude the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated certain revenues, expenses, assets and liabilities that are not specifically identified to systems based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the respective partnerships. Management believes the basis used for these allocations is reasonable. The Combined Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Combined Systems were a separate legal entity.

DESCRIPTION OF BUSINESS

     The Combined Systems, operating in various states throughout the United States, are principally engaged in operating cable television systems and related activities under non-exclusive franchise agreements.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Combined Systems, as if the Combined Systems were a single company. All material intercompany balances and transactions have been eliminated.

CASH, INTERCOMPANY ACCOUNTS AND DEBT

     Under the Partnerships' centralized cash management system, the cash requirements of its individual operating units were generally provided directly by the Partnerships and the cash generated or used by the Combined Systems was transferred to/from the Partnerships, as appropriate, through the use of intercompany accounts. The resulting intercompany account balances between the Partnerships and the Combined Systems are not intended to be settled. Accordingly, the balances are excluded or included in net assets and all the net cash generated from/(used in) operations, investing activities and financing activities has been included in the Combined Systems' net distributions to partners in the combined statements of cash flows. The Partnerships maintain external debt to fund and manage operations on a centralized basis. Debt, unamortized loan costs and interest expense of the Partnerships have not been allocated to the

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Combined Systems. As such, the debt, unamortized loan costs, and related interest are not representative of the debt that would be required or interest expense incurred if the Combined Systems were a separate legal entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

     The Combined Systems record additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor and overhead. Maintenance and repairs are charged to expense as incurred.

     For financial reporting purposes, the Combined Systems use the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment...............................................    3 to 20 years
Furniture and equipment...................................    4 to 8 1/2
                                                              years

INCOME TAXES

     The Partnerships as entities pay no income taxes, except for an immaterial amount in Michigan. No provision or benefit for income taxes is reported by any of the Combined Systems because the Combined Systems are currently owned by various partnerships and, as such, the tax effects of the Combined Systems' results of operations accrue to the partners.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Combined Systems recognize revenue when services have been delivered. Launch support fees collected from programmers are deferred and recognized over the term of the contract. Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998 and 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

INTANGIBLES

     Intangibles are recorded at cost and are amortized on a straight-line basis over their estimated useful lives. The estimated useful lives are as follows:

                                                               LIVES
                                                               -----
Goodwill...........................................    20 years (10 in 1997)
Subscriber list....................................           5 years
Other, including franchise costs...................        4 -- 10 years

     The estimated useful life of goodwill was changed from 10 years in 1997 to 20 years effective January 1, 1998 to better match the amortization period to anticipated economic lives of the franchises and to better reflect industry practice. This change in estimate resulted in an increase in net income of approximately $20 million for the year ended December 31, 1998.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Amortization expense was $23,519,373 and $43,094,595 for the years ended December 31, 1998 and 1997, respectively.

3.  DISPOSAL OF ASSETS

     During 1998 and 1997, a loss on disposal of assets was recognized on plant that was replaced to technically upgrade the system and for other operational purposes. The loss on the disposal of assets is summarized as follows:

                                                             1998           1997
                                                          -----------    ----------
Cost....................................................  $ 8,004,258    $3,467,785
Accumulated depreciation................................   (1,532,392)     (293,273)
Proceeds................................................     (225,629)     (427,592)
                                                          -----------    ----------
Loss on disposal........................................  $ 6,246,237    $2,746,920
                                                          ===========    ==========

4.  PURCHASE AND SALE OF SYSTEMS

     On March 30, 1997, the Combined Systems acquired cable television systems, including plant, franchise license and business license, serving communities in the states of Pennsylvania and Virginia. The purchase price was $1,400,000, of which $765,000 was allocated to property, plant and equipment and $635,000 was allocated to intangible assets.

     Concurrent with the purchase of the systems in Pennsylvania on March 30, 1997, the Combined Systems sold certain of these assets, including plant, franchise and business license, for $340,000. No gain or loss on this transaction was recorded.

     The above acquisition was accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

5.  RELATED PARTIES

     The Partnerships have entered into a management agreement with an entity (the "Manager") whose sole stockholder is affiliated with several of the Partnerships' general partners. The Partnerships also entered into a management agreement with another of the Partnerships' general partners (the "General Partner"). The agreements provide that the Manager and General Partner will manage their respective systems and receive annual compensation equal to 2.5% of the gross revenues from operations for their respective systems. Management fees for the years ended December 31, 1998 and 1997 were $3,170,784 and $3,012,943, respectively.

     A company affiliated with the Manager provides subscriber billing services for a portion of the Combined Systems' subscribers. The Combined Systems incurred fees for monthly billing and related services in the approximate amounts of $308,943 and $307,368 for the years ended December 31, 1998 and 1997, respectively.

     The Combined Systems purchase the majority of its programming through the Partnerships' General Partner. Fees incurred for programming were approximately $24,600,000 and $22,200,000 for the years ended December 31, 1998 and 1997, respectively.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Manager and General Partner pay amounts on behalf of and receive amounts from the Combined Systems in the ordinary course of business. Accounts receivable and payable of the Combined Systems include amounts due from and due to the Manager and General Partner.

6.  COMMITMENTS

     The Combined Systems, as an integral part of its cable operations, has entered into lease contracts for certain items including tower rental, microwave service and office space. Rent expense, including office, tower and pole rent, for the years ended December 31, 1998 and 1997 was approximately $2,326,328 and $2,154,961, respectively. The majority of these agreements are on month-to-month arrangements and, accordingly, the Combined Systems has no material future minimum commitments related to these leases.

7.  EMPLOYEE BENEFIT PLAN

     TWFanch-one Co. and TWFanch-two Co. each have a defined contribution plan (the Plan) which qualifies under section 401(k) of the Internal Revenue Code. Therefore, each system of the Combined Systems participates in the respective plan. Combined Systems contributions were approximately $342,067 and $288,493 for the years ended December 31, 1998 and 1997, respectively.

8.  SUBSEQUENT EVENTS

     On July 8, 1998, the Combined Systems entered into an Asset Purchase Agreement to acquire cable television systems, including plant, franchise license and business license, serving communities in the states of Maryland, Ohio and West Virginia. The purchase price was $248,000,000, subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on February 24, 1999.

     On June 12, 1998, the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise licenses, and business licenses serving communities in the state of Michigan. The purchase price was $42,000,000, subject to purchase price adjustments. In connection with the agreement, the Combined Systems received an additional $8.76 million in capital contributions. The agreement was completed and the assets were transferred to the Combined Systems on February 1, 1999.

     On January 15, 1999 the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise licenses, and business licenses serving communities in the state of Michigan from a related party. The purchase price was $70 million, subject to purchase price adjustments. The agreement was completed and the assets were transferred to the Combined Systems on March 31, 1999. In connection with the agreement, the Combined Systems received an additional $25 million in capital contributions under a new TWFanch-two partnership agreement.

     On May 12, 1999, the Combined Systems entered into an agreement to acquire the stock of ARH, Ltd. ARH, Ltd. is engaged in the business of owning and operating cable television systems in Texas and West Virginia. The purchase price was $50,000,000 subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on June 22, 1999.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited pro forma operating results as though the acquisitions discussed above had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises and certain other adjustments for the year ended December 31, 1998 is as follows:

Revenues....................................................  $197,803,975
Income from operations......................................  $107,053,905
Net income..................................................  $ 32,130,293

The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been complete as of the assumed date or which may be obtained in the future.

9.  YEAR 2000 (UNAUDITED)

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Combined Systems' computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on recent assessments, the Combined Systems determined that it will be required to modify or replace portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Combined Systems presently believe that with modifications or replacements of existing software and certain hardware, the Year 2000 issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Combined Systems. The Combined Systems believe any cost for the necessary modification or replacement will not be material to the Combined Systems' operations.

     The Combined Systems have queried its significant suppliers and subcontractors that do not share information systems with the Combined Systems (external agents). To date, the Combined Systems are aware of external agents with Year 2000 issues that would materially impact the Combined Systems' results of operations, liquidity or capital resources, if these issues are not addressed. Such agents have represented that they are in the process of addressing these issues and expect to have these issues materially resolved by December 31, 1999. However, the Combined Systems have no means of ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely fashion could materially impact the Combined Systems. The effect of noncompliance by external agents is not determinable.

     Management of the Combined Systems believes it has an effective program in place to resolve material Year 2000 issues in a timely manner. The Combined Systems have contingency plans for certain critical applications and are working on such plans for others.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30    DECEMBER 31
                                                                  1999            1998
                                                              ------------    ------------
                                                              (UNAUDITED)
ASSETS
Current assets:.............................................  $         --    $         --
  Accounts receivable, less allowance for doubtful accounts
     of $759,462 and $406,230 in 1999 and 1998,
     respectively...........................................     4,480,138       2,681,911
  Prepaid expenses and other current assets.................     1,533,531       1,546,251
                                                              ------------    ------------
Total current assets........................................     6,013,669       4,228,162
Property, plant and equipment:
  Transmission and distribution systems and related
     equipment..............................................   280,182,199     170,156,150
  Furniture and equipment...................................    10,819,208       7,308,581
                                                              ------------    ------------
                                                               291,001,407     177,464,731
  Less accumulated depreciation.............................   (53,401,895)    (34,878,712)
                                                              ------------    ------------
Net property, plant and equipment...........................   237,599,512     142,586,019
Intangible assets, net of accumulated amortization of
  $111,172,720 and $80,777,442 in 1999 and 1998,
  respectively..............................................   593,697,446     287,109,231
Other assets................................................        86,960       1,050,815
                                                              ------------    ------------
Total assets................................................  $837,397,587    $434,974,227
                                                              ============    ============
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and other accrued liabilities............  $ 19,185,991    $ 11,755,752
  Subscriber advances and deposits..........................     2,465,771       1,797,068
  Payable to general partner................................            --       2,576,625
                                                              ------------    ------------
Total current liabilities...................................    21,651,762      16,129,445

Net assets..................................................   815,745,825     418,844,782
                                                              ------------    ------------
Total liabilities and net assets............................  $837,397,587    $434,974,227
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------    -----------
                                                                      (UNAUDITED)
Revenues:
Service.....................................................  $126,923,472    $86,957,030
  Installation and other....................................    15,683,420      8,554,224
                                                              ------------    -----------
                                                               142,606,892     95,511,254
Operating expenses, excluding depreciation and
  amortization..............................................    44,200,611     28,275,128
Selling, general and administrative expenses................    19,358,399     13,852,784
                                                              ------------    -----------
                                                                63,559,010     42,127,912
Income before other expenses................................    79,047,882     53,383,342
Other expenses:
  Depreciation and amortization.............................    45,451,126     35,698,670
  Management fees...........................................     3,601,839      2,387,638
  Loss on disposal of assets................................       337,763        135,802
  Other expense, net........................................       100,402        119,518
                                                              ------------    -----------
                                                                49,491,130     38,341,628
                                                              ------------    -----------
Net income..................................................  $ 29,556,752    $15,041,714
                                                              ============    ===========

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF NET ASSETS
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                 TOTAL
                                                              ------------
Net assets at December 31, 1997.............................  $428,707,032
Net income for the nine months ended September 30, 1998.....    15,041,714
Net distributions to partners...............................   (13,576,769)
                                                              ------------
Net assets at September 30, 1998............................  $430,171,977
                                                              ============

Net assets at December 31, 1998.............................  $418,844,782
Net income for the nine months ended September 30, 1999.....    29,556,752
Contributions from partners, net of distributions...........   367,344,291
                                                              ------------
Net assets at September 30, 1999............................  $815,745,825
                                                              ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30
                                                             ------------------------------
                                                                 1999             1998
                                                             -------------    -------------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................  $  29,556,752    $  15,041,714
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................     45,451,126       35,698,670
  Loss on disposal of assets...............................        337,763          135,802
  Decrease/(increase) in accounts receivable, prepaid
     expenses and other current assets.....................       (821,652)         274,414
  Increase (decrease) in accounts payable and other accrued
     liabilities, and subscriber advances and deposits and
     deferred revenue......................................      5,522,317       (1,981,447)
                                                             -------------    -------------
Net cash provided by operating activities..................     80,046,306       49,169,153
INVESTING ACTIVITIES
Acquisition of cable systems...............................   (409,716,015)      (9,705,152)
Purchases of property, plant and equipment.................    (37,674,582)     (25,887,232)
                                                             -------------    -------------
Net cash used in investing activities......................   (447,390,597)     (35,592,384)
FINANCING ACTIVITIES
Net contributions from (distribution to) partners..........    367,344,291      (13,576,769)
                                                             -------------    -------------
Net cash provided by (used in) financing activities........    367,344,291      (13,576,769)
                                                             -------------    -------------
Net change in cash and cash equivalents....................             --               --
Cash and cash equivalents at beginning of year.............             --               --
                                                             -------------    -------------
Cash and cash equivalents at end of year...................  $          --    $          --
                                                             =============    =============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1999

1.  BASIS OF PRESENTATION

ACQUISITION BY CHARTER COMMUNICATIONS, INC. AND BASIS OF PRESENTATION

     TWFanch-one Co. and TWFanch-two Co. (collectively the "Partnerships"), both of which are Delaware general partnerships, are affiliated through common control and management. Pursuant to a purchase agreement, dated May 21, 1999 between certain partners of TWFanch-one Co. and TWFanch-two Co. and Charter Communications, Inc. ("Charter"), the partners of the Partnership entered into a distribution agreement whereby the partnerships will distribute and/or sell certain of their cable systems ("Combined Systems") to certain of their respective partners. These partners will then sell the Combined Systems through a combination of asset sales and sale of equity and partnership interests to Charter.

     Accordingly, these combined financial statements of the Combined Systems reflect "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. For purposes of determining the financial statement amounts of the Combined Systems, management excluded certain systems (the "Excluded Systems"). In order to exclude the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated certain revenues, expenses, assets and liabilities that are not specifically identified to systems based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the respective partnerships. Management believes the basis used for these allocations is reasonable. The Combined Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Combined Systems were a separate legal entity.

     The accompanying combined financial statements as of and for the periods ended June 30, 1999 and 1998 are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. Interim results of operations are not indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited combined financial statements of Fanch Cable Systems (comprised of components of TWFanch-one Co. and TWFanch-two Co.).

DESCRIPTION OF BUSINESS

     The Combined Systems, operating in various states throughout the United States, are principally engaged in operating cable television systems and related activities under non-exclusive franchise agreements.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Combined Systems, as if the Combined Systems were a single company. All material intercompany balances and transactions have been eliminated.

CASH, INTERCOMPANY ACCOUNTS AND DEBT

     Under the Partnerships' centralized cash management system, cash requirements of its individual operating units were generally provided directly by the Partnerships and the cash

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

generated or used by the Combined Systems was transferred to/from the Partnerships, as appropriate, through the intercompany accounts. The intercompany account balances between the Partnerships and the Combined Systems are not intended to be settled. Accordingly, the balances are excluded/included in net assets and all the cash generated from operations, investing activities and financing activities have been included in the Combined Systems' net distributions from/to partners in the combined statements of cash flows. The Partnerships maintain all external debt to fund and manage operations on a centralized basis. Debt, unamortized loan costs and interest expense of the Partnerships have not been allocated to the Combined Systems. As such debt, unamortized loan costs, and related interest expense are not representative of the debt that would be required or interest expense incurred if the Combined Systems were a separate legal entity.

2.  ACQUISITIONS

     On May 12, 1999, the Combined Systems entered into an agreement to acquire the stock of ARH, Ltd. ARH, Ltd. is engaged in the business of owning and operating cable television systems in Texas and West Virginia. The purchase price was $50 million subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on June 22, 1999.

     On June 12, 1998, the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise license, and business license serving communities in the state of Michigan. The purchase price was $42 million subject to purchase price adjustments. In connection with the agreement, the Combined Systems received an additional $8.76 million in capital contributions. The agreement was completed and the assets were transferred to the Combined Systems on February 1, 1999.

     On July 8, 1998, the Combined Systems entered into an Asset Purchase Agreement to acquire cable television systems, including plant, franchise license and business license, serving communities in the states of Maryland, Ohio and West Virginia. The purchase price was $248 million subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on February 24, 1999.

     On January 15, 1999 the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise license, and business license serving communities in the state of Michigan from a related party. The purchase price was $70 million, subject to purchase price adjustments. The agreement was completed and the assets were transferred to the Combined Systems on March 31, 1999. In connection with the agreement, the Combined Systems received an additional $25 million in capital contributions under a new TWFanch-two partnership agreement.

     Unaudited proforma operating results as though the acquisitions discussed above had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises and certain other adjustments are as follows:

                                                            NINE MONTHS ENDED
                                                               SEPTEMBER 30
                                                       ----------------------------
                                                           1999            1998
                                                       ------------    ------------
Revenues.............................................  $202,585,141    $150,691,684
Income from operations...............................  $111,618,616    $ 81,193,123
Net income...........................................  $ 42,902,637    $ 21,255,530

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been complete as of the assumed date or which may be obtained in the future.

                        BRESNAN COMMUNICATIONS GROUP LLC

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
                           ASSETS
Cash and cash equivalents...................................    $  6,636        $     877
Restricted cash.............................................      47,199              338
Trade and other receivables, net............................       8,874            9,653
Property and equipment, at cost:
  Land and buildings........................................       4,123            6,860
  Distribution systems......................................     443,114          505,946
  Support equipment.........................................      50,178           56,243
                                                                --------        ---------
                                                                 497,415          569,049
  Less accumulated depreciation.............................     190,752          215,185
                                                                --------        ---------
                                                                 306,663          353,864
Franchise costs, net........................................     291,103          320,650
Other assets, net of accumulated amortization...............       3,961           20,198
                                                                --------        ---------
     Total assets...........................................    $664,436        $ 705,580
                                                                ========        =========
         LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Accounts payable............................................    $  3,193        $   3,035
Accrued expenses............................................      13,395           21,036
Accrued interest............................................      21,835            7,622
Due to affiliated companies.................................          --           12,969
Debt........................................................     232,617          869,211
Other liabilities...........................................      11,648            7,329
                                                                --------        ---------
     Total liabilities......................................     282,688          921,202
Member's equity (deficit)...................................     381,748         (215,622)
                                                                --------        ---------
Commitments and contingencies
     Total liabilities and member's equity (deficit)........    $664,436        $ 705,580
                                                                ========        =========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

      CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY (DEFICIT)
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   NINE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              --------    ---------
Revenue.....................................................  $192,855    $ 209,749
Operating costs and expenses:
  Programming...............................................    47,129       53,178
  Operating.................................................    19,898       23,058
  Selling, general and administrative.......................    42,269       51,563
  Depreciation and amortization.............................    40,193       42,653
                                                              --------    ---------
                                                               149,489      170,452
                                                              --------    ---------
     Operating income.......................................    43,366       39,297
Other income (expense):
  Interest expense:
     Related party..........................................    (1,424)        (152)
     Other..................................................   (12,491)     (49,034)
  Gain on sale of cable television systems..................     6,869          422
  Other, net................................................      (190)        (690)
                                                              --------    ---------
                                                                (7,236)     (49,454)
                                                              --------    ---------
     Net earnings (loss)....................................    36,130      (10,157)
Member's equity (deficit)
  Beginning of period.......................................   359,098      381,748
  Operating expense allocations and charges.................    50,789           --
  Cash transfers, net.......................................   (80,270)          --
  Capital contributions by members..........................        --      136,500
  Capital distributions to members..........................        --     (723,713)
                                                              --------    ---------
  End of period.............................................  $365,747    $(215,622)
                                                              ========    =========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                1998        1999
                                                              --------    ---------
Cash flows from operating activities:
Net earnings (loss).........................................  $ 36,130    $ (10,157)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    40,193       42,653
     Gain on sale of cable systems..........................    (6,869)        (422)
     Amortization of debt discount and deferred financing
      costs.................................................        --       14,011
     Changes in operating assets and liabilities, net of
      effects of acquisitions:
       Change in receivables................................     4,639         (752)
       Change in other assets...............................       332       (1,070)
       Change in accounts payable, accrued expenses and
        other liabilities...................................       401        1,916
       Other, net...........................................      (381)       1,955
                                                              --------    ---------
          Net cash provided by operating activities.........    74,445       48,134
                                                              --------    ---------
Cash flows from investing activities:
  Capital expended for property and equipment...............   (33,317)     (59,367)
  Capital expended for franchise costs......................    (3,915)          --
  Cash paid in acquisitions.................................   (28,439)     (66,387)
  Proceeds on dispositions of cable televisions systems.....    12,000        4,795
  Change in restricted cash.................................      (250)      46,861
                                                              --------    ---------
          Net cash provided by (used in) investing
            activities......................................    53,921      (74,098)
                                                              --------    ---------
Cash flows from financing activities:
  Borrowings under note agreement...........................    42,900      901,851
  Repayments under note agreement...........................   (26,225)    (276,137)
  Deferred finance costs paid...............................        --      (18,297)
  Contributions from members................................        --      136,500
  Distributions to members..................................   (29,481)    (723,712)
                                                              --------    ---------
          Net cash provided by (used in) financing
            activities......................................   (12,806)      20,205
                                                              --------    ---------
          Net increase (decrease) in cash...................     7,718       (5,759)
Cash and cash equivalents:
  Beginning of period.......................................     6,957        6,636
                                                              --------    ---------
  End of period.............................................  $ 14,675    $     877
                                                              ========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest.......................  $ 12,694    $  49,388
                                                              ========    =========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) BASIS OF PRESENTATION

     Bresnan Communications Group LLC and its subsidiaries ("BCG" or the "Company") are wholly owned by Bresnan Communications Company Limited Partnership, a Michigan limited partnership ("BCCLP"). BCG is a Delaware limited liability corporation formed on August 5, 1998 for the purpose of acting as co-issuer with its wholly-owned subsidiary, Bresnan Capital Corporation ("BCC"), of $170,000 aggregate principal amount at maturity of 8% Senior Notes and $275,000 aggregate principal amount at maturity of 9.25% Senior Discount Notes, both due in 2009 (collectively the "Notes"). Prior to the issuance of the Notes on February 2, 1999, BCCLP completed the terms of a contribution agreement dated June 3, 1998, as amended, whereby certain affiliates of Tele-Communications, Inc. ("TCI") contributed certain cable television systems along with assumed TCI debt of approximately $708,854 to BCCLP. In addition, Blackstone BC Capital Partners L.P. and affiliates contributed $136,500 to BCCLP. Upon completion of the Notes offering on February 2, 1999 BCCLP contributed all of its assets and liabilities to BCG, which formed a wholly owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all of its assets and certain liabilities. The above noted contributed assets and liabilities were accounted for at predecessor cost because of the common ownership and control of TCI and have been reflected in the accompanying financial statements in a manner similar to a pooling of interests.

     The Company owns and operates cable television systems in small- and medium-sized communities in the midwestern United States.

     The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for the period ended September 30, 1999 are not necessarily indicative of results for a full year. These consolidated financial statements should be read in conjunction with the combined financial statements and notes thereto of the predecessor to the Company contained in the Bresnan Communications Group Systems financial statements for the year ended December 31, 1998. The accompanying comparative consolidated financial statements include the financial information of Bresnan Communications Group Systems (the predecessor of the Company) prior to February 2, 1999.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITIONS AND DISPOSITIONS

     In September 1998, the Company acquired certain cable television assets located in Minnesota, which were accounted for under the purchase method. The purchase price was allocated to the cable television assets acquired in relation to their fair values as increases in property and equipment of $3,396 and franchise costs of $8,354. In addition, the Company acquired two additional systems in the first quarter of 1999 which were accounted for under the purchase method. The purchase prices were allocated to the cable television assets acquired in relation to their estimated fair values as increases in property and equipment of $22,200 and franchise costs of $44,600.

                        BRESNAN COMMUNICATIONS GROUP LLC

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     The results of operations of these cable television systems have been included in the accompanying consolidated statements of operations from their dates of acquisition. Pro forma information has not been presented because the effect was not significant.

     The Company also disposed of cable television systems during 1998 and 1999 for gross proceeds of $12,000 and $4,400 respectively, resulting in gains on sale of cable television systems of $6,869 and $422 for 1998 and 1999, respectively. The results of operations of these cable television systems through the dates of the dispositions and the gain (loss) from the dispositions have been included in the accompanying consolidated statements of operations. As part these dispositions, the Company received cash that is restricted to reinvestment in additional cable television systems.

     On August 31, 1999 and September 29, 1999, a subsidiary of the company entered into agreements to acquire cable television systems serving approximately 11,400 basic subscribers in Minnesota for an aggregate of approximately $26 million. On August 31, 1999, a company subsidiary also entered into agreements to acquire cable television systems serving approximately 12,300 basic subscribers in Wisconsin for an aggregate of approximately $36.9 million. The Company anticipates the transactions to be consummated late in the fourth quarter of 1999 or in the first quarter of 2000 and will be financed through operating cash flows and additional borrowings under our Senior Credit Facility.

(3) DEBT

     Debt is summarized as follows:

                                                            SEPTEMBER 30, 1999
                                                            ------------------
Senior Credit Facility(a).................................       $512,000
Senior Notes Payable(b)...................................        170,000
Senior Discount Notes Payable(b)..........................        185,902
Other Debt................................................          1,309
                                                                 --------
                                                                 $869,211
                                                                 ========

---------------
(a) The Senior Credit Facility represents borrowings under a $650,000 senior reducing revolving credit and term loan facility as documented in the loan agreement as of February 2, 1999. The Senior Credit Facility has a current available commitment of $650,000 of which $512,000 is outstanding at September 30, 1999. The Senior Credit Facility provides for three tranches, a revolving loan tranche for $150,000 (the "Revolving Loan"), a term loan tranche of $328,000 (the "A Term Loan" and together with the Revolving Loan, "Facility A") and a term loan tranche of $172,000 (the "Facility B").

     The commitments under the Senior Credit Facility will reduce commencing with the quarter ending March 31, 2002. Facility A permanently reduces in quarterly amounts ranging from 2.5% to 7.5% of the Facility A amount starting March 31, 2002 and matures approximately eight and one half years after February 2, 1999. Facility B is also to be repaid in quarterly installments of .25% of the Facility B amount beginning in March 2002 and matures approximately nine years after February 2, 1999, on which date all remaining amounts of Facility B will be due and payable. Additional reductions of the Senior Credit Facility will also be required upon certain asset sales, subject to the right of the Company and its

                        BRESNAN COMMUNICATIONS GROUP LLC

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     subsidiaries to reinvest asset sale proceeds under certain circumstances. The interest rate options include a LIBOR option and a Prime Rate option plus applicable margin rates based on the Company's total leverage ratio, as defined. The rate applicable to balances outstanding at September 30, 1999 ranged from 7.06% to 8.27%. Covenants of the Senior Credit Facility require, among other conditions, the maintenance of specific levels of the ratio of cash flows to future debt and interest expense and certain limitations on additional investments, indebtedness, capital expenditures, asset sales and affiliate transactions. In addition, the Company is required to pay a commitment fee on the unused revolver portion of Facility A which will accrue at a rate ranging from .25% to .375% per annum, depending on the Company's total leverage ratio, as defined.

(b) On February 2, 1999, the Company issued $170,000 aggregate principal amount senior notes payable (the "Senior Notes"). In addition, on the same date, the Company issued $275,000 aggregate principal amount at maturity of senior discount notes, (the "Senior Discount Notes") for approximately $175,021 gross proceeds (collectively the "Notes").

    The Senior Notes are unsecured and will mature on February 1, 2009. The Senior Notes bear interest at 8% per annum payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1999.

    The Senior Discount Notes are unsecured and will mature on February 1, 2009. The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and will accrete at a rate of approximately 9.25% per annum, compounded semi-annually, to an aggregate principal amount of $275,000 on February 1, 2004. Subsequent to February 1, 2004, the Senior Discount Notes will bear interest at a rate of 9.25% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2004.

    The Company may elect, upon not less than 60 days prior notice, to commence the accrual of interest on all outstanding Senior Discount Notes on or after February 1, 2002, in which case the outstanding principal amount at maturity of each Senior Discount Note will on such commencement date be reduced to the accreted value of such Senior Discount Note as of such date and interest shall be payable with respect to the Senior Discount Notes on each February and August 1 thereafter.

     The Company may not redeem the Notes prior to February 1, 2004 except that prior to February 1, 2002, the Company may redeem up to 35% of the Senior Notes and Senior Discount Notes at redemption prices equal to 108% and 109% of the applicable principal amount and accreted value, respectively. Subsequent to February 1, 2004, the Company may redeem the Notes at redemption prices declining annually from approximately 104% of the principal amount or accreted value.

     Bresnan Communications Group LLC and its wholly owned subsidiary Bresnan Capital Corporation are the sole obligors of the Senior Notes and Senior Discount Notes. Bresnan Communications Group LLC has no other assets or liabilities other than its investment in its wholly owned subsidiary Bresnan Telecommunications Company LLC. Bresnan Capital Corporation has no other assets or liabilities.

     On August 6, 1999, the Company and Bresnan Capital Corporation commenced an offer to exchange all of the privately placed and outstanding $170,000,000 aggregate principal

                        BRESNAN COMMUNICATIONS GROUP LLC

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     amount of their 8% Senior Notes due 2009 and $275,000,000 aggregate principal amount at maturity of their 9.25% Senior Discount Notes due 2009 for an aggregate principal amount of $170,000,000 of their registered 8% Senior Notes due 2009, Series B and an aggregate principal amount at maturity of $275,000,000 of their registered 9.25% Senior Discount Notes due 2009, Series B. At the completion of the exchange offer on September 3, 1999, all of the outstanding notes had been tendered for exchange.

     Upon change of control of the Company, the holders of the notes have the right to require the Company to purchase the outstanding notes at a price equal to 101% of the principal amount or accreted value plus accrued and unpaid interest. (See note 6 "Proposed Sale of the Company").

     The Company has entered into interest rate swap agreements to effectively fix or set maximum interest rates on a portion of its floating rate long-term debt. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements.

     At September 30, 1999, such Interest Rate Swap agreements effectively fixed or set a maximum LIBOR base interest rates between 8.0% and 8.02% on an aggregate notional principal amount of $50,000 which rates would become effective upon the occurrence of certain events. The effect of the Interest Rate Swap on interest expense for the nine months ended September 30, 1998 and 1999 was not significant. The expiration dates of the Interest Rate Swaps ranges from April 1, 2000 to April 3, 2000. The difference between the fair market value and book value of long-term debt and the Interest Rate Swaps at September 30, 1998 and 1999 is not significant.

(4) TRANSACTIONS WITH RELATED PARTIES

     BCG and its predecessor purchased, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $40,730 and $46,144 for the nine months ended September 30, 1998 and 1999, respectively, and are included in programming expenses in the accompanying consolidated financial statements.

     Prior to February 2, 1999, certain affiliates of the predecessor to BCG provided administrative services to BCG and assumed managerial responsibility of BCG's cable television system operations and construction. As compensation for these services, BCG paid a monthly fee calculated pursuant to certain agreed upon formulas. Subsequent to the TCI Transaction on February 2, 1999, certain affiliates of BCG provide administrative services and have assumed managerial responsibilities of BCG. As compensation for these services BCG pays a monthly fee equal to approximately 3% of gross revenues. Such aggregate charges totaled $10,059 and $7,690 and have been included in selling, general and administrative expenses for the nine months ended September 30, 1998 and 1999, respectively.

(5) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

                        BRESNAN COMMUNICATIONS GROUP LLC

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain associated costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable service offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of BCG believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of BCG, alleging that the systems' practice of assessing an administrative fee to the subscribers whose payments are delinquent constitutes an invalid liquidated damage provision and a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     BCG has additional contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible that BCG may incur losses upon conclusion of these matters and the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have material adverse effect upon the combined financial condition of BCG.

     BCG leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $2,218 and $2,605 during the nine months ended September 30, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years. It is expected that, in the normal

                        BRESNAN COMMUNICATIONS GROUP LLC

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

course of business, expiring leases will be renewed or replaced by leases on the same or other properties.

     During 1999, BCG has continued enterprise-wide comprehensive efforts to assess and remediate its respective computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. Such year 2000 remediation efforts include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. BCG also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess affiliates' year 2000 status.

     BCG formed a year 2000 program management team to organize and manage its year 2000 remediation efforts. The program management team is responsible for overseeing, coordinating and reporting on its respective year 2000 remediation efforts.

     During 1999, the project management team continued its surveys of significant third-party vendors and suppliers whose systems, services or products are important to its operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services). BCG has instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. BCG is also requiring testing to validate the year 2000 compliance of certain critical products and services. The year 2000 readiness of such providers is critical to continued provision of cable service.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the systems of BCG or the systems of other companies on which they rely will be converted in time, or that any such failure to convert by BCG or other companies will not have a material adverse effect on the financial position, results of operations or cash flows of BCG.

(6) PROPOSED SALE OF THE COMPANY

     In June 1999, the Partners of BCCLP entered into an agreement to sell all of their partnership interests in BCCLP to Charter Communications Holding Company, LLC for a purchase price of approximately $3.1 billion in cash and equity which will be reduced by the assumption of BCCLP's debt at closing. BCCLP anticipates that this transaction will close in the first half of 2000. (See
Note 3 "Debt" for discussion of the impact on outstanding indebtedness).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tele-Communications, Inc.:

     We have audited the accompanying combined balance sheets of Bresnan Communications Group Systems, (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1998, and the related combined statements of operations and Parents' investment and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Bresnan Communications Group Systems management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bresnan Communications Group Systems, as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP

Denver, Colorado
April 2, 1999

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
                           ASSETS
Cash and cash equivalents...................................  $  6,957     $  6,636
Restricted cash (note 3)....................................        --       47,199
Trade and other receivables, net............................    11,700        8,874
Property and equipment, at cost:
  Land and buildings........................................     5,229        4,123
  Distribution systems......................................   410,158      443,114
  Support equipment.........................................    45,687       50,178
                                                              --------     --------
                                                               461,074      497,415
  Less accumulated depreciation.............................   157,618      190,752
                                                              --------     --------
                                                               303,456      306,663
Franchise costs, net........................................   291,746      291,103
Other assets, net of accumulated amortization...............     3,339        3,961
                                                              --------     --------
     Total assets...........................................  $617,198     $664,436
                                                              ========     ========
            LIABILITIES AND PARENTS' INVESTMENT
Accounts payable............................................  $  2,071     $  3,193
Accrued expenses............................................    11,809       13,395
Accrued interest............................................    20,331       21,835
Debt........................................................   214,170      232,617
Other liabilities...........................................     9,719       11,648
                                                              --------     --------
     Total liabilities......................................   258,100      282,688
Parents' investment.........................................   359,098      381,748
                                                              --------     --------
Commitments and contingencies (note 7)
     Total liabilities and Parents' investment..............  $617,198     $664,436
                                                              ========     ========

            See accompanying notes to combined financial statements.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENTS' INVESTMENT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                            1996        1997        1998
                                                          --------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
Revenue.................................................  $216,609    $247,108    $261,964
Operating costs and expenses:
  Programming (note 6)..................................    46,087      53,857      63,686
  Operating.............................................    31,405      31,906      28,496
  Selling, general and administrative (note 6)..........    52,485      50,572      58,568
  Depreciation and amortization.........................    50,908      53,249      54,308
                                                          --------    --------    --------
                                                           180,885     189,584     205,058
                                                          --------    --------    --------
     Operating income...................................    35,724      57,524      56,906
Other income (expense):
  Interest expense:
     Related party (note 4).............................    (1,859)     (1,892)     (1,872)
     Other..............................................   (13,173)    (16,823)    (16,424)
  Gain on sale of cable television systems..............        --          --      27,027
  Other, net............................................      (844)       (978)       (273)
                                                          --------    --------    --------
                                                           (15,876)    (19,693)      8,458
                                                          --------    --------    --------
     Net earnings.......................................    19,848      37,831      65,364
Parents' investment:
  Beginning of year.....................................   344,664     347,188     359,098
  Operating expense allocations and charges (notes 4 and
     6).................................................    54,643      60,389      71,648
  Net assets of acquired systems (note 3)...............        --      33,635          --
  Cash transfers, net...................................   (71,967)   (119,945)   (114,362)
                                                          --------    --------    --------
  End of year...........................................  $347,188    $359,098    $381,748
                                                          ========    ========    ========

            See accompanying notes to combined financial statements.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                               1996       1997       1998
                                                              -------    -------    -------
                                                                 (AMOUNTS IN THOUSANDS)
Cash flows from operating activities
Net earnings................................................  $19,848    $37,831    $65,364
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................   50,908     53,249     54,308
     Gain on sale of cable television systems...............       --         --    (27,027)
     Other noncash charges..................................    1,171      2,141        452
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Change in receivables................................     (291)    (3,413)     2,826
       Change in other assets...............................     (144)       164         --
       Change in accounts payable, accrued expenses and
          other liabilities.................................    7,178      2,305      6,141
       Other, net...........................................      473        271        297
                                                              -------    -------    -------
          Net cash provided by operating activities.........   79,143     92,548    102,361
                                                              -------    -------    -------
Cash flows from investing activities:
  Capital expended for property and equipment...............  (78,248)   (33,875)   (58,601)
  Capital expended for franchise costs......................      (87)    (1,407)      (157)
  Cash received in acquisitions.............................       --      1,179     28,681
  Change in restricted cash.................................       --         --    (47,199)
                                                              -------    -------    -------
          Net cash used in investing activities.............  (78,335)   (34,103)   (77,276)
                                                              -------    -------    -------
Cash flows from financing activities:
  Borrowings under note agreement...........................   40,300     31,300     49,400
  Repayments under note agreement...........................  (18,546)   (24,364)   (30,953)
  Deferred finance costs paid...............................     (595)    (2,121)    (1,139)
  Change in Parents' investment.............................  (24,259)   (59,556)   (42,714)
                                                              -------    -------    -------
          Net cash used in financing activities.............   (3,100)   (54,741)   (25,406)
                                                              -------    -------    -------
          Net increase (decrease) in cash...................   (2,292)     3,704       (321)
Cash and cash equivalents:
  Beginning of year.........................................    5,545      3,253      6,957
                                                              -------    -------    -------
  End of year...............................................  $ 3,253    $ 6,957    $ 6,636
                                                              =======    =======    =======
Supplemental disclosure of cash flow information --
  Cash paid during the year for interest....................  $12,996    $16,971    $16,792
                                                              =======    =======    =======

            See accompanying notes to combined financial statements.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

(1) BASIS OF PRESENTATION AND PARTNERSHIP FORMATION

     The financial statements of Bresnan Communications Group Systems are the combination of the financial statements of Bresnan Communications Company Limited Partnership ("BCCLP") and certain additional cable television systems (the "TCI Bresnan Systems") owned by affiliates of Tele-Communications, Inc. ("TCI"). BCCLP and the TCI Bresnan Systems are under the common ownership and control of TCI for all periods presented. Based on such common ownership and control, the accompanying financial statements are presented herein at historical cost on a combined basis and will serve as a predecessor to Bresnan Communications Group LLC. The combined net assets of Bresnan Communications Group Systems are herein referred to as "Parents' investment".

     BCCLP is a partnership between a subsidiary of TCI and William J. Bresnan and certain entities which he controls (collectively, the "Bresnan Entities"). BCCLP owns and operates cable television systems principally located in the midwestern United States. TCI and the Bresnan Entities hold 78.4% and 21.6% interests, respectively, in BCCLP.

     Certain of the TCI Bresnan Systems have been acquired through transactions whereby TCI acquired various larger cable entities (the "Original Systems"). The accounts of certain of the TCI Bresnan Systems include allocations of purchase accounting adjustments from TCI's acquisition of the Original Systems. Such allocations and the related franchise cost amortization are based upon the relative fair market values of the systems involved. In addition, certain costs of TCI and the Bresnan Entities are charged to the Bresnan Communications Group Systems based on the methodologies described in note 6. Although such allocations are not necessarily indicative of the costs that would have been incurred by the Bresnan Communications Group Systems on a stand alone basis, management of TCI and the Bresnan Entities believe that the resulting allocated amounts are reasonable.

     On June 3, 1998, certain affiliates of TCI, the Bresnan Entities, BCCLP and Blackstone Cable Acquisition Company, LLC ("Blackstone") (collectively, the "Partners") entered into a Contribution Agreement. Effective February 2, 1999 under the terms of the contribution agreement, certain systems of affiliates of TCI were transferred to BCCLP along with approximately $708,854 of assumed TCI debt (the "TCI Transaction") which is not reflected in the accompanying combined financial statements. At the same time, Blackstone contributed $136,500 to BCCLP. As a result of these transactions, the Bresnan Entities remain the managing partner of BCCLP, with a 10.2% combined general and limited partner interest, while TCI and Blackstone are 50% and 39.8% limited partners of BCCLP, respectively. The amount of the assumed TCI debt will be adjusted based on certain working capital adjustments at a specified time after the consummation of TCI Transaction. Upon completion of these transactions BCCLP formed a wholly-owned subsidiary, Bresnan Communications Group LLC ("BCG"), into which it contributed all its assets and liabilities. Simultaneous with this transaction Bresnan Communications Group LLC formed a wholly-owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all its assets and liabilities.

     In anticipation of these transactions, on January 25, 1999, BCG sold $170,000 aggregate principal amount of 8% senior notes (the "Senior Notes") due 2009 and $275,000 aggregate principal amount at maturity (approximately $175,000 gross proceeds) of 9.25% senior discount notes (the "Senior Discount Notes") due 2009. The net proceeds from the offering of the Senior Notes and the Senior Discount Notes approximated $336,000 after giving effect to discounts and

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

commissions. Also, BTC borrowed $508,000 of $650,000 available under a new credit facility (the "Credit Facility").

     The proceeds of the Senior Notes, the Senior Discount Notes and the Credit Facility were used to retire the assumed TCI debt and the outstanding debt of the Bresnan Communications group systems prior to the TCI Transaction (see Note
4), as well as the payment of certain fees and expenses. Deferred financing costs of $2.6 million associated with the retired debt will be written off.

     After giving effect to the issuance of debt noted above, the unaudited proforma debt outstanding at December 31, 1998 would be $857 million and the Parents' investment would decrease to a deficit position of $206 million at December 31, 1998.

     On March 9, 1999, AT&T Corp. ("AT&T") acquired TCI in a merger (the "AT&T Merger"). In the AT&T Merger, TCI became a subsidiary of AT&T.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash Equivalents

     Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  (b) Trade and Other Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1997 and 1998 was not significant.

  (c) Property and Equipment

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1996, 1997 and 1998, interest capitalized was $1,005, $324 and $47, respectively.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  (d) Franchise Costs

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by Bresnan Communications Group Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

  (e) Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary based on an analysis of undiscounted cash flow, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  (f) Financial Instruments

     Bresnan Communications Group Systems has entered into fixed interest rate exchange agreements ("Interest Rate Swaps") which are used to manage interest rate risk arising from its financial liabilities. Such Interest Rate Swaps are accounted for as hedges; accordingly, amounts receivable or payable under the Interest Rate Swaps are recognized as adjustments to interest expense. Such instruments are not used for trading purposes.

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management has not completed its assessment of the impact of SFAS 133 on its combined results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

  (g) Income Taxes

     The majority of the net assets comprising the TCI Bresnan Systems and BCCLP were historically held in partnerships. In addition, BCG has been formed as a limited liability company, to be treated for tax purposes as a flow-through entity. Accordingly, no provision has been made for income tax expense or benefit in the accompanying combined financial statements as the earnings or losses of Bresnan Communications Group Systems will be reported in the respective tax returns of BCG's members (see note 5).

  (h) Revenue Recognition

     Cable revenue for customer fees, equipment rental, advertising, and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

  (i) Combined Statements of Cash Flows

     Except for acquisition transactions described in note 3, transactions effected through Parents' investment have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

  (j) Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In January 1997, affiliates of TCI acquired certain cable television assets located in or around the Saginaw, Michigan area which are included in the TCI Bresnan Systems. TCI's cost basis in such acquired assets has been allocated based on their respective fair values. Such allocation has been reflected in the accompanying combined financial statements as follows:

Cash........................................................  $ 1,179
Property and equipment......................................   10,786
Franchise costs.............................................   21,670
                                                              -------
  Parents' investment.......................................  $33,635
                                                              =======

     In addition in 1998, BCCLP acquired two cable systems which were accounted for under the purchase method. The purchase prices were allocated to the assets acquired in relation to their fair values as increases in property and equipment of $7,099 and franchise costs of $21,651.

     The results of operations of these cable television systems have been included in the accompanying combined statements of operations from their dates of acquisition. Pro forma information on the acquisitions has not been presented because the effects were not significant.

     During 1998, BCCLP also disposed of two cable systems for gross proceeds of $58,949, which resulted in gain on sale of cable television systems of $27,027. In connection with one of the dispositions, a third party intermediary received $47,199 of cash that is designated to be reinvested in certain identified assets for income tax purposes.

(4) DEBT

     Debt is summarized as follows:

                                                         1997        1998
                                                       --------    --------
Notes payable to banks(a)............................  $190,300    $209,000
Notes payable to partners(b).........................    22,100      22,100
Other debt...........................................     1,770       1,517
                                                       --------    --------
                                                       $214,170    $232,617
                                                       ========    ========

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

---------------
(a) The notes payable to banks represent borrowings under a $250,000 senior unsecured reducing revolving credit and term loan facility (the "Bank Facility") as documented in the loan agreement as amended and restated as of August 5, 1998. The Bank Facility calls for a current available commitment of $250,000 of which $209,000 is outstanding at December 31, 1998. The Bank Facility provides for two tranches, a revolving loan tranche of $175,000 (the "Revolving Loan Tranche") and a term loan tranche of $75,000 (the "Term Loan Tranche"). The Revolving Loan Tranche is available through March 30, 1999 and then requires quarterly payments/commitment reductions ranging from 2.5% to 7.5% of the principal through its maturity on March 31, 2005. The Term Loan Tranche, fully drawn at closing and maturing March 31, 2006, requires quarterly payments of .25% beginning March 31, 1999 through December 31, 2004, quarterly payments of 2.5% for the year ended December 31, 2005 and 84% of the principal at maturity. The Bank Facility provides for interest at varying rates based on two optional measures: 1) for the Revolving Loan Tranche, the prime rate plus .625% and/or the London Interbank Offered Rate ("LIBOR") plus 1.625% and 2) for the Term Loan Tranche, the prime rate plus 1.75% and/or LIBOR plus 2.75%. The Bank Facility has provisions for certain performance-based interest rate reductions which are available under either interest rate option. In addition, the Bank Facility allows for interest rate swap agreements.

    The rates applicable to balances outstanding at December 31, 1998 ranged from 6.815% to 8.000% Covenants of the Bank Facility require, among other conditions, the maintenance of certain earnings, cash flow and financial ratios and include certain limitations on additional investments, indebtedness, capital expenditures, asset sales, management fees and affiliate transactions. Commitment fees of .375% per annum are payable on the unused principal amounts of the available commitment under the Bank Facility, as well as an annual agency fee to a bank of $60. A guarantee in the amount of $3,000, has been provided by one of the BCCLP partners.

    Balances outstanding at December 31, 1998 are due as follows:

1999.............................................  $ 14,150
   2000..........................................    17,500
   2001..........................................    20,850
   2002..........................................    24,200
   2003 and thereafter...........................   132,300
                                                   --------
                                                   $209,000
                                                   ========

(b) The note payable to a partner is comprised of a $25,000 subordinated note of which $22,100 was outstanding at December 31, 1997 and 1998. The note, dated May 12, 1988, is junior and subordinate to the senior debt represented by the notes payable to banks. Interest is to be provided for at the prime rate (as defined) and is payable quarterly, to the extent allowed under the bank subordination agreement, or at the maturity date of the note, which is the earlier of April 30, 2001 or the first business day following the full repayment of the entire amount due under the notes payable to banks. Applicable interest rates at December 31, 1997 and 1998 were 8.25% and 7.75%, respectively. The note also provides for repayment at any time without penalty, subject to subordination restrictions.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     Bresnan Communications Group Systems has entered into Interest Rate Swaps to effectively fix or set a maximum interest rate on a portion of its floating rate long-term debt. Bresnan Communications Group Systems is exposed to credit loss in the event of nonperformance by the counterparties to the Interest Rate Swaps.

     At December 31, 1998, such Interest Rate Swaps effectively fixed or set maximum interest rates between 9.625% and 9.705% on an aggregate notional principal amount of $110,000, which rate would become effective upon the occurrence of certain events. The effect of the Interest Rate Swaps was to increase interest expense by $851, $460, and $19 for the years ended December 31, 1996, 1997 and 1998, respectively. The expiration dates of the Interest Rate Swaps ranges from August 25, 1999 to April 3, 2000. The difference between the fair market value and book value of long-term debt and the Interest Rate Swaps at December 31, 1997 and 1998 is not significant.

(5) INCOME TAXES

     Taxable earnings differ from those reported in the accompanying combined statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service. At December 31, 1998, the reported amounts of Bresnan Communications Group Systems' assets exceeded their respective tax bases by approximately $394 million.

(6) TRANSACTIONS WITH RELATED PARTIES

     Bresnan Communications Group Systems purchases, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $42,897, $48,588 and $58,562 for 1996, 1997 and 1998, respectively, and are included in programming expenses in the accompanying combined financial statements.

     Certain affiliates of the Partners provide administrative services to Bresnan Communications Group Systems and have assumed managerial responsibility of Bresnan Communications Group Systems cable television system operations and construction. As compensation for these services, Bresnan Communications Group Systems pays a monthly fee calculated pursuant to certain agreed upon formulas. Such charges totaled $11,746, $11,801 and $13,086 and have been included in selling, general and administrative expenses for years ended December 31, 1996, 1997 and 1998, respectively.

(7) COMMITMENTS AND CONTINGENCIES

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, Bresnan Communications Group Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

     Bresnan Communications Group Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, Bresnan Communications Group Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed by a customer, or the appropriate franchise authority, if such authority has been certified by the FCC to regulate rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain of Bresnan Communications Group Systems' individual systems have been named in purported class actions in various jurisdictions concerning late fee charges and practices. Certain of Bresnan Communications Group Systems' cable systems charge late fees to customers who do not pay their cable bills on time. Plaintiffs generally allege that the late fees charged by such cable systems are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to provide compensation for alleged excessive late fee charges for past periods. These cases are at various stages of the litigation process. Based upon the facts available, management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition or results of operations of Bresnan Communications Group Systems.

     BCCLP entered into three letters of intent with three different cable operators pursuant to which the BCCLP intends to sell a small cable television system in Michigan and acquire cable television systems in both Michigan and Minnesota. These transactions would result in a net cost to the BCCLP of approximately $63,000, $2,000 was deposited for the acquisition in Michigan. BCCLP expects to fund these transactions through the use of restricted cash, cash flow from operations and additional borrowings.

     Bresnan Communications Group Systems has other contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Bresnan Communications Group Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of the management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

     Bresnan Communications Group Systems leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $3,208, $3,221 and $2,833 in 1996, 1997 and 1998, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or similar properties.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     During 1998, TCI and BCCLP have continued enterprise-wide, comprehensive efforts to assess and remediate their respective computer systems and related software and equipment to ensure such systems, software and equipment will recognize, process and store information in the year 2000 and thereafter. Such year 2000 remediation efforts, which encompass the TCI Bresnan Systems and the Bresnan Entities, respectively, include an assessment of their most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. TCI and BCCLP also continued their efforts to verify the year 2000 readiness of their significant suppliers and vendors and continued to communicate with significant business partners' and affiliates to assess such partners and affiliates' year 2000 status.

     TCI and BCCLP have formed year 2000 program management teams to organize and manage their year 2000 remediation efforts. The program management teams are responsible for overseeing, coordinating and reporting on their respective year 2000 remediation efforts. Upon consummation of the TCI Transaction, assessment and remediation of year 2000 issues for the TCI Bresnan Systems became the responsibility of BCCLP.

     During 1998, the project management teams continued their surveys of significant third-party vendors and suppliers whose systems, services or products are important to their operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services). The year 2000 readiness of such providers is critical to continued provision of cable service.

     TCI and BCCLP have instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. TCI and BCCLP are also requiring testing to validate the year 2000 compliance of certain critical products and services.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the systems of Bresnan Communications Group Systems or the systems of other companies on which they rely will be converted in time, or that any such failure to convert by the Bresnan Communications Group Systems or other companies will not have a material adverse effect on the financial position, results of operations or cash flows of Bresnan Communications Group Systems.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER
HOLDINGS.

     The limited liability company agreement of Charter Holdings, entered into as of February 9, 1999, by Charter Investment, as the initial member, provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of Charter Holdings, shall be indemnified and held harmless by Charter Holdings to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person's conduct or activities on behalf of Charter Holdings. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of Charter Holdings and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

INDEMNIFICATION UNDER THE DELAWARE LIMITED LIABILITY COMPANY ACT.

     Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

INDEMNIFICATION UNDER THE BY-LAWS OF CHARTER CAPITAL.

     The by-laws of Charter Capital provide that Charter Capital, to the broadest and maximum extent permitted by applicable law, will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Charter Capital, or is or was serving at the request of Charter Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent that a director, officer, employee or agent of Charter Capital has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Expenses, including attorneys' fees, incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by Charter Capital in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors of Charter Capital, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer was not entitled to be indemnified by Charter Capital as authorized in the by-laws of Charter Capital. The indemnification and advancement of expenses provided by, or granted pursuant to, the by-laws of Charter Capital will not be deemed exclusive and are declared expressly to be non-exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW.

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

 1.1 Purchase Agreement, dated as of January 12, 2000 by and among Charter Communications Holdings, LLC, Charter
             Communications Capital Corporation and Goldman, Sachs & Co.,
             Chase Securities Inc., FleetBoston Robertson Stephens Inc.,
             Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan
             Stanley & Co. Incorporated, Morgan Stanley & Co.
             Incorporated, TD Securities (USA) Inc., First Union
             Securities, Inc., PNC Capital Markets, Inc. and SunTrust
             Equitable Securities Corporation

 2.1         Merger Agreement, dated March 31, 1999, by and between
             Charter Communications Holdings, LLC and Marcus Cable
             Holdings, LLC(1)
 2.2(a)      Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
             Communications, Inc. (now called Charter Investment,
             Inc.)(2)
 2.2(b)      Assignment of Membership Purchase Agreement, dated as of
             February 23, 1999, by and between Charter Communications,
             Inc. (now called Charter Investment, Inc.) and Charter
             Communications Entertainment II, LLC(2)
 2.3(a)      Asset Purchase Agreement, dated as of February 17, 1999,
             among Greater Media, Inc., Greater Media Cablevision, Inc.
             and Charter Communications, Inc. (now called Charter
             Investment, Inc.)(2)
 2.3(b)      Assignment of Asset Purchase Agreement, dated as of February
             23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
             Entertainment I, LLC(2)
 2.4         Purchase Agreement, dated as of February 23, 1999, by and
             among Charter Communications, Inc. (now called Charter
             Investment, Inc.), Charter Communications, LLC, Renaissance
             Media Holdings LLC and Renaissance Media Group LLC(2)
 2.5         Purchase Agreement, dated as of March 22, 1999, among
             Charter Communications, Inc. (now called Charter Investment,
             Inc.), Charter Communications, LLC, Charter Helicon, LLC,
             Helicon Partners I, L.P., Baum Investments, Inc. and the
             limited partners of Helicon Partners I, L.P.(2)
 2.6(a)      Asset and Stock Purchase Agreement, dated April 20, 1999,
             between Intermedia Partners of West Tennessee, L.P. and
             Charter Communications, LLC(1)
 2.6(b)      Stock Purchase Agreement, dated April 20, 1999, between TCID
             1P-V, Inc. and Charter Communications, LLC(1)
 2.6(c)      RMG Purchase Agreement, dated as of April 20, 1999, between
             Robin Media Group, Inc., InterMedia Partners of West
             Tennessee, L.P. and Charter RMG, LLC(1)
 2.6(d)      Asset Exchange Agreement, dated April 20, 1999, among
             InterMedia Partners Southeast, Charter Communications, LLC,
             Charter Communications Properties, LLC, and Marcus Cable
             Associates, L.L.C.(1)
 2.6(d)(i)   Amendment to Asset Exchange Agreement, made as of October 1,
             1999, by and among InterMedia Partners Southeast and Charter
             Communications, LLC, Charter Communications Properties, LLC
             and Marcus Cable Associates, L.L.C.(6)
 2.6(e)      Asset Exchange Agreement, dated April 20, 1999, among
             InterMedia Partners, a California Limited Partnership,
             Brenmor Cable Partners, L.P. and Robin Media Group, Inc.(1)
 2.6(f)      Common Agreement, dated April 20, 1999, between InterMedia
             Partners, InterMedia Partners Southeast, InterMedia Partners
             of West Tennessee, L.P., InterMedia Capital Partners IV,
             L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
             L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
             Communications Properties, LLC, Marcus Cable Associates,
             L.L.C. and Charter RMG, LLC(4)+
 2.7(a)      Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
             sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.)(1)
 2.7(b)      Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
             Charter Investment, Inc.)(2)
 2.7(c)      RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
             (now called Charter Investment, Inc.)(2)

 2.7(d)      Assignment of Purchase Agreement with InterLink
             Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
             Investment, Inc.) and Charter Communications Operating,
             LLC(2)
 2.7(e)      Assignment of Purchase Agreement with Rifkin Acquisition
             Partners L.L.L.P., dated as of June 30, 1999, by and between
             Charter Communications, Inc. (now called Charter Investment,
             Inc.) and Charter Communications Operating, LLC(2)
 2.7(f)      Assignment of RAP Indemnity Agreement, dated as of June 30,
             1999, by and between Charter Communications, Inc. (now
             called Charter Investment, Inc.) and Charter Communications
             Operating, LLC(2)
 2.7(g)      Amendment to the Purchase Agreement with InterLink
             Communications Partners, LLLP, dated June 29, 1999(5)
 2.7(h)      Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
             Communications Holding Company, LLC, Charter Communications,
             Inc., Paul G. Allen and the certain other individuals and
             entities listed on the signature pages thereto(6)
 2.7(i)      Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
             Communications Operating, LLC, Charter Communications
             Holding Company, LLC, Charter Communications, Inc. and Paul
             G. Allen, entered into as of November   , 1999.(7)
 2.8         Contribution and Sale Agreement dated as of December 30,
             1999, by and among Charter Communications Holding Company,
             LLC, CC VII Holdings, LLC and Charter Communications VII,
             LLC(8)
 2.9         Contribution and Sale Agreement dated as of December 30,
             1999, by and among Charter Communications Holding Company,
             LLC and Charter Communications Holdings, LLC(8)
 2.10(a)     Securities Purchase Agreement, dated May 13, 1999, by and
             between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
             Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
             and Charter Communications Holdings LLC and Charter
             Communications, Inc. (now called Charter Investment,
             Inc.)(9)
 2.10(b)     Assignment and Contribution Agreement, entered into as of
             October 11, 1999 by and between Charter Communications
             Holding Company, LLC and Charter Communications, Inc.(6)
 2.10(c)     Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
             Holdings LLC, Charter Communications Holding Company, LLC,
             Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
             Cable of Michigan Holdings, Inc. and Avalon Cable LLC(6)
 2.11(a)     Purchase and Contribution Agreement, dated as of May 26,
             1999, by and among Falcon Communications, L.P., Falcon
             Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
             Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
             Communications, Inc. (now called Charter Investment,
             Inc.)(10)
 2.11(b)     First Amendment to Purchase and Contribution Agreement,
             dated as of June 22, 1999, by and among Charter
             Communications, Inc., Charter Communications Holding
             Company, LLC, Falcon Communications, L.P., Falcon Holding
             Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
             Falcon Holding Group, Inc. and DHN Inc.(11)
 2.11(c)     Form of Second Amendment to Purchase And Contribution
             Agreement, dated as of             , 1999, by and among
             Charter Investment, Inc., Charter Communications Holding
             Company, LLC, Falcon Communications, L.P., Falcon Holding
             Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
             Inc. and DHN Inc.(7)

 2.11(d)       Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among
               Charter Communications, Inc., Falcon Communications L.P., Falcon Holdings Group, L.P., TCI Falcon
               Holdings, LLC, Falcon Cable Trust, Falcon Holding Group, Inc. and DHN Inc. (12)
 2.12(a)       Purchase Agreement, dated as of May 21, 1999, among Blackstone TWF Capital Partners, L.P., Blackstone
               TWF Capital Partners A L.P., Blackstone TWF Capital Partners B L.P., Blackstone TWF Family Investment
               Partnership, L.P., RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried Interest, Inc., RCF
               Indiana Management Corp, The Robert C. Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
               Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2 Master Limited Partnership, Cooney Cable
               Associates of Ohio, Limited Partnership, North Texas Cablevision, LTD., Post Cablevision of Texas,
               Limited Partnership, Spring Green Communications, L.P., Fanch-Narragansett CSI Limited Partnership,
               and Fanch Cablevision of Kansas General Partnership and Charter Communications, Inc. (now called
               Charter Investment, Inc.)(10)
 2.12(b)       Assignment of Purchase Agreement by and between Charter Investment, Inc. and Charter Communications
               Holding Company, LLC, effective as of September 21, 1999(6)
 2.13          Purchase and Contribution Agreement, entered into as of June 1999, by and among BCI (USA), LLC,
               William Bresnan, Blackstone BC Capital Partners L.P., Blackstone BC Offshore Capital Partners L.P.,
               Blackstone Family Investment Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan LLC and
               Charter Communications Holding Company, LLC (now called Charter Investment, Inc.)(10)
 3.1           Certificate of Formation of Charter Communications Holdings, LLC(1)
 3.2           Limited Liability Company Agreement of Charter Communications Holdings, LLC(1)
 3.3           Certificate of Incorporation of Charter Communications Holdings Capital Corporation(1)
 3.4           By-Laws of Charter Communications Holdings Capital Corporation(1)
 4.1(a)        Indenture relating to the 10.00% Senior notes due 2009, dated as of January 12, 2000 between Charter
               Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust
               and Savings Bank
 4.1(b)        Form of 10.00% Senior Note due 2010 (included in Exhibit No. 4.1(a))
 4.1(c)        Exchange and Registration Rights Agreement, dated January 12, 2000, by and among Charter
               Communications Holdings, LLC, Charter Communications Holdings Capital Corporation, Goldman, Sachs &
               Co., Chase Securities Inc., FleetBoston Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
               Smith Incorporated, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. Incorporated, TD
               Securities (USA) Inc., First Union Securities, Inc., PNC Capital Markets, Inc. and SunTrust Equitable
               Securities Corporation, relating to the 10.00% Senior Notes due 2009
 4.2(a)        Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter
               Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust
               and Savings Bank
 4.2(b)        Form of 10.25% Senior Note due 2010 (included in Exhibit No. 4.2(a))
 4.2(c)        Exchange and Registration Rights Agreement, dated January 12, 2000, by and among Charter
               Communications Holdings, LLC, Charter Communications Holdings Capital Corporation, Goldman, Sachs &
               Co., Chase Securities Inc., FleetBoston Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
               Smith Incorporated, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. Incorporated, TD
               Securities (USA) Inc., First Union Securities, Inc., PNC Capital Markets, Inc. and SunTrust Equitable
               Securities Corporation, relating to the 10.25% Senior Notes due 2010

 4.3(a)      Indenture relating to the 11.75% Senior Discount Notes due
             2010, dated as of January 12, 2000, among Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and Harris Trust and Savings
             Bank
 4.3(b)      Form of 11.75% Senior Discount Note due 2010 (included in
             Exhibit No. 4.3(a))
 4.3(c)      Exchange and Registration Rights Agreement, dated January
             12, 2000, by and among Charter Communications Holdings, LLC,
             Charter Communications Holdings Capital Corporation,
             Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
             Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
             Smith Incorporated, Morgan Stanley & Co. Incorporated, TD
             Securities (USA) Inc., First Union Securities, Inc., PNC
             Capital Markets, Inc. and SunTrust Equitable Securities
             Corporation, relating to the 11.75% Senior Discount Notes
             due 2010
 5.1         Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality
 8.1         Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters
10.1         Credit Agreement, dated as of March 18, 1999, between
             Charter Communications Operating, LLC, and certain lenders and agents named therein(1)
10.1(a)      First Amendment to Credit Agreement dated as of June 28,
             1999 between Charter Communications Operating, LLC, Charter
             Communications Holdings LLC and certain lenders and agents named therein
10.1(b)      Second Amendment to Credit Agreement dated as of December
             14, 1999 between Charter Communications Operating, LLC,
             Charter Communications Holdings LLC and certain lenders and agents named therein
10.2         Amended and Restated Management Agreement, dated March 17,
             1999, between Charter Communications Operating, LLC and
             Charter Communications, Inc. (now called Charter Investment,
             Inc.)(2)
10.2(a)      Form of Second Amended Management Agreement, dated as of
                            , 1999, by and among Charter Investment,
             Inc., Charter Communications, Inc. and Charter
             Communications Operating, LLC(6)
10.2(b)      Form of Mutual Services Agreement, dated as of
                            , 1999, by and between Charter
             Communications, Inc. and Charter Investment, Inc.(10)
10.2(c)      Form of Management Agreement, dated as of                ,
             1999, by and between Charter Communications Holding Company,
             LLC and Charter Communications, Inc.(6)
10.3         Consulting Agreement, dated as of March 10, 1999, by and
             between Vulcan Northwest Inc., Charter Communications, Inc.
             (now called Charter Investment, Inc.) and Charter
             Communications Holdings, LLC(2)
10.4         Charter Communications Holdings, LLC 1999 Option Plan(2)
10.4(a)      Form of Amendment No. 1 to the Charter Communications
             Holdings, LLC 1999 Option Plan(3)
10.5         Membership Interests Purchase Agreement, dated July 22,
             1999, by and between Charter Communications Holding Company,
             LLC and Paul G. Allen(5)
10.6         Employment Agreement, dated as of August 28, 1998, between
             Jerald L. Kent and Paul G. Allen(13)
10.9(a)      Option Agreement, dated as of February 9, 1999, between
             Jerald L. Kent and Charter Communications Holdings, LLC(5)
10.9(b)      Amendment to the Option Agreement, dated as of August 23,
             1999, between Jerald L. Kent and Charter Communications
             Holding Company, LLC(5)
10.9(c)      Form of Amendment to the Option Agreement, dated as of
                         , 1999, by and among Jerald L. Kent, Charter
             Communications Holding Company, LLC and Charter
             Communications, Inc.(3)

10.10        Letter Agreement, dated as of July 22, 1999 between Charter
             Communications Holding Company, LLC and Charter
             Communications Holdings, LLC(12)
10.11        Assignment of Employment Agreements, dated as of December
             23, 1998, between Paul G. Allen and Charter Communications,
             Inc. (now called Charter Investment, Inc.)(5)
10.12        Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
             Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
             Allen(5)
10.13        Assumption Agreement, dated as of May 25, 1999, by and
             between Charter Communications Holdings, LLC and Charter
             Communications Holding Company, LLC(5)
10.14        Form of Assignment and Assumption Agreement, dated as of
                            , 1999, by and between Charter Investment,
             Inc. and Charter Communications, Inc.(10)
10.15        Form of Registration Rights Agreement, dated as of
                           , 1999, by and among Charter Communications,
             Inc., Charter Investment, Inc., Vulcan Cable III Inc., Mr.
             Paul G. Allen, Mr. Jerald L. Kent, Mr. Howard L. Wood and
             Mr. Barry L. Babcock(6)
10.16        Form of Consulting Agreement, dated as of             ,
             1999, by and between Barry L. Babcock and Charter
             Communications, Inc.(3)
10.17        Form of Termination of Employment Agreement, dated as of
             October   , 1999, by and between Barry L. Babcock and
             Charter Investment, Inc., Charter Communications, Inc. and
             Charter Communications Holding Company, LLC(19)
10.18        Form of Consulting Agreement, dated as of             ,
             1999, by and between Howard L. Wood and Charter
             Communications, Inc.(3)
10.19        Form of Termination of Employment Agreement, dated as of
             October   , 1999, by and between Howard L. Wood and Charter
             Investment, Inc., Communications, Inc. and Charter
             Communications Holding Company, LLC.(3)
10.20(a)     Note Purchase and Exchange Agreement, dated as of October
             21, 1991, by and among Falcon Telecable, The Mutual Life
             Insurance Company and MONY Life Insurance Company(3)
10.20(b)     First Amendment to Note Purchase and Exchange Agreement,
             dated as of March 29, 1993, by and among Falcon Telecable,
             The Mutual Life Insurance Company of New York and MONY Life
             Insurance Company of America(3)
10.20(c)     Second Amendment to Note Purchase Agreement and Exchange
             Agreement, dated as of June 30, 1995, by and among Falcon
             Telecable, MONY Life Insurance Company of America and AUSA
             Life Insurance Company, Inc.(3)
10.20(d)     Third Amendment to Note Purchase and Exchange Agreement,
             dated as of December 28, 1995, by and among Falcon
             Telecable, AUSA Life Insurance Company, Inc. and MONY Life
             Insurance Company of America(3)
10.20(e)     Fourth Amendment to Note Purchase and Exchange Agreement,
             dated as of July 12, 1996, by and among Falcon Telecable,
             AUSA Life Insurance Company, Inc. and MONY Life Insurance
             Company of America(3)
10.20(f)     Note Purchase and Exchange Agreement Consent and Amendment
             Agreement, dated as of June 30, 1998, by and among Falcon
             Telecable, AUSA Life Insurance Company, Inc., by AUER & Co.,
             its nominee, and MONY Life Insurance Company of America, by
             J. ROMEO & Co., its nominee(3)
10.20(g)     Note Purchase and Exchange Agreement Amendment Agreement,
             dated as of September 30, 1998, by and among Falcon
             Telecable, AUER & Co. and J. ROMEO & Co.(3)
10.21        Letter Agreement, dated September 21, 1999, by and among
             Charter Communications, Inc., Charter Investment, Inc.,
             Charter Communications Holding Company, Inc. and Vulcan
             Ventures Inc.(6)

10.21(a) Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation and Harris Trust and Savings Bank(1)
10.21(b) Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation and Harris Trust and Savings Bank(1)
10.21(c)     Indenture relating to the 9.920% Senior Discount Notes due
             2011, dated as of March 17, 1999, among Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and Harris Trust and Savings
             Bank(1)
10.21(d) Indenture, dated as of April 9, 1998, by and among Renaissance Media (Louisiana) LLC, Renaissance Media
             (Tennessee) LLC, Renaissance Media Capital Corporation,
             Renaissance Media Group LLC and United States Trust Company of New York, as trustee(14)
10.21(e)     Indenture, dated January 15, 1996, by and among Rifkin
             Acquisition Partners, L.L.L.P., Rifkin Acquisition Capital
             Corp., as issuers, Cable Equities of Colorado Management
             Corp., FNI Management Corp., Cable Equities of Colorado,
             Ltd., Cable Equities, Inc. and Rifkin/ Tennessee, Ltd., as
             Subsidiary Guarantors, and Marine Midland Bank, as trustee(15)
10.22        Indenture, dated February 2, 1999, among Bresnan
             Communications Group LLC, Bresnan Capital Corporation and
             State Street Bank and Trust Company, as trustee, relating to the Issuers' $170,000,000 principal amount of 8% Senior
             Notes due 2009 and $275,000,000 aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2009(16)
10.23        Loan Agreement dated as of February 2, 1999 among Bresnan
             Telecommunications Company LLC, various lending institutions, Toronto Dominion (Texas), Inc., as the
             Administrative Agent for the Lenders, with TD Securities
             (USA) Inc., Chase Securities Inc., the Bank of Nova Scotia,
             BNY Capital Markets, Inc. and NationsBanc Montgomery
             Securities LLC, collectively, the Arranging Agents, Chase
             Securities Inc., as Syndication Agent, the Bank of Nova
             Scotia, the Bank of New York Company, Inc., and NationsBanc
             Montgomery Securities LLC, as Documentation Agents, and TD
             Securities (USA) Inc., and Chase Securities Inc., as Joint
             Book Managers and Joint Lead Arrangers(16)
10.24        Indenture, dated as of December 10, 1998 by and among Avalon
             Cable of Michigan, Inc., Avalon Cable of New England LLC and
             Avalon Cable Finance, Inc., as issuers and The Bank of New
             York, as trustee for the Notes(9)
10.25 Supplemental Indenture, dated as of March 26, 1999 by and among Avalon Cable of New England LLC, Avalon Cable Finance,
             Inc. and Avalon Cable of Michigan LLC as issuers, Avalon
             Cable of Michigan, Inc., as guarantor, and The Bank of New
             York, as trustee for the Notes(9)
10.26        Credit Agreement, dated as of November 15, 1999, among
             Avalon Cable LLC, CC Michigan, LLC, CC New England, LLC, several banks and other financial institutions or entities named therein, First Union National Bank and PNC Bank,
             National Association, as syndication agents, Bank of Montreal, Chicago Branch and Mercantile Bank National
             Association, as co-documentation agents, and Bank of Montreal, as administrative agent.(18)
10.26(a)     First Amendment to Credit Agreement, dated December 21,
             1999, by and among CC Michigan, LLC and CC New England, LLC as borrowers, CC V Holdings, LLC as guarantor and several banks and other financial institutions or entities named therein
10.27        Indenture, dated as of December 10, 1998 by and among Avalon
             Cable of Michigan Holdings, Inc., Avalon Cable LLC and
             Avalon Cable Holdings Finance, Inc., as issuers and The Bank of New York, as trustee for the Notes(20)

10.28          Supplemental Indenture, dated as of March 26, 1999 by and among Avalon Cable of Michigan Holdings,
               Inc., Avalon Cable LLC and Avalon Cable Holdings Finance, Inc., as issuers, Avalon Cable of Michigan,
               Inc., as guarantor, and The Bank of New York, as trustee for the Notes(19)
10.29          Indenture, dated as of March 29, 1993, by and among Falcon Holding Group, L.P. and United States
               Trust Company of New York (governing 11% Senior Subordinated Notes due 2003)(20)
10.30          Indenture, dated as of April 3, 1998, among Falcon Holding Group, L.P., Falcon Funding Corporation and United States Trust Company of New York, as trustee(21)
10.31          Supplemental Indenture, dated as of September 30, 1998, by and among Falcon Holding Group, L.P.,
               Falcon Funding Corporation, Falcon Communications, L.P. and United States Trust Company of New York,
               as trustee(22)
10.32(a)       Credit Agreement, dated as of June 30, 1998, among Falcon Cable Communications, LLC, certain guarantors and lenders named therein, BankBoston, N.A., as Documentation Agent, Toronto Dominion,
               Inc., as Administrative Agent, Bank of America, N.A. (formerly known as NationsBank, N.A.), as
               Syndication Agent, and The Chase Manhattan Bank, as Co-Syndication Agent(23)
10.32(b)       Amendment to Credit Agreement dated as of September 25, 1998 among the affiliates of Falcon Holding
               Group, L.P. named therein and Bank Boston, N.A., as Document Agent(22)
10.32(c)       Form of Credit Agreement, dated as of June 30, 1998, as Amended and Restated as of      , 1999, among
               Falcon Cable Communications, LLC, certain guarantors and lenders named therein, BankBoston, N.A., as
               Documentation Agent, Toronto Dominion, Inc., as Administrative Agent, Bank of America, N.A., as
               Syndication Agent, and The Chase Manhattan Bank, as Co-Syndication Agent(6)
10.33          Credit Agreement, dated as of November 12, 1999, among CC VI Holdings, LLC, CC VI Operating Company,
               LLC, several banks and other financial institutions or entities named therein, Citibank, N.A. and ABN
               Ambro Bank N.V., as documentation agents, Chase Securities Inc. and Banc of America Securities LLC,
               as syndication agents and Toronto Dominion (Texas), Inc., as administrative agents(17)
10.34          Second Supplemental Indenture, dated as of November 12, 1999, by and among CC VII Holdings, LLC,
               Falcon Funding Corp., Falcon Communications, L.P. and United States Trust Company of New York(24)
10.35          Form of Amended and Restated Limited Liability Company Agreement for Charter Communications Holding
               Company, LLC(6)
10.36          Letter Agreement, dated May 25, 1999, between Charter Communications, Inc. and Marc Nathanson
12.1           Predecessor of Charter Communications Holdings, LLC Ratio of Earnings to Fixed Charges Calculation(2)
12.2           Charter Communications Holdings, LLC, Ratio of Earnings to Fixed Charges(2)
21.1           Subsidiaries of Charter Communications Holdings, LLC and Charter Communications Capital Corporation
23.1           Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)
23.2           Consent of Arthur Andersen LLP
23.3           Consent of KPMG LLP
23.4           Consent of Ernst & Young LLP
23.5           Consent of Ernst & Young LLP
23.6           Consent of KPMG LLP

23.7         Consent of PricewaterhouseCoopers LLP
23.8         Consent of PricewaterhouseCoopers LLP
23.9         Consent of Ernst & Young LLP
23.10        Consent of PricewaterhouseCoopers LLP
23.11        Consent of PricewaterhouseCoopers LLP
23.12        Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13        Consent of PricewaterhouseCoopers LLP
23.14        Consent of Ernst & Young LLP
23.15        Consent of KPMG LLP
23.16        Consent of KPMG LLP
23.17        Consent of Ernst & Young LLP
23.18        Consent of Ernst & Young LLP
24.1         Power of Attorney (included in Part II to the Registration
             Statement on the signature page)
25.1         Statement of Eligibility of and Qualification (Form T-1) of
             Harris Trust and Savings Bank
27.1         Financial Data Schedule(25)
99.1         Form of Letter of Transmittal
99.2         Form of Notice of Guaranteed Delivery

---------------

   + Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

 (1) Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499).

 (2) Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499).

 (3) Incorporated by reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on 11/1/99 (File No. 333-83887).

 (4) Incorporated by reference to Amendment No. 3 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 2, 1999 (File No. 333-77499).

 (5) Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499).

 (6) Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on 10/18/99 (File No. 333-83887).

 (7) Incorporated by reference to Amendment No. 5 to the registration Statement on Form S-1 of Charter Communications, Inc. filed on 11/4/99 (File No. 333-83887).

 (8) Incorporated by reference to the report on Form 8-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 18, 2000 (File No. 333-77499).

 (9) Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable of Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of New England LLC and Avalon Cable Finance Inc. filed on May 28, 1999 (File No. 333-75453).

(10) Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on 9/28/99 (File No. 333-83887).

(11) Incorporated by reference to the quarterly report on Form 10-Q filed by Falcon Communications, L.P. and Falcon Funding Corporation on August 13, 1999 (File Nos. 333-60776 and 333-55755).

(12) Incorporated by reference to the report on Form 8-K of CC VII Holdings, LLC and Falcon Funding Corporation filed on November 26, 1999 (File No. 033-60776).

(13) Incorporated by reference to Amendment No. 5 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 10, 1999 (File No. 333-77499).

(14) Incorporated by reference to the registration statement on Forms S-4 and S-1 of Renaissance Media Group LLC, Renaissance Media (Tennessee) LLC, Renaissance Media (Louisiana) LLC and Renaissance Media Capital Corporation filed on June 12, 1998 (File No. 333-56679).

(15) Incorporated by reference to the registration statement on Form S-1 of Rifkin Acquisition Capital Corp. and Rifkin Acquisition Partners, L.L.L.P. filed on April 2, 1996 (File No. 333-3084).

(16) Incorporated by reference to the registration statement on Form S-4 of Bresnan Communications Group LLC and Bresnan Capital Corporation filed on May 3, 1999 (File No. 333-77637).

(17) Incorporated by reference to the report on Form 8-K of Charter Communications, Inc. filed on November 29, 1999 (File No. 333-83887).

(18) Incorporated by reference to the report on Form 8-K of Charter Communications, Inc. filed on November 29, 1999 (File No. 333-83887).

(19) Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable LLC, Avalon Cable Holdings Finance, Inc., Avalon Cable of Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc. filed on May 28, 1999 (File No. 333-75415).

(20) Incorporated by reference to the registration statement on Form S-4 of Falcon Holding Group, L.P. filed on April 18, 1993 (File No. 33-60776).

(21) Incorporated by reference to the registration statement on Form S-4 of Falcon Holding Group, L.P. and Falcon Funding Corporation filed on June 1, 1998 (File No. 333-55755).

(22) Incorporated by reference to the report on Form 8-K of Falcon Communications, L.P. and Falcon Funding Corporation filed on October 9, 1998 (File No. 33-60776).

(23) Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Falcon Holding Group, L.P. and Falcon Funding Corporation filed on July 17, 1998 (File No. 333-55755).

(24) Incorporated by reference to the current report on Form 8-K of Falcon Communications, L.P. and Falcon Funding Corporation filed on November 23, 1999 (File No. 333-60776).

(25) Incorporated by reference to the quarterly report on Form 10-Q filed by Charter Communications Holdings, LLC on November 15, 1999 (File No. 333-77499).

FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrants hereby undertake that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Charter Communications Holdings, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the 24th day of January, 2000.

                                   CHARTER COMMUNICATIONS HOLDINGS, LLC:
                                   a registrant

                                   By: CHARTER COMMUNICATIONS HOLDING
                                       COMPANY, LLC, its member

                                   By: CHARTER COMMUNICATIONS, INC., its member
                                       and manager, and the manager of Charter
                                       Communications Holdings, LLC

                                   By: /s/ CURTIS S. SHAW
                                      ------------------------------------------
                                       Name: Curtis S. Shaw
                                       Title:   Senior Vice President, General
                                                Counsel
                                                and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis S. Shaw his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                CAPACITY WITH CHARTER COMMUNICATIONS, INC.
                                                              THE MANAGER OF
                                                   CHARTER COMMUNICATIONS HOLDINGS, LLC
                                                            AND THE MANAGER OF
                                                          CHARTER COMMUNICATIONS
                                                           HOLDING COMPANY, LLC,
                                                            THE SOLE MEMBER OF
                SIGNATURE                          CHARTER COMMUNICATIONS HOLDINGS, LLC                DATE
                ---------                       ------------------------------------------             ----
/s/ WILLIAM D. SAVOY                        Director                                             January 24, 2000
------------------------------------------
William D. Savoy

/s/ JERALD L. KENT                          President, Chief Executive Officer and Director      January 24, 2000
------------------------------------------  (Principal Executive Officer)
Jerald L. Kent

                                                CAPACITY WITH CHARTER COMMUNICATIONS, INC.
                                                              THE MANAGER OF
                                                   CHARTER COMMUNICATIONS HOLDINGS, LLC
                                                            AND THE MANAGER OF
                                                          CHARTER COMMUNICATIONS
                                                           HOLDING COMPANY, LLC,
                                                            THE SOLE MEMBER OF
                SIGNATURE                          CHARTER COMMUNICATIONS HOLDINGS, LLC                DATE
                ---------                       ------------------------------------------             ----
/s/ NANCY B. PERETSMAN                      Director                                             January 24, 2000
------------------------------------------
Nancy B. Peretsman

/s/ MARC B. NATHANSON                       Director                                             January 24, 2000
------------------------------------------
Marc B. Nathanson

/s/ RONALD L. NELSON                        Director                                             January 24, 2000
------------------------------------------
Ronald L. Nelson

/s/ HOWARD L. WOOD                          Director                                             January 24, 2000
------------------------------------------
Howard L. Wood

/s/ KENT D. KALKWARF                        Senior Vice President and Chief Financial Officer    January 24, 2000
------------------------------------------  (Principal Financial Officer and Principal
Kent D. Kalkwarf                            Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Charter Communications Holdings Capital Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the 24th day of January, 2000.

                                      CHARTER COMMUNICATIONS HOLDINGS CAPITAL
                                      CORPORATION, a registrant

                                      By: /s/ CURTIS S. SHAW
                                         ---------------------------------------
                                          Name: Curtis S. Shaw
                                          Title:   Senior Vice President,
                                                   General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                    CAPACITY                            DATE
              ---------                                    --------                            ----
/s/ JERALD L. KENT                     President, Chief Executive Officer and Director   January 24, 2000
------------------------------------   (Principal Executive Officer)
Jerald L. Kent

/s/ KENT D. KALKWARF                   Senior Vice President and Chief Financial         January 24, 2000
------------------------------------   Officer (Principal Financial Officer and
Kent D. Kalkwarf                       Principal Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION
-------                           -----------
1.1       Purchase Agreement, dated as of January 12, 2000 by and
          among Charter Communications Holdings, LLC, Charter
          Communications Capital Corporation and Goldman, Sachs & Co.,
          Chase Securities Inc., FleetBoston Robertson Stephens Inc.,
          Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan
          Stanley & Co. Incorporated, Morgan Stanley & Co.
          Incorporated, TD Securities (USA) Inc., First Union
          Securities, Inc., PNC Capital Markets, Inc. and SunTrust
          Equitable Securities Corporation
2.1       Merger Agreement, dated March 31, 1999, by and between
          Charter Communications Holdings, LLC and Marcus Cable
          Holdings, LLC(1)
2.2(a)    Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
          Communications, Inc. (now called Charter Investment,
          Inc.)(2)
2.2(b)    Assignment of Membership Purchase Agreement, dated as of
          February 23, 1999, by and between Charter Communications,
          Inc. (now called Charter Investment, Inc.) and Charter
          Communications Entertainment II, LLC(2)
2.3(a)    Asset Purchase Agreement, dated as of February 17, 1999,
          among Greater Media, Inc., Greater Media Cablevision, Inc.
          and Charter Communications, Inc. (now called Charter
          Investment, Inc.)(2)
2.3(b)    Assignment of Asset Purchase Agreement, dated as of February
          23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
          Entertainment I, LLC(2)
2.4       Purchase Agreement, dated as of February 23, 1999, by and
          among Charter Communications, Inc. (now called Charter
          Investment, Inc.), Charter Communications, LLC, Renaissance
          Media Holdings LLC and Renaissance Media Group LLC(2)
2.5       Purchase Agreement, dated as of March 22, 1999, among
          Charter Communications, Inc. (now called Charter Investment,
          Inc.), Charter Communications, LLC, Charter Helicon, LLC,
          Helicon Partners I, L.P., Baum Investments, Inc. and the
          limited partners of Helicon Partners I, L.P.(2)
2.6(a)    Asset and Stock Purchase Agreement, dated April 20, 1999,
          between Intermedia Partners of West Tennessee, L.P. and
          Charter Communications, LLC(1)
2.6(b)    Stock Purchase Agreement, dated April 20, 1999, between TCID
          1P-V, Inc. and Charter Communications, LLC(1)
2.6(c)    RMG Purchase Agreement, dated as of April 20, 1999, between
          Robin Media Group, Inc., InterMedia Partners of West
          Tennessee, L.P. and Charter RMG, LLC(1)
2.6(d)    Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners Southeast, Charter Communications, LLC,
          Charter Communications Properties, LLC, and Marcus Cable
          Associates, L.L.C.(1)
2.6(d)(i) Amendment to Asset Exchange Agreement, made as of October 1,
          1999, by and among InterMedia Partners Southeast and Charter
          Communications, LLC, Charter Communications Properties, LLC
          and Marcus Cable Associates, L.L.C.(6)
2.6(e)    Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners, a California Limited Partnership,
          Brenmor Cable Partners, L.P. and Robin Media Group, Inc.(1)
 2.6(f)   Common Agreement, dated April 20, 1999, between InterMedia
          Partners, InterMedia Partners Southeast, InterMedia Partners
          of West Tennessee, L.P., InterMedia Capital Partners IV,
          L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
          L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
          Communications Properties, LLC, Marcus Cable Associates,
          L.L.C. and Charter RMG, LLC(4)+

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.7(a)   Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
          sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.)(1)
 2.7(b)   Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
          Charter Investment, Inc.)(2)
 2.7(c)   RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
          (now called Charter Investment, Inc.)(2)
 2.7(d)   Assignment of Purchase Agreement with InterLink
          Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
          Investment, Inc.) and Charter Communications Operating,
          LLC(2)
 2.7(e)   Assignment of Purchase Agreement with Rifkin Acquisition
          Partners L.L.L.P., dated as of June 30, 1999, by and between
          Charter Communications, Inc. (now called Charter Investment,
          Inc.) and Charter Communications Operating, LLC(2)
 2.7(f)   Assignment of RAP Indemnity Agreement, dated as of June 30,
          1999, by and between Charter Communications, Inc. (now
          called Charter Investment, Inc.) and Charter Communications
          Operating, LLC(2)
 2.7(g)   Amendment to the Purchase Agreement with InterLink
          Communications Partners, LLLP, dated June 29, 1999(5)
 2.7(h)   Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
          Communications Holding Company, LLC, Charter Communications,
          Inc., Paul G. Allen and the certain other individuals and
          entities listed on the signature pages thereto(6)
 2.7(i)   Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
          Communications Operating, LLC, Charter Communications
          Holding Company, LLC, Charter Communications, Inc. and Paul
          G. Allen, entered into as of November   , 1999.(7)
 2.8      Contribution and Sale Agreement dated as of December 30,
          1999, by and among Charter Communications Holding Company,
          LLC, CC VII Holdings, LLC and Charter Communications VII,
          LLC(8)
 2.9      Contribution and Sale Agreement dated as of December 30,
          1999, by and among Charter Communications Holding Company,
          LLC and Charter Communications Holdings, LLC(8)
 2.10(a)  Securities Purchase Agreement, dated May 13, 1999, by and between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
          Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
          and Charter Communications Holdings LLC and Charter
          Communications, Inc. (now called Charter Investment,
          Inc.)(9)
 2.10(b)  Assignment and Contribution Agreement, entered into as of
          October 11, 1999 by and between Charter Communications
          Holding Company, LLC and Charter Communications, Inc.(6)
 2.10(c)  Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
          Holdings LLC, Charter Communications Holding Company, LLC,
          Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
          Cable of Michigan Holdings, Inc. and Avalon Cable LLC(6)
 2.11(a)  Purchase and Contribution Agreement, dated as of May 26,
          1999, by and among Falcon Communications, L.P., Falcon
          Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
          Communications, Inc. (now called Charter Investment,
          Inc.)(10)

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.11(b)  First Amendment to Purchase and Contribution Agreement,
          dated as of June 22, 1999, by and among Charter
          Communications, Inc., Charter Communications Holding
          Company, LLC, Falcon Communications, L.P., Falcon Holding
          Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
          Falcon Holding Group, Inc. and DHN Inc.(11)
 2.11(c)  Form of Second Amendment to Purchase And Contribution
          Agreement, dated as of             , 1999, by and among
          Charter Investment, Inc., Charter Communications Holding
          Company, LLC, Falcon Communications, L.P., Falcon Holding
          Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
          Inc. and DHN Inc.(7)
 2.11(d)  Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
          Communications, Inc., Falcon Communications L.P., Falcon
          Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN Inc. (12)
 2.12(a)  Purchase Agreement, dated as of May 21, 1999, among
          Blackstone TWF Capital Partners, L.P., Blackstone TWF
          Capital Partners A L.P., Blackstone TWF Capital Partners B
          L.P., Blackstone TWF Family Investment Partnership, L.P.,
          RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
          Interest, Inc., RCF Indiana Management Corp, The Robert C.
          Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
          Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
          Master Limited Partnership, Cooney Cable Associates of Ohio,
          Limited Partnership, North Texas Cablevision, LTD., Post
          Cablevision of Texas, Limited Partnership, Spring Green
          Communications, L.P., Fanch-Narragansett CSI Limited
          Partnership, and Fanch Cablevision of Kansas General
          Partnership and Charter Communications, Inc. (now called
          Charter Investment, Inc.)(10)
 2.12(b)  Assignment of Purchase Agreement by and between Charter
          Investment, Inc. and Charter Communications Holding Company,
          LLC, effective as of September 21, 1999(6)
 2.13     Purchase and Contribution Agreement, entered into as of June
          1999, by and among BCI (USA), LLC, William Bresnan,
          Blackstone BC Capital Partners L.P., Blackstone BC Offshore
          Capital Partners L.P., Blackstone Family Investment
          Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
          LLC and Charter Communications Holding Company, LLC (now
          called Charter Investment, Inc.)(10)
 3.1      Certificate of Formation of Charter Communications Holdings,
          LLC(1)
 3.2      Limited Liability Company Agreement of Charter
          Communications Holdings, LLC(1)
 3.3      Certificate of Incorporation of Charter Communications
          Holdings Capital Corporation(1)
 3.4      By-Laws of Charter Communications Holdings Capital
          Corporation(1)
 4.1(a)   Indenture relating to the 10.00% Senior notes due 2009,
          dated as of January 12, 2000 between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank
 4.1(b)   Form of 10.00% Senior Note due 2010 (included in Exhibit No.
          4.1(a))
 4.1(c)   Exchange and Registration Rights Agreement, dated January
          12, 2000, by and among Charter Communications Holdings, LLC,
          Charter Communications Holdings Capital Corporation,
          Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
          Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
          Smith Incorporated, Morgan Stanley & Co. Incorporated,
          Morgan Stanley & Co. Incorporated, TD Securities (USA) Inc.,
          First Union Securities, Inc., PNC Capital Markets, Inc. and
          SunTrust Equitable Securities Corporation, relating to the
          10.00% Senior Notes due 2009
 4.2(a)   Indenture relating to the 10.25% Senior Notes due 2010,
          dated as of January 12, 2000, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank
 4.2(b)   Form of 10.25% Senior Note due 2010 (included in Exhibit No.
          4.2(a))

EXHIBIT                           DESCRIPTION
-------                           -----------
 4.2(c)   Exchange and Registration Rights Agreement, dated January
          12, 2000, by and among Charter Communications Holdings, LLC,
          Charter Communications Holdings Capital Corporation,
          Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
          Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
          Smith Incorporated, Morgan Stanley & Co. Incorporated,
          Morgan Stanley & Co. Incorporated, TD Securities (USA) Inc.,
          First Union Securities, Inc., PNC Capital Markets, Inc. and
          SunTrust Equitable Securities Corporation, relating to the
          10.25% Senior Notes due 2010
 4.3(a)   Indenture relating to the 11.75% Senior Discount Notes due
          2010, dated as of January 12, 2000, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank
 4.3(b)   Form of 11.75% Senior Discount Note due 2010 (included in
          Exhibit No. 4.3(a))
 4.3(c)   Exchange and Registration Rights Agreement, dated January
          12, 2000, by and among Charter Communications Holdings, LLC,
          Charter Communications Holdings Capital Corporation,
          Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
          Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
          Smith Incorporated, Morgan Stanley & Co. Incorporated, TD
          Securities (USA) Inc., First Union Securities, Inc., PNC
          Capital Markets, Inc. and SunTrust Equitable Securities
          Corporation, relating to the 11.75% Senior Discount Notes
          due 2010
 5.1      Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality
 8.1      Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters
10.1      Credit Agreement, dated as of March 18, 1999, between
          Charter Communications Operating, LLC, and certain lenders and agents named therein(1)
10.1(a)   First Amendment to Credit Agreement dated as of June 28,
          1999 between Charter Communications Operating, LLC, Charter
          Communications Holdings LLC and certain lenders and agents named therein
10.1(b)   Second Amendment to Credit Agreement dated as of December
          14, 1999 between Charter Communications Operating, LLC,
          Charter Communications Holdings LLC and certain lenders and agents named therein
10.2      Amended and Restated Management Agreement, dated March 17,
          1999, between Charter Communications Operating, LLC and
          Charter Communications, Inc. (now called Charter Investment,
          Inc.)(2)
10.2(a)   Form of Second Amended Management Agreement, dated as of
                         , 1999, by and among Charter Investment,
          Inc., Charter Communications, Inc. and Charter
          Communications Operating, LLC(6)
10.2(b)   Form of Mutual Services Agreement, dated as of
                         , 1999, by and between Charter
          Communications, Inc. and Charter Investment, Inc.(10)
10.2(c)   Form of Management Agreement, dated as of                ,
          1999, by and between Charter Communications Holding Company,
          LLC and Charter Communications, Inc.(6)
10.3      Consulting Agreement, dated as of March 10, 1999, by and
          between Vulcan Northwest Inc., Charter Communications, Inc.
          (now called Charter Investment, Inc.) and Charter
          Communications Holdings, LLC(2)
10.4      Charter Communications Holdings, LLC 1999 Option Plan(2)
10.4(a)   Form of Amendment No. 1 to the Charter Communications
          Holdings, LLC 1999 Option Plan(3)
10.5      Membership Interests Purchase Agreement, dated July 22,
          1999, by and between Charter Communications Holding Company,
          LLC and Paul G. Allen(5)

EXHIBIT                           DESCRIPTION
-------                           -----------
10.6      Employment Agreement, dated as of August 28, 1998, between
          Jerald L. Kent and Paul G. Allen(13)
10.9(a)   Option Agreement, dated as of February 9, 1999, between
          Jerald L. Kent and Charter Communications Holdings, LLC(5)
10.9(b)   Amendment to the Option Agreement, dated as of August 23,
          1999, between Jerald L. Kent and Charter Communications
          Holding Company, LLC(5)
10.9(c)   Form of Amendment to the Option Agreement, dated as of
                      , 1999, by and among Jerald L. Kent, Charter
          Communications Holding Company, LLC and Charter
          Communications, Inc.(3)
10.10     Letter Agreement, dated as of July 22, 1999 between Charter
          Communications Holding Company, LLC and Charter
          Communications Holdings, LLC(12)
10.11     Assignment of Employment Agreements, dated as of December
          23, 1998, between Paul G. Allen and Charter Communications,
          Inc. (now called Charter Investment, Inc.)(5)
10.12     Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
          Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
          Allen(5)
10.13     Assumption Agreement, dated as of May 25, 1999, by and
          between Charter Communications Holdings, LLC and Charter
          Communications Holding Company, LLC(5)
10.14     Form of Assignment and Assumption Agreement, dated as of
                         , 1999, by and between Charter Investment,
          Inc. and Charter Communications, Inc.(10)
10.15     Form of Registration Rights Agreement, dated as of
                        , 1999, by and among Charter Communications,
          Inc., Charter Investment, Inc., Vulcan Cable III Inc., Mr.
          Paul G. Allen, Mr. Jerald L. Kent, Mr. Howard L. Wood and
          Mr. Barry L. Babcock(6)
10.16     Form of Consulting Agreement, dated as of             ,
          1999, by and between Barry L. Babcock and Charter
          Communications, Inc.(3)
10.17     Form of Termination of Employment Agreement, dated as of
          October   , 1999, by and between Barry L. Babcock and
          Charter Investment, Inc., Charter Communications, Inc. and
          Charter Communications Holding Company, LLC(19)
10.18     Form of Consulting Agreement, dated as of             ,
          1999, by and between Howard L. Wood and Charter
          Communications, Inc.(3)
10.19     Form of Termination of Employment Agreement, dated as of
          October   , 1999, by and between Howard L. Wood and Charter
          Investment, Inc., Charter Communications, Inc. and Charter
          Communications Holding Company, LLC.(3)
10.20(a)  Note Purchase and Exchange Agreement, dated as of October
          21, 1991, by and among Falcon Telecable, The Mutual Life
          Insurance Company and MONY Life Insurance Company(3)
10.20(b)  First Amendment to Note Purchase and Exchange Agreement,
          dated as of March 29, 1993, by and among Falcon Telecable,
          The Mutual Life Insurance Company of New York and MONY Life
          Insurance Company of America(3)
10.20(c)  Second Amendment to Note Purchase Agreement and Exchange
          Agreement, dated as of June 30, 1995, by and among Falcon
          Telecable, MONY Life Insurance Company of America and AUSA
          Life Insurance Company, Inc.(3)
10.20(d)  Third Amendment to Note Purchase and Exchange Agreement,
          dated as of December 28, 1995, by and among Falcon
          Telecable, AUSA Life Insurance Company, Inc. and MONY Life
          Insurance Company of America(3)
10.20(e)  Fourth Amendment to Note Purchase and Exchange Agreement,
          dated as of July 12, 1996, by and among Falcon Telecable,
          AUSA Life Insurance Company, Inc. and MONY Life Insurance
          Company of America(3)

EXHIBIT                           DESCRIPTION
-------                           -----------
10.20(f)  Note Purchase and Exchange Agreement Consent and Amendment
          Agreement, dated as of June 30, 1998, by and among Falcon
          Telecable, AUSA Life Insurance Company, Inc., by AUER & Co.,
          its nominee, and MONY Life Insurance Company of America, by
          J. ROMEO & Co., its nominee(3)
10.20(g)  Note Purchase and Exchange Agreement Amendment Agreement,
          dated as of September 30, 1998, by and among Falcon
          Telecable, AUER & Co. and J. ROMEO & Co.(3)
10.21     Letter Agreement, dated September 21, 1999, by and among
          Charter Communications, Inc., Charter Investment, Inc.,
          Charter Communications Holding Company, Inc. and Vulcan
          Ventures Inc.(6)
10.21(a)  Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank(1)
10.21(b)  Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank(1)
10.21(c)  Indenture relating to the 9.920% Senior Discount Notes due
          2011, dated as of March 17, 1999, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank(1)
10.21(d)  Indenture, dated as of April 9, 1998, by and among
          Renaissance Media (Louisiana) LLC, Renaissance Media
          (Tennessee) LLC, Renaissance Media Capital Corporation,
          Renaissance Media Group LLC and United States Trust Company
          of New York, as trustee(14)
10.21(e)  Indenture, dated January 15, 1996, by and among Rifkin
          Acquisition Partners, L.L.L.P., Rifkin Acquisition Capital
          Corp., as issuers, Cable Equities of Colorado Management
          Corp., FNI Management Corp., Cable Equities of Colorado,
          Ltd., Cable Equities, Inc. and Rifkin/ Tennessee, Ltd., as
          Subsidiary Guarantors, and Marine Midland Bank, as
          trustee(15)
10.22     Indenture, dated February 2, 1999, among Bresnan
          Communications Group LLC, Bresnan Capital Corporation and
          State Street Bank and Trust Company, as trustee, relating to the Issuers' $170,000,000 principal amount of 8% Senior
          Notes due 2009 and $275,000,000 aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2009(16)
10.23     Loan Agreement dated as of February 2, 1999 among Bresnan
          Telecommunications Company LLC, various lending
          institutions, Toronto Dominion (Texas), Inc., as the
          Administrative Agent for the Lenders, with TD Securities
          (USA) Inc., Chase Securities Inc., the Bank of Nova Scotia,
          BNY Capital Markets, Inc. and NationsBanc Montgomery
          Securities LLC, collectively, the Arranging Agents, Chase
          Securities Inc., as Syndication Agent, the Bank of Nova
          Scotia, the Bank of New York Company, Inc., and NationsBanc
          Montgomery Securities LLC, as Documentation Agents, and TD
          Securities (USA) Inc., and Chase Securities Inc., as Joint
          Book Managers and Joint Lead Arrangers(16)
10.24     Indenture, dated as of December 10, 1998 by and among Avalon
          Cable of Michigan, Inc., Avalon Cable of New England LLC and
          Avalon Cable Finance, Inc., as issuers and The Bank of New
          York, as trustee for the Notes(9)
10.25     Supplemental Indenture, dated as of March 26, 1999 by and
          among Avalon Cable of New England LLC, Avalon Cable Finance,
          Inc. and Avalon Cable of Michigan LLC as issuers, Avalon
          Cable of Michigan, Inc., as guarantor, and The Bank of New
          York, as trustee for the Notes(9)
10.26     Credit Agreement, dated as of November 15, 1999, among
          Avalon Cable LLC, CC Michigan, LLC, CC New England, LLC,
          several banks and other financial institutions or entities named therein, First Union National Bank and PNC Bank,
          National Association, as syndication agents, Bank of
          Montreal, Chicago Branch and Mercantile Bank National
          Association, as co-documentation agents, and Bank of
          Montreal, as administrative agent.(18)

EXHIBIT                           DESCRIPTION
-------                           -----------
10.26(a)  First Amendment to Credit Agreement, dated December 21,
          1999, by and among CC Michigan, LLC and CC New England, LLC as borrowers, CCV Holdings, LLC as guarantor and several
          banks and other financial institutions or entities named
          therein
10.27     Indenture, dated as of December 10, 1998 by and among Avalon
          Cable of Michigan Holdings, Inc., Avalon Cable LLC and
          Avalon Cable Holdings Finance, Inc., as issuers and The Bank of New York, as trustee for the Notes(20)
10.28     Supplemental Indenture, dated as of March 26, 1999 by and
          among Avalon Cable of Michigan Holdings, Inc., Avalon Cable
          LLC and Avalon Cable Holdings Finance, Inc., as issuers,
          Avalon Cable of Michigan, Inc., as guarantor, and The Bank of New York, as trustee for the Notes(19)
10.29     Indenture, dated as of March 29, 1993, by and among Falcon
          Holding Group, L.P. and United States Trust Company of New
          York (governing 11% Senior Subordinated Notes due 2003)(20)
10.30     Indenture, dated as of April 3, 1998, among Falcon Holding
          Group, L.P., Falcon Funding Corporation and United States
          Trust Company of New York, as trustee(21)
10.31     Supplemental Indenture, dated as of September 30, 1998, by and among Falcon Holding Group, L.P., Falcon Funding
          Corporation, Falcon Communications, L.P. and United States
          Trust Company of New York, as trustee(22)
10.32(a)  Credit Agreement, dated as of June 30, 1998, among Falcon
          Cable Communications, LLC, certain guarantors and lenders
          named therein, BankBoston, N.A., as Documentation Agent,
          Toronto Dominion, Inc., as Administrative Agent, Bank of
          America, N.A. (formerly known as NationsBank, N.A.), as
          Syndication Agent, and The Chase Manhattan Bank, as Co-
          Syndication Agent(23)
10.32(b)  Amendment to Credit Agreement dated as of September 25, 1998 among the affiliates of Falcon Holding Group, L.P. named
          therein and Bank Boston, N.A., as Document Agent(22)
10.32(c)  Form of Credit Agreement, dated as of June 30, 1998, as
          Amended and Restated as of      , 1999, among Falcon Cable
          Communications, LLC, certain guarantors and lenders named
          therein, BankBoston, N.A., as Documentation Agent, Toronto
          Dominion, Inc., as Administrative Agent, Bank of America,
          N.A., as Syndication Agent, and The Chase Manhattan Bank, as
          Co-Syndication Agent(6)
10.33     Credit Agreement, dated as of November 12, 1999, among CC VI
          Holdings, LLC, CC VI Operating Company, LLC, several banks and other financial institutions or entities named therein,
          Citibank, N.A. and ABN Ambro Bank N.V., as documentation
          agents, Chase Securities Inc. and Banc of America Securities
          LLC, as syndication agents and Toronto Dominion (Texas),
          Inc., as administrative agents.(17)
10.34     Second Supplemental Indenture, dated as of November 12,
          1999, by and among CC VII Holdings, LLC, Falcon Funding
          Corp., Falcon Communications, L.P. and United States Trust
          Company of New York(24)
10.35     Form of Amended and Restated Limited Liability Company
          Agreement for Charter Communications Holding Company, LLC(6)
10.36     Letter Agreement, dated May 25, 1999, between Charter
          Communications, Inc. and Marc Nathanson
12.1      Predecessor of Charter Communications Holdings, LLC Ratio of
          Earnings to Fixed Charges Calculation(2)
12.2      Charter Communications Holdings, LLC, Ratio of Earnings to
          Fixed Charges(2)
21.1      Subsidiaries of Charter Communications Holdings, LLC and
          Charter Communications Capital Corporation

EXHIBIT                           DESCRIPTION
-------                           -----------
23.1      Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)
23.2      Consent of Arthur Andersen LLP
23.3      Consent of KPMG LLP
23.4      Consent of Ernst & Young LLP
23.5      Consent of Ernst & Young LLP
23.6      Consent of KPMG LLP
23.7      Consent of PricewaterhouseCoopers LLP
23.8      Consent of PricewaterhouseCoopers LLP
23.9      Consent of Ernst & Young LLP
23.10     Consent of PricewaterhouseCoopers LLP
23.11     Consent of PricewaterhouseCoopers LLP
23.12     Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13     Consent of PricewaterhouseCoopers LLP
23.14     Consent of Ernst & Young LLP
23.15     Consent of KPMG LLP
23.16     Consent of KPMG LLP
23.17     Consent of Ernst & Young LLP
23.18     Consent of Ernst & Young LLP
24.1      Power of Attorney (included in Part II to the Registration
          Statement on the signature page)
25.1      Statement of Eligibility of and Qualification (Form T-1) of
          Harris Trust and Savings Bank
27.1      Financial Data Schedule(25)
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery

---------------

   + Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

 (1) Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499).

 (2) Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499).

 (3) Incorporated by reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on 11/1/99 (File No. 333-83887).

 (4) Incorporated by reference to Amendment No. 3 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 2, 1999 (File No. 333-77499).

 (5) Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499).

 (6) Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on 10/18/99 (File No. 333-83887).

 (7) Incorporated by reference to Amendment No. 5 to the registration Statement on Form S-1 of Charter Communications, Inc. filed on 11/4/99 (File No. 333-83887).

 (8) Incorporated by reference to the report on Form 8-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 18, 2000 (File No. 333-77499).

 (9) Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable of Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of New England LLC and Avalon Cable Finance Inc. filed on May 28, 1999 (File No. 333-75453).

(10) Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on 9/28/99 (File No. 333-83887).

(11) Incorporated by reference to the quarterly report on Form 10-Q filed by Falcon Communications, L.P. and Falcon Funding Corporation on August 13, 1999 (File Nos. 333-60776 and 333-55755).

(12) Incorporated by reference to the report on Form 8-K of CC VII Holdings, LLC and Falcon Funding Corporation filed on November 26, 1999 (File No. 033-60776).

(13) Incorporated by reference to Amendment No. 5 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 10, 1999 (File No. 333-77499).

(14) Incorporated by reference to the registration statement on Forms S-4 and S-1 of Renaissance Media Group LLC, Renaissance Media (Tennessee) LLC, Renaissance Media (Louisiana) LLC and Renaissance Media Capital Corporation filed on June 12, 1998 (File No. 333-56679).

(15) Incorporated by reference to the registration statement on Form S-1 of Rifkin Acquisition Capital Corp. and Rifkin Acquisition Partners, L.L.L.P. filed on April 2, 1996 (File No. 333-3084).

(16) Incorporated by reference to the registration statement on Form S-4 of Bresnan Communications Group LLC and Bresnan Capital Corporation filed on May 3, 1999 (File No. 333-77637).

(17) Incorporated by reference to the report on Form 8-K of Charter Communications, Inc. filed on November 29, 1999 (File No. 333-83887).

(18) Incorporated by reference to the report on Form 8-K of Charter Communications, Inc. filed on November 29, 1999 (File No. 333-83887).

(19) Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable LLC, Avalon Cable Holdings Finance, Inc., Avalon Cable of Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc. filed on May 28, 1999 (File No. 333-75415).

(20) Incorporated by reference to the registration statement on Form S-4 of Falcon Holding Group, L.P. filed on April 18, 1993 (File No. 33-60776).

(21) Incorporated by reference to the registration statement on Form S-4 of Falcon Holding Group, L.P. and Falcon Funding Corporation filed on June 1, 1998 (File No. 333-55755).

(22) Incorporated by reference to the report on Form 8-K of Falcon Communications, L.P. and Falcon Funding Corporation filed on October 9, 1998 (File No. 33-60776).

(23) Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Falcon Holding Group, L.P. and Falcon Funding Corporation filed on July 17, 1998 (File No. 333-55755).

(24) Incorporated by reference to the current report on Form 8-K of Falcon Communications, L.P. and Falcon Funding corporation file on November 23, 1999 (File No. 333-60776).

(25) Incorporated by reference to the quarterly report on Form 10-Q filed by Charter Communications Holdings, LLC on November 15, 1999 (File No. 333-77499)